As filed with the Securities and Exchange Commission on August 31, 2016

No. 333-212795

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMSTOCK RESOURCES, INC.

Additional Registrants Listed on Schedule A Hereto (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	94-1667468 (I.R.S. Employer Identification No.)

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

(972) 668-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Jay Allison

Chairman of the Board of Directors and Chief Executive Officer

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

(972) 668-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jack E. Jacobsen Locke Lord LLP 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 (214) 740-8000	Doug Rayburn Baker Botts L.L.P. 2001 Ross Avenue, Suite 600 Dallas, Texas 75201 (214) 953-6500

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting Company	☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

Comstock Oil & Gas, LP	NV	5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034	1311	75-2272352

Comstock Oil & Gas-Louisiana, LLC	NV	5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034	1311	26-0012430

Comstock Oil & Gas GP, LLC	NV	5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034	1311	(not applicable)

Comstock Oil & Gas Investments, LLC	NV	5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034	1311	90-0155903

Comstock Oil & Gas Holdings, Inc.	NV	5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034	1311	75-2968982

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion, Dated August 31, 2016

Prospectus

Comstock Resources, Inc.

OFFER TO EXCHANGE AND CONSENT SOLICITATION

Senior Secured Toggle Notes due 2020 and

Warrants For Shares of Common Stock

for

Any and All 10% Senior Secured Notes due 2020

(CUSIP Nos. 205768 AK0 and U2038J AC1)

and

7 3⁄4% Convertible Secured PIK Notes due 2019

for

Any and All 7 3⁄4% Senior Notes due 2019

(CUSIP No. 205768 AH7)

and

9 1⁄2% Convertible Secured PIK Notes due 2020

for

Any and All 9 1⁄2% Senior Notes due 2020

(CUSIP No. 205768 AJ3)

In accordance with the terms and subject to the conditions set forth in this prospectus and related letter of transmittal, as each may be amended from time to time, Comstock Resources, Inc. is offering to exchange (collectively, the “Exchange Offer”) (a) its Senior Secured Toggle Notes due 2020 (the “New Senior Secured Notes”) and warrants exercisable for shares of common stock for any and all outstanding 10% Senior Secured Notes due 2020 (the “Old Senior Secured Notes”), (b) its 7 3⁄4% Convertible Secured PIK Notes due 2019 (the “New 2019 Convertible Notes”) for any and all outstanding 7 3⁄4% Senior Notes due 2019 (the “Old 2019 Notes”) and (c) its 9 1⁄2% Convertible Secured PIK Notes due 2020 (the “New 2020 Convertible Notes” and together with the New Senior Secured Notes and the New 2019 Convertible Notes, the “new notes”) for any and all outstanding 9 1⁄2% Senior Notes due 2020 (the “Old 2020 Notes” and together with the Old Senior Secured Notes and the Old 2019 Notes, the “old notes”). See the “Summary Offering Table.” The New 2019 Convertible Notes and the New 2020 Convertible Notes are collectively referred to herein as the “New Convertible Notes.”

THE EXCHANGE OFFER AND THE CONSENT SOLICITATION (AS DEFINED BELOW) WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 2, 2016, UNLESS EXTENDED OR EARLIER TERMINATED BY US WITH RESPECT TO ANY OR ALL SERIES (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TO BE ELIGIBLE TO RECEIVE THE APPLICABLE EARLY EXCHANGE CONSIDERATION (AS DEFINED HEREIN), ELIGIBLE HOLDERS MUST TENDER THEIR OLD NOTES (AS DEFINED HEREIN) AT OR PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 2, 2016 UNLESS EXTENDED (SUCH TIME AND DATE WITH RESPECT TO AN EXCHANGE OFFER AND CONSENT SOLICITATION, AS IT MAY BE EXTENDED FOR SUCH EXCHANGE OFFER, THE “EARLY TENDER DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME BEFORE 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 2, 2016 (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DEADLINE”).

IF YOU ELECT NOT TO PARTICIPATE IN THE EXCHANGE OFFER AND COMSTOCK SUBSEQUENTLY FILES FOR BANKRUPTCY, YOUR NOTES MAY BE WORTHLESS BECAUSE THEY WILL RANK JUNIOR TO ALL OF THE NEW NOTES.

Subject to the tender acceptance procedures described herein: (i) for each $1,000 principal amount of old notes tendered at or prior to the Early Tender Date, accepted for exchange and not validly withdrawn, holders of old notes will be eligible to receive the applicable early exchange consideration set forth in the table on page ii of this prospectus (the “Early Exchange Consideration”); and (ii) for each $1,000 principal amount of old notes tendered after the Early Tender Date and prior to the Expiration Date and accepted for exchange, holders of old notes will be eligible to receive the applicable late exchange consideration set forth in such table (the “Late Exchange Consideration”). The Early Tender Date and the Expiration Date are currently the same. Accordingly, all holders whose old notes are tendered and not validly withdrawn prior to the Expiration Date will receive the applicable Early Exchange Consideration. However, if we extend the Expiration Date past the Early Tender Date, holders whose old notes are tendered and not validly withdrawn prior to the Expiration Date but after the Early Tender Date will receive the applicable Late Exchange Consideration.

Payment of accrued and unpaid interest on the old notes will be made in cash on the date on which the Exchange Offer is completed (the “Closing Date”).

The New Senior Secured Notes will bear interest at a rate of 10.0% per annum, if we elect to pay interest in cash, or 12 1⁄4% per annum, if we elect to pay interest in kind, in each case payable semi-annually, but no more than $75.0 million of cash interest may be replaced by the payment in kind of the New Senior Secured Notes. As a result, we may issue up to approximately $91.9 million of New Senior Secured Notes as payment of interest in kind. The New Senior Secured Notes will mature on March 15, 2020. See “Description of New Senior Secured Notes.”

The New 2019 Convertible Notes will bear interest at a rate of 7 3⁄4% per annum, payable semi-annually. Interest will be paid only by the issuance of additional New 2019 Convertible Notes. The New 2019 Convertible Notes will mature on April 1, 2019 and will be convertible at the option of the holders, and in certain instances mandatorily convertible, in each case into shares of our common stock, subject to certain circumstances. See “Description of New Convertible Notes.”

The New 2020 Convertible Notes will bear interest at a rate of 9 1⁄2% per annum, payable semi-annually. Interest will be paid only by the issuance of additional New 2020 Convertible Notes. The New 2020 Convertible Notes will mature on June 15, 2020 and will be convertible at the option of the holders, and in certain instances mandatorily convertible, in each case into shares of our common stock, subject to certain circumstances. See “Description of New Convertible Notes.”

The new notes will be guaranteed on a senior basis by all of our current and certain of our future subsidiaries (the “Guarantors”). Other than with respect to the payment of interest on the New 2019 Convertible Notes and New 2020 Convertible Notes in kind, the provisions relating to the second priority liens on the collateral, the provisions regarding the conversion of such notes into our common stock, a prohibition with respect to the New 2019 Convertible Notes and the New 2020 Convertible Notes on incurring any liens securing indebtedness other than permitted liens and the addition of permitted investments in unrestricted subsidiaries and joint ventures in an amount not to exceed $25 million, the restrictive covenants in the respective indentures governing the New 2019 Convertible Notes and the New 2020 Convertible Notes will be substantially similar to the covenants in the indenture governing the Old 2020 Notes. Other than with respect to our ability to pay up to $75.0 million of cash interest by issuing New Senior Secured Notes in kind, the restrictive covenants in the indenture governing the New Senior Secured Notes will be substantially similar to the covenants in the indenture governing the Old Senior Secured Notes. For a more detailed description of the new notes, see “Description of New Senior Secured Notes” and “Description of New Convertible Notes.”

Concurrently with this Exchange Offer, we are also soliciting consents (the “Consent Solicitation”) from holders for certain amendments to the indentures governing the old notes to eliminate or amend certain of the restrictive covenants, release the collateral securing the Old Senior Secured Notes and modify various other provisions contained in the existing indentures (collectively, the “Proposed Amendments”). We refer to the Exchange Offer and the Consent Solicitation collectively in this prospectus as the Exchange Offer. See “Proposed Amendments to Existing Indentures and Old Notes.”

It is a condition to the consummation of this Exchange Offer, among other things, that (i) (x) holders of not less than 67% in aggregate principal amount of the Old Senior Secured Notes having validly tendered (and not validly withdrawn) their old notes in the Exchange Offer and (y) holders of not less than 90% in total aggregate principal amount of the Old 2019 Notes and Old 2020 Notes (on a combined basis) having validly tendered (and not validly withdrawn) their old notes in the Exchange Offer (collectively, the “Minimum Condition”), (ii) consents with respect to more than 50% of the aggregate principal amount of each series of the old notes approving the Proposed Amendments (other than the consent regarding a release of the collateral with respect to the Old Senior Secured Notes, which requires the consent of at least 66 2⁄3% of the aggregate principal amount of the Old Senior

Secured Notes) are delivered and not revoked prior to the Expiration Date in connection with the consent solicitation described below and (iii) the Exchange Offer is completed by September 15, 2016. With respect to the condition described in clause (ii) of the preceding sentence, since the Minimum Condition threshold is greater than the threshold required to approve the Proposed Amendments and because consents to the Proposed Amendments are required if holders tender their old notes, the minimum threshold for the consents will automatically be achieved if the Minimum Condition is satisfied.

Our common stock is listed on the New York Stock Exchange (NYSE) under the symbol “CRK.” There is no market for the new notes or warrants and we do not intend to list the new notes or warrants on the NYSE or any national or regional securities exchange.

If we are unable to complete the Exchange Offer and Consent Solicitation and address our near term liquidity needs, we will consider other restructuring alternatives available to us at that time. Those alternatives include seeking asset dispositions, joint ventures, additional debt and relief under the U.S. Bankruptcy Code, all of which involve uncertainties, potential delays and other risks.

You should carefully consider the risks set forth under “Risk Factors” beginning on page 21 of this prospectus before you decide whether to participate in the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES BEING OFFERED IN EXCHANGE FOR OUR OLD NOTES OR THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dealer Manager

BofA Merrill Lynch

The date of this prospectus is August 31, 2016.

IMPORTANT DATES	vii

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER	viii

PROSPECTUS SUMMARY	1

i

SUMMARY OFFERING TABLE

This summary offering table indicates the new notes and warrants, as the case may be, to be offered in the Exchange Offer. For the purposes of this prospectus, the term “exchange consideration” refers to the new notes and in certain cases warrants being offered to holders of the old notes.

Title of Old Notes to be Tendered	Aggregate Principal Amount Outstanding(1)	Early Exchange Consideration per $1,000 Principal Amount of Old Notes if Tendered and Not Withdrawn Prior to Early Tender Date(2)(3)(4)(5)	Late Exchange Consideration per $1,000 Principal Amount of Old Notes if Tendered After the Early Tender Date and Not Withdrawn Prior to the Expiration Date(2)(3)(4)(5)
10% Senior Secured Notes due 2020	$ 700,000,000	$1,000 principal amount of Senior Secured Toggle Notes due 2020 and warrants exercisable for 2.75 shares of common stock of the Company	$950 principal amount of Senior Secured Toggle Notes due 2020 and warrants exercisable for 2.75 shares of common stock of the Company

7 3⁄4% Senior Notes due 2019	$ 288,516,000	$1,000 principal amount of 7 3⁄4% Convertible Secured PIK Notes due 2019	$950 principal amount of 7 3⁄4% Convertible Secured PIK Notes due 2019

9 1⁄2% Senior Notes due 2020	$ 174,607,000	$1,000 principal amount of 9 1⁄2% Convertible Secured PIK Notes due 2020	$950 principal amount of 9 1⁄2% Convertible Secured PIK Notes due 2020

(1)	The outstanding principal amount reflects the aggregate principal amount outstanding as of August 29, 2016.

(2)	Any accrued and unpaid interest on the old notes through the closing date of the Exchange Offer will be paid in cash.

(3)

Subject to certain conditions, the New 2019 Convertible Notes and New 2020 Convertible Notes will be convertible into shares of common stock. The warrants issued in connection with the New Senior Secured Notes will be exercisable for shares of common stock at an exercise price of $0.01 per share. See “Description of New Senior Secured Notes,” “Description of New Convertible Notes” and “Description of Warrants.”

(4)	The share and per share data reflects the one-for-five (1:5) reverse stock split that became effective on July 29, 2016.

(5)

The Early Tender Date and the Expiration Date are currently the same. Accordingly, all holders whose old notes are tendered and not validly withdrawn prior to the Expiration Date will receive the applicable Early Exchange Consideration. However, if we extend the Expiration Date past the Early Tender Date, holders whose old notes are tendered and not validly withdrawn prior to the Expiration Date but after the Early Tender Date will receive the applicable Late Exchange Consideration.

NONE OF THE COMPANY, ITS SUBSIDIARIES, THE COMPANY’S BOARD OF DIRECTORS, THE TRUSTEE NOR THE INFORMATION AND EXCHANGE AGENT HAS MADE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR OLD NOTES FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE ANY OLD NOTES PURSUANT TO THE EXCHANGE OFFER, AND, IF YOU WISH TO EXCHANGE OLD NOTES, THE PRINCIPAL AMOUNT OF OLD NOTES TO TENDER.

This prospectus does not constitute an offer to participate in the Exchange Offer to any person in any jurisdiction where it is unlawful to make such an offer or solicitations. The Exchange Offer is being made on the basis of this prospectus and is subject to the terms described herein and those that may be set forth in any amendment or supplement thereto or incorporated by reference herein. Any decision to participate in the Exchange Offer should be based on the information contained in this prospectus or any amendment or supplement thereto or specifically incorporated by reference herein. In making an investment decision or decisions, prospective investors must rely on their own examination of us and the terms of the Exchange Offer and the securities being offered and the terms of the amendments being sought, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offer under applicable legal investment or similar laws or regulations.

Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Exchange Offer or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for participation in the Exchange Offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor any of our respective representatives shall have any responsibility therefor.

No action with respect to the offer of exchange consideration has been or will be taken in any jurisdiction (except the United States) that would permit a public offering of the offered securities, or the possession, circulation or distribution of this prospectus or any material relating to the Company or the offered securities where action for that purpose is required. Accordingly, the offered securities may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with the Exchange Offer may be distributed or published, in or from any such jurisdiction, except in compliance with any applicable rules or regulations of any such jurisdiction.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to prospective investors upon request to us at the address and telephone number set forth in “Prospectus Summary—Corporate Information.”

This prospectus, including the documents incorporated by reference herein, and the related letters of transmittal contain important information that should be read before any decision is made with respect to participating in the Exchange Offer.

The delivery of this prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Company or affiliates since the date hereof.

We are responsible only for the information contained in or incorporated by reference into this prospectus. No one has been authorized to give any information or to make any representations with respect to the matters described in this prospectus and the related letter(s) of transmittal, other than those contained in this prospectus and the related letter(s) of transmittal. If given or made, such information or representation may not be relied upon as having been authorized by us.

This prospectus incorporates important business and financial information about the Company that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request to the Company, which may be made in writing or by phone to the following address or telephone number: 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Tel. (972) 668-8800, Attention: Corporate Secretary. To obtain timely delivery of such information, security holders must request such information no later than August 31, 2016.

In making a decision in connection with the Exchange Offer, you must rely on your own examination of our business and the terms of the Exchange Offer, including the merits and risks involved. You should not construe the contents of this prospectus as providing any legal, business, financial or tax advice. You should consult with your own legal, business, financial and tax advisors with respect to any such matters concerning this prospectus and the Exchange Offer and Consent Solicitation contemplated hereby.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including the documents incorporated by reference herein and our public releases, include certain forward-looking statements. These forward-looking statements are identified by their use of terms such as “expect,” “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe” and similar terms. All statements, other than statements of historical facts, included in this prospectus, are forward-looking statements, including statements regarding:

•	amount and timing of future production of oil and natural gas;

•	the availability of exploration and development opportunities;

•	amount, nature and timing of capital expenditures;

•	the number of anticipated wells to be drilled after the date hereof;

•	our financial or operating results;

•	our cash flow and anticipated liquidity;

•	operating costs, including lease operating expenses, administrative costs and other expenses;

•	finding and development costs;

•	our business strategy; and

•	other plans and objectives for future operations.

Any or all of our forward-looking statements in this prospectus may turn out to be incorrect. They can be affected by a number of factors, including, among others:

•	the risks described in “Risk Factors” and elsewhere in this prospectus;

•	the volatility of prices and supply of, and demand for, oil and natural gas;

•	the timing and success of our drilling activities;

•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

•	our ability to successfully identify, execute, or integrate future acquisitions effectively;

•	the usual hazards associated with the oil and natural gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

•	our ability to effectively market our oil and natural gas;

•	the availability of rigs, equipment, supplies and personnel;

•	our ability to discover or acquire additional reserves;

•	our ability to satisfy future capital requirements;

•	changes in regulatory requirements, including those relating to environmental matters, permitting or other aspects of our operations;

•	general economic conditions, status of the financial markets and competitive conditions;

•

the adequacy and availability of capital resources, credit and liquidity, including, but not limited to, access to additional borrowing capacity and our inability to generate sufficient cash flow from operations to fund our capital expenditures and meet working capital needs;

•	the willingness and ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain oil price and production controls;

•	counterparty credit risks;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	the success of our business and financial strategies, and hedging strategies;

•	our ability to retain key members of our senior management and other key employees; and

•	hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage that impact the supply of crude oil and natural gas.

Other factors that could cause actual results to differ materially from those anticipated are discussed in “Risk Factors” included in this prospectus. Should one or more of the risks or uncertainties described above or elsewhere in this prospectus or in the documents incorporated by reference herein occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages. We note, however, that the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with the Exchange Offer.

v

IMPORTANT INFORMATION

Old notes tendered and not validly withdrawn prior to the Withdrawal Deadline may not be withdrawn at any time after the Withdrawal Deadline, which is 11:59 P.M., New York City time, on September 2, 2016.

Old notes tendered for exchange, along with letters of transmittal and any other required documents, should be directed to the Information and Exchange Agent. Any requests for assistance in connection with the Exchange Offer or for additional copies of this prospectus or related materials should be directed to the Information and Exchange Agent. Contact information for the Information and Exchange Agent is set forth on the back cover of this prospectus. None of the Company, its subsidiaries, their respective boards of directors and the Information and Exchange Agent has made any recommendation as to whether or not holders should tender their old notes for exchange pursuant to the Exchange Offer.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as Dealer Manager for the Exchange Offer. D.F. King & Co., Inc. is acting as the Information and Exchange Agent for the Exchange Offer.

Subject to the terms and conditions set forth in the Exchange Offer, the exchange consideration to which an exchanging holder is entitled pursuant to the Exchange Offer will be paid on the Closing Date, which is the date promptly following the applicable expiration date of the Exchange Offer, subject to satisfaction or waiver (to the extent permitted) of all conditions precedent to the Exchange Offer. Under no circumstances will any interest be payable because of any delay in the transmission of the exchange consideration to holders by the Information and Exchange Agent.

Notwithstanding any other provision of the Exchange Offer, our obligation to pay the exchange consideration for old notes validly tendered for exchange and not validly withdrawn pursuant to the Exchange Offer is subject to, and conditioned upon, the satisfaction or waiver of the conditions described under “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and Consent Solicitation.”

Subject to applicable securities laws and the terms of the Exchange Offer, we reserve the right:

•	to waive any and all conditions to the Exchange Offer that may be waived by us;

•	to extend the Exchange Offer;

•	to terminate the Exchange Offer; or

•	otherwise to amend the Exchange Offer in any respect in compliance with applicable securities laws.

If the Exchange Offer is withdrawn or otherwise not completed, the exchange consideration will not be paid or become payable to holders of the old notes who have validly tendered their old notes for exchange in connection with the Exchange Offer, and the old notes tendered for exchange pursuant to the Exchange Offer will be promptly returned to the tendering holders.

Only registered holders of old notes are entitled to tender old notes for exchange and give consents. Beneficial owners of old notes that are held of record by a broker, bank or other nominee or custodian must instruct such nominee or custodian to tender the old notes for exchange on the beneficial owner’s behalf. A letter of instructions is included in the materials provided along with this prospectus, which may be used by a beneficial owner in this process to affect the tender of old notes for exchange. See “General Terms of the Exchange Offer and Consent Solicitation—Procedures for Tendering Old Notes—General.”

Exchanging holders will not be obligated to pay brokerage fees or commissions to the Information and Exchange Agent or us. If a broker, bank or other nominee or custodian tenders old notes on behalf of a tendering holder, such broker, bank or other nominee or custodian may charge a fee for doing so. Exchanging holders who own old notes through a broker, bank or other nominee or custodian should consult their broker, bank or other nominee or custodian to determine whether any charges will apply.

IMPORTANT DATES

Holders of old notes should note the following dates and times relating to the Exchange Offer, unless extended:

Event	Date and Time	Event Description

Launch Date	August 1, 2016	Commencement of the Exchange Offer.

Early Tender Date	11:59 P.M., New York City time, on September 2, 2016	The last time for you to validly tender old notes to qualify for payment of the applicable Early Exchange Consideration.

Withdrawal Deadline	11:59 P.M., New York City time, on September 2, 2016

The last time for you to validly withdraw tenders of old notes. If your tenders are validly withdrawn, you will no longer receive the applicable consideration on the Closing Date (unless you validly retender such old notes at or before the Expiration Date).

Expiration Date	11:59 P.M., New York City Time, on September 2, 2016

The last time for you to validly tender old notes. The Early Tender Date and the Expiration Date are currently the same. Accordingly, all holders whose old notes are tendered and not validly withdrawn prior to the Expiration Date will receive the applicable Early Exchange Consideration. However, if we extend the Expiration Date past the Early Tender Date, holders whose old notes are tendered and not validly withdrawn prior to the Expiration Date but after the Early Tender Date will receive the applicable Late Exchange Consideration.

Closing Date	Promptly after the Expiration Date Expected to be on or about September 6, 2016

Subject to the tender acceptance procedures described herein, payment of the Early Exchange Consideration and the Late Exchange Consideration, as applicable, plus the payment in cash of accrued and unpaid interest on old notes accepted for exchange from the applicable last interest payment date to, but not including, the Closing Date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are some questions and answers regarding the Exchange Offer, including the Consent Solicitation. It does not contain all of the information that may be important to you. You should carefully read this prospectus to fully understand the terms of the Exchange Offer and Consent Solicitation, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the information provided under the captions entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Who is making the Exchange Offer?

Comstock Resources, Inc., a Nevada corporation and the issuer of the old notes, is making the Exchange Offer. The mailing address of our principal executive offices is 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. Our telephone number is (972) 668-8800. Our common stock is currently listed on the New York Stock Exchange under the symbol “CRK.” See “General Terms of the Exchange Offer and Consent Solicitation.”

Why are we making the Exchange Offer?

We are making the Exchange Offer in order to restructure the terms of our consolidated outstanding indebtedness to enhance liquidity, add equity and pay-in-kind (PIK) interest components, to provide collateral security to certain unsecured debt obligations, to modify the restrictive covenants and to make other changes in such terms. We believe that restructuring our outstanding indebtedness will promote our long-term financial viability. See “General Terms of the Exchange Offer and Consent Solicitation—Exchange Offer.”

The Company continues to assess strategic alternatives to address our liquidity needs and capital structure and if we are not successful in our efforts to restructure our debt obligations, including because the response to the Exchange Offer is too limited, or if we are otherwise unable to extend the maturities of our debt obligations, we may consider seeking relief under the U.S. Bankruptcy Code. Even if we are successful with the Exchange Offer, avoidance of an in-court restructuring under the U.S. Bankruptcy Code in the future is not guaranteed and we expect to continue to restructure our remaining obligations and will likely attempt to undertake other financing and refinancing alternatives, the success of which cannot be predicted at this time.

What will happen to the Company if the Exchange Offer is not completed?

If we are unable to complete the Exchange Offer and Consent Solicitation and improve our near-term liquidity, we will consider other restructuring alternatives available to us at that time. Those alternatives include seeking asset dispositions, joint ventures, additional debt and relief under the U.S. Bankruptcy Code, all of which involve uncertainties, potential delays and other risks. If we seek bankruptcy relief, there is a substantial risk that some holders of old notes would receive little or no consideration for their old notes and the ability of such holders to recover all or a portion of their investment would be substantially delayed and more impaired than under the Exchange Offer restructuring. For a more complete description of potential bankruptcy relief and the risks relating to our failure to complete the Exchange Offer, see “Risk Factors—Risks Relating to the Exchange Offer and Consent Solicitation.”

What will happen to the old notes if the Company files for bankruptcy?

Any old notes that remain outstanding after the Exchange Offer is completed may be worthless in the event of our bankruptcy. That is because all of the new notes will rank ahead of any remaining old notes in a bankruptcy.

Why are we pursuing an out-of-court restructuring rather than an in-court restructuring?

An out-of-court restructuring through the Exchange Offer or an in-court restructuring pursuant to the U.S. Bankruptcy Code provide alternative means of restructuring our liabilities and seeking to achieve the survival and long-term viability of our business. We believe that there are advantages to restructuring the Company’s indebtedness out-of-court. We believe that the successful consummation of the Exchange Offer out-of-court would, among other things:

•	enable us to continue operating our business without the negative impact that a bankruptcy could have on our relationships with our customers, suppliers, employees and others;

•	reduce the risk of a potentially precipitous decline in our revenues in a bankruptcy; and

•	allow us to complete our restructuring in less time, with less cash and with less risk than any bankruptcy alternatives.

If we have to resort to bankruptcy relief, among other things, we expect that the ability of holders of old notes to recover all or a portion of their investment would likely be impaired to a greater degree than if the Exchange Offer is completed.

When does the Exchange Offer expire?

The Exchange Offer will expire at 11:59 P.M., New York City time, on September 2, 2016 (unless extended). See “General Terms of the Exchange Offer and Consent Solicitation—Early Tender Date, Expiration Date, Extensions, Amendments or Termination.”

Can the Exchange Offer be extended?

Yes, we can extend the Exchange Offer. See “General Terms of the Exchange Offer and Consent Solicitation—Early Tender Date, Expiration Date, Extensions, Amendments or Termination.”

What securities are being sought in the Exchange Offer?

We are offering to exchange, for new notes and in certain cases warrants, upon the terms and subject to the conditions described in this prospectus, any and all of the $1.2 billion in aggregate principal amount of outstanding old notes that are validly tendered and not validly withdrawn, as permitted under the terms of the Exchange Offer, on or prior to the Expiration Date. Our acceptance of validly tendered old notes and the closing of the Exchange Offer are subject to the conditions described under “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and Consent Solicitation.”

The old notes were issued pursuant to three existing indentures and have the following payment terms:

(i)        Old Senior Secured Notes: 10% Senior Secured Notes due March 15, 2020; interest payable semi-annually on each March 15 and September 15.

(ii)        Old 2019 Notes: 7 3⁄4% Notes due April 1, 2019; interest payable semi-annually on each April 1 and October 1.

(iii)        Old 2020 Notes: 9 1⁄2% Notes due June 15, 2020; interest payable semi-annually on each June 15 and December 15.

The Old Senior Secured Notes are secured on a first-priority basis equally and ratably with our revolving credit facility described under “Description of Other Indebtedness,” subject to certain payment priorities in favor of the revolving credit facility.

The old notes are guaranteed by all of our subsidiaries. Upon a change of control of the Company, we are obligated to offer to repurchase the old notes for cash at 101% of the aggregate principal amount tendered plus accrued and unpaid interest. The Exchange Offer and Consent Solicitation, if completed, will not trigger this change of control repurchase obligation. For a description of the terms governing the old notes, see “Description of Other Indebtedness.”

What will I receive in the Exchange Offer?

Holders of old notes that are validly tendered and accepted in the Exchange Offer will, subject to the terms and conditions of the Exchange Offer, receive for each $1,000 in principal amount of old notes exchanged, the following:

(i)        Holders of Old Senior Secured Notes will receive exchange consideration consisting of (a) new Senior Secured Toggle Notes due 2020 (the “New Senior Secured Notes”) and (b) warrants exercisable for 2.75 shares of our common stock at an exercise price of $0.01 per share;

(ii)        Holders of Old 2019 Notes will receive exchange consideration consisting of new 7 3⁄4% Convertible Secured PIK Notes due 2019 (the “New 2019 Convertible Notes”); and

(iii)        Holders of Old 2020 Notes will receive exchange consideration consisting of new 9 1⁄2% Convertible Secured PIK Notes due 2020 (the “New 2020 Convertible Notes”).

In each instance, if the tender is made by the Early Tender Date, you will receive $1,000 principal amount of the applicable new notes. The Early Tender Date and the Expiration Date are currently the same. Accordingly, all holders whose old notes are tendered and not validly withdrawn prior to the Expiration Date will receive the applicable Early Exchange Consideration. However, if we extend the Expiration Date past the Early Tender Date, and if the tender is made after the Early Tender Date and prior to the Expiration Date, you will receive $950 principal amount of the applicable new notes.

Payment of accrued and unpaid interest on the old notes tendered and accepted in the Exchange Offer will be made in cash on the Closing Date. The Exchange Offer and Consent Solicitation are each subject to the conditions described under “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and Consent Solicitation.”

The exchange consideration will be in full satisfaction of the principal amount of the old notes that are tendered and accepted in the Exchange Offer, and any accrued and unpaid interest to, but excluding, the Closing Date of the Exchange Offer on the old notes that are tendered and accepted in the Exchange Offer will be paid in cash on the date on which the Exchange Offer is completed.

When are the new notes convertible into shares of common stock of the Company?

The New Senior Secured Notes will not be convertible into shares of our common stock but holders of the New Senior Secured Notes will receive for each $1,000 principal amount of old notes tendered warrants exercisable for 2.75 shares of our common stock at an exercise price of $0.01 per share. The share and per share data reflects the one-for-five (1:5) reverse stock split that became effective on July 29, 2016.

The New 2019 Convertible Notes and the New 2020 Convertible Notes will be convertible, subject to and following receipt of required stockholder approval, at the option of the holder, into shares of our common stock at a conversion rate of 81.2 shares of common stock per $1,000 principal amount of such new notes (equivalent to a conversion price of approximately $12.32 per share of common stock), subject to customary anti-dilution adjustments.

Provided that required stockholder approval has been obtained for the convertibility of the New Convertible Notes, any holder of New Convertible Notes who would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) in excess of 9.99% of the outstanding shares of our common stock or otherwise be deemed an “affiliate” of the Company upon conversion of such holder’s New Convertible Notes (all such holders, the “affected holders”) will be required to provide 61 days’ written notice to the Company prior to any optional conversion. Further, after the consummation of the Exchange Offer and upon request by any affected holder, we will agree to file a shelf registration statement on Form S-3 with respect to the resale of shares of our common stock issued pursuant to the conversion of such New Convertible Notes. Such undertaking will be pursuant to a registration rights agreement to be entered into between us and the affected holders. Our obligation to maintain any such shelf registration statement will not extend for longer than one year after effectiveness thereof and will terminate if the applicable affected holder is no longer considered an affiliate of the Company.

In addition, subject to and following receipt of required stockholder approval, the New 2019 Convertible Notes and New 2020 Convertible Notes will be mandatorily convertible into shares of our common stock at the conversion rate of 81.2 shares of common stock per $1,000 principal amount of such notes (equivalent to a conversion price of approximately $12.32 per share of common stock) on or before the third business day following required notice of the 15 consecutive trading day period during which the daily volume weighted average price on the NYSE for our common stock is equal to or greater than $12.32 per share, subject to customary anti-dilution adjustments.

If the required stockholder approval is not obtained by December 31, 2016, the New 2019 Convertible Notes and New 2020 Convertible Notes will not be convertible into common stock, and such failure to obtain stockholder

x

approval will result in a default under such notes. If such default continues for 90 days, it will become an Event of Default. Such default may in turn result in a default under the New Senior Secured Notes.

Interest shall cease to accrue on any new notes on the date such new notes have been converted (the “Conversion Date”). All accrued and unpaid interest on new notes that are being converted will be paid in cash on any Conversion Date. See “Description of New Senior Secured Notes” and “Description of New Convertible Notes.”

What percentage of the ownership of the Company will holders receive or be entitled to if the Exchange Offer is completed?

Assuming all $1.2 billion in outstanding old notes are validly tendered and accepted in the Exchange Offer, we will reserve for issuance, (i) subject to stockholder approval, up to approximately 48.8 million shares of common stock to be issuable upon conversion of the New 2019 Convertible Notes and New 2020 Convertible Notes and (ii) up to approximately 1.93 million shares of common stock to be issuable upon exercise of the warrants. If the conversion of the New Convertible Notes was to occur immediately after receipt of stockholder approval, approximately 37.6 million shares of common stock would be issued, which would represent in the aggregate approximately 72.3% of our outstanding common stock. If the conversion of the New Convertible Notes was to occur immediately prior to their respective maturity date, approximately 48.8 million shares of common stock would be issued, which would represent in the aggregate approximately 77.1% of our outstanding common stock. Exercise of the warrants would represent in the aggregate approximately 3.7% of our outstanding common stock. If the maximum number of shares of common stock were issued upon conversion of the New Convertible Notes and exercise of the warrants, it would represent approximately 80.8% of our outstanding shares. The foregoing assumes (i) all $1.2 billion in outstanding old notes are validly tendered and accepted in the Exchange Offer, (ii) all of the New Convertible Notes are converted into and all warrants are exercised for common stock and (iii) the number of outstanding shares of our common stock prior to such conversion or exercise is equal to 12,504,562, which is the approximate number of outstanding shares on August 29, 2016.

Who may participate in the Exchange Offer?

All holders of the old notes may participate in the Exchange Offer.

Is there a minimum tender condition to the Exchange Offer?

Yes. The Exchange Offer is conditioned upon holders of not less than (i) 67% in aggregate principal amount of the Old Senior Secured Notes and (ii) 90% in total aggregate principal amount of the Old 2019 Notes and Old 2020 Notes (on a combined basis) having validly tendered (and not validly withdrawn) their old notes in the Exchange Offer.

Are there any other conditions to the Exchange Offer?

Yes. The Exchange Offer is conditioned on the closing conditions described under “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and Consent Solicitation.” We will not be required, but we reserve the right, to the extent legally permitted, to accept for exchange any old notes tendered (or, alternatively, we may terminate the Exchange Offer) if any of the conditions of the Exchange Offer as described under “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and Consent Solicitation” remain unsatisfied.

What rights will I lose if I exchange my old notes in the Exchange Offer?

If you validly tender your old notes and we accept them for exchange, you will have rights as a holder of new notes and/or a holder of warrants, as the case may be, and will lose the rights of a holder of old notes. For example, as a holder of warrants to purchase common stock, your claims would rank below those of a holder of old notes and/or new notes in any bankruptcy proceeding involving the Company.

How can I determine the market value of the old notes?

The old notes are not listed on any securities exchange. To the extent that old notes have traded, prices of the old notes have fluctuated depending, among other things, upon trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and financial condition, our business prospects and the market for similar securities.

Will the new securities be freely tradable?

The new notes and the warrants received in the Exchange Offer, and the shares of common stock issuable upon exercise of the warrants or conversion of the New Convertible Notes will be freely tradable in the United States, unless you are an affiliate of the Company, as that term is defined in the Securities Act. The Company’s common stock is currently listed on the NYSE under the symbol “CRK.” However, our common stock may be delisted if it does not maintain an average closing price of $1.00 per share or our average market capitalization is less than $50.0 million, in each case over a consecutive 30-day trading period. As of July 29, 2016, our average market capitalization was $52.5 million and the average closing price of our common stock was $0.84 (prior to the reverse stock split), in each case over the preceding 30-day trading period. The Company has submitted, and the NYSE has accepted, a plan to address the market capitalization and minimum trading price issues. The plan is closely tied to the successful completion of the restructuring, along with other operating initiatives, which the Company also believes will address the $1.00 minimum price and market capitalization deficiency. To address the minimum stock price requirement, on July 20, 2016, we announced a one-for-five (1:5) reverse split of our common stock which became effective on July 29, 2016. We do not intend to list the new notes or the warrants on the NYSE or any national or regional securities exchange, and therefore no trading market for the new notes will exist upon consummation of the Exchange Offer, and none is likely to develop.

What risks should I consider in deciding whether or not to exchange the old notes?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Exchange Offer, our Company and our industry described in the section entitled “Risk Factors,” beginning on page 20 of this prospectus.

How do I participate in the Exchange Offer?

To tender your old notes, you must deliver the required documents to D.F. King & Co., Inc. as Information and Exchange Agent, on or prior to the Expiration Date, which is 11:59 P.M., New York City time, on September 2, 2016, unless extended as described in this prospectus. See “General Terms of the Exchange Offer and Consent Solicitation—Early Tender Date, Expiration Date, Extensions, Amendments or Termination.”

A holder who is a DTC participant should tender its old notes electronically through DTC’s Automatic Tender Offer Program (“ATOP”), subject to the terms and procedures of that system. See “General Terms of the Exchange Offer and Consent Solicitation—Procedures for Tendering Old Notes—Tender of Notes Through ATOP.”

What happens if I do not participate in the Exchange Offer?

If you currently hold old notes and do not tender them, then, following completion of the Exchange Offer, your old notes will continue to be outstanding according to their terms (as amended pursuant to any amendments resulting from the Consent Solicitation). Because the new notes will be secured by substantially all assets of the Company and the old notes are (or as a result of the Proposed Amendments will be) unsecured, any old notes remaining outstanding after the Exchange Offer will effectively be subordinated to the new notes to the extent of the assets securing the new notes. The Proposed Amendments will also remove certain of the covenants from the indentures governing the old notes. Moreover, if we complete the Exchange Offer, the liquidity and value of, and any trading market for, any old notes that remain outstanding after completion of the Exchange Offer may be adversely affected.

HOLDERS THAT TENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE INFORMATION AND EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

A holder whose old notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if that holder desires to tender its old notes and instruct that nominee to tender the old notes on the holder’s behalf.

A holder whose old notes are held in certificated form must properly complete and execute the applicable Letter of Transmittal, and deliver such Letter(s) of Transmittal and old notes in certificated form to the Information and Exchange Agent, with any other required documents and the certificates representing the old notes to be tendered in the Exchange Offer.

May I withdraw my tender of old notes?

Yes. You can withdraw old notes previously tendered for exchange at any time before the Withdrawal Deadline. The Withdrawal Deadline is 11:59 P.M., New York City time, on September 2, 2016, unless extended as described in this prospectus. See “General Terms of the Exchange Offer and Consent Solicitation—Early Tender Date, Expiration Date, Extensions, Amendments or Termination.”

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE INFORMATION AND EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

What happens if my old notes are not accepted in the Exchange Offer?

If we decide for any reason not to accept your old notes for exchange, the old notes will be returned to you promptly after the expiration or termination of the Exchange Offer. In the case of old notes tendered by book entry transfer into the Information and Exchange Agent’s account at DTC, any unaccepted old notes will be credited to your account at DTC. See “General Terms of the Exchange Offer and Consent Solicitation.”

Do I need to do anything if I do not wish to tender my old notes?

No. If you do not deliver a properly completed and duly executed Letter of Transmittal to the Information and Exchange Agent or tender your old notes electronically through DTC’s ATOP before the Expiration Date, your old notes will remain outstanding subject to their terms (as amended pursuant to any amendments resulting from the Consent Solicitation).

If I choose to tender my old notes for exchange, do I have to tender all of my old notes?

No. You may tender a portion of your old notes, all of your old notes or none of your old notes for exchange. See “General Terms of the Exchange Offer and Consent Solicitation.”

How will I be taxed under United States federal income tax laws on the exchange of the old notes if I am a United States holder of old notes?

Though it is not free from doubt, we intend to take the position that, the exchange of the old notes for exchange consideration should be treated as part of a recapitalization for United States federal income tax purposes. In such case, you generally should not recognize loss or gain for United States federal income tax purposes as a result of exchanging your old notes for exchange consideration, even if you have otherwise recognized an economic loss or gain with respect to such exchange. You should consult with your own tax advisor regarding the tax consequences of exchanging your old notes. See “Certain United States Federal Income Tax Consequences.”

Has the Board of Directors adopted a position on the Exchange Offer?

Our board of directors, which we refer to in this prospectus as the “Board of Directors” or the “Board,” has approved the making of the Exchange Offer. However, our directors do not make any recommendation as to whether you should tender your old notes pursuant to the Exchange Offer. You should consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your old notes.

Who will pay the fees and expenses associated with the Exchange Offer?

We will bear all of our fees and expenses incurred in connection with consummating the Exchange Offer. No brokerage commissions are payable by the holders to the Information and Exchange Agent or us. If your old notes are held through a broker or other nominee who tenders old notes on your behalf, your broker or other nominee may charge you a commission or fee for doing so. You should consult with your broker or other nominee to determine whether any charges will apply. See “General Terms of the Exchange Offer and Consent Solicitation.”

How do I vote for the Proposed Amendments?

If a holder validly tenders old notes prior to 11:59 P.M., New York City time, on the Expiration Date, such tender will be deemed to constitute the delivery of consent to the Proposed Amendments as a holder of old notes with respect to the tendered old notes. See “Proposed Amendments to Existing Indentures and Old Notes.”

Who can answer questions concerning the Exchange Offer?

Requests for assistance in connection with the tender of your old notes pursuant to the Exchange Offer may be directed to the Information and Exchange Agent, D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Attention: Peter Aymar; phone: (877) 732-3619 or to the Dealer Manager, BofA Merrill Lynch, Attention: Debt Advisory; The Hearst Building, 214 North Tryon Street, 14th Floor, Charlotte, North Carolina 28255, toll-free: (888) 292-0070; collect: (980) 388-4813 and (646) 855-2464.

PROSPECTUS SUMMARY

For the definitions of certain terms and abbreviations used in the oil and natural gas industry, see “Definitions.”

Our Company

We are engaged in the acquisition, development, production and exploration of oil and natural gas. Our common stock is listed and traded on the New York Stock Exchange under the symbol “CRK.”

Our oil and gas operations are concentrated in Texas and Louisiana. Our oil and natural gas properties are estimated to have proved reserves of 625 Bcfe with a standardized measure of discounted future net cash flows of $372.1 million as of December 31, 2015. Our proved oil and natural gas reserve base is 91% natural gas and 9% oil and was 59% developed as of December 31, 2015.

Our proved reserves at December 31, 2015 and our 2015 average daily production are summarized below:

	Proved Reserves at December 31, 2015				2015 Average Daily Production
	Oil (MMBbls)	Natural Gas (Bcf)	Total (Bcfe)	% of Total	Oil (MBbls/d)	Natural Gas (MMcf/d)	Total (MMcfe/d)	% of Total
East Texas / North Louisiana	0.3	493.6	495.4	79.3%	0.2	106.9	107.9	59.5%
South Texas	8.8	67.3	119.9	19.2%	8.1	20.3	68.9	38.0%
Other Regions	0.1	8.7	9.7	1.5%	0.2	3.4	4.6	2.5%

Total	9.2	569.6	625.0	100.0%	8.5	130.6	181.4	100.0%

Recent Developments

With the substantial decline in oil and natural gas prices we experienced in 2015, which continued into 2016, we continue to experience declining cash flows and reductions in our overall liquidity. Given current oil and natural gas prices, our operating cash flow is not sufficient to cover our fixed debt service costs and as a result, we have had to fund capital expenditures with asset sale proceeds or from cash on hand. In late 2014 and into 2015, we reduced our drilling activity and released three operated drilling rigs. We substantially reduced our capital spending in 2015 and directed our drilling program to natural gas. We drilled ten horizontal wells on our Haynesville and Bossier shale properties in North Louisiana, employing an enhanced completion design using longer laterals and larger well stimulations. The well results were successful but natural gas prices substantially declined in response to a very warm winter. In order to preserve liquidity, we recently released our last operated rig after drilling and completing three additional successful Haynesville shale wells in 2016. While the reduction in drilling activity will allow us to preserve more of our cash on our balance sheet, it will result in future reductions to our natural gas production and proved oil and natural gas reserves. Without additional drilling in 2016, we expect our natural gas production to decline by 25-30% in 2017.

A successful completion of the Exchange Offer combined with our previous repurchases of $236.9 million of our senior notes in 2015 and 2016 will free up our cash flow from operations to allow us to restart our Haynesville shale drilling program which will allow us to increase our natural gas production and proved oil and gas reserves into 2017 and benefit from improving natural gas prices. To the extent that the Exchange Offer is not completed, we intend to pursue other initiatives to enhance our liquidity. Such initiatives could include entering into a drilling joint venture on our Haynesville shale properties or additional asset divestitures. We may also seek to issue additional secured debt to the extent permitted by the indentures governing the old notes. Such initiatives may help to meet our short-term liquidity needs but may come with terms that diminish our longer-term value and ability to benefit from improving oil and natural gas prices.

We have received a notice of non-compliance with continued listing standards from the New York Stock Exchange (the “NYSE”) for our common stock in that our common stock did not meet the minimum trading price of $1.00 per share and our market capitalization was less than the minimum requirement of $50 million. We have submitted a business plan to the NYSE demonstrating our intent to regain compliance with the NYSE’s continued listing standards which has been accepted by the NYSE. As part of the plan to regain compliance, we have effected a one-for-five (1:5) reverse split of our common stock that became effective on July 29, 2016. All share and per share information in this prospectus has been adjusted to reflect the reverse stock split, unless the context otherwise requires.

Strengths

High Quality Properties.     Our operations are focused in two operating areas: East Texas/North Louisiana and South Texas. Our properties have an average reserve life of approximately 9.4 years and have extensive development and exploration potential. Our properties in the East Texas/North Louisiana region, which are primarily prospective for natural gas, include 78,759 acres (66,864 net to us) in the Haynesville or Bossier shale formations. Advances in drilling and completion technology have allowed us to increase the reserves recovered through longer horizontal lateral length and substantially larger well stimulation. As a result of the improved economic returns that we achieved with our Haynesville shale natural gas wells, and the continuing decline of oil prices, our 2015 drilling activity primarily targeted natural gas in the Haynesville shale. In our South Texas region, our Eagleville field includes 26,416 acres (19,293 net to us) located in the oil window of the Eagle Ford shale. Our oil development program in the Eagleville field in 2015 was limited to the completion of wells that were drilled in 2014. In addition to our acreage in the Eagle Ford shale, we have 81,421 acres (75,669 net to us) in Mississippi and Louisiana that are prospective for oil development in the Tuscaloosa Marine shale. We did not drill on these properties in 2015 due to the low oil prices throughout the year, and we have extended lease terms on key acreage in this area to hold this oil acreage until prices support further development.

Successful Exploration and Development Program.     In 2015, we spent $227.7 million on exploration and development activities, of which $196.4 million was for drilling and completing wells. We drilled 15 wells (13.6 net to us) and completed 23 wells (19.6 net to us). We also spent $13.7 million in 2015 on leasehold costs and $31.3 million for other development costs. Of our 2015 capital expenditures, 48% was directed towards natural gas projects. In 2015, our natural gas drilling program grew our natural gas production by 20% over 2014 and increased our proved natural gas reserves by 167 Bcf.

Efficient Operator.     We operated 98% of our proved reserve base as of December 31, 2015. As the operator, we are better able to control operating costs, the timing and plans for future development, the level of drilling and lifting costs and the marketing of production. As an operator, we receive reimbursements for overhead from other working interest owners, which reduces our general and administrative expenses.

Successful Acquisitions.    We have had significant growth over the years as a result of our acquisition activity. In recent years, we have focused primarily on acquiring undrilled acreage rather than producing properties. We apply strict economic and reserve risk criteria in evaluating acquisitions. Over the past 25 years, we have added 1.1 Tcfe of proved oil and natural gas reserves from 38 acquisitions of producing oil and gas properties at an average cost of $1.17 per Mcfe. Our applications of strict economic and reserve risk criteria have enabled us to successfully evaluate and integrate acquisitions.

Business Strategy

Pursue Exploration Opportunities.    Each year, we conduct exploration activities to grow our reserve base and to replace our production. In 2015, we focused on natural gas development as our natural gas projects in the Haynesville and Bossier shales provide us the highest returns within our opportunity set. We deferred further development of our oil properties under the low oil price environment.

In 2015, our Haynesville shale properties were the primary focus of our drilling activity. We have 80,657 acres (68,331 net to us) in East Texas and North Louisiana with Haynesville or Bossier shale natural gas potential. In January 2016, we completed an acreage swap with another operator which increased our Haynesville shale properties by 3,637 net acres in DeSoto Parish, Louisiana. Our 2015 drilling program focused on natural gas development based on a new well design that significantly enhanced the economics of these wells. We spent $109.9 million to drill 10 wells (9.6 net to us) on our Haynesville and Bossier shale properties and to recomplete two wells using the new enhanced completion design.

From 2010 through 2015, we spent approximately $169.5 million leasing acreage in South Texas, in the oil window of the Eagle Ford shale formation. We have in place a joint venture which allows us to accelerate the development of this field. Our joint venture partner participates for a one-third interest in the wells that we drill in exchange for paying $25,000 per net acre that is earned by its participation. Through December 31, 2015, we have drilled 196 wells (138.2 net to us) in our Eagleville field. Our joint venture partner participated in 144 of these wells and contributed $86.0 million through 2015 for acreage and an additional $9.1 million to reimburse us for a portion of common production facilities. During 2015, we completed four oil wells that were drilled on these properties during 2014, but we did not drill any new wells in 2015 and we are not currently anticipating any drilling activity on our oil properties until oil prices improve. In January 2016, we exchanged 2,547 net acres in Atascosa County, Texas for Haynesville shale acreage.

We divested all of our acreage in or near Burleson County, Texas in 2015 which were prospective for oil in the Eagle Ford shale formation. Cash proceeds realized from this sale were $102.5 million. We spent $69.1 million to drill four wells (4.0 net to us) and to complete eight wells (7.8 net to us) on this acreage in 2015 prior to their sale.

Through the end of 2015 we spent $94.2 million to acquire 87,746 acres (81,537 net to us) in Louisiana and Mississippi which are prospective for oil in the Tuscaloosa Marine shale. During 2014 we drilled our first well on this acreage but did not drill any wells in 2015 due to the decline in oil prices. We are not currently anticipating any drilling activity on this acreage during 2016 until oil prices improve. The lease terms on our key acreage in this area were modified during 2015 to allow us to defer drilling activity until 2018.

Enhance Liquidity and Reduce Leverage. With the substantial decline in oil and natural gas prices we experienced in 2015, which continued into 2016, we have taken several steps to enhance liquidity, reduce corporate commitments and ultimately reduce our leverage. In late 2014 and into 2015, we reduced our drilling activity and released three operated drilling rigs. We substantially reduced our capital spending in 2015 and have further reduced activity in 2016. In March 2015, we refinanced our bank revolving credit facility with $700 million of senior secured notes which mature in 2020. The bank revolving credit facility was subject to a semi-annual borrowing base which was based on current oil and gas prices. During 2015 and 2016, we repurchased $236.9 million in principal amount of our senior unsecured notes for $46.1 million in cash and the issuance of 2.7 million shares of our common stock. The repurchases reduced our annual interest expense by $20.6 million.

Exploit Existing Reserves.    We seek to maximize the value of our oil and gas properties by increasing production and recoverable reserves through development drilling and workover, recompletion and exploitation activities. We utilize advanced industry technology, including 3-D seismic data, horizontal drilling, enhanced logging tools, and formation stimulation techniques. We spent $4.6 million in 2015 to refrac two of our producing horizontal wells in the Haynesville shale. This pilot program was successful in enhancing production from these wells by 577%. The success of this program supports a future program to re-stimulate many of our 186 producing natural gas shale wells and may also have applicability to our 196 horizontal oil shale wells when well economics support these investments.

Maintain Flexible Capital Expenditure Budget.    The timing of most of our capital expenditures is discretionary because we have not made any significant long-term capital expenditure commitments. We operate most of the drilling projects in which we participate. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures according to market conditions. In 2016, we drilled three horizontal Haynesville shale wells and in June 2016 suspended our drilling program. We may restart our drilling program later in 2016 conditioned on our liquidity and industry conditions.

Acquire High Quality Properties at Attractive Costs.    Historically, we have had a successful track record of increasing our oil and natural gas reserves through opportunistic acquisitions. Over the past 25 years, we have added 1.1 Tcfe of proved oil and natural gas reserves from 38 acquisitions of producing oil and gas properties at a total cost of $1.3 billion, or $1.17 per Mcfe. In evaluating acquisitions, we apply strict economic and reserve risk criteria. We target properties in our core operating areas with established production and low operating costs that also have potential opportunities to increase production and reserves through exploration and exploitation activities.

Markets and Customers

The market for our production of oil and natural gas depends on factors beyond our control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulation. The oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

Our oil production is currently sold under short-term contracts with a duration of six months or less. The contracts require the purchasers to purchase the amount of oil production that is available at prices tied to the spot oil markets. Our natural gas production is primarily sold under contracts with various terms and priced on first of the month index prices or on daily spot market prices. Approximately 50% of our 2015 natural gas sales were priced utilizing first of the month index prices and approximately 50% were priced utilizing daily spot prices. BP Energy Company and its subsidiaries and Shell Oil Company and its subsidiaries accounted for 52% and 25%, respectively, of our total 2015 sales. The loss of either of these customers would not have a material adverse effect on us as there is an available market for our crude oil and natural gas production from other purchasers.

We have entered into longer term marketing arrangements to ensure that we have adequate transportation to get our natural gas production in North Louisiana to the markets. As an alternative to constructing our own gathering and treating facilities, we have entered into a variety of gathering and treating agreements with midstream companies to transport our natural gas to the long-haul natural gas pipelines. We have entered into certain agreements with a major natural gas marketing company to provide us with firm transportation for 15,000 MMBtu per day for our North Louisiana natural gas production on the long-haul pipelines. These agreements expire from 2016 to 2019. To the extent we are not able to deliver the contracted natural gas volumes, we may be responsible for the transportation costs. Our production available to deliver under these agreements in North Louisiana is expected to exceed the firm transportation arrangements we have in place. In addition, the marketing company managing the firm transportation is required to use reasonable efforts to supplement our deliveries should we have a shortfall during the term of the agreements.

Competition

The oil and gas industry is highly competitive. Competitors include major oil companies, other independent energy companies and individual producers and operators, many of which have financial resources, personnel and facilities substantially greater than we do. We face intense competition for the acquisition of oil and natural gas properties and leases for oil and gas exploration.

Summary of the Terms of the Exchange Offer

We refer to the notes to be registered under the registration statement of which this prospectus forms a part as new notes. You may exchange your old notes for new notes and warrants, as the case may be and as further described herein, in this Exchange Offer. You should read the discussion under the headings “General Terms of the Exchange Offer and Consent Solicitation,” “Description of New Senior Secured Notes” and “Description of New Convertible Notes” for further information regarding the new notes.

Securities Subject to the Exchange Offer

Any and all of $700.0 million aggregate principal amount of 10% Senior Secured Notes due 2020, any and all of $288.5 million aggregate principal amount of 7 3⁄4% Senior Notes due 2019 and any and all of $174.6 million aggregate principal amount of 9 1⁄2% Senior Notes due 2020.

The Exchange Offer

We are offering to exchange any and all of our outstanding old notes tendered prior to the Expiration Date for new notes and, in the case of the Old Senior Secured Notes, warrants, upon the terms and subject to the conditions set forth in this prospectus and the accompanying Letter(s) of Transmittal (collectively, as the same may be amended or supplemented from time to time, the “Offer Documents”). Payment of accrued and unpaid interest on each of the old notes will be made in cash on the date on which the Exchange Offer is completed.

Early Tender Date	To be eligible to receive the Early Exchange Consideration, holders must tender the old notes at or prior to 11:59 P.M., New York City time, on September 2, 2016, unless extended by us.

Withdrawal Deadline; Expiration Date and Time

A holder’s right to withdraw any old notes tendered will expire at 11:59 P.M., New York City time on September 2, 2016 unless extended by us. See “General Terms of the Exchange Offer and Consent Solicitation—Withdrawal of Tenders; Revocation of Consents.”

The Exchange Offer will expire at 11:59 P.M., New York City time, on September 2, 2016, unless extended by us. See “General Terms of the Exchange Offer and Consent Solicitation—Early Tender Date, Expiration Date, Extensions, Amendments or Termination.”

Exchange Consideration	Eligible holders whose old notes are tendered prior to the Early Tender Date, not validly withdrawn and accepted for exchange will receive the following Early Exchange Consideration:

•	For each $1,000 principal amount of Old Senior Secured Notes so tendered, $1,000 principal amount of New Senior Secured Notes and warrants exercisable for 2.75 shares of common stock of the Company;

•	For each $1,000 principal amount of Old 2019 Notes so tendered, $1,000 principal amount of New 2019 Convertible Notes; and

•	For each $1,000 principal amount of Old 2020 Notes so tendered, $1,000 principal amount of New 2020 Convertible Notes.

The Early Tender Date and the Expiration Date are currently the same. Accordingly, all holders who tender their old notes prior to the Expiration Date will receive the Early Exchange Consideration. However, if we extend the Expiration Date past the Early Tender Date, eligible holders whose old notes are tendered after the Early Tender Date and prior to the Expiration Date, not validly withdrawn and accepted for exchange will receive the following Late Exchange Consideration:

•	For each $1,000 principal amount of Old Senior Secured Notes so tendered, $950 principal amount of New Senior Secured Notes and warrants exercisable for 2.75 shares of common stock of the Company;

•	For each $1,000 principal amount of Old 2019 Notes so tendered, $950 principal amount of New 2019 Convertible Notes; and

•	For each $1,000 principal amount of Old 2020 Notes so tendered, $950 principal amount of New 2020 Convertible Notes.

For additional information regarding the terms of the new notes, see “Description of New Senior Secured Notes” and “Description of New Convertible Notes.”

Accrued Interest	Payment of accrued and unpaid interest on the old notes will be made in cash on the Closing Date.

Proposed Amendments

Holders that tender old notes pursuant to the Exchange Offer prior to the Expiration Date will be deemed automatically to have delivered a consent to the Proposed Amendments with respect to all such old notes. If consents representing a majority of the outstanding principal amount of the respective old notes are delivered (and not revoked) prior to the Expiration Date, we will, subject to consummation of the Exchange Offer, execute supplemental indentures with respect to each series of the old notes with American Stock Transfer & Trust Company, LLC, as successor Trustee. Each such supplemental indenture will eliminate or amend certain of the restrictive covenants contained in the respective indenture governing the applicable series of old notes. If consents from holders representing at least 66 2⁄3% of the aggregate outstanding principal amount of the Old Senior Secured Notes are delivered (and not revoked) prior to the Expiration Date, the supplemental indenture with respect to the Old Senior Secured Notes will, subject to the consummation of the Exchange Offer, also release all liens securing the Old Senior Secured Notes. See “Proposed Amendments to Existing Indentures and Old Notes.” Since

the Minimum Condition threshold is greater than the threshold required to approve the Proposed Amendments and because consents to the Proposed Amendments are required if holders tender their old notes, the minimum threshold for the consents will automatically be achieved if the Minimum Condition is satisfied.

Conditions to the Exchange Offer

Our obligation to accept, and exchange, any old notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offer is conditioned, among other things, upon: (i) the Minimum Condition; (ii) consents with respect to more than 50% of the aggregate principal amount of the old notes approving the Proposed Amendments are delivered and not revoked prior to the Expiration Date in connection with the Consent Solicitation, provided that the requested consent regarding a release of the collateral with respect to the Old Senior Secured Notes requires the consent of at least 66 2⁄3% of the aggregate principal amount of the Old Senior Secured Notes; and (iii) the Exchange Offer is completed by September 15, 2016.

In addition, pursuant to NYSE rules, we may not issue shares of our common stock representing in excess of 19.9% of our outstanding shares without the approval of our stockholders. If the Exchange Offer is completed, we intend to call a special meeting of stockholders as soon as reasonably practicable for stockholders of record as of the Closing Date (or such later date that we may designate) to consider the following matters: (1) a proposal to amend our restated articles of incorporation to increase the number of shares of our common stock authorized for issuance, in order to provide a sufficient number of authorized shares of common stock for the issuance of shares upon conversion of the New Convertible Notes; (2) a proposal to issue shares of common stock in excess of 19.9% of the currently outstanding shares that would be issued upon conversion of the New Convertible Notes and exercise of the warrants; and (3) any other matters properly brought before the meeting. If stockholder approval is not obtained by December 31, 2016, the New 2019 Convertible Notes and New 2020 Convertible Notes will not be convertible into common stock and such failure to obtain stockholder approval will result in a default under such notes. If such default continues for 90 days, it will become an Event of Default. Such default may in turn result in a default under the New Senior Secured Notes. See “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and Consent Solicitation.”

Closing Date

The Closing Date will be promptly after the Expiration Date and is expected to be the first business day after the Expiration Date. Assuming the Exchange Offer is not extended, we expect the Closing Date will be on or about September 6, 2016.

Acceptance of Tenders	All properly completed, executed and delivered Letters of Transmittal and properly tendered old notes received by the Information and Exchange Agent prior to the Expiration Date may be accepted.

Procedure for Tenders

If you wish to participate in the Exchange Offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your old notes on your behalf pursuant to the procedures of the custodial entity.

Custodial entities that are participants in The Depository Trust Company, or DTC, may tender old notes through DTC’s Automated Tender Offer Program, known as ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal. Holders may also tender old notes at their option through the completion and delivery to the Information and Exchange Agent of a Letter of Transmittal. See “General Terms of the Exchange Offer and Consent Solicitation—Procedures for Tendering Old Notes.” A Letter of Transmittal need not accompany tenders effected through ATOP.

Withdrawal of Tenders

You may withdraw the tender of your old notes at any time prior to 11:59 P.M., New York Time, on September 2, 2016 unless extended by us, by submitting a notice of withdrawal to the Information and Exchange Agent using the procedures described in “General Terms of the Exchange Offer and Consent Solicitation—Withdrawal of Tenders; Revocation of Consents.” Any old note withdrawn pursuant to the terms of the Exchange Offer shall not thereafter be considered tendered for any purpose unless and until such old note is again tendered pursuant to the Exchange Offer. Any old notes tendered prior to the Withdrawal Deadline that are not validly withdrawn prior to such Withdrawal Deadline may not be withdrawn thereafter, except as otherwise provided by law.

Further Information

Requests for additional copies of this prospectus and the Letter of Transmittal and questions about the terms of the Exchange Offer should be directed to the Information and Exchange Agent at the address and telephone numbers set forth on the back cover of this prospectus.

Fees and Expenses

We will bear all of our fees and expenses incurred in connection with consummating the Exchange Offer. No brokerage commissions are payable by the holders to the Information and Exchange Agent or us. If your old notes are held through a broker or other nominee who tenders old notes on your behalf, your broker or other nominee may charge you a commission or fee for doing so. You should consult with your broker or other nominee to determine whether any charges will apply. See “General Terms of the Exchange Offer and Consent Solicitation.”

Soliciting Dealer Fee

We will agree to pay a soliciting dealer fee equal to $5.00 for each $1,000 principal amount of old notes that are validly tendered for exchange and not validly withdrawn pursuant to the Exchange Offer to retail brokers that are appropriately designated by their clients to receive this fee, but only if the old notes of each applicable series that are tendered by or for that beneficial owner have an aggregate equivalent principal amount of $250,000 or less. Soliciting dealer fees will only be paid to retail brokers upon consummation of the Exchange Offer. No soliciting dealer fees will be paid if the Exchange Offer is not consummated, and the fees will be payable thereafter upon request by the soliciting dealers and presentation of such supporting documentation as we may reasonably request.

Extensions, Amendments or Termination

We may extend, in our sole discretion, the Early Tender Date, the Withdrawal Deadline or the Expiration Date. We may terminate the Exchange Offer if the conditions to the Exchange Offer are not met on or prior to the Expiration Date. We reserve the right, subject to applicable law, to (i) waive any and all of the conditions of the Exchange Offer prior to the Expiration Date, or (ii) amend the terms of the Exchange Offer. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated prior to the Expiration Date, no new notes will be issued or become payable to holders who have tendered their old notes. In any such event, the old notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders and the Proposed Amendments will not become effective.

Use of Proceeds	We will not receive any cash proceeds in the Exchange Offer.

Delivery of Letters of Transmittal and Consent

Properly completed and executed Letters of Transmittal and Consent should be sent by mail, first class postage prepaid, overnight courier or hand delivery to the Information and Exchange Agent at the address, or faxed to the Information and Exchange Agent at the facsimile number, set forth on the back cover of this prospectus.

In lieu of physically completing and signing the Letter of Transmittal and delivering it to the Information and Exchange Agent, DTC participants may electronically transmit their acceptance of the Exchange Offer through the ATOP procedures described above.

Letters of Transmittal and Consent should not be delivered directly to the Company.

Certain United States Federal Income Tax Consequences	For a discussion of the United States federal income tax consequences of the Exchange Offer, see “Certain United States Federal Income Tax Consequences.”

Consequences of Failure To Exchange

Old notes not exchanged will continue to be outstanding according to their terms (as amended pursuant to any amendments resulting from the Consent Solicitation). Because the new notes will be secured by certain assets of the Company and the guarantors and the old notes are (or by result of the Proposed Amendments will be) unsecured, any old notes left outstanding after the Exchange Offer will effectively be subordinated to the new notes to the extent of the assets securing the new notes. The Proposed Amendments will also remove certain of the covenants from the indentures governing the old notes. See “Consequences of Not Exchanging Old Notes.”

Additional Information

Questions or requests for assistance in completing and delivering the Letter(s) of Transmittal or tendering old notes and requests for additional copies of any Offer Document or other related documents should be directed to the Information and Exchange Agent, at the addresses and telephone numbers set forth on the back cover of this prospectus.

Information and Exchange Agent	D.F. King & Co., Inc.

Dealer Manager	Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Trustee	American Stock Transfer & Trust Company, LLC

THE NEW SENIOR SECURED NOTES

The summary below describes the principal terms of the New Senior Secured Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of New Senior Secured Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the New Senior Secured Notes.

Issuer	Comstock Resources, Inc.

Notes Offered	$700.0 million aggregate principal amount of Senior Secured Toggle Notes due 2020.

Maturity	The New Senior Secured Notes will mature on March 15, 2020.

Interest Rate

The New Senior Secured Notes will bear interest at a rate of 10.0% per annum, if the Company elects to pay interest in cash, or 12 1⁄4% per annum, if the Company elects to pay interest in kind, in each case accruing from the issue date of the New Senior Secured Notes; provided, that not more than $91.875 million of interest may be paid in kind on the New Senior Secured Notes.

Interest Payment Dates	Interest on the New Senior Secured Notes will be payable on March 15 and September 15, commencing on March 15, 2017.

Payment-In-Kind Election

Up to an aggregate of $91.875 million of interest will be payable, at the election of the Company (made by delivering a notice to the trustee for the New Senior Secured Notes (the “Senior Secured Notes Trustee”) prior to the end of each interest period), by issuing additional New Senior Secured Notes in lieu of all or part of the cash interest that would otherwise be payable.

Use of Proceeds	We will not receive any proceeds in connection with the Exchange Offer.

Collateral

The New Senior Secured Notes will be secured by liens on the Collateral, on an equal and ratable, first priority basis with the obligations under our existing revolving credit facility (the “Revolving Credit Agreement Obligations” and, together with the obligations under the New Senior Secured Notes, the “Pari Passu Obligations”), subject to payment priorities in favor of lenders under our existing revolving credit facility pursuant to the terms of the pari passu intercreditor agreement (as described more fully below). The Collateral will consist of substantially all of the assets of the Company and the subsidiary guarantors.

Guarantees

All of our subsidiaries that guarantee our Old Senior Secured Notes, which consist of all of our subsidiaries in existence on the issue date, will initially guarantee the New Senior Secured Notes. In the future, the New Senior Secured Notes will be guaranteed by all of our future wholly-owned restricted subsidiaries and any of our other subsidiaries that guarantee our existing revolving credit facility. See “Description of New Senior Secured Notes—Subsidiary Guarantees of New Senior Secured Notes” and “Description of New Senior Secured Notes—Certain Covenants—Future Subsidiary Guarantees.”

Ranking	The New Senior Secured Notes:

•	will be our senior obligations;

•	will rank pari passu in right of payment with all of our existing and future senior indebtedness, subject to the terms of the pari passu intercreditor agreement;

•

will be secured, on an equal and ratable first priority basis with the Revolving Credit Agreement Obligations (subject to payment priorities in favor of our existing revolving credit facility pursuant to the terms of the pari passu intercreditor agreement and subject to permitted collateral liens) by liens on the same collateral that secure the Revolving Credit Agreement Obligations;

•	will rank senior in right of payment to any of our existing and future subordinated indebtedness;

•

will effectively rank senior to all existing and future unsecured senior indebtedness, including the Old Senior Secured Notes (which will become unsecured upon completion of the Exchange Offer), our Old 2019 Notes and our Old 2020 Notes, to the extent of the value of the Collateral; and

•	will effectively rank senior to our New 2019 Convertible Notes and our New 2020 Convertible Notes, to the extent of the value of the Collateral.

The subsidiary guarantees:

•	will be senior obligations of each subsidiary guarantor;

•	will rank pari passu in right of payment with all existing and future senior indebtedness of each such subsidiary guarantor, subject to the terms of the pari passu intercreditor agreement;

•

will be secured, on an equal and ratable first priority basis with the Revolving Credit Agreement Obligations (subject to payment priorities in favor of our existing revolving credit facility pursuant to the terms of the pari passu intercreditor agreement and subject to permitted collateral liens), by liens on the same collateral that secure the Revolving Credit Agreement Obligations;

•	will rank senior in right of payment to any existing and future subordinated indebtedness of each such guarantor;

•

will effectively rank senior to all existing and future unsecured senior indebtedness of such subsidiary guarantor, including the Old Senior Secured Notes, the Old 2019 Notes and the Old 2020 Notes, to the extent of the value of the Collateral; and

•	will effectively rank senior to each subsidiary guarantor’s guarantee of the New 2019 Convertible Notes and the New 2020 Convertible Notes to the extent of the value of the Collateral.

Intercreditor Agreements

The allocation of the proceeds of the Collateral among the New Senior Secured Notes and our existing revolving credit facility will be governed by a pari passu intercreditor agreement. The pari passu intercreditor agreement will provide that (i) our existing revolving credit facility will have priority of payment as to the proceeds of the Collateral securing obligations up to an amount of $50.0 million plus accrued and unpaid interest, fees, costs and expenses, any swap obligations we or our subsidiaries enter into with our revolving credit lenders or their affiliates and letters of credit outstanding (the “priority obligations”) and (ii) subsequent to the satisfaction in full, in cash, of the priority obligations, the New Senior Secured Notes will be entitled to the proceeds of the Collateral.

The Controlling Agent will control (i) the exercise of remedies relating to the Collateral and (ii) certain amendments to the Collateral Agreements governing the Collateral, including releases of liens thereunder. “Controlling Agent” means the administrative agent under our existing revolving credit facility until the earlier of (x) the satisfaction in full, in cash, of the priority obligations or (y) the passage of 180 days after an event of default under the indenture with respect to the New Senior Secured Notes has occurred, such obligations have been accelerated, and the Senior Secured Notes Trustee has provided notice thereof to the Controlling Agent, and provided that the Controlling Agent has not taken action to exercise remedies within such 180 day time period.

In addition, the allocation of the proceeds of the Collateral among the Pari Passu Obligations and the obligations under the New 2019 Convertible Notes and the New 2020 Convertible Notes (the “Junior Lien Obligations”) will be governed by a junior lien intercreditor agreement. The junior lien intercreditor agreement will provide that the Pari Passu Obligations will have priority of payment as to the proceeds of the Collateral securing both the Pari Passu Obligations and the Junior Lien Obligations.

Optional Redemption	We may redeem some or all of the New Senior Secured Notes at redemption prices that decrease over time, plus accrued and unpaid interest and additional amounts, if any, to the redemption date.

See “Description of New Senior Secured Notes—Redemption—Optional Redemption.”

Change of Control Offer

Upon the occurrence of a change of control (as defined in “Description of New Senior Secured Notes—Certain Definitions”), each holder of New Senior Secured Notes may require us to repurchase some or all of its New Senior Secured Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of New Senior Secured Notes—Certain Covenants—Change of Control.”

Asset Sale Offer

We may be required to offer to use all or a portion of the net proceeds of certain asset sales to purchase New Senior Secured Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of New Senior Secured Notes—Certain Covenants—Limitation on Asset Sales.”

Certain Covenants

We will issue the New Senior Secured Notes under an indenture. The indenture governing the New Senior Secured Notes will contain covenants that, among other things, will limit our and our restricted subsidiaries’ ability to:

•	pay dividends, purchase or redeem our capital stock or our or our subsidiary guarantor’s junior lien, unsecured and subordinated indebtedness or make other restricted payments;

•	incur or guarantee additional indebtedness or issue preferred stock;

•	create or incur liens;

•	create unrestricted subsidiaries;

•	enter into transactions with affiliates;

•	enter into new lines of business; and

•	transfer or sell assets or enter into mergers.

The covenants in the New Senior Secured Notes are substantially the same as the covenants in the Old Senior Secured Notes.

The indenture governing the New Senior Secured Notes will also contain covenants that limit our and our subsidiaries’ ability to consummate a merger or consolidation and that limit our ability to consummate a sale of all or substantially all of their assets.

These covenants are subject to important exceptions and qualifications. See “Description of New Senior Secured Notes—Certain Covenants.”

Many of these covenants will cease to apply to the New Senior Secured Notes during any period that the New Senior Secured Notes have investment grade ratings from both Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”) and no default has occurred and is continuing under the indenture governing the New Senior Secured Notes. See “Description of New Senior Secured Notes—Covenant Suspension.”

Risk Factors

You should consider carefully all of the information set forth or incorporated by reference in this prospectus and, in particular, the information under the heading “Risk Factors” beginning on page 20 of this prospectus.

THE NEW CONVERTIBLE NOTES

The summary below describes the principal terms of the New Convertible Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of New Convertible Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the New Convertible Notes.

Issuer	Comstock Resources, Inc.

Notes Offered	Up to $288,516,000 aggregate principal amount of 7 3⁄4% Convertible Secured PIK Notes due 2019 (the “New 2019 Convertible Notes”)

Up to $174,607,000 aggregate principal amount of 9 1⁄2% Convertible Secured PIK Notes due 2020 (the “New 2020 Convertible Notes” and, together with the New 2019 Convertible Notes, the “New Convertible Notes”)

Maturity	The New 2019 Convertible Notes will mature on April 1, 2019.

The New 2020 Convertible Notes will mature on June 15, 2020.

Interest Rate	The New 2019 Convertible Notes will bear interest at a rate of 7 3⁄4% per annum, accruing from the issue date of the New 2019 Convertible Notes.

The New 2020 Convertible Notes will bear interest at a rate of 9 1⁄2% per annum, accruing from the issue date of the New 2020 Convertible Notes.

Interest Payment Dates	Interest on the New 2019 Convertible Notes will be payable on April 1 and October 1, commencing on April 1, 2017.

Interest on the New 2020 Convertible Notes will be payable on June 15 and December 15, commencing on December 15, 2016.

Payment-In-Kind

For each series of New Convertible Notes, interest will be payable solely by issuing additional notes in an amount equal to the applicable amount of interest for the interest period (rounded down to the nearest whole dollar). No scheduled interest payments on the New Convertible Notes will be made in cash.

Use of Proceeds	We will not receive any proceeds in connection with the Exchange Offer.

Collateral

Each series of New Convertible Notes will be secured by liens on the Collateral, on a second priority basis, subject to (i) the liens securing the obligations under our existing revolving credit facility (the “Revolving Credit Agreement Obligations”) and the New Senior Secured Notes (together with the Revolving Credit Agreement Obligations, the “Priority Lien Obligations”) and (ii) permitted collateral liens. The Collateral for the New Convertible Notes is the same as the collateral for the Revolving Credit Obligations and the New Senior Secured Notes.

Guarantees

All of our subsidiaries that guarantee our Old 2019 Notes and Old 2020 Notes, which consist of all of our subsidiaries in existence on the issue date of each series of New Convertible Notes, will initially guarantee the New Convertible Notes. In the future, the New Convertible Notes will be guaranteed by any future wholly-owned restricted subsidiary that has outstanding or guarantees any other indebtedness of ours or our subsidiary guarantors. See “Description of New Convertible Notes—Junior Lien Subsidiary Guarantees of New Convertible Notes” and “Description of New Convertible Notes—Certain Covenants—Future Junior Lien Subsidiary Guarantees.”

Ranking	The New Convertible Notes:

•	will be our senior obligations;

•	will rank pari passu in right of payment with all of our existing and future senior indebtedness;

•

will be secured, on a second priority basis, subject to the Priority Lien Obligations and permitted collateral liens, by junior liens on the same collateral that secures such Priority Lien Obligations;

•	will rank senior in right of payment to any of our existing and future subordinated indebtedness;

•

will effectively rank senior to all existing and future unsecured senior indebtedness, including the Old Senior Secured Notes (which will become unsecured upon completion of the Exchange Offer), our Old 2019 Notes and our Old 2020 Notes, to the extent of the value of the Collateral; and

•	will effectively be subordinated, pursuant to the terms of the Junior Lien Intercreditor Agreement (as defined below), to all Priority Lien Obligations, to the extent of the value of the Collateral.

The subsidiary guarantees:

•	will be senior obligations of each subsidiary guarantor;

•	will rank pari passu in right of payment with all existing and future senior indebtedness of each such subsidiary guarantor;

•

will be secured, on a second priority basis, subject to the Priority Lien Obligations and permitted collateral liens, by junior liens on the same collateral that secures such Priority Lien Obligations;

•	will rank senior in right of payment to any existing and future subordinated indebtedness of each such guarantor;

•

will effectively rank senior to all existing and future unsecured senior indebtedness of such subsidiary guarantor, including the Old Senior Secured Notes, the Old 2019 Notes and the Old 2020 Notes, to the extent of the value of the Collateral; and

•	will effectively be subordinated, pursuant to the terms of the Junior Lien Intercreditor Agreement, to all Priority Lien Obligations, to the extent of the value of the Collateral.

Junior Lien Intercreditor Agreement

The allocation of the proceeds of the Collateral among the Priority Lien Obligations and the New Convertible Notes will be governed by a junior lien intercreditor agreement (the “Junior Lien Intercreditor Agreement”). The Junior Lien Intercreditor Agreement will provide that the Priority Lien Obligations will have priority of payment as to the proceeds of the Collateral securing both the Priority Lien Obligations and the New Convertible Notes.

Collateral Trust Agreement

The New Convertible Notes will be subject to a collateral trust agreement that will set forth the terms on which the junior lien collateral agent will receive, hold, administer, maintain, enforce and distribute the proceeds of all liens upon the Collateral held by it, in trust for the benefit of the holders of the New Convertible Notes. The junior lien collateral agent will hold (directly or through co-trustees or agents), and, subject to the terms of the Junior Lien Intercreditor Agreement, will be entitled to enforce, all liens on the Collateral securing the New Convertible Notes.

Optional Redemption

We may redeem some or all of each series of New Convertible Notes at redemption prices payable in cash that decrease over time, plus accrued and unpaid interest and additional amounts, if any, to the redemption date.

See “Description of New Convertible Notes—Redemption—Optional Redemption of the New 2019 Convertible Notes” and “Description of New Convertible Notes—Redemption—Optional Redemption of the New 2020 Convertible Notes.”

Conversion Rights

At any time following issuance, the New 2019 Convertible Notes and the New 2020 Convertible Notes will be convertible, subject to and following receipt of required stockholder approval and the effectiveness of an amendment to our restated articles of incorporation, at the option of the holder, into shares of our common stock at a conversion rate of 81.2 shares of common stock per $1,000 principal amount of such new notes (equivalent to a conversion price of approximately $12.32 per share of common stock), which will be subject to customary adjustments with respect to, among other things, dividends and distributions, mergers and reclassifications.

Mandatory Conversion

Subject to and following receipt of required stockholder approval and the effectiveness of an amendment to our restated articles of incorporation, the New 2019 Convertible Notes and New 2020 Convertible Notes will be mandatorily convertible into shares of our common stock at the conversion rate then in effect per $1,000 principal amount of such notes on or before the third business day following required notice of the 15 consecutive trading day period during which the daily volume weighted average price on the relevant stock exchange for our common stock is equal to or greater than $12.32 per share.

Any holder who would own in excess of 9.99% of the outstanding shares of our common stock or otherwise be considered an “affiliate” under the Securities Act and/or Exchange Act upon conversion of the New Convertible Notes will have the right to request that we file a registration statement on Form S-3 with respect to the resale of such shares pursuant to a registration rights agreement.

See “Description of New Convertible Notes—Conversion Rights.”

Change of Control Offer

Upon the occurrence of a change of control (as defined in “Description of New Convertible Notes—Certain Definitions”), each holder of each series of New Convertible Notes may require us to repurchase some or all of its New Convertible Notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of New Convertible Notes—Certain Covenants—Change of Control.”

Asset Sale Offer

We may be required to offer to use all or a portion of the net proceeds of certain asset sales to purchase New Convertible Notes in each series at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of New Convertible Notes—Certain Covenants—Limitation on Asset Sales.”

Certain Covenants

We will issue each series of New Convertible Notes under an indenture. The indentures governing the New Convertible Notes will contain covenants that, among other things, will limit our and our restricted subsidiaries’ ability to:

•	pay dividends, purchase or redeem our capital stock or our or our subsidiary guarantor’s subordinated indebtedness or make other restricted payments;

•	incur or guarantee additional indebtedness or issue preferred stock;

•	create or incur liens;

•	create unrestricted subsidiaries;

•	enter into transactions with affiliates;

•	enter into new lines of business; and

•	transfer or sell assets or enter into mergers.

The covenants for each series of the New Convertible Notes are substantially the same as the covenants in the Old 2019 Notes and the Old 2020 Notes except that the indentures governing the New

Convertible Notes will (i) prohibit the Company and its restricted subsidiaries from directly or indirectly creating, incurring, assuming or suffering to exist any Lien of any kind securing Indebtedness on any of their respective property or assets, except for permitted liens and (ii) permit investments in unrestricted subsidiaries and joint ventures in an aggregate amount not to exceed at any one time outstanding $25,000,000.

The indentures governing the New Convertible Notes will also contain covenants that limit our and our subsidiaries’ ability to consummate a merger or consolidation and that limit our ability to consummate a sale of all or substantially all of their assets.

Many of these covenants will cease to apply to a series of New Convertible Notes during any period that such New Convertible Notes have investment grade ratings from both Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”) and no default has occurred and is continuing under the applicable indenture governing the New Convertible Notes. See “Description of New Convertible Notes—Covenant Suspension.”

These covenants are subject to important exceptions and qualifications. See “Description of New Convertible Notes—Certain Covenants.”

Risk Factors

You should consider carefully all of the information set forth or incorporated by reference in this prospectus and, in particular, the information under the heading “Risk Factors” beginning on page 20 of this prospectus.

Consequences of Not Exchanging Old Notes

If you currently hold old notes and do not tender them, then, following completion of the Exchange Offer, your old notes will continue to be outstanding according to their terms (as amended pursuant to any amendments resulting from the Consent Solicitation). Because the new notes will be secured by certain assets of the Company and the guarantors and the old notes are (or by result of the Proposed Amendments will be) unsecured, any old notes left outstanding after the Exchange Offer will effectively be subordinated to the new notes to the extent of the assets securing the new notes. The Proposed Amendments will also remove certain of the covenants from the indentures governing the old notes. Moreover, if we complete the Exchange Offer, the liquidity of any old notes that remain outstanding after completion of the Exchange Offer may be adversely affected and the value of the old notes may otherwise be affected by the completion of the Exchange Offer.

Corporate Information

Our principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034 and our telephone number is (972) 668-8800. Our website can be found on the Internet at http://www.comstockresources.com. Information on our website is not deemed to be a part of this prospectus. Our common stock is currently listed on the New York Stock Exchange under the symbol “CRK.”

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in the new notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment.

Risks Related to the Exchange Offer and Holding the New Notes

Risks Relating to the Exchange Offer and Consent Solicitation

We may not complete the Exchange Offer and Consent Solicitation.

Our ability to make required payments under our indebtedness would be adversely affected if we were to be unable to complete the Exchange Offer and Consent Solicitation. The purpose of the Exchange Offer is to restructure the terms of our outstanding notes to promote our long-term financial viability through the issuance of the exchange consideration.

The completion of the Exchange Offer and Consent Solicitation is subject to the satisfaction, or in certain cases, waiver of specified conditions. It is a condition to the completion of the Exchange Offer that, among other things, (i) holders of not less than 67% in aggregate principal amount of the Old Senior Secured Notes having validly tendered (and not validly withdrawn) their old notes in the Exchange Offer; (ii) holders of not less than 90% in total aggregate principal amount of the Old 2019 Notes and Old 2020 Notes (on a combined basis) having validly tendered (and not validly withdrawn) their old notes in the Exchange Offer (collectively, the “Minimum Condition”); (iii) consents approving the Proposed Amendments with respect to more than 50% of the aggregate principal amount of each series of the old notes (except regarding the release of the collateral with respect to the Old Senior Secured Notes which requires not less than 66 2⁄3% of the aggregate principal amount) are delivered and not revoked prior to the Expiration Date; and (iv) the Exchange Offer is completed by September 15, 2016. If the conditions to the completion of the Exchange Offer and Consent Solicitation are not satisfied or, if permitted, waived, the Exchange Offer may not be completed.

If we are unable to consummate the Exchange Offer and Consent Solicitation, we will consider other restructuring alternatives available to us at that time. Any alternative restructuring could be on terms less favorable to the holders of old notes than the terms of the Exchange Offer and Consent Solicitation.

If we are unable to consummate the Exchange Offer and Consent Solicitation, we will consider other restructuring alternatives available to us at that time. Those alternatives may include asset dispositions, joint ventures, additional debt or the commencement of a Chapter 11 proceeding with or without a pre–arranged plan of reorganization. Moreover, there can be no assurance that any alternative out–of–court restructuring arrangement or plan will be pursued or accomplished. Any alternative restructuring could be on terms less favorable to the holders of old notes than the terms of the Exchange Offer and Consent Solicitation. If a protracted and non–orderly reorganization were to occur, there is a risk that the ability of the holders to recover their investments would be substantially delayed and more impaired than under the proposed Exchange Offer restructuring.

A long and protracted restructuring could cause us to lose key management employees and otherwise adversely affect our business.

If we fail to consummate the Exchange Offer and Consent Solicitation, any alternative we pursue, whether in or out of court, may take substantially longer to consummate than the Exchange Offer and Consent Solicitation. A protracted financial restructuring could disrupt our business and would divert the attention of our management from the operation of our business and implementation of our business plan. It is possible that such a prolonged financial restructuring or bankruptcy proceeding would cause us to lose many of our key management employees. Such losses of key management employees would likely make it difficult for us to complete a financial restructuring and may make it less likely that we will be able to continue as a viable business.

The uncertainty surrounding a prolonged financial restructuring could also have other adverse effects on us. For example, it could also adversely affect:

•	our ability to raise additional capital;

•	our ability to capitalize on business opportunities and react to competitive pressures;

•	our ability to attract and retain employees;

•	our liquidity;

•	how our business is viewed by investors, lenders, strategic partners or customers; and

•	our enterprise value.

Our ability to use our NOLs to offset our future income may be limited.

For United States federal income tax purposes, it is possible that a “Section 382 ownership change” could occur as a result of the transactions contemplated by the Exchange Offer (in particular, as a result of the conversion of all of the New Convertible Notes). In the event such a Section 382 ownership change occurs, our ability to use our tax loss carryforwards and other tax attributes would be restricted. See “Certain United States Federal Income Tax Consequences.”

We will incur significant costs in conducting the Exchange Offer and Consent Solicitation.

The Exchange Offer and Consent Solicitation have resulted, and will continue to result, in significant costs to us, including advisory and professional fees paid in connection with evaluating our alternatives under the old notes and pursuing the Exchange Offer and Consent Solicitation.

We have not obtained a third–party determination that the Exchange Offer is fair to holders of the old notes.

We are not making a recommendation as to whether holders of the old notes should exchange their old notes or consent to the Proposed Amendments. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the old notes for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. We cannot assure holders of the old notes that the value of the exchange consideration received in the Exchange Offer will in the future equal or exceed the value of the old notes tendered, and we do not take a position as to whether you ought to participate in the Exchange Offer and Consent Solicitation.

If the Exchange Offer is consummated, holders of old notes that do not exchange their old notes in the Exchange Offer will be subject to certain risks.

If the Exchange Offer is consummated, holders that do not validly tender their old notes in the Exchange Offer will not be entitled to receive exchange consideration. The New Convertible Notes and the related guarantees will become secured second lien obligations and, assuming adoption of the Proposed Amendments, will effectively rank senior in right of payment to the old notes to the extent of the value of the collateral securing such new obligations.

If the Exchange Offer is consummated, the Proposed Amendments to the Existing Indentures and old notes will become effective, and will substantially reduce, and in some cases eliminate entirely, the covenant protection, collateral security, certain event of default protection, and other provisions of the old notes. See “Proposed Amendments to Existing Indentures and Old Notes.”

In addition, consummation of the Exchange Offer and Consent Solicitation would substantially reduce the aggregate principal amount of old notes outstanding, which could adversely affect the trading market, if any, for the untendered old notes. This could adversely affect the liquidity, market price, and price volatility of any untendered old notes. If a market for untendered old notes exists, such old notes may trade at a discount to the price at which the old notes would trade if the amount outstanding had not been reduced, depending on prevailing interest rates, the market for similar securities, and other factors.

You may find it difficult to sell your new notes.

The new notes are a new issue of securities and, although the new notes will be registered under the Securities Act, the new notes will not be listed on any securities exchange. Because there is no public market for the new notes, you may not be able to resell them.

We cannot assure you that an active market will develop for the new notes or that any trading market that does develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. If a market for the new notes develops, they may trade at a discount from their historic trading prices. Any trading market for the new notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes; and

•	prevailing interest rates and general economic conditions.

Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the new notes, if any, may be subject to similar volatility. Prospective investors in the new notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

Consideration paid to holders in the Exchange Offer could be subject to avoidance as a preferential transfer.

If we were to become a debtor in a case under the U.S. Bankruptcy Code within 90 days after the consummation of the Exchange Offer (or, with respect to any insiders, as defined in the U.S. Bankruptcy Code, within one year after consummation of the Exchange Offer) and certain other conditions were met, it is possible that the consideration paid to holders of old notes in the Exchange Offer, absent any of the U.S. Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such holders and possibly from subsequent transferees.

Risks Related to Holding the New Notes

To service our indebtedness, including the new notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to pay our expenses and make payments due on our indebtedness, including the new notes, depends on our future performance, which will be affected by financial, business, economic, legislative and other factors, many of which are beyond our control. The new notes contain pay-in-kind (PIK) interest provisions which reduce the cash needed to pay interest while increasing the principal amount of notes that ultimately must be retired with a cash payment. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to pay interest in cash or repay indebtedness, including the new notes, or to fund other liquidity needs. A range of economic, competitive, business and industry factors will affect our future financial performance, and many of these factors, such as oil, NGL and natural gas prices, economic and financial conditions in our industry and the global economy and initiatives of our competitors, are beyond our control. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	selling assets;

•	pursuing joint ventures;

•	reducing or delaying capital investments;

•	seeking to raise additional capital; or

•	restructuring or refinancing all or a portion of our indebtedness, including the new notes, at or before maturity.

We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the new notes and our ability to pay the amounts due under such notes.

Rights of holders of new notes in the collateral may be adversely affected by the failure to have, obtain and/or perfect liens on certain assets.

Subject to certain exceptions, the liens securing the new notes will cover substantially all of our and the subsidiary guarantors’ assets, whether now owned or acquired in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the Trustee or the collateral agent will monitor, or that we will inform the Trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. The collateral agent for the new notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the liens thereon or of the priority of the liens securing the new notes.

Our substantial level of indebtedness could materially adversely affect our financial condition and prevent us from fulfilling our obligations under the new notes and any other indebtedness.

We have a substantial amount of debt. As of August 29, 2016, we had $1.2 billion principal amount of total funded indebtedness consisting of the old notes in the aggregate principal amount of $1.2 billion. The respective indentures governing the new notes will allow us to continue to maintain a senior secured revolving credit facility and incur certain other additional indebtedness, including pari passu senior secured indebtedness in certain circumstances. Our substantial indebtedness could have important consequences to you and significant effects on our business, including the following:

•

it may make it difficult for us to satisfy our obligations under the new notes and our other indebtedness and contractual and commercial commitments and, if we fail to comply with these requirements, an event of default could result;

•

we will be required to use a substantial portion of our cash flow from operations to make payments on the new notes and any other indebtedness, which will reduce the funds available to us for other purposes, such as funding operations or other business activities;

•	we will be more vulnerable to economic downturns and adverse developments in our business;

•	our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited;

•	our flexibility in reacting to changes in our industry may be limited and we could be more vulnerable to adverse changes in our business or economic conditions in general; and

•	we may be at a competitive disadvantage compared to our competitors that are not as highly leveraged.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the new notes.

We are a holding company, and therefore our ability to make any required payments on our indebtedness depends upon the ability of our subsidiaries to pay dividends or to advance funds.

We have no direct operations and no significant assets other than the equity interests of our subsidiaries. Because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including our required obligations under the new notes. However, each of our subsidiaries is a legally distinct entity, and while our subsidiaries will guarantee the new notes, such guarantees are subject to risks. See “—Risks Relating to the Exchange Offer and Consent Solicitation—Consideration paid to holders in the Exchange Offer could be subject to avoidance as a preferential transfer”; “—Risks Related to Holding the New Notes—A court could cancel the new notes or the related guarantees of our existing and future restricted subsidiaries under fraudulent conveyance laws or certain other circumstances” and “—Rights of holders of new notes in the collateral may be adversely affected by the failure to have, obtain and/or perfect liens on certain assets.” The ability of our subsidiaries to pay dividends and make distributions to us will be subject to, among other things, the terms of any debt instruments of our subsidiaries then in effect and applicable law. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the new notes would be substantially impaired.

Despite our substantial level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

The PIK interest feature of the new notes will increase the aggregate amount of debt that must be repaid at maturity or otherwise. In addition, we may be able to incur other substantial indebtedness in the future. Although the indentures governing the new notes will limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indentures governing the new notes may not prevent us from incurring obligations that do not constitute indebtedness. See “Description of New Senior Secured Notes” and “Description of New Convertible Notes.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

The new notes will contain restrictive covenants that limit our operational flexibility.

The new notes will contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. These covenants will include restrictions on our ability to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	issue capital stock of our restricted subsidiaries;

•	transfer or sell assets, including the capital stock of our restricted subsidiaries;

•	make certain investments or acquisitions;

•	grant liens on our assets;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

•	enter into certain transactions with affiliates; and

•	merge, consolidate or transfer all or substantially all of our assets.

Our failure to comply with these restrictions could lead to a default under the new notes. The actual covenants will be contained in the indentures governing the new notes. See “Description of New Senior Secured Notes—Certain Covenants” and “Description of New Convertible Notes—Certain Covenants.”

The restrictive covenants in the new notes may permit us to enter into and contribute assets to joint ventures and to effect asset sales or other dispositions that may not benefit holders of the new notes.

The indentures governing the new notes will permit us, in certain circumstances, to contribute assets to joint ventures that may not guarantee the new notes. In addition, we will have 365 days to apply the proceeds of asset sales before we are required to make an offer to repurchase the new notes. During such period, we can use such proceeds in any manner not prohibited by the indentures governing the new notes. See “Description of New Senior Secured Notes—Certain Covenants” and “Description of New Convertible Notes—Certain Covenants.”

The indebtedness under our revolving credit facility and New Senior Secured Notes will be effectively senior to the New 2019 Convertible Notes and New 2020 Convertible Notes to the extent of the value of the collateral securing those obligations.

Assuming completion of the Exchange Offer as contemplated hereby, we do not expect to have any amounts outstanding under our revolving credit facility at the completion of the Exchange Offer, with $50.0 million available for borrowing. Assuming 100% participation in the Exchange Offer, we expect to have $700.0 million of New Senior Secured Notes, $288.5 million of New 2019 Convertible Notes and $174.6 million of New 2020 Convertible Notes outstanding at the completion of the Exchange Offer.

The New Senior Secured Notes will be secured on an equal and ratable first priority basis with our revolving credit facility but subject to payment priority in favor of the credit facility. The New Convertible Notes will be secured on a second priority basis, subject to the obligations under the revolving credit facility and the New Senior Secured Notes, by junior liens on the same collateral that secures the revolving credit facility and the New Senior Secured Notes. To the extent the value of the collateral is not sufficient to satisfy the obligations under the revolving credit facility and the New Senior Secured Notes, the New Convertible Notes would effectively be unsecured obligations.

We may be unable to maintain compliance with certain financial ratio covenants of our outstanding indebtedness which could result in an event of default that, if not cured or waived, would have a material adverse effect on our business, financial condition and results of operations.

We are in compliance with our financial ratio covenants in our debt agreements as of June 30, 2016. However, we cannot guarantee that we will be able to comply with such terms at all times in the future. Any failure to comply with the conditions and covenants that is not waived by our lenders or otherwise cured could lead to an event of default that would have a material adverse effect on our business, financial condition and results of operations. These restrictions may limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under our indebtedness impose on us.

The new notes will be structurally subordinated to all liabilities of any of our non–guarantor subsidiaries.

Not all of our future subsidiaries will guarantee the new notes. If any of our future non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the new notes effectively would be subordinated to all of the existing and future liabilities of our future non-guarantor subsidiaries, if any.

There are circumstances other than repayment or discharge of the new notes under which the collateral securing the new notes and guarantees would be released automatically, without your consent or the consent of the indenture trustee and the collateral agent.

Pursuant to the indentures governing the new notes, under various circumstances all or a portion of the collateral securing the new notes and guarantees would be released automatically without your consent or the consent of the indenture trustee and the collateral agent, including:

•

in the absence of an event of default under the indentures governing the new notes at such time, with respect to the collateral, upon the release of liens securing our revolving credit facility and the New Senior Secured Notes in accordance with the terms of such agreements;

•	upon the sale, transfer or other disposition of such collateral in a transaction not prohibited under the indentures governing the new notes;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee in accordance with the indentures governing the new notes;

•

with the consent of the holders of the requisite percentage of notes in accordance with the provisions described under “Description of New Senior Secured Notes—Amendments and Waivers” and “Description of New Convertible Notes—Amendments and Waivers;” and

•	in other circumstances specified in the intercreditor agreements, including in connection with the exercise of remedies by the collateral agent.

See “Description of New Senior Secured Notes—The Pari Passu Intercreditor Agreement” and “Description of New Convertible Notes—The Junior Lien Intercreditor Agreement.”

The indentures governing the new notes will also permit us to designate one or more of our subsidiaries as unrestricted subsidiaries, subject to certain conditions. If we designate a subsidiary as an unrestricted subsidiary, all of the liens on any collateral owned by such unrestricted subsidiary or any of its subsidiaries and any guarantees of the notes by such unrestricted subsidiary or any of its subsidiaries will be automatically released under the indentures. Designation of one or more of our subsidiaries as an unrestricted subsidiary will therefore reduce the aggregate value of the collateral securing the notes.

The imposition of certain permitted liens may cause the assets on which such liens are imposed to be excluded from the collateral securing the new notes and the guarantees. There are also certain other categories of property that are excluded from the collateral.

The indentures governing the new notes will permit us and the guarantors to grant certain permitted liens in favor of third parties and, in certain cases, any assets subject to such liens will be automatically excluded from the collateral securing the new notes and the guarantees to the extent inclusion in such collateral would be prohibited by the documents relating to such permitted liens.

In the event of our bankruptcy or the bankruptcy of any of the guarantors, the ability of the holders of the new notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the new notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy or the bankruptcy of our guarantor subsidiaries. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The secured creditor is entitled to “adequate protection” to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case but the adequate protection actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security if and at such times as the court, in its discretion and at the request of such creditor, determines after notice and a hearing that the collateral has diminished in value as a result of the imposition of the automatic stay or the debtor’s use, sale or lease of such collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the Trustee and collateral agent under the indentures governing the new notes could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Moreover, the Trustee and collateral agent under the indentures governing the new notes may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the new notes.

In the event of a bankruptcy of us or any of the guarantors, holders of the New Senior Secured Notes and/or the New Convertible Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the New Senior Secured Notes and/or the New Convertible Notes exceed the fair market value of the collateral securing the New Senior Secured Notes and/or the New Convertible Notes, respectively.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral (taking into account the relative priority of the liens securing the New Senior Secured Notes and the New Convertible Notes) available to satisfy the New Senior Secured Notes and/or the New Convertible Notes on the date of the bankruptcy filing was less than the then-current principal amount of the New Senior Secured Notes and/or the New Convertible Notes, respectively. Upon a finding by the bankruptcy court that any of the new notes are under-collateralized, the claims in the bankruptcy proceeding with respect to that series of notes would be bifurcated between a secured claim in an amount equal to the value of such collateral and an unsecured claim with respect to the remainder of its claim which would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the new notes that are under-collateralized to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of such new notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the new notes that are under-collateralized. Further, in any bankruptcy proceeding with respect to us or any of the guarantors, the holders of the New Senior Secured Notes will have priority of payment over the holders of the New 2019 Convertible Notes and New 2020 Convertible Notes, to the extent of the value of the collateral for the new notes.

The value of the collateral securing the New Senior Secured Notes and/or the New Convertible Notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy proceeding with respect to us or any of the guarantors, holders of the new notes will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim (taking into account the relative priority of the liens securing the New Senior Secured Notes and the New Convertible Notes). Holders of any series of new notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. The value of the new note holders’ interest in the collateral may change over time, and may not equal or exceed the principal amount of the new notes. Further, in any bankruptcy proceeding with respect to us or any of the guarantors, the holders of the New Senior Secured Notes will have priority of payment over the holders of the New 2019 Convertible Notes and New 2020 Convertible Notes, to the extent of the value of the collateral for the new notes.

In the event of our bankruptcy or the bankruptcy of any of the guarantors, the present grant, and any future grant, of a lien on collateral might be challenged as preferences under certain circumstances and, if successful, avoided.

The present grant, and any future grant of a lien on the collateral in favor of the Trustee and the collateral agent might be avoidable under the preference laws by the person granting such lien (as debtor-in-possession) or by its trustee or other creditor representative in bankruptcy if certain events or circumstances exist or occur, including if the person granting such lien is insolvent at the time the lien is granted, the lien permits the holders of the notes to receive a greater recovery in the bankruptcy than if the lien had not been given and a bankruptcy proceeding in respect of the person granting such lien is commenced within 90 days following the date the lien was granted. If such claims are filed, the allowance of your claim under the new notes and subsidiary guarantees, as applicable (including your right to a distribution in the bankruptcy case on account of such debt obligations) may be suspended or disallowed pending the outcome of such claims in court. To the extent a challenge to a lien succeeded in court, you would lose the benefit of the security or recourse that the collateral was intended to provide.

Security over certain collateral, including all mortgages on oil and gas properties, on which a lien in favor of the collateral agent is required, may not be perfected on the Closing Date.

Security interests over certain collateral, including all mortgages on oil and gas properties, which are required under the indentures governing the new notes, may not be perfected on the Closing Date. To the extent such security interests are not perfected on such date, we will be required to have such security interests thereafter perfected promptly, but in no event later than the date that is 60 days after the Closing Date, but there can be no assurance that such security interest will be perfected on a timely basis. In the event that more than a reasonable time passes between the issuance of the notes and the perfection of the security interests on the oil and gas properties, such security interests may be set aside or avoided as a preferential transfer if the collateral grantor becomes a debtor that is the subject of a voluntary or involuntary bankruptcy case under the U.S. Bankruptcy Code (or under certain similar state law insolvency proceedings) on or before 90 days from the perfection of the security interests. In the event of such a determination in such bankruptcy case or insolvency proceeding, the collateral agent will not have a security interest in that collateral.

The value of the collateral securing the new notes may not be sufficient to satisfy our and the guarantors’ obligations under the new notes and the guarantees.

No appraisal of the value of the collateral has been made in connection with this Exchange Offer, and the fair market value of the collateral is subject to fluctuations based on factors that include general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of the collateral may not be sufficient to satisfy our and the guarantors’ obligations under the new notes and the guarantees.

To the extent that pre-existing liens, liens permitted under the indentures governing the new notes and other rights, including liens on excluded property (in addition to the holders of obligations secured by higher-priority liens), encumber any of the collateral securing the new notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the indenture Trustee or the holders of the new notes to realize or foreclose on the collateral.

Your security interest in certain items of present and future collateral may not be perfected. Even if your security interests in certain items of collateral are perfected, it may not be practicable for you to enforce or economically benefit from your rights with respect to such security interests.

The security interests are not perfected with respect to certain items of collateral that cannot be perfected by the filing of financing statements in each debtor’s jurisdiction of organization, the filing of mortgages, the delivery of possession of certificated securities, the filing of a notice of security interest with the U.S. Patent and Trademark Office or the U.S. Copyright Office or certain other conventional methods to perfect security interests in the U.S. Security interests in collateral such as deposit accounts and securities accounts, which require or benefit from additional special filings or other actions or the obtaining of additional consents, may not be perfected or may not have priority with respect to the security interests of other creditors. We and the guarantors will have limited obligations to perfect the security interest of the holders of the new notes in specified collateral. To the extent that your security interests in any items of collateral are unperfected, your rights with respect to such collateral are equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable United States federal bankruptcy laws.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. Necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. Failure to perfect security interests may invalidate such security interests, limit the assets included in the collateral and block the exercise of remedies with respect to such assets. Moreover, the collateral agent may need to obtain the consent of a governmental agency to obtain or enforce a security interest in certain of the collateral or to otherwise operate our business. We cannot assure you that the collateral agent will be able to obtain any such consent or that any such consent will not be delayed, the event of which may adversely affect your rights as holders. Moreover, the collateral agent in exercising its rights to foreclose on certain assets may need to commence governmental proceedings in order to obtain any necessary governmental approvals. As a result, there may be prolonged delays in receiving such approval, or such approval may not be granted to the collateral agent, the result of which may adversely affect your rights as holders.

A court could cancel the new notes or the related guarantees of our existing and future restricted subsidiaries under fraudulent conveyance laws or certain other circumstances.

Our issuance of the new notes and the issuance of the related guarantees by our existing and future restricted subsidiaries (as well as the respective liens on collateral securing such obligations) may be subject to review under federal or state fraudulent transfer or similar laws.

All of our existing and certain of our future restricted subsidiaries will guarantee the new notes. If we or such a subsidiary becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal or state laws governing fraudulent conveyance, renewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel the guarantee and/or the respective liens securing such guarantee. The court might do so if it found that, when the subsidiary entered into its guarantee or, in some states, when payments become due thereunder, (a) it received less than reasonably equivalent value or fair consideration for such guarantee and (b) either (i) was or was rendered insolvent, (ii) was left with inadequate capital to conduct its business, or (iii) believed or should have believed that it would incur debts beyond its ability to pay. The court might also avoid such guarantee or lien, without regard to the above factors, if it found that the subsidiary entered into its guarantee or granted liens with actual or deemed intent to hinder, delay, or defraud its creditors.

A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the related notes. If a court avoided such guarantee, you would no longer have a claim against such subsidiary or the collateral granted by such subsidiary to secure its guarantee. In addition, the court might direct you to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the related notes from another subsidiary or from any other source.

The indentures governing the new notes will state that the liability of each guarantor on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, we cannot assure you that the guarantees and the collateral granted by such subsidiary to secure its guarantee will be in amounts sufficient, if necessary, to pay obligations under the new notes when due.

Similarly, if we become a debtor in a case under the Bankruptcy Code or encounter other financial difficulty, a court might cancel our obligations under the new notes and related liens, if it found that when we issued the such notes (or in some jurisdictions, when payments become due under such notes or granted liens), factors (a) and (b) above applied to us, or if it found that we issued such notes with actual intent to hinder, delay or defraud our creditors.

Even though the New 2019 Convertible Notes and the New 2020 Convertible Notes are convertible into shares of our common stock, the terms of such new notes will not provide protection against some types of important corporate events.

The New 2019 Convertible Notes and New 2020 Convertible Notes are, subject to certain conditions, convertible into shares of our common stock. Upon the occurrence of certain change of control events, we may be required to offer to repurchase all of the new notes then outstanding. However, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “change of control” under the new notes. See “Description of New Convertible Notes.”

The convertibility of the New 2019 Convertible Notes and New 2020 Convertible Notes will be delayed until required stockholder approval is obtained and will result in a default if such approval is not obtained.

If the required stockholder approval of the issuance of additional shares of common stock and other related actions in connection with the Exchange Offer is not obtained promptly or at all, the convertibility of the New 2019 Convertible Notes and New 2020 Convertible Notes will be delayed until such approval is obtained. If such stockholder approval is not received by December 31, 2016, the inability to obtain such approval will result in a default under the New 2019 Convertible Notes and New 2020 Convertible Notes. If such default continues for 90 days, it will become an Event of Default. Such default may in turn result in a default under the New Senior Secured Notes.

The market price of the New 2019 Convertible Notes and the New 2020 Convertible Notes could be significantly affected by the market price of our common stock, which may fluctuate significantly.

We expect that the market price of the New 2019 Convertible Notes and the New 2020 Convertible Notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value for the New 2019 Convertible Notes and the New 2020 Convertible Notes than would be expected for nonconvertible debt securities. Factors that could affect our common stock price include the following:

•	fluctuations in our quarterly results of operations and cash flows or those of other companies in our industry;

•	the public’s reaction to our press releases, announcements and filings with the SEC;

•	additions or departures of key personnel;

•	changes in financial estimates or recommendations by research analysts;

•	changes in the amount of indebtedness we have outstanding;

•	changes in the ratings of the new notes or our other securities;

•	changes in general conditions in the United States and international economy, financial markets or the industry in which we operate, including changes in regulatory requirements;

•	significant contracts, acquisitions, dispositions, financings, joint marketing relationships, joint ventures or capital commitments by us or our competitors;

•	developments related to significant claims or proceedings against us;

•	our dividend policy; and

•	future sales of our equity or equity–linked securities.

In recent years, stock markets, including the NYSE, have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market prices of our common stock and the new notes.

The issuances of our common stock in connection with the conversion of the New Convertible Notes and the exercise of the warrants would cause substantial dilution, which could materially affect the trading price of our common stock and earnings per share.

The New Convertible Notes are, subject to certain conditions, convertible into shares of our common stock. In addition, the warrants issued pursuant to the Exchange Offer are exercisable for shares of our common stock. As a result, substantial amounts of our common stock may be issued subsequent to the Exchange Offer. If the maximum number of shares of common stock issuable in connection with the conversion of the New Convertible Notes and the exercise of the warrants are issued, such shares would represent approximately 80.8% of our outstanding shares. Such issuances could result in substantial decreases to our stock price and earnings per share.

The conversion rate of the New Convertible Notes may not be adjusted for all dilutive events that may occur.

The conversion rate of the New Convertible Notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers as described under “Description of New Convertible Notes—Conversion Rights.” The conversion rate will not be adjusted for other events, such as certain stock issuances for cash, that may adversely affect the trading price of the new notes.

You may be required to pay taxes on ordinary interest income over the term of the new notes without receiving cash payments to pay such taxes.

The new notes will be considered to be issued with original issue discount (“OID”). A United States Holder generally will be required to accrue and recognize its share of OID as ordinary interest income over the term of the new notes, possibly in advance of the receipt of any cash payments attributable to such income. See “Certain United States Federal Income Tax Consequences—Consequences to United States Holders—Consequences of Holding New Notes—Stated Interest; Original Issue Discount.”

As a holder of the new notes and/or warrants, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold any of our new notes or warrants, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions, if any, on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only when we deliver shares of common stock to you upon conversion of your New Convertible Notes and, in limited cases, under the conversion rate adjustments applicable to the new notes, or upon exercise of warrants granted in connection with the issuance of the New Senior Secured Notes. For example, if an amendment is proposed to our restated articles of incorporation or amended and restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the delivery of common stock, if any, to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The repurchase rights in the new notes triggered by a change of control could discourage a potential acquiror.

The repurchase rights in the new notes triggered by a change of control, as described under the headings “Description of New Senior Secured Notes—Certain Covenants—Change of Control” and “Description of New Convertible Notes—Certain Covenants—Change of Control,” could discourage a potential acquiror from engaging in a transaction that may be beneficial to the holders of our common stock and might impact the value of the new notes.

We may not have the ability to purchase the new notes upon a change of control or upon certain sales or other dispositions of assets, or to make the cash payment due upon conversion or at maturity.

If a change of control, as described under the headings “Description of New Senior Secured Notes—Certain Covenants—Change of Control” and “Description of New Convertible Notes—Certain Covenants—Change of Control,” occurs, holders of the new notes may require us to repurchase, for cash, all or a portion of their new notes. In addition, upon certain sales or other dispositions of assets, we may be obligated to make offers to purchase the new notes with a portion of the net available cash of such sales or other dispositions. We may not have sufficient funds to pay the repurchase price when due. In addition, our current and future debt or other agreements may restrict our ability to make cash payments in connection with the repurchase of the new notes upon a change of control or upon certain asset sales or other dispositions. For example, the existing revolving credit facility does not permit cash payments in connection with the repurchase of the notes upon a change of control if an event of default under the revolving credit facility then exists or would result from such payment. If we fail to repurchase the new notes when required, we will be in default under the indentures governing the new notes. See “Description of New Senior Secured Notes—Certain Covenants—Change of Control”; and “—Limitation on Asset Sales” and “Description of New Convertible Notes—Certain Covenants—Change of Control”; and “—Limitation on Asset Sales.”

While the issuance of the New Convertible Notes to holders who tender their old notes will not be subject to Nevada’s “Combination with Interested Stockholders” statute, a transferee of such New Convertible Notes could be subject to such statute.

Under Nevada’s Combination With Interested Stockholders statute, an “interested stockholder” may not enter into a “combination” with a Nevada corporation for a period of two years after becoming an interested stockholder. While each initial holder of the New Convertible Notes (those parties that tender old notes) could be considered an “interested stockholder” upon conversion of the New Convertible Notes, the statute contains an exception which would prevent application of the statute to the initial holders because the Exchange Offer received prior approval of our board of directors. However, this exception would not apply to any transferee of such notes, and each transferee could be considered an “interested stockholder” if the transferee otherwise meets the definition of “interested stockholder” and thus would be subject to the provisions of the statute. The application of the statute could have a negative effect on your ability to transfer the New Convertible Notes. See “Description of Common Stock—Anti-Takeover Provisions—Combination with Interested Stockholders Statute.”

Risks Related to Our Business

An extended period of depressed oil and natural gas prices will adversely affect our business, financial condition, cash flow, liquidity, results of operations and our ability to meet our capital expenditure obligations and financial commitments.

Our business is heavily dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to remain volatile in the future. Oil and natural gas prices have declined substantially since mid 2014 and have continued to decline into 2016. For example, during the year ended December 31, 2015, commodity prices changed significantly, with the settlement price for West Texas Intermediate (“WTI”) crude oil ranging from a high of approximately $61.43 per barrel to a low of approximately $34.73 per barrel and settlement prices for Henry Hub natural gas ranging from a high of approximately $3.23 per Mcf to a low of approximately $1.76 per Mcf. Oil and natural gas price weakness continued into 2016 and, through June 30, 2016, the WTI settlement price of crude oil had a low of approximately $26.21 per barrel, and the Henry Hub settlement price of natural gas had a low of approximately $1.78 per Mcf.

The prices we receive for our oil and natural gas production are subject to wide fluctuations and depend on numerous factors beyond our control, including the following:

•	the domestic and foreign supply of oil, NGLs and natural gas;

•	weather conditions;

•	the price and quantity of imports of oil and natural gas;

•

political conditions and events in other oil-producing and natural gas-producing countries, including embargoes, hostilities in the Middle East and other sustained military campaigns, and acts of terrorism or sabotage;

•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;

•	domestic government regulation, legislation and policies;

•	the level of global oil and natural gas inventories;

•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels; and

•	overall economic conditions.

Lower oil and natural gas prices will adversely affect:

•	our revenues, profitability and cash flow from operations;

•	the value of our proved oil and natural gas reserves;

•	the economic viability of certain of our drilling prospects;

•	our borrowing capacity; and

•	our ability to obtain additional capital.

Our debt service requirements could adversely affect our operations and limit our growth.

We had $1.2 billion principal amount of debt as of August 29, 2016.

Our outstanding debt has important consequences, including, without limitation:

•	a portion of our cash flow from operations is required to make debt service payments;

•	our ability to borrow additional amounts for capital expenditures (including acquisitions) or other purposes is limited; and

•

our debt limits our ability to capitalize on significant business opportunities, our flexibility in planning for or reacting to changes in market conditions and our ability to withstand competitive pressures and economic downturns.

In addition, future acquisition or development activities may require us to alter our capitalization significantly. These changes in capitalization may significantly increase our debt. Moreover, our ability to meet our debt service obligations and to reduce our total debt will be dependent upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements.

Our debt agreements contain a number of significant covenants. These covenants limit our ability to, among other things:

•	borrow additional money;

•	merge, consolidate or dispose of assets;

•	make certain types of investments;

•	enter into transactions with our affiliates; and

•	pay dividends.

Our failure to comply with any of these covenants could cause a default under our revolving credit facility and the respective indentures governing the old notes and new notes. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it given the current status of the credit markets. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.

Our access to capital markets may be limited in the future.

Adverse changes in the financial and credit markets could negatively impact our ability to grow production and reserves and meet our future obligations. In addition, the continuation of the current low oil and natural gas price environment, or further declines of oil and natural gas prices, will affect our ability to obtain financing for acquisitions and drilling activities and could result in a reduction in drilling activity which results in the loss of acreage through lease expirations, both of which could negatively affect our ability to replace reserves.

Our future production and revenues depend on our ability to replace our reserves.

Our future production and revenues depend upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our acquisition and drilling activities. We cannot assure you that we will have adequate capital resources to conduct acquisition and drilling activities or that our acquisition and drilling activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.

A prospect is a property in which we own an interest or have operating rights and that has what our geoscientists believe, based on available seismic and geological information, to be an indication of potential oil or natural gas. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial additional evaluation and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. The analysis that we perform using data from other wells, more fully explored prospects and/or producing fields may not be useful in predicting the characteristics and potential reserves associated with our drilling prospects. If we drill additional unsuccessful wells, our drilling success rate may decline and we may not achieve our targeted rate of return.

Our business involves many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our success depends on the success of our exploration and development activities. Exploration activities involve numerous risks, including the risk that no commercially productive natural gas or oil reserves will be discovered. In addition, these activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure we will realize a profit on our investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. In addition to their costs, unsuccessful wells can hurt our efforts to replace production and reserves.

Our business involves a variety of operating risks, including:

•	unusual or unexpected geological formations;

•	fires;

•	explosions;

•	blow-outs and surface cratering;

•	uncontrollable flows of natural gas, oil and formation water;

•	natural disasters, such as hurricanes, tropical storms and other adverse weather conditions;

•	pipe, cement, or pipeline failures;

•	casing collapses;

•	mechanical difficulties, such as lost or stuck oil field drilling and service tools;

•	abnormally pressured formations; and

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, well bores, gathering systems and processing facilities could be affected, which could adversely affect our ability to conduct operations.

We could also incur substantial losses as a result of:

•	injury or loss of life;

•	severe damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties;

•	suspension of our operations; and

•	repairs to resume operations.

We maintain insurance against “sudden and accidental” occurrences, which may cover some, but not all, of the risks described above. Most significantly, the insurance we maintain will not cover the risks described above which occur over a sustained period of time. Further, there can be no assurance that such insurance will continue to be available to cover all such cost or that such insurance will be available at a cost that would justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our financial condition and results of operations.

We operate in a highly competitive industry, and our failure to remain competitive with our competitors, many of which have greater resources than we do, could adversely affect our results of operations.

The oil and natural gas industry is highly competitive in the search for and development and acquisition of reserves. Our competitors often include companies that have greater financial and personnel resources than we do. These resources could allow those competitors to price their products and services more aggressively than we can, which could hurt our profitability. Moreover, our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to close transactions in a highly competitive environment.

If oil and natural gas prices decline further or remain depressed for an extended period of time, we may be required to further write-down the carrying values and/or the estimates of total reserves of our oil and natural gas properties, which would constitute a non-cash charge to earnings and adversely affect our results of operations.

Accounting rules applicable to us require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. A write-down constitutes a non-cash charge to earnings. During 2015, we recognized impairments of $801.3 million which reduced the carrying value of our oil and natural gas properties. We may incur additional non-cash charges in the future, which could have a material adverse effect on our results of operations in the period taken. We may also reduce our estimates of the reserves that may be economically recovered, which could have the effect of reducing the total value of our reserves.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree imprecise, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas prices may all differ materially from those assumed in these estimates. The information regarding present value of the future net cash flows attributable to our proved oil and natural gas reserves is only estimated and should not be construed as the current market value of the oil and natural gas reserves attributable to our properties. Thus, such information includes revisions of certain reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, our borrowing ability, our future prospects and the value of our common stock.

As of December 31, 2015, 41% of our total proved reserves were undeveloped and 10% were developed non-producing. These reserves may not ultimately be developed or produced. Furthermore, not all of our undeveloped or developed non-producing reserves may be ultimately produced at the time periods we have planned, at the costs we have budgeted, or at all. As a result, we may not find commercially viable quantities of oil and natural gas, which in turn may result in a material adverse effect on our results of operations.

Some of our undeveloped leasehold acreage is subject to leases that will expire unless production is established on units containing the acreage.

Leases on oil and gas properties normally have a term of three to five years and will expire unless, prior to expiration of the lease term, production in paying quantities is established. If the leases expire and we are unable to renew them, we will lose the right to develop the related properties. Our drilling plans for these areas are subject to change based upon various factors, including drilling results, commodity prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints and regulatory approvals.

We pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

Our growth has been attributable in part to acquisitions of producing properties and companies. More recently we have been focused on acquiring acreage for our drilling program. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

•	recoverable reserves;

•	exploration potential;

•	future oil and natural gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in Texas, Louisiana and Mississippi, we may pursue acquisitions or properties located in other geographic areas.

If we are unsuccessful at marketing our oil and natural gas at commercially acceptable prices, our profitability will decline.

Our ability to market oil and natural gas at commercially acceptable prices depends on, among other factors, the following:

•	the availability and capacity of gathering systems and pipelines;

•	federal and state regulation of production and transportation;

•	changes in supply and demand; and

•	general economic conditions.

Our inability to respond appropriately to changes in these factors could negatively affect our profitability.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and processing facilities. Our ability to market our production depends in a substantial part on the availability and capacity of gathering systems, pipelines and processing facilities, in some cases owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells for a lack of a market or because of the inadequacy or unavailability of pipelines or gathering system capacity. If that were to occur, then we would be unable to realize revenue from those wells until arrangements were made to deliver our production to market.

We are subject to extensive governmental laws and regulations that may adversely affect the cost, manner or feasibility of doing business.

Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, and operating safety. Future laws or regulations, any adverse changes in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may harm our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental laws and regulations, such as:

•	lease permit restrictions;

•	drilling bonds and other financial responsibility requirements, such as plug and abandonment bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	safety precautions;

•	regulatory requirements; and

•	taxation.

Under these laws and regulations, we could be liable for:

•	personal injuries;

•	property and natural resource damages;

•	well reclamation costs; and

•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Our operations are substantially dependent on the availability of water. Restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.

Water is an essential component of both the drilling and hydraulic fracturing processes. Historically, we have been able to purchase water from various sources for use in our operations. In recent years South Texas has experienced the lowest inflows of water in recent history. As a result of this severe drought, some local water districts may begin restricting the use of water subject to their jurisdiction for drilling and hydraulic fracturing in order to protect the local water supply. If we are unable to obtain water to use in our operations from local sources, we may be unable to economically produce oil and natural gas, which could have an adverse effect on our financial condition, results of operations and cash flows.

Our operations may incur substantial liabilities to comply with environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment and otherwise relating to environmental protection. These laws and regulations:

•	require the acquisition of one or more permits before drilling commences;

•	impose limitations on where drilling can occur and/or requires mitigation before authorizing drilling in certain locations;

•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

•	require reporting of significant releases, and annual reporting of the nature and quantity of emissions, discharges and other releases into the environment;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	impose substantial liabilities for pollution resulting from our operations.

Failure to comply with these laws and regulations may result in:

•	the assessment of administrative, civil and criminal penalties;

•	the incurrence of investigatory and/or remedial obligations; and

•	the imposition of injunctive relief.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly restrictions on emissions, and/or waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed. Future environmental laws and regulations, including proposed legislation regulating climate change, may negatively impact our industry. The costs of compliance with these requirements may have an adverse impact on our financial condition, results of operations and cash flows.

Our hedging transactions could result in financial losses or could reduce our income. To the extent we have hedged a significant portion of our expected production and actual production is lower than we expected or the costs of goods and services increase, our profitability would be adversely affected.

To achieve more predictable cash flows and to reduce our exposure to adverse fluctuations in the prices of oil and gas, we have entered into and may in the future enter into hedging transactions for certain of our expected oil and natural gas production. These transactions could result in both realized and unrealized hedging losses. Further, these hedges may be inadequate to protect us from continuing and prolonged decline in the price of oil and natural gas. To the extent that the price of oil and natural gas remain at current levels or declines further, we will not be able to hedge future production at the same level as our current hedges, and our results of operations and financial condition would be negatively impacted.

The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. For example, the derivative instruments we utilize are primarily based on NYMEX futures prices, which may differ significantly from the actual crude oil and gas prices we realize in our operations. Furthermore, we have adopted a policy that requires, and our revolving credit facility also requires, that we enter into derivative transactions related to only a portion of our expected production volumes and, as a result, we will continue to have direct commodity price exposure on the portion of our production volumes not covered by these derivative financial instruments.

Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative transactions. If our actual future production is higher than we estimated, we will have greater commodity price exposure than we intended. If our actual future production is lower than the nominal amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution in our profitability and liquidity. As a result of these factors, our derivative activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows.

In addition, our hedging transactions are subject to the following risks:

•	we may be limited in receiving the full benefit of increases in oil and gas prices as a result of these transactions;

•	a counterparty may not perform its obligation under the applicable derivative financial instrument or may seek bankruptcy protection;

•	there may be a change in the expected differential between the underlying commodity price in the derivative instrument and the actual price received; and

•

the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

The enactment of derivatives legislation and regulation could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.

In 2010, new comprehensive financial reform legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), was enacted that established federal oversight regulation of over-the-counter derivatives market and entities, such as us, that participate in that market. Dodd-Frank requires the Commodities Futures Trading Commission, or CFTC, the SEC and other regulators to promulgate rules and regulations implementing the new legislation. The final rules adopted under Dodd-Frank identify the types of products and the classes of market participants subject to regulation and will require us in connection with certain derivatives activities to comply with clearing and trade-execution requirements (or take steps to qualify for an exemption from such requirements). While most of the regulations have been finalized, it is not possible at this time to predict with certainty the full effects of Dodd-Frank and CFTC rules on us or the timing of such effects. We believe that Dodd-Frank and associated regulations could significantly increase the cost of derivative contracts from additional recordkeeping and reporting requirements and through requirements to post collateral which could adversely affect our available liquidity. If we reduce our use of derivatives as a result of Dodd-Frank and associated regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. These consequences could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays as well as restrict our access to our oil and gas reserves.

Hydraulic fracturing is an essential and common practice that is used to stimulate production of oil and natural gas from dense subsurface rock formations such as shale and tight sands. We routinely apply hydraulic fracturing techniques in completing our wells. The process involves the injection of water, sand and additives under pressure into a targeted subsurface formation. The water and pressure create fractures in the rock formations, which are held open by the grains of sand, enabling the oil or natural gas to flow to the wellbore. The use of hydraulic fracturing is necessary to produce commercial quantities of oil and natural gas from many reservoirs including the Haynesville shale, Bossier shale, Eagle Ford shale, Tuscaloosa Marine shale, Cotton Valley and other tight natural gas and oil reservoirs. Substantially all of our proved oil and gas reserves that are currently not producing and our undeveloped acreage require hydraulic fracturing to be productive. All of the wells currently being drilled by us utilize hydraulic fracturing in their completion.

The use of hydraulic fracturing in our well completion activities could expose us to liability for negative environmental effects that might occur. Although we have not had any incidents related to hydraulic fracturing operations that we believe have caused any negative environmental effects, we have established operating procedures to respond and report any unexpected fluid discharge which might occur during our operations, including plans to remediate any spills that might occur. In the event that we were to suffer a loss related to hydraulic fracturing operations, our insurance coverage will be net of a deductible per occurrence and our ability to recover costs will be limited to a total aggregate policy limit of $26.0 million, which may or may not be sufficient to pay the full amount of our losses incurred.

Drilling and completion activities are typically regulated by state oil and natural gas commissions. Our drilling and completion activities are conducted primarily in Louisiana and Texas. Texas adopted a law in June 2012 requiring disclosure to the Railroad Commission of Texas and the public of certain information regarding the components used in the hydraulic-fracturing process. Several proposals are before the United States Congress that, if implemented, would subject the process of hydraulic fracturing to regulation under the Safe Drinking Water Act. In June 2015, the EPA released a draft report on the potential impacts of hydraulic fracturing on drinking water resources, which concluded that hydraulic fracturing activities have not led to widespread, systemic impacts on drinking water resources in the United States, although there may be above and below ground mechanisms by which hydraulic fracturing activities have the potential to impact drinking water resources. The draft report is expected to be finalized after a public comment period and a formal review by the EPA’s Science Advisory Board. Other governmental agencies, including the U.S. Department of Energy, have evaluated or are evaluating various other aspects of hydraulic fracturing. These ongoing or proposed studies have the potential to impact the likelihood or scope of future legislation or regulation.

State and federal regulatory agencies recently have focused on a possible connection between the hydraulic fracturing related activities and the increased occurrence of seismic activity. When caused by human activity, such events are called induced seismicity. In a few instances, operators of injection wells in the vicinity of seismic events have been ordered to reduce injection volumes or suspend operations. Some state regulatory agencies, including those in Colorado, Ohio, Oklahoma, and Texas, have modified their regulations to account for induced seismicity. Regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. A 2012 report published by the National Academy of Sciences concluded that only a very small fraction of the tens of thousands of injection wells have been suspected to be, or have been, the likely cause of induced seismicity; and a 2015 report by researchers at the University of Texas has suggested that the link between seismic activity and wastewater disposal may vary by region. In 2015, the United States Geological Survey identified eight states, including Texas, with areas of increased rates of induced seismicity that could be attributed to fluid injection or oil and gas extraction. More recently, in March 2016, the United States Geological Survey identified six states with the most significant hazards from induced seismicity, including Texas, Colorado, Oklahoma, Kansas, New Mexico, and Arkansas. In addition, a number of lawsuits have been filed, most recently in Oklahoma, alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. These developments could result in additional regulation and restrictions on the use of injection wells and hydraulic fracturing.

Potential changes to US federal tax regulations, if passed, could have an adverse effect on us.

The United States Congress continues to consider imposing new taxes and repealing many tax incentives and deductions that are currently used by independent oil and gas producers. Such changes include, but are not limited to:

•	the elimination of current deductions for intangible drilling and development costs;

•	the repeal of the percentage depletion allowance for oil and gas properties;

•	an elimination of the deduction for U.S. oil and gas production activities;

•	an extension of the amortization period for certain geological and geophysical expenditures; and

•	implementation of a fee on non-producing leases located on federal lands.

It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective. The passage of any legislation containing these or similar changes in U.S. federal income tax law could eliminate or defer certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such changes could negatively affect our financial condition and results of operations. A reduction in operating cash flow could require us to reduce our drilling activities. Since none of these proposals have yet been included in new legislation, we do not know the ultimate impact they may have on our business.

Loss of our information and computer systems could adversely affect our business.

We are heavily dependent on our information systems and computer-based programs, including our well operations information, seismic data, electronic data processing and accounting data. If any of such programs or systems were to fail or create erroneous information in our hardware or software network infrastructure or we were subject to cyberspace breaches or attacks, possible consequences include our loss of communication links, inability to find, produce, process and sell oil and natural gas and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any such consequence could have a material effect on our business.

Our business could be negatively impacted by security threats, including cyber-security threats and other disruptions.

As an oil and natural gas producer, we face various security threats, including cyber-security threats to gain unauthorized access to sensitive information or to render data or systems unusable, threats to the safety of our employees, threats to the security of our facilities and infrastructure or third party facilities and infrastructure, such as processing plants and pipelines, and threats from terrorist acts. Cyber-security attacks in particular are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we utilize various procedures and controls to monitor and protect against these threats and to mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities, essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations, or cash flows.

We are exposed to the credit risk of our customers and counterparties, and our credit risk management may not be adequate to protect against such risk.

We are subject to the risk of loss resulting from nonpayment and/or nonperformance by our customers and counterparties in the ordinary course of our business. Our credit procedures and policies may not be adequate to fully eliminate customer and counterparty credit risk particularly in light of the sustained declines in oil and natural gas prices since mid 2014. We cannot predict to what extent our business would be impacted by deteriorating conditions in the economy, including declines in our customers’ and counterparties’ creditworthiness. If we fail to adequately assess the creditworthiness of existing or future customers and counterparties, unanticipated deterioration in their creditworthiness and any resulting increase in nonpayment and/or nonperformance by them could cause us to write-down or write-off doubtful accounts. Such write-downs or write-offs could negatively affect our operating results in the periods in which they occur and, if significant, could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Substantial exploration and development activities could require significant outside capital, which could dilute the value of our common shares and restrict our activities. Also, we may not be able to obtain needed capital or financing on satisfactory terms, which could lead to a limitation of our future business opportunities and a decline in our oil and natural gas reserves.

We expect to expend substantial capital in the acquisition of, exploration for and development of oil and natural gas reserves. In order to finance these activities, we may need to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of non-strategic assets or other means. The issuance of additional equity securities could have a dilutive effect on the value of our common shares, and may not be possible on terms acceptable to us given the current volatility in the financial markets. The issuance of additional debt would require that a portion of our cash flow from operations be used for the payment of interest on our debt, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions, dividends and general corporate requirements, which could place us at a competitive disadvantage relative to other competitors. Our cash flow from operations and access to capital is subject to a number of variables, including:

•	our estimated proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	our ability to extract NGLs from the natural gas we produce;

•	the prices at which oil, NGLs and natural gas are sold; and

•	our ability to acquire, locate and produce new reserves.

If our revenues decrease as a result of lower oil or natural gas prices, operating difficulties or declines in reserves, our ability to obtain the capital necessary to undertake or complete future exploration and development programs and to pursue other opportunities may be limited, which could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could result in a decline in our oil and natural gas reserves.

We depend on our key personnel and the loss of any of these individuals could have a material adverse effect on our operations.

We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of M. Jay Allison, our Chief Executive Officer, and Roland O. Burns, our President and Chief Financial Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Allison, Mr. Burns or any of those other individuals could have a material adverse effect on our operations.

Our insurance coverage may not be sufficient or may not be available to cover some liabilities or losses that we may incur.

If we suffer a significant accident or other loss, our insurance coverage will be net of our deductibles and may not be sufficient to pay the full current market value or current replacement value of our lost investment, which could result in a material adverse impact on our operations and financial condition. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Because third party drilling contractors are used to drill our wells, we may not realize the full benefit of workers’ compensation laws in dealing with their employees. In addition, some risks, including pollution and environmental risks, generally are not fully insurable.

Provisions of our restated articles of incorporation, amended and restated bylaws, Nevada law and our rights plan will make it more difficult to effect a change in control of us, which could adversely affect the price of our common stock.

Nevada corporate law and our restated articles of incorporation and amended and restated bylaws contain provisions that could delay, defer or prevent a change in control of us. These provisions include:

•	allowing for authorized but unissued shares of common and preferred stock;

•

requiring special stockholder meetings to be called only by our chairman of the board, our chief executive officer, a majority of the board, a majority of our executive committee or the holders of at a majority of our outstanding stock;

•	requiring removal of directors by a supermajority stockholder vote;

•	prohibiting cumulative voting in the election of directors; and

•	Nevada control share laws that may limit voting rights in shares representing a controlling interest in us.

These provisions could make an acquisition of us by means of a tender offer or proxy contest or removal of our incumbent directors more difficult. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, which may limit the price that investors are willing to pay in the future for shares of our common stock.

We adopted a rights plan in October 2015 to preserve our accumulated net operating losses. While this rights plan is intended to preserve our tax net operating losses, it effectively deters current and potential future purchases of our common stock above 4.9% of the total outstanding shares. This rights plan could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, which may limit the price that investors are willing to pay in the future for shares of our common stock.

We have received a notice of non-compliance with continued listing standards from the New York Stock Exchange (the “NYSE”) for our common stock. If we are unable to avoid the delisting of our common stock from the NYSE, it could have a substantial effect on the trading price and liquidity of our common stock.

On March 24, 2016, we received a notification from the NYSE informing us that we were no longer in compliance with the NYSE’s continued listing standards for our common stock because the average closing price of our common stock and our average market capitalization have fallen below the NYSE’s requirements. The NYSE’s continued listing standards require that (i) the average closing price of a listed company’s common stock be at least $1.00 per share and (ii) a listed company’s equity market capitalization be at least $50 million, in each case over a consecutive 30 trading-day period. As of July 29, 2016, the average closing price of our common stock over the preceding 30 trading-day period was $0.84 per share (prior to the reverse stock split) and our average equity market capitalization over the same period was $52.5 million.

We have submitted and the NYSE has accepted a business plan to regain compliance with the NYSE’s continued listing standards. We may regain compliance with the NYSE’s stock price standard at any time during a six-month cure period commencing on receipt of the NYSE notification if our common stock has a closing stock price of at least $1.00 and an average closing stock price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or the last trading day of the cure period. We must regain compliance with respect to our market capitalization within eighteen months of receipt of the NYSE notification. Failure to regain compliance with the NYSE’s continued listing standards within the applicable time periods will result in the commencement of suspension and delisting procedures. To address the minimum stock price requirement, on July 20, 2016, we announced a one-for-five (1:5) reverse split of our common stock, which became effective on July 29, 2016.

The NYSE notification did not affect our business operations or our SEC reporting requirements and did not conflict with or cause an event of default under any of our material debt or other agreements. However, if our common stock ultimately were to be delisted for any reason, it could negatively impact us by (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer. In consideration for the exchange consideration, we will receive the old notes. Old notes acquired by us pursuant to the Exchange Offer will be cancelled upon receipt thereof.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements.

	Year Ended December 31,					Six Months Ended June 30,
	2011	2012	2013	2014	2015	2015	2016
Ratio of earnings to fixed charges	—	—	—	—	—	—	—
Coverage deficiency (in millions)	$(61.2)	$(165.1)	$(165.6)	$(92.0)	$(1,202.4)	$(328.8)	$(47.2)

PRICE RANGE OF COMMON STOCK, OLD NOTES AND DIVIDEND POLICY

Our common stock is listed for trading on the New York Stock Exchange under the symbol “CRK”. The following table sets forth, on a per share basis for the periods indicated, the high and low sales prices by calendar quarter for the periods indicated as reported by the New York Stock Exchange. All amounts below have been adjusted to give effect to the one-for-five (1:5) reverse stock split which became effective on July 29, 2016.

		High	Low
2014 –	First Quarter	$115.75	$81.10
	Second Quarter	$145.75	$112.10
	Third Quarter	$147.45	$91.50
	Fourth Quarter	$94.00	$25.05

2015 –	First Quarter	$36.10	$16.15
	Second Quarter	$27.20	$16.45
	Third Quarter	$20.35	$4.95
	Fourth Quarter	$16.90	$8.00

2016 –	First Quarter	$9.40	$3.20
	Second Quarter	$5.45	$2.75
	Third Quarter (through August 29, 2016)	$7.38	$2.64

As of August 29, 2016, we had approximately 12,504,562 shares of common stock outstanding after giving effect to the one-for-five (1:5) reverse stock split which became effective on July 29, 2016 (subject to minor variations resulting from the treatment of fractional shares). Such shares were held by 194 holders of record and approximately 11,600 beneficial owners who maintain their shares in “street name” accounts.

We paid a quarterly cash dividend on our common stock in 2014, resulting in total dividends paid of $23.8 million. On February 13, 2015, we announced that the dividend was being suspended until oil and natural gas prices improve. Any future determination as to the payment of dividends will depend upon the results of our operations, capital requirements, our financial condition and such other factors as our board of directors may deem relevant.

The old notes are not listed on any national or regional securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Reliable pricing information for the old notes may not always be available. The Company believes trading in the old notes has been limited and sporadic. Quotations for securities that are not widely traded, such as the old notes, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, holders of old notes are urged to contact their brokers or financial advisors or call the Information and Exchange Agent at the number set forth on the back cover of this prospectus with respect to current information regarding the trading price of the old notes.

To the extent that the old notes are tendered and accepted in the Exchange Offer, such old notes will cease to be outstanding. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, any old notes that the Company acquires in the Exchange Offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the old notes that remain outstanding following the Exchange Offer.

We cannot assure you that a trading market will exist for the old notes following the Exchange Offer. The extent of the market for the old notes following the consummation of the Exchange Offer will depend upon, among other things, the remaining outstanding principal amount of the old notes at such time, the number of holders of old notes remaining at such time and the interest in maintaining a market in such old notes on the part of securities firms.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2016 on:

•	an a historical basis; and

•

on a pro forma basis to give effect to the exchange by us of exchange consideration for our outstanding old notes, assuming the tender and acceptance of all of the outstanding old notes and other transactions related to the Exchange Offer.

This information should be read in conjunction with the sections entitled “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus and our historical consolidated financial statements and related notes thereto included in this prospectus.

	As of June 30, 2016
	Historical	As Adjusted
	(In thousands)
Cash and Cash equivalents	$67,412	$58,212

Long-term debt:
Principal:
Revolving credit facility(1)	$-	$-
10% senior secured notes due 2020	700,000	-
7 3⁄4% senior notes due 2019	288,516	-
9 1⁄2% senior notes due 2020	174,607	-
Senior secured toggle notes due 2020	-	700,000
7 3⁄4% convertible secured PIK notes due 2019	-	288,516
9 1⁄2% convertible secured PIK notes due 2020	-	174,607
Premiums (discounts) on notes:
7 3⁄4% senior notes due 2019	2,325	-
9 1⁄2% senior notes due 2020	(4,008)	-
Senior secured toggle notes due 2020(3)	-	(11,820)
7 3⁄4% convertible secured PIK notes due 2019(3)	-	(17,975)
9 1⁄2% convertible secured PIK notes due 2020(3)	-	(17,408)
Deferred financing costs	(16,250)	(16,250)

Total long-term debt	1,145,190	1,099,670

Stockholders’ Deficit:
Common stock(2)	6,253	6,253
Additional paid in capital(2)	518,905	518,905
Stock warrants(3)	-	11,820
Accumulated deficit	(732,425)	(732,425)

Total stockholders’ deficit	(207,267)	(195,447)

Total capitalization	$937,923	$904,223

(1)	As of June 30, 2016, there was no outstanding balance under our revolving credit facility.
(2)	Common stock and additional paid-in capital has been adjusted to reflect the one-for-five (1:5) reverse stock split of our common stock which became effective on July 29, 2016.
(3)	Reflects the impact of the Exchange Offer with amounts of the new notes being adjusted for the estimated value of the stock warrants issued in connection with the senior secured toggle notes due 2020 and the estimated value of the mandatory conversion feature in connection with the 7 3⁄4% convertible secured PIK notes due 2019 and 9 1⁄2% convertible secured PIK notes due 2020, assuming the approval of our stockholders of the authorized share proposal at a special meeting of the stockholders.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present selected historical financial data as of and for the periods indicated. The financial results are not necessarily indicative of our future operations or future financial results. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of such periods. The data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus and our consolidated financial statements and the notes thereto contained in the exhibits to the registration statement to which this prospectus relates. All share and per share data presented below has been adjusted to give effect to the Company’s one-for-five (1:5) reverse stock split which became effective on July 29, 2016, unless the context otherwise requires.

Statement of Operations Data:

	Year Ended December 31,					Six Months Ended June 30,
	2011	2012	2013	2014	2015	2015	2016
	(In thousands, except per share data)
Revenues:
Natural gas sales	$354,123	$203,651	$188,453	$165,461	$109,753	$46,757	$50,874
Oil sales	80,244	181,163	231,837	389,770	142,669	97,077	26,004

Total oil and gas sales	434,367	384,814	420,290	555,231	252,422	143,834	76,878
Gain on sales and exchanges of oil and gas properties	—	24,271	—	—	—	—	—

Total revenues	434,367	409,085	420,290	555,231	252,422	143,834	76,878

Operating expenses:
Production taxes	3,670	11,727	14,524	23,797	10,286	6,781	2,513
Gathering and transportation	28,491	26,265	17,245	12,897	14,298	6,113	8,390
Lease operating(1)	46,552	51,248	52,844	60,283	64,502	32,963	25,948
Exploration	10,148	61,449	33,423	19,403	70,694	65,269	7,753
Depreciation, depletion and amortization	290,776	343,858	337,134	378,275	321,323	182,462	74,865
General and administrative, net	35,172	33,798	34,767	32,379	23,541	15,142	11,238
Impairment of oil and gas properties	60,817	25,368	652	60,268	801,347	2,387	24,460
Loss on sales of oil and gas properties	57	—	2,033	—	112,085	111,830	907

Total operating expenses	475,683	553,713	492,622	587,302	1,418,076	422,947	156,074

Operating loss	(41,316)	(144,628)	(72,332)	(32,071)	(1,165,654)	(279,113)	(79,196)
Other income (expenses):
Gain on sale of marketable securities	35,118	26,621	7,877	—	—	—	—
Gain (loss) from derivative financial instruments	—	21,256	(8,388)	8,175	2,676	627	674
Net gain (loss) on extinguishment of debt	(1,096)	—	(17,854)	—	78,741	4,532	89,576
Other income	790	944	1,059	727	1,275	643	595
Interest expense	(41,592)	(57,906)	(73,242)	(58,631)	(118,592)	(54,561)	(58,826)

Total other income (expenses)	(6,780)	(9,085)	(90,548)	(49,729)	(35,900)	(48,759)	32,019

Loss from continuing operations before income taxes	(48,096)	(153,713)	(162,880)	(81,800)	(1,201,554)	(327,872)	(47,177)
Benefit from income taxes	14,624	50,634	56,157	24,689	154,445	114,302	(4,548)

Loss from continuing operations	(33,472)	(103,079)	(106,723)	(57,111)	(1,047,109)	(213,570)	(51,725)
Income from discontinued operations, net of income taxes	—	3,019	147,752	—	—	—	—

Net income (loss)	$(33,472)	$(100,060)	$41,029	$(57,111)	$(1,047,109)	$(213,570)	$(51,725)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(3.64)	$(11.10)	$(11.09)	$(6.20)	$(113.53)	$(23.18)	$(4.82)
Income from discontinued operations	—	0.32	15.36	—	—	—	—

Net Income (loss)	$(3.64)	$(10.78)	$4.27	$(6.20)	$(113.53)	$(23.18)	(4.82)

Dividends per common share	$—	$—	$1.88	$2.50	$—	$—	$—

Basic and diluted weighted average shares outstanding	9,199	9,284	9,311	9,309	9,223	9,215	10,729

(1) Includes ad valorem taxes.

Balance Sheet Data:

	As of December 31,					Six Months Ended June 30,
	2011	2012	2013	2014	2015	2015	2016
	(In thousands)
Cash and cash equivalents	$8,460	$4,471	$2,967	$2,071	$134,006	$130,214	$67,412
Property and equipment, net	2,155,568	1,958,687	2,066,735	2,198,169	1,038,420	1,911,807	915,350
Total assets(1)	2,632,009	2,554,930	2,130,112	2,264,546	1,195,850	2,181,640	1,047,226
Total debt(1)	1,186,319	1,309,416	789,414	1,060,654	1,249,330	1,355,816	1,145,190
Stockholders’ equity (deficit)	1,037,625	933,534	952,005	870,272	(171,258)	658,255	(207,267)

(1)

Restated to reclassify debt issuance costs from total assets to total debt in the amount of $10,589, $14,967, $9,286 and $9,791 as of December 31, 2011, 2012, 2013, and 2014, respectively and $23,618 for the six-months ended June 30, 2015.

Cash Flow Data:

	Year Ended December 31,					Six Months Ended June 30,
	2011	2012	2013	2014	2015	2015	2016
	(In thousands)
Cash flows provided by (used for) operating activities from continuing operations	$275,433	$219,721	$268,994	$400,984	$30,086	24,238	(31,204)
Cash flows used for investing activities from continuing operations	(597,809)	(205,393)	(408,678)	(634,787)	(161,725)	(197,263)	(31,587)
Cash flows provided by (used for) financing activities from continuing operations	673,381	117,502	(576,140)	232,907	263,574	301,168	(3,803)
Cash flows provided by (used for) operating activities of discontinued operations	—	42,508	(7,715)	—	—	—	—
Cash flows provided by (used for) investing activities of discontinued operations	(344,277)	(178,327)	722,035	—	—	—	—

Summary Operating Data:

The following table sets forth certain of our summary operating data for the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2011	2012	2013	2014	2015	2015	2016
Oil & Gas Sales (in thousands):
Natural gas sales	$354,123	$203,651	$188,453	$165,461	$109,753	$46,757	$50,874
Oil sales	80,244	181,163	231,837	389,770	142,669	97,077	26,004

Total oil and gas sales	$434,367	$384,814	$420,290	$555,231	$252,422	$143,834	$76,878

Net Production Data:
Natural gas (MMcf)	90,593	81,762	55,694	39,768	47,676	19,273	27,344
Oil (MBbls)	838	1,792	2,314	4,313	3,089	1,960	772
Natural gas equivalent (MMcfe)	95,622	92,515	69,577	65,645	66,207	31,034	31,974

Average Sales Price:
Natural gas ($/Mcf)	$3.91	$2.49	$3.38	$4.16	$2.30	$2.43	$1.86
Oil ($/Bbl)	$95.73	$101.09	$100.20	$90.37	$46.19	$49.53	$33.69
Average equivalent price ($/Mcfe)	$4.54	$4.16	$6.04	$8.46	$3.81	$4.63	$2.40

Expenses ($ per Mcfe):
Production taxes	$0.04	$0.13	$0.21	$0.36	$0.16	$0.22	$0.08
Gathering and transportation	$0.30	$0.28	$0.25	$0.20	$0.22	$0.20	$0.26
Lease operating(1)	$0.48	$0.55	$0.76	$0.92	$0.97	$1.06	$0.81
Depreciation, depletion and amortization(2)	$3.03	$3.76	$4.83	$5.74	$4.84	$5.86	$2.32

(1)	Includes ad valorem taxes.
(2)	Represents depreciation, depletion and amortization of oil and gas properties only.

SELECTED QUARTERLY FINANCIAL DATA

Set forth below are unaudited quarterly financial data (in thousands, except per share amounts):

	2016
	First Quarter	Second Quarter
	(In thousands, except per share data)
Total oil and gas sales	$36,163	$40,715
Operating loss	$(56,490)	$(22,706)
Net income (loss)	$(56,577)	$4,852

Income (loss) per share:
Basic and diluted	$(5.71)	$0.41

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Total oil and gas sales	$66,522	$77,312	$61,360	$47,228
Operating loss	$(96,928)	$(182,185)	$(596,026)	$(290,515)
Net loss	$(78,502)	$(135,068)	$(544,996)	$(288,543)

Loss per share:
Basic and diluted	$(8.53)	$(14.64)	$(59.05)	$(31.26)

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Total oil and gas sales	$141,909	$155,723	$144,983	$112,616
Operating income (loss)	$20,228	$27,729	$263	$(80,291)
Net income (loss)	$1,165	$1,898	$(1,903)	$(58,271)

Income (loss) per share:
Basic and diluted	$0.11	$0.19	$(0.22)	$(6.31)

Basic and diluted per share amounts are the same for each of the quarters and for the years ended where a net loss was reported. All share and per share data presented above has been adjusted to give effect to the Company’s one-for-five (1:5) reverse stock split which became effective on July 29, 2016.

SUMMARY OIL AND NATURAL GAS RESERVES

The following table summarizes the estimates of our net proved oil and natural gas reserves relating to our continuing operations as of the dates indicated and the present value attributable to these reserves at such dates based on reserve reports prepared by Lee Keeling and Associates, Inc. For additional information relating to our oil and natural gas reserves, see “Risk Factors—Risks Related to Our Business—Our reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves” and “Business and Properties,” contained in this prospectus.

	As of December 31,
	2013	2014	2015
PROVED RESERVES:
Natural Gas (MMcf)	452,653	495,266	569,596
Oil (Mbbls)	21,976	20,854	9,229
Total (MMcfe)	584,511	620,388	624,971

PROVED DEVELOPED RESERVES:
Natural Gas (MMcf)	344,278	324,598	311,130
Oil (Mbbls)	13,914	16,247	9,229
Total (MMcfe)	427,764	422,077	366,505

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our selected historical consolidated financial data and our accompanying consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus. The following discussion includes forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus and in our annual report filed on Form 10-K for the year ended December 31, 2015, as adjusted by our Current Report on Form 8-K filed on August 1, 2016, and our quarterly report filed on Form 10-Q for the three months ended June 30, 2016. All share and per share data presented below has been restated to give effect to our one-for-five (1:5) reverse stock split that became effective on July 29, 2016, unless the context otherwise requires.

Overview

We are an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas in the United States. At December 31, 2015 we owned interests in 1,575 producing oil and natural gas wells (859.7 net to us) and we operated 952 of these wells. In managing our business, we are concerned primarily with maximizing return on our stockholders’ equity. To accomplish this goal, we focus on profitably increasing our oil and natural gas reserves and production.

In 2011, we acquired an undeveloped acreage position and some producing oil wells in Gaines and Reeves Counties in West Texas. We operated these properties, which we designated as our West Texas region, through May 2013 when we sold all of these properties for total proceeds of $823.1 million. Accordingly, we are presenting our West Texas operations as discontinued operations in our financial statements for all periods presented. Unless indicated otherwise, the amounts in the accompanying tables and discussion relate to our continuing operations.

We use the successful efforts method of accounting, which allows only for the capitalization of costs associated with developing proven oil and natural gas properties as well as exploration costs associated with successful exploration activities. Accordingly, our exploration costs consist of costs we incur to acquire and reprocess 3-D seismic data, impairments of our unevaluated leasehold where we were not successful in discovering reserves and the costs of unsuccessful exploratory wells that we drill.

We generally sell our oil and natural gas at current market prices at the point our wells connect to third party purchaser pipelines or terminals. We have entered into certain transportation and treating agreements with midstream and pipeline companies to transport a substantial portion of our natural gas production in North Louisiana to long-haul gas pipelines. We market our products several different ways depending upon a number of factors, including the availability of purchasers for the product, the availability and cost of pipelines near our wells, market prices, pipeline constraints and operational flexibility. Accordingly, our revenues are heavily dependent upon the prices of, and demand for, oil and natural gas. Oil and natural gas prices have historically been volatile and are likely to remain volatile in the future. Oil and natural gas prices have declined substantially since June 2014 and have continued to decline into 2016.

Our operating costs are generally comprised of several components, including costs of field personnel, insurance, repair and maintenance costs, production supplies, fuel used in operations, transportation costs, workover expenses and state production and ad valorem taxes.

Like all oil and natural gas exploration and production companies, we face the constant challenge of replacing our reserves. Although in the past we have offset the effect of declining production rates from existing properties through successful acquisition and drilling efforts, there can be no assurance that we will be able to continue to offset production declines or maintain production at current rates through future acquisitions or drilling activity. Our future growth will depend on our ability to continue to add new reserves in excess of production.

Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, and operating safety. Future laws or regulations, any adverse changes in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may have an adverse effect on our business, results of operations and financial condition. Applicable environmental regulations require us to remove our equipment after production has ceased, to plug and abandon our wells and to remediate any environmental damage our operations may have caused. The present value of the estimated future costs to plug and abandon our oil and gas wells and to dismantle and remove our production facilities is included in our reserve for future abandonment costs, which was $16.0 million as of June 30, 2016.

Prices for crude oil and natural gas have been highly volatile, and we are currently experiencing a period of extraordinarily low prices primarily due to an oversupply of crude oil and natural gas. As prices remain depressed, we will continue to experience low revenues and cash flows. We expect our oil production to remain depressed until we resume drilling on these properties. We expect our natural gas production to remain depressed to the extent that we do not offset this decline from production from the new wells we plan to drill in 2016 and future periods. Depending upon future prices and our production volumes, our cash flows from our operating activities may not be sufficient to fund our capital expenditures, and we will need to either continue to curtail drilling activity or we may seek additional borrowings which would increase our interest expense.

We recognized significant impairments of our proved oil and gas properties in 2015. We may need to recognize further impairments if oil and natural gas prices remain depressed, and as a result, the expected future cash flows from these properties becomes insufficient to recover their carrying value. In addition, we may recognize additional impairments of our unevaluated oil and gas properties should we determine that we no longer intend to retain these properties for future oil and natural gas development.

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

Results of Operations

Revenues –

In the first six months of 2016, our oil and natural gas sales decreased by $66.9 million (47%) to $76.9 million from $143.8 million in the first six months of 2015. Natural gas sales in the first six months of 2016 increased by $4.1 million (9%) from 2015 while oil sales decreased by $71.1 million (73%) from 2015. Our natural gas production increased by 42% from 2015 while our realized natural gas price decreased by 23%. The increase in our natural gas production has been driven by our successful natural gas drilling program that we commenced in 2015. The decrease in oil sales is attributable to the 61% decline in our production and the 32% decrease in realized oil prices. The decline in oil production is attributable to the sale of our East Texas Eagle Ford shale properties in or near Burleson, Texas in 2015 and the lack of drilling activity in our South Texas Eagle Ford shale properties in South Texas.

Costs and Expenses –

Production taxes of $2.5 million for the first six months of 2016 decreased $4.3 million as compared with production taxes of $6.8 million for the first six months of 2015. These decreases are mainly related to our lower oil and gas sales in 2016 as well as state exemptions on our Haynesville shale wells drilled in 2015 and 2016.

Gathering and transportation costs for the first six months of 2016 increased $2.3 million to $8.4 million as compared to $6.1 million for the first six months of 2015. Our gathering and transportation costs have increased due to the volume growth from our Haynesville shale drilling program.

Our lease operating expense for the first six months of 2016 of $25.9 million decreased $7.1 million or 21% from our lease operating expense of $33.0 million for the first six months of 2015. This decrease primarily reflects lower costs associated with our declining oil production. Our lease operating expense of $0.81 per Mcfe produced for the six months ended June 30, 2016 was $0.25 per Mcfe lower than the lease operating expense of $1.06 per Mcfe for the same period in 2015.

Exploration costs of $7.8 million in the six months ended June 30, 2016 primarily related to impairments of unevaluated leases. Exploration costs of $65.3 million in the six months ended June 30, 2015 primarily include impairments of unevaluated leases and rig termination fees.

Depreciation, depletion and amortization (“DD&A”) for the first six months of 2016 of $74.9 million decreased $107.6 million (59%) from DD&A expense of $182.5 million for the six months ended June 30, 2015. For the first six months of 2016, our per unit DD&A rate of $2.32 decreased $3.54 (60%) from our DD&A rate of $5.86 for the first six months of 2015. The lower rates in 2016 reflect the impairments we recognized in 2015 as well as the increase in production from the lower cost Haynesville shale properties.

General and administrative expenses, which are reported net of overhead reimbursements, decreased $3.9 million (26%) to $11.2 million for the first six months of 2016 from general and administrative expenses for the six months ended June 30, 2015 of $15.1 million. Included in general and administrative expense is stock-based compensation of $2.5 million and $4.0 million for the six months ended June 30, 2016 and 2015, respectively. The lower general and administrative costs are attributable to a reduction in personnel and related compensation costs in 2016.

We assess the need for impairment of the capitalized costs for our oil and gas properties on a property basis. We recognized impairment charges of $3.7 million and $2.4 million on our oil and gas properties during the six months ended June 30, 2016 and June 30, 2015, respectively, primarily due to the decline in management’s oil and natural gas price outlook. Also included in impairments for the six months ended June 30, 2016 is an impairment of $20.8 million to reduce the carrying value of our South Texas natural gas properties classified as assets held for sale to their net realizable value less costs to sell. The net loss on sales and exchange of oil and gas properties of $0.9 million for the first six months of 2016 reflects the non-monetary exchange we completed in January, 2016 and the sale of certain other oil and gas properties. The loss on sale of oil and gas properties of $111.8 million for the six months ended June 30, 2015 relates to our sale of our Burleson County, Texas oil properties.

Interest expense increased $4.2 million to $58.8 million for the first six months of 2016 from interest expense of $54.6 million in the first six months of 2015. We did not capitalize any interest during the six months ended June 30, 2016 and we capitalized interest of $0.9 million on our unevaluated properties during the six months ended June 30, 2015. The increase in interest expense for the six months ended June 30, 2016 primarily relates to the issuance of $700.0 million of senior secured notes in March 2015, which was partially offset by the lower interest from our debt reduction program.

We utilize oil and natural gas price swaps to manage our exposure to oil and natural gas prices and protect returns on investment from our drilling activities. Gains related to our natural gas derivative financial instruments that covered a portion of our production were $0.7 million for the six months ended June 30, 2016. We had no cash settlements for crude oil or natural gas swaps during the six months ended June 30, 2015. The following table presents our natural gas prices before and after the effect of cash settlements of our derivative financial instruments:

	Six Months Ended June 30,
	2015	2016
Average Realized Oil Price:
Natural gas, per Mcf	$2.43	$1.86
Cash settlements of derivative financial instruments, per Mcf	—	0.08

Price per Mcf, including cash settlements of derivative financial instruments	$2.43	$1.94

During the six months ended June 30, 2016 and 2015, we recognized a net gain on extinguishment of debt of $89.6 million and $4.5 million, respectively. We retired $87.5 million and $19.8 million of principal of the 2019 Notes and the 2020 Notes in the six months ended June 30, 2016 and 2015, respectively, as part of our debt reduction program.

Income taxes for the six months ended June 30, 2016 were a provision of $4.5 million as compared to a benefit of $114.3 million for the six months ended June 30, 2015. Our effective tax rate was a provision of 9.6% for the first six months of 2016 as compared to a benefit of 34.9% for the first six months of 2015. During the first quarter of 2016, Louisiana changed its tax laws with respect to the utilization of net operating losses. As a result of this tax law change we increased our deferred income tax liability related to state income taxes by $4.5 million. No benefit for income taxes was reflected on the loss in the first six months of 2016 due to the increase to our valuation allowances related to federal and certain state net operating losses. The effective tax rate for the first six months of 2015 differed slightly from the expected rate of 35% primarily because of state taxes.

We reported a net loss of $51.7 million, or $4.82 per share, for the six months ended June 30, 2016, as compared to a net loss of $213.6 million, or $23.18 per share, for the six months ended June 30, 2015. The net loss in the six months ended June 30, 2016 was primarily due to the oil and gas property impairment charges recognized, lower oil and natural gas prices and higher interest expense.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Results of Operations

Revenues –

Our oil and gas sales decreased $302.8 million (55%) in 2015 to $252.4 million from $555.2 million in 2014. Oil sales decreased by $247.1 million (63%) from 2014 while our natural gas sales decreased by $55.7 million (34%) from 2014. The decrease in oil sales was attributable to the 28% decline in oil production and a 49% decrease in our realized oil price in 2015. Our natural gas production increased by 20% from 2014 while our realized natural gas price decreased by 45%. Our drilling activity in the Haynesville and Bossier shale fields in East Texas and North Louisiana generated the natural gas production growth.

Costs and Expenses –

Production taxes decreased $13.5 million or 57% to $10.3 million in 2015 from $23.8 million in 2014. The decrease in 2015 is due to the 63% decline in our oil sales during the year. Much of our natural gas sales in 2014 and 2015 qualified for temporary exemption from state production taxes.

Gathering and transportation costs in 2015 increased $1.4 million (11%) to $14.3 million as compared to $12.9 million in 2014 due to the 20% increase in natural gas we produced during 2015. Gathering and transportation per Mcf produced improved from 2014 as the additional volumes produced in the Haynesville shale properties allowed us to lower our unit transportation costs.

Our lease operating expenses, including ad valorem taxes, of $64.5 million in 2015 were $4.2 million or 7% higher than our operating expenses of $60.3 million in 2014. Our lease operating expense per Mcfe produced rose by 6% to $0.97 per Mcfe in 2015 as compared to $0.92 per Mcfe in 2014. The increase in operating costs mainly reflects the higher lifting costs associated with our oil wells including additional costs incurred related to adding artificial lift to many of our producing oil wells.

We incurred $70.7 million in exploration expense in 2015 as compared to $19.4 million in 2014. Exploration expense in 2015 consisted of $69.0 million in impairments of unevaluated leasehold costs and $1.7 million in rig termination fees. Our 2014 exploration cost consisted of $11.8 million in dry hole costs, $6.7 million in rig termination fees, $0.5 million of impairments of unevaluated leasehold costs and $0.4 million for the acquisition of seismic data.

Depreciation, depletion and amortization expense (“DD&A”) of $321.3 million decreased by $57.0 million (15%) from DD&A of $378.3 million in 2014. Our DD&A rate per Mcfe produced averaged $4.84 in 2015 as compared to $5.74 for 2014. The decrease in DD&A expense and the DD&A rate primarily resulted from higher production from our lower cost natural gas properties.

General and administrative expense of $23.5 million for 2015 was 27% lower than general and administrative expense of $32.4 million for 2014 primarily due to lower employee compensation in 2015 including stock based compensation which decreased to $8.1 million in 2015 as compared to $10.7 million in 2014.

We assess the need for impairment of the capitalized costs for our oil and gas properties on a property basis. During 2015, with the substantial decline in management’s estimates of future oil and natural gas prices, we recognized an impairment charge of $801.3 million on our oil and gas properties. During 2014 we recognized an impairment charge of $60.3 million.

We utilized oil and natural gas price swaps to manage our exposure to commodity prices and protect returns on investment from our drilling activities. We had gains of $2.7 million and $8.2 million on derivative financial instruments in 2015 and 2014, respectively. Our total net cash received from derivative financial instruments was $1.2 million and $9.1 million in 2015 and 2014, respectively.

The following tables present our oil and natural gas prices before and after the effect of cash settlements of our derivative financial instruments:

Average Realized Natural Gas Price:	2014	2015
Natural gas, per Mcf	$4.16	$2.30
Cash settlements on derivative financial instruments, per Mcf	—	0.03

Price per Mcf, including cash settlements on derivative financial instruments	$4.16	$2.33

Average Realized Oil Price:	2014	2015
Oil, per barrel	$90.37	$46.19
Cash settlements on derivative financial instruments, per barrel	2.13	—

Price per barrel, including cash settlements on derivative financial instruments	$92.50	$46.19

Interest expense increased $60.0 million (102%) to $118.6 million in 2015 from interest expense of $58.6 million in 2014. The increase was primarily related to the refinancing of our bank credit facility with 10% secured senior notes in March 2015 and a reduction in the interest we capitalized in 2015. We issued $700.0 million of senior secured notes in March 2015. We capitalized interest of $0.9 million and $10.2 million in 2015 and 2014, respectively.

The benefit from income taxes from continuing operations increased in 2015 to $154.4 million from $24.7 million in 2014 due to the higher net loss in 2015. Our effective tax rate of 12.9% in 2015 differed from the federal income tax rate of 35% primarily due to a valuation allowance on deferred tax assets of $282.9 million.

We reported a loss of $1.0 billion or $113.53 per share for 2015 as compared to a loss of $57.1 million or $6.20 per share for 2014. The loss in 2015 was primarily due to the oil and gas property impairment charges recognized, the loss on sale of oil and gas properties, lower oil and natural gas prices, higher exploration costs and higher interest expense. The net loss in 2014 was primarily due to impairments of proved and unproved properties, and other exploration costs.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenues –

Our oil and gas sales increased $134.9 million (32%) in 2014 to $555.2 million from $420.3 million in 2013. Oil sales in 2014 increased by $157.9 million (68%) from 2013 while our natural gas sales decreased by $23.0 million (12%) from 2013. The increase in oil sales was attributable to the 86% growth in oil production offset by a 10% decrease in our realized oil prices in 2014. Our drilling activity in the Eagleville and Giddings fields in South Texas principally generated the growth in the oil production. With limited drilling in our natural gas properties in 2014, our natural gas production fell by 29% from 2013 while our realized natural gas prices increased by 23%.

Costs and Expenses –

Production taxes increased $9.3 million or 64% to $23.8 million in 2014 from $14.5 million in 2013. The increase in 2014 was due to the 68% growth in our oil sales during the year. Much of our natural gas sales in 2013 and 2014 qualified for a temporary exemption from state production taxes.

Gathering and transportation costs in 2014 decreased $4.3 million (25%) to $12.9 million as compared to $17.2 million in 2013 due to the lower natural gas volumes that we produced in North Louisiana in 2014.

Our lease operating expenses, including ad valorem taxes, of $60.3 million in 2014 were $7.5 million or 14% higher than our operating expenses of $52.8 million in 2013. Our lease operating expense per Mcfe produced increased by 21% to $0.92 per Mcfe in 2014 as compared to $0.76 per Mcfe in 2013. The increase in operating costs mainly reflects our growing oil production. Our oil wells are typically more costly to operate on a per Mcfe basis than our natural gas wells. The increase in our per unit costs is also partially attributable to the lower production on a Mcfe basis. Oil production comprised 39% of our total production in 2014 as compared to 20% in 2013.

We incurred $19.4 million in exploration expense in 2014 as compared to $33.4 million in 2013. Exploration expense in 2014 consisted of $11.8 million in dry hole costs, $6.7 million in rig termination fees, $0.5 million of impairments of unevaluated leasehold costs and $0.4 million for the acquisition of seismic data. Our 2013 exploration cost consisted of $33.0 million of impairments of unevaluated leasehold costs and $0.4 million for the acquisition of seismic data.

DD&A of $378.3 million increased by $41.2 million (12%) from DD&A of $337.1 million in 2013. Our DD&A rate per Mcfe produced averaged $5.74 in 2014 as compared to $4.83 for 2013. The increase in DD&A primarily resulted from the increased development costs per Mcfe associated with the oil wells drilled in 2014 and 2013.

General and administrative expense of $32.4 million for 2014 was 7% lower than general and administrative expense of $34.8 million for 2013. The decrease is primarily related to stock-based compensation which decreased by $2.1 million to $10.7 million in 2014 as compared to $12.8 million in 2013.

We recorded impairments to our oil and gas properties of $60.3 million and $0.7 million in 2014 and 2013, respectively. These impairments relate to older, conventional oil and gas properties with declining production and limited potential for future investments.

We utilized oil price swaps to manage our exposure to oil prices and protect returns on investment from our drilling activities in 2013 and 2014. We had a gain of $8.2 million and a loss of $8.4 million on derivative financial instruments in 2014 and 2013, respectively. Our total net cash received from derivative financial instruments was $9.1 million in 2014 and $2.3 million in 2013.

The following table presents our crude oil equivalent prices before and after the effect of cash settlements of our derivative financial instruments:

Average Realized Oil Price:	2013	2014
Oil, per barrel	$100.20	$90.37
Cash settlements on derivative financial instruments, per barrel	0.99	2.13

Price per barrel, including cash settlements on derivative financial instruments	$101.19	$92.50

Interest expense decreased $14.6 million (20%) to $58.6 million in 2014 from interest expense of $73.2 million in 2013. The decrease was primarily related to lower interest expense due to the retirement in September 2013 of our 8 3⁄8% senior notes due in 2017. We capitalized interest of $10.2 million and $4.7 million in 2014 and 2013, respectively, which reduced interest expense. We had interest expense allocated to discontinued operations of $8.4 million in 2013 of which $2.0 million was capitalized. Average borrowings under our bank credit facility increased to $319.2 million in 2014 as compared to $201.5 million for 2013 and the average interest rate on the outstanding borrowings under our bank credit facility of 2.0% in 2014 was lower than the interest rate of 2.6% in 2013. Interest expense related to our outstanding senior notes decreased by 21% due to the retirement of our 8 3⁄8% senior notes offset partially by the issuance an additional $100.0 million of our 7 3⁄4% senior notes in 2014.

The benefit from income taxes from continuing operations decreased in 2014 to $24.7 million from $56.2 million in 2013 due to the lower net loss from continuing operations in 2014. Our effective tax rate of 30.2% in 2014 differed from the federal income tax rate of 35% primarily due to the effect of nondeductible compensation, state income taxes and an increase in the valuation allowance for state income tax net operating loss carry forwards.

We reported a net loss from continuing operations of $57.1 million or $6.20 per share for 2014 as compared to a loss of $106.7 million or $11.09 per share for 2013. The net loss in 2014 was primarily due to impairments of proved and unproved properties and other exploration costs. The loss in 2013 was due to impairments of proved and unproved properties and a loss on early extinguishment of debt.

Net income from discontinued operations for 2013 of $147.8 million, or $15.36 per share, included a gain on the sale of our West Texas oil and gas properties of $230.0 million ($148.6 million after income taxes). Excluding the gain, the net loss from discontinued operations for the year ended December 31, 2013 was $0.8 million.

Liquidity and Capital Resources

Funding for our activities has historically been provided by our operating cash flow, debt or equity financings or proceeds from asset sales. For the six months ended June 30, 2016, our primary source of funds was cash on hand. Cash used for operating activities for the six months ended June 30, 2016 was $31.2 million as compared to cash provided by operating activities of $24.2 million for the first six months of 2015. This decrease primarily reflects our lower revenues from oil and gas sales and working capital changes.

For 2015, our primary source of funds was operating cash flow, borrowings and net proceeds from asset sales. Cash provided by operating activities in 2015 of $30.1 million decreased $370.9 million from $401.0 million in 2014. Cash flow was lower than 2014 due to decreased revenues related to the decreased oil production and lower oil and gas prices along with higher interest expense from our senior notes issued in 2015. Our other primary source of funds in 2015 included net proceeds from the issuance of the senior secured notes of $683.8 million, $40.0 million of net borrowings under our bank credit facility and net proceeds from asset sales of $102.5 million. In 2014, our primary source of funds was operating cash flow and borrowings. Cash provided by operating activities from continuing operations in 2014 of $401.0 million increased $132.0 million (49%) from $269.0 million in 2013 primarily due to the higher revenues related to increased oil production and higher natural gas prices in 2014. Our other primary source of funds during 2014 included $103.3 million of proceeds from an additional issuance of our 7 3⁄4% senior unsecured notes and $165.0 million of borrowings under our bank revolving credit facility.

Our primary needs for capital, in addition to funding our ongoing operations, relate to the acquisition, development and exploration of our oil and gas properties and the repayment of our debt. In the first six months of 2016, we incurred capital expenditures of $30.4 million primarily for our development and exploration activities. In 2015, our capital expenditures of $243.2 million represented a decrease of $345.4 million as compared to 2014 capital expenditures of $588.6 million, mainly due to our significant reduction in drilling activity during 2015 in response to the low commodity price environment throughout the year. During 2014 our capital expenditures of $588.6 million represented an increase of $107.7 million as compared to 2013 capital expenditures of $480.9 million due primarily to our high level of drilling activity during 2014.

Our capital expenditure activity related to our continuing operations, on an accrual basis, is summarized in the following table:

	Year Ended December 31,					Six Months Ended June 30,
	2013		2014		2015	2015	2016
	(In thousands)
Exploration and development:
Acquisitions of proved oil and gas properties	$6,450		$2,400		$—	$—	$—
Acquisitions of unproved oil and gas properties	130,113		91,960		12,972	6,928	—
Developmental leasehold costs	461		3,386		767	377	1,089
Development drilling	317,241		398,604		184,393	133,870	26,798
Exploratory drilling	—		51,725		11,985	11,534	—
Other development costs	26,348		39,282		31,237	23,938	2,455

	480,613	(1)	587,357	(1)	241,354	176,647	30,342
Other	260		1,257		1,893	1,849	11

Total	$480,873	(1)	$588,614	(1)	$243,247	$178,496	$30,353

(1)	Net of reimbursements received from joint venture partner of $51.5 million and $28.7 million in 2013 and 2014, respectively.

We expect to fund our development and exploration activities with future operating cash flow, proceeds from anticipated asset sales and from cash on hand. Our cash flows for the first six months of 2016 were significantly impacted by the low oil and natural gas prices and a reduction in accounts payable due to our lower drilling activity. The timing of most of our capital expenditures is discretionary because we have no material long-term capital expenditure commitments. Consequently, we have a significant degree of flexibility to adjust the level of our capital expenditures as circumstances warrant. We presently have no contracts for future drilling services. We have maximum commitments of $5.3 million to transport and treat natural gas through July 2019. We also have obligations to incur future payments for dismantlement, abandonment and restoration costs of oil and gas properties which are currently estimated to be incurred primarily after 2020.

With the substantial decline in oil and natural gas prices in 2015, which have continued into 2016, we continue to experience declining cash flows and reductions in our overall liquidity. At current oil and natural gas prices, operating cash flow was not sufficient to cover our fixed debt service costs. Our capital expenditures have been funded with asset sale proceeds or from cash on hand. Beginning in 2015, we redirected our drilling program to natural gas and drilled ten successful horizontal wells on Haynesville and Bossier shale properties in North Louisiana employing an enhanced completion design using longer laterals and larger well stimulations. The well results were successful but natural gas prices substantially declined in response to a very warm winter. In order to preserve liquidity, we recently released our last operated rig after drilling and completing three additional successful Haynesville shale wells in 2016. While the reduction in drilling activity will allow us to preserve more of the cash on our balance sheet, it will result in future reductions to natural gas production and proved oil and natural gas reserves.

If the Exchange Offer is consummated, we are planning to resume our drilling program later this year. We are planning to drill five (4.5 net) additional wells in 2016 and 19 (15.7 net) wells in 2017. Capital expenditures for this program would approximate $46.0 million in the second half of 2016 and $147.0 million in 2017. Restarting the drilling program is dependent on successful completion of the Exchange Offer. The Exchange Offer, if successful, would free up cash flow from operations to allow us to fund our capital expenditures. To the extent that the Exchange Offer is not completed, we will pursue other initiatives to enhance liquidity, which may not be sufficient to fund this drilling program. Such initiatives could include additional asset divestitures or entering into a drilling joint venture on our Haynesville shale properties.

In March 2015, we issued $700.0 million of 10% senior secured notes (the “Secured Notes”) which are due on March 15, 2020. Interest on the Secured Notes is payable semi-annually on each March 15 and September 15. Net proceeds from the issuance of the Secured Notes of $683.8 million were used to retire our bank credit facility and for general corporate purposes. We also have outstanding (i) $288.5 million of 7 3⁄4% senior notes (the “2019 Notes”) which are due on April 1, 2019 and bear interest which is payable semi-annually on each April 1 and October 1 and (ii) $174.6 million of 9 1⁄2% senior notes (the “2020 Notes”) which are due on June 15, 2020 and bear interest which is payable semi-annually on each June 15 and December 15. The Secured Notes are secured on a first priority basis equally and ratably with our revolving credit facility described below, subject to payment priorities in favor of the revolving credit facility by the collateral securing the revolving credit facility, which consists of, among other things, at least 80% of our and its subsidiaries’ oil and gas properties. The Secured Notes, the 2019 Notes and 2020 Notes are our general obligations and are guaranteed by all of our subsidiaries. Such subsidiary guarantors are 100% owned and all of the guarantees are full and unconditional and joint and several obligations. There are no restrictions on our ability to obtain funds from our subsidiaries through dividends or loans. As of June 30, 2016, we had no material assets or operations which are independent of our subsidiaries.

During 2015 we purchased $23.9 million in principal amount of the 2019 Notes and $105.6 million in principal amount of the 2020 Notes for an aggregate purchase price of $42.7 million. The gain of $82.4 million recognized on the purchase of the 2019 Notes and 2020 Notes and the loss resulting from the write-off of deferred loan costs associated with our prior bank credit facility of $3.7 million are included in the net gain on extinguishment of debt, which is reported as a component of other income (expense). During the six months ended June 30, 2016, we retired $87.5 million in principal amount of the 2019 Notes and $19.8 million of the 2020 Notes in exchange in the aggregate for the issuance of 2,748,403 shares of common stock and $3.5 million in cash. A gain of $89.6 million was recognized on the exchanges and purchases of the 2019 Notes and the 2020 Notes during the six months ended June 30, 2016 for the difference between the market value of the stock on the closing date of the exchanges and sales and the net carrying value of the debt and the related net premium and net debt issuance costs. The gain is included in the net gain on extinguishment of debt, which is reported as a component of other income (loss).

We have a $50.0 million revolving credit facility with Bank of Montreal and Bank of America, N.A. The revolving credit facility is a four year credit commitment that matures on March 4, 2019. Indebtedness under the revolving credit facility is secured by substantially all of our and our subsidiaries’ assets and is guaranteed by all of our subsidiaries. Borrowings under the revolving credit facility bear interest at our option at either (1) LIBOR plus 2.5% or (2) the base rate (which is the higher of the administrative agent’s prime rate, the federal funds rate plus 0.5% or 30 day LIBOR plus 1.0%) plus 1.5%. A commitment fee of 0.5% per annum is payable quarterly on the unused credit line. The revolving credit facility contains covenants that, among other things, restrict the payment of cash dividends and repurchases of common stock, limit the amount of consolidated debt that we may incur and limit our ability to make certain loans, investments and divestitures. The only financial covenants are the maintenance of a current ratio of at least 1.0 to 1.0 and the maintenance of an asset coverage ratio of proved developed reserves to total debt outstanding under the revolving credit facility of at least 2.5 to 1.0. We were in compliance with these covenants as of June 30, 2016.

Upon successful completion of the Exchange Offer, we believe that our future cash flow from operations, proceeds from asset sales, cash on hand and available borrowings under our revolving credit facility will be sufficient to fund our operations and future growth as contemplated under our current business plan. However, if our plans or assumptions change or if our assumptions prove to be inaccurate or we do not consummate the

Exchange Offer, we may be required to seek asset dispositions, joint ventures, additional debt or other alternatives, all of which involve uncertainties, potential delays and other risks. We cannot provide any assurance that we will be able to achieve such alternatives, or if such alternatives are achieved, that we will be able to achieve them on acceptable terms.

The following table summarizes our aggregate liabilities and commitments as of December 31, 2015 by year of maturity:

	2016	2017	2018	2019	2020	Thereafter	Total
	(In thousands)
10% senior secured notes	$—	$—	$—	$—	$700,000	$—	$700,000
7 3⁄4% senior unsecured notes	—	—	—	376,090	—	—	376,090
9 1⁄2% senior unsecured notes	—	—	—	—	194,367	—	194,367
Interest on debt	117,612	117,612	117,612	95,752	23,046	—	471,634
Operating leases	1,994	2,021	2,060	1,560	1,560	1,560	10,755
Natural gas transportation and treating agreements	2,199	1,780	1,696	690	—	—	6,365
Contracted drilling services	1,593	—	—	—	—	—	1,593

	$123,398	$121,413	$121,368	$474,092	$918,973	$1,560	$1,760,804

Future interest costs are based upon the effective interest rates of our outstanding senior notes.

We have obligations to incur future payments for dismantlement, abandonment and restoration costs of oil and gas properties. These payments are currently estimated to be incurred primarily after 2020. We record a separate liability for the fair value of these asset retirement obligations, which totaled $16.0 million as of June 30, 2016.

Federal and State Taxation

As of December 31, 2015, we had $558.7 million in U.S. federal net operating loss carryforwards. The utilization of $34.7 million of the U.S. federal net operating loss carryforward is limited to approximately $1.1 million per year pursuant to a prior change of control of an acquired company. Accordingly, as of December 31, 2014, a valuation allowance of $23.0 million, with a tax effect of $8.0 million, has been established for the estimated U.S. federal net operating loss carryforwards that will not be utilized as a result of the prior change in control. As of December 31, 2015, we have also established a valuation allowance of $775.3 million, with a tax effect of $271.4 million, against our other U.S. federal net operating loss carryforwards that are not subject a change in control, due to the uncertainty of generating future taxable income prior to the expiration of the carry-over period. In addition, as of December 31, 2015, we have established a valuation allowance of $957.7 million, with a tax effect of $49.8 million, against our Louisiana state net deferred tax assets due to the uncertainty of generating taxable income in the state of Louisiana prior to the expiration of the carry-over period. As of December 31, 2014, we had a valuation allowance of $742.2 million, with a tax effect of $38.6 million, against our Louisiana state deferred tax assets.

Future use of our net operating loss carryforwards may be limited in the event that a cumulative change in the ownership of our common stock by more than 50% occurs within a three-year period. Such a change in ownership could result in a substantial portion of our net operating loss carryforwards being eliminated or becoming restricted, and we would need to recognize a valuation allowance reflecting the restricted use of these net operating loss carryforwards in the period when such an ownership change occurred. We may also need to recognize additional valuation allowances on our net operating loss carryforwards in future periods if we incur significant losses and accordingly a tax benefit may not be recognized on such losses. In 2015, we adopted a Rights Plan intended to prevent these potential limitations on our ability to utilize our net operating loss carryforwards. Completion of the Exchange Offer could result in a change of control and impact the utilization of our net operating loss carry-forwards. See “Certain United States Federal Income Tax Consequences.”

Our federal income tax returns for the years subsequent to December 31, 2011 remain subject to examination. Our income tax returns in one major state income tax jurisdiction remain subject to examination for the year ended December 31, 2008 and various periods subsequent to December 31, 2010. We currently believe that our significant filing positions are highly certain and that all of our other significant income tax filing positions and deductions would be sustained upon audit or the final resolution would not have a material effect on our consolidated financial statements. Therefore, we have not established any significant reserves for uncertain tax positions. Interest and penalties resulting from audits by tax authorities have been immaterial and are included in the provision for income taxes in the consolidated statements of operations.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and use assumptions that can affect the reported amounts of assets, liabilities, revenues or expenses.

Successful efforts accounting.    We are required to select among alternative acceptable accounting policies. There are two generally acceptable methods for accounting for oil and gas producing activities. The full cost method allows the capitalization of all costs associated with finding oil and natural gas reserves, including certain general and administrative expenses. The successful efforts method allows only for the capitalization of costs associated with developing proven oil and natural gas properties as well as exploration costs associated with successful exploration projects. Costs related to exploration that are not successful are expensed when it is determined that commercially productive oil and gas reserves were not found. We have elected to use the successful efforts method to account for our oil and gas activities and we do not capitalize any of our general and administrative expenses.

Oil and natural gas reserve quantities.    The determination of depreciation, depletion and amortization expense is highly dependent on the estimates of the proved oil and natural gas reserves attributable to our properties. The determination of whether impairments should be recognized on our oil and gas properties is also dependent on these estimates, as well as estimates of probable reserves. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree imprecise, the quantities and timing of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas prices may all differ materially from those assumed in these estimates. The information regarding present value of the future net cash flows attributable to our proved oil and natural gas reserves are estimates only and should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. Thus, such information includes revisions of certain reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, our future prospects and the value of our common stock.

Impairment of oil and gas properties.    We evaluate our properties on a field area basis for potential impairment when circumstances indicate that the carrying value of an asset may not be recoverable. If impairment is indicated based on a comparison of the asset’s carrying value to its undiscounted expected future net cash flows, then it is recognized to the extent that the carrying value exceeds fair value. A significant amount of judgment is involved in performing these evaluations since the results are based on estimated future events. Expected future cash flows are determined using estimated future prices based on market based forward prices applied to projected future production volumes. The projected production volumes are based on the property’s proved and risk adjusted probable oil and natural gas reserves estimates at the end of the period. At December 31, 2015, we excluded probable undeveloped reserves from our impairment analysis given our limited capital resources available for future drilling activities. The estimated future cash flows that we use in our assessment of the need for an impairment are based on a corporate forecast which considers forecasts from multiple independent price forecasts. Prices are not escalated to levels that exceed observed historical market prices. Costs are also assumed to escalate at a rate that is based on our historical experience, currently estimated at 2% per annum. The oil and natural gas prices used for determining asset impairments will generally differ from those used in the standardized measure of discounted future net cash flows because the standardized measure requires the use of the average first day of the month historical price for the year. During 2015, our oil and natural gas price outlook declined significantly and our access to capital to develop our proved and probable undeveloped reserves was limited. Accordingly, we recognized impairment charges of $801.3 million to reduce the capitalized costs of our evaluated oil and natural gas properties. It is reasonably possible that our estimates of undiscounted future net cash flows attributable to its oil and gas properties may change in the future. The primary factors that may affect estimates of future cash flows include future adjustments, both positive and negative, to proved and appropriate risk-adjusted probable oil and gas reserves, results of future drilling activities, future prices for oil and natural gas, and increases or decreases in production and capital costs. As a result of these changes, there may be further impairments in the carrying values of our evaluated oil and gas properties. Specifically, as part of the impairment review performed at December 31, 2015, we observed that a decline in excess of 30% for our future cash flow estimates for our Eagleville field in South Texas could result in an additional impairment being recorded in an amount that could be at least $130.0 million. In addition, we may recognize additional impairments of our unevaluated oil and gas properties should we determine that we no longer intend to retain these propertied for future oil and natural gas development.

Income Taxes.    The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis, as well as the future tax consequences attributable to the future utilization of existing tax net operating loss and other types of carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the change in rate is enacted.

In recording deferred income tax assets, we consider whether it is more likely than not that some portion or all of our deferred income tax assets will be realized in the future. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be deductible. We believe that after considering all the available objective evidence, historical and prospective, with greater weight given to historical evidence, we are not able to determine that it is more likely than not that all of our deferred tax assets will be realized. As a result, in 2015 we established an additional valuation allowance of $775.3 million, with a tax effect of $271.4 million, for our estimated U.S. federal net operating loss carryforwards and other U.S. federal tax assets and an additional valuation allowance of $215.5 million, with a tax effect of $11.2 million, for our estimated Louisiana state net operating loss carryforwards that are not expected be utilized due to the uncertainty of generating taxable income prior to the expiration of the respective U.S. federal and Louisiana state carry-over periods. During the six months ended June 30, 2016, we recorded an additional valuation allowance of $17.9 million and $4.9 million against our net federal deferred tax assets and our state deferred tax assets (net of the federal tax benefit). We will continue to assess the valuation allowance against deferred tax assets considering all available information obtained in future reporting periods.

Stock-based compensation.    We follow the fair value based method in accounting for equity-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the award vesting period.

Recent accounting pronouncements.    In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under existing generally accepted accounting principles. This new standard is based upon the principal that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. ASU 2014-09 is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted beginning with periods after December 15, 2016 and entities have the option of using either a full retrospective or modified approach to adopt ASU 2014-09. We are currently evaluating the new guidance and have not determined the impact this standard may have on our financial statements or decided upon the method of adoption.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and sets rules for how this information should be disclosed in the financial statements. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted. We have elected to not adopt ASU 2014-15 early and do not expect adoption of ASU 2014-15 to have any impact on our consolidated financial condition, results of operations or cash flows.

In February 2016, the FASB issued ASU No. 2016-02, Leases, (“ASU 2016-02”). ASU 2016-02 requires lessees to put most leases on their balance sheets, but recognize lease costs in their financial statements in a manner similar to accounting for leases prior to ASC 2016-02. ASU 2016-02 is effective for annual periods ending after December 15, 2018 and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements or decided upon the method of adoption.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, (“ASU 2016-09”). ASU 2016-09 will change how companies account for certain aspects of share-based payments, including recognizing the income tax effects of awards in the income statement when the awards vest or are settled. ASC 2016-09 revises guidance on employers’ accounting for employee’s use of shares to satisfy the employer’s statutory income tax withholding obligation and the treatment of forfeitures. ASU 2016-09 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted, but all guidance must be adopted in the same period. The Company is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements or decided upon the method of adoption.

Related Party Transactions

Along with M. Jay Allison, our Chairman and CEO, and Roland O. Burns, our President, Chief Financial Officer and a director, we formed an entity in 2010 in which we jointly owned and operated a private airplane. The entity was owned 80% by us and 10% by each of Messrs. Allison and Burns. Each party funded their respective share of the acquisition costs of the airplane in exchange for their ownership interest. This arrangement was approved by our audit committee and board of directors. In January 2015, we acquired from Messrs. Allison and Burns their collective 20% interest in the entity for aggregate consideration of $1,680,000, which amount was based upon the then fair market value of the airplane (the only asset owned by the entity). The airplane is leased to and managed by a third party operator. The airplane, which is intended to be used primarily for company business, also provides charter services to third parties. The termination of this related party relationship was approved by our audit committee and the board of directors in accordance with our policy on related party transactions. We have not entered into any other business transactions with our significant stockholders or any other related parties.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Oil and Natural Gas Prices

Our financial condition, results of operations and capital resources are highly dependent upon the prevailing market prices of natural gas and oil. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors, some of which are beyond our control. Factors influencing oil and natural gas prices include the level of global demand for crude oil, the foreign supply of oil and natural gas, the establishment of and compliance with production quotas by oil exporting countries, weather conditions that determine the demand for natural gas, the price and availability of alternative fuels and overall economic conditions. It is impossible to predict future oil and natural gas prices with any degree of certainty. Sustained weakness in natural gas and oil prices may adversely affect our financial condition and results of operations, and may also reduce the amount of oil and natural gas reserves that we can produce economically. Any reduction in our natural gas and oil reserves, including reductions due to price fluctuations, can have an adverse effect on our ability to obtain capital for our exploration and development activities. Similarly, any improvements in natural gas and oil prices can have a favorable impact on our financial condition, results of operations and capital resources. Based on our oil and natural gas production for the six months ended June 30, 2016 and our outstanding natural gas price swap agreements, a $0.10 change in the price per Mcf of natural gas would have changed our cash flow by approximately $2.5 million and a $1.00 change in the price per barrel of oil would have resulted in a change in our cash flow from continuing operations for such period by approximately $0.7 million.

Interest Rates

At June 30, 2016, we had approximately $1.2 billion of long-term debt outstanding. Of this amount, $700.0 million bears interest at a fixed rate of 10%, $288.5 million bears interest at a fixed rate of 7 3⁄4% and $174.6 million bears interest at a fixed rate of 9 1⁄2%. The fair market value of our fixed rate debt as of June 30, 2016 was $730.2 million based on the market price of approximately 64% of the face amount. At June 30, 2016, we had no borrowings outstanding under our revolving credit facility, which is subject to variable rates of interest that are tied at our option to either LIBOR or the corporate base rate.

BUSINESS AND PROPERTIES

The following table summarizes the estimated proved oil and natural gas reserves for our ten largest fields as of December 31, 2015:

	Oil (MBbls)	Natural Gas (MMcf)	Total (MMcfe)(1)%
East Texas / North Louisiana:
Logansport	18	422,504	422,614	67.6%
Beckville	105	23,923	24,551	3.9%
Toledo Bend	—	18,796	18,796	3.0%
Waskom	48	8,642	8,931	1.4%
Blocker	29	6,707	6,881	1.1%
Other	101	13,062	13,667	2.3%

	301	493,634	495,440	79.3%

South Texas:
Eagleville	8,701	9,119	61,327	9.8%
Fandango	—	27,487	27,487	4.4%
Rosita	—	20,258	20,258	3.2%
Javelina	35	4,251	4,459	0.7%
Las Hermanitas	—	3,210	3,210	0.5%
Other	35	2,998	3,207	0.6%

	8,771	67,323	119,948	19.2%

Other	157	8,639	9,583	1.5%

Total	9,229	569,596	624,971	100.0%

(1)

Oil is converted to natural gas equivalents by using a conversion factor of one barrel of oil for six Mcf of natural gas based upon the approximate relative energy content of oil to natural gas, which is not indicative of oil and natural gas prices.

East Texas/North Louisiana Region

Approximately 79%, or 495.4 Bcfe of our proved reserves are located in East Texas and North Louisiana where we own interests in 921 producing wells (573.0 net to us) in 28 field areas. We operate 644 of these wells. The largest of our fields in this region are the Logansport, Beckville, Toledo Bend, Waskom and Blocker fields. Production from this region averaged 107 MMcf of natural gas per day and 158 barrels of oil per day during 2015 or 108 MMcfe per day. Most of the reserves in this area produce from the upper Jurassic aged Haynesville or Bossier shale or Cotton Valley formations and the Cretaceous aged Travis Peak/Hosston formation. In 2015, we spent $109.9 million drilling ten wells (9.6 net to us), $1.4 million on other development and $0.8 million on leasehold costs in this region.

Logansport

The Logansport field located in DeSoto Parish, Louisiana primarily produces from the Haynesville and Bossier shale formations at a depth of 11,100 to 11,500 feet and from multiple sands in the Cotton Valley and Hosston formations at an average depth of 8,000 feet. Our proved reserves of 422.6 Bcfe in the Logansport field represent approximately 68% of our proved reserves. We own interests in 250 wells (168.7 net to us) and operate 182 of these wells in this field. In 2015 we drilled nine wells (8.6 net to us) in the Logansport field. Our 2016 drilling program will be focused primarily on drilling additional horizontal wells in Logansport targeting the Haynesville shale formation each with a planned lateral length of 7,500 to 10,000 feet.

Beckville

The Beckville field, located in Panola and Rusk Counties, Texas, has estimated proved reserves of 24.6 Bcfe which represents approximately 4% of our proved reserves. We operate 187 wells in this field and own interests in 72 additional wells for a total of 259 wells (156.2 net to us). The Beckville field produces primarily from the Cotton Valley formation at depths ranging from 9,000 to 10,000 feet. The field is also prospective for future Haynesville shale development.

Toledo Bend

The Toledo Bend field, located in DeSoto and Sabine Parishes in Louisiana, is productive in the Haynesville shale from 11,400 to 11,800 feet and in the Bossier shale from 10,880 to 11,300 feet. Our proved reserves of 18.8 Bcfe in the Toledo Bend field represent approximately 3% of our reserves. We own interests in 76 producing wells (39.3 net to us) and operate 41 of these wells in this field. During 2015 we drilled one well (0.9 net to us) in the Toledo Bend field.

Waskom

The Waskom field, located in Harrison and Panola Counties in Texas, represents approximately 1% (8.9 Bcfe) of our proved reserves. We own interests in 59 wells (35.5 net to us) and operate 43 wells in this field. The Waskom field produces from the Cotton Valley formation at depths ranging from 9,000 to 10,000 feet and from the Haynesville shale formation at depths of 10,800 to 10,900 feet.

Blocker

Our proved reserves of 6.9 Bcfe in the Blocker field located in Harrison County, Texas represent approximately 1% of our proved reserves. We own interests in 74 wells (68.4 net to us) and operate 69 of these wells. Most of this production is from the Cotton Valley formation between 8,600 and 10,150 feet and the Haynesville shale formation between 11,100 and 11,450 feet.

South Texas Region

Approximately 19%, or 20.0 MMBOE (119.9 Bcfe), of our proved reserves are located in South Texas, where we own interests in 322 producing wells (208.2 net to us). We own interests in 13 field areas in the region, the largest of which are the Eagleville, Fandango, Rosita, Javelina and Las Hermanitas fields. Net daily production rates from this region averaged 8,105 barrels of oil and 20 MMcf of natural gas during 2015 or 11,485 BOE per day. We have no current plans to drill or recomplete wells in South Texas during 2016 due to the continued low oil price environment.

Eagleville

We have 26,416 acres (19,293 net to us) in McMullen, Atascosa, Frio, La Salle, Karnes and Wilson Counties which comprise our Eagleville field. The Eagle Ford shale is found between 7,500 feet and 11,500 feet across our acreage position. At December 31, 2015 we had 196 wells (138.1 net to us) producing in the Eagleville field. Our proved reserves in this field are estimated to be 10.2 MMBOE (61.3 Bcfe) (85% oil) and represent 10% of our total proved reserves. We spent $17.4 million in 2015 to complete four oil wells (4.0 net to us) and $24.2 million for other development activity in Eagleville.

Fandango

We own interests in 17 wells (17.0 net to us) in the Fandango field located in Zapata County, Texas. We operate all of these wells which produce from the Wilcox formation at depths from approximately 13,000 to 18,000 feet. Our proved reserves of 27.5 Bcfe in this field represent approximately 4% of our total proved reserves.

Rosita

We own interests in 24 wells (13.2 net to us) in the Rosita field, located in Duval County, Texas. We operate 23 of these wells which produce from the Wilcox formation at depths from approximately 9,300 to 17,000 feet. Our proved reserves of 20.3 Bcfe in this field represent approximately 3% of our total proved reserves.

Javelina

We own interests in and operate 17 wells (17.0 net to us) in the Javelina field in Hidalgo County in South Texas. These wells produce primarily from the Vicksburg formation at a depth of approximately 10,900 to 12,500 feet. Proved reserves attributable to our interests in the Javelina field are 4.5 Bcfe, which represents approximately 1% of our total proved reserves.

Las Hermanitas

We own interests in and operate 11 natural gas wells (11.0 net to us) in the Las Hermanitas field, located in Duval County, Texas. These wells produce from the Wilcox formation at depths from approximately 11,400 to 11,800 feet. Our proved reserves of 3.2 Bcfe in this field represent approximately 1% of our total proved reserves.

Other Regions

Approximately 2%, or 9.6 Bcfe, of our proved reserves are in other regions, primarily in New Mexico and the Mid-Continent region. We also have a large acreage position in Mississippi and Louisiana in the emerging Tuscaloosa Marine shale play. We own interests in 332 producing wells (78.5 net to us) in 15 fields within these regions. Net daily production from our other regions during 2015 totaled 3 MMcf of natural gas and 199 barrels of oil or 5 MMcfe per day.

Major Property Acquisitions

As a result of our acquisitions of producing oil and gas properties, we have added 1.1 Tcfe of proved oil and natural gas reserves over the past 25 years. In recent years we have focused more on acreage acquisition and drilling for reserve growth and have not completed any significant acquisitions of producing properties.

Regulation

General. Various aspects of our oil and natural gas operations are subject to extensive and continually changing regulation, as legislation affecting the oil and natural gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding upon the oil and natural gas industry and its individual members. The Federal Energy Regulatory Commission, or “FERC”, regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938, or “NGA”, and the Natural Gas Policy Act of 1978, or “NGPA”. In 1989, however, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining price and nonprice controls affecting all “first sales” of natural gas, effective January 1, 1993, subject to the terms of any private contracts that may be in effect. While sales by producers of natural gas and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, in the future Congress could reenact price controls or enact other legislation with detrimental impact on many aspects of our business. Under the provisions of the Energy Policy Act of 2005 (the “2005 Act”), the NGA has been amended to prohibit any form of market manipulation with the purchase or sale of natural gas, and the FERC has issued new regulations that are intended to increase natural gas pricing transparency. The 2005 Act has also significantly increased the penalties for violations of the NGA. The FERC has issued Order No. 704 et al. which requires a market participant to make an annual filing if it has sales or purchases equal to or greater than 2.2 million MMBtu in the reporting year to facilitate price transparency.

Regulation and transportation of natural gas.    Our sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to extensive regulation. The FERC requires interstate pipelines to provide open-access transportation on a not unduly discriminatory basis for similarly situated shippers. The FERC frequently reviews and modifies its regulations regarding the transportation of natural gas, with the stated goal of fostering competition within the natural gas industry.

Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The Texas Railroad Commission has been changing its regulations governing transportation and gathering services provided by intrastate pipelines and gatherers. While the changes by these state regulators affect us only indirectly, they are intended to further enhance competition in natural gas markets. We cannot predict what further action the FERC or state regulators will take on these matters; however, we do not believe that we will be affected differently in any material respect than other natural gas producers with which we compete by any action taken.

Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the FERC, state commissions and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach pursued by the FERC, Congress and state regulatory authorities will continue.

Federal leases.    Some of our operations are located on federal oil and natural gas leases that are administered by the Bureau of Land Management (“BLM”) of the United States Department of the Interior. These leases are issued through competitive bidding and contain relatively standardized terms. These leases require compliance with detailed Department of Interior and BLM regulations and orders that are subject to interpretation and change. These leases are also subject to certain regulations and orders promulgated by the Department of Interior’s Bureau of Ocean Energy Management, Regulation & Enforcement (“BOEMRE”), through its Minerals Revenue Management Program, which is responsible for the management of revenues from both onshore and offshore leases.

Oil and natural gas liquids transportation rates.    Our sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at market prices. In a number of instances, however, the ability to transport and sell such products is dependent on pipelines whose rates, terms and conditions of service are subject to FERC jurisdiction under the Interstate Commerce Act. In other instances, the ability to transport and sell such products is dependent on pipelines whose rates, terms and conditions of service are subject to regulation by state regulatory bodies under state statutes. The price received from the sale of these products may be affected by the cost of transporting the products to market.

The FERC’s regulation of pipelines that transport crude oil, condensate and natural gas liquids under the Interstate Commerce Act is generally more light-handed than the FERC’s regulation of natural gas pipelines under the NGA. FERC-regulated pipelines that transport crude oil, condensate and natural gas liquids are subject to common carrier obligations that generally ensure non-discriminatory access. With respect to interstate pipeline transportation subject to regulation of the FERC under the Interstate Commerce Act, rates generally must be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates are permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates governed by the Interstate Commerce Act that allowed for an increase or decrease in the transportation rates. The FERC’s regulations include a methodology for such pipelines to change their rates through the use of an index system that establishes ceiling levels for such rates. The mandatory five year review in 2005 revised the methodology for this index to be based on Producer Price Index for Finished Goods (PPI-FG) plus 1.3 percent for the period July 1, 2006 through June 30, 2011. The mandatory five year review in 2012 revised the methodology for this index to be based on PPI-FG plus 2.65 percent for the period July 1, 2011 through June 30, 2016. The regulations provide that each year the Commission will publish the oil pipeline index after the PPI-FG becomes available.

With respect to intrastate crude oil, condensate and natural gas liquids pipelines subject to the jurisdiction of state agencies, such state regulation is generally less rigorous than the regulation of interstate pipelines. State agencies have generally not investigated or challenged existing or proposed rates in the absence of shipper complaints or protests. Complaints or protests have been infrequent and are usually resolved informally.

We do not believe that the regulatory decisions or activities relating to interstate or intrastate crude oil, condensate or natural gas liquids pipelines will affect us in a way that materially differs from the way it affects other crude oil, condensate and natural gas liquids producers or marketers.

Environmental regulations.    We are subject to stringent federal, state and local laws. These laws, among other things, govern the issuance of permits to conduct exploration, drilling and production operations, the amounts and types of materials that may be released into the environment, the discharge and disposition of waste materials, the remediation of contaminated sites and the reclamation and abandonment of wells, sites and facilities. Numerous governmental departments issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial civil and even criminal penalties for failure to comply. Some laws, rules and regulations relating to protection of the environment may, in certain circumstances, impose strict liability for environmental contamination, rendering a person liable for environmental damages and cleanup cost without regard to negligence or fault on the part of such person. Other laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist or even prohibit exploration and production activities in sensitive areas. In addition, state laws often require various forms of remedial action to prevent pollution, such as closure of inactive pits and plugging of abandoned wells. The regulatory burden on the oil and natural gas industry increases our cost of doing business and consequently affects our profitability. These costs are considered a normal, recurring cost of our on-going operations. Our domestic competitors are generally subject to the same laws and regulations.

We believe that we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on our operations. However, environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements or new regulatory schemes such as carbon “cap and trade” programs could have a material adverse effect upon our capital expenditures, earnings or competitive position, including the suspension or cessation of operations in affected areas. As such, there can be no assurance that material cost and liabilities will not be incurred in the future.

The Comprehensive Environmental Response, Compensation and Liability Act, or “CERCLA”, imposes liability, without regard to fault, on certain classes of persons that are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the cost of investigating and cleaning up hazardous substances that have been released into the environment, for damages to natural resources and for the cost of certain health studies. In addition, companies that incur liability frequently also confront third party claims because it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment from a polluted site.

The Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, or “RCRA”, regulates the generation, transportation, storage, treatment and disposal of hazardous wastes and can require cleanup of hazardous waste disposal sites. RCRA currently excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas from regulation as “hazardous waste”. Disposal of such non-hazardous oil and natural gas exploration, development and production wastes usually are regulated by state law. Other wastes handled at exploration and production sites or used in the course of providing well services may not fall within this exclusion. Moreover, stricter standards for waste handling and disposal may be imposed on the oil and natural gas industry in the future. From time to time, legislation is proposed in Congress that would revoke or alter the current exclusion of exploration, development and production wastes from RCRA’s definition of “hazardous wastes”, thereby potentially subjecting such wastes to more stringent handling, disposal and cleanup requirements. If such legislation were enacted, it could have a significant impact on our operating costs, as well as the oil and natural gas industry in general. The impact of future revisions to environmental laws and regulations cannot be predicted.

Our operations are also subject to the Clean Air Act, or “CAA”, and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations. On April 17, 2012, the U. S. Environmental Protection Agency or “EPA” promulgated new emission standards for the oil and gas industry. These rules require a nearly 95 percent reduction in volatile organic compounds (“VOCs”) emitted from hydraulically fractured gas wells by January 1, 2015. This significant reduction in emissions is to be accomplished primarily through the use of “green completions” (i.e., capturing natural gas that currently escapes to the air). These rules also have notification and reporting requirements. On September 23, 2014, EPA revised the emission requirements for storage tanks emitting certain levels of VOCs requiring a 95% reduction of VOC emissions by April 15, 2014 and April 15, 2015 (depending upon the date of construction of the storage tank). On December 19, 2014, EPA finalized updates and clarifications to these emission standards for the oil and gas industry. We believe our operations comply in all material respects with these emission limitations. In June 2016, the EPA finalized new regulations that require further reductions in VOC and methane emissions. In addition to reducing emissions from hydraulically fractured wells, the rules require emission reductions further downstream, including equipment in the natural gas transmission segment of the industry. As a result of these rules, we may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. However, we believe our operations will not be materially adversely affected by any such requirements, and the requirements are not expected to be any more burdensome to us than to other similarly situated companies involved in oil and natural gas exploration and production activities.

The Federal Water Pollution Control Act of 1972, as amended, or the “Clean Water Act”, imposes restrictions and controls on the discharge of produced waters and other wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters and to conduct construction activities in waters and wetlands. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System program prohibit the discharge of produced waters and sand, drilling fluids, drill cuttings and certain other substances related to the oil and natural gas industry into certain coastal and offshore waters, unless otherwise authorized. Further, the EPA has adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain permits for storm water discharges. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans. The Clean Water Act and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges for oil and other pollutants and impose liability on parties responsible for those discharges for the cost of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. We believe that our operations comply in all material respects with the requirements of the Clean Water Act and state statutes enacted to control water pollution.

The Federal Safe Drinking Water Act of 1974, as amended, requires EPA to develop minimum federal requirements for Underground Injection Control (“UIC”) programs and other safeguards to protect public health by preventing injection wells from contaminating underground sources of drinking water. The UIC program does not regulate wells that are solely used for production. However, EPA has authority to regulate hydraulic fracturing when diesel fuels are used in fluids or propping agents. In February 2014, EPA issued new guidance on when UIC permitting requirements apply to fracking fluids containing diesel. We believe our operations will not be materially adversely affected by the new guidance, and the requirements are not expected to be any more burdensome to us than to other similarly situated companies involved in oil and natural gas exploration and production activities.

Federal regulators require certain owners or operators of facilities that store or otherwise handle oil to prepare and implement spill prevention, control, countermeasure and response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990 (“OPA”) contains numerous requirements relating to the prevention and response to oil spills in the waters of the United States. The OPA subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages relating to a spill. Non-compliance with OPA may result in varying civil and criminal penalties and liabilities.

Executive Order 13158, issued on May 26, 2000, directs federal agencies to safeguard existing Marine Protected Areas, or “MPAs”, in the United States and establish new MPAs. The order requires federal agencies to avoid harm to MPAs to the extent permitted by law and to the maximum extent practicable. It also directs the EPA to propose new regulations under the Clean Water Act to ensure appropriate levels of protection for the marine environment. This order has the potential to adversely affect our operations by restricting areas in which we may carry out future exploration and development projects and/or causing us to incur increased operating expenses.

Certain flora and fauna that have officially been classified as “threatened” or “endangered” are protected by the Endangered Species Act. This law prohibits any activities that could “take” a protected plant or animal or reduce or degrade its habitat area. If endangered species are located in an area we wish to develop, the work could be prohibited or delayed and/or expensive mitigation might be required.

Other statutes that provide protection to animal and plant species and which may apply to our operations include, but are not necessarily limited to, the Oil Pollution Act, the Emergency Planning and Community Right to Know Act, the Marine Mammal Protection Act, the Marine Protection, Research and Sanctuaries Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and may limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas and impose substantial liabilities for pollution resulting from our operations. The permits required for our various operations are subject to revocation, modification and renewal by issuing authorities. In addition, laws such as the National Environmental Policy Act and the Coastal Zone Management Act may make the process of obtaining certain permits more difficult or time consuming, resulting in increased costs and potential delays that could affect the viability or profitability of certain activities.

Certain statutes such as the Emergency Planning and Community Right to Know Act require the reporting of hazardous chemicals manufactured, processed, or otherwise used, which may lead to heightened scrutiny of the company’s operations by regulatory agencies or the public. In 2012, the EPA adopted a new reporting requirement, the Petroleum and Natural Gas Systems Greenhouse Gas Reporting Rule (40 C.F.R. Part 98, Subpart W), which requires certain onshore petroleum and natural gas facilities to begin collecting data on their emissions of greenhouse gases (“GHGs”) in January 2012, with the first annual reports of those emissions due on September 28, 2012. GHGs include gases such as methane, a primary component of natural gas, and carbon dioxide, a byproduct of burning natural gas. Different GHGs have different global warming potentials with CO2 having the lowest global warming potential, so emissions of GHGs are typically expressed in terms of CO2 equivalents, or CO2e. The rule applies to facilities that emit 25,000 metric tons of CO2e or more per year, and requires onshore petroleum and natural gas operators to group all equipment under common ownership or control within a single hydrocarbon basin together when determining if the threshold is met. These greenhouse gas reporting rules were amended on October 22, 2015 to expand the number of sources and operations that are subject to these rules. We have determined that these reporting requirements apply to us and we believe we have met all of the EPA required reporting deadlines and strive to ensure accurate and consistent emissions data reporting. Other EPA actions with respect to the reduction of greenhouse gases (such as EPA’s Greenhouse Gas Endangerment Finding, and EPA’s Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule) and various state actions have or could impose mandatory reductions in greenhouse gas emissions. We are unable to predict at this time how much the cost of compliance with any legislation or regulation of greenhouse gas emissions will be in future periods.

Such changes in environmental laws and regulations which result in more stringent and costly reporting, or waste handling, storage, transportation, disposal or cleanup activities, could materially affect companies operating in the energy industry. Adoption of new regulations further regulating emissions from oil and gas production could adversely affect our business, financial position, results of operations and prospects, as could the adoption of new laws or regulations which levy taxes or other costs on greenhouse gas emissions from other industries, which could result in changes to the consumption and demand for natural gas. We may also be assessed administrative, civil and/or criminal penalties if we fail to comply with any such new laws and regulations applicable to oil and natural gas production.

In June 2009, the United States House of Representatives passed the American Clean Energy and Security Act of 2009. A similar bill, the Clean Energy Jobs and American Power Act, introduced in the Senate, did not pass. Both bills contained the basic feature of establishing a “cap and trade” system for restricting greenhouse gas emissions in the United States. Under such a system, certain sources of greenhouse gas emissions would be required to obtain greenhouse gas emission “allowances” corresponding to their annual emissions of greenhouse gases. The number of emission allowances issued each year would decline as necessary over time to meet overall emission reduction goals. As the number of greenhouse gas emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. It appears that the prospects for a cap and trade system such as that proposed in these bills have dimmed significantly; however, the EPA has moved ahead with its efforts to regulate GHG emissions from certain sources by rule. The EPA issued Subpart W of the Final Mandatory Reporting of Greenhouse Gases Rule, which required petroleum and natural gas systems that emit 25,000 metric tons of CO2e or more per year to begin collecting GHG emissions data under a new reporting system. We believe we have met all of the reporting requirements under these new regulations. Beyond measuring and reporting, the EPA issued an “Endangerment Finding” under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The EPA has adopted regulations that would require permits for and reductions in greenhouse gas emissions for certain facilities. States in which we operate may also require permits and reductions in GHG emissions. Since all of our oil and natural gas production is in the United States, these laws or regulations that have been or may be adopted to restrict or reduce emissions of greenhouse gases could require us to incur substantial increased operating costs, and could have an adverse effect on demand for the oil and natural gas we produce. In June 2016, the EPA finalized rules that regulate methane and volatile organic compound emissions from new and modified oil and gas sources.

Other federal agencies, including the Bureau of Land Management, have also imposed new or more stringent regulations on the oil and gas sector that will have the effect of further reducing methane emissions. In 2010 the Bureau of Land Management began implementation of a proposed oil and gas leasing reform. The leasing reform requires, among other things, a more detailed environmental review prior to leasing oil and natural gas resources on federal lands, increased public engagement in the development of Master Leasing Plans prior to leasing areas where intensive new oil and gas development is anticipated, and a comprehensive parcel review process with greater public involvement in the identification of key environmental resource values before a parcel is leased. New leases would incorporate adaptive management stipulations, requiring lessees to monitor and respond to observed environmental impacts, possibly through the implementation of expensive new control measures or curtailment of operations, potentially reducing profitability. The leasing reform policy could have the effect of reducing the amount of new federal lands made available for lease, increasing the competition for and cost of available parcels. On March 26, 2015, the Bureau of Land Management adopted a new rule concerning hydraulic fracturing on federal land. On June 21, 2016, a federal district judge in Wyoming struck down the rule, finding that the Bureau of Land Management lacked the authority to promulgate environmental regulations relating to hydraulic fracturing. The federal government has appealed this decision to the 10th Circuit Court of Appeals. Due to the ongoing litigation, we cannot at this time predict what effect the new rule will have on our operations.

On August 16, 2012, the EPA adopted final regulations under the Clean Air Act that, among other things, require additional emissions controls for natural gas and natural gas liquids production, including New Source

Performance Standards to address emissions of sulfur dioxide and volatile organic compounds (“VOCs”) and a separate set of emission standards to address hazardous air pollutants frequently associated with such production activities. The final regulations require the reduction of VOC emissions from natural gas wells through the use of reduced emission completions or “green completions” on all hydraulically fractured wells constructed or refractured after January 1, 2015. For well completion operations occurring at such well sites before January 1, 2015, the final regulations allow operators to capture and direct flowback emissions to completion combustion devices, such as flares, in lieu of performing green completions. These regulations also establish specific new requirements regarding emissions from dehydrators, storage tanks and other production equipment. On September 23, 2014, the EPA revised the emission requirements for storage tanks emitting certain levels of VOCs requiring a 95% reduction of VOC emissions by April 15, 2014 and April 15, 2015 (depending on the date of construction of the storage tank). In June 2016, the EPA finalized additional amendments to these rules that would require further reductions in VOC and methane emissions. In addition to reducing emissions from hydraulically fractured wells, the rules require emission reductions further downstream, including equipment in the natural gas transmission segment of the industry. As a result of these rules, we may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. However, we believe our operations will not be materially adversely affected by any such requirements, and the requirements are not expected to be any more burdensome to us than to other similarly situated companies involved in oil and natural gas exploration and production activities.

In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. Most recently in 2015, the United States participated in the United Nations Conference on Climate Change, which led to the creation of the Paris Agreement. The United States signed the Paris Agreement on April 22, 2016 and indicated that it intends to ratify the agreement in 2016. The Paris Agreement, once effective, would require ratifying countries to review and “represent a progression” in the ambitions of their nationally determined contributions, which set GHG emission reduction goals, every five years.

Regulation of oil and natural gas exploration and production.    Our exploration and production operations are subject to various types of regulation at the federal, state and local levels. Such regulations include requiring permits and drilling bonds for the drilling of wells, regulating the location of wells, the method of drilling and casing wells and the surface use and restoration of properties upon which wells are drilled. Many states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. Some state statutes limit the rate at which oil and natural gas can be produced from our properties.

State regulation.    Most states regulate the production and sale of oil and natural gas, including requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and gas resources. The rate of production may be regulated and the maximum daily production allowable from both oil and gas wells may be established on a market demand or conservation basis or both.

Office and Operations Facilities

Our executive offices are located at 5300 Town and Country Blvd., Suite 500 in Frisco, Texas 75034 and our telephone number is (972) 668-8800. We lease office space in Frisco, Texas covering 66,382 square feet at a monthly rate of $124,466. This lease expires on December 31, 2021. We also own production offices and pipe yard facilities near Marshall, Jourdanton and Zapata, Texas and Logansport, Louisiana.

Employees

As of August 29, 2016, we had 117 employees and utilized contract employees for certain of our field operations. We consider our employee relations to be satisfactory.

Legal Proceedings

We are not a party to any legal proceedings which management believes will have a material adverse effect on our consolidated results of operations or financial condition.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information concerning our directors and executive officers.

Name	Age	Position with Company
M. Jay Allison	60	Chief Executive Officer and Chairman of the Board of Directors
Roland O. Burns	56	President, Chief Financial Officer, Secretary and Director
Mack D. Good	65	Chief Operating Officer
D. Dale Gillette	70	Vice President of Legal and General Counsel
Michael D. McBurney	60	Vice President of Marketing
Daniel K. Presley	55	Vice President of Accounting, Controller and Treasurer
Russell W. Romoser	64	Vice President of Reservoir Engineering
LaRae L. Sanders	54	Vice President of Land
Richard D. Singer	62	Vice President of Financial Reporting
Blaine M. Stribling	45	Vice President of Corporate Development
Elizabeth B. Davis	53	Director
David K. Lockett	62	Director
Cecil E. Martin	75	Director
Frederic D. Sewell	81	Director
David W. Sledge	59	Director
Jim L. Turner	70	Director

A brief biography of each person who serves as a director or executive officer follows below.

Executive Officers

M. Jay Allison has been our Chief Executive Officer since 1988. Mr. Allison was elected Chairman of the Board in 1997 and has been a director since 1987. From 1988 to 2013, Mr. Allison served as our President. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. Mr. Allison was Chairman of the board of directors of Bois d’Arc Energy, Inc. from the time of its formation in 2004 until its merger with Stone Energy Corporation in 2008. Mr. Allison currently also serves as a Director of Tidewater, Inc. and is on the Board of Regents for Baylor University. Mr. Allison has 28 years of executive leadership experience in the oil and gas industry. Mr. Allison combines his educational background in business and in commercial law, along with his entrepreneurial spirit, his driven work ethic and extensive knowledge of the oil and gas industry, to pursue disciplined investments intended to enhance stockholder value. Mr. Allison’s service on the board of directors and audit committee of Tidewater, Inc. also provides him with knowledge, experience and insight from a global perspective.

Roland O. Burns has been our President since 2013, Chief Financial Officer since 1990, Secretary since 1991 and a director since 1999. Mr. Burns served as our Senior Vice President from 1994 to 2013 and Treasurer from 1990 to 2013. From 1982 to 1990, Mr. Burns was employed by the public accounting firm, Arthur Andersen. During his tenure with Arthur Andersen, Mr. Burns worked primarily in the firm’s oil and gas audit practice. Mr. Burns was a director, Senior Vice President and the Chief Financial Officer of Bois d’Arc Energy, Inc. from the time of its formation in 2004 until its merger with Stone Energy Corporation in 2008. Mr. Burns currently serves on the Board of Directors of the Cotton Bowl Athletic Association. Mr. Burns is an experienced financial executive with extensive knowledge and experience in financial reporting, internal controls in the oil and gas industry, treasury and risk management, mergers and acquisitions, and regulatory compliance. Mr. Burns works with Mr. Allison to evaluate and consider business development opportunities and financing proposals. Mr. Burns, who is our principal contact with investors and investment bankers, updates the Board on trends in the capital markets, including the availability of debt and equity financing and transactional activity in the oil and gas industry.

Mack D. Good returned as our Chief Operating Officer in March 2015. Mr. Good previously served as our Chief Operating Officer from 2004 until 2011, when he retired. From 1997 until 2004 he served in various other management and engineering positions with us. From 1983 until 1997 Mr. Good was with Enserch Exploration, Inc., serving in various engineering and operations management positions. Mr. Good received a B.S. of Biology/Chemistry from Oklahoma State University in 1975 and a B.S. degree of Petroleum Engineering from the University of Tulsa in 1983.

D. Dale Gillette became our General Counsel and Vice President of Legal in 2014. He has been our General Counsel since 2006. From 2006 until November 2014, Mr. Gillette was also our Vice President of Land. Prior to joining us, Mr. Gillette practiced law extensively in the energy sector for 34 years, most recently as a partner with Gardere Wynne Sewell LLP, and before that with Locke Liddell & Sapp LLP (now known as Locke Lord LLP). During that time he represented independent exploration and production companies and large financial institutions in numerous oil and gas transactions. Mr. Gillette has also served as corporate counsel in the legal department of Mesa Petroleum Co. and in the legal department of Enserch Corp. Mr. Gillette holds B.A. and J.D. degrees from the University of Texas and is a member of the State Bar of Texas.

Michael D. McBurney has been our Vice President of Marketing since 2013. Mr. McBurney has over 33 years of energy industry experience within the oil, natural gas, LNG, and power segments. For the past seven years Mr. McBurney worked for EXCO Resources, Inc., an independent exploration and production company where he was responsible for natural gas and natural gas liquids marketing. From 2000 to 2006, Mr. McBurney was with FPL Energy of Florida, where he was responsible for Fuel and Transportation logistics for large scale power generation facilities located throughout the U.S. Mr. McBurney received a B.B.A. in Finance from the University of North Texas in 1978.

Daniel K. Presley was named our Treasurer in 2013. Mr. Presley, who has been with us since 1989, also continues to serve as our Vice President of Accounting and Controller, positions he has had held since 1997 and 1991, respectively. Prior to joining us, Mr. Presley had six years of experience with several independent oil and gas companies including AmBrit Energy, Inc. Prior thereto, Mr. Presley spent two and one-half years with B.D.O. Seidman, a public accounting firm. Mr. Presley received a B.B.A. degree from Texas A & M University in 1983.

Russell W. Romoser has been our Vice President of Reservoir Engineering since 2012. Mr. Romoser has over 39 years of experience as a reservoir engineer both with industry and with a petroleum engineering consulting firm. Prior to joining us, Mr. Romoser served eleven years as the Acquisitions Engineering Manager for EXCO Resources, Inc. Mr. Romoser received a B.S. Degree in Petroleum Engineering in 1975 and a Masters Degree in Petroleum Engineering in 1976 from the University of Texas and is a Registered Professional Engineer in Oklahoma and Texas.

LaRae L. Sanders was named our Vice President of Land in November 2014. Ms. Sanders has been with us since 1995. She has served as Land Manager since 2007, and has been instrumental in all of our active development programs and major acquisitions. Prior to joining us, Ms. Sanders held positions with Bridge Oil Company and Kaiser-Francis Oil Company, as well as other independent exploration and production companies. Ms. Sanders is a Certified Professional Landman with 35 years of experience. She became the nation’s first Certified Professional Lease and Title Analyst in 1990.

Richard D. Singer has been our Vice President of Financial Reporting since 2005. Mr. Singer has over 39 years of experience in financial accounting and reporting. Prior to joining us, Mr. Singer most recently served as an assistant controller for Holly Corporation from 2004 to 2005 and as assistant controller for Santa Fe International Corporation from 1988 to 2002. Mr. Singer received a B.S. degree from the Pennsylvania State University in 1976 and is a Certified Public Accountant.

Blaine M. Stribling has been our Vice President of Corporate Development since 2012. From 2007 to early 2012, Mr. Stribling served as our Asset & Corporate Development Manager. Prior to joining us, Mr. Stribling managed a development project team at Encana Oil & Gas from 2005 to 2007. Prior to 2005 he worked in various petroleum engineering operations management positions of increasing responsibility for several independent oil and gas exploration and development companies. Mr. Stribling received a B.S. Degree in Petroleum Engineering from the Colorado School of Mines.

Outside Directors

Elizabeth B. Davis has served as a director since 2014. Dr. Davis is currently the President of Furman University. Dr. Davis was the Executive Vice President and Provost for Baylor University until 2014, and served as Interim Provost from 2008 to 2010. Prior to her appointment as Provost, she was a professor of accounting in the Hankamer School of Business at Baylor University where she also served as associate dean for undergraduate programs and as acting chair for the Department of Accounting and Business Law. Prior to joining Baylor University, she worked for the public accounting firm Arthur Andersen from 1984 to 1987. Dr. Davis brings to the Board executive experience from her leadership roles in higher education as well as expertise in finance and accounting from her teaching and research experiences.

David K. Lockett has served as a director since 2001. Mr. Lockett was a Vice President with Dell Inc. and held executive management positions in several divisions within Dell from 1991 until his retirement from Dell in 2012. Since 2014, Mr. Lockett has served as President of Austex Fence & Deck in Austin, Texas. Between 2012 and 2014, Mr. Lockett, who has over 35 years of experience in the technology industry, provided consulting services to small and mid-size companies. Mr. Lockett was a director of Bois d’Arc Energy, Inc. from 2005 until its merger with Stone Energy Corporation in 2008. Mr. Lockett joined Dell during its start-up years and worked in executive level positions at Dell throughout his tenure there. He is an experienced manager, having supervised large organizations through a series of business cycles in the highly competitive personal computer/peripheral business. Mr. Lockett shares the good business judgment and insight gained from these experiences with the Board and also provides guidance from the perspective gained from a long career in a global market-focused company.

Cecil E. Martin has served as a director since 1989 and is currently the chairman of our audit committee and our Lead Director. Mr. Martin is an independent commercial real estate investor who has primarily been managing his personal real estate investments since 1991. From 1973 to 1991, he also served as chairman of a public accounting firm in Richmond, Virginia. Mr. Martin was a director and chairman of the audit committee of Bois d’Arc Energy, Inc. from 2005 until its merger with Stone Energy Corporation in 2008. Mr. Martin also served on the board of directors of Crosstex Energy, Inc. and Crosstex Energy, L.P. until their merger with EnLink Midstream and EnLink Midstream Partners LP, respectively, in March 2014. Mr. Martin currently serves on the board of directors of Garrison Capital, Inc. He served as chairman of the compensation committee at Crosstex Energy L.P. and currently serves as chairman of the Audit Committee at Garrison Capital, Inc. Mr. Martin is a Certified Public Accountant. Mr. Martin brings to our Board a combination of financial literacy and business management experience as well as an excellent understanding of the capital markets. Mr. Martin has a strong background in internal controls, financial reporting and financial analysis. He works closely with our Chief Financial Officer, independent public accountants and internal auditors on a wide range of issues. His service on the compensation and audit committees of other publicly traded companies allows him to bring a wide range of experience and insights as part of his service on our Board.

Frederic D. Sewell has served as a director since 2012. Mr. Sewell has extensive experience in the oil and gas industry, where he has had a distinguished career as an executive leader and a petroleum engineer. Mr. Sewell was the co-founder of Netherland, Sewell & Associates, Inc. (“NSAI”), a worldwide oil and gas consulting firm, where he served as the Chairman and Chief Executive Officer until his retirement in 2008. Mr. Sewell is presently the President and Chief Executive Officer of Sovereign Resources LLC, an exploration and production company that he founded. Mr. Sewell has over 50 years of experience as a petroleum engineer. During his career with NSAI, Mr. Sewell established relationships with many of the leading energy firms in the United States and gained extensive knowledge of domestic and international oil and gas operations. Mr. Sewell managed the growth of NSAI, which he co-founded in 1969, into one of the most respected worldwide upstream petroleum consulting organizations in the world. Mr. Sewell brings expertise and extensive knowledge of petroleum engineering, the geology of North American oil and gas basins and the estimation of oil and gas reserves to our Board.

David W. Sledge has served as a director since 1996. Mr. Sledge is the Chief Operating Officer of ProPetro Services, Inc. Mr. Sledge was President and Chief Operating Officer of Sledge Drilling Company until it was acquired by Basic Energy Services, Inc. in 2007 and served as a Vice President of Basic Energy Services, Inc. from 2007 to 2009. He served as an area operations manager for Patterson-UTI Energy, Inc. from 2004 until 2006. From 2009 through 2011, and from 1996 until 2004, Mr. Sledge managed his personal investments in oil and gas exploration activities. Mr. Sledge was a director of Bois d’Arc Energy, Inc. from 2005 until its merger with Stone Energy Corporation in 2008. Mr. Sledge is a past director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association. Mr. Sledge is an experienced oil field executive who has managed and started drilling and oil field service companies during a career that spans more than 30 years. Mr. Sledge’s experience ranges from founding and directing the operations of a drilling rig business to serving as an executive manager for one of the largest drilling companies in the United States. Mr. Sledge has extensive contacts in the oil and gas industry, which, coupled with his oil field experience, makes him a valuable resource in understanding industry trends, operating practices and business prospects.

Jim L. Turner has served as a director since 2014. Mr. Turner currently serves as principal of JLT Beverages, L.P., a position he has held since 1996. Mr. Turner is also Chief Executive Officer of JLT Automotive, Inc. Mr. Turner served as President and Chief Executive Officer of Dr. Pepper/Seven Up Bottling Group, Inc., from its formation in 1999 through 2005, when he sold his interest in that company. Prior to that, Mr. Turner served as Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner currently serves as non-executive chairman of the board of directors for Dean Foods Company and as the chairman of the board of trustees of Baylor Scott & White Health, the largest not-for-profit healthcare system in the state of Texas. He is also a director of Crown Holdings, Inc., INSURICA, and Davaco, Inc. Mr. Turner brings his extensive business experience as chairman and chief executive officer of a large corporation to the Board. Mr. Turner has valuable experience in business development, finance and mergers and acquisitions. Mr. Turner’s service as a director of two NYSE-listed companies, including his service as the chairman of the board and chairman of the compensation committee, provides substantial experience and insight to our Board.

Determinations of Director Independence

Under rules adopted by the NYSE, we must have a majority of independent directors on our Board. No Board member qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with us). In evaluating each director’s independence, the Board considers all relevant facts and circumstances, relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, on the one hand, and us, our affiliates, or our executives, on the other. As a result of this review, the Board affirmatively determined that among the director nominees, Dr. Davis and Messrs. Lockett, Martin and Sewell are independent from us and our management. Of the directors continuing in office, the Board has determined that Messrs. Sledge and Turner are independent according to the NYSE’s rules. The Board evaluates independence on an on-going basis.

Board Committees

In addition to the executive committee, the Board has three committees which are composed entirely of independent directors. Membership of these committees is as follows:

Audit	Compensation	Corporate Governance/Nominating
Cecil E. Martin, Chair	David K. Lockett, Chair	Frederic D. Sewell, Chair
Elizabeth B. Davis	Cecil E. Martin	David W. Sledge
Frederic D. Sewell	Jim L. Turner	Elizabeth B. Davis

Each of these committees operates pursuant to a written charter which can be found in the “Corporate Governance” section of our website at www.comstockresources.com. As stated earlier, documents and information on our website are not incorporated herein by reference. These documents are also available in print from the Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

The audit committee reviews and approves the Company’s financial statements and earnings releases, oversees the internal audit function and reviews the Company’s internal accounting controls. The audit committee oversees the implementation of the Company’s compliance policies and programs relating to the Company’s financial statements and monitors ongoing compliance matters and concerns. The audit committee also reviews related party transactions. The audit committee has the sole authority to appoint, review and discharge our independent registered public accountants.

The compensation committee is responsible for overseeing and approving the Company’s compensation programs including our non-employee director compensation program. It is also responsible for reviewing and approving the compensation plans and decisions for all executive officers. It also oversees and regularly reviews the compensation program for all our employees and supervises the compensation and benefits policies and plans of the Company. The compensation committee frequently meets in executive sessions to discuss and approve compensation plans and decisions. The compensation committee is assisted in these matters by an independent compensation consultant, hired by and serving at the pleasure of the committee.

The corporate governance/nominating committee is responsible for developing, overseeing, reviewing and monitoring compliance with the Company’s policies, programs and practices relating to corporate governance, including the Company’s corporate governance guidelines, and for evaluating and monitoring compliance with the Company’s policies, and making recommendations to the Board on various governance issues. The committee is also responsible for reviewing and recommending to the Board director nominees, recommending committee assignments and conducting an annual review of Board and committee effectiveness.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised entirely of independent directors. None of the members of the committee during 2015 or as of the date of this prospectus is or has been an officer or employee of the Company and no executive officer of the Company has served on the compensation committee or board of directors of any company that employed any member of the Company’s compensation committee or Board.

Related Party Transactions

The Board has in place a written policy regarding the approval of related party transactions. At regularly scheduled audit committee meetings, management will recommend any related party transactions that are contemplated, and such transactions will require the audit committee’s approval. Generally, a “related party” is each of our executive officers, directors, nominees for director, any stockholder owning greater than five percent of our outstanding shares, including any immediate family member of each of the foregoing, and any entity owned or controlled by any of the foregoing. Transactions that are available to all of our employees generally or totaling less than $5,000 when aggregated with all similar transactions are excluded from the policy.

With respect to the standards applied by the audit committee when deciding whether to approve a related party transaction, the audit committee shall approve or ratify the transaction if it is on terms believed to be comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

COMPENSATION DISCUSSION AND ANALYSIS

Comstock’s executive compensation programs are intended to align pay outcomes with performance achievements, grow stockholder value, attract and retain executive talent and support the Company’s business strategy. We believe that our executive compensation programs as currently designed align executive pay with Company performance, stockholder expectations and prevailing market practices.

90% of the shares voted at this year’s annual meeting approved our 2015 executive compensation by supporting our “Say on Pay” proposal.

2015 was a very challenging year for the Company as oil and natural gas prices fell by 49% and 45%, respectively. Given the difficult industry conditions, the compensation committee determined that no employee bonuses would be paid, including awards earned by our executive officers under the Annual Incentive Plan.

Key Compensation Program Features

•

Aligns pay and performance, using an annual incentive bonus plan that is based entirely on achieving financial performance goals and by providing 50% of LTI equity awards in PSUs based on relative TSR versus our peer group

•

Market competitive, by benchmarking compensation against a revised peer group of appropriately sized oil and gas exploration and production companies and by implementing pay changes that directly reflect the practices of this peer group

•

Incorporates stockholder interests, by aligning pay with stockholder value creation, holding discussions with large stockholders to obtain their feedback on our compensation programs and implementing many of their suggestions

•

Employs best practices in corporate governance, including adopting stock ownership guidelines, clawback and anti-hedging policies and eliminating excise and other tax gross ups in our compensation plans

•	Governed by independent directors that are advised by independent consultants

Company Performance

2015 was a challenging year for us and for the industry generally. Oil and natural gas prices fell by 49% and 45%, respectively. The low prices significantly reduced our revenues and cash flow. The successful results from our return to development of our Haynesville/Bossier shale assets in North Louisiana was the highlight of 2015. We drilled ten enhanced completion horizontal natural gas wells which all had the highest initial production rates of any wells drilled in the Company’s history. The successful drilling program added 161 billion cubic feet to our proved reserves base which offset much of the effect of low oil and gas prices. We were also able to grow our natural gas production by 20% with a limited capital expenditure budget.

Compensation Program Objectives

Our compensation committee has responsibility for establishing and administering the compensation objectives, policies and plans for our executive officers. The compensation program and the executive officers’ compensation are determined by the compensation committee. The committee bases its decisions concerning specific compensation elements and total compensation paid or awarded to our executive officers on several different objectives, which include:

•	Providing compensation that is competitive with the compensation of companies that have operations similar to us and are in similar markets for executive talent;

•	Encouraging focus on both short-term and long-term performance, promoting stockholder value through strategic business decisions and the achievement of performance objectives;

•	Providing performance-based incentive compensation intended to vary with company and individual performance, while appropriately moderating the impact of the cyclical nature of our business; and

•

Facilitating ownership of our common stock by our executive officers through equity-based incentives so that management’s interests are closely aligned with those of stockholders in terms of both risk and reward.

Our executive team, led by M. Jay Allison, our CEO, and Roland O. Burns, our President and Chief Financial Officer, is highly regarded in the industry. The long tenure of Messrs. Allison and Burns leading our company is a key factor in driving stockholder value. The committee believes it is critical to continually invest in retaining this leadership team and reward them for performance. Their experience is particularly critical at this time as we continue to strategically position the Company to be more balanced between oil and natural gas production and reserves. The executive team’s compensation will reflect our performance when measured against these objectives.

Our compensation committee held five meetings during 2015 and it has met once during 2016. In December 2015, the committee approved base salaries for 2016. In February 2016, the achievement of performance-based annual incentives for 2015 was reviewed and approved and LTI awards were approved.

Compensation Components

The purpose and key features of each component of our executive compensation program are summarized below:

Component	Objective	Key Features
Base salary	Reflects each executive’s level of responsibility, leadership, tenure, and contribution to the achievement of the Company’s business objectives and is designed to be competitive with our peer group	Fixed compensation that is reviewed annually and adjusted as appropriate.

Annual incentive award	Measures and rewards achievement of short-term performance goals that apply to the annual business plan

Performance-based cash incentives made up 100% of our named executive officers’ 2015 annual incentive awards and were based on the achievement of pre-established performance goals. The performance goals are established and target awards are approved during March for each year. A target award is established, as well as threshold performance and maximum performance award levels.

Performance- based restricted stock unit awards (PSUs)	Aligns the long-term interests of our executive officers with our stockholders by determining the number of shares earned for each performance period by our TSR in comparison to the peer group	Performance-based LTI awards represent 50% of our named executive officers’ LTI awards. The ultimate number of units earned is based on the achievement of our TSR relative to the peer group.

Restricted stock awards

Motivates our executive officers to achieve our business objectives by tying incentives to the performance of our common stock over the long term; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods of high commodity price volatility

Restricted stock awards which vest over three years under which the ultimate value realized varies with our common stock price. Restricted stock awards represent 50% of our named executive officers’ LTI awards.

Executive Life Insurance Program	Provides life insurance protection and retirement savings for our executive officers	The Company’s contributions each year equal 5% of each executive’s salary and prior year’s bonus, used to purchase life insurance coverage.

Employment Agreements	Provide industry appropriate post-termination compensation in certain circumstances to our CEO, President and Chief Operating Officer

Employment agreements were amended in 2014 to align with market practice and reflect current governance standards. Severance benefits related to a change in control now require that the executive’s employment has been involuntarily or constructively terminated (“double trigger”). There are no golden parachute excise tax or other tax “gross-ups”.

Other Benefits	401(k) Plan participation and employee welfare plan programs designed to be competitive in recruiting and retaining employees	Our executive officers participate in the retirement and welfare plan programs on the same terms as all other employees.

The compensation committee has not established formal policies or guidelines with respect to the mix of base salary, annual cash bonus and stock-based awards to be paid or awarded to the executive officers. In general, the compensation committee believes that a greater percentage of the compensation for our executives should be stock-based awards and should be based on individual and overall corporate performance to align the interests of our executives with our stockholders.

Roles and Responsibilities

In 2015, the compensation committee and the Board made all compensation decisions for the Company’s executive officers including the CEO. The committee retained Meridian Compensation Partners, LLC (“Meridian”) to review our compensation program including peer benchmarking analysis to assess the competitiveness of our compensation levels, design, practices and processes. Meridian is an independent compensation consulting firm and does not provide any other services outside of matters pertaining to executive and director compensation and related corporate governance matters. Meridian reports directly to the compensation committee, which is the sole party responsible for determining the scope of services performed, the directions given regarding the performance of those services, and the approval of the payment of invoices for those services.

The compensation committee has the sole authority to retain or terminate its compensation consultant. The compensation consultant’s role with the Company is limited to executive compensation matters and no such services are performed unless at the direction of and with the approval of the committee. In connection with its engagement of Meridian, the committee considered various factors bearing on their independence, including the amount of fees paid by the Company in 2015 and the percentage of total revenues they represented; their policies and procedures for preventing conflicts of interest and compliance therewith; any personal and business relationship of any of their personnel with any of our compensation committee members or executive officers; and their policies prohibiting stock ownership by their personnel engaged in any Company matter and the compliance therewith. After reviewing these factors, the compensation committee determined that Meridian is independent and that their engagement did not present any conflict of interest.

Determining Market Compensation

Peer Group

Meridian assisted our compensation committee by making recommendations regarding market compensation. This included recommending an appropriate peer group against which to benchmark our executives’ compensation. Selection of the companies within the peer group was based not only upon the total revenue and market capitalization of companies within the exploration and production industry, but also the core areas in which the companies compete and the complexity of their operations.

For 2015, the peer group companies utilized by the compensation committee were:

Approach Resources Inc.	Laredo Petroleum, Inc.	SM Energy Company
Bill Barrett Corporation	Oasis Petroleum Inc.	Stone Energy Corporation
Carrizo Oil & Gas, Inc.	PDC Energy, Inc.	Swift Energy Company
Cimarex Energy Co.	Rosetta Resources Inc.*	Ultra Petroleum Corp.

*Removed from Peer Group for 2015.

During 2015, the stock of Rosetta Resources, Inc. ceased trading on public markets, and accordingly, this company was removed from our peer group for 2015.

For 2016, the compensation committee adopted a new peer group comprised of fifteen companies that have median revenues of approximately $293 million, median assets of $1.4 billion, median market capitalization of $405 million and median enterprise value of $1.2 billion. For 2016, the peer group companies are:

Approach Resources Inc.	Eclipse Resources Corporation	PDC Energy, Inc.
Bill Barrett Corporation	Jones Energy, Inc.	Parsley Energy Corporation
Bonanza Creek Energy, Inc.	Laredo Petroleum, Inc.	Rex Energy Corporation
Callon Petroleum Holdings, Inc.	Matador Resources, Inc.	Stone Energy Corporation
Carrizo Oil & Gas, Inc.	Oasis Petroleum, Inc.	Ultra Petroleum Corp.

The composition of our peer group is reviewed each year and may change based on business combinations, asset acquisitions and/or sales, and other types of transactions that cause peer companies to no longer exist or no longer be comparable.

Benchmarking Compensation

On an annual basis, the compensation of our executives and all our employees are benchmarked against our peer group and reviewed for market competitiveness. Meridian compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. Peer benchmarking is only one of many considerations used to determine market compensation. Meridian also provided the compensation committee with compensation data from the 2015 North America Oil and Gas Exploration & Production Compensation Survey, administered by Meridian (data effective as of June 1, 2015).

Determination of Base Salaries

Base salaries for executive officers are based on each individual’s responsibilities, experience and performance, taking into account among other things, the individual’s initiative, contributions to our overall performance, managerial ability and handling of special projects. These same factors are applied to establish base salaries for other key management employees. Base salaries for executive officers generally are reviewed annually for possible adjustment. The compensation committee determines the base salary of our executive officers including the CEO.

In December 2015, our compensation committee reviewed base salaries for all NEOs for 2016 and determined that it would hold their base salaries flat in 2016 based on benchmarking data and current industry conditions.

Determination of Annual Incentives

Annual cash bonuses are provided to promote achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis. All of our full-time employees participate in an annual bonus plan. In 2012, the compensation committee adopted the performance bonus plan, the 2012 Incentive Compensation Plan (the “Annual Incentive Plan”), for the CEO and President. Beginning in 2014, all of our executive officers are included in the Annual Incentive Plan. Annual bonus awards are paid from a performance-based bonus pool that will allow for full tax deductibility of the bonuses paid under Section 162(m) of the Internal Revenue Code.

The compensation committee set the funding for the 2015 performance-based bonus pool at 5% of the Company’s EBITDAX (earnings before interest, tax, depreciation, amortization and exploration expense), a measure of profitability that is commonly used within the oil and gas exploration and production industry. Individual bonus awards were determined through the Annual Incentive Plan based on the achievement of financial, strategic and operational objectives. In March 2015, the compensation committee approved target bonus opportunities for the executive officers, expressed as a percentage of their annual base salary. The bonus targets were determined based on the results of Meridian’s competitive benchmarking analysis, and are reviewed annually.

The 2015 threshold, target, and maximum bonus opportunities for our NEOs that were established by the compensation committee were as follows:

Position	Threshold	Target	Maximum
	(Percentage of Annual Base Salary)
CEO	50%	100%	200%
President	45%	90%	180%
Chief Operating Officer	40%	80%	160%
General Counsel	30%	60%	120%
Vice President of Accounting	30%	60%	120%

The executives had the opportunity to earn bonus awards within a range of 0% to a maximum of 200% of their target bonus opportunity, based on the Company’s performance relative to pre-determined bonus components and goal levels. For 2015, the bonus components and goal levels were as follows:

	Weighting	Threshold	Target	Maximum
Production Growth	20%	5% over 2014	10% over 2014	15% over 2014
Capital Efficiency % (Improvement in Finding Costs)	20%	15% over 2014	20% over 2014	30% over 2014
Reserve Replacement %	20%	75%	100%	125%
Other Key Objectives	40%
* Total Shareholder Return (TSR)
* Enhancing Liquidity
* Total Producing costs per Mcfe
* Leadership Development
* Execution of Strategic Plan

Each bonus component was weighted and up to 50% of the weighted portion of target bonus could have been earned for achievement of the threshold goal level; up to 100% could have been earned for achievement of the target goal level; and up to 200% could have been earned for achievement of the maximum goal level. For performance between the threshold, target and maximum goal levels, weighted bonus contributions were determined using straight-line interpolation. If performance for a bonus component was below the threshold goal level, no bonus was earned for that bonus component.

The Company’s achievement of the defined performance goals in 2015 was as follows:

	Achievement	% of Target
Production Growth	1%	Below Threshold
Capital Efficiency %	75%	Maximum
Reserve Replacement %	148%	Maximum
Other Key Objectives	Exceeded Target	110%

Based on the achievement of goals in 2015, our NEOs would have earned payouts of 124% of their target awards. Given the difficult industry conditions, the compensation committee decided not to pay employee bonuses for 2015 and accordingly no awards were made under the Annual Incentive Plan.

Long-term Incentive Awards

Our executives are eligible to receive long-term incentive awards under our stockholder approved 2009 Plan, which allows the compensation committee to select from among a variety of award vehicles to make individual awards. The committee believes long-term incentive awards align the interests of the executives with the interests of our stockholders, provide competitive total compensation opportunities and support the attraction and retention of key talent.

Restricted stock awards typically vest over three years. One-third of the PSUs granted could be earned based on the Company’s TSR performance relative to a peer group in each of one-, two- and three-year performance periods. The use of three performance periods allows us to properly manage the shares available for such awards under the 2009 Plan.

During February 2015, the compensation committee approved LTI awards to the executives which consisted of an equal mix of PSUs and restricted stock. In connection with his return to the Company, the compensation committee awarded 50,000 shares of restricted stock to Mr. Good, our Chief Operating Officer, which vest one third in each of the three subsequent years. In making decisions concerning these awards, the committee considered competitive benchmarking data, the performance of the Company, individual performance, and other factors the committee deemed relevant. The following table reflects the LTI awards made in February 2015 to our NEOs:

	PSU Awards	Restricted Stock Awards
	(Units)	(Shares)
CEO	44,600	44,600
President	26,000	26,000
Chief Operating Officer	—	50,000
General Counsel	4,097	4,097
Vice President of Accounting	4,097	4,097

To determine the PSUs earned, the committee certifies our TSR relative percentile. The number of shares that may be earned ranges from 0% to 200% of the target PSUs granted. If our relative TSR performance is less than the 20th percentile, none of the PSUs are earned. If our relative TSR performance is the 50th percentile, 100% of the target PSUs are earned. If our relative TSR performance is at least the 90th percentile, 200% of the target PSUs are earned. Earned PSUs are interpolated between threshold, target and maximum performance. The executive’s earned PSUs, as certified annually, are delivered to him in the form of shares of restricted stock, which vest only if the executive remains employed following the end of the three-year performance period. The restricted stock vests over three years, one-third per year from the date of grant.

The Company’s TSR performance in 2015 resulted in one-third of the PSU grants awarded in 2012 and 2014 being forfeited by the Company’s executive officers. The remaining 2014 PSUs could be earned based on the Company’s relative TSR performance against its 2014 peer group for the remaining performance periods of January 1, 2014 through December 31, 2016. The Company’s executive officers earned 24% of one-third of the PSU grants awarded in 2015 based on the one year TSR performance at the 27th percentile for the period January 1, 2015 through December 31, 2015. The remaining 2015 PSUs could be earned based on the Company’s relative TSR performance for the remaining performance periods of January 1, 2015 through December 31, 2016 and January 1, 2015 through December 31, 2017.

Executive Life Insurance Plan

We have an executive life insurance plan for our executive officers. The purpose of this plan is to provide additional life insurance protection to our executive officers and savings for their retirement. Under this plan, we contribute five percent of each participant’s annual cash compensation to purchase a variable universal life insurance policy. Each participant directs the investment of the policy’s cash values among a selection of mutual funds offered by the carrier. During employment, the participants may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but have no other rights of ownership in the policy. Upon a participant’s termination of employment, the policy will be transferred to the participant. Contributions to this plan totaled $218,500 in 2015.

Other Benefits

Our executive officers receive medical, group life insurance and other benefits including matching contributions under our 401(k) plan that are available generally to all of our salaried employees over 21 years of age. We have no defined benefit retirement plans for any of our employees.

Other Matters Affecting Our Executive Compensation

Limitation on Income Tax Deduction for Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate income tax deduction for compensation paid to each executive officer, other than the Chief Financial Officer, shown in the summary compensation table to $1 million, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance stockholder value. The committee also attempts to structure compensation programs that are tax-advantageous to us to the extent the programs are consistent with our compensation philosophy. Awards of time-vested restricted stock and certain forms of cash compensation do not qualify under Section 162(m). Awards under our Annual Incentive Plan and awards of PSUs are intended to qualify as “performance-based compensation.”

Risk and Our Employee Compensation Program

The compensation committee reviewed the possible relationship between risk and our incentive compensation program for all employees. The compensation committee believes that there are no compensation incentives which encourage excessive risk and are reasonably likely to have a material adverse effect on the Company. The design of our incentive compensation program, which seeks to eliminate any excessive risks, includes (1) basing cash bonuses on the achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis, (2) the vesting of restricted stock awards annually over three years, (3) the use of equity as a significant portion of incentive compensation, and (4) stock ownership and retention requirements for our officers.

Clawback Provisions

Our CEO and President and Chief Financial Officer are currently subject to the forfeiture of bonuses and profits stipulated by Section 304 of the Sarbanes Oxley Act of 2002. In addition, the compensation committee adopted a recoupment policy during 2012 which would allow us to recoup excess incentive compensation from current or former executives at the vice president level or above who received incentive-based compensation during the three year period preceding the date on which we are required to prepare a financial restatement. This policy applies to incentive compensation granted on or after December 1, 2012. Our compensation committee will adopt provisions consistent with the requirements of the Dodd-Frank Act when final regulatory guidance is issued by the SEC.

Summary Compensation Table

The following table reflects the elements of compensation earned by our named executive officers under our executive compensation programs.

Salary: Values shown represent the base salary earnings of the named executive officers.

Bonus: Values reflect the discretionary cash bonus earned by the named executive officers.

Grant Date Fair Value of Stock Awards: This column represents the grant date fair value of grants of restricted stock and PSUs.

Non-Equity Incentive Plan Compensation: This column represents the cash bonus earned under the Company’s Annual Incentive Plan.

Non-Qualified Deferred Compensation Earnings: This column reflects “above market” earnings on non-qualified deferred compensation plans. This is the difference between (i) actual earnings on the cash surrender values of universal life insurance policies owned by us insuring each executive under our Executive Life Insurance Plan, and (ii) market interest rates, as determined pursuant to the SEC’s rules.

All Other Compensation: This column represents the value of the additional benefits provided by us that include the employer match under our 401(k) plan, life insurance premiums paid by us for the benefit of certain executive officers, incremental costs incurred for personal use of our corporate aircraft, and the value of insurance provided by the Company.

Name and Principal Position	Year	Salary		Bonus		Grant Date Fair Value of Stock Awards(1)		Non-Equity Incentive Plan Compensation		Non-Qualified Deferred Compensation Earnings		All Other Compensation (2)(3)		Total
M. Jay Allison Chief Executive Officer	2015 2014 2013	$ $ $	802,000 802,000 802,000		— — —	$ $	2,174,994 2,444,401 —	$ $	— 505,260 1,100,000	$ $	— 78,490 303,579	$ $ $	161,692 138,817 136,371	$ $ $	3,138,686 3,968,968 2,341,950
Roland O. Burns President and Chief Financial Officer	2015 2014 2013	$ $ $	543,500 543,500 543,500		— — —	$ $	1,267,934 1,425,908 —	$ $	— 308,165 617,778	$ $	— 19,571 218,993	$ $ $	105,097 49,193 48,513	$ $ $	1,916,531 2,346,337 1,428,784
Mack D. Good Chief Operating Officer(4)	2015 2014 2013		$281,250 — —		— — —		$1,445,000 — —		— — —		— — —		$15,900 — —		$1,742,150 — —
D. Dale Gillette Vice President of Land and General Counsel	2015 2014 2013	$ $ $	346,000 346,000 336,500	$	— — 295,000	$ $	199,786 222,727 —	$	— 130,788 —	$ $	— 9,644 39,398	$ $ $	22,258 21,353 20,468	$ $ $	568,044 730,512 691,366
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	2015 2014 2013	$ $ $	250,000 250,000 227,750	$	— — 225,000	$ $	199,786 207,542 —	$	— 94,500 —	$ $ $	1,628 8,782 58,874	$ $ $	16,828 16,480 16,116	$ $ $	468,242 577,304 527,740

(1)	The amounts in this column represent the aggregate grant date fair value of restricted stock grants and grants of PSUs.

(2)

Perquisites provided to Mr. Allison and Mr. Burns in 2015 of $21,148 and $51,419, respectively, represent the Company’s incremental costs incurred for their personal use of its corporate aircraft. Except for these amounts, perquisites provided by us to executive officers did not exceed $10,000 for 2013, 2014 and 2015 and they are accordingly excluded from this table.

(3)	Amounts in this column include life insurance premiums paid by us of $101,031 for Mr. Allison and $31,460 for Mr. Burns in 2013, 2014, and 2015, respectively.

(4)	Mr. Good rejoined the Company in March 2015 following a brief retirement.

Grants of Plan-Based Awards in Fiscal Year 2015

In February 2015, the compensation committee made the following awards under the Annual Incentive Plan to the NEOs:

Name and Principal Position	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold	Target	Maximum
M. Jay Allison Chief Executive Officer	$401,000	$802,000	$1,604,000
Roland O. Burns President and Chief Financial Officer	$244,575	$489,150	$978,300
Mack D. Good Chief Operating Officer(1)	$150,000	$300,000	$600,000
D. Dale Gillette Vice President of Legal and General Counsel	$103,800	$207,600	$415,200
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	$75,000	$150,000	$300,000

(1)	Mr. Good rejoined the Company in March 2015 following a brief retirement.

The threshold, target and maximum amounts represent the potential amount payable under the Annual Incentive Plan based upon achievement of the performance goals established for 2015. The compensation committee elected not to pay out any awards from the Annual Incentive Plan for 2015.

In February 2015, the compensation committee also made the following equity-based awards under the 2009 Plan to the NEOs:

	Stock Awards
		Estimated Future Payouts Under Equity Incentive Plan Awards (Units)			Restricted Stock (Shares)
Name and Principal Position	Grant Date	Threshold(1)	Target(1)	Maximum(1)	Number of shares of Stock(2)	Grant Date Fair Value of Stock Awards(3)
M. Jay Allison Chief Executive Officer	February 11, 2015	22,300	44,600	89,200	44,600	$2,174,994
Roland O. Burns President and Chief Financial Officer	February 11, 2015	13,000	26,000	52,000	26,000	$1,267,934
Mack D. Good Chief Operating Officer(4)	February 23, 2015	—	—	—	50,000	$1,445,000
D. Dale Gillette Vice President of Legal and General Counsel	February 11, 2015	2,049	4,097	8,194	4,097	$199,786
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	February 11, 2015	2,049	4,097	8,194	4,097	$199,786

(1)

This amount represents PSUs granted under our 2009 Plan. PSUs represent the right to receive, upon settlement of the PSUs after the completion of a vesting period, a number of shares of our common stock that may be from zero to two times the number of PSUs granted on the award date, depending on the extent to which our performance criteria have been achieved and the extent to which the PSUs have vested. The performance criteria for the PSUs are based on the relative ranking of our TSR for the performance period and the TSR of certain peer companies for the performance period. The PSUs vest one third annually over three performance periods, one year ending December 31, 2015, two years ending December 31, 2016 and three years ending December 31, 2017.

(2)	The restricted stock grants vest one third on each of February 20, 2016, 2017 and 2018.

(3)

The grant date fair value of restricted stock awards was based upon the closing price for the company’s stock on February 11, 2015 of $26.85 per share ($28.90 per share as of February 23, 2015 for Mr. Good). The grant date fair value of PSUs was determined to be $21.90 per unit. The grant date fair value of PSUs was computed based on the target award levels. Total PSU awards in 2015 were 94,250 units with a target value of $2,065,648.

(4)	Mr. Good rejoined the Company in March 2015 following a brief retirement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of outstanding equity awards held by our named executives at December 31, 2015. There were no stock option awards outstanding.

Stock Awards
Name and Principal Position	Number of Shares of Stock That Have Not Vested(#)		Market Value of Shares of Stock That Have Not Vested(1)		Number of Equity Incentive Awards That Have Not Vested(#)(2)		Market Value of Equity Incentive Awards That Have Not Vested(3)
M. Jay Allison Chief Executive Officer	63,739 16,936 14,867	(5) (6) (7)	$ $ $	595,958 158,352 139,005	3,568 21,332 14,867	(5) (6) (7)	$ $ $	33,361 199,452 139,005
Roland O. Burns President and Chief Financial Officer	29,163 9,874 8,667	(5) (6) (7)	$ $ $	272,667 92,320 81,035	2,080 12,438 8,667	(5) (6) (7)	$ $ $	19,448 116,293 81,035
Mack D. Good Chief Operating Officer(4)	16,667 16,667 16,667	(5) (6) (7)	$ $ $	155,833 155,833 155,835	— — —			— — —
D. Dale Gillette Vice President of Land and General Counsel	4,443 1,745 1,366	(5) (6) (7)	$ $ $	41,541 16,315 12,768	328 1,761 1,366	(5) (6) (7)	$ $ $	3,065 16,460 12,768
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	4,163 1,720 1,366	(5) (6) (7)	$ $ $	38,918 16,074 12,768	330 1,734 1,366	(5) (6) (7)	$ $ $	3,078 16,209 12,768

(1)	Market value was based on the closing price for our common stock on the last trading day of 2015 of $9.35 per share.

(2)	This column represents the number of outstanding PSUs. The number of PSUs for unvested grants reflect the target award levels.

(3)

This column represents the payout value for the PSUs which were earned in 2016 and the projected pay out values of unearned PSUs. The projected payout values are determined by multiplying the target number of shares by $9.35, the closing price of our common stock on the last business day of 2015. The actual payout will depend upon our actual performance compared to our peer group’s performance at the end of each performance period and the date on which the payouts occur.

(4)	Mr. Good rejoined the Company in March 2015 following a brief retirement.

(5)	Vested in 2016. Only 24% of the first one-third of the 2015 PSUs vested in 2016, all other PSUs with 2016 vesting dates were forfeited.

(6)	Vest in 2017.

(7)	Vest in 2018.

Option Exercises and Stock Vested

There were no stock options exercised during 2015. The following table sets forth certain information with respect to the value of restricted stock and performance share units which vested during the year ended December 31, 2015.

	Restricted Stock		Performance Share Units
Name and Principal Position	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting
M. Jay Allison Chief Executive Officer	43,472	$1,473,393	—	—
Roland O. Burns President and Chief Financial Officer	18,296	$618,968	—	—
Mack D. Good Chief Operating Officer	—	—	—	—
D. Dale Gillette Vice President of Land and General Counsel	2,718	$91,276	—	—
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	2,477	$83,155	—	—

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the non-qualified deferred compensation of the named executives in 2015. Under our Executive Life Insurance Plan, we contribute annually five percent of each executive’s annual cash compensation to purchase a variable universal life insurance policy on his life. During employment, he may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but has no other rights of ownership in the policy. Upon his having attained four years of service and electing retirement, or upon a change in control, the policy is transferred to him. No withdrawals or distributions were made during 2015.

Name and Principal Position	Company Contributions(1)	Aggregate Earnings (Losses)(2)	Aggregate Balance at End of Year
M. Jay Allison Chief Executive Officer	$65,363	($2,250)	$2,443,803
Roland O. Burns President and Chief Financial Officer	$42,583	($2,626)	$1,214,423
Mack D. Good Chief Operating Officer	—	—	—
D. Dale Gillette Vice President of Land and General Counsel	$23,839	($3,010)	$241,402
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	$17,225	$1,628	$337,443

(1)	Company contributions have not been included in the Summary Compensation Table for this or any prior years.

(2)	Above market portion of the aggregate earnings has been included in the Summary Compensation Table in each year.

Potential Payments upon Termination or Change in Control

Employment Agreements

We have employment agreements with our CEO, President and Chief Operating Officer. The employment agreements provide that our CEO, President and Chief Operating Officer will maintain the confidentiality of our confidential and proprietary information for as long as the information is not publicly disclosed. These agreements include separate provisions wherein our CEO, President and Chief Operating Officer will receive certain prescribed benefits based upon changes in their employment status or in the event of a change in control.

The compensation committee believes that it is in our best interests as well as the best interests of our stockholders to offer such benefits to these executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The compensation committee believes that providing change in control benefits to senior executives allows them to evaluate objectively whether a potential change in control transaction is in the best interest of our stockholders, without having to be concerned regarding their future employment. It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome.

A “change in control” is defined to include a variety of events, including significant changes in stock ownership, changes in our Board, certain mergers and consolidations, and the sale or disposition of all or substantially all of our consolidated assets.

Potential Payments Upon Termination

Under the employment agreements, we are required to provide compensation to these officers in the event we terminate the executive’s employment without cause or the executive terminates his employment with good reason, including assignment of duties inconsistent with his position or requiring him to be based at another location. If the executive dies, the agreements provide for payment of six months of annualized total compensation (current base salary and target bonus) to the executive’s estate. The agreements provide for the payment of severance benefits if the executive’s employment is terminated by us without cause or by the executive for good reason (other than within twelve months following a change in control) in an amount equal to 150% of the sum of his then current salary and most recent bonus, plus a payment equal to the cost of continued medical benefits for eighteen months. If there is a change in control and, within twelve months thereafter, the executive terminates his employment for good reason or if the executive’s employment is terminated by us without cause, the severance benefit payable to the executive is 299% of the sum of his base salary and highest annual bonus plus a payment equal to the cost of continued medical benefits for eighteen months.

The following tables quantify compensation that would become payable under the employment agreements and other arrangements if the NEO’s employment had terminated on December 31, 2015, based on, where applicable, our closing stock price on that date. Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different. Under the 2009 Plan, unvested equity awards will vest for all employees in the event of a change in control or in the event of death or disability. This is reflected in the table “Termination Following a Change in Control” in the “Value of Unvested Stock Awards.” Under our Executive Life Insurance Plan, the NEOs are entitled to receive a distribution of the life insurance policies insuring their lives in the event of termination of employment. This is reflected in the table below in the “Present Value of Deferred Compensation Benefits.”

Termination Following a Change in Control

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)	Value of Unvested Stock Awards(4)
M. Jay Allison Chief Executive Officer	$2,397,980	$11,960,000	$2,443,803	$59,745	$1,636,952
Roland O. Burns President and Chief Financial Officer	$1,625,065	$3,976,700	$1,214,423	$59,745	$879,574
Mack D. Good Chief Operating Officer	$1,121,250	$2,137,850	—	$59,745	$467,501
D. Dale Gillette Vice President of Land and General Counsel	—	—	$241,402	—	$135,210
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	—	—	$337,443	—	$131,871

(1)	Amount equal to 299% of annual base salary.

(2)	Amount equal to 299% of highest bonus paid during the employee’s tenure with the Company.

(3)	Amount equal to the cost of continued medical and dental coverage for 18 months.

(4)	The value of the stock awards is based on our December 31, 2015 closing stock price of $9.35 per share; PSU awards vesting in 2016 and 2017 are assumed to achieve maximum award performance.

Involuntary Termination Without Cause or Termination With Good Reason

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)
M. Jay Allison Chief Executive Officer	$1,203,000	—	$2,443,803	$59,745
Roland O. Burns President and Chief Financial Officer	$815,250	—	$1,214,423	$59,745
Mack D. Good Chief Operating Officer	$562,500	—	—	$59,745
D. Dale Gillette Vice President of Land and General Counsel	—	—	$241,402	—
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	—	—	$337,443	—

(1)	Amount equal to 150% of annual base salary.

(2)	Amount equal to 150% of annual bonus.

(3)	Amount equal to the cost of continued medical and dental coverage for 18 months.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Ownership of our common stock is shown in terms of “beneficial ownership.” Generally, a person “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares. The percentages shown in this prospectus compare the stockholder’s beneficially owned shares with the total number of shares of our common stock outstanding on August 29, 2016, after giving effect to a one-for-five (1:5) reverse split which became effective on July 29, 2016 (approximately 12,504,562 shares, subject to minor variations resulting from the treatment of fractional shares in the reverse stock split) plus the number of unissued shares as to which such owner has the right to acquire voting or dispositive power of on or before August 29, 2016. The following table lists the stockholders known to have been the beneficial owners of more than 5% of the common stock outstanding as of August 29, 2016:

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746	638,087(1)	5.1%
Galatyn Equity Holdings LP 47 Highland Park Village, Suite 200, Dallas, Texas 75205	664,587(2)	5.3%
Hodges Capital Holdings, Inc. 2905 Maple Avenue, Dallas, Texas 75201	1,240,504(3)	9.9%
Carl H. Westcott 100 Crescent Court, Suite 1620, Dallas, Texas 75201	1,212,400(4)	9.7%

(1)	Represents shares held on December 31, 2015, based on filing on Schedule 13G/A dated February 9, 2016.
(2)	Represents shares held on December 31, 2015, based on filing on Schedule 13G/A dated January 23, 2015.
(3)	Represents shares held on December 31, 2015, based on filing on Schedule 13G dated February 10, 2016.
(4)	Represents shares held on May 31, 2016, based on filing on Schedule 13D/A dated May 25, 2016, as modified by filing on Form 4 dated May 31, 2016.

Security Ownership of Management

The following table sets forth information as of June 30, 2016 concerning beneficial ownership information for our directors, nominees for director and executive officers:

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number		Percent
M. Jay Allison Chairman of the Board of Directors and Chief Executive Officer	401,919	(2)	3.2%
Roland O. Burns Director Nominee, President, Chief Financial Officer and Secretary	218,828	(2)	1.7%
Elizabeth B. Davis, PhD Director Nominee	12,188		*
D. Dale Gillette Vice President of Legal and General Counsel	29,431		*
Mack D. Good Chief Operating Officer	78,181		*
David K. Lockett Director Nominee	23,851		*
Cecil E. Martin Director Nominee	31,024		*
Michael D. McBurney Vice President of Marketing	14,377		*
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	29,844		*
Russell W. Romoser Vice President of Reservoir Engineering	14,796		*
LaRae L. Sanders Vice President of Land	16,988	(3)	*
Frederic D. Sewell Director Nominee	17,244		*
Richard D. Singer Vice President of Financial Reporting	16,949		*
David W. Sledge Director	31,074		*
Blaine M. Stribling Vice President of Corporate Development	18,674		*
Jim L. Turner Director	31,460		*
All Executive Officers and Directors as a Group (16 Persons)	986,828		7.9%
*	Indicates less than one percent

(1)	The address of each beneficial owner is c/o Comstock Resources, Inc., 5300 Town and Country Blvd, Suite 500, Frisco, Texas 75034.
(2)	269,683 shares owned by Mr. Allison and 152,508 shares owned by Mr. Burns are pledged as security for lines of credit held in their respective names.
(3)	Includes shares issuable pursuant to stock options which are presently exercisable or exercisable on or before December 14, 2016 by Ms. Sanders for 2,000 shares.

DESCRIPTION OF OTHER INDEBTEDNESS

The following descriptions are only summaries of certain of the material provisions of the agreements summarized and do not purport to be complete and are qualified in their entirety by reference to provisions of the agreements being summarized. We urge you to read the agreements governing each of the facilities and notes described below. Copies of the agreements will be contained in our filings with the SEC and can be obtained as described under the heading “Where You Can Find Additional Information.” You may also request a copy of these agreements at our address set forth under the heading “Questions and Answers About the Exchange Offer—Who is making the Exchange Offer?”

Revolving Credit Facility

We have a revolving credit facility with Bank of Montreal, as administrative agent and collateral agent, and Bank of America, N.A., as syndication agent. The credit facility is a four-year revolving credit commitment with borrowing capacity of up to $50.0 million in the aggregate, none of which is currently outstanding. The credit facility terminates on March 4, 2019. Our obligations under the credit facility are guaranteed by the same subsidiary guarantors that will guarantee the new notes. Indebtedness under the credit facility is secured by substantially all of our and our subsidiaries’ assets. Pursuant to the terms of the intercreditor agreement to be entered into among Bank of Montreal, as administrative agent and collateral agent, American Stock Transfer & Trust Company, LLC, as successor trustee for the Old Senior Secured Notes, and us, the revolving credit facility is secured, on an equal and ratable, first priority basis with the Old Senior Secured Notes by liens on certain of our assets, except that the proceeds of the collateral shall first be applied to repay in full our obligations under the revolving credit facility before being applied to repay the Old Senior Secured Notes. If the Exchange Offer is consummated, the trustee for the New Senior Secured Notes would enter into an intercreditor agreement with the collateral agent on substantially similar terms as the intercreditor agreement pertaining to the Old Senior Secured Notes. Further, pursuant to the Consent Solicitation, the collateral securing the Old Senior Secured Notes would be released upon completion of the Exchange Offer.

Borrowings under the revolving credit facility bear interest at our option at either (1) LIBOR plus 2.5% or (2) the base rate (which is the higher of the administrative agent’s prime rate, the federal funds rate plus 0.5% or 30 day LIBOR plus 1.0%) plus 1.5%. The revolving credit facility contains various affirmative and negative covenants which, among other things, prohibit the payment of cash dividends and cash repurchases of common stock, limit the amount of additional indebtedness that we may incur, restrict asset dispositions, limit hedging arrangements and limit our ability to enter into certain transactions and make certain loans and investments. The only financial covenants are the maintenance of a current ratio, which must not be less than 1.0 to 1.0, and a coverage ratio of the value of our developed oil and gas reserves as compared to the amounts outstanding under the revolving credit facility, which must not be less than 2.5 to 1.0.

10% Senior Secured Notes due 2020

In March 2015, we issued $700.0 million of Old Senior Secured Notes, all of which are currently outstanding. Interest on the Old Senior Secured Notes accrues at the rate of 10% per annum and is payable in cash on March 15 and September 15 of each year. The Old Senior Secured Notes mature on March 15, 2020. The Old Senior Secured Notes are secured on a first priority basis equally and ratably with our revolving credit facility, subject to payment priorities in favor of the revolving credit facility by the collateral securing the revolving credit facility, which consists of, among other things, at least 80% of our and our subsidiaries’ oil and gas properties. The Old Senior Secured Notes are our general obligations and are guaranteed by all of our subsidiaries. The indenture governing the Old Senior Secured Notes (the “Existing Secured Notes Indenture”) restricts our ability and the ability of our restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay distributions or dividends on capital stock or repurchase capital stock or make certain restricted payments; (iii) make certain investments; (iv) sell certain assets; and (v) enter into transactions with affiliates. These covenants are subject to a number of exceptions and qualifications.

7 3⁄4% Senior Notes due 2019

In March 2011, we issued $300.0 million in aggregate principal amount of the Old 2019 Notes. In May 2014, we issued an additional $100.0 million in aggregate principal amount of the Old 2019 Notes. There is currently outstanding $288.5 million aggregate principal amount of the Old 2019 Notes. Interest on the Old 2019 Notes accrues at the rate of 7 3⁄4% per annum and is payable on April 1 and October 1 of each year. The Old 2019 Notes mature on April 1, 2019. The Old 2019 Notes are guaranteed on a senior unsecured basis by the same subsidiary guarantors that will guarantee the new notes. The Old 2019 Notes and the guarantees are our and the guarantors’ general unsecured senior obligations and rank equal in right of payment with all of our and the guarantors’ other existing and future senior unsecured indebtedness that is not by its terms subordinated to the Old 2019 Notes, including the Old 2020 Notes. The indenture and supplemental indenture governing the Old 2019 Notes (together, the “Existing 2019 Notes Indenture”) restrict our ability and the ability of our restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay distributions or dividends on capital stock or repurchase capital stock or make certain restricted payments; (iii) make certain investments; (iv) sell certain assets; and (v) enter into transactions with affiliates. These covenants are subject to a number of exceptions and qualifications.

9 1⁄2% Senior Notes due 2020

In June 2012, we issued $300.0 million in aggregate principal amount of the Old 2020 Notes. There is currently outstanding, $174.6 million aggregate principal amount of Old 2020 Notes. Interest on the Old 2020 Notes accrues at the rate of 9 1⁄2% per annum and is payable on June 15 and December 15. The Old 2020 Notes mature on June 15, 2020. The Old 2020 Notes are guaranteed on a senior unsecured basis by the same subsidiary guarantors that will guarantee the new notes. The Old 2020 Notes and the guarantees are our and the guarantors’ general unsecured senior obligations and rank equal in right of payment with all of our and the guarantors’ other existing and future senior unsecured indebtedness that is not by its terms subordinated to the Old 2020 Notes, including the Old 2019 Notes. The indenture and supplemental indenture governing the Old 2020 Notes (together, the “Existing 2020 Notes Indenture” and together with the Existing 2019 Notes Indenture and the Existing Secured Notes Indenture, the “Existing Indentures”) restrict our ability and the ability of our restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay distributions or dividends on capital stock or repurchase capital stock or make certain restricted payments; (iii) make certain investments; (iv) sell certain assets; and (v) enter into transactions with affiliates. These covenants are subject to a number of exceptions and qualifications.

GENERAL TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus, to exchange our new notes, and in certain instances, warrants, for any and all of our old notes validly tendered to the Information and Exchange Agent, and not validly withdrawn, on or prior to the Expiration Date. The exchange consideration will be in full satisfaction of the principal amount of the old notes that are tendered and accepted in the Exchange Offer, and any accrued and unpaid interest to, but excluding the Closing Date on the old notes that are tendered and accepted in the Exchange Offer, will be paid in cash on the date on which the Exchange Offer is completed.

Upon the terms and subject to the conditions of the Exchange Offer, (i) for old notes tendered at or prior to the Early Tender Date, accepted for exchange and not validly withdrawn, holders of old notes will be eligible to receive the applicable Early Exchange Consideration set forth in the table below; and (ii) in the event that we extend the Expiration Date past the Early Tender Date, for old notes tendered after the Early Tender Date and prior to the Expiration Date, accepted for exchange and not validly withdrawn, holders of old notes will be eligible to receive the applicable Late Exchange Consideration set forth in such table.

Title of Old Notes to be Tendered	Early Exchange Consideration per $1,000 Principal Amount of Old Notes if Tendered and Not Withdrawn Prior to Early Tender Date(1)(2)(3)	Late Exchange Consideration per $1,000 Principal Amount of Old Notes if Tendered After the Early Tender Date and Not Withdrawn Prior to the Expiration Date(1)(2)(3)
10% Senior Secured Notes due 2020	$1,000 principal amount of Senior Secured Toggle Notes due 2020 and warrants exercisable for 2.75 shares of common stock of the Company	$950 principal amount of Senior Secured Toggle Notes due 2020 and warrants exercisable for 2.75 shares of common stock of the Company

7 3⁄4% Senior Notes due 2019	$1,000 principal amount of 7 3⁄4% Convertible Secured PIK Notes due 2019	$950 principal amount of 7 3⁄4% Convertible Secured PIK Notes due 2019

9 1⁄2% Senior Notes due 2020	$1,000 principal amount of 9 1⁄2% Convertible Secured PIK Notes due 2020	$950 principal amount of 9 1⁄2% Convertible Secured PIK Notes due 2020

(1)

Only whole principal amounts or number of securities shall be issued (with the principal amounts or number of securities to be issued to be adjusted by rounding up or down to the nearest whole principal amount or number of securities and a half amount or more of the number of securities shall be rounded up).

(2)	The warrants contain an exercise price of $0.01 per share. The share and per share data reflects the one-for-five (1:5) reverse stock split that became effective on July 29, 2016.

(3)

The Early Tender Date and the Expiration Date are currently the same. Accordingly, all holders whose old notes are tendered and not validly withdrawn prior to the Expiration Date will receive the applicable Early Exchange Consideration. However, if we extend the Expiration Date past the Early Tender Date, holders whose old notes are tendered and not validly withdrawn prior to the Expiration Date but after the Early Tender Date will receive the applicable Late Exchange Consideration.

Tenders of old notes may be withdrawn prior to the Withdrawal Deadline. Any old note withdrawn pursuant to the terms of the Exchange Offer shall not thereafter be considered tendered for any purpose unless and until such old note is again tendered pursuant to the Exchange Offer.

Our obligation to accept old notes that are tendered is subject to the conditions described below under “—Conditions of the Exchange Offer and Consent Solicitation.”

Holders of old notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We currently expect the new notes to be recorded at the same carrying value as the old notes are reflected in our accounting records on the date of the Exchange Offer, as adjusted for the value associated with embedded derivatives, if any. All costs associated with the Exchange Offer will be expensed.

Consent Solicitation

We are soliciting consents from holders of old notes upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal. We intend to obtain consents from holders representing a majority of the aggregate outstanding principal amount of the respective series of old notes; provided, that regarding a consent to release the collateral with respect to the Old Senior Secured Notes, we need to obtain consents from holders representing at least 66 2⁄3% of the aggregate outstanding principal amount of such old notes. Since the Minimum Condition threshold is greater than the threshold required to approve the Proposed Amendments and because consents to the Proposed Amendments are required if holders tender their old notes, the minimum threshold for the consents will automatically be achieved if the Minimum Condition is satisfied.

If consents representing a majority of the outstanding principal amount of the respective old notes are delivered (and not revoked) prior to the Expiration Date, we will, subject to consummation of the Exchange Offer, execute a supplemental indenture with respect to each series of the old notes (the “Supplemental Indentures”) with American Stock Transfer & Trust Company, LLC, as successor Trustee giving effect to the Proposed Amendments. The Proposed Amendments will be effective as to and bind all old notes at such time as the respective Supplemental Indenture has been executed and all conditions precedent to the Exchange Offer have been satisfied or validly waived and we have irrevocably accepted for exchange in the Exchange Offer all validly tendered old notes (other than those old notes that have been validly withdrawn), regardless of whether a consent was given in respect of any particular old note. If consents from holders representing at least 66 2⁄3% of the aggregate outstanding principal amount of the Old Senior Secured Notes are delivered (and not revoked) prior to the Expiration Date, we will, subject to consummation of the Exchange Offer, direct the collateral agent under the Existing Secured Notes Indenture to release all liens securing the Old Senior Secured Notes.

Holders that tender old notes pursuant to the Exchange Offer prior to the Expiration Date will be deemed automatically to have delivered a consent with respect to all such old notes.

Holders may not revoke consents except as described under “—Withdrawal of Tenders; Revocation of Consents.”

For a description of the Proposed Amendments, please see “Proposed Amendments to Existing Indentures and Old Notes.”

Any questions or requests for assistance or for additional copies of this prospectus, the Letter of Transmittal or related documents may be directed to the Information and Exchange Agent at one of its telephone numbers set forth on the last page hereof. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

Early Tender Date, Expiration Date, Extensions, Amendments or Termination

The Early Tender Date for the Exchange Offer is 11:59 P.M., New York City time, on September 2, 2016, subject to our right to extend that time and date in our sole discretion (which right is subject to applicable law), in which case the Early Tender Date means the latest time and date to which such Early Tender Date is extended. The Expiration Date is 11:59 P.M., New York City time, on September 2, 2016, subject to our right to extend that time and date in our sole discretion (which right is subject to applicable law), in which case the Expiration Date means the latest time and date to which the Exchange Offer is extended. To extend an Early Tender Date or the Expiration Date, we will notify the Information and Exchange Agent and will make a public announcement thereof before 9:00 a.m., New York City time, on the next business day after the previously scheduled Early Tender Date or Expiration Date, as applicable. During any extension of the Early Tender Date or the Expiration Date, all old notes previously tendered in the extended Exchange Offer will remain subject to the Exchange Offer and, subject to compliance with the terms of the Exchange Offer and applicable law, may be accepted for exchange by us. The Exchange Offer may not be extended without extending the Consent Solicitation, and the Consent Solicitation may not be extended without extending the Exchange Offer.

Any waiver, amendment or modification of the Exchange Offer and Consent Solicitation will apply to all old notes tendered pursuant to the Exchange Offer and Consent Solicitation. If we make a change that we determine to be material in any of the terms of the Exchange Offer or waive a condition of the Exchange Offer and Consent Solicitation that we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Information and Exchange Agent and will disseminate additional Exchange Offer and consent documents and extend the Exchange Offer and Consent Solicitation and any withdrawal or revocation rights as we determine necessary and to the extent required by law.

We may terminate the Exchange Offer and Consent Solicitation if any condition is not satisfied on or prior to the Expiration Date. There can be no assurance that we will exercise our right to extend, terminate or amend the Exchange Offer and Consent Solicitation.

Announcements

Any extension, termination or amendment of the Exchange Offer and Consent Solicitation will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Old Notes for Exchange; Accrual of Interest

Acceptance of Old Notes for Exchange

If the conditions to the Exchange Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept, at the Closing Date and after we receive completed and duly executed Letters of Transmittal or Agent’s Messages (as defined below) with respect to any and all of the old notes tendered for exchange at such time, the old notes for exchange by notifying the Information and Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

An “Agent’s Message” is a message transmitted by The Depository Trust Company (“DTC”), received by the Information and Exchange Agent and forming part of the timely confirmation of a book entry transfer (“Book–Entry Confirmation”), which states that DTC has received an express acknowledgement from you that you have received this prospectus and agree to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against you.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of, or exchange of, old notes tendered under the Exchange Offer (subject to Rule 14e-1c under the Exchange Act, which requires that we issue the offered consideration or return the old notes deposited pursuant to the Exchange Offer promptly after termination or withdrawal of the Exchange Offer), or to terminate the Exchange Offer and not accept for exchange any old notes not previously accepted for exchange, (1) if any of the conditions to the Exchange Offer shall not have been satisfied or validly waived by us, or (2) in order to comply in whole or in part with any applicable law.

In all cases, the new notes will be issued only after timely receipt by the Information and Exchange Agent of (1) Book–Entry Confirmation of the old notes into the Information and Exchange Agent’s account at DTC (or receipt of the old notes by the Information and Exchange Agent in certificated form, if the notes are certificated), (2) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an Agent’s Message in lieu thereof, and (3) any other documents required by the Letter of Transmittal. The Exchange Offer is scheduled to expire at the Expiration Date, unless extended by us.

For purposes of the Exchange Offer, we will have accepted for exchange tendered old notes, if, as and when we give oral or written notice to the Information and Exchange Agent of our acceptance of the old notes for exchange pursuant to the Exchange Offer. In all cases, the exchange of old notes pursuant to the Exchange Offer will be made by the deposit of any exchange consideration with the Information and Exchange Agent, which will act as your agent for the purposes of receiving new notes and warrants, as applicable, from us, and delivering new notes and warrants, as applicable, to you. If, for any reason whatsoever, acceptance for exchange of, or exchange of, any old notes tendered pursuant to the Exchange Offer are delayed (whether before or after our acceptance for exchange of, or exchange of, the old notes) or we extend the Exchange Offer or are unable to accept for exchange the old notes tendered pursuant to the Exchange Offer, then, without prejudice to our rights set forth herein, we may instruct the Information and Exchange Agent to retain tendered old notes and those old notes may not be withdrawn, subject to the limited circumstances described in “—Withdrawal of Tenders; Revocation of Consents” below.

We will have the right, which may be waived, to reject the defective tender of old notes as invalid and ineffective. If we waive our rights to reject a defective tender of old notes, subject to the other terms and conditions set forth in the Offer Documents, you will be entitled to the new notes.

We will pay or cause to be paid all transfer taxes with respect to the exchange of any old notes unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” on the Letter of Transmittal has been completed, as described in the instructions thereto.

Accrued Interest

If old notes are validly tendered and accepted for exchange pursuant to the Exchange Offer, the holders of such old notes will be entitled to accrued and unpaid interest on those old notes in cash on the date on which the Exchange Offer is completed, and interest shall accrue on the new notes from and after the Closing Date.

Under no circumstances will any special interest be payable because of any delay in the transmission new notes to you with respect to exchanged old notes or otherwise.

We will pay all fees and expenses of the Information and Exchange Agent in connection with the Exchange Offer.

Procedures for Tendering Old Notes

General

In order to participate in the Exchange Offer, you must tender your old notes to the Information and Exchange Agent as described below. It is your responsibility to tender your old notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your old notes, please contact the Information and Exchange Agent whose addresses and telephone numbers are listed on the back cover page of this prospectus.

If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Letters of Transmittal and Consent or old notes should be sent to the Company.

Proper Tender

Except as set forth below with respect to ATOP procedures, for a holder to tender old notes pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal, or an Agent’s Message in lieu thereof, must be received by the Information and Exchange Agent at the address or facsimile number set forth on the back cover of this prospectus prior to the Expiration Date, and the old notes must be transferred pursuant to the procedures for book–entry transfer described below and a Book–Entry Confirmation must be received by the Information and Exchange Agent on or prior to the Expiration Date.

In all cases, the exchange of old notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Information and Exchange Agent of:

•	a Book–Entry Confirmation with respect to such old notes (or, if certificated, old notes are to be delivered with the Letter of Transmittal);

•	the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and

•	any required signature guarantees and other documents required by the Letter of Transmittal.

Deemed Consent by Tender

The tender of old notes pursuant to the Exchange Offer and in accordance with the procedures described in the Offer Documents will be deemed to automatically constitute delivery of a consent with respect to the old notes tendered, except as provided herein. All references to procedures for tendering old notes shall include such deemed delivery of consents.

Tender Procedures for Notes Held Through a Custodian

If you are a beneficial owner of old notes, but the holder is a custodial entity such as a bank, broker, dealer, trust company or other nominee, and you seek to tender old notes, you must provide appropriate instructions to such holder in order to tender through ATOP with respect to such old notes. Beneficial owners may be instructed to complete and deliver an instruction letter to such holder for this purpose. We urge you to contact such person that holds old notes for you if you wish to tender your old notes.

Book–Entry Transfer

The Information and Exchange Agent has or will establish an account with respect to the old notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system (a “DTC Participant”) and whose name appears on a security position listing as the record owner of the old notes may make book–entry delivery of old notes by causing DTC to transfer the old notes into the Information and Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of old notes may be effected through book–entry transfer into the Information and Exchange Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Information and Exchange Agent at one of the addresses set forth on the back cover of this prospectus prior to the Expiration Date.

Tender of Notes Through ATOP

In lieu of physically completing and signing the Letter of Transmittal and delivering it to the Information and Exchange Agent, DTC participants may electronically transmit their acceptance of the Exchange Offer through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an Agent’s Message to the Information and Exchange Agent for its acceptance.

If a holder transmits its acceptance through ATOP, delivery of such tendered old notes must be made to the Information and Exchange Agent pursuant to the book–entry delivery procedures set forth herein. Unless such holder delivers the old notes being tendered to the Information and Exchange Agent by book–entry delivery, we may, at our option, treat such tender as defective for purposes of delivery of tenders, acceptance for exchange and the right to receive new notes. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Information and Exchange Agent. If you desire to tender your old notes prior to the Expiration Date, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

Signatures on all Letters of Transmittal and Consent must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a “Medallion Signature Guarantor”), unless the Letter of Transmittal is delivered, and any old notes tendered thereby are tendered (i) by a registered holder of old notes (or by a participant in DTC whose name appears on a security position listing as the owner of such old notes) who has not completed either the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the old notes are registered in the name of a person other than the signer of the Letter of Transmittal, or if old notes not accepted for exchange or not tendered are to be returned to a person other than such holder, then the signatures on the Letters of Transmittal and Consent accompanying the tendered old notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity of Tenders

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered old notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any old notes determined by us not to be in proper form, or if the acceptance of or exchange of such old notes may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Exchange Offer that we are legally permitted to waive.

Your tender will not be deemed to have been made until all defects or irregularities in your tender have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender will be determined by us in our sole discretion, which determination shall be final and binding. Neither we, the Information and Exchange Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any old notes, or will incur any liability for failure to give any such notification.

Please send all materials to the Information and Exchange Agent only and not to us.

Withdrawal of Tenders; Revocation of Consents

Your right to withdraw old notes tendered (and also thereby revoke the consent deemed delivered with such old notes) will expire at 11:59 P.M., New York City time, on September 2, 2016, subject to our right to extend that time and date in our sole discretion (which right is subject to applicable law), in which case the Withdrawal Deadline is the latest time and date to which such Withdrawal Deadline is extended. Withdrawal of old notes prior to the Withdrawal Deadline also constitutes revocation of consent with respect to such old notes. Consents may only be revoked by properly withdrawing such tendered old notes. You may not withdraw old notes after the Withdrawal Deadline.

Subject to applicable law, if, for any reason whatsoever, acceptance for exchange of or exchange of any old notes tendered pursuant to the Exchange Offer is delayed (whether before or after our acceptance for exchange of old notes) or we extend the Exchange Offer or are unable to accept for exchange or exchange the old notes tendered pursuant to the Exchange Offer, we may instruct the Information and Exchange Agent to retain tendered old notes, and those old notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted “Request Message” through DTC’s ATOP system must:

•	be received by the Information and Exchange Agent at one of the addresses specified on the back cover of this prospectus prior to the Expiration Date;

•	specify the name of the holder of the old notes to be withdrawn;

•	contain the description of the old notes to be withdrawn and the aggregate principal amount represented by such old notes; and

•

be signed by the holder of the old notes in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the old notes into the name of the person withdrawing the old notes.

If the old notes to be withdrawn have been delivered or otherwise identified to the Information and Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Information and Exchange Agent of written or facsimile transmission of the notice of withdrawal or revocation (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of old notes can only be accomplished in accordance with the foregoing procedures.

If you withdraw old notes, you will have the right to re–tender the old notes on or prior to the Expiration Date in accordance with the procedures described above for tendering outstanding old notes.

If we amend or modify the terms of the Exchange Offer and Consent Solicitation, or the information concerning the Exchange Offer and Consent Solicitation, in a manner determined by us to constitute a material change to the holders, we will disseminate additional Exchange Offer and Consent Solicitation materials and extend the period of the Exchange Offer and Consent Solicitation, including any withdrawal rights, to the extent required by law and as we determine necessary. An extension of the Expiration Date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Conditions of the Exchange Offer and Consent Solicitation

Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept for exchange or to exchange old notes tendered pursuant to the Exchange Offer, and may terminate, amend or extend the Exchange Offer or delay or refrain from accepting for exchange, or exchanging, the notes or transferring any exchange consideration, if any of the following shall occur:

•	failure to obtain tenders from holders of the old notes satisfying the Minimum Condition;

•

failure to obtain, secure or enter into any material agreement, understanding, arrangement or other related document, including, without limitation, an amendment to our bank credit facility, that would otherwise prevent the consummation of the Exchange Offer or the Consent Solicitation;

•

consents representing at least a majority of the aggregate principal amount of the respective series of the old notes approving the Proposed Amendments are not delivered (and not withdrawn); provided, that regarding the consent to release collateral with respect to the Old Senior Secured Notes, consents representing at least 66 2⁄3% of the aggregate principal amount of the Old Senior Secured Notes must be received;

•

any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits or materially restricts the consummation of the Exchange Offer or Consent Solicitation, including any applicable interpretation of the staff of the SEC;

•

there shall be instituted or pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in our reasonable judgment, following the receipt of advice of counsel, would make the acceptance for exchange of, or exchange of, some or all of the old notes pursuant to the Exchange Offer illegal;

•

there shall have occurred or be likely to occur any event affecting our business or financial affairs that, in our reasonable judgment, would prevent or materially restrict or delay consummation of the Exchange Offer and Consent Solicitation; or

•	the Exchange Offer is not completed by September 15, 2016.

In addition, pursuant to NYSE rules, we may not issue shares of our common stock representing in excess of 19.9% of our outstanding shares without the approval of our stockholders. If the Exchange Offer is completed, we intend to call a special meeting of stockholders as soon as reasonably practicable for stockholders of record as of the Closing Date (or such later date as we may designate) to consider the following matters: (1) a proposal to amend our restated articles of incorporation to increase the number of shares of our common stock authorized for issuance, in order to provide a sufficient number of authorized shares of common stock for the issuance of shares upon conversion of the new notes and exercise of the warrants; (2) a proposal to issue shares of common stock in excess of 19.9% of the currently outstanding shares that would be issued upon conversion of the new notes and exercise of the warrants; and (3) any other matters properly brought before the meeting. If the required stockholder approval is delayed, convertibility of the New 2019 Convertible Notes and New 2020 Convertible Notes will be delayed and if such approval is not obtained by December 31, 2016, convertibility of such notes will terminate and be of no further force and effect and the failure to obtain such stockholder approval will result in a default under such New Convertible Notes. If such default continues for 90 days, it will become an Event of Default. Such default may in turn result in a default under the New Senior Secured Notes.

These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, or may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion. We may additionally terminate the Exchange Offer if any condition is not satisfied on or prior to the Expiration Date. If any of these events occur, subject to the termination rights described above, we may (i) return tendered old notes to you, (ii) extend the Exchange Offer and Consent Solicitation and retain all tendered old notes until the expiration of the extended Exchange Offer and Consent Solicitation, or (iii) amend the Exchange Offer and Consent Solicitation in any respect by giving oral or written notice of such amendment to the Information and Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer. We will give holders notice of such amendments as may be required by applicable law.

In addition, this Exchange Offer will not be consummated until the registration statement of which this prospectus is a part has been declared effective by the Securities and Exchange Commission.

Subject to the terms and conditions of the Exchange Offer and Consent Solicitation, we will accept tendered old notes for exchange at the Closing Date. If we do not accept tendered old notes for exchange in the Exchange Offer, the Proposed Amendments will not become effective.

Soliciting Dealer Fees

We have agreed to pay a soliciting dealer fee equal to $5.00 for each $1,000 principal amount of old notes that are validly tendered for exchange and not validly withdrawn pursuant to the Exchange Offer to retail brokers that are appropriately designated by their clients to receive this fee, but only if the old notes of each applicable series that are tendered by or for that beneficial owner have an aggregate principal amount of $250,000 or less. Soliciting dealer fees will only be paid to retail brokers upon consummation of the Exchange Offer. No soliciting dealer fees will be paid if the Exchange Offer is not consummated, and the fees will be payable thereafter upon request by the soliciting dealers and presentation of such supporting documentation as we may reasonably request.

Information and Exchange Agent

We have appointed D.F. King & Co., Inc. as the Information and Exchange Agent for the Exchange Offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the Letter of Transmittal that may accompany this prospectus to such agent addressed as follows:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor | New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550 | All Others Call Toll Free: (877) 732-3619

Email: crk@dfking.com

By Facsimile Transmission (for Eligible Institutions only): (212) 709-3328

Confirmation: (212) 232-3235

Attn: Peter Aymar

Delivery to an address other than set forth above will not constitute a valid delivery.

Dealer Manager

We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as Dealer Manager in connection with the Exchange Offer and Consent Solicitation and will pay the Dealer Manager a customary fee as compensation for its services. We will also reimburse the Dealer Manager for legal expenses related to the Exchange Offer and Consent Solicitation. The obligations of the Dealer Manager to perform this function are subject to certain conditions. We have agreed to indemnify the Dealer Manager against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the Exchange Offer or the Consent Solicitation may be directed to the Dealer Manager at its address and telephone number set forth below.

The Dealer Manager and its respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The Dealer Manager and its respective affiliates have from time to time provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which it has received or will receive customary fees and expenses. The Dealer Manager was an initial purchaser and an underwriter in connection with the old notes.

In the ordinary course of their various business activities, the Dealer Manager and its respective affiliates, officers, directors and employees have from time to time, and may in the future, purchase, sell or hold a broad array of investments and actively trade debt or equity securities of the Company or its affiliates (including any of the old notes), derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. To the extent that the Dealer Manager or its affiliates hold old notes during the Exchange Offer, they may tender such old notes pursuant to the terms of the Exchange Offer. The Dealer Manager and its respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

BofA Merrill Lynch

Attention: Debt Advisory

The Hearst Building

214 North Tryon Street, 14th Floor

Charlotte, North Carolina 28255

Toll-Free: (888) 292-0070

Collect: (980) 388-4813 and (646) 855-2464

DESCRIPTION OF COMMON STOCK

After giving effect to the one-for five (1:5) reverse stock split which became effective on July 29, 2016, our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.50 per share, and 5,000,000 shares of preferred stock, par value $10.00 per share. At August 29, 2016, we had approximately 12,504,562 shares of common stock (on a split-adjusted basis and subject to minor variations resulting from the treatment of fractional shares in the reverse stock split) and no shares of preferred stock issued and outstanding. At that date, we also had options, warrants and rights outstanding to purchase 11,730 shares of our common stock and performance share units equivalent to 269,253 shares of our common stock that would be issuable based on achievement of the performance criteria under the terms of our performance share unit awards (in each case on a split-adjusted basis).

The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our restated articles of incorporation, amended and restated bylaws and Nevada law for a complete statement of the terms and rights of our capital stock.

Common Stock

Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have no right to cumulate votes in the election of directors, thus, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer and issue under this prospectus, and any related prospectus supplement, will also be fully paid and non-assessable.

Dividends may be paid to the holders of common stock when, as, and if declared by the board of directors out of funds legally available for their payment, subject to the rights of the holders of preferred stock, if any. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full. Holders of common stock are not entitled to preemptive purchase rights in future offerings of our common stock. Although our restated articles of incorporation do not specifically deny preemptive rights, pursuant to Nevada law, our stockholders do not have preemptive rights with respect to shares that are registered under Section 12 of the Exchange Act and our common stock is so registered.

Anti-Takeover Provisions

Our restated articles of incorporation and amended and restated bylaws and Nevada law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued common stock. In 2014, our stockholders approved amended and restated bylaws which provided for declassification our board of directors. The entirety of our board of directors will be declassified after the 2017 annual stockholders meeting. Additionally, we adopted a rights plan in 2015 to preserve our accumulated net operating losses, which, while not intended to be an anti-takeover measure, effectively deters purchases of our common stock in certain circumstances and could make us more difficult to acquire. See “—Rights Plan.”

Rights Plan

In 2015, we entered into a net operating loss carryforwards (“NOLs”) rights plan (the “Rights Plan”) with American Stock Transfer & Trust Company, LLC, as rights agent. In connection with adopting the Rights Plan, the board of directors declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of our common stock. In addition, one Right automatically attached to each share of common stock issued after the initial adoption of the Rights Plan.

The Rights Plan was adopted in an effort to prevent potential significant limitations under Section 382 of the Code on our ability to utilize our current NOLs to reduce our future tax liabilities. If we experience an “ownership change,” as defined in Section 382 of the Code, our ability to fully utilize our NOLs on an annual basis will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could accordingly significantly impair the value of those benefits. The Rights Plan works by imposing a significant penalty upon any person or group that acquires 4.9% or more of our outstanding common stock without the approval of the board of directors (an “Acquiring Person”). The Rights Plan also gives discretion to the board of directors to determine that someone is an Acquiring Person even if they do not own 4.9% or more of our outstanding common stock but do own 4.9% or more in value of our outstanding stock, as determined pursuant to Section 382 of the Code and the regulations promulgated thereunder. Stockholders who currently own 4.9% or more of our common stock will not trigger the Rights unless they acquire additional shares, subject to certain exceptions set forth in the Rights Plan. In addition, the board of directors has established procedures to consider requests to exempt certain acquisitions of our securities from the Rights Plan if the board of directors determines that doing so would not limit or impair the availability of the NOLs or is otherwise in the best interests of the Company. While the Rights Plan is intended to preserve our NOLs, it effectively deters current and potential future purchases of our common stock above 4.9% of the total outstanding shares and could make it more difficult for a third party to acquire us.

Our board of directors intends to terminate the Rights Plan immediately prior to the completion of the Exchange Offer.

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the Nevada Revised Statutes (N.R.S.), which apply to any Nevada corporation subject to the reporting requirements of Section 12 of the Exchange Act, including us, prohibits an “interested stockholder” from entering into a “combination” with the corporation for two years, unless certain conditions are met. A “combination” includes:

•

any merger of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder;”

•

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary:

(i)         having an aggregate market value equal to more than 5% of the aggregate market value of the corporation’s assets, determined on a consolidated basis;

(ii)         having an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation; or

(iii)         representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation; or

•

the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,”

having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

•

the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder,” or any affiliate or associate of the “interested stockholder;”

•	If any of the following actions occurs

i)

a reclassification of the corporation’s securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

ii)	recapitalization of the corporation;

iii)	merger or consolidation of the corporation with any subsidiary;

iv)	or any other transaction, whether or not with or into or otherwise involving the interested stockholder,

under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares.

•

any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder,” except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

•	directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•

an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least sixty percent (60%) of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires if either (i)(a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of common stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

In addition, Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the N.R.S. only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application.

We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that this statute will apply to us. The statute specifies three thresholds:

•	at least one-fifth but less than one-third;

•	at least one-third but less than a majority; and

•

a majority or more, of the outstanding voting power. Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold (or within ninety days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right.

•

A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

Our restated articles of incorporation and amended and restated bylaws do not currently permit us to redeem an acquiror’s shares under these circumstances. The Acquisition of Controlling Interest Statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenters rights proceeding pursuant to Chapter 92A of the N.R.S..

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NYSE under the symbol “CRK.” On March 24, 2016, we received a notification from the NYSE informing us that we were no longer in compliance with the NYSE’s continued listing standards for our common stock because the average closing price of our common stock and our average market capitalization have fallen below the NYSE’s requirements. The NYSE’s continued listing standards require that (i) the average closing price of a listed company’s common stock be at least $1.00 per share and (ii) a listed company’s equity market capitalization be at least $50 million, in each case over a consecutive 30 trading-day period. As of July 29, 2016, the average closing price of our common stock over the preceding 30 trading-day period was $0.84 (prior to the reverse stock split) per share and our average equity market capitalization over the same period was $52.5 million.

We have submitted a business plan to the NYSE demonstrating our intent to regain compliance with the NYSE’s continued listing standards, which plan was accepted by the NYSE. We may regain compliance with the NYSE’s stock price standard at any time during a six-month cure period commencing on receipt of the NYSE notification if our common stock has a closing stock price of at least $1.00 and an average closing stock price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or the last trading day of the cure period. We must regain compliance with respect to our market capitalization within eighteen months of receipt of the NYSE notification. Failure to regain compliance with the NYSE’s continued listing standards within the applicable time periods will result in the commencement of suspension and delisting procedures. To address the minimum closing price requirement, on July 20, 2016, we announced a one-for-five (1:5) reverse split of common stock that became effective on July 29, 2016.

DESCRIPTION OF WARRANTS

We will issue warrants in connection with the Exchange Offer to exchanging holders of the Old Senior Secured Notes pursuant to a warrant agreement with American Stock Transfer & Trust Company, LLC, as warrant agent. The following is a summary of the material terms of the warrant agreement and does not purport to be complete. We urge you to read the form of warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part, as the warrant agreement, and not this description, define your rights as a holder of the warrants.

Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.01 per share, subject to adjustment as discussed below. In lieu of payment of the exercise price, a warrant holder will have the right (but not the obligation) to require us to convert the warrants, in whole or in part, into a number of shares of our common stock (net of the applicable exercise price). The warrants will be exercisable for a period of two years. If all of the Old Senior Secured Notes are validly tendered and accepted in the Exchange Offer, we will issue warrants to acquire in the aggregate approximately 1.93 million shares of our common stock.

The warrants are being registered with the SEC pursuant to the registration statement of which this prospectus forms a part and will be freely transferable when issued, subject to restrictions that may apply to our affiliates or that may otherwise apply pursuant to applicable securities laws.

The warrants permit a warrant holder to elect to exercise the warrant such that no payment of cash will be required in connection with such exercise (“Net Share Settlement”). If Net Share Settlement is elected, we shall deliver, without any cash payment therefor, a number of shares of common stock equal to the quotient determined by dividing (i) the Fair Value (as of the Exercise Date, each as defined in the warrant agreement) of the number of shares of common stock deliverable pursuant to Full Physical Settlement minus the Exercise Price that would be payable pursuant to Full Physical Settlement by (ii) the Fair Value determined pursuant to the above clause (i).

Upon the occurrence of certain events set forth in the warrant agreement, the number of shares of common stock issuable upon exercise of a warrant may be increased or reduced and the exercise price may be adjusted upward or downward. Subject to the exceptions specified in the warrant agreement, adjustments to the number of shares of common stock issuable upon exercise of a warrant and the exercise price of a warrant may be made if we:

•	pay a stock dividend or make another distribution of shares of our common stock to holders of common stock;

•	subdivide our outstanding shares of common stock into a greater number of shares of common stock (a share split);

•	combine our outstanding shares of common stock into a smaller number of shares of common stock (a share combination); or

•	issue, in a reclassification of our outstanding shares of common stock, other securities of our company.

In the case of any recapitalization, reorganization, consolidation, merger, sale of all or substantially all of our assets or other transaction which is effected at any time during the exercise period in such a way that the holders of our common stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for such common stock, each of the registered holders of warrants will be entitled to receive, upon exercise of such warrants and payment of the exercise price, the kind and amount of consideration receivable by the holders of our common stock. We are prohibited from entering into any such transaction unless, prior to the consummation thereof, the successor entity (if other than our company) assumes by written instrument the obligation to deliver to each holder of warrants such stock, securities or assets as such holder may be entitled to acquire.

Warrant holders generally will not have the rights or privileges of holders of common stock, including any voting rights, until they exercise or convert their warrants and receive shares of our common stock. After the issuance of shares of common stock upon exercise or conversion of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional warrants will be issued as part of the Exchange Consideration. If any holder of Old Senior Secured Notes would be entitled to receive a fractional warrant upon the valid tender of such holder’s Old Senior Secured Notes, we will round up to the nearest whole number of warrants to be issued to such holder.

In addition, no fractional shares of common stock will be issued upon exercise or conversion of the warrants. If, upon exercise or conversion of the warrants, a holder would be entitled to receive a fractional interest in a share, we will round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

DESCRIPTION OF NEW SENIOR SECURED NOTES

Comstock will issue the new Senior Secured Toggle Notes due 2020 (the “New Senior Secured Notes”) pursuant to an Indenture (the “Senior Secured Notes Indenture”) by and among Comstock, as issuer, the Subsidiary Guarantors and American Stock Transfer & Trust Company, LLC, as trustee (the “Senior Secured Notes Trustee”). The terms of the New Senior Secured Notes include those stated in the Senior Secured Notes Indenture and those made part of the Senior Secured Notes Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”).

Unless the context requires otherwise, all references to “New Senior Secured Notes” herein shall include all Additional New Senior Secured Notes.

The following description is a summary of the material provisions of the Senior Secured Notes Indenture, the New Senior Secured Notes, the Collateral Agreements, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement. It does not restate those agreements and instruments in their entirety. We urge you to read those agreements and instruments because they, and not this description, will define your rights as Holders of the New Senior Secured Notes. Anyone who receives this prospectus may obtain a copy of the Senior Secured Notes Indenture, the form of New Senior Secured Notes, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the other Collateral Agreements as set forth below under “—Available Information.”

Furthermore, Appendix 1: Comparison of Terms of the New Senior Secured Notes to Old Senior Secured Notes, contains a summary of “Certain Covenants,” “Events of Default” and “Certain Definitions” of the New Senior Secured Notes as compared to a summary of “Certain Covenants,” “Events of Default” and “Certain Definitions” of the Old Senior Secured Notes, showing provisions that will be deleted or changed or provisions that will be added. Such summary does not restate the terms of the New Senior Secured Notes or the Old Senior Secured Notes and we urge you to read the documents governing the New Senior Secured Notes and the Old Senior Secured Notes, including the Senior Secured Notes Indenture and the indenture governing the Old Senior Secured Notes, because they, and not that description, define your rights as a holder of New Senior Secured Notes or Old Senior Secured Notes.

You can find the definitions of certain terms used in this “Description of New Senior Secured Notes” under the subheading “—Certain Definitions.” The registered Holder of a New Senior Secured Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Senior Secured Notes Indenture. In this “Description of New Senior Secured Notes,” the words “Comstock,” “we,” “the Company,” “us,” or “our” refer only to Comstock Resources, Inc. and not to any of its subsidiaries.

Brief Description of the New Senior Secured Notes

The New Senior Secured Notes

The New Senior Secured Notes will be:

•	senior obligations of the Company;

•	equal in right of payment to all existing and future senior Indebtedness of the Company, subject to the terms of the Pari Passu Intercreditor Agreement;

•

secured, on an equal and ratable, first priority basis with the Revolving Credit Agreement Obligations (subject to payment priorities in favor of holders of Revolving Credit Agreement Obligations pursuant to the terms of the Pari Passu Intercreditor Agreement described herein and subject to Permitted Collateral Liens), by liens on the same collateral that secures such Revolving Credit Agreement Obligations (other than Excluded Collateral);

•	senior in right of payment to all subordinated Indebtedness of the Company;

•

effectively senior to all existing and future unsecured senior Indebtedness of the Company, including the Company’s Old Unsecured Notes and Old Senior Secured Notes (which will become unsecured upon completion of the Exchange Offer and Consent Solicitation), to the extent of the value of the Collateral;

•	effectively senior to all Junior Lien Obligations of the Company, including Indebtedness under the Company’s New Convertible Notes, to the extent of the value of the Collateral;

•	structurally subordinated to the Indebtedness and other liabilities of Subsidiaries of the Company that do not guarantee the New Senior Secured Notes; and

•	unconditionally guaranteed by the Subsidiary Guarantors.

The Guarantees

Initially, the New Senior Secured Notes will be guaranteed by all of our current Subsidiaries. Each Subsidiary Guarantee will be:

•	a senior obligation of the Subsidiary Guarantor;

•	equal in right of payment to all existing and future senior Indebtedness of that Subsidiary Guarantor, subject to the terms of the Pari Passu Intercreditor Agreement;

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secured, on an equal and ratable, first priority basis with the Revolving Credit Agreement Obligations of that Subsidiary Guarantor (subject to payment priorities in favor of holders of Revolving Credit Agreement Obligations pursuant to the terms of the Pari Passu Intercreditor Agreement described herein and subject to Permitted Collateral Liens), by liens on the same collateral that secures such Revolving Credit Agreement Obligations (other than Excluded Collateral);

•	senior in right of payment to all subordinated Indebtedness of that Subsidiary Guarantor;

•

effectively senior to all existing and future unsecured senior Indebtedness of the Subsidiary Guarantors, including the Subsidiary Guarantor’s guarantees of the Company’s Old Unsecured Notes and Old Senior Secured Notes (which will become unsecured upon completion of the Exchange Offer and Consent Solicitation), to the extent of the value of the Collateral; and

•	effectively senior to all future Junior Lien Obligations of that Subsidiary Guarantor, including Indebtedness under the Company’s New Convertible Notes, to the extent of the value of the Collateral.

As of the date of the Senior Secured Notes Indenture, all of the Company’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Future Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Senior Secured Notes Indenture and will not guarantee the New Senior Secured Notes.

Principal, Maturity and Interest

The Company will issue up to $700,000,000 in aggregate principal amount of New Senior Secured Notes in this Exchange Offer and Consent Solicitation. The Company will issue the New Senior Secured Notes in denominations of $1.00. The New Senior Secured Notes will mature on March 15, 2020.

Interest on the New Senior Secured Notes (including interest on any Additional New Senior Secured Notes as described below) will accrue at the rate of 10.0% per annum, if the Company elects to pay interest in cash, or 12 1⁄4% per annum, if the Company elects to pay interest in kind as described more fully below; provided that not more than $91,875,000 of interest may be paid in kind on the New Senior Secured Notes. Interest shall be payable semi-annually in arrears on March 15 and September 15, commencing on March 15, 2017.

The Company will make each interest payment to the Holders of record on the immediately preceding March 1 and September 1. Interest will be payable, at the election of the Company (made by delivering a notice to the Senior Secured Notes Trustee at least 10 business days before the end of the interest period) (i) entirely in cash or (ii) by issuing additional securities (“Additional New Senior Secured Notes”) with the same terms as the New Senior Secured Notes in a principal amount equal to all or any portion the applicable amount of interest for the interest period (rounded down to the nearest whole dollar); provided that notwithstanding anything to the contrary herein, interest paid in the manner described in clause (ii) above shall not exceed $91,875,000 in the aggregate, and once $91,875,000 of interest has been paid in kind, all interest on the New Senior Secured Notes (including, for the avoidance of doubt, the Additional New Senior Secured Notes) shall be paid entirely in cash. All Additional New Senior Secured Notes issued pursuant to an interest payment as described above will mature on March 15, 2020 and will be governed by, and subject to the terms, provisions and conditions of, the Senior Secured Notes Indenture. The Additional New Senior Secured Notes shall have the same rights and benefits as the New Senior Secured Notes issued on the Issue Date, and shall be treated together with the New Senior Secured Notes as a single class for all purposes under the Senior Secured Notes Indenture.

If interest is paid by issuing Additional New Senior Secured Notes, then not later than 10 business days prior to the relevant interest payment date, the Company shall deliver to the Senior Secured Notes Trustee and the paying agent (if other than the Senior Secured Notes Trustee), (i) with respect to New Senior Secured Notes represented by Certificated Notes, the required amount of Additional New Senior Secured Notes represented by Certificated Notes (rounded down to the nearest whole dollar) and a company order to authenticate and deliver such Additional New Senior Secured Notes or (ii) with respect to New Senior Secured Notes represented by one or more Global Notes, a company order to increase the outstanding principal amount of such Global Notes by the required amount (rounded down to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the depositary or otherwise, the required amount of Additional New Senior Secured Notes represented by Global Notes (rounded down to the nearest whole dollar) and a company order to authenticate and deliver such new Global Notes).

Notwithstanding anything to the contrary herein, the payment of accrued interest in connection with any redemption or purchase of the New Senior Secured Notes as provided below under the heading “—Redemption—Optional Redemption,” “—Certain Covenants—Change of Control,” and “—Certain Covenants—Limitation on Asset Sales” shall be made solely in cash.

If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment.

Interest on the New Senior Secured Notes will accrue from the most recent interest date to which interest has been paid in cash or in kind or, if no interest has been paid in cash or in kind, from date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Except for the issuance of up to $91,875,000 of Additional New Senior Secured Notes in connection with the payment of interest, the Senior Secured Notes Indenture will provide that the Company may not issue more than $700,000,000 aggregate principal amount of New Senior Secured Notes.

Methods of Receiving Payments on the New Senior Secured Notes

If a Holder of New Senior Secured Notes has given wire transfer instructions to the Company or the paying agent, the Company will pay all principal of, premium, if any, on, and interest on, that Holder’s New Senior Secured Notes in accordance with those instructions. All other payments on the New Senior Secured Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make cash interest payments by check mailed to the Holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the New Senior Secured Notes

The Senior Secured Notes Trustee is acting as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the New Senior Secured Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange New Senior Secured Notes in accordance with the provisions of the Senior Secured Notes Indenture. The registrar and the Senior Secured Notes Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of New Senior Secured Notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any New Senior Secured Note selected for redemption. Also, the Company will not be required to transfer or exchange any New Senior Secured Note for a period of 15 days before a selection of New Senior Secured Notes to be redeemed or between a record date and the next succeeding interest payment date.

Subsidiary Guarantees of New Senior Secured Notes

Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each Holder and the Senior Secured Notes Trustee, the full and prompt performance of the Company’s obligations under the Senior Secured Notes Indenture and the New Senior Secured Notes, including the payment of principal of, premium, if any, and interest on the New Senior Secured Notes pursuant to its Subsidiary Guarantee. The initial Subsidiary Guarantors are currently all of the Company’s subsidiaries. In the future, certain other Restricted Subsidiaries of the Company may be required to become Subsidiary Guarantors as described under “—Certain Covenants—Future Subsidiary Guarantees.”

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

A Subsidiary Guarantor may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than with respect to a Subsidiary Guarantor, the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists;

(2) either:

(a)(x) such Subsidiary Guarantor is the surviving Person or (y) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Subsidiary Guarantor) unconditionally assumes all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee, the Senior Secured Notes Indenture and all other Senior Secured Note Documents pursuant to a supplemental indenture in form reasonably satisfactory to the Senior Secured Notes Trustee and such other agreements as are reasonably satisfactory to the Senior Secured Notes Trustee and the Collateral Agent; or

(b) with respect to a Subsidiary Guarantor, such transaction or series of transactions does not violate the covenants set forth under “—Certain Covenants—Limitation on Asset Sales;

(3) any Collateral owned by or transferred to the Successor Guarantor shall (a) continue to constitute Collateral under the Senior Secured Notes Indenture and the Collateral Agreements and (b) be subject to a Pari Passu Lien in favor of the Collateral Agent for the benefit of the holders of the Pari Passu Obligations;

(4) the Successor Guarantor shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Successor Guarantor to be subject to the Pari Passu Liens in the manner and to the extent required under the Collateral Agreements and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, and such other matters as the Senior Secured Notes Trustee or Collateral Agent, as applicable, may reasonably request; and

(5) the Company delivers to the Senior Secured Notes Trustee an officers’ certificate and opinion of counsel, each stating that such sale or other disposition or merger or consolidation and such supplemental indenture and each such amendment comply with this covenant.

The Senior Secured Notes Indenture will provide that the Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger, consolidation or amalgamation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition is conducted in accordance with the covenants set forth in the immediately preceding paragraph and under “—Certain Covenants—Limitation on Asset Sales,” as applicable;

(2) in connection with any sale or other disposition of Capital Stock of such Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, if the sale or other disposition is conducted in accordance with the covenants set forth in the immediately preceding paragraph and under “—Certain Covenants—Limitation on Asset Sales,” as applicable;

(3) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Senior Secured Notes Indenture as provided below under “—Legal Defeasance or Covenant Defeasance of Senior Secured Notes Indenture” and “—Satisfaction and Discharge;” and

(4) unless an Event of Default has occurred and is continuing, upon the dissolution or liquidation of the Subsidiary Guarantor in compliance with the covenant described in the immediately preceding paragraph.

Security for the New Senior Secured Notes

The Senior Secured Note Obligations and the Revolving Credit Agreement Obligations will be secured by first-priority perfected Liens in the Collateral granted to the Collateral Agent for the benefit of the Holders of the New Senior Secured Notes and the holders of the Revolving Credit Agreement Obligations (subject to the payment priorities in favor of the holders of Revolving Credit Agreement Obligations pursuant to the terms of the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens). Such Liens will also be senior in priority to the Junior Liens securing New Convertible Notes.

The Collateral will consist of the same assets that secure the Old Senior Secured Notes and will consist of at least 90% of the present value of the Collateral Grantors’ Oil and Gas Properties that constitute Proved Reserves and Proved and Probable Drilling Locations and substantially all other assets of the Collateral Grantors. The Senior Secured Notes Indenture will provide for a 30-day period following the Issue Date for the Company to deliver the Mortgages establishing the first-priority perfected Liens on the Oil and Gas Properties and the Proved and Probable Drilling Locations owned by the Collateral Grantors on the Issue Date that are required to become Mortgaged Properties. Prior to the recording of the Mortgages, the New Senior Secured Notes and the Subsidiary Guarantees will not be secured by Liens on such Oil and Gas Properties and Proved and Probable Drilling Locations. See “Risk Factors—Risks Relating to the Exchange Offer and Holding the New Notes—Risks Related to Holding the New Notes—Security over certain collateral, including all mortgages on oil and gas properties, on which a lien in favor of the collateral agent is required, may not be perfected on the Closing Date.” Except as otherwise provided in the Pari Passu Intercreditor Agreement, the Senior Secured Notes Indenture will provide that the Collateral shall include (x) prior to a default under the Revolving Credit Agreement (or any agreements refinancing, replacing, refunding or restating the Revolving Credit Agreement as in effect on the date of the Indenture) or, if no Revolving Credit Agreement is then in effect, a default under the Senior Secured Notes Indenture, at least 90% of the present value of the Collateral Grantors’ Oil and Gas Properties that constitute Proved Reserves evaluated in the most recently completed Engineering Report delivered pursuant to the Revolving Credit Agreement (or any agreements refinancing, replacing, refunding or restating the Revolving Credit Agreement as in effect on the date of the Indenture) and (y) after the occurrence of a default under the Revolving Credit Agreement or, if no Revolving Credit Agreement is then in effect, a default under the Senior Secured Notes Indenture, at least 95% of the present value of the Collateral Grantors’ Oil and Gas Properties and Proved and Probable Drilling Locations.

If no such Engineering Report is delivered pursuant to the Revolving Credit Agreement (or any agreements refinancing, replacing, refunding or restating the Revolving Credit Agreement as in effect on the date of the Senior Secured Notes Indenture), the Company shall deliver to the Collateral Agent semi-annually on or before April 1 and October 1 in each calendar year an officers’ certificate certifying that as of the date of such certificate, (i) no Default has occurred and is continuing and (ii) the Mortgaged Properties include at least 90% of the present value of the Collateral Grantors’ Oil and Gas Properties that constitute Proved Reserves and Proved and Probable Drilling Locations. In the event that the Mortgaged Properties do not meet such 90% requirement, then the Collateral Grantors will be required to grant to the Collateral Agent as security for the Pari Passu Obligations a first-priority Lien on additional Oil and Gas Properties and Proved and Probable Drilling Locations not already subject to a Lien such that after giving effect thereto, the Mortgaged Properties will represent at least 90% of the present value of the Collateral Grantors’ Oil and Gas Properties that constitute Proved Reserves and Proved and Probable Drilling Locations. To the extent that any Oil and Gas Properties constituting Collateral are disposed of after the date of any applicable Engineering Report or certificate delivered pursuant to this paragraph, any Proved Reserves attributable to such Oil and Gas Properties shall be deemed excluded from such Engineering Report or certificate for the purpose of determining whether such minimum Mortgage requirement is met after giving effect to such release.

No Collateral Grantor will be permitted to enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than (i) the New Senior Secured Notes, (ii) the Revolving Credit Agreement Obligations or (iii) otherwise as may be permitted or required by the Senior Secured Notes Indenture, the Pari Passu Intercreditor Agreement and the other Collateral Agreements, including with respect to any Permitted Collateral Liens; provided that subject to the covenant “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock,” any such agreement may be entered into to the extent that it permits such proceeds to be applied to all Pari Passu Obligations prior to or instead of such other Indebtedness.

The Pari Passu Intercreditor Agreement

On the Issue Date, the Senior Secured Notes Trustee will enter into the Pari Passu Intercreditor Agreement with respect to the Collateral.

Rights of the Controlling Party

Under the Pari Passu Intercreditor Agreement, the “Controlling Party” has the right to direct the Collateral Agent (i) with respect to exercise of rights and remedies and (ii) to take other actions with respect to the Collateral (and the Authorized Representatives of the Non-Controlling Secured Parties shall comply with the instructions delivered by the Controlling Party with respect to the Collateral in connection with such exercise of rights and remedies and other actions), and the Non-Controlling Secured Parties have no rights to take any action with respect to the Collateral under the Pari Passu Intercreditor Agreement (other than certain actions to preserve and protect their claims and interests or otherwise at the direction or with the consent of the Controlling Party).

Identity of the Controlling Party

The following rules apply for determining the identity of the Controlling Party:

(1) The Revolving Credit Agreement Agent is the initial Controlling Party and will remain the Controlling Party until the earlier of (a) the Discharge of Revolving Credit Agreement Obligations and (b) the Non-Controlling Parties Enforcement Date (such date, the “Revolving Credit Control Termination Date”).

(2) If any Senior Secured Note Obligations are outstanding on the Revolving Credit Control Termination Date, then the Senior Secured Notes Trustee shall become the Controlling Party.

The “Non-Controlling Parties Enforcement Date” is the date that is 180 days after the occurrence of both (a) an event of default, as defined in the applicable governing instrument for the Series of Pari Passu Obligations for which the Alternate Controlling Party is the Authorized Representative, as applicable, and (b) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from the Alternate Controlling Party certifying that (i) such Authorized Representative is the Alternate Controlling Party and that an event of default, as defined in the applicable governing instruments for that Series of Pari Passu Obligations, has occurred and is continuing and (ii) the Pari Passu Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with such applicable governing instruments for that Series of Pari Passu Obligations; provided that the Non-Controlling Parties Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time that (A) the then current Controlling Party has commenced (or caused the Collateral Agent to commence) and is diligently pursuing any enforcement action with respect to all or a material portion of such Collateral and (B) each other Authorized Representative has received written notice from the Controlling Party or the Collateral

Agent thereof or (2) at any time any Collateral Grantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

With respect to the applicable Controlling Party, at any time, (a) the Collateral Agent shall act or refrain from acting with respect to the Collateral only on the written instructions of the Controlling Party, (b) the Collateral Agent shall not follow any instructions with respect to such Collateral from any Authorized Representative or other representative of any Non-Controlling Secured Party or other Secured Party (other than the Controlling Party), and (c) no Authorized Representative of any Non-Controlling Secured Party or other Secured Party (other than the Controlling Party) will (and will be deemed to have waived any right to) instruct the Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral or otherwise; it being agreed that only the Collateral Agent, acting on the instructions of the applicable Authorized Representative and in accordance with the applicable Collateral Agreement, will be entitled to take any such actions or exercise any such remedies with respect to the Collateral (and each Non-Controlling Authorized Representative and Non- Controlling Secured Party shall be deemed to have waived any right, power, or remedy, whether under any agreement or any applicable law (including in equity) to the contrary); provided that without limiting the other provisions of the Pari Passu Intercreditor Agreement, to the extent that the Collateral Agent, in its sole and absolute discretion, determines that action by any other Agent (such as joining in the judicial foreclosure of any deed of trust or mortgage on the Collateral) is necessary or otherwise advisable in order to facilitate or accomplish the desired enforcement result undertaken by the Collateral Agent, upon written request of the Collateral Agent, the applicable Non-Controlling Authorized Representative shall advise such other Agent to take such action and otherwise reasonably cooperate with the Collateral Agent and, if for whatever reason such Non-Controlling Authorized Representative shall fail to so advise the other Agent or the other Agent fails to so act and otherwise reasonably cooperate with the Collateral Agent, the Collateral Agent shall be deemed to have been granted an irrevocable power of attorney by such other Agent empowering the Collateral Agent to take such actions on behalf of such other Agent; provided, further, that the proceeds of any such enforcement and other amount received in connection therewith shall be applied pursuant to the Pari Passu Intercreditor Agreement. Notwithstanding the foregoing, each Secured Party (i) shall be entitled to take certain actions to preserve and protect their claims and interests with respect to the Pari Passu Obligations, to create, prove, preserve and protect the validity, enforceability, perfection and priority of the Collateral and actions that unsecured creditors are entitled to take, and (ii) must take certain actions in order to preserve and protect their secured claims if the failure to take any such actions could result in a loss of all or any material part of such secured claims, in each case of clauses (i) and (ii), to the extent not prohibited by the Pari Passu Intercreditor Agreement.

No Contest, Protest or Objection

No Non-Controlling Secured Party (nor its Authorized Representative) will (and each shall be deemed to have waived any right to), or request or attempt to cause the Collateral Agent to, contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, the Controlling Party or the Controlling Secured Parties or any other exercise by the Collateral Agent, the Controlling Party or the Controlling Secured Parties of any rights and remedies relating to the Collateral, or cause the Collateral Agent to do so on any ground, including, in the case of non-judicial foreclosure of any personal property collateral, that such foreclosure will not result in a commercially reasonable disposition of the Collateral; provided that nothing in the Pari Passu Intercreditor Agreement shall prevent any Non-Controlling Secured Party from making a cash bid or credit bid for any Collateral at any foreclosure sale (provided that any such credit bid may only be made if the Discharge of Revolving Credit Agreement Obligations has occurred or will occur concurrently as a result of a cash bid for such collateral in addition to such credit bid). The foregoing shall not be construed to limit the rights and priorities of any Pari Passu Secured Party, Agent or Authorized Representative with respect to any property not constituting Collateral. In addition, the Collateral Agent and each of the Pari Passu Secured Parties will agree that it will not (and waives any right to) challenge, question or contest or support any other Person in challenging, questioning or contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity or enforceability of any Pari Passu Obligations or any Collateral Agreement or the perfection, priority, validity or enforceability of any Lien granted to the Collateral Agent or any other Pari Passu Secured Party under any Pari Passu Document constituting a Collateral Agreement, or the validity or enforceability of its priorities, rights or duties established by, or other provisions of, the Pari Passu Intercreditor Agreement; provided that nothing in the Pari Passu Intercreditor Agreement shall be construed to prevent or impair the rights of any of any Collateral Agent or any Authorized Representative to enforce the Pari Passu Intercreditor Agreement.

None of the Pari Passu Secured Parties shall be entitled to propose, sponsor, support, vote in favor of or agree to (i) any Non-Conforming Plan of Reorganization or (ii) any Plan of Reorganization, directly or indirectly, that is pursuant to Section 1129(b)(1) of the Bankruptcy Code that has not been approved by the Majority Lenders (as defined in the Revolving Credit Agreement).

Waterfall

If (a) the Collateral Agent, upon instruction from the Controlling Party, takes action to enforce rights in respect of any Collateral, or (b) any distribution is made with respect to any Collateral in any Insolvency or Liquidation Proceeding of any Collateral Grantor or (c) any Pari Passu Secured Party receives any payment with respect to any Collateral or the proceeds of any sale, collection or other liquidation of any such Collateral by the Collateral Agent, then the proceeds of any such distribution or payment (subject, in the case of any such distribution, to the paragraph immediately following) shall be applied pursuant to the Pari Passu Intercreditor Agreement in the following order of priority:

First, to the payment in full in cash of all unpaid fees, expenses, reimbursements and indemnification amounts incurred by the Collateral Agent and all fees owed to it in connection with such collection or sale or otherwise in connection with the Pari Passu Intercreditor Agreement or any other Pari Passu Document (regardless of whether allowed or allowable in any Insolvency or Liquidation Proceeding), pro rata in accordance with the relative amounts thereof on the date of any payment or distribution;

Second, (1) to the payment in full in cash of the Revolving Credit Agreement Obligations, including any interest, fees, costs, expenses, charges or other amounts, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding (regardless of whether allowed or allowable in any such Insolvency or Liquidation Proceeding), it being understood that obligations in respect of Lender Provided Hedging Agreements that have been terminated are outstanding and non-contingent for purposes of this paragraph and (2) the deposit of cash collateral under the sole dominion and control of the Revolving Credit Agreement Agent or its designee to collateralize then outstanding Letters of Credit (as defined in the Revolving Credit Agreement) pursuant to the Revolving Credit Agreement and the aggregate facing and similar fees which will accrue thereon through the stated maturity of such Letters of Credit (assuming no drawings thereon before stated maturity);

Third, after the Discharge of Revolving Credit Agreement Obligations has occurred, to the payment in full in cash of the Senior Secured Note Obligations, including any interest (including the Additional New Senior Secured Notes, if any), fees, costs, expenses, charges or other amounts, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding (regardless of whether allowed or allowable in any such Insolvency or Liquidation Proceeding), pro rata in accordance with the relative amounts thereof on the date of any payment or distribution; and

Fourth, any surplus proceeds then remaining after the repayment of the amounts described in the preceding clauses will be applied in accordance with the terms of the Junior Lien Intercreditor

Agreement and thereafter be returned to the Company or the applicable Collateral Grantor or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that, in any event, if the Pari Passu Obligations include Swap Obligations, no such distributions or payments shall be allocated to any holder of such Swap Obligations (in its capacity as such) on account of such Swap Obligations to the extent a guaranty of such Swap Obligations is made by, or such Collateral is owned by, a Collateral Grantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Collateral Grantor or the grant of such security interest becomes effective with respect to such Swap Obligations.

Each Holder of a Senior Secured Note, by its acceptance thereof, will be deemed to have acknowledged that this payment waterfall and the corresponding provisions of the Pari Passu Intercreditor Agreement are deemed to constitute a “subordination agreement” enforceable under Section 510(a) of the Bankruptcy Code, that it will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding notwithstanding Section 1129(b)(1) of the Bankruptcy Code, and that it is intended to be and shall be interpreted to be enforceable against the parties thereto, including each Collateral Grantor, to the maximum extent permitted pursuant to applicable law.

Refrain by Secured Parties; Payment Over

Each Non-Controlling Secured Party acknowledges and agrees that the Collateral Agent shall be entitled, for the benefit of the Secured Parties, (a) to sell, transfer or otherwise dispose of or deal with any Collateral except as prohibited by the Pari Passu Intercreditor Agreement and (b) to act solely on the written instructions of the Controlling Party, in each case, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Passu Obligations with respect to the applicable Series. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Collateral Agent, the Controlling Party or any other Pari Passu Secured Party shall have any duty or obligation first to marshal or realize upon any type of Collateral (or any other collateral securing any of the Pari Passu Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Collateral (or any other collateral securing any Pari Passu Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation.

Separate Classes

Each party to the Pari Passu Intercreditor Agreement (including the Senior Secured Notes Trustee, on behalf of the Holders of the New Senior Secured Notes) acknowledges that the Revolving Credit Agreement Obligations, including in respect of the Collateral, constitute claims separate and apart (and of a different nature) from the New Senior Secured Notes and any other Pari Passu Obligations, including in respect of the Collateral; and because of, among other things, their differing payment terms, their differing covenant rights, and their differing rights in the Collateral (including vis-a-vis any Collateral Grantor and/or in directing the exercise of any rights in and remedies against the Collateral), the Revolving Credit Agreement Obligations are fundamentally different and distinct from (and substantially dissimilar, within the meaning of Section 1122 of the Bankruptcy Code, to) the New Senior Secured Notes and any and all other Pari Passu Obligations and must be separately classified in any Plan of Reorganization, proposed or confirmed in an Insolvency or Liquidation Proceeding and the Pari Passu Obligations of any Series must be separately classified in any such plan from the Pari Passu Obligations of any other Series.

DIP Financing

If any Collateral Grantor becomes subject to any bankruptcy case, the Pari Passu Intercreditor Agreement provides that (1) if any Collateral Grantor shall, as debtor(s)-in-possession, move for approval of financing

(which, for the avoidance of doubt, may include a roll up of the Revolving Credit Agreement Obligations) (the “DIP Financing”) to be provided by one or more lenders (which, for the avoidance of doubt, may include the lenders under the Revolving Credit Agreement) (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to, nor support any Person objecting to, and shall be deemed to have consented to, any such financing or to the Liens on the Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral or sale that constitutes Collateral (including any bid or sale procedure in respect thereof), unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral or sale of Collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party subordinates its Liens with respect to such Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Collateral granted to secure the Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Collateral as set forth in the Pari Passu Intercreditor Agreement), in each case so long as:

(1) such DIP Financing documentation or cash collateral order does not require any Collateral Grantor to propose a specific Plan of Reorganization or to liquidate or sell substantially all of its assets prior to the occurrence of an event of default thereunder;

(2) the Pari Passu Secured Parties of each Series retain the benefit of their Liens on all such Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Pari Passu Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case;

(3) the Pari Passu Secured Parties of each Series are granted Liens on any additional Collateral pledged to any Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash Collateral, with the same priority vis-à-vis the Pari Passu Secured Parties as set forth in the Pari Passu Intercreditor Agreement;

(4) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Passu Obligations, such amount is applied pursuant to the Pari Passu Intercreditor Agreement; and

(5) if any Pari Passu Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash Collateral, the proceeds of such adequate protection is applied pursuant to the Pari Passu Intercreditor Agreement;

provided that the Pari Passu Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any assets subject to Liens in favor of the Pari Passu Secured Parties of such Series that shall not constitute Collateral; provided, further, that all Pari Passu Secured Parties will have the right to seek and receive the adequate protection permitted by the Pari Passu Intercreditor Agreement; provided, further, that the Pari Passu Secured Parties receiving adequate protection shall not object to (or support any other party in objecting to) any other Pari Passu Secured Party receiving adequate protection comparable to any adequate protection of any kind or type (including Liens, claims or cash payments) granted to such Pari Passu Secured Parties in connection with a DIP Financing or use of cash collateral (it being understood that such adequate protection in the form of Liens will be of the same priority as set forth in the Pari Passu Intercreditor Agreement).

Nothing in the Pari Passu Intercreditor Agreement will limit the rights of any Non-Controlling Secured Parties to (i) file claims in any such Insolvency or Liquidation Proceeding, (ii) respond to or contest claims seeking the disallowance of, the valuation of, or challenges to the perfection or the priority of, Pari Passu Obligations or a Lien securing such Pari Passu Obligations or otherwise make any agreements or file any motions or objections pertaining to the claims of the Holders or other Pari Passu Secured Parties, in each case not in violation of the terms of the Pari Passu Intercreditor Agreement; (iii) vote on a plan proposed in any bankruptcy case permitted under the Pari Passu Intercreditor Agreement; (iv) take action to create, perfect, preserve or protect their lien, so long as such actions are not adverse to the other liens securing Pari Passu Obligations or the rights of the Controlling Party or any Controlling Secured Parties to exercise remedies any other Pari Passu Document; and (v) make any election permitted under 11 USC § 1111(b), (vi) file any pleadings, objections or motions in any Insolvency or Liquidation Proceeding that assert rights or interests available to unsecured creditors of any Collateral Grantor arising under applicable law, but in each case subject to and in accordance with the terms of the Pari Passu Intercreditor Agreement (it being understood that, without limiting the generality of the foregoing, (A) no objection to any DIP Financing or use of cash collateral by any Non-Controlling Secured Parties shall be permissible other than in accordance with the Pari Passu Intercreditor Agreement, and (B) no objection by any Non-Controlling Secured Party to any sale or other disposition of any Collateral under Section 363 of the Bankruptcy Code in any Insolvency or Liquidation Proceeding supported (or not objected to) by the Controlling Party or by the Controlling Secured Parties shall be permissible other than on the ground, in accordance with clause (viii) of this paragraph, that the Non-Controlling Secured Parties are being denied the opportunity to make (and intend and have the financial wherewithal to make) a bid for the subject Collateral in excess of the proposed purchase price in the subject transaction, which bid will result in the Discharge of Revolving Credit Agreement Obligations in accordance with clause (viii) below), (vii) take any action to value the Collateral in any Insolvency or Liquidation Proceeding, and (viii) in the case of a sale or other disposition of any Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code, make a cash bid or credit bid for such property (provided that any such credit bid may only be made if a Discharge of Revolving Credit Agreement Obligations has occurred or will occur concurrently as a result of a cash bid for such property in addition to such credit bid).

Change in Pari Passu Obligations

The Collateral Agent, on behalf of the Authorized Representative of each Series of Pari Passu Obligations, as applicable, will acknowledge that the Obligations of any Series may, subject to the limitations set forth in the other Pari Passu Documents, be amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit such transaction under any Pari Passu Document) of any other Secured Party, all without affecting the priorities set forth in the Pari Passu Intercreditor Agreement defining the relative rights of the Secured Parties of any Series; provided that the Authorized Representative for the holders of such Obligations (if not already a party to the Pari Passu Intercreditor Agreement) shall have executed a joinder to the Pari Passu Intercreditor Agreement on behalf of the holders of such Obligations.

Turnover Obligations

Until the Discharge of Pari Passu Obligations, any and all Collateral (or assets and property purported to be Collateral) or proceeds thereof received by any Pari Passu Secured Party (in the form of cash or otherwise) pursuant to any Collateral Agreement or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or in connection with any disposition of, collection on, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to, such Collateral, is to be paid to the Collateral Agent, which shall distribute such proceeds among the Pari Passu Secured Parties in accordance with the terms of the Pari Passu Intercreditor Agreement.

Amendments

No provision of the Pari Passu Intercreditor Agreement can be terminated, waived, amended or modified (other than pursuant to any joinder agreement) without the consent of the Collateral Agent, each Authorized Representative and, with respect to any amendment that increases the obligations or reduces the rights of any Collateral Grantor, such Collateral Grantor. Notwithstanding the foregoing, each Secured Party agrees that the Collateral Agent (at the written direction of the Controlling Party) may enter into any amendment, supplement, consent, waiver, modification or termination with respect to any Collateral Agreement (including to release Liens securing any Pari Passu Obligations), in each case, without notice to, or the consent of any Secured Party, as long as such amendment, supplement, consent, waiver, modification or termination would not have the effect of (i) except as permitted under the Pari Passu Intercreditor Agreement with respect to DIP Financings, subordinating the Liens of such Secured Party in the Collateral to any other Lien in the Collateral (other than Permitted Collateral Liens), (ii) effecting any changes in the application of proceeds of the Collateral that would adversely affect such Secured Party, (iii) making any change in provisions dealing with the required vote of holders of the Pari Passu Obligations of such Secured Party required to approve any amendment or waiver or (iv) releasing all or substantially all of the Collateral from Liens securing the Pari Passu Obligations. In determining whether an amendment, supplement, consent, waiver, modification or termination is permitted by the Pari Passu Intercreditor Agreement, the Collateral Agent may in good faith conclusively rely on a certificate of an officer of the Company stating that such amendment, supplement, consent, waiver, modification or termination is permitted. In addition, each Authorized Representative and the Collateral Agent (acting at the written direction of the Controlling Party) may amend or supplement the Pari Passu Intercreditor Agreement without the consent of any other Secured Party (i) to cure any ambiguity, defect or inconsistency, (ii) to make any change that would provide any additional rights or benefits to the Secured Parties, (iii) to make, complete or confirm any grant of Collateral permitted or required by the Pari Passu Intercreditor Agreement or any of the Collateral Agreements and (iv) to provide for additional obligations of the Company or any Collateral Grantor or Liens securing such obligations to the extent permitted by the terms of the Pari Passu Documents and not otherwise in contravention of the Pari Passu Intercreditor Agreement; provided that if any such amendment or supplement increases the obligations or reduces the rights of any Collateral Grantor under the Pari Passu Intercreditor Agreement, such Collateral Grantor shall also have consented to such amendment or supplement. In the event of any conflict between the terms of the Pari Passu Intercreditor Agreement, the Senior Secured Notes Indenture, the New Senior Secured Notes, any other Collateral Agreement or any other Pari Passu Document, the terms of the Pari Passu Intercreditor Agreement shall control.

Single Set of Security Documents

It is intended that none of the Pari Passu Secured Parties will cause or permit to exist any Liens (other than Permitted Collateral Liens or Junior Liens to the extent permitted to be incurred or to exist under the Pari Passu Documents) on Collateral other than Liens in favor of the Collateral Agent securing the Pari Passu Obligations (or any of them as required by applicable law).

The Junior Lien Intercreditor Agreement

On the Issue Date, the Collateral Agent will enter into the Junior Lien Intercreditor Agreement with the Junior Lien Collateral Agent, to provide for, among other things, the junior nature of the Junior Liens with respect to Pari Passu Liens. Although the Holders of the New Senior Secured Notes will not be parties to the Junior Lien Intercreditor Agreement, by their acceptance of the New Senior Secured Notes they will agree to be bound thereby. The Junior Lien Intercreditor Agreement will permit the Pari Passu Obligations and the Junior Lien Obligations subject thereto to be refunded, refinanced or replaced by certain permitted refinancing indebtedness without affecting the lien priorities set forth in the Junior Lien Intercreditor Agreement, in each case without the consent of any holder of Pari Passu Obligations or Junior Lien Obligations (including Holders of the New Senior Secured Notes).

Lien Priorities

The Junior Lien Intercreditor Agreement will provide that, notwithstanding:

(1) anything to the contrary contained in any of the Junior Lien Documents or any other agreement or instrument or by operation of law;

(2) how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise);

(3) the time, manner, order of the grant attachment or perfection of a Lien;

(4) any conflicting provision of the New York Uniform Commercial Code or other applicable law;

(5) any defect in, or non-perfection, setting aside, or avoidance of, a Lien or a Pari Passu Document or a Junior Lien Document;

(6) the modification of a Pari Passu Obligation or a Junior Lien Obligation; or

(7) the subordination of a Lien on Collateral securing a Pari Passu Obligation to a Lien securing another obligation of the Company or other Person that is permitted under the Pari Passu Documents as in effect on the Issue Date or securing a DIP Financing or the subordination of a Lien on Collateral securing a Junior Lien Obligation to a Lien securing another obligation of the Company or other Persons (other than a Pari Passu Obligation) that is permitted under the Junior Lien Documents as in effect on the Issue Date;

all Junior Liens at any time granted by any Collateral Grantor will be subject and subordinate to all Pari Passu Liens securing Pari Passu Obligations, subject to the Pari Passu Lien Cap.

The provisions described under “—Lien Priorities” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Pari Passu Obligations, and each present and future Collateral Agent as holder of Pari Passu Liens. No other Person will be entitled to rely on, have the benefit of or enforce those provisions.

In addition, the provisions under the caption “—Lien Priorities” are intended solely to set forth the relative ranking, as Liens, of the Liens securing Junior Lien Obligations as against the Pari Passu Liens, and the Liens securing Pari Passu Obligations as against the Junior Liens.

Limitation on Enforcement of Remedies

The Junior Lien Intercreditor Agreement will provide that, except as provided below, prior to the Discharge of Pari Passu Obligations, none of the Junior Lien Collateral Agent or any holder of Junior Lien Obligations may commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, the Collateral under any Junior Lien Document, applicable law or otherwise (including but not limited to right of set off). Only the Collateral Agent will be entitled to take any such actions or exercise any such remedies with respect to the Collateral prior to the Discharge of Pari Passu Obligations. The Junior Lien Intercreditor Agreement will provide that, notwithstanding the foregoing, the Junior Lien Collateral Agent may, but will have no obligation to, on behalf of the holders of Junior Lien Obligations, take all such actions (not adverse to the Pari Passu Liens or the rights of the Collateral Agent and holders of the Pari Passu Obligations) it deems necessary to perfect or continue the perfection of their Junior Liens in the Collateral or to create, preserve or protect (but not enforce) the Junior Liens in the Collateral. Nothing shall limit the right or ability of the Junior Lien Collateral Agent or the holders of Junior Lien Obligations to (i) purchase (by credit bid or otherwise) all or any portion of the Collateral in connection with any enforcement of remedies by the Collateral Agent so long as the Collateral Agent and the holders of the Pari Passu Obligations receive payment in full in cash of all Pari Passu Obligations (subject to the Pari Passu Lien Cap) after giving effect thereto or (ii) file a proof of claim with respect to the Junior Lien Obligations. Until the Discharge of Pari Passu Obligations, the Collateral Agent will have the exclusive right to deal with that portion of the Collateral consisting of deposit accounts and securities accounts, including exercising rights under control agreements with respect to such accounts. In addition, whether before or after the Discharge of Pari Passu Obligations, the Junior Lien Collateral Agent and the holders of Junior Lien Obligations may take any actions and exercise any and all rights that would be available to a holder of unsecured claims; provided, that the Junior Lien Collateral Agent and such holders of Junior Lien Obligations may not take any of the actions described below under clauses (1) through (9) of the first paragraph under “—No Interference; Payment Over,” as applicable, or prohibited by the provisions described in the first four paragraphs below under “—Agreements With Respect to Insolvency or Liquidation Proceedings,” as applicable; provided, further, that in the event that the Junior Lien Collateral Agent or any holder of Junior Lien Obligations becomes a judgment lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Junior Lien Obligations, such judgment lien shall be subject to the terms of the Junior Lien Intercreditor Agreement for all purposes (including in relation to the Pari Passu Obligations), as the other liens securing the Junior Lien Obligations, are subject to the Junior Lien Intercreditor Agreement.

Notwithstanding the foregoing, prior to the Discharge of Pari Passu Obligations, both before and during an Insolvency or Liquidation Proceeding, after a period of 180 days has elapsed (which period will be tolled during any period in which the Collateral Agent is not entitled, on behalf of holders of Pari Passu Obligations, to enforce or exercise any rights or remedies with respect to any Collateral as a result of (x) any injunction issued by a court of competent jurisdiction or (y) the automatic stay or any other stay or prohibition in any Insolvency or Liquidation Proceeding) since the date on which the Junior Lien Collateral Agent has delivered to the Collateral Agent written notice of the acceleration of a series of Junior Lien Obligations (the “Accelerated Series of Junior Lien Debt” and, such period, the “Junior Lien Standstill Period”), the Junior Lien Collateral Agent and the holders of Junior Lien Obligations in respect of the Accelerated Series of Junior Lien Debt may enforce or exercise any rights or remedies with respect to any Collateral; provided, that notwithstanding the expiration of the Junior Lien Standstill Period, in no event may the Junior Lien Collateral Agent or any other holder of Junior Lien Obligations enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the Collateral Agent on behalf of the holders of Pari Passu Obligations or any other holder of Pari Passu Obligations shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from, or modification of, the automatic stay or any other stay or prohibition in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding (prompt written notice thereof to be given to the Junior Lien Collateral Agent by the Collateral Agent); provided, further, that at any time after the expiration of the Junior Lien Standstill Period, if neither the Collateral Agent nor any holder of Pari Passu Obligations shall have commenced and be diligently pursuing (or shall have sought or requested relief from, or modification of, the automatic stay or any other stay or other prohibition in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof) the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding, and the Junior Lien Collateral Agent shall have commenced the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding, then for so long as the Junior Lien Collateral Agent is diligently pursuing such rights or remedies, neither of any holder of Pari Passu Obligations nor the Collateral Agent shall take any action of a similar nature with respect to such Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding.

Collateral Agent

The Junior Lien Intercreditor Agreement will provide that neither the Collateral Agent nor any holder of any Pari Passu Obligations will have any duties or other obligations to any holder of Junior Lien Obligations with respect to the Collateral, other than to transfer to the Junior Lien Collateral Agent any remaining Collateral and the proceeds of the sale or other disposition of any Collateral remaining in its possession following the Discharge of Pari Passu Obligations, in each case, without representation or warranty on the part of the Collateral Agent or any holder of Pari Passu Obligations.

In addition, the Junior Lien Intercreditor Agreement will further provide that, until the Discharge of Pari Passu Obligations (but subject to the rights of the Junior Lien Collateral Agent and the holders of Junior Lien Obligations and the following expiration of any of the Junior Lien Standstill Period, as provided in the paragraph defining “Junior Lien Standstill Period”), the Collateral Agent will be entitled, for the benefit of the holders of the Pari Passu Obligations, to sell, transfer or otherwise dispose of or deal with the Collateral without regard to (i) any Junior Lien therein granted to the holders of Junior Lien Obligations or any rights to which the Junior Lien Collateral Agent or any holder of Junior Lien Obligations would otherwise be entitled as a result of such Junior. Without limiting the foregoing, the Junior Lien Intercreditor Agreement will provide that neither the Collateral Agent nor any holder of any Pari Passu Obligations will have any duty or obligation first to marshal or realize upon the Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the Collateral, in any manner that would maximize the return to the holders of Junior Lien Obligations, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the holders of Junior Lien Obligations, from such realization, sale, disposition or liquidation.

The Junior Lien Intercreditor Agreement will additionally provide that the Junior Lien Collateral Agent and each holder of Junior Lien Obligations will waive any claim that may be had against the Collateral Agent, any of its officers, directors, employees and agents, as the case may be, or any holder of any Pari Passu Obligations, or any of its officers, directors, employees and agents, as the case may be, arising out of any actions which the Collateral Agent or such holder of Pari Passu Obligations takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any Collateral, and actions with respect to the collection of any claim for all or any part of the Pari Passu Obligations from any account debtor, Collateral Grantor or any other party) in accordance with the Junior Lien Intercreditor Agreement and the Pari Passu Documents or the valuation, use, protection or release of any security for such Pari Passu Obligations.

The Junior Lien Intercreditor Agreement will additionally provide that, without limiting the generality of the foregoing, the Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an event of default under any Secured Debt Document has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Security Documents; provided, that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Pari Passu Document or applicable law;

(iii) shall not, except as expressly set forth in the Junior Lien Intercreditor Agreement and in the Pari Passu Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Controlling Party (as defined in the Pari Passu Intercreditor Agreement) or (B) in the absence of its own gross negligence or willful misconduct, which may include reliance in good faith on a certificate of an authorized officer of the Company stating that such action is permitted by the terms of the Junior Lien Intercreditor Agreement; and shall be deemed not to have knowledge of any event of default under any series of Secured Debt unless and until written notice describing such event of default is given by the Company to the Collateral Agent by the Authorized Representative of such Secured Debt;

(v) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with the Junior Lien Intercreditor Agreement, any Pari Passu Document or any Junior Lien Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any event of default or other default, (D) the validity, enforceability, effectiveness or genuineness of the Junior Lien Intercreditor Agreement, any Pari Passu Document, any Junior Lien Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by any Pari Passu Document or Junior Lien Document, (E) the value or the sufficiency of the Collateral, (F) the satisfaction of any condition set forth in any Pari Passu Document or Junior Lien Document, (G) the state of title to any property purportedly owned by the Company or any other Person, or (H) the percentage or other measurement of the Company’s or any other Person’s property which is subject to any Lien or security interests, other than to confirm receipt of items expressly required to be delivered to Collateral Agent;

(vi) the Collateral Agent shall not have any fiduciary duties or contractual obligations of any kind or nature under any Pari Passu Document or Junior Lien Document (but shall be entitled to all protection provided to the Collateral Agent herein);

(vii) with respect to any Pari Passu Document or Junior Lien Document may conclusively assume that the Company and the other Collateral Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation;

(viii) may conclusively rely on any certificate of an officer of the Company provided pursuant to the Junior Lien Intercreditor Agreement;

(ix) whenever reference is made in any Pari Passu Document or Junior Lien Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) solely as directed in writing in accordance with the Pari Passu Intercreditor Agreement and/or the Junior Lien Intercreditor Agreement, as applicable; this provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim under or in relation to any Pari Passu Document or Junior Lien Document, or confer any rights or benefits on any party;

(x) notwithstanding any other provision of the Junior Lien Intercreditor Agreement or any Pari Passu Document or any Junior Lien Document to the contrary, the Collateral Agent shall not be liable for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated;

(xi) the Collateral Agent shall not be required to expand or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties under the Junior Lien Intercreditor Agreement, and shall not be obligated to take any legal or other action thereunder, which might in its judgment involve or cause it to incur any expense or liability, unless it shall have been furnished with acceptable indemnification; and

(xii) may (and any of its Affiliates may) accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any of the Company or any other Collateral Grantor or any Subsidiary or Affiliate thereof as if such Person were not the Collateral Agent and without any duty to any other holder of the Pari Passu Obligations or Junior Lien Obligations, including any duty to account therefor.

The Junior Lien Intercreditor Agreement will additionally provide that the Collateral Grantors agree that they shall defend and be jointly and severally liable to reimburse and indemnify the Collateral Agent for reasonable expenses actually incurred by the Collateral Agent in connection with the execution, delivery, administration and enforcement of the Junior Lien Intercreditor Agreement and from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, actual reasonable expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Collateral Agent, in any way relating to or arising out of the Junior Lien Intercreditor Agreement or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof, in each case, except to the extent caused by its gross negligence or willful misconduct.

The Junior Lien Intercreditor Agreement will additionally provide that each holder of the Pari Passu Obligations and the Junior Lien Obligations (i) acknowledge that, in addition to acting as the initial Collateral Agent, and the initial Junior Lien Collateral Agent, Bank of Montreal also serves as the Revolving Credit Agreement Agent, and that Bank of Montreal or on or more of its Affiliates may have jointly arranged, syndicated, placed or otherwise participated in the facilities and indebtedness contemplated by the Revolving Credit Agreement and the Junior Lien Obligations, and (ii) waive any right to make any objection or claim against Bank of Montreal, and of its Affiliates or its counsel (or any successor Collateral Agent or Junior Lien Collateral Agent or its counsel) based on any alleged conflict of interest or breach of duties arising from the Collateral Agent or Junior Lien Collateral Agent, and the initial Bank of Montreal or its Affiliates also serving in such other capacities.

No Interference; Payment Over

The Junior Lien Intercreditor Agreement will provide that the Junior Lien Collateral Agent and each holder of Junior Lien Obligations:

(1) will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the Junior Lien Collateral Agent or the holders of Junior Lien Obligations have on the Collateral pari passu with, or to give the Junior Lien Collateral Agent or any holder of Junior Lien Obligations any preference or priority relative to, any Lien that the Collateral Agent holds on behalf of the holders of any Pari Passu Obligations secured by any Collateral or any part thereof;

(2) will not challenge or question in any proceeding the validity or enforceability of any Pari Passu Obligations or Pari Passu Documents or the validity, attachment, perfection or priority of any Lien held by the Collateral Agent on behalf of the holders of any Pari Passu Obligations, or the validity or enforceability of the priorities, rights or duties established by the provisions of the Junior Lien Intercreditor Agreement;

(3) will not take or cause to be taken any action the purpose or effect of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Collateral Agent or the holders of any Pari Passu Obligations in an enforcement action;

(4) will have no right to (A) direct the Collateral Agent or any holder of any Pari Passu Obligations to exercise any right, remedy or power with respect to any Collateral or (B) consent to the exercise by the Collateral Agent or any holder of any Pari Passu Obligations of any right, remedy or power with respect to any Collateral;

(5) will not institute any suit or assert in any suit or in any Insolvency or Liquidation Proceeding, any claim against the Collateral Agent or any holder of any Pari Passu Obligations seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the Collateral Agent nor any holders of any Pari Passu Obligations will be liable for, any action taken or omitted to be taken by the Collateral Agent or such holders of Pari Passu Obligations with respect to any Collateral securing such Pari Passu Obligations;

(6) prior to the Discharge of Pari Passu Obligations, will not seek, and will waive any right, to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral;

(7) prior to the Discharge of Pari Passu Obligations, will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Junior Lien Intercreditor Agreement;

(8) will not object to forbearance by the Collateral Agent or any holder of Pari Passu Obligations; and

(9) prior to the Discharge of Pari Passu Obligations, will not assert, and thereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law to a junior secured creditor with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law.

The Junior Lien Intercreditor Agreement will provide that if the Junior Lien Collateral Agent and any holder of Junior Lien Obligations obtains possession of any Collateral or realizes any proceeds or payment in respect of any Collateral, pursuant to the exercise of any rights or remedies with respect to any of the Collateral under any Security Document, or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding at any time prior to the Discharge of Pari Passu Obligations, then it will hold such Collateral, proceeds or payment in trust for the Collateral Agent and the holders of Pari Passu Obligations and transfer such Collateral, proceeds or payment, as the case may be, to the Collateral Agent as promptly as practicable. Each of the Junior Lien Collateral Agent and the holders of Junior Lien Obligations will further agree that if, at any time, any of them obtains written notice that all or part of any payment with respect to any Pari Passu Obligations previously made shall be rescinded for any reason whatsoever, they will promptly pay over to the Collateral Agent any payment received by them and then in their possession or under their direct control in respect of any such Collateral subject to a Pari Passu Lien and shall promptly turn any such Collateral then held by them over to the Collateral Agent, and the provisions set forth in the Junior Lien Intercreditor Agreement will be reinstated as if such payment had not been made, until the Discharge of Pari Passu Obligations. All Junior Liens will remain attached to and enforceable against all proceeds so held or remitted, subject to the priorities set forth in the Junior Lien Intercreditor Agreement. The Junior Lien Intercreditor Agreement will provide that the provisions described in this paragraph will not apply to any proceeds of Collateral realized in a transaction not prohibited by the Pari Passu Documents and as to which the possession or receipt thereof by the Junior Lien Collateral Agent or any holder of Junior Lien Obligations is otherwise permitted by the Pari Passu Documents.

Automatic Release of Junior Liens

The Junior Lien Intercreditor Agreement will provide that, prior to the Discharge of Pari Passu Obligations, the Junior Lien Collateral Agent and each holder of Junior Lien Obligations will agree that, if the Collateral Agent or the holders of Pari Passu Obligations release their Lien on any Collateral, the Junior Lien on such Collateral will terminate and be released automatically and without further action if (i) such release is permitted under the Junior Lien Documents (it being agreed that the Collateral Agent may conclusively rely upon a written request of the Company stating that the release of such Lien is permitted under the Junior Lien Documents), (ii) such release is effected in connection with the Collateral Agent’s foreclosure upon, or other exercise of rights or remedies with respect to, such Collateral, or (iii) such release is effected in connection with a sale or other disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Collateral Agent and the holders of Pari Passu Obligations shall have consented to such sale or disposition of such Collateral; provided in the case of each of clauses (i), (ii), and (iii), (A) the net proceeds of such Collateral are applied pursuant to the provisions described in “—Application of Proceeds” and (B) the Junior Liens on such Collateral securing the Junior Lien Obligations, shall remain in place (and shall remain subject and subordinate to all Pari Passu Liens securing Pari Passu Obligations subject to the Pari Passu Lien Cap) with respect to any proceeds of a sale, transfer or other disposition of Collateral not paid to the holders of Pari Passu Obligations or that remain after the Discharge of Pari Passu Obligations.

Agreements With Respect to Insolvency or Liquidation Proceedings

The Junior Lien Intercreditor Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code. If either the Company or any of its Subsidiaries becomes subject to any Insolvency or Liquidation Proceeding and, as debtor(s)-in-possession, or if any receiver or trustee for such Person or Persons, moves for DIP Financing to be provided by one or more DIP Lenders under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, the Junior Lien Intercreditor Agreement will provide that none of the Junior Lien Collateral Agent and any holder of Junior Lien Obligations will raise any objection, contest or oppose (or join or support any third party in objecting, contesting or opposing), and each holder of Junior Lien Obligations will be deemed to have consented to, and will waive any claim such Person may now or hereafter have, to any such financing or to the DIP Financing Liens, or to any use, sale or lease of cash collateral that constitutes Collateral or to any grant of administrative expense priority under Section 364 of the Bankruptcy Code, unless (1) the Collateral Agent opposes or objects to such DIP Financing, such DIP Financing Liens or such use of cash collateral or (2) the terms of such DIP Financing provide for the sale of a substantial part of the Collateral (other than a sale or disposition pursuant to Section 363 of the Bankruptcy Code with respect to which the holders of the Junior Lien Obligations are deemed to have consented pursuant to the provisions described in “—Agreements With Respect to Insolvency or Liquidation Proceedings”) or require the confirmation of a plan of reorganization containing specific terms or provisions (other than repayment in cash of such DIP Financing on the effective date thereof). To the extent such DIP Financing Liens are senior to, or rank Pari Passu with, the Pari Passu Liens on Collateral securing Pari Passu Obligations, the Junior Lien Collateral Agent will, for themselves and on behalf of holders of the Junior Lien Obligations, subordinate the Junior Liens on the Collateral that secure the Junior Lien Obligations to the Liens on the Collateral that secure Pari Passu Obligations and to such DIP Financing Liens, so long as the Junior Lien Collateral Agent, on behalf of holders of the Junior Lien Obligations, retains Junior Liens on all the Collateral, including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding, with the same priority relative to the Liens on the Collateral as existed prior to the commencement of the case under the Bankruptcy Code. Furthermore, the Junior Lien Intercreditor Agreement will provide that prior to the Discharge of Pari Passu Obligations, without the written consent of the Collateral Agent in its sole discretion, none of the Junior Lien Collateral Agent and any holder of Junior Lien Obligations will propose, support or enter into any DIP Financing.

The Junior Lien Intercreditor Agreement will provide that the Junior Lien Collateral Agent and each holder of Junior Lien Obligations will be deemed to have consented to and will not object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) a sale or other disposition, a motion to sell or dispose or the bidding procedure for such sale or disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if (1) the Collateral Agent or the requisite holders of Pari Passu Obligations shall have consented to such sale or disposition of such Collateral, (2) all Pari Passu Liens on the Collateral securing the Pari Passu Obligations and Junior Liens on the Collateral securing the Junior Lien Obligations, shall attach to the proceeds of such sale in the same respective priorities as set forth in the Junior Lien Intercreditor Agreement with respect to the Collateral, (3) the waterfall described in “—Application of Proceeds” is complied with in connection with such credit bid and (4) each of the Junior Lien Collateral Agent and the holders of Junior Lien Obligations shall have the right to credit bid all or any portion of the Collateral so long as the Collateral Agent and the holders of the Pari Passu Obligations receive payment in full in cash of all Pari Passu Obligations after giving effect thereto. The Junior Lien Intercreditor Agreement will further provide that the Junior Lien Collateral Agent and the holders of Junior Lien Obligations will waive any claim that may be had against the Collateral Agent or any holder of Pari Passu Obligations arising out of any DIP Financing Liens (granted in a manner that is consistent with the Junior Lien Intercreditor Agreement) or administrative expense priority under Section 364 of the Bankruptcy Code. The Junior Lien Intercreditor Agreement will further provide that the Junior Lien Collateral Agent and the holders of Junior Lien Obligations will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral, and will not object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) (a) any request by the Collateral Agent or any holder of Pari Passu Obligations for adequate protection or (b) any objection by the Collateral Agent or any holder of Pari Passu Obligations to any motion, relief, action or proceeding based on the Collateral Agent or any holder of Pari Passu Obligations claiming a lack of adequate protection, except that the Junior Lien Collateral Agent and the holders of Junior Lien Obligations:

(1) may freely seek and obtain relief granting adequate protection only in the form of a replacement lien co-extensive in all respects with, but subordinated to, and with the same relative priority to the Pari Passu Liens as existed prior to the commencement of the Insolvency or Liquidation Proceeding, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the holders of the Pari Passu Obligations; and

(2) may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Pari Passu Obligations.

In any Insolvency or Liquidation Proceeding, none of the Junior Lien Collateral Agent and any holder of Junior Lien Obligations shall support or vote for any plan of reorganization or disclosure statement of any Collateral Grantor unless such plan is accepted by the class of holders of the Pari Passu Obligations in accordance with Section 1126(c) of the Bankruptcy Code or otherwise provides for the payment in full in cash of all Pari Passu Obligations (including all post-petition interest approved by the bankruptcy court, fees and expenses and cash collateral of all letters of credit) on the effective date of such plan of reorganization or except as otherwise provided in the Junior Lien Intercreditor Agreement, the holders of the Junior Lien Obligations shall remain entitled to vote their claims in any such Insolvency or Liquidation Proceeding.

The Junior Lien Intercreditor Agreement will additionally provide that the Junior Lien Collateral Agent and each holder of Junior Lien Obligations will waive any claim that may be had against the Collateral Agent or any holder of any Pari Passu Obligations arising out of any election by the Collateral Agent or any holder of Pari Passu Obligations in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code.

Until the Discharge of Pari Passu Obligations has occurred, none of the Junior Lien Collateral Agent or any holder of Junior Lien Obligations shall seek relief, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral if the Collateral Agent has not received relief from the automatic stay (or it has not been lifted for the Collateral Agent’s benefit), without the prior written consent of the Collateral Agent.

None of the Junior Lien Collateral Agent or any holder of Junior Lien Obligations shall oppose or seek to challenge (or join or support any third party in opposing or seeking to challenge) any claim by the Collateral Agent or any other holder of Pari Passu Obligations for allowance (but not payment until the Discharge of Pari Passu Obligations has occurred) in any Insolvency or Liquidation Proceeding of Pari Passu Obligations consisting of post-petition interest, fees or expenses or cash collateralization of all letters of credit to the extent of the value of the Pari Passu Liens (it being understood that such value will be determined without regard to the existence of the Junior Liens), subject to the Pari Passu Lien Cap. Neither the Collateral Agent nor any holder of Pari Passu Obligations shall oppose or seek to challenge any claim by the Junior Lien Collateral Agent or any holder of Junior Lien Obligations for allowance (but not payment until the Discharge of Pari Passu Obligations has occurred) in any Insolvency or Liquidation Proceeding of Junior Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Junior Liens, as applicable, on the Collateral; provided that if the Collateral Agent or any holder of Pari Passu Obligations shall have made any such claim, such claim (i) shall have been approved or (ii) will be approved contemporaneously with the approval of any such claim by the Junior Lien Collateral Agent or any holder of Junior Lien Obligations.

Without the express written consent of the Collateral Agent, none of the Junior Lien Collateral Agent or any holder of Junior Lien Obligations shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be), in any Insolvency or Liquidation Proceeding involving any Collateral Grantor, (i) oppose, object to or contest the determination of the extent of any Liens held by any of holder of Pari Passu Obligations or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code or (ii) oppose, object to or contest the payment to the holder of Pari Passu Obligations of interest, fees or expenses, or to the cash collateralization of letters of credit, under Section 506(b) of the Bankruptcy Code, subject to the Pari Passu Lien Cap.

Notwithstanding anything to the contrary contained in the Junior Lien Intercreditor Agreement, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, the Junior Lien Collateral Agent and the holders of Junior Lien Obligations agree that any distribution or recovery they may receive in respect of any Collateral shall be segregated and held in trust and forthwith paid over to the Collateral Agent for the benefit of the holders of Pari Passu Obligations in the same form as received without recourse, representation or warranty (other than a representation of the Junior Lien Collateral Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Junior Lien Collateral Agent appoints the Collateral Agent, and any officer or agent of the Collateral Agent, with full power of substitution, the attorney-in-fact of each the Junior Lien Collateral Agent and the holders of Junior Lien Obligations for the limited purpose of carrying out the provisions related to this paragraph and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this paragraph, which appointment is irrevocable and coupled with an interest.

The Junior Lien Collateral Agent and the holders of Junior Lien Obligations will agree that the Collateral Agent shall have the exclusive right to credit bid the Pari Passu Obligations (subject to the Pari Passu Lien Cap) and further that none of the Junior Lien Collateral Agent or any holder of Junior Lien Obligations shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be) oppose, object to or contest such credit bid by the Collateral Agent; provided that (A) the waterfall described in “—Application of Proceeds” is complied with in connection with such credit bid and (B) each of the Junior Lien Collateral Agent and the holders of Junior Lien Obligations shall have the right to credit bid all or any portion of the Collateral so long as the Collateral Agent and the holders of the Pari Passu Obligations receive payment in full in cash of all Pari Passu Obligations after giving effect thereto.

Until the expiry of the Junior Lien Standstill Period, in the case of the Junior Lien Collateral Agent and the holders of Junior Lien Obligations, without the prior written consent of the Collateral Agent in its sole discretion, the Junior Lien Collateral Agent agrees it will not file an involuntary bankruptcy claim or seek the appointment of an examiner or a trustee.

The Junior Lien Collateral Agent waives any right to assert or enforce any claim under Section 506(c) or 552 of the Bankruptcy Code as against the Collateral Agent, the holders of Pari Passu Obligations or any of the Collateral, except as expressly permitted by the Junior Lien Intercreditor Agreement.

Notice Requirements and Procedural Provisions

The Junior Lien Intercreditor Agreement will also provide for various advance notice requirements and other procedural provisions typical for agreements of this type, including procedural provisions to allow any successor Collateral Agent to become a party to the Junior Lien Intercreditor Agreement (without the consent of any holder of Pari Passu Obligations or Junior Lien Obligations) upon the refinancing or replacement of the Pari Passu Obligations or Junior Lien Obligations as permitted by the applicable Pari Passu Documents and the Junior Lien Documents.

No New Liens; Similar Documents

So long as the Discharge of Pari Passu Obligations has not occurred, neither the Company nor any of its Subsidiaries shall grant or permit any additional Liens, or take any action to perfect any additional Liens, on any property to secure:

(1) any Junior Lien Obligation unless it has also granted or substantially contemporaneously grants (or offers to grant) a Lien on such property to secure the Pari Passu Obligations and has taken all actions required to perfect such Liens; provided that the refusal or inability of the Collateral Agent to accept such Lien will not prevent the Junior Lien Collateral Agent from taking the Lien; or

(2) any Pari Passu Obligation unless it has also granted or substantially contemporaneously grants (or offers to grant) a Lien on such property to secure the Junior Lien Obligations and has taken all actions required to perfect such Liens; provided that the refusal, inability or delay of the Junior Lien Collateral Agent to accept such Lien will not prevent the Collateral Agent from taking the Lien, with each such Lien to be subject to the provisions of the Junior Lien Intercreditor Agreement.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Collateral Agent and/or the other holders of Pari Passu Obligations, the Junior Lien Collateral Agent or the holders of Junior Lien Obligations, each of the Junior Lien Collateral Agent and the holders of the Junior Lien Obligations will agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this paragraph shall be subject to the Junior Lien Intercreditor Agreement.

The Junior Lien Intercreditor Agreement will include an acknowledgement that it is the intention of the parties to the Junior Lien Intercreditor Agreement that the Collateral subject to a Pari Passu Lien and the Collateral subject to a Junior Lien be identical; provided in no event shall any Collateral include any Pari Passu Excluded Collateral. The parties to the Junior Lien Intercreditor Agreement will agree (a) to cooperate in good faith in order to determine the specific assets included in the Collateral, the steps taken to perfect the Liens securing the Pari Passu Obligations or the Junior Lien Obligations and the identity of the respective parties obligated under the Pari Passu Documents and the Junior Lien Documents in respect of the Pari Passu Obligations and the Junior Lien Obligations, respectively, (b) that all Security Documents providing for the Junior Liens shall be in all material respects the same forms of documents providing for the Pari Passu Liens other than as to the priority nature, other modifications that make the Security Documents with respect to the Junior Liens less restrictive than the corresponding documents with respect to the Pari Passu Liens, provisions in the Security Documents for the Junior Liens which relate solely to rights and duties of the Junior Lien Collateral Agent and the holders of the Junior Lien Obligations and such deletions or modifications of representations, warranties and covenants as are customary with respect to security documents establishing Liens securing publicly traded debt securities, and (c) that at no time shall there be any Collateral Grantor that is an obligor in respect of the Junior Lien Obligations that is not also an obligor in respect of the Pari Passu Obligations.

Insurance

Unless and until the Discharge of Pari Passu Obligations has occurred (but subject to the rights of the Junior Lien Collateral Agent and the holders of Junior Lien Obligations following expiration of any of the Junior Lien Standstill Period, as provided in the paragraph defining “Junior Lien Standstill Period”), the Collateral Agent shall have the sole and exclusive right, subject to the rights of the obligors under the Pari Passu Documents, to adjust and settle claims in respect of Collateral under any insurance policy in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of Pari Passu Obligations has occurred, and subject to the rights of the obligors under the Pari Passu Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect of the Collateral shall be paid to the Collateral Agent pursuant to the terms of the Pari Passu Documents (including for purposes of cash collateralization of letters of credit). If the Junior Lien Collateral Agent or any holder of Junior Lien Obligations shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of the foregoing, it shall pay such proceeds over to the Collateral Agent in accordance with the Junior Lien Intercreditor Agreement. In addition, if by virtue of being named as an additional insured or loss payee of any insurance policy of any obligor covering any of the Collateral, the Junior Lien Collateral Agent or any holder of Junior Lien Obligations shall have the right to adjust or settle any claim under any such insurance policy, then unless and until the Discharge of Pari Passu Obligations has occurred, the Junior Lien Collateral Agent or any holder of Junior Lien Obligations shall follow the instructions of the Collateral Agent, or of the obligors under the Pari Passu Documents to the extent the Pari Passu Documents grant such obligors the right to adjust or settle such claims, with respect to such adjustment or settlement (subject to the rights of the holders of Junior Lien Obligations following expiration of the Junior Lien Standstill Period).

Amendment to Junior Lien Documents

Prior to the Discharge of Pari Passu Obligations, without the prior written consent of the Collateral Agent, no Junior Lien Document may be amended, supplemented, restated or otherwise modified and/or refinanced or entered into to the extent such amendment, supplement, restatement or modification and/or refinancing, or the terms of any new Junior Lien Document, would (i) adversely affect the lien priority rights of the Collateral Agent and the holders of Pari Passu Obligations or the rights of the Collateral Agent and the holders of Pari Passu Obligations to receive payments owing pursuant to the Pari Passu Documents, (ii) except as otherwise provided for in the Junior Lien Intercreditor Agreement, add any Liens securing the Collateral granted under the Junior Lien Documents, (iii) confer any additional rights on the Junior Lien Collateral Agent or any holder of Junior Lien Obligations in a manner adverse to the Collateral Agent or the holders of Pari Passu Obligations, (iv) contravene the provisions of the Junior Lien Intercreditor Agreement or the Pari Passu Documents or (v) modify any Junior Lien Document in any manner that would not have been permitted under the Pari Passu Documents to have been included in such Junior Lien Document if such Junior Lien Document, was entered into as of the date of such amendment, supplement, restatement or modification.

Application of Proceeds

Prior to the Discharge of Pari Passu Obligations, and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, Collateral or proceeds received in connection with the enforcement or exercise of any rights or remedies with respect to any portion of the Collateral will be applied:

first, to the payment in full in cash of all Pari Passu Obligations that are not Excess Pari Passu Obligations in accordance with the Pari Passu Intercreditor Agreement,

second, to the payment in full in cash of all Junior Lien Obligations as follows:

(x) first, to the payment in full in cash of all unpaid fees, expenses, reimbursements and indemnification amounts incurred by the Junior Lien Collateral Agent and all fees owed to it in connection with such collection or sale or otherwise in connection with the Junior Lien Intercreditor Agreement or the Junior Lien Document; and

(y) second, to the payment in full in cash of the Junior Lien Obligations, including any interest, fees, costs, expenses, charges or other amounts, pro rata in accordance with the relative amounts thereof on the date of any payment or distribution;

third, to the payment in full in cash of all Excess Pari Passu Obligations, and fourth, to the Company or as otherwise required by applicable law.

Postponement of Subrogation

The Junior Lien Intercreditor Agreement will provide that no payment or distribution to any holder of Pari Passu Obligations pursuant to the provisions of the Junior Lien Intercreditor Agreement shall entitle the Junior Collateral Agent or any holder of Junior Lien Obligations to exercise any rights of subrogation in respect thereof until, in the case of the Junior Lien Collateral Agent or the holders of Junior Lien Obligations, the Discharge of Pari Passu Obligations. Following the Discharge of Pari Passu Obligations, each holder of Pari Passu Obligations will execute such documents, agreements, and instruments as any holder of Junior Lien Obligations may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Pari Passu Obligations resulting from payments or distributions to such holder by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such holder of Pari Passu Obligations are paid by such Person upon request for payment thereof.

Junior Lien Right to Purchase

Upon the occurrence and continuation of an event of default, as defined in and under the Senior Secured Notes Indenture (a “Purchase Event”), the holders of a majority of the principal amount of the Junior Lien Obligations (such holders, the “Purchasing Holders”) may purchase all, but not less than all, of the Senior Secured Note Obligations. Such purchase will (a) include all principal of, and all accrued and unpaid interest, fees, and expenses in respect of, all Senior Secured Note Obligations outstanding at the time of purchase, (b) be made pursuant to a master assignment agreement, whereby the Purchasing Holders will assume all Senior Secured Note Obligations, and (c) otherwise be subject to the terms and conditions as set forth in the Junior Lien Intercreditor Agreement. Each Pari Passu Secured Party will retain all rights to indemnification provided in the relevant Pari Passu Documents for all claims and other amounts relating to periods prior to the purchase of the Senior Secured Note Obligations as provided in the Junior Lien Intercreditor Agreement.

Provisions of the Indenture Relating to Security

Release of Liens Securing New Senior Secured Notes

The Senior Secured Notes Indenture will provide that the Collateral Grantors will be entitled to releases of assets included in the Collateral from the Liens securing Senior Secured Note Obligations under any one or more of the following circumstances:

(1) upon the full and final payment in cash and performance of all Senior Secured Note Obligations of the Company and the Subsidiary Guarantors;

(2) with respect to any asset constituting Collateral, if such Collateral is sold or otherwise disposed of to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary in accordance with the terms of the covenant set forth under “—Certain Covenants—Limitation on Asset Sales” (other than the provisions thereof relating to the future use of proceeds of such sale or other disposition); provided that to the extent that any Collateral is sold or otherwise disposed of in accordance with the terms of the covenant set forth under “—Certain Covenants—Limitation on Asset Sales”, the non-cash consideration received is pledged as Collateral under the Collateral Agreements contemporaneously with such sale, in accordance with the requirements set forth in the Senior Secured Notes Indenture and the Collateral Agreements; provided, further, that the Liens securing the Senior Secured Note Obligations will not be released if the sale or disposition is subject to the covenant described below under the caption “—Merger, Consolidation and Sale of Assets”;

(3) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the New Senior Secured Notes as provided below under “—Legal Defeasance or Covenant Defeasance of Senior Secured Notes Indenture” and “—Satisfaction and Discharge”;

(4) if any Subsidiary Guarantor is released from its Subsidiary Guarantee in accordance with the terms of the Senior Secured Notes Indenture, that Subsidiary Guarantor’s assets and property included in the Collateral will also be released from the Liens securing the Senior Secured Note Obligations;

(5) with the requisite consent of Holders of New Senior Secured Notes given in accordance with the Senior Secured Notes Indenture; or

(6) as provided in the Pari Passu Intercreditor Agreement or the Collateral Agreements.

No Impairment of the Security Interests

Under the Senior Secured Notes Indenture, no Collateral Grantor will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the validity, perfection or priority of the security interests in the Collateral created by the Collateral Agreements (except as permitted in the Senior Secured Notes Indenture, the Pari Passu Intercreditor Agreement or the Collateral Agreements, including any action that would result in a Permitted Collateral Lien).

Further Assurances

The Company shall, and shall cause each other Collateral Grantor to, at the Company’s sole cost and expense:

(1) at the request of the Collateral Agent, acting in accordance with the Pari Passu Intercreditor Agreement, execute and deliver all such agreements and instruments and take all further action as may be reasonably necessary or desirable (a) to describe more fully or accurately the property intended to be Collateral or the obligations intended to be secured by any Collateral Agreement and/or (b) to continue and maintain the Collateral Agent’s first-priority perfected security interest in the Collateral (subject to the payment priority in favor of the holders of Revolving Credit Agreement Obligations set forth in the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens); and

(2) at the request of the Collateral Agent, acting at the direction of the Controlling Party, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements.

In addition, from and after the date of the Senior Secured Notes Indenture, if the Company or any other Collateral Grantor acquires any property or asset that constitutes Collateral for the Pari Passu Obligations, if and to the extent that any Pari Passu Document requires any supplemental security document for such Collateral or other actions to achieve a first-priority perfected Lien on such Collateral, the Company shall, or shall cause any other applicable Collateral Grantor to, promptly (but not in any event no later than the date that is 10 Business Days after which such supplemental security documents are executed and delivered (or other action taken) under such Pari Passu Documents), to execute and deliver to the Collateral Agent appropriate security documents (or amendments thereto) in such form as shall be necessary to grant the Collateral Agent a first-priority perfected Lien on such Collateral or take such other actions in favor of the Collateral Agent as shall be reasonably necessary to grant a perfected Lien on such collateral to the Collateral Agent, subject to the terms of the Senior Secured Notes Indenture, the Intercreditor Agreements and the other Senior Secured Note Documents.

Additionally, if (a) a Collateral Grantor acquires any asset or property of a type that is required to constitute Collateral pursuant to the terms of the Senior Secured Notes Indenture and such asset or property is not automatically subject to a first-priority perfected Lien in favor of the Collateral Agent, (b) a Subsidiary of the Company that is not already a Subsidiary Guarantor is required to become a Subsidiary Guarantor pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantees” or (c) any Collateral Grantor creates any additional Lien upon any Oil and Gas Properties, Proved and Probable Drilling Locations or any other assets or properties to secure any Pari Passu Obligations or Junior Lien Obligations (or takes additional actions to perfect any existing Lien on Collateral), then such Collateral Grantor or such other Subsidiary shall, as soon as practicable after the acquisition of the applicable asset or property, the occurrence of the event requiring such Subsidiary to become a Subsidiary Guarantor or the creation of any such additional Lien or taking of any such additional perfection action (and, in any event, within 10 Business Days after such acquisition, event or creation), (i) grant to the Collateral Agent a first-priority perfected Lien in all assets and property of such Collateral Grantor or such other Subsidiary that are required to, but do not already, constitute Collateral, (ii) deliver any certificates to the Collateral Agent in respect thereof and (iii) take all other appropriate actions as necessary to ensure the Collateral Agent has a first-priority perfected Lien therein. All references to a “first-priority perfected Lien” in this paragraph shall be understood to be subject to the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens, if any.

Authorization of Actions to Be Taken

Each Holder of the New Senior Secured Notes, by its acceptance thereof, will be deemed to have consented and agreed to the terms of the Intercreditor Agreements and each other Collateral Agreement, as originally in effect and as amended, restated, replaced, supplemented or modified from time to time in accordance with its terms or the terms of the Senior Secured Notes Indenture or the Intercreditor Agreements, to have authorized and directed the Senior Secured Notes Trustee and the Collateral Agent to enter into the Intercreditor Agreements and the other Collateral Agreements to which it is a party, and to have authorized and empowered the Collateral Agent to bind the Holders of the New Senior Secured Notes as set forth in the Intercreditor Agreements and the other Collateral Agreements to which it is a party and to perform its obligations and exercise its rights and powers thereunder, including entering into amendments permitted by the terms of the Senior Secured Notes Indenture, the Intercreditor Agreements or the other Collateral Agreements.

Redemption

Optional Redemption

The Company may, at its option, redeem the New Senior Secured Notes, in whole or in part, at one time or from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the New Senior Secured Notes redeemed, to the applicable redemption date, subject to the rights of Holders of New Senior Secured Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below (or the Issue Date for New Senior Secured Notes redeemed prior to March 15, 2017):

Year	Redemption Price

2016	110.000%
2017	107.500%
2018	105.000%
2019 and thereafter	100.000%

For the avoidance of doubt, any redemption pursuant to the provisions under “—Optional Redemption” shall be paid in cash.

Selection and Notice

If less than all of the New Senior Secured Notes are to be redeemed at any time, the Senior Secured Notes Trustee will select New Senior Secured Notes for redemption on a pro rata basis (or, in the case of New Senior Secured Notes issued in global form, based on a method as The Depository Trust Company (“DTC”) or its nominee or successor may require), unless otherwise required by law or applicable stock exchange or depositary requirements.

Notices of redemption will be mailed by first-class mail or otherwise given in accordance with DTC procedures at least 30 but not more than 60 days before the redemption date to each Holder of New Senior Secured Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the New Senior Secured Notes or a satisfaction and discharge of the Senior Secured Notes Indenture. Notices of redemption may not be conditional.

If any New Senior Secured Note is to be redeemed in part only, the notice of redemption that relates to that New Senior Secured Note will state the portion of the principal amount of that New Senior Secured Note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of New Senior Secured Notes upon cancellation of the original note. New Senior Secured Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to the redemption specified in the notice of redemption. On and after any redemption date, interest ceases to accrue on New Senior Secured Notes or portions of New Senior Secured Notes called for redemption.

Offers to Purchase

As described below, (i) upon the occurrence of a Change of Control, we will be obligated to make an offer to purchase all of the New Senior Secured Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (ii) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase the New Senior Secured Notes with a portion of the Net Available Cash of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See “—Certain Covenants—Change of Control” and “—Limitation on Asset Sales.” For the avoidance of doubt, offers to purchase as set forth in clauses (i) and (ii) above shall only be made in cash.

Sinking Fund

There will be no sinking fund payments for the New Senior Secured Notes.

Covenant Suspension

During any period that the New Senior Secured Notes have a rating equal to or higher than BBB- (or the equivalent) by S&P and Baa3 (or the equivalent) by Moody’s (“Investment Grade Ratings”) and no Default or Event of Default has occurred and is continuing (such period, a “Covenant Suspension Period”), the Company and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

•	“—Limitation on Indebtedness and Disqualified Capital Stock;”

•	“—Limitation on Restricted Payments;”

•	“—Limitation on Transactions with Affiliates;”

•	“—Limitation on Asset Sales;”

•	“—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries;” and

•	clause (3) of “—Merger, Consolidation and Sale of Assets”

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and either S&P or Moody’s subsequently withdraws its rating or downgrades its rating of the New Senior Secured Notes below the applicable Investment Grade Rating, or a Default or Event of Default occurs and is continuing, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the covenant described under “Certain Covenants—Limitation on Restricted Payments” as though such covenant had been in effect during the entire period of time from the Issue Date.

During any Covenant Suspension Period, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Senior Secured Notes Indenture. The Company shall give the Senior Secured Notes Trustee written notice of the commencement of any Covenant Suspension Period promptly, and in any event not later than five (5) Business Days, after the commencement thereof. In the absence of such notice, the Senior Secured Notes Trustee shall assume the Suspended Covenants apply and are in full force and effect. The Company shall give the Senior Secured Notes Trustee written notice of the termination of any Covenant Suspension Period not later than five (5) Business Days after the occurrence thereof. After any such notice of the termination of any Covenant Suspension Period, the Senior Secured Notes Trustee shall assume the Suspended Covenants apply and are in full force and effect.

Certain Covenants

Limitation on Indebtedness and Disqualified Capital Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, “incur”) any Indebtedness (including any Acquired Indebtedness), and the Company will not issue any Disqualified Capital Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Capital Stock or Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Capital Stock, and any Restricted Subsidiary that is a Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Capital Stock or Preferred Stock if (i) at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.25 to 1.0 and (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Capital Stock or Preferred Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Capital Stock or Preferred Stock.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)

Indebtedness under the New Senior Secured Notes issued on the Issue Date in the Exchange Offer and Consent Solicitation and up to $91,875,000 of Additional New Senior Secured Notes issued in connection with the payment of interest thereon;

(2)	Indebtedness outstanding or in effect on the Issue Date (and not exchanged in connection with the Exchange Offer and Consent Solicitation );

(3)

obligations pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; hedging arrangements entered into in the ordinary course of business for the purpose of protecting production, purchases and resales against fluctuations in oil or natural gas prices, and any guarantee of any of the foregoing;

(4)

the Subsidiary Guarantees of the New Senior Secured Notes (and any assumption of the obligations guaranteed thereby) issued in respect of the New Senior Secured Notes issued on the Issue Date and with respect to any Additional New Senior Secured Notes issued in connection with the payment of interest thereon;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that:

(a)

if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Senior Secured Notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(b)

any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)

Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, any Indebtedness (other than intercompany Indebtedness) that was permitted by the Senior Secured Notes Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or (11) of this paragraph or this clause (6);

(7)	Non-Recourse Indebtedness;

(8)	in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business;

(9)

Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(10)	Indebtedness under the Revolving Credit Agreement in an aggregate principal amount not in excess of $50.0 million at any one time outstanding and any guarantee thereof by a Subsidiary Guarantor; and

(11)

(a) Indebtedness under the New 2019 Convertible Notes issued on the Issue Date in an aggregate principal amount not to exceed $288,516,000 and any guarantee thereof by a Subsidiary Guarantor; (b) Indebtedness under any Additional New 2019 Convertible Notes and any guarantee thereof by a Subsidiary Guarantor; (c) Indebtedness under the New 2020 Convertible Notes issued on the Issue Date in an aggregate principal amount not to exceed $174,607,000 and any guarantee thereof by a Subsidiary Guarantor, and (d) Indebtedness under any Additional New 2020 Convertible Notes and any guarantee thereof by a Subsidiary Guarantor.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (1) through (11) described above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses of the definition of Permitted Indebtedness or the proviso of the foregoing sentence and an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness permitted hereunder; provided that all Indebtedness outstanding on the Issue Date under the Revolving Credit Agreement shall be deemed incurred under clause (10) of the second paragraph of this covenant and not under the first paragraph or clause (2) of the second paragraph and may not be later reclassified; provided, further, that all Indebtedness under the New Convertible Notes and Additional New Convertible Notes shall be deemed incurred under clause (11) of the second paragraph of this covenant and not under the first paragraph or clause (2) of the second paragraph and may not be later reclassified.

The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued interest on the Indebtedness being refinanced and the amount of all expenses and premiums incurred in connection therewith).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)

declare or pay any dividend on, or make any other distribution to holders of, any shares of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

(2)

purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock (other than the purchase, redemption, acquisition or retirement of any Disqualified Capital Stock of the Company solely in shares of Qualified Capital Stock of the Company);

(3)

make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except in any case out of the net cash proceeds of Permitted Refinancing Indebtedness; or

(4)	make any Restricted Investment;

(such payments or other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to the proposed Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing;

(2)

the Company could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; and

(3)	the aggregate amount of all Restricted Payments declared or made after January 1, 2015 shall not exceed the sum (without duplication) of the following (the “Restricted Payments Basket”):

(a)

50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, 2015 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss); plus

(b)

the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2015 by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company; plus

(c)

the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2015 by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company; plus

(d)

the aggregate Net Cash Proceeds received after January 1, 2015 by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange; plus

(e)

to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after January 1, 2015 from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any

Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after January 1, 2015.

Notwithstanding the preceding provisions, the Company and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses (3), (4), (5) and (8) below) no Default or Event of Default shall have occurred and be continuing:

(1)

the payment of any dividend on any Capital Stock of the Company within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of the preceding paragraph (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of the preceding paragraph);

(2)	the payment of any dividend payable from a Restricted Subsidiary to the Company or any other Restricted Subsidiary of the Company;

(3)

the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

(4)

the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

(5)

the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of the Company so long as (a) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (b) such new Indebtedness is subordinated to the New Senior Secured Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired and (c) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the New Senior Secured Notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the New Senior Secured Notes;

(6)

loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors in an aggregate amount not to exceed $1.0 million outstanding at any one time, the proceeds of which are used solely (a) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options, or (b) to refinance loans, together with accrued interest thereon, made pursuant to item (a) of this clause (6);

(7)

the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests is made in lieu of or to satisfy withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests; and

(8)	other Restricted Payments in an aggregate amount not to exceed $35.0 million.

The actions described in clauses (1), (3), (4) and (6) above shall be Restricted Payments that shall be permitted to be made in accordance with the preceding paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the second preceding paragraph (provided that any dividend paid pursuant to clause (1) above shall reduce the amount that would otherwise be available under clause (3) of the second preceding paragraph when declared, but not also when subsequently paid pursuant to such clause (1)), and the actions described in clauses (2), (5), (7) and (8) above shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the second preceding paragraph.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) (each, an “Affiliate Transaction”), unless

(1)

such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm’s length transaction with unrelated third parties; and

(2)	the Company delivers to the Senior Secured Notes Trustee:

(a)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but no greater than $25.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; and

(b)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Disinterested Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $1.0 million outstanding at any one time;

(2)

indemnities of officers, directors, employees and other agents of the Company or any Restricted Subsidiary permitted by corporate charter or other organizational document, bylaw or statutory provisions;

(3)	the payment of reasonable and customary fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate;

(4)	the Company’s employee compensation and other benefit arrangements;

(5)

transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Senior Secured Notes Indenture; and

(6)	any Restricted Payment permitted to be paid pursuant to the terms of the Senior Secured Notes Indenture described under “—Limitation on Restricted Payments.”

Limitation on Liens

The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any of its property or assets, except for Permitted Liens.

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale and (ii) all of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the New Senior Secured Notes) or liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor’s Subsidiary Guarantee), in each case as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable for such liabilities (“Permitted Consideration”); provided that the Company and its Restricted Subsidiaries shall be permitted to receive assets and property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such assets and property other than Permitted Consideration received from Asset Sales since the Issue Date and held by the Company or any Restricted Subsidiary at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets.

The Net Available Cash from Asset Sales by the Company or a Restricted Subsidiary may be applied by the Company or such Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of the Company or a Restricted Subsidiary), to

•

purchase, repay or prepay Pari Passu Obligations or other Indebtedness of the Company or any Subsidiary Guarantor secured by Permitted Collateral Liens (and, to the extent required pursuant to the terms of the Revolving Credit Agreement (as in effect on the Issue Date) in the case of revolving obligations, to correspondingly reduce commitments with respect thereto); or

•

reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided that if such Asset Sale includes Oil and Gas Properties or Proved and Probable Drilling Locations, after giving effect to such Asset Sale the Company is in compliance with the Collateral requirements of the Senior Secured Notes Indenture.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (the “Asset Sale Offer”) to all Holders of New Senior Secured Notes and all Holders of other Indebtedness that is pari passu with the New Senior Secured Notes containing provisions similar to those set forth in the Senior Secured Notes Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of New Senior Secured Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds; provided to the extent such Excess Proceeds were received in respect of the sale or transfer of assets that constituted Collateral, an Asset Sale Offer will be made solely to the holders of Pari Passu Obligations. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Purchase Date), and will be payable in cash. If the aggregate principal amount of New Senior Secured Notes tendered by Holders thereof exceeds the amount of available Excess Proceeds allocated for repurchases of New Senior Secured Notes pursuant to the Asset Sale Offer for New Senior Secured Notes, then such Excess Proceeds will be allocated pro rata according to the principal amount of the New Senior Secured Notes tendered and the Senior Secured Notes Trustee will select the New Senior Secured Notes to be purchased in accordance with the Senior Secured Notes Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and provided that all Holders of New Senior Secured Notes have been given the opportunity to tender their New Senior Secured Notes for purchase as described in the following paragraph in accordance with the Senior Secured Notes Indenture, the Company and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Senior Secured Notes Indenture and the amount of Excess Proceeds will be reset to zero.

Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make an offer to purchase the New Senior Secured Notes pursuant to the preceding paragraph, deliver a written Asset Sale Offer notice, by first-class mail, to the Holders of the New Senior Secured Notes, with a copy to the Senior Secured Notes Trustee (the “Asset Sale Offer Notice”), accompanied by such information regarding the Company and its Subsidiaries as the Company believes will enable such Holders of the New Senior Secured Notes to make an informed decision with respect to the Asset Sale Offer. The Asset Sale Offer Notice will state, among other things:

•	that the Company is offering to purchase New Senior Secured Notes pursuant to the provisions of the Senior Secured Notes Indenture;

•

that any New Senior Secured Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Asset Sale Offer shall cease to accrue interest on the Purchase Date;

•	that any New Senior Secured Note (or portions thereof) not properly tendered will continue to accrue interest;

•

the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Asset Sale Offer Notice is mailed (the “Purchase Date”);

•	the aggregate principal amount of New Senior Secured Notes to be purchased;

•

a description of the procedure which Holders of New Senior Secured Notes must follow in order to tender their New Senior Secured Notes and the procedures that Holders of New Senior Secured Notes must follow in order to withdraw an election to tender their New Senior Secured Notes for payment; and

•	all other instructions and materials necessary to enable Holders to tender New Senior Secured Notes pursuant to the Asset Sale Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of New Senior Secured Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Asset Sale Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Future Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Wholly Owned Restricted Subsidiary on or after the Issue Date, or any Subsidiary of the Company that is not already a Subsidiary Guarantor has outstanding or guarantees any Indebtedness under the Revolving Credit Agreement, then the Company will (1) (x) cause such Subsidiary to execute and deliver to the Senior Secured Notes Trustee a supplemental indenture pursuant to which such Subsidiary will become a Subsidiary Guarantor and (y) execute amendments to the Collateral Agreements pursuant to which it will grant a Pari Passu Lien on any Collateral held by it in favor of the Collateral Agent, for the benefit of the Pari Passu Secured Parties, and become a Collateral Grantor thereunder, and cause such Liens to be perfected as required thereby and (2) deliver to the Senior Secured Notes Trustee or the Collateral Agent, the Registrar, the Paying Agent or any other agents under the Senior Secured Note Documents one or more opinions of counsel in connection with the foregoing as specified in the Senior Secured Notes Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary:

•

to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, or make payments on any Indebtedness owed, to the Company or any other Restricted Subsidiary; provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this covenant;

•	to make loans or advances to the Company or any other Restricted Subsidiary; or

•	to transfer any of its property or assets to the Company or any other Restricted Subsidiary

(any such restrictions being collectively referred to herein as a “Payment Restriction”). However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, or customary restrictions in licenses relating to the property covered thereby and entered into in the ordinary course of business;

(2)

any instrument governing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any other Person, other than the Person, or the property or assets of the Person, so acquired, provided that such Indebtedness was not incurred in anticipation of such acquisition;

(3)

any instrument governing Indebtedness or Disqualified Capital Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor; provided that (a) such Indebtedness or Disqualified Capital Stock is permitted under the covenant described in “—Limitation on Indebtedness and Disqualified Capital Stock” and (b) the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Revolving Credit Agreement and the Senior Secured Notes Indenture as in effect on the Issue Date;

(4)

the Revolving Credit Agreement as in effect on the Issue Date or any agreement that amends, modifies, supplements, restates, extends, renews, refinances or replaces the Revolving Credit Agreement; provided that the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Revolving Credit Agreement as in effect on the Issue Date;

(5)	the Senior Secured Notes Indenture, the New Senior Secured Notes and the Subsidiary Guarantees; or

(6)	the Convertible Notes Indentures, the New Convertible Notes and any subsidiary guarantees thereof, in each case as in effect on the Issue Date.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless (1) the Company or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction or (2) the Company or such Restricted Subsidiary receives proceeds from such Sale/ Leaseback Transaction at least equal to the Fair Market Value thereof and such proceeds are applied in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale.

Change of Control

If a Change of Control occurs, each Holder of New Senior Secured Notes will have the right to require the Company to repurchase all or any part (in integral multiples of $1.00) of that Holder’s New Senior Secured Notes pursuant to a change of control offer (a “Change of Control Offer”) on the terms set forth in the Senior Secured Notes Indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% (or, at the Company’s election, a higher percentage) of the aggregate principal amount of New Senior Secured Notes repurchased, plus accrued and unpaid interest, if any, on the New Senior Secured Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of New Senior Secured Notes on the relevant record date to receive interest due on the relevant interest payment date. No later than 30 days following any Change of Control, the Company will deliver a notice to the Senior Secured Notes Trustee and paying agent and each Holder of the New Senior Secured Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Senior Secured Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Senior Secured Notes Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those requirements, laws and regulations are applicable in connection with the repurchase of the New Senior Secured Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Senior Secured Notes Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Senior Secured Notes Indenture by virtue of such compliance.

On or before the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all New Senior Secured Notes or portions of New Senior Secured Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Senior Secured Notes or portions of New Senior Secured Notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Senior Secured Notes Trustee and paying agent the New Senior Secured Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of New Senior Secured Notes or portions of New Senior Secured Notes being purchased by the Company.

The paying agent will promptly deliver to each Holder of New Senior Secured Notes properly tendered and not withdrawn the Change of Control Payment for such New Senior Secured Notes (or if all New Senior Secured Notes are then in global form, make such payment through the facilities of DTC), and the Senior Secured Notes Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a New Senior Secured Note equal in principal amount to any unpurchased portion of the New Senior Secured Notes surrendered, if any; provided that each such New Senior Secured Note will be in a principal amount that is in integral multiples of $1.00. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Senior Secured Notes Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Secured Notes Indenture does not contain provisions that permit the Holders of the New Senior Secured Notes to require that the Company repurchase or redeem the New Senior Secured Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Secured Notes Indenture applicable to a Change of Control Offer made by the Company and purchases all New Senior Secured Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Senior Secured Notes Indenture as described above under “—Redemption—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

If Holders of not less than 90% in aggregate principal amount of the outstanding New Senior Secured Notes validly tender and do not withdraw such New Senior Secured Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the New Senior Secured Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all New

Senior Secured Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest, if any, to the date of redemption.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Senior Secured Notes to require the Company to repurchase its New Senior Secured Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

The Change of Control provisions of the New Senior Secured Notes may, in certain circumstances, make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Secured Notes Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants— Limitation on Indebtedness and Disqualified Capital Stock” and “—Certain Covenants—Limitation on Restricted Payments.” Such restrictions in the Senior Secured Notes Indenture can be waived only with the consent of Holders of a majority in principal amount of the New Senior Secured Notes then outstanding. Except for the limitations contained in such covenants, however, the Senior Secured Notes Indenture will not contain any covenants or provisions that may afford Holders of the New Senior Secured Notes protection in the event of a highly leveraged transaction.

The Company’s ability to repurchase the New Senior Secured Notes pursuant to the Change of Control Offer may be limited by a number of factors. The ability of the Company to pay cash to the Holders of the New Senior Secured Notes following the occurrence of a Change of Control may be limited by the Company’s and the Restricted Subsidiaries’ then existing financial resources, and sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes—Risks Related to Holding the New Notes—We may not have the ability to purchase the new notes upon a change of control or upon certain sales or other dispositions of assets, or to make the cash payment due upon conversion or at maturity.”

Future agreements governing Indebtedness of the Company or its Subsidiaries may contain prohibitions of certain events, including events that would constitute a Change of Control and including repurchases or other prepayments in respect of the New Senior Secured Notes. The exercise by the Holders of New Senior Secured Notes of their right to require the Company to repurchase the New Senior Secured Notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company or its Subsidiaries. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing or redeeming New Senior Secured Notes, the Company could seek the consent of its other applicable debt holders or lenders to purchase the New Senior Secured Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing New Senior Secured Notes. In that case, the Company’s failure to purchase tendered New Senior Secured Notes would constitute an Event of Default under the Senior Secured Notes Indenture, which could, in turn, constitute a default under other Indebtedness of the Company.

Reports

The Senior Secured Notes Indenture provides that, whether or not the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange

Act, the Company will file with the Commission, and make available to the Senior Secured Notes Trustee and the Holders of the New Senior Secured Notes without cost to any Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Senior Secured Notes Trustee and the Holders of the New Senior Secured Notes without cost to any Holder as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein with respect to a non-accelerated filer.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The availability of the foregoing materials on the Commission’s website or on the Company’s website shall be deemed to satisfy the foregoing delivery obligations.

The Senior Secured Notes Indenture also provides that the Company will deliver all reports and other information required to be delivered under the TIA within the time periods set forth in the TIA.

Future Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(1)

the Company would be permitted to make (i) a Permitted Investment or (ii) an Investment pursuant to the covenant described under “—Limitation on Restricted Payments” above, in either case, in an amount equal to the Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(2)	such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(3)

the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default and no Default or Event of Default would be in existence following such designation; and

(4)

the Company delivers to the Senior Secured Notes Trustee a certified copy of a resolution of the Board of Directors of Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “—Limitation on Restricted Payments”.

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant set forth under “—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company.

If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary, then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Secured Notes Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant set forth under “—Limitation on Indebtedness and Disqualified Capital Stock,” the Company or the applicable Restricted Subsidiary will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(a)

the Company and the Restricted Subsidiaries could Incur the Indebtedness which is deemed to be Incurred upon such designation under the “—Limitation on Indebtedness and Disqualified Capital Stock” covenant, equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred on the first day of the four-quarter reference period;

(b)	the designation would not constitute or cause a Default or Event of Default; and

(c)

the Company delivers to the Senior Secured Notes Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions, including the Incurrence of Indebtedness under the covenant described under “—Limitation on Indebtedness and Disqualified Capital Stock”.

Merger, Consolidation and Sale of Assets

The Company will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

(1)

either (a) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Senior Secured Notes Indenture executed and delivered to the Senior Secured Notes Trustee, in form satisfactory to the Senior Secured Notes Trustee, and pursuant to agreements reasonably satisfactory to the Senior Secured Notes Trustee and the Collateral Agent, as applicable, all the obligations of the Company under the New Senior Secured Notes, the Senior Secured Notes Indenture and the other Senior Secured Note Documents to which the Company is a party, and, in each case, such Senior Secured Note Documents shall remain in full force and effect;

(2)

immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes an obligation of the Company or any of its

Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company or another Restricted Subsidiary, either:

(a)

immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Senior Secured Notes Indenture) could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; or

(b)

immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Fixed Charge Coverage Ratio of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Senior Secured Notes Indenture) will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction or transactions;

(4)

if the Company is not the continuing obligor under the Senior Secured Notes Indenture, then each Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the Senior Secured Notes Indenture confirmed that its Subsidiary Guarantee of the New Senior Secured Notes shall apply to the Surviving Entity’s obligations under the Senior Secured Notes Indenture and the New Senior Secured Notes;

(5)

any Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under the Senior Secured Notes Indenture and the Collateral Agreements and (b) be subject to a Pari Passu Lien in favor of the Collateral Agent for the benefit of the Pari Passu Secured Parties;

(6)

the Surviving Entity shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Surviving Entity to be subject to the Pari Passu Liens in the manner and to the extent required under the Collateral Agreements and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, and such other matters as the Senior Secured Notes Trustee or Collateral Agent, as applicable, may reasonably request; and

(7)

the Company (or the Surviving Entity if the Company is not the continuing obligor under the Senior Secured Notes Indenture) shall have delivered to the Senior Secured Notes Trustee, in form and substance reasonably satisfactory to the Senior Secured Notes Trustee, an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereto comply with the requirements under the Senior Secured Notes Indenture and that the requirements of this paragraph have been complied with.

Upon any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Secured Notes Indenture and the other Senior Secured Note Documents with the same effect as if the Surviving Entity had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the New Senior Secured Notes, the Senior Secured Notes Indenture and the other Senior Secured Note Documents and may be liquidated and dissolved.

Events of Default

The following are “Events of Default” under the Senior Secured Notes Indenture:

(1)	default in any payment of interest with respect to the New Senior Secured Notes when due, which default continues for 30 days;

(2)	default in the payment when due (at maturity, upon optional redemption, upon declaration of acceleration or otherwise) of the principal of, or premium, if any, on, the New Senior Secured Notes;

(3)

failure by the Company to comply with the provisions described under the captions “—Certain Covenants—Limitation on Asset Sales,” “—Certain Covenants—Change of Control,” or “—Merger, Consolidation and Sale of Assets”;

(4)

(a) except with respect to the covenant described under “—Certain Covenants—Reports,” failure by the Company or any of the Restricted Subsidiaries for 60 days after notice to the Company by the Senior Secured Notes Trustee or the Holders of at least 25% in aggregate principal amount of the New Senior Secured Notes then outstanding voting as a single class to comply with any covenant or agreement (other than a default referred to in clauses (1), (2) and (3) above) contained in the Senior Secured Notes Indenture, the Collateral Agreements or the New Senior Secured Notes, or (b) failure by the Company for 120 days after notice to the Company by the Senior Secured Notes Trustee or the Holders of at least 25% in aggregate principal amount of the New Senior Secured Notes then outstanding voting as a single class to comply with the covenant described under “—Certain Covenants—Reports;”

(5)	default under the Revolving Credit Agreement, if that default:

(a)

is caused by a failure to pay principal of, or interest or premium, if any, on, any Revolving Credit Agreement Obligation prior to the expiration of the grace period, if any, provided in the Revolving Credit Agreement on the date of such default; or

(b)

permits the Revolving Credit Agreement Agent or any Revolving Credit Agreement Secured Parties to accelerate all or any part of the Revolving Credit Agreement Obligations prior to their Stated Maturity, provided that if any such default is cured or waived, or the Discharge of Revolving Credit Agreement Obligations occurs, within a period of 30 days from the occurrence of such default, such Event of Default and any consequential acceleration of the New Senior Secured Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6)

default (other than a default referred to in clause (5) above) under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:

(a)

is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the New Senior Secured Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7)

failure by the Company or any of the Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	the occurrence of the following:

(a) except as permitted by the Senior Secured Note Documents, any Collateral Agreement establishing the Pari Passu Liens ceases for any reason to be enforceable; provided that it will not be an Event of Default under this clause (8)(a) if the sole result of the failure of one or more Collateral Agreements to be fully enforceable is that any Pari Passu Lien purported to be granted under such Collateral Agreements on Collateral, individually or in the aggregate, having a fair market value of not more than $10.0 million, ceases to be an enforceable and perfected first-priority Lien, subject only to the payment priorities in favor of the holders of Revolving Credit Agreement Obligations pursuant to the terms of the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens; provided, further, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(b) except as permitted by the Senior Secured Note Documents, any Pari Passu Lien purported to be granted under any Collateral Agreement on Collateral, individually or in the aggregate, having a fair market value in excess of $10.0 million, ceases to be an enforceable and perfected first-priority Lien, subject only to the payment priorities in favor of the holders of Revolving Credit Agreement Obligations pursuant to the terms of the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; and

(c) the Company or any other Collateral Grantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Collateral Grantor set forth in or arising under any Collateral Agreement establishing Pari Passu Liens.

(9)

except as permitted by the Senior Secured Notes Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person duly acting on behalf of any such Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

(10)

certain events of bankruptcy or insolvency described in the Senior Secured Notes Indenture with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(11)	the Required Stockholder Approval is not obtained and the Charter Amendment has not become effective, in each case by December 31, 2016, and such failure shall continue for a period of 90 days.

The Senior Secured Notes Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the New Senior Secured Notes unless a written notice of such Default or Event of Default shall have been given to an officer of the Senior Secured Notes Trustee with direct responsibility for the administration of the Senior Secured Notes Indenture and the New Senior Secured Notes, by the Company or any Holder of New Senior Secured Notes.

In the case of an Event of Default described in clause (10) above with respect to the Company or a Subsidiary Guarantor, all outstanding New Senior Secured Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Senior Secured Notes Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding New Senior Secured Notes may declare all the New Senior Secured Notes to be due and payable immediately.

If the New Senior Secured Notes are accelerated or otherwise become due prior to their maturity date, the amount of principal of, accrued and unpaid interest and premium on the New Senior Secured Notes that becomes due and payable shall equal the redemption price applicable with respect to an optional redemption of the New Senior Secured Notes, in effect on the date of such acceleration as if such acceleration were an optional redemption of the New Senior Secured Notes accelerated.

Without limiting the generality of the foregoing, it is understood and agreed that if the New Senior Secured Notes are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the premium applicable with respect to an optional redemption of the New Senior Secured Notes will also be due and payable, in cash, as though the New Senior Secured Notes were optionally redeemed and shall constitute part of the Senior Secured Note Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption and the Company agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the New Senior Secured Notes (and/or the Senior Secured Notes Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Company giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the premium to Holders as herein described is a material inducement to Holders to purchase the New Senior Secured Notes.

Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding New Senior Secured Notes may direct the Senior Secured Notes Trustee in its exercise of any trust or power. The Senior Secured Notes Trustee may withhold from Holders of the New Senior Secured Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or premium, if any, or interest on the New Senior Secured Notes.

Subject to the provisions of the Senior Secured Notes Indenture relating to the duties of the Senior Secured Notes Trustee, in case an Event of Default occurs and is continuing, the Senior Secured Notes Trustee will be under no obligation to exercise any of the rights or powers under the Senior Secured Notes Indenture at the request or direction of any Holders of New Senior Secured Notes unless such Holders have offered to the Senior Secured Notes Trustee, and the Senior Secured Notes Trustee has received, indemnity or security (or both) satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a note may pursue any remedy with respect to the Senior Secured Notes Indenture or the New Senior Secured Notes unless:

(1)	such Holder has previously given the Senior Secured Notes Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 25% in aggregate principal amount of the then outstanding New Senior Secured Notes have made a written request to the Senior Secured Notes Trustee to pursue the remedy;

(3)

such Holders have offered the Senior Secured Notes Trustee, and the Senior Secured Notes Trustee has received (if requested), security or indemnity (or both) satisfactory to it against any loss, liability or expense;

(4)	the Senior Secured Notes Trustee has not complied with such request within 60 days after its receipt of the request and the offer of security or indemnity (or both) satisfactory to it; and

(5)

Holders of a majority in aggregate principal amount of the then outstanding New Senior Secured Notes have not given the Senior Secured Notes Trustee a direction inconsistent with such request within such 60-day period.

The Holders of a majority in aggregate principal amount of the then outstanding New Senior Secured Notes by notice to the Senior Secured Notes Trustee may, on behalf of the Holders of all of the New Senior Secured Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Senior Secured Notes Indenture except a continuing Default or Event of Default in the payment of principal of, or premium, if any, interest, if any, on, the New Senior Secured Notes (other than a payment Default or Event of Default that resulted from an acceleration that has been rescinded).

The Company is required to deliver to the Senior Secured Notes Trustee annually a statement in writing regarding compliance with the Senior Secured Notes Indenture. Within 10 days of becoming aware of any Default or Event of Default, the Company is required to deliver to the Senior Secured Notes Trustee a statement in writing specifying such Default or Event of Default.

Legal Defeasance or Covenant Defeasance of Senior Secured Notes Indenture

The Company may at any time elect to have all of its obligations discharged with respect to the outstanding New Senior Secured Notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)

the rights of Holders of outstanding New Senior Secured Notes to receive payments in respect of, the principal of, and premium or interest, if any, on, such New Senior Secured Notes when such payments are due from the trust referred to below;

(2)

the Company’s obligations with respect to the New Senior Secured Notes concerning issuing temporary New Senior Secured Notes, registration of New Senior Secured Notes, mutilated, destroyed, lost or stolen New Senior Secured Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties, indemnities and immunities of the Agents, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Senior Secured Notes Indenture.

If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligation under its Subsidiary Guarantee.

In addition, the Company may elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Senior Secured Notes Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the New Senior Secured Notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default” (except those relating to payments on the New Senior Secured Notes, the enforceability of the Subsidiary Guarantees, bankruptcy, receivership, rehabilitation or insolvency events, and the Required Stockholder Approval) will no longer constitute an Event of Default with respect to the New Senior Secured Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

the Company must irrevocably deposit with the paying agent, in trust, for the benefit of the Holders of the New Senior Secured Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, and premium, if any, and interest, if any, on, the outstanding New Senior Secured Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the New Senior Secured Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)

in the case of Legal Defeasance, the Company must deliver to the Senior Secured Notes Trustee, registrar and paying agent an opinion of U.S. counsel who is acceptable to the Senior Secured Notes Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding New Senior

Secured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, the Company must deliver to the Senior Secured Notes Trustee, registrar and paying agent an opinion of counsel reasonably acceptable to the Senior Secured Notes Trustee confirming that the Holders of the outstanding New Senior Secured Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from, or otherwise in connection with, the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the grant of any Lien securing such borrowing);

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Senior Secured Notes Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)

the Company must deliver to the Senior Secured Notes Trustee, registrar and paying agent an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New Senior Secured Notes over the other creditors of the Company or any Subsidiary Guarantor with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Subsidiary Guarantor or others; and

(7)

the Company must deliver to the Senior Secured Notes Trustee, registrar and paying agent an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Senior Secured Notes Indenture and the other Senior Secured Note Documents will be discharged and will cease to be of further effect as to all New Senior Secured Notes issued thereunder (except as to rights of registration of transfer or exchange of the New Senior Secured Notes and as otherwise specified in the Senior Secured Notes Indenture) when:

(1)	either:

(a)

all New Senior Secured Notes that have been authenticated, except lost, stolen or destroyed New Senior Secured Notes that have been replaced or paid and New Senior Secured Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the registrar for cancellation; or

(b)

all New Senior Secured Notes that have not been delivered to the registrar for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the paying agent as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee to pay and discharge the entire Indebtedness on the New Senior Secured Notes not delivered to the registrar for cancellation of principal, premium, if any, and accrued interest, if any, on, the New Senior Secured Notes to the date of maturity or redemption;

(2)

in respect of clause (1)(b), the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the Senior Secured Notes Indenture; and

(4)

the Company has delivered irrevocable instructions to the Senior Secured Notes Trustee, registrar and paying agent under the Senior Secured Notes Indenture to apply the deposited money toward the payment of the New Senior Secured Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Senior Secured Notes Trustee, registrar and paying agent stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendments and Waivers

Except as provided in the succeeding paragraphs, the Senior Secured Note Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the New Senior Secured Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Senior Secured Notes), and any existing Default or Event of Default or compliance with any provision of Senior Secured Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding New Senior Secured Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Senior Secured Notes), in each case in addition to any required consent of holders of other Pari Passu Obligations that may be required with respect to an amendment of or waiver under a Collateral Agreement or any Intercreditor Agreement.

Without the consent of each Holder of New Senior Secured Notes affected, an amendment, supplement or waiver may not:

(1)	reduce the percentage of principal amount of New Senior Secured Notes whose Holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of, or change the fixed maturity of, any note or alter the provisions with respect to the redemption of the New Senior Secured Notes (other than with respect to minimum notice required for redemption or provisions relating to the covenants described above under “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitation on Asset Sales”), including any provision relating to the premium payable upon any such purchase or redemption;

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)

impair the right of any Holder of New Senior Secured Notes to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(5)

waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the New Senior Secured Notes (except a rescission of acceleration of the New Senior Secured Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding New Senior Secured Notes and a waiver of the payment default that resulted from such acceleration);

(6)	make any note payable in money other than that stated in the New Senior Secured Notes;

(7)

make any change in the provisions of the Senior Secured Notes Indenture relating to waivers of past Defaults or the rights of Holders of New Senior Secured Notes to receive payments of principal of, or interest, or premium, if any, on, the New Senior Secured Notes;

(8)

waive a redemption payment with respect to any note (other than a payment required by the covenants described above under the captions “—Certain Covenants—Limitation on Asset Sales” and “—Certain Covenants—Change of Control”);

(9)

release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Senior Secured Notes Indenture, except in accordance with the terms of the Senior Secured Notes Indenture; or

(10)	make any change in the preceding amendment, supplement and waiver provisions.

The consent of Holders representing at least two-thirds of outstanding New Senior Secured Notes will be required to release the Liens for the benefit of the Holders of the New Senior Secured Notes on all or substantially all of the Collateral, other than in accordance with the Senior Secured Note Documents.

Notwithstanding the foregoing, without the consent of any Holder of New Senior Secured Notes, the Company, the Guarantors, the Senior Secured Notes Trustee and the Collateral Agent, may amend or supplement any of the Senior Secured Note Documents:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated New Senior Secured Notes in addition to or in place of certificated New Senior Secured Notes;

(3)

to provide for the assumption of the Company’s or a Subsidiary Guarantor’s obligations to Holders of New Senior Secured Notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiaries Guarantor’s assets, as applicable;

(4)

to make any change that would provide any additional rights or benefits to the Holders of New Senior Secured Notes or that does not adversely affect the legal rights under the Senior Secured Notes Indenture of any such Holder in any material respect;

(5)

to conform the text of any Senior Secured Note Document to any provision of this “Description of New Senior Secured Notes” to the extent that such provision in this “Description of New Senior Secured Notes” was intended to set forth, verbatim or in substance, a provision of such Senior Secured Note Document, which intent may be evidenced by an officers’ certificate to that effect;

(6)	to evidence and provide for the acceptance of the appointment under the Senior Secured Note Documents of a successor Senior Secured Notes Trustee or Collateral Agent;

(7)	to make, complete or confirm any grant of Collateral permitted or required by the Senior Secured Notes Indenture or any of the Pari Passu Documents;

(9)

to add any additional Guarantor or Collateral or to evidence the release of any Guarantor from its Subsidiary Guarantee or the release of any Liens, in each case as provided in the Senior Secured Notes Indenture or the other Senior Secured Note Documents, as applicable;

(10)	with respect to the Collateral Agreements, as provided in the Pari Passu Intercreditor Agreement; and

(11)	to comply with any requirement in order to effect or maintain the qualification of the of the Senior Secured Notes Indenture under the TIA.

In addition to the foregoing, the Intercreditor Agreements may be amended in accordance with its terms and without the consent of any Holder, the Senior Secured Notes Trustee, the Collateral Agent or the Junior Lien Collateral Agent to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness subject thereto and to establish that the Liens on any Collateral securing such Indebtedness shall rank equally with the Liens on such Collateral securing the Pari Passu Obligations then outstanding.

The consent of the Holders of the New Senior Secured Notes is not necessary under the Senior Secured Notes Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.

The Senior Secured Notes Trustee and Collateral Agent will be entitled to rely on officers’ certificates and opinions of counsel that any such amendment, supplement or waiver is in compliance with the terms of the Senior Secured Notes Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Senior Secured Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Senior Secured Notes.

The Senior Secured Notes Trustee

American Stock Transfer & Trust Company, LLC will serve as trustee under the Senior Secured Notes Indenture. The Senior Secured Notes Indenture (including provisions of the TIA incorporated by reference therein) contains limitations on the rights of the Senior Secured Notes Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Senior Secured Notes Indenture permits the Senior Secured Notes Trustee to engage in other transactions; provided that if it acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict or resign. The Senior Secured Notes Trustee also serves as the trustee under the Old Indentures and the Convertible Notes Indentures.

Notwithstanding anything to the contrary contained herein, the Senior Secured Notes Trustee shall have no responsibility for (i) preparing, recording, filing, re-recording, or re-filing any financing statement, perfection statement, continuation statement or other instrument in any public office or for otherwise ensuring the perfection or maintenance of any security interest granted pursuant to, or contemplated by, any document; (ii) taking any necessary steps to preserve rights against any parties with respect to the Collateral; or (iii) taking any action to protect against any diminution in value of the Collateral.

Governing Law

The Senior Secured Notes Indenture, the New Senior Secured Notes, the Subsidiary Guarantees and the Intercreditor Agreements are governed by, and construed and enforced in accordance with, the laws of the State of New York.

Available Information

Anyone who receives this prospectus may obtain a copy of the Senior Secured Notes Indenture, the form of New Senior Secured Notes, the Intercreditor Agreements and the Collateral Agreements without charge by writing to Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attention: Roland O. Burns.

Book Entry, Delivery and Form

The New Senior Secured Notes will be issued in registered, global form in denominations of integral multiples of $1.00 (the “Global Notes”). Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC, by a nominee of DTC to another nominee of DTC, or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive New Senior Secured Notes in registered certificated form, or Certificated Notes, except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of New Senior Secured Notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations, or collectively, the “Participants”, and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, or collectively, the “Indirect Participants.” Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants.

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have New Senior Secured Notes registered in their names, will not receive physical delivery of New Senior Secured Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Senior Secured Notes Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Senior Secured Notes Indenture. Under the terms of the Senior Secured Notes Indenture, the Company and the Senior Secured Notes Trustee, registrar and paying agent will treat the Persons in whose names the New Senior Secured Notes, including the Global Notes, are registered as the owners of the New Senior Secured Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Senior Secured Notes Trustee nor any Agent of the Company or the Senior Secured Notes Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants, or Indirect Participants.

DTC has advised the Company that its current practice, at the due date of any payment in respect of securities such as the New Senior Secured Notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the New Senior Secured Notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Senior Secured Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Senior Secured Notes Trustee, any Agent or the Company. Neither the Company nor the Senior Secured Notes Trustee or any other Agent will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the New Senior Secured Notes, and the Company and the Senior Secured Notes Trustee and any other Agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the New Senior Secured Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of New Senior Secured Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Senior Secured Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Senior Secured Notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such New Senior Secured Notes to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in denominations of integral multiples of $1.00 if:

(1) DTC notifies the Company that it is unwilling or unable to continue to act as depositary for the Global Notes or DTC is no longer a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days of such notice;

(2) the Company, at its option, but subject to DTC’s requirements, notifies the Senior Secured Notes Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the New Senior Secured Notes and DTC notifies the Senior Secured Notes Trustee of its decision to exchange such Global Notes for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the Senior Secured Notes Indenture.

Same Day Settlement and Payment

The Company will make payments in respect of the New Senior Secured Notes represented by the Global Notes (including principal, premium, if any, and cash interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, cash interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The New Senior Secured Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Senior Secured Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

“2019 Convertible Notes Indenture” means the Indenture, dated as of                 , 2016, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as trustee, relating to the New 2019 Convertible Notes.

“2020 Convertible Notes Indenture” means the Indenture, dated as of                 , 2016, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as trustee, relating to the New 2020 Convertible Notes.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

“Additional Assets” means:

(1)	any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto;

(2)

Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary;

(3)	the acquisition from third parties of Capital Stock of a Restricted Subsidiary; or

(4)	capital expenditures by the Company or a Restricted Subsidiary in the Oil and Gas Business.

“Additional New 2019 Convertible Notes” means the additional securities issued under the 2019 Convertible Notes Indenture solely in connection with the payment of interest in kind on the New 2019 Convertible Notes.

“Additional New 2020 Convertible Notes” means the additional securities issued under the 2020 Convertible Notes Indenture solely in connection with the payment of interest in kind on the New 2020 Convertible Notes.

“Additional New Convertible Notes” means, collectively, the Additional New 2019 Convertible Notes and the Additional New 2020 Convertible Notes.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(1)	the sum of:

(a)

discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes, as estimated by the Company and confirmed by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)	estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and

(ii)

estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(iii)	estimated proved oil and gas reserves produced or disposed of since such year-end, and

(iv)

estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report);

provided that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company’s petroleum engineers, unless there is a

Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (1)(a) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers;

(b)

the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(c)	the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(d)

the greater of (i) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest audited financial statements, minus

(2)	the sum of:

(a)	Minority Interests;

(b)	any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(c)

to the extent included in (1)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(d)

the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Adjusted Net Assets” of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; and the term “Affiliated” shall have a meaning correlative to the foregoing. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

“Agents” means, collectively, the Collateral Agent, the Revolving Credit Agreement Agent and the Senior Secured Notes Trustee, and “Agent” means any one of them.

“Alternate Controlling Party” means the Senior Secured Notes Trustee.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Production Payment, net profits interest, overriding royalty interest, sale and leaseback transaction, merger or consolidation) (collectively, for purposes of this definition, a “transfer”), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries or (iii) any other properties or assets of the Company or any of its Restricted Subsidiaries other than (a) a transfer of cash, Cash Equivalents, hydrocarbons or other mineral products in the ordinary course of business or (b) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas properties in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” also shall not include (A) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under “—Merger, Consolidation and Sale of Assets;” (B) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the “Limitation on Restricted Payments” covenant; or (C) any transfer (in a single transaction or a series of related transactions) of properties or assets (including Capital Stock) having a Fair Market Value of less than $25.0 million.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Authorized Representative” means (a) in the case of the Revolving Credit Agreement Obligations or the Revolving Credit Agreement Secured Parties, the Revolving Credit Agreement Agent, (b) in the case of the Senior Secured Note Obligations or the Senior Secured Notes Trustee and the Holders of the New Senior Secured Notes, the Senior Secured Notes Trustee and (c) as used in the context of the Junior Lien Intercreditor Agreement under “—Junior Lien Intercreditor Agreement,” in the case of the Junior Lien Obligations, the authorized representative named for the applicable series of New Convertible Notes in the applicable Convertible Notes Indenture.

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Senior Secured Notes Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after date of the Senior Secured Notes Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of the Senior Secured Notes Indenture will be deemed not to represent a Capitalized Lease Obligation.

“Cash Equivalents” means:

(1)

any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2)

demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million;

(3)

commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5)	overnight bank deposits and bankers acceptances at any commercial bank meeting the qualifications specified in clause (2) above;

(6)

deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is a lending bank under the Revolving Credit Agreement, provided all such deposits do not exceed $5.0 million in the aggregate at any one time;

(7)

demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (2) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and

(8)	investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any event or series of events by which:

(1)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company;

(2)

the Company consolidates with or merges into another Person or any Person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction;

(3)

the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and such Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary);

(4)	the Company is liquidated or dissolved; or

(5)	the occurrence of any other event that constitutes a “Change of Control” under any of the Convertible Note Indentures or the Old Indentures.

“Charter Amendment” means the amendment of the Company’s restated articles of incorporation to increase the number of shares of the Company’s common stock authorized for issuance in an amount to provide a sufficient number of authorized shares of the Company’s common stock for the issuance of shares upon conversion of all of the outstanding New Convertible Notes and exercise, to the extent necessary, of all of the New Warrants.

“Collateral” means all property wherever located and whether now owned or at any time acquired after the date of the Senior Secured Notes Indenture by any Collateral Grantor as to which a Lien is granted under the Collateral Agreements to secure the New Senior Secured Notes or any Subsidiary Guarantee.

“Collateral Agent” means the collateral agent for all holders of Pari Passu Obligations. Bank of Montreal will initially serve as the Collateral Agent.

“Collateral Agreements” means, collectively, each Mortgage, the Pledge Agreement, the Security Agreement, the Intercreditor Agreements and each other instrument, including any assignment, security agreement, mortgage, deed of trust, pledge agreement or other security instrument, creating Liens in favor of the Collateral Agent as required by the Pari Passu Documents, including the Intercreditor Agreements, in each case, as the same may be in effect from time to time.

“Collateral Grantors” means the Company and each Subsidiary Guarantor that is party to a Collateral Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Exploration Expenses” means, for any period, exploration expenses of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio on a pro forma basis of (1) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar- Denominated Production Payments, to (2) Consolidated Interest Expense for such period; provided that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this provision, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (v) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (vi) if after the first day of the period referred to in clause (1) of this definition the Company has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of the Company within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (1) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation constituting Indebtedness, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (2) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (3) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (4) the aggregate amount of dividends paid (to the extent such dividends are not accrued in a prior period and excluding dividends paid in Qualified Capital Stock) or accrued on Disqualified Capital Stock of the Company and its Restricted Subsidiaries, to the extent such Disqualified Capital Stock is owned by Persons other than the Company or its Restricted Subsidiaries, less, to the extent included in any of clauses (1) through (4), amortization of capitalized debt issuance costs of the Company and its Restricted Subsidiaries during such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding:

(1)	net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2)	net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

(3)

the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions are attributable to net income (or net loss) of such Person during such period or during any prior period);

(4)

the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(5)	dividends paid in Qualified Capital Stock;

(6)	income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary;

(7)	Consolidated Exploration Expenses and any write-downs or impairments of non-current assets; and

(8)	the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).

“Controlling Secured Parties” means, at any time, the Series of Pari Passu Secured Parties whose Authorized Representative is the Controlling Party for the Collateral at such time.

“Convertible Notes Indentures” means, collectively, the 2019 Convertible Notes Indenture and the 2020 Convertible Notes Indenture.

“Default” means any event, act or condition that is, or after notice or passage of time or both would become, an Event of Default.

“Discharge of Pari Passu Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Pari Passu Obligations;

(2) payment in full in cash of the principal of and interest, premium (if any) and fees on all Pari Passu Obligations (other than any undrawn letters of credit);

(3) discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all outstanding letters of credit constituting Pari Passu Obligations;

(4) payment in full in cash of obligations in respect of Secured Swap Obligations that are secured by Pari Passu Liens (and, with respect to any particular Secured Swap Obligation, termination of such agreement and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto (and communicated to the Collateral Agent)); and

(5) payment in full in cash of all other Pari Passu Obligations that are outstanding and unpaid at the time the Pari Passu Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);

provided that, if, at any time after the Discharge of Pari Passu Obligations has occurred, any Collateral Grantor enters into any Pari Passu Document evidencing a Pari Passu Obligation which incurrence is not prohibited by the applicable Secured Debt Documents, then such Discharge of Pari Passu Obligations shall automatically be deemed not to have occurred for all purposes of the Junior Lien Intercreditor Agreement with respect to such new Pari Passu Obligation (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Pari Passu Obligations), and, from and after the date on which the Company designates such Indebtedness as a Pari Passu Obligation in accordance with the Junior Lien Intercreditor Agreement, the obligations under such Pari Passu Document shall automatically and without any further action be treated as Pari Passu Obligations for all purposes of the Junior Lien Intercreditor Agreement, including for purposes of the lien priorities and rights in respect of Collateral set forth in the Junior Lien Intercreditor Agreement, and any Junior Lien Obligations shall be deemed to have been at all times Junior Lien Obligations and at no time Pari Passu Obligations.

“Discharge of Revolving Credit Agreement Obligations” means, except to the extent otherwise provided in the Pari Passu Intercreditor Agreement, payment in full, in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Revolving Credit Agreement Obligations and, with respect to letters of credit outstanding under the Revolving Credit Agreement Obligations, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with the Revolving Credit Agreement and otherwise reasonably satisfactory to the Revolving Credit Agreement Agent, and termination of and payment in full in cash of, all Secured Swap Obligations, in each case after or concurrently with the termination of all commitments to extend credit thereunder and the termination of all commitments of the Revolving Credit Agreement Secured Parties under the Revolving Credit Agreement Documents; provided that the Discharge of Revolving Credit Agreement Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Revolving Credit Agreement Obligations that constitute an exchange or replacement for or a refinancing of such Revolving Credit Agreement Obligations.

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under the Senior Secured Notes Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

“Disqualified Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased prior to the date that is 91 days after the final Stated Maturity of the New Senior Secured Notes or is redeemable at the option of the Holder thereof at any time prior to the date that is 91 days after the final Stated Maturity of the New Senior Secured Notes, or is convertible into or exchangeable for debt securities at any time prior to the date that is 91 days after the final Stated Maturity of the New Senior Secured Notes. For purposes of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock,” Disqualified Capital Stock shall be valued at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price plus accrued and unpaid dividends. For such purposes, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock which does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed or repurchased on the date of determination, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock; provided that if such Disqualified Capital Stock is not at the date of determination permitted or required to be redeemed or repurchased, the “maximum fixed redemption or repurchase price” shall be the book value of such Disqualified Capital Stock.

“Dollar-Denominated Production Payments” means production payment obligations of the Company or a Restricted Subsidiary recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Engineering Report” means a reserve report as of each December 31 and June 30, as applicable, with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Company and the Subsidiary Guarantors prepared by an independent engineering firm of recognized standing in accordance with accepted industry practice and all updates thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning set forth above under the caption “Events of Default.”

“Excess Pari Passu Obligations” means Obligations constituting Pari Passu Obligations for the principal amount of loans, letters of credit, reimbursement Obligations under the Pari Passu Documents to the extent that such Obligations are in excess of the Pari Passu Lien Cap.

“Exchange Offer and Consent Solicitation” means a series of transactions in which the Company will (i) exchange the New Senior Secured Notes and the New Warrants for the Old Senior Secured Notes, (ii) exchange the New 2019 Convertible Notes for the Company’s 7  3⁄4% Senior Notes due 2019, (iii) exchange the New 2020 Convertible Notes for the Company’s 9  1⁄2% Senior Notes due 2020 and (iv) solicit the consent of the holders of the Old Senior Secured Notes and Old Unsecured Notes for certain amendments to the Old Indentures, including amendments to eliminate or amend certain of the restrictive covenants contained in the Old Indentures and release the collateral securing the Old Senior Secured Notes.

“Exchanged Properties” means properties or assets used or useful in the Oil and Gas Business received by the Company or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

“Excluded Collateral” means any cash, certificate of deposit, deposit account, money market account or other such liquid assets to the extent that such cash, certificate of deposit, deposit account, money market account or other such liquid assets are on deposit or maintained with the Revolving Credit Agreement Agent or any other Revolving Credit Agreement Secured Party (other than the Collateral Agent, in its capacity as such) to cash collateralize letters of credit constituting Revolving Credit Agreement Obligations or Secured Swap Obligations constituting Revolving Credit Agreement Obligations.

“Fair Market Value” means with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property equal to or in excess of $10.0 million shall be determined by the Board of Directors of the Company acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors delivered to the Senior Secured Notes Trustee, and any lesser Fair Market Value may be determined by an officer of the Company acting in good faith.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in the Senior Secured Notes Indenture will be computed in conformity with GAAP.

The term “guarantee” means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, “guarantee” has a corresponding meaning.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing and any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means a Person in whose name a New Senior Secured Note (including an Additional New Senior Secured Note) is registered in the Note Register.

“Hydrocarbon Interest” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, operating rights, net profit interests, production payment interests and other similar types of interests, including any reserved or residual interest of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, with respect to any Person, without duplication:

(1)

all liabilities of such Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred and reserves established in the ordinary course of business) and all liabilities of such Person incurred in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, outstanding on the Issue Date or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2)

all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(3)	all obligations of such Person with respect to letters of credit;

(4)

all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising and reserves established in the ordinary course of business;

(5)	all Capitalized Lease Obligations of such Person;

(6)	the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person;

(7)

all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured);

(8)

all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); and

(9)	all obligations of such Person under or in respect of currency exchange contracts, oil and natural gas price hedging arrangements and Interest Rate Protection Obligations.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock shall be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of this definition. In addition, Disqualified Capital Stock shall be deemed to be Indebtedness.

Subject to clause (8) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any bankruptcy law with respect to any Collateral Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Collateral Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Collateral Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any liquidation, dissolution, reorganization or winding up of any Subsidiary of the Company permitted by the Pari Passu Documents), (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Collateral Grantor or (e) any other proceeding of any type or nature in which substantially all claims of creditors of any Collateral Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreements” means, individually or collectively, as the context may require, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person’s and any of its Subsidiaries exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by such Person to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary at such time. “Investments” shall exclude (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the “Limitation on Indebtedness and Disqualified Capital Stock” covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (3) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of the

Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of.

“Issue Date” means the date of original issuance of the New Senior Secured Notes.

“Junior Lien” means any Lien which is subordinate to the Liens securing the Pari Passu Obligations pursuant to the Junior Lien Intercreditor Agreement.

“Junior Lien Collateral Agent” means, individually or collectively, as the context may require, any collateral agent for holders of New Convertible Notes. Bank of Montreal will initially serve as the Junior Lien Collateral Agent.

“Junior Lien Collateral Agreements” means, collectively, each mortgage, pledge agreement, security agreement, the Junior Lien Intercreditor Agreement and each other instrument, including any assignment, security agreement, mortgage, deed of trust, pledge agreement or other security instrument, creating Junior Liens in favor of the Junior Lien Collateral Agent as required by the documents governing the Junior Lien Obligations.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Obligations are incurred (including the New Convertible Notes and the Convertible Notes Indentures) and the Junior Lien Collateral Agreements, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Junior Lien Intercreditor Agreement” means (i) the Intercreditor Agreement among the Collateral Agent, the Junior Lien Collateral Agent, the Company, each other Collateral Grantor and the other parties from time to time party thereto, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Senior Secured Notes Indenture and (ii) any replacement thereof that contains terms not materially less favorable to the Holders of the New Senior Secured Notes than the Junior Intercreditor Agreement referred to in clause (i).

“Junior Lien Obligations” means (i) the New 2019 Convertible Notes, (ii) the New 2020 Convertible Notes and (iii) Indebtedness of the Company or any Subsidiary Guarantor that is secured on a junior basis with the Pari Passu Obligations by a Junior Lien that was permitted to be incurred and so secured under each applicable Pari Passu Document; provided that, in the case of any Indebtedness referred to in this definition:

(1) on or before the date on which such Indebtedness is incurred by the Company or any Subsidiary Guarantor, such Indebtedness is designated by the Company (which such designation shall be made in an officers’ certificate delivered to the Collateral Agent in respect of Indebtedness referred to in clause (iii) above) as “Junior Lien Obligations” for the purposes of the Senior Secured Notes Indenture and any other applicable Pari Passu Document; provided that if such Indebtedness is designated as “Junior Lien Obligations,” it cannot also be designated as Pari Passu Obligations; and

(2) the collateral agent or other representative with respect to such Indebtedness, the Collateral Agent, the Senior Secured Notes Trustee, the Company and each Subsidiary Guarantor have duly executed and delivered a joinder to the Junior Lien Intercreditor Agreement and all requirements set forth in the Junior Lien Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Obligations to secure such Indebtedness in respect thereof are satisfied.

“Lender Provided Hedging Agreement” means any Hedging Agreement between the Company or any Subsidiary Guarantor and a Secured Swap Counterparty.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Liquid Securities” means securities (1) of an issuer that is not an Affiliate of the Company, (2) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market and (3) as to which the Company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (1), (2) and (3) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 150 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 120 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the Senior Secured Notes Indenture described under “—Certain Covenants—Limitation on Asset Sales,” such securities shall be deemed not to have been Liquid Securities at any time.

“Material Change” means an increase or decrease (except to the extent resulting from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves with respect to which the Company’s estimate of the discounted future net revenues from proved oil and gas reserves has been confirmed by independent petroleum engineers and (ii) any dispositions of properties and assets during such quarter that were disposed of in compliance with the provisions of the Senior Secured Notes Indenture described under “—Certain Covenants—Limitation on Asset Sales.”

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on Oil and Gas Properties and other related assets to secure payment of the New Senior Secured Notes and the Subsidiary Guarantees or any part thereof.

“Mortgaged Properties” means any property owned by a Collateral Grantor that is subject to the Liens existing and to exist under the terms of the Mortgages.

“Net Available Cash” from an Asset Sale or Sale/Leaseback Transaction means cash proceeds received therefrom (including (1) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and (2) the Fair Market Value of Liquid Securities and Cash Equivalents, and excluding (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale/Leaseback Transaction and (b) except to the extent subsequently converted to cash, Cash Equivalents or Liquid Securities within 240 days after such Asset Sale or Sale/Leaseback Transaction, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (1) and (2)), in each case net of (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale/Leaseback Transaction, (ii) all payments made on any Indebtedness (but specifically excluding Indebtedness of the Company and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale or Sale/Leaseback Transaction) which is secured by any assets subject to such Asset Sale or Sale/Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale/Leaseback Transaction and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale/Leaseback Transaction and retained by the Company or any Restricted Subsidiary after such Asset Sale or Sale/Leaseback Transaction; provided that if any consideration for an Asset Sale or Sale/Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.

“Net Cash Proceeds” with respect to any issuance or sale of Qualified Capital Stock or other securities, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Working Capital” means (1) all current assets of the Company and its Restricted Subsidiaries, less (2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.

“New 2019 Convertible Notes” means the Company’s 7 3⁄4% Convertible Secured PIK Notes due 2019. Unless the context otherwise requires, all references to the New 2019 Convertible Notes shall include the Additional New 2019 Convertible Notes.

“New 2020 Convertible Notes” means the Company’s 9 1⁄2% Convertible Secured PIK Notes due 2020. Unless the context otherwise requires, all references to the New 2020 Convertible Notes shall include the Additional New 2020 Convertible Notes.

“New Convertible Notes” means, collectively, the New 2019 Convertible Notes and the New 2020 Convertible Notes.

“New Warrants” means the warrants issued to the holders of the Old Senior Secured Notes in the Exchange Offer and Consent Solicitation that are exercisable for shares of the Company’s common stock.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization that does not provide for payments in respect of the Revolving Credit Agreement Obligations to be made with the priority specified in the Pari Passu Intercreditor Agreement and that has not been approved by the Majority Lenders (as defined in the Revolving Credit Agreement).

“Non-Controlling Authorized Representative” means, at any time, with respect to any Collateral, an Authorized Representative that is not the Controlling Party with respect to such Collateral at such time.

“Non-Controlling Secured Parties” means, at any time, with respect to any Collateral, the Pari Passu Secured Parties that are not Controlling Secured Parties with respect to such Collateral at such time.

“Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of the Company or any Restricted Subsidiary incurred in connection with the acquisition by the Company or such Restricted Subsidiary of any property or assets and as to which (i) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither the Company nor any Subsidiary (other than an Unrestricted Subsidiary) (a) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness, or (b) is directly or indirectly liable for such Indebtedness, and (ii) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Register” means the register maintained by or for the Company in which the Company shall provide for the registration of the New Senior Secured Notes and the transfer of the New Senior Secured Notes.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, payments with respect to any letters of credit, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Oil and Gas Business” means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition.

“Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority have jurisdiction) that may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rightsofway, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Old Indentures” means (i) the Indenture, dated as of October 9, 2009 (the “Base Indenture”), among the Company, the subsidiary guarantors named therein, and American Stock Transfer & Trust Company, LLC, as the successor trustee, as amended and supplemented by the Third Supplemental Indenture, dated as of March 14, 2011, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to the Company’s 7  3⁄4% Senior Notes due 2019, (ii) the Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, dated as of June 5, 2012, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as the successor trustee relating to the Company’s 9  1⁄2% Senior Notes due 2020 and (iii) the Indenture, dated as of March 13, 2015, among the Company, the subsidiary guarantors named therein, and American Stock Transfer & Trust Company, LLC, as the successor trustee relating to the Company’s Old Senior Secured Notes.

“Old Senior Secured Notes” means the Company’s 10% Senior Secured Notes due 2020.

“Old Unsecured Notes” means the Company’s 7  3⁄4% Senior Notes due 2019 and 9  1⁄2% Senior Notes due 2020.

“Pari Passu Documents” means, collectively, the Revolving Credit Agreement Documents and the Senior Secured Note Documents.

“Pari Passu Excluded Collateral” has the meaning set forth in the Pari Passu Intercreditor Agreement.

“Pari Passu Intercreditor Agreement” means (i) the Amended and Restated Priority Lien Intercreditor Agreement among the Collateral Agent, the Senior Secured Notes Trustee, the Revolving Credit Agreement Agent, the Company, each other Collateral Grantor, the other parties from time to time party thereto, and American Stock Transfer & Trust Company, LLC in its capacity as the successor trustee under the Old Senior Secured Notes to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Senior Secured Notes Indenture and (ii) any replacement thereof that contains terms not materially less favorable to the Holders of the New Senior Secured Notes than the Pari Passu Intercreditor Agreement referred to in clause (i).

“Pari Passu Lien” means a Lien granted (or purported to be granted) by the Company or any Subsidiary Guarantor in favor of the Collateral Agent, at any time, upon any assets or property of the Company or any Subsidiary Guarantor to secure any Pari Passu Obligations.

“Pari Passu Lien Cap” means, as of any date, (a) the principal amount of Pari Passu Obligations (including any interest paid-in-kind) that may be incurred as “Permitted Indebtedness” as of such date, plus (b) the amount of all Secured Swap Obligations, to the extent such Secured Swap Obligations are secured by the Pari Passu Liens, plus (c) the amount of accrued and unpaid interest (excluding any interest paid-in-kind) and outstanding fees, to the extent such Obligations are secured by the Pari Passu Liens. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn.

“Pari Passu Obligations” means, collectively, (a) the Revolving Credit Agreement Obligations and (b) the Senior Secured Note Obligations, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.

“Pari Passu Secured Parties” means (a) the Collateral Agent, (b) the Senior Secured Notes Trustee, (c) the Holders of the New Senior Secured Notes and (d) the Revolving Credit Agreement Secured Parties.

“Permitted Collateral Liens” means Liens described in clauses (1), (4), (5), (6), (7), (8), (9), (10), (12), (17), (18), (19), (20), (21), (22) and (23) of the definition of “Permitted Liens” that, by operation of law, have priority over the Liens securing the New Senior Secured Notes and the Subsidiary Guarantees.

“Permitted Investments” means any of the following:

(1)	Investments in Cash Equivalents;

(2)	Investments in property, plant and equipment used in the ordinary course of business;

(3)	Investments in the Company or any of its Restricted Subsidiaries;

(4)

Investments by the Company or any of its Restricted Subsidiaries in another Person, if (a) as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Restricted Subsidiary and (b) such other Person is primarily engaged in the Oil and Gas Business;

(5)

entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business;

(6)

entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company’s or any Restricted Subsidiary’s production, purchases and resales against fluctuations in oil or natural gas prices;

(7)	entry into any currency exchange contract in the ordinary course of business;

(8)

Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to debt owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary;

(9)	guarantees of Indebtedness permitted under the “Limitation on Indebtedness and Disqualified Capital Stock” covenant;

(10)	investments in Unrestricted Subsidiaries or joint ventures in an aggregate amount not to exceed at any one time outstanding $15.0 million; and

(11)	other Investments, in an aggregate amount not to exceed at any one time outstanding the greater of (a) $25.0 million and (b) 5% of Adjusted Consolidated Net Tangible Assets.

“Permitted Liens” means the following types of Liens:

(1)	Liens existing as of the Issue Date (excluding Liens securing Indebtedness of the Company and any Subsidiary Guarantor under the Revolving Credit Agreement);

(2)

Liens on any property or assets of the Company and any Subsidiary Guarantor securing the New Senior Secured Notes issued on the Issue Date and up to $91,875,000 of Additional New Senior Secured Notes and the Subsidiary Guarantees in respect thereof;

(3)	Liens in favor of the Company or any Restricted Subsidiary;

(4)

Liens for taxes, assessments and governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(5)

statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(6)

Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

(7)

judgment and attachment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(8)

easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	any interest or title of a lessor under any capitalized lease or operating lease;

(10)

purchase money Liens; provided that (a) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) and any proceeds therefrom, (b) the aggregate principal amount of Indebtedness secured by such Liens it otherwise permitted to be incurred under the Senior Secured Notes Indenture and does not exceed the cost of the property or assets so acquired and (c) the Liens securing such Indebtedness shall be created within 90 days of such acquisition;

(11)

Liens securing obligations under hedging agreements that the Company or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production, purchases and resales against fluctuations in oil or natural gas prices;

(12)

Liens upon specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)

Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(14)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(15)

Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16)

Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under the Senior Secured Notes Indenture;

(17)

Liens (other than Liens securing Indebtedness) on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

(18)	Liens on pipeline or pipeline facilities which arise by operation of law;

(19)

Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

(20)	Liens reserved in oil and gas mineral leases for bonus or rental payments or for compliance with the terms of such leases;

(21)

Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property, assets or services, and in the aggregate do not materially adversely affect the value of properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties and assets for the purposes for which such properties and assets are held by the Company or any Restricted Subsidiaries;

(22)

Liens securing Non-Recourse Indebtedness; provided that the related Non-Recourse Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) by the Company or any Restricted Subsidiary with the proceeds of such Non-Recourse Indebtedness;

(23)

Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary; provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

(24)

Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Restricted Subsidiaries so long as such deposit and such defeasance are permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(25)

Junior Liens to secure the New Convertible Notes issued on the Issue Date and the Additional New Convertible Notes, in each case incurred under clause (11) of the definition of “Permitted Indebtedness”; provided that such Junior Liens are subject to the Junior Lien Intercreditor Agreement;

(26)

Liens to secure any Permitted Refinancing Indebtedness incurred to renew, refinance, refund, replace, amend, defease or discharge, as a whole or in part, Indebtedness that was previously so secured; provided that (a) the new Liens shall be limited to all or part of the same property and assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (b) the new Liens have no greater priority relative to the New Senior Secured Notes and the Subsidiary Guarantees, and the holders of the Indebtedness secured by such Liens have no greater intercreditor rights relative to the New Senior Secured Notes and the Subsidiary Guarantees and the Holders thereof than the original Liens and the related Indebtedness and the holders thereof and such new Liens are subject to the Intercreditor Agreements, as applicable; and

(27)

Liens securing Indebtedness of the Company and any Subsidiary Guarantor under the Revolving Credit Agreement in an aggregate principal amount not to exceed $50.0 million at any time outstanding; provided that such Liens are subject to the Pari Passu Intercreditor Agreement.

Notwithstanding anything in clauses (1) through (27) of this definition, the term “Permitted Liens” does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

“Permitted Refinancing Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer or Asset Sale Offer) outstanding Indebtedness of the Company or any Restricted Subsidiary; provided that (1) if the Indebtedness (including the New Senior Secured Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the New Senior Secured Notes or the Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to the New Senior Secured Notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (2) such Indebtedness has a Stated Maturity for its final scheduled principal payment that is no earlier than the Stated Maturity for the final scheduled principal payment of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (3) if the Company or a Subsidiary Guarantor is the issuer of, or otherwise an obligor in respect of the Indebtedness being renewed, refinanced, refunded or repurchased, such Permitted Refinancing Indebtedness is not Incurred by any Restricted Subsidiary that is not the Company or a Subsidiary Guarantor, (4) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased and (5) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased by its terms provides that interest is payable only in kind, then such Indebtedness may not permit the payment of scheduled interest in cash; provided, further, that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of any premium required to be paid in connection with such renewal, extension or refinancing, refunding or repurchase pursuant to the terms of the Indebtedness being renewed, extended, refinanced, refunded or repurchased or the amount of any premium reasonably determined by the Company as necessary to accomplish such renewal, extension, refinancing, refunding or repurchase, plus the amount of reasonable fees and expenses incurred by the Company or such Restricted Subsidiary in connection therewith.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan or arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledge Agreement” means each Pledge Agreement and Irrevocable Proxy to be entered into on the Issue Date in favor of the Collateral Agent for the benefit of the Holders of the New Senior Secured Notes, the Revolving Credit Agreement Secured Parties, the Senior Secured Notes Trustee and the Collateral Agent and each other pledge agreement in substantially the same form in favor of the Collateral Agent for the benefit of the holders of the New Senior Secured Notes, the Revolving Credit Agreement Secured Parties, the Senior Secured Notes Trustee and the Collateral Agent delivered in accordance with the Senior Secured Notes Indenture and the Collateral Agreements.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Proved and Probable Drilling Locations” means all drilling locations of the Collateral Grantors located in the Haynesville and Bossier shale acreage in the States of Louisiana and Texas that are Proved Reserves or classified, in accordance with the Petroleum Industry Standards, as “Probable Reserves.”

“Proved Reserves” means those Hydrocarbons that have been estimated with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable from the Oil and Gas Properties by existing producing methods under existing economic conditions.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

“Required Stockholder Approval” means the approval by (1) a majority of the issued and outstanding shares of common stock of the amendment to the Company’s restated articles of incorporation to increase the number of shares of the Company’s common stock authorized for issuance in an amount to provide a sufficient number of authorized shares of Comstock’s common stock for the issuance of shares upon conversion of the New Convertible Notes and, to the extent necessary, exercise of the New Warrants and (2) a majority of the shares of common stock represented at the special meeting and entitled to vote on the issuance of the maximum number of shares of common stock that would be issued upon conversion of all of the outstanding New Convertible Notes and, to the extent necessary, exercise of all of the New Warrants.

“Restricted Investment” means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of “Unrestricted Subsidiary” and (ii) any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company, whether existing on or after the Issue Date, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Senior Secured Notes Indenture.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of March 4, 2015, among the Company, the lenders from time to time party thereto and the Revolving Credit Agreement Agent, as amended, restated, modified, renewed, refunded, replaced or refinanced, from time to time.

“Revolving Credit Agreement Agent” means Bank of Montreal (or other agent designated in the Revolving Credit Agreement), together with its successors and permitted assigns in such capacity.

“Revolving Credit Agreement Documents” means the Revolving Credit Agreement, the Collateral Agreements and any other Loan Documents (as defined in the Revolving Credit Agreement).

“Revolving Credit Agreement Obligations” means, collectively, (a) the Obligations (as defined in the Revolving Credit Agreement) of the Company and the Subsidiary Guarantors under the Revolving Credit Agreement Documents, in an aggregate principal amount for all such Obligations not to exceed $50,000,000, plus interest and all fees, costs, charges, penalties and expenses, including legal fees and expenses to the extent authorized under the Revolving Credit Agreement Documents, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, and (b) the Secured Swap Obligations.

“Revolving Credit Agreement Secured Parties” means, collectively, the Lenders (as defined in the Revolving Credit Agreement), the Secured Swap Counterparties and the Revolving Credit Agreement Agent.

“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

“Secured Debt” means, collectively, Pari Passu Obligations and Junior Lien Obligations.

“Secured Debt Documents” means the Pari Passu Documents and the Junior Lien Documents.

“Secured Swap Counterparty” means, with respect to a Lender Provided Hedging Agreement, a counterparty that at the time such Hedging Agreement is entered into is a Lender (as defined in the Revolving Credit Agreement) or an Affiliate of a Lender (including a Hedging Agreement in existence prior to the date hereof or prior to such Person or its Affiliate becoming a Lender); provided that, for the avoidance of doubt, the term “Lender Provided Hedging Agreement” shall not include any Hedging Agreement or transactions under any Hedging Agreement entered into after the time that such counterparty ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all obligations of the Company or any Subsidiary Guarantor under any Lender Provided Hedging Agreement.

“Security Agreement” means each Pledge Agreement and Irrevocable Proxy dated as of the Issue Date in favor of the Collateral Agent for the benefit of the holders of the New Senior Secured Notes and the Revolving Credit Agreement Secured Parties and each other security agreement in substantially the same form in favor of the Collateral Agent for the benefit of the holders of the New Senior Secured Notes and the Revolving Credit Agreement Secured Parties delivered in accordance with the Senior Secured Notes Indenture and the Collateral Agreements.

“Security Documents” means the Collateral Agreements and the Junior Lien Collateral Agreements.

“Senior Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary (whether outstanding on the date hereof or hereinafter incurred), unless such Indebtedness is Subordinated Indebtedness.

“Senior Secured Note Documents” means the Senior Secured Notes Indenture, the Collateral Agreements and any agreement instrument or other document evidencing or governing any Senor Secured Note Obligations.

“Senior Secured Note Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Subsidiary Guarantor arising under the Senior Secured Notes Indenture, the New Senior Secured Notes, the Additional New Senior Secured Notes, the Subsidiary Guarantees and the Collateral Agreements (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Subsidiary Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Revolving Credit Agreement Secured Parties (in their capacities as such) and (ii) the Holders of the New Senior Secured Notes and the Senior Secured Notes Trustee and (b) with respect to Pari Passu Obligations, each of (i) the Revolving Credit Agreement Obligations, and (ii) the Senior Secured Note Obligations.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor which is expressly subordinated in right of payment to the New Senior Secured Notes or the Subsidiary Guarantees, as the case may be.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means any guarantee of the New Senior Secured Notes by any Subsidiary Guarantor in accordance with the provisions described under “—Subsidiary Guarantees of New Senior Secured Notes” and “—Certain Covenants—Future Subsidiary Guarantees.”

“Subsidiary Guarantor” means (1) Comstock Oil & Gas, LP, (2) Comstock Oil & Gas—Louisiana, LLC, (3) Comstock Oil & Gas GP, LLC, (4) Comstock Oil & Gas Investments, LLC, (5) Comstock Oil & Gas Holdings, Inc., (6) each of Comstock’s other Restricted Subsidiaries, if any, executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Senior Secured Notes Indenture and (7) any Person that becomes a successor guarantor of the New Senior Secured Notes in compliance with the provisions described under “—Subsidiary Guarantees of New Senior Secured Notes” and “Certain Covenants—Future Subsidiary Guarantees.”

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (other than a Collateral Grantor) as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that the Subsidiary to be so designated and each Subsidiary of such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Indebtedness;

(2)

is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)

is a Person with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of the Restricted Subsidiaries.

“Volumetric Production Payments” means production payment obligations of the Company or a Restricted Subsidiary recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the managing membership interest or the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person, as applicable.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of the Company to the extent (1) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than directors’ qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (2) such Restricted Subsidiary does substantially all of its business in one or more foreign jurisdictions and is required by the applicable laws and regulations of any such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned subsidiary.

DESCRIPTION OF NEW CONVERTIBLE NOTES

Comstock will issue (i) the new 7 3⁄4% Convertible Secured PIK Notes due 2019 (the “New 2019 Convertible Notes”) pursuant to an Indenture (the “2019 Convertible Notes Indenture”) by and among Comstock, as issuer, the Subsidiary Guarantors and American Stock Transfer & Trust Company, LLC, as trustee (the “2019 Convertible Notes Trustee”) and (ii) the new 9 1⁄2% Convertible Secured PIK Notes due 2020 (the “New 2020 Convertible Notes”) pursuant to an Indenture (the “2020 Convertible Notes Indenture”) by and among Comstock, as issuer, the Subsidiary Guarantors and American Stock Transfer & Trust Company, LLC, as trustee (the “2020 Convertible Notes Trustee”). The terms of the Convertible Notes Indentures include those stated in the Convertible Notes Indentures and those made part of the Convertible Notes Indentures by reference to the Trust Indenture Act of 1939 (the “TIA”).

Unless the context requires otherwise, (i) all references to “New 2019 Convertible Notes” herein shall include all Additional New 2019 Convertible Notes (as defined below) and (ii) all references to “New 2020 Convertible Notes” herein shall include all Additional New 2020 Convertible Notes (as defined below).

The following description is a summary of the material provisions of the Convertible Notes Indentures, the New Convertible Notes, the Junior Lien Collateral Agreements, the Junior Lien Intercreditor Agreement and the Collateral Trust Agreement. It does not restate those agreements and instruments in their entirety. We urge you to read those agreements and instruments because they, and not this description, will define your rights as Holders of the New Convertible Notes. Anyone who receives this prospectus may obtain a copy of the Convertible Notes Indentures, the form of New Convertible Notes, the Junior Lien Intercreditor Agreement, the Collateral Trust Agreement and the other Junior Lien Collateral Agreements as set forth below under “—Available Information.”

Furthermore, Appendix 2: Comparison of Terms of the New Convertible Notes to Old 2020 Notes, contains a summary of “Certain Covenants,” “Events of Default” and “Certain Definitions” of the New Convertible Notes as compared to a summary of “Certain Covenants,” “Events of Default” and “Certain Definitions” of the 9 1⁄2% Senior Notes due 2020 (the “Old 2020 Notes”), showing provisions that will be deleted or changed or provisions that will be added. Such summary does not restate the terms of the New Convertible Notes or the Old 2020 Notes and we urge you to read the documents governing the New Convertible Notes and the Old 2020 Notes, including the 2019 Convertible Notes Indenture, the 2020 Convertible Notes Indenture and the indenture governing the Old 2020 Notes, because they, and not that description, define your rights as a holder of New Convertible Notes or Old 2020 Notes.

You can find the definitions of certain terms used in this “Description of New Convertible Notes” under “—Certain Definitions.” The registered Holder of a New Convertible Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the applicable Convertible Notes Indenture. In this “Description of New Convertible Notes,” the words “Comstock,” “we,” “the Company,” “us,” or “our” refer only to Comstock Resources, Inc. and not to any of its subsidiaries.

General Terms

The New 2019 Convertible Notes

Up to $288,516,000 in aggregate principal amount of New 2019 Convertible Notes will be issued on the Issue Date in connection with this Exchange Offer and Consent Solicitation. Except for the issuance of Additional New 2019 Convertible Notes in connection with the payment of interest, the 2019 Convertible Notes Indenture will provide that Comstock may not issue more than $288,516,000 aggregate principal amount of New 2019 Convertible Notes. The New 2019 Convertible Notes will mature on April 1, 2019.

Interest on the New 2019 Convertible Notes will accrue at the rate of 7 3⁄4% per annum and will be payable in kind semi-annually in arrears on April 1 and October 1, commencing on April 1, 2017. Interest on the New 2019

Convertible Notes will accrue from the most recent interest date to which interest has been paid in kind by the issuance of Additional New 2019 Convertible Notes or, if no interest has been paid in kind, from date of original issuance. Comstock will make each interest payment to Persons whose name the New 2019 Convertible Notes are registered in the note register at the close of business on the immediately preceding March 15 and September 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest on the New 2019 Convertible Notes will be payable by issuing additional securities (the “Additional New 2019 Convertible Notes”) in an amount equal to the applicable amount of interest for the interest period (rounded down to the nearest whole dollar). Not later than ten business days prior to the relevant interest payment date, Comstock shall deliver to the 2019 Convertible Notes Trustee and the paying agent (if other than the 2019 Convertible Notes Trustee), (i) with respect to New 2019 Convertible Notes represented by Certificated Notes, the required amount of Additional New 2019 Convertible Notes represented by Certificated Notes (rounded down to the nearest whole dollar) and a company order to authenticate and deliver such Additional New 2019 Convertible Notes or (ii) with respect to New 2019 Convertible Notes represented by one or more Global Notes, a company order to increase the outstanding principal amount of such Global Notes by the required amount (rounded down to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the depositary or otherwise, the required amount of Additional New 2019 Convertible Notes represented by Global Notes (rounded down to the nearest whole dollar) and a company order to authenticate and deliver such new Global Notes).

Any Additional New 2019 Convertible Notes shall, after being executed and authenticated pursuant to the 2019 Convertible Notes Indenture, be (i) if such Additional New 2019 Convertible Notes are Certificated Notes, mailed to the Person entitled thereto as shown on the register maintained by the Note Registrar for the Certificated Notes as of the relevant record date or (ii) if such Additional New 2019 Convertible Notes are Global Notes, deposited into the account specified by the Holder or Holders thereof as of the relevant record date. Alternatively, in connection with any payment of interest, Comstock may direct the paying agent to make appropriate amendments to the schedule of principal amounts of the relevant Global Notes outstanding for which Additional New 2019 Convertible Notes will be issued and arrange for deposit into the account specified by the Holder or Holders thereof as of the relevant record date. All Additional New 2019 Convertible Notes issued pursuant to an interest payment as described above will mature on April 1, 2019 and will be governed by, and subject to the terms, provisions and conditions of, the 2019 Convertible Notes Indenture. The Additional New 2019 Convertible Notes shall have the same rights and benefits as the New 2019 Convertible Notes issued on the Issue Date, and shall be treated together with the New 2019 Convertible Notes as a single class for all purposes under the 2019 Convertible Notes Indenture.

Payment shall be made in such form and terms as specified in the preceding two paragraphs and Comstock shall and the paying agent may take additional steps as is necessary to effect such payment. Comstock may not issue Additional New 2019 Convertible Notes in lieu of paying interest in cash if such interest is payable with respect to any principal amount that is due and payable pursuant to the terms hereof, including upon redemption or repurchase. Payment of accrued and unpaid interest on the Old 2019 Notes will be made in cash on the date on which the Exchange Offer and Consent Solicitation is completed.

If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment.

Principal of, and premium, if any, on the New 2019 Convertible Notes will be payable at the office or agency of Comstock in New York City maintained for such purpose, and the New 2019 Convertible Notes may be surrendered for transfer or exchange at the corporate trust office of the 2019 Convertible Notes Trustee. No service charge will be made for any transfer, exchange or redemption of the New 2019 Convertible Notes, but Comstock may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith. The New 2019 Convertible Notes will be issued only in registered form, without coupons, in denominations of integral multiples of $1.00.

The obligations of Comstock under the New 2019 Convertible Notes will be jointly and severally guaranteed by the Subsidiary Guarantors. See “—Junior Lien Subsidiary Guarantees of New Convertible Notes.”

The New 2020 Convertible Notes

Up to $174,607,000 in aggregate principal amount of New 2020 Convertible Notes will be issued on the Issue Date in connection with this Exchange Offer and Consent Solicitation. Except for the issuance of Additional New 2020 Convertible Notes in connection with the payment of interest, the 2020 Convertible Notes Indenture will provide that Comstock may not issue more than $174,607,000 aggregate principal amount of New 2020 Convertible Notes. The New 2020 Convertible Notes will mature on June 15, 2020.

Interest on the New 2020 Convertible Notes will accrue at the rate of 9 1⁄2% per annum and will be payable in kind semi-annually in arrears on June 15 and December 15, commencing on December 15, 2016. Interest on the New 2020 Convertible Notes will accrue from the most recent interest date to which interest has been paid in kind by the issuance of Additional New 2020 Convertible Notes or, if no interest has been paid in kind, from date of original issuance. Comstock will make each interest payment to Persons whose name the New 2020 Convertible Notes are registered in the note register at the close of business on the immediately preceding June 1 and December 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest on the New 2020 Convertible Notes will be payable by issuing additional securities (the “Additional New 2020 Convertible Notes”) in an amount equal to the applicable amount of interest for the interest period (rounded down to the nearest whole dollar). Not later than ten business days prior to the relevant interest payment date, Comstock shall deliver to the 2020 Convertible Notes Trustee and the paying agent (if other than the 2020 Convertible Notes Trustee), (i) with respect to New 2020 Convertible Notes represented by Certificated Notes, the required amount of Additional New 2020 Convertible Notes represented by Certificated Notes (rounded down to the nearest whole dollar) and a company order to authenticate and deliver such Additional New 2020 Convertible Notes or (ii) with respect to New 2020 Convertible Notes represented by one or more Global Notes, a company order to increase the outstanding principal amount of such Global Notes by the required amount (rounded down to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the depositary or otherwise, the required amount of Additional New 2020 Convertible Notes Note represented by Global Notes (rounded down to the nearest whole dollar) and a company order to authenticate and deliver such new Global Notes). All Additional New 2020 Convertible Notes issued pursuant to an interest payment as described above will mature on June 15, 2020 and will be governed by, and subject to the terms, provisions and conditions of, the 2020 Convertible Notes Indenture. The Additional New 2020 Convertible Notes shall have the same rights and benefits as the New 2020 Convertible Notes issued on the Issue Date, and shall be treated together with the New 2020 Convertible Notes as a single class for all purposes under the 2020 Convertible Notes Indenture.

Any Additional New 2020 Convertible Notes shall, after being executed and authenticated pursuant to the 2020 Convertible Notes Indenture, be (i) if such Additional New 2020 Convertible Notes are Certificated Notes, mailed to the Person entitled thereto as shown on the register maintained by the Note Registrar for the Certificated Notes as of the relevant record date or (ii) if such Additional New 2020 Convertible Notes are Global Notes, deposited into the account specified by the Holder or Holders thereof as of the relevant record date. Alternatively, in connection with any payment of interest, Comstock may direct the paying agent to make appropriate amendments to the schedule of principal amounts of the relevant Global Notes outstanding for which Additional New 2020 Convertible Notes will be issued and arrange for deposit into the account specified by the Holder or Holders thereof as of the relevant record date.

Payment shall be made in such form and terms as specified in preceding two paragraphs and Comstock shall and the paying agent may take additional steps as is necessary to effect such payment. Comstock may not issue Additional New 2020 Convertible Notes in lieu of paying interest in cash if such interest is payable with respect to any principal amount that is due and payable pursuant to the terms hereof, including upon redemption or repurchase. Payment of accrued and unpaid interest on the Old 2020 Notes will be made in cash on the date on which the Exchange Offer and Consent Solicitation is completed

If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment.

Principal of, and premium, if any, on the New 2020 Convertible Notes will be payable at the office or agency of Comstock in New York City maintained for such purpose, and the New 2020 Convertible Notes may be surrendered for transfer or exchange at the corporate trust office of the 2020 Convertible Notes Trustee. No service charge will be made for any transfer, exchange or redemption of the New 2020 Convertible Notes, but Comstock may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith. The New 2020 Convertible Notes will be issued only in registered form, without coupons, in denominations of integral multiples of $1.00.

The obligations of Comstock under the New 2020 Convertible Notes will be jointly and severally guaranteed by the Subsidiary Guarantors. See “—Junior Lien Subsidiary Guarantees of New Convertible Notes.”

Redemption

Optional Redemption of the New 2019 Convertible Notes

The New 2019 Convertible Notes will be redeemable, at our option, in whole or in part, at any time, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record of the New 2019 Convertible Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on April 1 of the years indicated below (or the Issue Date for New Convertible Notes redeemed prior to April 1, 2017):

Year	Redemption Price

2016	101.938%
2017 and thereafter	100.000%

For the avoidance of doubt, any redemption pursuant to the provisions under “—Optional Redemption of the New 2019 Convertible Notes” shall be paid in cash.

In the event that less than all of the New 2019 Convertible Notes are to be redeemed, the particular New 2019 Convertible Notes to be redeemed shall be selected not less than 30 nor more than 60 days prior to the date of redemption by the 2019 Convertible Notes Trustee, from the outstanding notes not previously called for redemption, pro rata, by lot or by any other method the 2019 Convertible Notes Trustee shall deem fair and appropriate (or in the case of New 2019 Convertible Notes in global form, the 2019 Convertible Notes Trustee will select the New 2019 Convertible Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection).

Offers to Purchase the New 2019 Convertible Notes

As described below, (i) upon the occurrence of a Change of Control, we will be obligated to make an offer to purchase all of the New 2019 Convertible Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (ii) upon certain sales or other dispositions of assets, Comstock may be obligated to make offers to purchase the New 2019 Convertible Notes with a portion of the Net Available Cash of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See “—Certain Covenants—Change of Control” and “—Limitation on Asset Sales.” For the avoidance of doubt, offers to purchase as set forth in clauses (i) and (ii) above shall only be made in cash.

Optional Redemption of the New 2020 Convertible Notes

The New 2020 Convertible Notes will be redeemable, at our option, in whole or in part, at any time, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record of the New 2020 Convertible Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on June 15 of the years indicated below (or the Issue Date for New Convertible Notes redeemed prior to June 15, 2017):

Year	Redemption Price

2016	104.750%
2017	102.375%
2018 and thereafter	100.000%

For the avoidance of doubt, any redemption pursuant to the provisions under “—Optional Redemption of the New 2020 Convertible Notes” shall be paid in cash.

In the event that less than all of the New 2020 Convertible Notes are to be redeemed, the particular New 2020 Convertible Notes to be redeemed shall be selected not less than 30 nor more than 60 days prior to the date of redemption by the 2020 Convertible Notes Trustee, from the outstanding notes not previously called for redemption, pro rata, by lot or by any other method the 2020 Convertible Notes Trustee shall deem fair and appropriate (or in the case of New 2020 Convertible Notes in global form, the 2020 Convertible Notes Trustee will select the New 2020 Convertible Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection).

Offers to Purchase the New 2020 Convertible Notes

As described below, (i) upon the occurrence of a Change of Control, we will be obligated to make an offer to purchase all of the New 2020 Convertible Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (ii) upon certain sales or other dispositions of assets, Comstock may be obligated to make offers to purchase the New 2020 Convertible Notes with a portion of the Net Available Cash of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See “—Certain Covenants—Change of Control” and “—Limitation on Asset Sales.” For the avoidance of doubt, offers to purchase as set forth in clauses (i) and (ii) above shall only be made in cash.

Sinking Fund

There will be no sinking fund payments for the New Convertible Notes.

Ranking

The New Convertible Notes

The New Convertible Notes will be:

•	senior obligations of Comstock;

•	equal in right of payment to all existing and future senior Indebtedness of Comstock;

•

secured, on a second priority basis, subject to the Priority Liens securing the Priority Lien Obligations and the Permitted Collateral Liens, by Junior Liens on the same collateral that secures such Priority Lien Obligations (other than Excluded Collateral);

•	senior in right of payment to all subordinated Indebtedness of Comstock;

•

effectively senior to all existing and future unsecured senior Indebtedness of Comstock, including Comstock’s Old Unsecured Notes and Old Senior Secured Notes (which will become unsecured upon completion of this Exchange Offer and Consent Solicitation), to the extent of the value of the Collateral;

•

effectively subordinated, pursuant to the terms of the Junior Lien Intercreditor Agreement, to all Priority Lien Obligations, including Indebtedness under the Revolving Credit Agreement and the New Senior Secured Notes, to the extent of the value of the Collateral;

•	structurally subordinated to the Indebtedness and other liabilities of Subsidiaries of Comstock that do not guarantee the New Convertible Notes; and

•	unconditionally guaranteed by the Subsidiary Guarantors.

The Guarantees

Initially, the New Convertible Notes will be guaranteed by all of our current Subsidiaries. Each Subsidiary Guarantee will be:

•	a senior obligation of the Subsidiary Guarantor;

•	equal in right of payment to all existing and future senior Indebtedness of that Subsidiary Guarantor;

•

secured, on a second priority basis, subject to the Priority Liens securing the Priority Lien Obligations and Permitted Collateral Liens, by Junior Liens on the same collateral that secures such Priority Lien Obligations (other than Excluded Collateral);

•	senior in right of payment to all subordinated Indebtedness of that Subsidiary Guarantor;

•

effectively senior to all existing and future unsecured senior Indebtedness of the Subsidiary Guarantors, including the Subsidiary Guarantor’s guarantees of Comstock’s Old Unsecured Notes and the Old Senior Secured Notes (which will become unsecured upon completion of the Exchange Offer), to the extent of the value of the Collateral; and

•

effectively subordinated, pursuant to the terms of the Junior Lien Intercreditor Agreement, to all Priority Lien Obligations, including Indebtedness under the Revolving Credit Agreement and the New Senior Secured Notes, to the extent of the value of the Collateral.

As of the date of each of the Convertible Notes Indentures, all of Comstock’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Future Designation of Restricted and Unrestricted Subsidiaries,” Comstock will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Convertible Notes Indentures and will not guarantee the New Convertible Notes.

Junior Lien Subsidiary Guarantees of New Convertible Notes

Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each Holder and each Convertible Notes Trustee, the full and prompt performance of Comstock’s obligations under the Convertible Notes Indentures and the New Convertible Notes, including the payment of principal of, premium, if any, and interest on the New Convertible Notes pursuant to its Junior Lien Subsidiary Guarantee. The initial Subsidiary Guarantors are currently all of Comstock’s subsidiaries. In addition to the initial Subsidiary Guarantors, Comstock is obligated under the applicable Convertible Notes Indenture to cause each Restricted Subsidiary that guarantees the payment of, assumes or in any other manner becomes liable (whether directly or indirectly) with respect to any Indebtedness of Comstock or any other Subsidiary Guarantor, including, without limitation, Indebtedness under the Revolving Credit Agreement, to execute and deliver a supplement to the applicable Convertible Notes Indenture pursuant to which such Restricted Subsidiary will guarantee the payment of the applicable series of New Convertible Notes on the same terms and conditions as the Subsidiary Guarantees by the initial Subsidiary Guarantors. See “—Certain Covenants—Future Junior Lien Subsidiary Guarantees.”

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will result in the obligations of such Subsidiary Guarantor under its Junior Lien Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Subsidiary Guarantor that makes a payment or distribution under a Junior Lien Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to Comstock or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the “Merger, Consolidation and Sale of Assets” covenant of the applicable Convertible Notes Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than Comstock or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor); provided that (i) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor’s Subsidiary Guarantee and all its obligations pursuant to the applicable Convertible Notes Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (ii) such transaction does not (a) violate any of the covenants described below under “—Certain Covenants” or (b) result in a Default or Event of Default immediately thereafter that is continuing.

Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) to a Person other than Comstock or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the applicable Convertible Notes Indenture; provided, however, that any such release shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of Comstock or any Restricted Subsidiary shall also be released upon such sale or other disposition.

In addition, in the event that any Subsidiary Guarantor ceases to guarantee payment of, or in any other manner to remain liable (whether directly or indirectly) with respect to any and all other Indebtedness of Comstock or any other Restricted Subsidiary of Comstock, including, without limitation, Indebtedness under the Revolving Credit Agreement, such Subsidiary Guarantor shall also be released from its Subsidiary Guarantee and the related obligations set forth in the applicable Convertible Notes Indenture for so long as it remains not liable with respect to all such other Indebtedness.

Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the applicable Convertible Notes Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in such Convertible Notes Indenture for so long as it remains an Unrestricted Subsidiary.

Security for the New Convertible Notes

The Convertible Note Obligations will be secured by second-priority perfected Liens in the same Collateral granted to the Priority Lien Collateral Agent for the benefit of the holders of the Priority Lien Obligations.

The Collateral will consist of at least 90% of the present value of the Collateral Grantors’ Oil and Gas Properties that constitute Proved Reserves and Proved and Probable Drilling Locations and substantially all other assets of the Collateral Grantors. The Convertible Notes Indentures will provide for a 30-day period following the Issue Date for Comstock to deliver the Junior Lien Mortgages establishing the second-priority perfected Liens on the Oil and Gas Properties and the Proved and Probable Drilling Locations owned by the Collateral Grantors on the Issue Date that are required to become Mortgaged Properties. Prior to the recording of the Junior Lien Mortgages, the New Convertible Notes and the Junior Lien Subsidiary Guarantees will not be secured by Liens on such Oil and Gas Properties and Proved and Probable Drilling Locations. Except as otherwise provided in the Junior Lien Intercreditor Agreement, the Convertible Notes Indentures will provide that the Collateral shall include (x) prior to a default under the Revolving Credit Agreement (or any agreements refinancing, replacing, refunding or restating the Revolving Credit Agreement as in effect on the date of the Convertible Notes Indenture) or, if no Revolving Credit Agreement is then in effect, a default under the Senior Secured Notes Indenture, at least 90% of the present value of the Collateral Grantors’ Oil and Gas Properties that constitute Proved Reserves evaluated in the most recently completed Engineering Report delivered pursuant to the Revolving Credit Agreement (or any agreements refinancing, replacing, refunding or restating the Revolving Credit Agreement as in effect on the date of the applicable Indenture) and (y) after the occurrence of a default under the Revolving Credit Agreement or, if no Revolving Credit Agreement is then in effect, a default under the Senior Secured Notes Indenture, at least 95% of the present value of the Collateral Grantors’ Oil and Gas Properties and Proved and Probable Drilling Locations.

If no such Engineering Report is delivered pursuant to the Revolving Credit Agreement (or any agreements refinancing, replacing, refunding or restating the Revolving Credit Agreement as in effect on the date of the applicable Convertible Notes Indentures), Comstock shall deliver to the Priority Collateral Agent semi-annually on or before April 1 and October 1 in each calendar year an officers’ certificate certifying that as of the date of such certificate, (i) no Default has occurred and is continuing and (ii) the Mortgaged Properties include at least 90% of the present value of the Collateral Grantors’ Oil and Gas Properties that constitute Proved Reserves and Proved and Probable Drilling Locations. In the event that the Mortgaged Properties do not meet such 90% requirement, then the Collateral Grantors will be required to grant to the Junior Lien Collateral Agent as security for the Convertible Note Obligations a second-priority Lien on additional Oil and Gas Properties and Proved and Probable Drilling Locations not already subject to a Lien such that after giving effect thereto, the Mortgaged Properties will represent at least 90% of the present value of the Collateral Grantors’ Oil and Gas Properties that constitute Proved Reserves and Proved and Probable Drilling Locations. To the extent that any Oil and Gas Properties constituting Collateral are disposed of after the date of any applicable Engineering Report or certificate delivered pursuant to this paragraph, any Proved Reserves attributable to such Oil and Gas Properties shall be deemed excluded from such Engineering Report or certificate for the purpose of determining whether such minimum Junior Lien Mortgage requirement is met after giving effect to such release.

No Collateral Grantor will be permitted to enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the New Convertible Notes or otherwise as may be permitted or required by the Convertible Notes Indenture, the Junior Lien Intercreditor Agreement and the other Collateral Trust Agreement and the other Junior Lien Collateral Agreements, including with respect to any Priority Liens and Permitted Collateral Liens; provided that subject to the covenant “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock,” any such agreement may be entered into to the extent that it permits such proceeds to be applied to all Priority Lien Obligations prior to or instead of such other Indebtedness.

Junior Lien Collateral Agent

On the Issue Date, Comstock and the Subsidiary Guarantors will enter into a collateral trust agreement (the “Collateral Trust Agreement”) with the Junior Lien Collateral Agent and the Convertible Notes Trustees. The Collateral Trust Agreement will set forth the terms on which the Junior Lien Collateral Agent will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of any Collateral Grantor at any time held by it, in trust for the benefit of the current and future holders of the Convertible Note Obligations.

The Junior Lien Collateral Agent will hold (directly or through co-trustees or agents), and, subject to the terms of the Junior Lien Intercreditor Agreement, will be entitled to enforce, all Liens on the Collateral created by the Junior Lien Collateral Agreements.

Except as provided in the Collateral Trust Agreement or as directed by an Act of Junior Lien Debtholders in accordance with the Collateral Trust Agreement, the Junior Lien Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Junior Lien; or

(3) to take any other action whatsoever with regard to any or all of the Junior Lien Collateral Agreements, the Liens created thereby or the Collateral.

Comstock will deliver to each Convertible Notes Trustee copies of all Junior Lien Collateral Agreements delivered to the Junior Lien Collateral Agent.

The Collateral Trust Agreement and/or the Junior Lien Intercreditor Agreement will provide that the Convertible Notes Trustees and each holder of Convertible Note Obligations will waive any claim that may be had against the Junior Lien Collateral Agent, any of its officers, directors, employees and agents, as the case may be, arising out of any actions which the Junior Lien Collateral Agent takes or omits to take (including actions with respect to the creation, perfection or continuation of Junior Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any Collateral, and actions with respect to the collection of any claim for all or any part of the Convertible Note Obligations from any account debtor, guarantor or any other party) in accordance with the Collateral Trust Agreement, the Junior Lien Intercreditor Agreement and the Junior Lien Collateral Agreements or the valuation, use, protection or release of any security for such Convertible Note Obligations.

The Collateral Trust Agreement and/or the Junior Lien Intercreditor Agreement will additionally provide that, without limiting the generality of the foregoing, the Junior Lien Collateral Agent:

(1) shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an event of default under any Convertible Notes Indenture or Junior Lien Collateral Agreement has occurred and is continuing;

(2) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated thereby or by the other Junior Lien Collateral Agreements; provided that the Junior Lien Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Convertible Note Document or applicable law;

(3) shall not, except as expressly set forth therein and in the Convertible Note Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Comstock or any of its Affiliates that is communicated to or obtained by the Person serving as the Junior Lien Collateral Agent or any of its Affiliates in any capacity;

(4) shall not be liable for any action taken or not taken by it (A) with the consent or at the request of an Act of Junior Lien Debtholders or (B) in the absence of its own gross negligence or willful misconduct, which may include reliance in good faith on a certificate of an authorized officer of Comstock stating that such action is permitted by the terms of the Collateral Trust Agreement and/or the Junior Lien Intercreditor Agreement, and shall be deemed not to have knowledge of any event of default under any Convertible Note Document unless and until written notice describing such event of default is given by Comstock to the Junior Lien Collateral Agent or by a Convertible Notes Trustee;

(5) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with the Collateral Trust Agreement, Junior Lien Intercreditor Agreement or any other Convertible Note Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein or the occurrence of any event of default or other default, (D) the validity, enforceability, effectiveness or genuineness of the Collateral Trust Agreement, the Junior Lien Intercreditor Agreement, any other Convertible Note Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by any Junior Lien Collateral Agreement, (E) the value or the sufficiency of the Collateral, (F) the satisfaction of any condition set forth in any Convertible Note Document, (G) the state of title to any property purportedly owned by Comstock or any other Person, or (H) the percentage or other measurement of Comstock or any other Person’s property which is subject to any Lien or security interests, other than to confirm receipt of items expressly required to be delivered to Junior Lien Collateral Agent;

(6) the Junior Lien Collateral Agent shall not have any fiduciary duties or contractual obligations of any kind or nature under any Convertible Note Document (but shall be entitled to all protection provided to the applicable agent in the Collateral Trust Agreement and the other Junior Lien Collateral Agreements);

(7) with respect to any Convertible Note Document may conclusively assume that Comstock and the Subsidiary Guarantors have complied with all of their obligations thereunder unless advised in writing by a Convertible Notes Trustee to the contrary specifically setting forth the alleged violation;

(8) may conclusively rely on any certificate of an officer of Comstock provided pursuant to the Collateral Trust Agreement and/or the Junior Lien Intercreditor Agreement;

(9) whenever reference is made in any Convertible Note Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Junior Lien Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Junior Lien Collateral Agent, it is understood that in all cases the Junior Lien Collateral Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) solely as directed in writing in accordance with the Collateral Trust Agreement and/or the Junior Lien Intercreditor Agreement, as applicable; this provision is intended solely for the benefit of the Junior Lien Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim under or in relation to any Convertible Note Document, or confer any rights or benefits on any party;

(10) notwithstanding any other provision of the Collateral Trust Agreement and/or the Junior Lien Intercreditor Agreement, as applicable, or any other Convertible Note Document to the contrary, the Junior Lien Collateral Agent shall not be liable for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated;

(11) the Junior Lien Collateral Agent shall not be required to expand or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties under the Junior Lien Intercreditor Agreement, and shall not be obligated to take any legal or other action hereunder, which might in its judgment involve or cause it to incur any expense or liability, unless it shall have been furnished with acceptable indemnification; and

(12) may (and any of its Affiliates may) accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any of Comstock or any other Subsidiary Guarantor or any Subsidiary or Affiliate thereof as if such Person were not the Junior Lien Collateral Agent and without any duty to any other holder of Convertible Note Obligations, including any duty to account therefor.

The Collateral Trust Agreement and/or the Junior Lien Intercreditor Agreement will additionally provide that the Company and the Subsidiary Guarantors agree that they shall defend and be jointly and severally liable to reimburse and indemnify the Junior Lien Collateral Agent for reasonable expenses actually incurred by the Junior Lien Collateral Agent in connection with the execution, delivery, administration and enforcement of the Junior Lien Intercreditor Agreement and from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, actual reasonable expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Junior Lien Collateral Agent, in any way relating to or arising out of the Junior Lien Intercreditor Agreement or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof, in each case, except to the extent caused by its gross negligence or willful misconduct.

The Collateral Trust Agreement and/or the Junior Lien Intercreditor Agreement will additionally provide that each holder of the Convertible Note Obligations (i) acknowledge that, in addition to acting as the initial Junior Lien Collateral Agent, and the initial Priority Lien Collateral Agent, Bank of Montreal also serves as the Revolving Credit Agreement Agent, and that Bank of Montreal or on or more of its Affiliates may have jointly arranged, syndicated, placed or otherwise participated in the facilities and indebtedness contemplated by the Revolving Credit Agreement and the Convertible Note Obligations, and (ii) waive any right to make any objection or claim against Bank of Montreal, and of its Affiliates or its counsel (or any successor Priority Lien Collateral Agent or Junior Lien Collateral Agent or its counsel) based on any alleged conflict of interest or breach of duties arising from the Junior Lien Collateral Agent or Priority Lien Collateral Agent, and the Bank of Montreal or its Affiliates, also serving in such other capacities.

The Junior Lien Intercreditor Agreement

On the Issue Date, the Junior Lien Collateral Agent will enter into the Junior Lien Intercreditor Agreement with the Priority Lien Collateral Agent, to provide for, among other things, the junior nature of the Junior Liens with respect to Priority Liens. Although the Holders of the applicable series of New Convertible Notes will not be parties to the Junior Lien Intercreditor Agreement, by their acceptance of such New Convertible Notes, they will agree to be bound thereby. The Junior Lien Intercreditor Agreement will permit the Priority Lien Obligations and the Convertible Note Obligations to be refunded, refinanced or replaced by certain permitted refinancing indebtedness without affecting the lien priorities set forth in the Junior Lien Intercreditor Agreement, in each case without the consent of any holder of Priority Lien Obligations or Convertible Note Obligations (including Holders of the applicable series of New Convertible Notes).

Lien Priorities

The Junior Lien Intercreditor Agreement will provide that, notwithstanding:

(1) anything to the contrary contained in any of the Convertible Note Documents or any other agreement or instrument or by operation of law;

(2) how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise);

(3) the time, manner, order of the grant attachment or perfection of a Lien;

(4) any conflicting provision of the New York Uniform Commercial Code or other applicable law;

(5) any defect in, or non-perfection, setting aside, or avoidance of, a Junior Lien or a Priority Lien Document or a Convertible Note Document;

(6) the modification of a Priority Lien Obligation or a Convertible Note Obligation; or

(7) the subordination of a Lien on Collateral securing a Priority Lien Obligation to a Lien securing another obligation of Comstock or other Person that is permitted under the Priority Lien Documents as in effect on the Issue Date or securing a DIP Financing or the subordination of a Lien on Collateral securing a Convertible Note Obligation to a Lien securing another obligation of Comstock or other Persons (other than a Priority Lien Obligation) that is permitted under the Convertible Note Documents as in effect on the Issue Date;

all Junior Liens at any time granted by any Collateral Grantor will be subject and subordinate to all Priority Liens securing Priority Lien Obligations, subject to the Priority Lien Cap.

The provisions described under “—Lien Priorities” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, and each present and future Priority Lien Collateral Agent as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce those provisions.

In addition, the provisions under “—Lien Priorities” are intended solely to set forth the relative ranking, as Liens, of the Liens securing the Convertible Note Obligations as against the Priority Liens, and the Liens securing Priority Lien Obligations as against the Junior Liens.

Limitation on Enforcement of Remedies

The Junior Lien Intercreditor Agreement will provide that, except as provided below, prior to the Discharge of Priority Lien Obligations, none of the Junior Lien Collateral Agent or any holder of Convertible Note Obligations may commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, the Collateral under any Convertible Note Document, applicable law or otherwise (including but not limited to right of set off). Only the Priority Lien Collateral Agent will be entitled to take any such actions or exercise any such remedies with respect to the Collateral prior to the Discharge of Priority Lien Obligations. The Junior Lien Intercreditor Agreement will provide that, notwithstanding the foregoing, the Junior Lien Collateral Agent may, but will have no obligation to, on behalf of the holders of Convertible Note Obligations, take all such actions (not adverse to the Priority Liens or the rights of the Priority Lien Collateral Agent and holders of the Priority Lien Obligations) it deems necessary to perfect or continue the perfection of their Junior Liens in the Collateral or to create, preserve or protect (but not enforce) the Junior Liens in the Collateral. Nothing shall limit the right or ability of the Junior Lien Collateral Agent or the holders of Convertible Note Obligations to (i) purchase (by credit bid or otherwise) all or any portion of the Collateral in connection with any enforcement of remedies by the Priority Lien Collateral Agent so long as the Priority Lien Collateral Agent and the holders of the Priority Lien Obligations receive payment in full in cash of all Priority Lien Obligations (subject to the Priority Lien Cap) after giving effect thereto or (ii) file a proof of claim with respect to the Convertible Note Obligations. Until the Discharge of Priority Lien Obligations, the Priority Lien Collateral Agent will have the exclusive right to deal with that portion of the Collateral consisting of deposit accounts and securities accounts, including exercising rights under control agreements with respect to such accounts. In addition, whether before or after the Discharge of Priority Lien Obligations, the Junior Lien Collateral Agent and the holders of Convertible Note Obligations may take any actions and exercise any and all rights that would be available to a holder of unsecured claims; provided that the Junior Lien Collateral Agent and such holders of Convertible Note Obligations may not take any of the actions described below under clauses (1) through (9) of the first paragraph under “—No Interference; Payment Over,” as applicable, or prohibited by the provisions described in the first four paragraphs below under “—Agreements With Respect to Insolvency or Liquidation Proceedings,” as applicable; provided, further, that in the event that the Junior Lien Collateral Agent or any holder of Convertible Note Obligations becomes a judgment lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Convertible Note Obligations, such judgment lien shall be subject to the terms of the Junior Lien Intercreditor Agreement for all purposes (including in relation to the Priority Lien Obligations), as the other liens securing the Convertible Note Obligations, are subject to the Junior Lien Intercreditor Agreement.

Notwithstanding the foregoing, prior to the Discharge of Priority Lien Obligations, both before and during an Insolvency or Liquidation Proceeding, after a period of 180 days has elapsed (which period will be tolled during any period in which the Priority Lien Collateral Agent is not entitled, on behalf of holders of Priority Lien Obligations, to enforce or exercise any rights or remedies with respect to any Collateral as a result of (x) any injunction issued by a court of competent jurisdiction or (y) the automatic stay or any other stay or prohibition in any Insolvency or Liquidation Proceeding) since the date on which the Junior Lien Collateral Agent has delivered to the Priority Lien Collateral Agent written notice of the acceleration of either series of New Convertible Notes (the “Accelerated Series of New Convertible Notes” and such period, the “Junior Lien Standstill Period”), the Junior Lien Collateral Agent and the holders of Convertible Note Obligations in respect of the Accelerated Series of New Convertible Notes may enforce or exercise any rights or remedies with respect to any Collateral; provided that notwithstanding the expiration of the Junior Lien Standstill Period, in no event may the Junior Lien Collateral Agent or any other holder of Convertible Note Obligations enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the Priority Lien Collateral Agent on behalf of the holders of Priority Lien Obligations or any other holder of Priority Lien Obligations shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from, or modification of, the automatic stay or any other stay or prohibition in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding (prompt written notice thereof to be given to the Junior Lien Collateral Agent by the Priority Lien Collateral Agent); provided, further, that at any time after the expiration of the Junior Lien Standstill Period, if neither the Priority Lien Collateral Agent nor any holder of Priority Lien Obligations shall have commenced and be diligently pursuing (or shall have sought or requested relief from, or modification of, the automatic stay or any other stay or other prohibition in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof) the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding, and the Junior Lien Collateral Agent shall have commenced the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding, then for so long as the Junior Lien Collateral Agent is diligently pursuing such rights or remedies, neither of any holder of Priority Lien Obligations nor the Priority Lien Collateral Agent shall take any action of a similar nature with respect to such Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding.

Priority Lien Collateral Agent

The Junior Lien Intercreditor Agreement will provide that neither the Priority Lien Collateral Agent nor any holder of any Priority Lien Obligations will have any duties or other obligations to any holder of Convertible Note Obligations with respect to the Collateral, other than to transfer to the Junior Lien Collateral Agent any remaining Collateral and the proceeds of the sale or other disposition of any Collateral remaining in its possession following the Discharge of Priority Lien Obligations, in each case, without representation or warranty on the part of the Priority Lien Collateral Agent or any holder of Priority Lien Obligations.

In addition, the Junior Lien Intercreditor Agreement will further provide that, until the Discharge of Priority Lien Obligations (but subject to the rights of the Junior Lien Collateral Agent and the holders of Convertible Note Obligations and the following expiration of any of the Junior Lien Standstill Period, as provided in the paragraph defining “Junior Lien Standstill Period”), the Priority Lien Collateral Agent will be entitled, for the benefit of the holders of the Priority Lien Obligations, to sell, transfer or otherwise dispose of or deal with the Collateral without regard to any Junior Lien therein granted to the holders of Convertible Note Obligations or any rights to which the Junior Priority Lien Collateral Agent or any holder of Convertible Note Obligations would otherwise be entitled as a result of such Junior Lien. Without limiting the foregoing, the Junior Lien Intercreditor Agreement will provide that neither the Priority Lien Collateral Agent nor any holder of any Priority Lien Obligations will have any duty or obligation first to marshal or realize upon the Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the Collateral, in any manner that would maximize the return to the holders of Convertible Note Obligations, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the holders of Convertible Note Obligations, from such realization, sale, disposition or liquidation.

The Junior Lien Intercreditor Agreement will additionally provide that the Junior Lien Collateral Agent and each holder of Convertible Note Obligations will waive any claim that may be had against the Priority Lien Collateral Agent, any of its officers, directors, employees and agents, as the case may be, or any holder of any Priority Lien Obligations, or any of its officers, directors, employees and agents, as the case may be, arising out of any actions which the Priority Lien Collateral Agent or such holder of Priority Lien Obligations takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any Collateral, and actions with respect to the collection of any claim for all or any part of the Priority Lien Obligations from any account debtor, Collateral Grantor or any other party) in accordance with the Junior Lien Intercreditor Agreement and the Priority Lien Documents or the valuation, use, protection or release of any security for such Priority Lien Obligations.

The Junior Lien Intercreditor Agreement will additionally provide that, without limiting the generality of the foregoing, the Priority Lien Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an event of default under any Secured Debt Document has occured and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Security Documents; provided that the Priority Lien Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Priority Lien Document or applicable law;

(iii) shall not, except as expressly set forth in the Junior Lien Intercreditor Agreement and in the Priority Lien Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Comstock or any of its Affiliates that is communicated to or obtained by the Person serving as the Priority Lien Collateral Agent or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Controlling Party (as defined in the Priority Lien Intercreditor Agreement) or (B) in the absence of its own gross negligence or willful misconduct, which may include reliance in good faith on a certificate of an authorized officer of Comstock stating that such action is permitted by the terms of the Junior Lien Intercreditor Agreement; and shall be deemed not to have knowledge of any event of default under any series of Secured Debt unless and until written notice describing such event of default is given by Comstock to the Priority Lien Collateral Agent by the Authorized Representative of such Secured Debt;

(v) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with the Junior Lien Intercreditor

Agreement, any Priority Lien Document or any Convertible Note Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any event of default or other default, (D) the validity, enforceability, effectiveness or genuineness of the Junior Lien Intercreditor Agreement, the Collateral Trust Agreement any Priority Lien Document, any Convertible Note Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by any Priority Lien Document or Convertible Note Document, (E) the value or the sufficiency of the Collateral, (F) the satisfaction of any condition set forth in any Priority Lien Document or Convertible Note Document, (G) the state of title to any property purportedly owned by Comstock or any other Person, or (H) the percentage or other measurement of Comstock’s or any other Person’s property which is subject to any Lien or security interests, other than to confirm receipt of items expressly required to be delivered to Priority Lien Collateral Agent;

(vi) the Priority Lien Collateral Agent shall not have any fiduciary duties or contractual obligations of any kind or nature under any Priority Lien Document or Convertible Note Document (but shall be entitled to all protection provided to the Priority Lien Agent herein);

(vii) with respect to any Priority Lien Document or Convertible Note Document may conclusively assume that the Collateral Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation;

(viii) may conclusively rely on any certificate of an officer of Comstock provided pursuant to the Junior Lien Intercreditor Agreement;

(ix) whenever reference is made in any Priority Lien Document or Convertible Note Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Priority Lien Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Priority Lien Collateral Agent, it is understood that in all cases the Priority Lien Collateral Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) solely as directed in writing in accordance with the Priority Lien Intercreditor Agreement and/or the Junior Lien Intercreditor Agreement, as applicable; this provision is intended solely for the benefit of the Priority Lien Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim under or in relation to any Priority Lien Document or Convertible Note Document, or confer any rights or benefits on any party;

(x) notwithstanding any other provision of the Junior Lien Intercreditor Agreement the Collateral Trust Agreement, any Priority Lien Document or any Convertible Document to the contrary, the Priority Lien Collateral Agent shall not be liable for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated;

(xi) the Priority Lien Collateral Agent shall not be required to expand or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties under the Junior Lien Intercreditor Agreement, and shall not be obligated to take any legal or other action thereunder, which might in its judgment involve or cause it to incur any expense or liability, unless it shall have been furnished with acceptable indemnification; and

(xii) may (and any of its Affiliates may) accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any of Comstock or any other Collateral Grantor or any Subsidiary or Affiliate thereof as if such Person were not the Priority Lien Collateral Agent and without any duty to any other holder of the Priority Lien Obligations or Convertible Note Obligations, including any duty to account therefor.

The Junior Lien Intercreditor Agreement will additionally provide that the Collateral Grantors agree that they shall defend and be jointly and severally liable to reimburse and indemnify the Priority Lien Collateral Agent for reasonable expenses actually incurred by the Priority Lien Collateral Agent in connection with the execution, delivery, administration and enforcement of the Junior Lien Intercreditor Agreement and from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, actual reasonable expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Priority Lien Collateral Agent, in any way relating to or arising out of the Junior Lien Intercreditor Agreement or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof, in each case, except to the extent caused by its gross negligence or willful misconduct.

The Junior Lien Intercreditor Agreement will additionally provide that each holder of the Priority Lien Obligations and the Convertible Note Obligations (i) acknowledge that, in addition to acting as the initial Priority Lien Collateral Agent, and the initial Junior Lien Collateral Agent, Bank of Montreal also serves as the Revolving Credit Agreement Agent, and that Bank of Montreal or on or more of its Affiliates may have jointly arranged, syndicated, placed or otherwise participated in the facilities and indebtedness contemplated by the Revolving Credit Agreement and the Convertible Note Documents, and (ii) waive any right to make any objection or claim against Bank of Montreal, and of its Affiliates or its counsel (or any successor Priority Lien Collateral Agent or Junior Lien Collateral Agent or its counsel) based on any alleged conflict of interest or breach of duties arising from the Priority Lien Collateral Agent or Junior Lien Collateral Agent, and the initial Bank of Montreal or its Affiliates also serving in such other capacities.

No Interference; Payment Over

The Junior Lien Intercreditor Agreement will provide that the Junior Lien Collateral Agent and each holder of Convertible Note Obligations:

(1) will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the Junior Lien Collateral Agent or the holders of Convertible Note Obligations have on the Collateral pari passu with, or to give the Junior Lien Collateral Agent or any holder of Convertible Note Obligations any preference or priority relative to, any Lien that the Priority Lien Collateral Agent holds on behalf of the holders of any Priority Lien Obligations secured by any Collateral or any part thereof;

(2) will not challenge or question in any proceeding the validity or enforceability of any Priority Lien Obligations or Priority Lien Documents or the validity, attachment, perfection or priority of any Lien held by the Priority Lien Collateral Agent on behalf of the holders of any Priority Lien Obligations, or the validity or enforceability of the priorities, rights or duties established by the provisions of the Junior Lien Intercreditor Agreement;

(3) will not take or cause to be taken any action the purpose or effect of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Priority Lien Collateral Agent or the holders of any Priority Lien Obligations in an enforcement action;

(4) will have no right to (A) direct the Priority Lien Collateral Agent or any holder of any Priority Lien Obligations to exercise any right, remedy or power with respect to any Collateral or (B) consent to the exercise by the Priority Lien Collateral Agent or any holder of any Priority Lien Obligations of any right, remedy or power with respect to any Collateral;

(5) will not institute any suit or assert in any suit or in any Insolvency or Liquidation Proceeding, any claim against the Priority Lien Collateral Agent or any holder of any Priority Lien Obligations seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the Priority Lien Collateral Agent nor any holders of any Priority Lien Obligations will be liable for, any action taken or omitted to be taken by the Priority Lien Collateral Agent or such holders of Priority Lien Obligations with respect to any Collateral securing such Priority Lien Obligations;

(6) prior to the Discharge of Priority Lien Obligations, will not seek, and will waive any right, to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral;

(7) prior to the Discharge of Priority Lien Obligations, will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Junior Lien Intercreditor Agreement;

(8) will not object to forbearance by the Priority Lien Collateral Agent or any holder of Priority Lien Obligations; and

(9) prior to the Discharge of Priority Lien Obligations, will not assert, and thereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law to a junior secured creditor with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law.

The Junior Lien Intercreditor Agreement will provide that if the Junior Lien Collateral Agent and any holder of Convertible Note Obligations obtains possession of any Collateral or realizes any proceeds or payment in respect of any Collateral, pursuant to the exercise of any rights or remedies with respect to any of the Collateral under any Security Document, or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding at any time prior to the Discharge of Priority Lien Obligations, then it will hold such Collateral, proceeds or payment in trust for the Priority Lien Collateral Agent and the holders of Priority Lien Obligations and transfer such Collateral, proceeds or payment, as the case may be, to the Priority Lien Collateral Agent as promptly as practicable. Each of the Junior Lien Collateral Agent and the holders of Convertible Note Obligations will further agree that if, at any time, any of them obtains written notice that all or part of any payment with respect to any Priority Lien Obligations previously made shall be rescinded for any reason whatsoever, they will promptly pay over to the Priority Lien Collateral Agent any payment received by them and then in their possession or under their direct control in respect of any such Collateral subject to a Priority Lien and shall promptly turn any such Collateral then held by them over to the Priority Lien Collateral Agent, and the provisions set forth in the Junior Lien Intercreditor Agreement will be reinstated as if such payment had not been made, until the Discharge of Priority Lien Obligations. All Junior Liens will remain attached to and enforceable against all proceeds so held or remitted, subject to the priorities set forth in the Junior Lien Intercreditor Agreement. The Junior Lien Intercreditor Agreement will provide that the provisions described in this paragraph will not apply to any proceeds of Collateral realized in a transaction not prohibited by the Priority Lien Documents and as to which the possession or receipt thereof by the Junior Lien Collateral Agent or any holder of Convertible Note Obligations is otherwise permitted by the Priority Lien Documents.

Automatic Release of Junior Liens

The Junior Lien Intercreditor Agreement will provide that, prior to the Discharge of Priority Lien Obligations, the Junior Lien Collateral Agent and each holder of Convertible Note Obligations will agree that, if the Priority Lien Collateral Agent or the holders of Priority Lien Obligations release their Lien on any Collateral, the Junior Lien on such Collateral will terminate and be released automatically and without further action if (i) such release is permitted under the Convertible Note Documents (it being agreed that the Priority Lien Collateral Agent may conclusively rely upon a written request of Comstock stating that the release of such Lien is permitted under the Convertible Note Documents), (ii) such release is effected in connection with the Priority Lien Collateral Agent’s foreclosure upon, or other exercise of rights or remedies with respect to, such Collateral, or (iii) such release is effected in connection with a sale or other disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Priority Lien Collateral Agent and the holders of Priority Lien Obligations shall have consented to such sale or disposition of such Collateral; provided that in the case of each of clauses (i), (ii), and (iii), (A) the net proceeds of such Collateral are applied pursuant to the provisions described in “—Application of Proceeds” and (B) the Junior Liens on such Collateral securing the Convertible Note Obligations shall remain in place (and shall remain subject and subordinate to all Priority Liens securing Priority Lien Obligations, subject to the Priority Lien Cap) with respect to any proceeds of a sale, transfer or other disposition of Collateral not paid to the holders of Priority Lien Obligations or that remain after the Discharge of Priority Lien Obligations.

Agreements With Respect to Insolvency or Liquidation Proceedings

The Junior Lien Intercreditor Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code. If either Comstock or any of its Subsidiaries becomes subject to any Insolvency or Liquidation Proceeding and, as debtor(s)-in-possession, or if any receiver or trustee for such Person or Persons, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, the Junior Lien Intercreditor Agreement will provide that none of the Junior Lien Collateral Agent and any holder of Convertible Note Obligations will raise any objection, contest or oppose (or join or support any third party in objecting, contesting or opposing), and each holder of Junior Lien Obligations will be deemed to have consented to, and will waive any claim such Person may now or hereafter have, to any such financing or to the Liens on the Collateral securing the same (“DIP Financing Liens”), or to any use, sale or lease of cash collateral that constitutes Collateral or to any grant of administrative expense priority under Section 364 of the Bankruptcy Code, unless (1) the Priority Lien Collateral Agent opposes or objects to such DIP Financing, such DIP Financing Liens or such use of cash collateral or (2) the terms of such DIP Financing provide for the sale of a substantial part of the Collateral (other than a sale or disposition pursuant to Section 363 of the Bankruptcy Code with respect to which the holders of the Convertible Note Obligations are deemed to have consented pursuant to the provisions described in “—Agreements With Respect to Insolvency or Liquidation Proceedings”) or require the confirmation of a plan of reorganization containing specific terms or provisions (other than repayment in cash of such DIP Financing on the effective date thereof). To the extent such DIP Financing Liens are senior to, or rank pari passu with, the Liens on Collateral securing Priority Lien Obligations, the Junior Lien Collateral Agent will, for themselves and on behalf of holders of the Convertible Note Obligations, subordinate the Junior Liens on the Collateral that secure the Convertible Note Obligations to the Liens on the Collateral that secure Priority Lien Obligations and to such DIP Financing Liens, so long as the Junior Lien Collateral Agent, on behalf of holders of the Convertible Note Obligations, retains Junior Liens on all the Collateral, including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding, with the same priority relative to the Liens on the Collateral as existed prior to the commencement of the case under the Bankruptcy Code. Furthermore, the Junior Lien Intercreditor Agreement will provide that prior to the Discharge of Priority Lien Obligations, without the written consent of the Priority Lien Collateral Agent in its sole discretion, none of the Junior Lien Collateral Agent and any holder of Convertible Note Obligations will propose, support or enter into any DIP Financing.

The Junior Lien Intercreditor Agreement will provide that the Junior Lien Collateral Agent and each holder of Convertible Note Obligations will be deemed to have consented to and will not object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) a sale or other disposition, a motion to sell or dispose or the bidding procedure for such sale or disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if (1) the Priority Lien Collateral Agent or the requisite holders of Priority Lien Obligations shall have consented to such sale or disposition of such Collateral, (2) all Priority Liens on the Collateral securing the Priority Lien Obligations and Junior Liens on the Collateral securing the Convertible Note Obligations, shall attach to the proceeds of such sale in the same respective priorities as set forth in the Junior Lien Intercreditor Agreement with respect to the Collateral, (3) the waterfall described in “—Application of Proceeds” is complied with in connection with such credit bid and (4) each of the Junior Lien Collateral Agent and the holders of Convertible Note Obligations shall have the right to credit bid all or any portion of the Collateral so long as the Priority Lien Collateral Agent and the holders of the Priority Lien Obligations receive payment in full in cash of all Priority Lien Obligations after giving effect thereto. The Junior Lien Intercreditor Agreement will further provide that the Junior Lien Collateral Agent and the holders of Convertible Note Obligations will waive any claim that may be had against the Priority Lien Collateral Agent or any holder of Priority Lien Obligations arising out of any DIP Financing Liens (granted in a manner that is consistent with the Junior Lien Intercreditor Agreement) or administrative expense priority under Section 364 of the Bankruptcy Code. The Junior Lien Intercreditor Agreement will further provide that the Junior Lien Collateral Agent and the holders of Convertible Note Obligations will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral, and will not object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) (a) any request by the Priority Lien Collateral Agent or any holder of Priority Lien Obligations for adequate protection or (b) any objection by the Priority Lien Collateral Agent or any holder of Priority Lien Obligations to any motion, relief, action or proceeding based on the Priority Lien Collateral Agent or any holder of Priority Lien Obligations claiming a lack of adequate protection, except that the Junior Lien Collateral Agent and the holders of Convertible Note Obligations:

(1) may freely seek and obtain relief granting adequate protection only in the form of a replacement lien co-extensive in all respects with, but subordinated to, and with the same relative priority to the Priority Liens as existed prior to the commencement of the Insolvency or Liquidation Proceeding, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the holders of the Priority Lien Obligations; and

(2) may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

In any Insolvency or Liquidation Proceeding, none of the Junior Lien Collateral Agent and any holder of Convertible Note Obligations shall support or vote for any plan of reorganization or disclosure statement of Comstock or any other Collateral Grantor unless such plan is accepted by the class of holders of the Priority Lien Obligations in accordance with Section 1126(c) of the Bankruptcy Code or otherwise provides for the payment in full in cash of all Priority Lien Obligations (including all post-petition interest approved by the bankruptcy court, fees and expenses and cash collateral of all letters of credit) on the effective date of such plan of reorganization or except as otherwise provided in the Junior Lien Intercreditor Agreement, the holders of the Convertible Note Obligations shall remain entitled to vote their claims in any such Insolvency or Liquidation Proceeding.

The Junior Lien Intercreditor Agreement will additionally provide that the Junior Lien Collateral Agent and each holder of Convertible Note Obligations will waive any claim that may be had against the Priority Lien Collateral Agent or any holder of any Priority Lien Obligations arising out of any election by the Priority Lien Collateral Agent or any holder of Priority Lien Obligations in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code.

Until the Discharge of Priority Lien Obligations has occurred, none of the Junior Lien Collateral Agent or any holder of Convertible Note Obligations shall seek relief, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral if the Priority Lien Collateral Agent has not received relief from the automatic stay (or it has not been lifted for the Priority Lien Collateral Agent’s benefit), without the prior written consent of the Priority Lien Collateral Agent.

Neither the Junior Lien Collateral Agent nor any holder of Convertible Note Obligations shall oppose or seek to challenge (or join or support any third party in opposing or seeking to challenge) any claim by the Priority Lien Collateral Agent or any other holder of Priority Lien Obligations for allowance (but not payment until the Discharge of Priority Lien Obligations has occurred) in any Insolvency or Liquidation Proceeding of Priority Lien Obligations consisting of post-petition interest, fees or expenses or cash collateralization of all letters of credit to the extent of the value of the Priority Liens (it being understood that such value will be determined without regard to the existence of the Junior Liens) subject to the Priority Lien Cap. Neither the Priority Lien Collateral Agent nor any holder of Priority Lien Obligations shall oppose or seek to challenge any claim by the Junior Lien Collateral Agent or any holder of Convertible Note Obligations for allowance (but not payment until the Discharge of Priority Lien Obligations has occurred) in any Insolvency or Liquidation Proceeding of Convertible Note Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Junior Liens, as applicable, on the Collateral; provided that if the Priority Lien Collateral Agent or any holder of Priority Lien Obligations shall have made any such claim, such claim (i) shall have been approved or (ii) will be approved contemporaneously with the approval of any such claim by the Junior Lien Collateral Agent or any holder of Convertible Note Obligations.

Without the express written consent of the Priority Lien Collateral Agent, none of the Junior Lien Collateral Agent or any holder of Convertible Note Obligations shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be), in any Insolvency or Liquidation Proceeding involving any Collateral Grantor, (i) oppose, object to or contest the determination of the extent of any Liens held by any of holder of Priority Lien Obligations or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code or (ii) oppose, object to or contest the payment to the holder of Priority Lien Obligations of interest, fees or expenses, or to the cash collateralization of letters of credit, under Section 506(b) of the Bankruptcy Code, subject to the Priority Lien Cap.

Notwithstanding anything to the contrary contained in the Junior Lien Intercreditor Agreement, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, the Junior Lien Collateral Agent and the holders of Convertible Note Obligations agree that any distribution or recovery they may receive in respect of any Collateral shall be segregated and held in trust and forthwith paid over to the Priority Lien Collateral Agent for the benefit of the holders of Priority Lien Obligations in the same form as received without recourse, representation or warranty (other than a representation of the Junior Lien Collateral Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Junior Lien Collateral Agent appoints the Priority Lien Collateral Agent, and any officer or agent of the Priority Lien Collateral Agent, with full power of substitution, the attorney-in-fact of each the Junior Lien Collateral Agent and the holders of Convertible Note Obligations for the limited purpose of carrying out the provisions related to this paragraph and taking any action and executing any instrument that the Priority Lien Collateral Agent may deem necessary or advisable to accomplish the purposes of this paragraph, which appointment is irrevocable and coupled with an interest.

The Junior Lien Collateral Agent and the holders of Convertible Note Obligations will agree that the Priority Lien Collateral Agent shall have the exclusive right to credit bid the Priority Lien Obligations (subject to the Priority Lien Cap) and further that none of the Junior Lien Collateral Agent or any holder of Convertible Note Obligations shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be) oppose, object to or contest such credit bid by the Priority Lien Collateral Agent; provided that (A) the waterfall described in “—Application of Proceeds” is complied with in connection with such credit bid and (B) each of the Junior Lien Collateral Agent and the holders of Convertible Note Obligations shall have the right to credit bid all or any portion of the Collateral so long as the Priority Lien Collateral Agent and the holders of the Priority Lien Obligations receive payment in full in cash of all Priority Lien Obligations after giving effect thereto.

Until the expiry of the Junior Lien Standstill Period, in the case of the Junior Lien Collateral Agent and the holders of Convertible Note Obligations, without the prior written consent of the Priority Lien Collateral Agent in its sole discretion, the Junior Lien Collateral Agent agrees it will not file an involuntary bankruptcy claim or seek the appointment of an examiner or a trustee.

The Junior Lien Collateral Agent waives any right to assert or enforce any claim under Section 506(c) or 552 of the Bankruptcy Code as against the Priority Lien Collateral Agent, the holders of Priority Lien Obligations or any of the Collateral, except as expressly permitted by the Junior Lien Intercreditor Agreement.

Notice Requirements and Procedural Provisions

The Junior Lien Intercreditor Agreement will also provide for various advance notice requirements and other procedural provisions typical for agreements of this type, including procedural provisions to allow any successor Priority Lien Collateral Agent to become a party to the Junior Lien Intercreditor Agreement (without the consent of any holder of Priority Lien Obligations or Convertible Note Obligations) upon the refinancing or replacement of the Priority Lien Obligations or Convertible Note Obligations as permitted by the applicable Priority Lien Documents and the Convertible Note Documents.

No New Liens; Similar Documents

So long as the Discharge of Priority Lien Obligations has not occurred, neither Comstock nor any of its Subsidiaries shall grant or permit any additional Liens, or take any action to perfect any additional Liens, on any property to secure:

(1) any Convertible Note Obligation unless it has also granted or substantially contemporaneously grants (or offers to grant) a Lien on such property to secure the Priority Lien Obligations and has taken all actions required to perfect such Liens; provided that the refusal or inability of the Priority Lien Collateral Agent to accept such Lien will not prevent the Junior Lien Collateral Agent from taking the Lien; or

(2) any Priority Lien Obligation unless it has also granted or substantially contemporaneously grants (or offers to grant) a Lien on such property to secure the Convertible Note Obligations and has taken all actions required to perfect such Liens; provided that the refusal, inability or delay of the Junior Lien Collateral Agent to accept such Lien will not prevent the Priority Lien Collateral Agent from taking the Lien, with each such Lien to be subject to the provisions of the Junior Lien Intercreditor Agreement.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Priority Lien Collateral Agent and/or the other holders of Priority Lien Obligations, the Junior Lien Collateral Agent or the holders of Convertible Note Obligations, each of the Junior Lien Collateral Agent and the holders of the Convertible Note Obligations will agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this paragraph shall be subject to the Junior Lien Intercreditor Agreement.

The Junior Lien Intercreditor Agreement will include an acknowledgement that it is the intention of the parties to the Junior Lien Intercreditor Agreement that the Collateral subject to a Priority Lien and the Collateral subject to a Junior Lien be identical; provided in no event shall any Collateral include any Priority Lien Excluded Collateral. The parties to the Junior Lien Intercreditor Agreement will agree (a) to cooperate in good faith in order to determine the specific assets included in the Collateral, the steps taken to perfect the Liens securing the Priority Lien Obligations or the Convertible Note Obligations and the identity of the respective parties obligated under the Priority Lien Documents and the Convertible Note Documents in respect of the Priority Lien Obligations and the Convertible Note Obligations, respectively, (b) that all Security Documents providing for the Junior Liens shall be in all material respects the same forms of documents providing for the Priority Liens other than as to the priority nature, other modifications that make the Security Documents with respect to the Junior Liens less restrictive than the corresponding documents with respect to the Priority Liens, provisions in the Security Documents for the Junior Liens which relate solely to rights and duties of the Junior Lien Collateral Agent and the holders of the Convertible Note Obligations and such deletions or modifications of representations, warranties and covenants as are customary with respect to security documents establishing Liens securing publicly traded debt securities, and (c) that at no time shall there be any Collateral Grantor that is an obligor in respect of the Junior Lien Obligations that is not also an obligor in respect of the Priority Lien Obligations.

Insurance

Unless and until the Discharge of Priority Lien Obligations has occurred (but subject to the rights of the Junior Lien Collateral Agent and the holders of Convertible Note Obligations following expiration of any of the Junior Lien Standstill Period as provided in the paragraph defining “Junior Lien Standstill Period”), the Priority Lien Collateral Agent shall have the sole and exclusive right, subject to the rights of the obligors under the Priority Lien Documents, to adjust and settle claims in respect of Collateral under any insurance policy in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of Priority Lien Obligations has occurred, and subject to the rights of the obligors under the Priority Lien Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect of the Collateral shall be paid to the Priority Lien Collateral Agent pursuant to the terms of the Priority Lien Documents (including for purposes of cash collateralization of letters of credit). If the Junior Lien Collateral Agent or any holder of Convertible Note Obligations shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of the foregoing, it shall pay such proceeds over to the Priority Lien Collateral Agent in accordance with the Junior Lien Intercreditor Agreement. In addition, if by virtue of being named as an additional insured or loss payee of any insurance policy of any obligor covering any of the Collateral, the Junior Lien Collateral Agent or any holder of Convertible Note Obligations shall have the right to adjust or settle any claim under any such insurance policy, then unless and until the Discharge of Priority Lien Obligations has occurred, the Junior Lien Collateral Agent or any holder of Convertible Note Obligations shall follow the instructions of the Priority Lien Collateral Agent, or of the obligors under the Priority Lien Documents to the extent the Priority Lien Documents grant such obligors the right to adjust or settle such claims, with respect to such adjustment or settlement (subject to the rights of the holders of Convertible Note Obligations following expiration of the Junior Lien Standstill Period, the Junior Lien First Standstill Period.

Amendment to Convertible Note Documents

Prior to the Discharge of Priority Lien Obligations, without the prior written consent of the Priority Lien Collateral Agent, no Convertible Note Document may be amended, supplemented, restated or otherwise modified and/or refinanced or entered into to the extent such amendment, supplement, restatement or modification and/or refinancing, or the terms of any new Convertible Note Document, would (i) adversely affect the lien priority rights of the Priority Lien Collateral Agent and the holders of Priority Lien Obligations or the rights of the Priority Lien Collateral Agent and the holders of Priority Lien Obligations to receive payments owing pursuant to the Priority Lien Documents, (ii) except as otherwise provided for in the Junior Lien Intercreditor Agreement, add any Liens securing the Collateral granted under the Convertible Note Documents, (iii) confer any additional rights on the Junior Lien Collateral Agent or any holder of Convertible Note Obligations in a manner adverse to the Priority Lien Collateral Agent or the holders of Priority Lien Obligations, (iv) contravene the provisions of the Junior Lien Intercreditor Agreement or the Priority Lien Documents or (v) modify any Convertible Note Document in any manner that would not have been permitted under the Priority Lien Documents to have been included in such Convertible Note Document if such Convertible Note Document, was entered into as of the date of such amendment, supplement, restatement or modification.

Application of Proceeds

Prior to the Discharge of Priority Lien Obligations, and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, Collateral or proceeds received in connection with the enforcement or exercise of any rights or remedies with respect to any portion of the Collateral will be applied:

first, to the payment in full in cash of all Priority Lien Obligations that are not Excess Priority Lien Obligations in accordance with the Priority Lien Intercreditor Agreement,

second, to the payment in full in cash of all Convertible Note Obligations as follows:

(x) first, to the payment in full in cash of all unpaid fees, expenses, reimbursements and indemnification amounts incurred by the Junior Lien Collateral Agent and all fees owed to it in connection with such collection or sale or otherwise in connection with the Junior Lien Intercreditor Agreement or the Convertible Note Documents; and

(y) second, to the payment in full in cash of the Convertible Note Obligations in accordance with the Collateral Trust Agreement, including any interest, fees, costs, expenses, charges or other amounts, pro rata in accordance with the relative amounts thereof on the date of any payment or distribution;

third, to the payment in full in cash of all Excess Priority Lien Obligations, and fourth, to Comstock or as otherwise required by applicable law.

Postponement of Subrogation

The Junior Lien Intercreditor Agreement will provide that no payment or distribution to any holder of Priority Lien Obligations pursuant to the provisions of the Junior Lien Intercreditor Agreement shall entitle the Junior Priority Lien Collateral Agent or any holder of Convertible Note Obligations to exercise any rights of subrogation in respect thereof until, in the case of the Junior Lien Collateral Agent or the holders of Convertible Note Obligations, the Discharge of Priority Lien Obligations. Following the Discharge of Priority Lien Obligations, each holder of Priority Lien Obligations will execute such documents, agreements, and instruments as any holder of Convertible Note Obligations may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Priority Lien Obligations resulting from payments or distributions to such holder by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such holder of Priority Lien Obligations are paid by such Person upon request for payment thereof.

Junior Lien Right to Purchase

Upon the occurrence and continuation of an event of default, as defined in and under the Senior Secured Notes Indenture (a “Purchase Event”), the holders of a majority of the principal amount of New Convertible Notes (such holders, the “Purchasing Holders”) may purchase all, but not less than all, of the Senior Secured Note Obligations. Such purchase will (a) include all principal of, and all accrued and unpaid interest, fees, and expenses in respect of, all Senior Secured Note Obligations outstanding at the time of purchase, (b) be made pursuant to a master assignment agreement, whereby the Purchasing Holders will assume all Senior Secured Note Obligations, and (c) otherwise be subject to the terms and conditions as set forth in the Junior Lien Intercreditor Agreement. Each Priority Lien secured party will retain all rights to indemnification provided in the relevant Priority Lien Documents for all claims and other amounts relating to periods prior to the purchase of the Senior Secured Note Obligations as provided in the Junior Lien Intercreditor Agreement.

Collateral Trust Agreement

Enforcement of Liens

If the Junior Lien Collateral Agent at any time receives written notice from any Convertible Notes Trustee stating that any event has occurred that constitutes a default under any Convertible Note Document entitling the Junior Lien Collateral Agent to foreclose upon, collect or otherwise enforce its Liens under the Junior Lien Collateral Agreements, it will promptly deliver written notice thereof to the other Convertible Notes Trustee. Thereafter, the Junior Lien Collateral Agent may await direction by an Act of Junior Lien Debtholders and, subject to the terms of the Junior Lien Intercreditor Agreement, will act, or decline to act, as directed by an Act of Junior Lien Debtholders, in the exercise and enforcement of the Junior Lien Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Junior Lien Collateral Agreements or applicable law and, following the initiation of such exercise of remedies, the Junior Lien Collateral Agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Junior Lien Debtholders. Unless it has been directed to the contrary by an Act of Junior Lien Debtholders, the Junior Lien Collateral Agent in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Convertible Note Document as it may deem advisable and in the interest of the holders of Convertible Note Obligations.

Order of Application

The Collateral Trust Agreement will provide that if any Collateral is sold or otherwise realized upon by the Junior Lien Collateral Agent in connection with any foreclosure, collection or other enforcement of Liens granted to the Junior Lien Collateral Agent in the Junior Lien Collateral Agreements, subject to the terms of the Junior Lien Intercreditor Agreement, the proceeds received by the Junior Lien Collateral Agent from such foreclosure, collection or other enforcement and the proceeds of any title or other insurance policy received by the Junior Lien Collateral Agent in connection with the exercise of remedies will be distributed by the Junior Lien Collateral Agent in the following order of application:

First, to the payment of all amounts payable under the Collateral Trust Agreement on account of the Junior Lien Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Junior Lien Collateral Agent or any co-trustee or agent of the Junior Lien Collateral Agent in connection with any Junior Lien Collateral Agreement (including, but not limited to, indemnification obligations);

Second, to the respective Convertible Notes Trustees equally and ratably for application to the payment of all outstanding Convertible Note Obligations that are then due and payable in such order as may be provided in the applicable Convertible Note Documents in an amount sufficient to pay in full in cash all outstanding Convertible Note Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate specified in the Convertible Note Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding but excluding contingent indemnity obligations for which no claim has been made);

Third, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the applicable Collateral Grantor, its successors or assigns, or as a court of competent jurisdiction may direct.

The provisions set forth above under this caption “—Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Convertible Note Obligations, each present and future Convertible Notes Trustee and the Junior Lien Collateral Agent as holder of Junior Liens.

Release of Junior Liens Securing New Convertible Notes

The Collateral Trust Agreement will provide that the Junior Lien Collateral Agent’s Liens on the Collateral will be released:

(1) in whole, upon the full and final payment in cash and performance of all Convertible Note Obligations of the Company and the Subsidiary Guarantors;

(2) with respect to any asset constituting Collateral, if such Collateral is sold or otherwise disposed of to a Person that is not (either before or after giving effect to such transaction) Comstock or a Restricted Subsidiary in accordance with the terms of the covenant set forth under “—Certain Covenants—Limitation on Asset Sales” (other than the provisions thereof relating to the future use of proceeds of such sale or other disposition); provided that to the extent that any Collateral is sold or otherwise disposed of in accordance with the terms of the covenant set forth under “—Certain Covenants—Limitation on Asset Sale”, the non-cash consideration received is pledged as Collateral under the Junior Lien Collateral Agreements contemporaneously with such sale, in accordance with the requirements set forth in the Convertible Notes Indentures and the Junior Lien Collateral Agreements; provided, further, that the Liens securing the Convertible Note Obligations will not be released if the sale or disposition is subject to the covenant described below under the caption “—Merger, Consolidation and Sale of Assets”;

(3) in whole, upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the New Convertible Notes as provided below under “—Legal Defeasance or Covenant Defeasance of Convertible Notes Indenture” and “—Satisfaction and Discharge”; provided that if such legal defeasance, covenant defeasance or satisfaction and discharge only applies to one series of the New Convertible Notes, such release shall only apply to that series;

(4) if any Subsidiary Guarantor is released from its Junior Lien Subsidiary Guarantee in accordance with the terms of each Convertible Notes Indenture, that Subsidiary Guarantor’s assets and property included in the Collateral will also be released from the Junior Liens securing the Convertible Note Obligations;

(5) with the requisite consent of Holders of New Convertible Notes given in accordance with each Convertible Notes Indenture;

(6) as provided in the Junior Lien Intercreditor Agreement or the other Junior Lien Collateral Agreements, including as described under the caption “—The Junior Lien Intercreditor Agreement—Automatic Release of Junior Liens”; or

(7) upon the conversion of the applicable series of New Convertible Notes in accordance with “—Conversion Rights.”

In each such case, upon request of the Company, the Junior Lien Collateral Agent will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to Comstock provided, that to the extent the Company requests the Junior Lien Collateral Agent to deliver evidence of the release of Collateral in accordance with this paragraph, the Comstock will deliver to the Junior Lien Collateral Agent an officers’ certificate to the effect that such release of Collateral pursuant to the provisions described in this paragraph did not violate the terms of any applicable Convertible Note Document.

The Junior Lien Collateral Agreements will provide that the Liens securing the Convertible Note Obligations will extend to the proceeds of any sale of Collateral. As a result, subject to the provisions of the Junior Lien

Intercreditor Agreement, the Junior Lien Collateral Agent’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of Collateral.

Amendment of Junior Lien Collateral Agreements

The Collateral Trust Agreement will provide that, except as provided in the Junior Lien Intercreditor Agreement, no amendment or supplement to the provisions of any Junior Lien Collateral Agreement that secures the Convertible Note Obligations will be effective without the approval of the Junior Lien Collateral Agent acting as directed by an Act of Junior Lien Debtholders, except that:

(1) any amendment or supplement that has the effect solely of:

(a) adding or maintaining Collateral, or preserving, perfecting or establishing the Junior Liens thereon or the rights of the Junior Lien Collateral Agent therein; or

(b) providing for the assumption of a Collateral Grantor’s obligations under any Convertible Note Document in the case of a merger or consolidation or sale of all or substantially all of the properties or assets of a Collateral Grantor to the extent permitted by the terms of the Convertible Notes Indentures and the other Convertible Note Documents, as applicable, will become effective when executed and delivered by the Company or any other applicable Collateral Grantor party thereto and the Junior Lien Collateral Agent;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Convertible Note Obligations:

(a) to vote its outstanding Convertible Note Obligations as to any matter described as subject to an Act of Junior Lien Debtholders or direction by the Required Junior Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Junior Lien Debtholders” or “Required Junior Lien Debtholders”);

(b) to share in the order of application described above under “—Order of Application” in the proceeds of enforcement of or realization on any Collateral; or

(c) to require that Liens securing Convertible Note Obligations be released only as set forth in the provisions described above under the caption “—Release of Junior Liens Securing New Convertible Notes”,

will become effective without the consent of Holders of New Convertible Notes adversely affected thereby under the applicable Convertible Notes Indenture; and

(3) no amendment or supplement that imposes any obligation upon the Junior Lien Collateral Agent or any Convertible Notes Trustee or adversely affects the rights of the Junior Lien Collateral Agent or any Convertible Notes Trustee, respectively, in its individual capacity as such will become effective without the consent of the Junior Lien Collateral Agent or such Convertible Notes Trustee, respectively.

Any amendment or supplement to the provisions of the Junior Lien Collateral Agreements securing the Convertible Note Obligations that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Convertible Note Document referenced above under the caption “—Release of Junior Liens Securing New Convertible Notes.”

The Collateral Trust Agreement and the Junior Lien Intercreditor Agreement will provide that, notwithstanding anything to the contrary under this section “—Amendment of Junior Lien Collateral Agreements,” but subject to clauses (2) and (3) above:

(1) any Junior Lien Collateral Agreement that secures Convertible Note Obligations may be amended or supplemented with the approval of the Junior Lien Collateral Agent acting as directed in writing by the Required Junior Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of the Junior Lien Intercreditor Agreement or the Priority Lien Documents;

(2) any amendment or waiver of, or any consent under, any provision of any Priority Lien Collateral Agreement will apply automatically to any comparable provision of any comparable Junior Lien Collateral Agreement without the consent of or notice to any holder of Convertible Note Obligations and without any action by Comstock or any other Collateral Grantor, or any Holder; and

(3) any Junior Lien Collateral Agreement, the Junior Lien Intercreditor Agreement and the Collateral Trust Agreement may be amended or supplemented with the approval of the Junior Lien Collateral Agent (but without the consent of or notice to any Holder), in reliance on an officer’s certificate and an opinion of counsel (i) to cure any ambiguity, defect or inconsistency, or (ii) solely with respect to a Junior Lien Collateral Agreement that secures Convertible Note Obligations, to make other changes that do not have an adverse effect on the validity of the Lien created thereby.

Voting

In connection with any matter under the Collateral Trust Agreement requiring a vote of holders of Convertible Note Obligations, each series of New Convertible Notes will cast its votes in accordance with the Convertible Notes Indenture governing such series of New Convertible Notes. The amount of Convertible Note Obligations to be voted by a series of Convertible New Notes will equal the aggregate outstanding principal amount of Convertible Note Obligations held by such series of Convertible New Notes. Following and in accordance with the outcome of the applicable vote under its Convertible Notes Indenture, the Convertible Notes Trustee of each series of New Convertible Notes will vote the total amount of Convertible Note Obligations under that series as a block in respect of any vote under the Collateral Trust Agreement.

Provisions of the Indenture Relating to Security

Release of Liens Securing New Convertible Notes

Each Convertible Notes Indenture will provide that the Collateral Grantors will be entitled to releases of assets included in the Collateral from the Liens securing the applicable Convertible Note Obligations under any one or more of the following circumstances:

(1) upon the full and final payment in cash and performance of all related Convertible Note Obligations of Comstock and the Subsidiary Guarantors;

(2) with respect to any asset constituting Collateral, if such Collateral is sold or otherwise disposed of to a Person that is not (either before or after giving effect to such transaction) Comstock or a Restricted Subsidiary in accordance with the terms of the covenant set forth under “—Certain Covenants—Limitation on Asset Sales” (other than the provisions thereof relating to the future use of proceeds of such sale or other disposition); provided that to the extent that any Collateral is sold or otherwise disposed of in accordance with the terms of the covenant set forth under “—Certain Covenants—Limitation on Asset Sales”, the non-cash consideration received is pledged as Collateral under the Junior Lien Collateral Agreements contemporaneously with such sale, in accordance with the requirements set forth in the Convertible Notes Indenture and the Junior Lien Collateral

Agreements; provided, further, that the Liens securing the applicable Convertible Note Obligations will not be released if the sale or disposition is subject to the covenant described below under the caption “—Merger, Consolidation and Sale of Assets”;

(3) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the applicable series of New Convertible Notes as provided below under the captions “—Legal Defeasance or Covenant Defeasance of Convertible Notes Indentures” and “—Satisfaction and Discharge”;

(4) if any Subsidiary Guarantor is released from its Junior Lien Subsidiary Guarantee in accordance with the terms of the applicable Convertible Notes Indenture, that Subsidiary Guarantor’s assets and property included in the Collateral will also be released from the Liens securing the applicable Junior Lien Note Obligations;

(5) with the requisite consent of Holders of applicable series of New Convertible Notes given in accordance with the applicable Convertible Notes Indenture;

(6) as provided in the Junior Lien Intercreditor Agreement or the Junior Lien Collateral Agreements; or

(7) upon the conversion of the applicable series of New Convertible Notes in accordance with “—Conversion Rights.”

No Impairment of the Security Interests

Under each Convertible Notes Indenture, no Collateral Grantor will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the validity, perfection or priority of the security interests in the Collateral created by the Junior Lien Collateral Agreements (except as permitted in such Convertible Notes Indenture, the Junior Lien Intercreditor Agreement or the Junior Lien Collateral Agreements, including any action that would result in a Permitted Collateral Lien).

Further Assurances

Comstock shall, and shall cause each other Collateral Grantor to, at Comstock’s sole cost and expense:

(1) at the request of the Junior Lien Collateral Agent, acting in accordance with the Junior Lien Intercreditor Agreement or the Collateral Trust Agreement, as applicable, execute and deliver all such agreements and instruments and take all further action as may be reasonably necessary or desirable (a) to describe more fully or accurately the property intended to be Collateral or the obligations intended to be secured by any Junior Lien Collateral Agreement and/or (b) to continue and maintain the Junior Lien Collateral Agent’s second-priority perfected security interest in the Collateral (subject to the Priority Liens securing the Priority Lien Obligations set forth in the Junior Lien Intercreditor Agreement and subject to Permitted Collateral Liens); and

(2) at the request of the Junior Collateral Agent, acting in accordance with the Junior Lien Intercreditor Agreement or the Collateral Trust Agreement, as applicable, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Junior Lien Collateral Agreements.

Additionally, if (a) a Collateral Grantor acquires any asset or property of a type that is required to constitute Collateral pursuant to the terms of the Convertible Notes Indentures and such asset or property is not automatically subject to a second-priority perfected Lien in favor of the Junior Lien Collateral Agent, (b) a Subsidiary of Comstock that is not already a Subsidiary Guarantor is required to become a Subsidiary Guarantor pursuant to the covenant described under “—Certain Covenants—Future Junior Lien Subsidiary Guarantees” or (c) any Collateral Grantor creates any additional Lien upon any Oil and Gas Properties, Proved and Probable

Drilling Locations or any other assets or properties to secure any Priority Lien Obligations or Indebtedness that ranks pari passu in right of security with the New Convertible Notes (or takes additional actions to perfect any existing Lien on Collateral), then such Collateral Grantor or such other Subsidiary shall, as soon as practicable after the acquisition of the applicable asset or property, the occurrence of the event requiring such Subsidiary to become a Subsidiary Guarantor or the creation of any such additional Lien or taking of any such additional perfection action (and, in any event, within 10 Business Days after such acquisition, event or creation), (i) grant to the Junior Lien Collateral Agent a second-priority perfected Lien in all assets and property of such Collateral Grantor or such other Subsidiary that are required to, but do not already, constitute Collateral, (ii) deliver any certificates to the Junior Lien Collateral Agent in respect thereof (subject to the terms of the Junior Lien Intercreditor Agreement) and (iii) take all other appropriate actions as necessary to ensure the Junior Lien Collateral Agent has a second-priority perfected Lien therein. All references to a “second-priority perfected Lien” in this paragraph shall be understood to be subject to the Junior Lien Intercreditor Agreement and subject to Permitted Collateral Liens, if any.

Authorization of Actions to Be Taken

Each Holder of the New Convertible Notes, by its acceptance thereof, will be deemed to have consented and agreed to the terms of the Junior Lien Intercreditor Agreement and each other Junior Lien Collateral Agreement, as originally in effect and as amended, restated, replaced, supplemented or modified from time to time in accordance with its terms or the terms of the Convertible Notes Indentures or the Junior Lien Intercreditor Agreement, to have authorized and directed the applicable Convertible Notes Trustees and the Junior Lien Collateral Agent to enter into the Junior Lien Intercreditor Agreement and the other Junior Lien Collateral Agreements to which they are a party, and to have authorized and empowered the Junior Lien Collateral Agent to bind the Holders of the New Convertible Notes as set forth in the Junior Intercreditor Agreement and the other Junior Lien Collateral Agreements to which they are a party and to perform its obligations and exercise its rights and powers thereunder, including entering into amendments permitted by the terms of the Convertible Notes Indentures, the Junior Lien Intercreditor Agreement or the other Junior Lien Collateral Agreements.

Conversion Rights

General

At any time following the receipt of the Required Stockholder Approval and the effectiveness of the Charter Amendment, Holders of the New Convertible Notes may convert (the “Optional Conversion”) their outstanding New Convertible Notes into the Common Stock, at a conversion rate (the “Conversion Rate”) of 81.2 shares per $1,000 principal amount of the New Convertible Notes (equal to a conversion price of $12.32 per share of Common Stock); provided that any Holder of Notes who would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) in excess of 9.99% of the outstanding shares of Common Stock upon conversion of such Holder’s Notes shall be required to provide 61 days’ written notice to the Company prior to any such conversion. The conversion rate is subject to adjustment as described below. Comstock will not issue fractional shares of Common Stock upon conversion of the New Convertible Notes. Instead, Comstock will pay the cash value of such fractional shares based upon the sale price of Comstock’s Common Stock on the business day immediately preceding the conversion date.

If a Holder exercises its right to require Comstock to repurchase the New Convertible Notes as described under “—Certain Covenants—Change of Control” or “—Limitation on Asset Sales,” such Holder may convert its New Convertible Notes into Common Stock only if it withdraws its change of control repurchase notice or asset sale repurchase notice and converts its New Convertible Notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

Following the receipt of the Required Stockholder Approval and the effectiveness of the Charter Amendment, Comstock shall convert (the “Mandatory Conversion”) any outstanding New Convertible Notes into a number of shares of Common Stock per $1,000 principal amount of New Convertible Notes equal to the Conversion Rate then in effect (plus cash in lieu of fractional shares) if the Daily VWAP of the Common Stock exceeds or is equal to the Threshold Price in effect on each applicable Trading Day for a least 15 consecutive Trading Days (the “Mandatory Conversion Event”). Upon the occurrence of the Mandatory Conversion Event, Comstock shall deliver notice to the Holders, the Convertible Notes Trustees and the conversion agent (if other than the Convertible Notes Trustees) not later than the open of business on the second business day following such Mandatory Conversion Event, which notice shall specify that the Mandatory Conversion shall occur not later than the third business day following the notice of the Mandatory Conversion Event.

Interest shall cease to accrue on any New Convertible Notes on the date of occurrence of the Optional Conversion or the Mandatory Conversion (such date, the “Conversion Date”). The accrued and unpaid interest on any New Convertible Note being converted pursuant to an Optional Conversion or Mandatory Conversion shall be added to the principal amount of such New Convertible Note being converted.

In the event that any Holder notifies Comstock (1) in the case of an Optional Conversion, at any time beginning on the date of the provision of the notice of such Optional Conversion and ending with the effectiveness of such Optional Conversion, and (2) in the case of a Mandatory Conversion, at any time beginning with the date of the Mandatory Conversion Event and ending 30 calendar days following the effectiveness of such conversion, that such Holder will beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) in excess of 9.99% of the outstanding shares of Common Stock or otherwise be deemed to be an “affiliate” of Comstock for purposes of the Securities Act and/or the Exchange Act upon such conversion, then Comstock will promptly enter into a Registration Rights Agreement covering the shares of Common Stock received upon such conversion. The Registration Rights Agreement will obligate Comstock to file a registration statement and use its commercially reasonable efforts to keep such registration statement effective under the Securities Act until the earliest to occur of the following: (i) all registrable securities (within the meaning of the Registration Rights Agreement) covered by the registration statement have been distributed in the manner set forth and as contemplated in such registration statement, (ii) there are no longer any registrable securities outstanding and (iii) one year from the effective date of such registration statement. A stockholder that sells shares under a shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a stockholder (including certain indemnification obligations).

At the request of any Holder, Comstock will use its reasonable efforts to cooperate with such Holder to confirm with brokers that such Holder will not be an “affiliate” of Comstock for purposes of the Securities Act and/or the Exchange Act upon any Optional Conversion or Mandatory Conversion.

Until the Required Stockholder Approval is obtained and the Charter Amendment becomes effective, the New Convertible Notes will not be convertible into Common Stock. The failure to obtain the Required Stockholder Approval and have the Charter Amendment will result in a default. See “—Events of Default.”

Conversion Procedures

In connection with an Optional Conversion or Mandatory Conversion, Comstock shall deliver to the Holder of the applicable series of New Convertible Notes, through the conversion agent, a number of shares of Common Stock per $1,000 of principal amount of New Convertible Notes being converted equal to the Conversion Rate in effect on the applicable Conversion Date (plus cash in lieu of fractional shares in accordance with the applicable Convertible Notes Indenture and adjusted pro rata for amounts being converted in integral multiples of $1.00). Settlement shall occur on the third business day immediately following the applicable Conversion Date.

Comstock shall pay any documentary, stamp or similar issue or transfer tax or duty due on the issue, if any, of the Common Stock upon the conversion of a New Convertible Note. However, such Holder shall pay any such tax or duty that is due because such shares are issued in a name other than such Holder’s name. The conversion agent may refuse to deliver a certificate representing the Common Stock to be issued in a name other than such Holder’s name until the conversion agent receives a sum sufficient to pay any tax or duty which will be due because such shares are to be issued in a name other than such Holder’s name.

Adjustments to Conversion Rate

If Comstock issues shares of Common Stock as a dividend or distribution on all shares of the Common Stock, or if Comstock effects a share split or share combination (including a “reverse split”), the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0	x	OS’
OS0

where,

CR’ =    the Conversion Rate in effect immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

CR0 =    the Conversion Rate in effect immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to open of business on the effective date of such share split or share combination, as the case may be;

OS’ =    the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be; and

OS0 =    the number of shares of Common Stock outstanding immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be.

Any adjustment made to the applicable Convertible Notes Indenture shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this section “—Conversion Rights—Adjustments to Conversion Rate” is declared but not so paid or made, then the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors of Comstock determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

In addition to the foregoing adjustments in subsection (a) above, Comstock may, from time to time and to the extent permitted by law, increase the Conversion Rate by any amount for a period of at least 20 business days or any longer period as may be permitted or required by law, if the Board of Directors of Comstock has made a determination, which determination shall be conclusive, that such increase would be in the best interests of Comstock. Such Conversion Rate increase shall be irrevocable during such period. Comstock shall give notice to the applicable Convertible Notes Trustee and cause notice of such increase to be mailed to each Holder of New Convertible Notes in the applicable series at such Holder’s address as the same appears in the Register at least 15 days prior to the date on which such increase commences.

Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales of Assets

In the event of:

(a)

any reclassification of the Common Stock (other than a change as a result of a subdivision or combination of Common Stock as to which an adjustment set forth in “—Adjustments to Conversion Rate” applies);

(b)	a consolidation, merger, binding share exchange or combination involving Comstock; or

(c)	a sale or conveyance to another person or entity of all or substantially all of Comstock’s property or assets;

in which holders of Common Stock would be entitled to receive stock, other securities, other property, assets or cash for their Common Stock (any such event, a “Merger Event”), the principal amount of the applicable series of New Convertible Notes will, from and after the effective time of such Merger Event, in lieu of being convertible into Common Stock, be convertible into the same kind, type and proportions of consideration that a holder of a number of shares of Common Stock equal to the Conversion Rate in effect (adjusted pro rata for amounts in integral multiples of $1.00) immediately prior to such Merger Event would have received in such Merger Event (“Reference Property”) and, prior to or at the effective time of such Merger Event, Comstock or the successor or purchasing Person, as the case may be, shall execute with the applicable Convertible Notes Trustee a supplemental indenture providing for such change in the right to convert the applicable series of New Convertible Notes.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then:

(a)        the Reference Property into which the applicable series of New Convertible Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; and

(b)        the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock.

Comstock shall notify applicable Holders, the applicable Convertible Notes Trustee and the conversion agent (if other than a Convertible Notes Trustee) of such weighted average as soon as practicable after such determination is made.

The supplemental indenture referred above shall, in the good faith judgment of Comstock as evidenced by an officers’ certificate, (i) provide for adjustments to the Conversion Rate that shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in the applicable Convertible Notes Indenture and for the delivery of cash by Comstock in lieu of fractional securities or property that would otherwise be deliverable to applicable Holders upon conversion as part of the Reference Property, with such amount of cash determined by Comstock in a manner as nearly equivalent as may be practicable to that used by Comstock to determine the Daily VWAP of the Common Stock and (ii) provide that after the Merger Event, the Mandatory Conversion Event (and related calculations) shall be determined with reference to the trading value of the Reference Property as determined in good faith by Comstock in a manner as nearly equivalent as may be practicable to that used by Comstock to determine the Daily VWAP of the Common Stock.

Comstock shall not become a party to any Merger Event unless its terms are consistent with this section “—Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales of Assets.”

Notice of Certain Transactions

In the event that:

(a) Comstock takes any action that would require an adjustment in the Conversion Rate,

(b) Comstock takes any action that would require a supplemental indenture pursuant to the provisions of “—Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales of Assets,” or

(c) there is a dissolution or liquidation of Comstock,

Comstock shall promptly mail to the Holders of the applicable series of New Convertible Notes at the addresses appearing on the registrar’s books and the applicable Convertible Notes Trustee a written notice stating the proposed record date and effective date of the transaction referred to in clause (a), (b) or (c) above.

Covenant Suspension

During any period that the New Convertible Notes have a rating equal to or higher than BBB- (or the equivalent) by S&P and Baa3 (or the equivalent) by Moody’s (“Investment Grade Ratings”) and no Default or Event of Default has occurred and is continuing, Comstock and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

•	“—Limitation on Indebtedness and Disqualified Capital Stock;”

•	“—Limitation on Restricted Payments;”

•	“—Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries;”

•	“—Limitation on Transactions with Affiliates;”

•	“—Limitation on Asset Sales;”

•	“—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries;” and

•	clause (3) of “—Merger, Consolidation and Sale of Assets”

In the event that Comstock and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and either S&P or Moody’s subsequently withdraws its rating or downgrades its rating of the New Convertible Notes below the applicable Investment Grade Rating, or a Default or Event of Default occurs and is continuing, then Comstock and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the covenant described under “Certain Covenants—Limitation on Restricted Payments” as though such covenant had been in effect during the entire period of time from the Issue Date.

During any period when the Suspended Covenants are suspended, the Board of Directors of Comstock may not designate any of Comstock’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Convertible Notes Indentures.

Certain Covenants

Limitation on Indebtedness and Disqualified Capital Stock

Comstock will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, “incur”) any Indebtedness (including any Acquired Indebtedness), and Comstock will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Capital Stock (except for the issuance by Comstock of Disqualified Capital Stock (A) which is redeemable at Comstock’s option in cash or Qualified Capital Stock and (B) the dividends on which are payable at Comstock’s option in cash or Qualified Capital Stock); provided, however, that Comstock and its Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness or issue shares of Disqualified Capital Stock if (i) at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.25 to 1.0 and (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Capital Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Capital Stock.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)	Indebtedness under the Revolving Credit Agreement in an aggregate principal amount not in excess of $50.0 million at any one time outstanding and any guarantee thereof by a Subsidiary Guarantor;

(2)

Indebtedness under (a) the New 2019 Convertible Notes issued on the Issue Date in the Exchange Offer and Consent Solicitation and the Additional New 2019 Convertible Notes issued in connection with the payment of interest thereon and (b) the New 2020 Convertible Notes issued on the Issue Date in the Exchange Offer and Consent Solicitation and the Additional New 2020 Convertible Notes issued in connection with the payment of interest thereon;

(3)	Indebtedness outstanding or in effect on the Issue Date (and not exchanged in connection with this Exchange Offer and Consent Solicitation);

(4)

obligations pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; hedging arrangements entered into in the ordinary course of business for the purpose of protecting production, purchases and resales against fluctuations in oil or natural gas prices, and any guarantee of any of the foregoing;

(5)

the Junior Lien Subsidiary Guarantees of (a) the New 2019 Convertible Notes issued on the Issue Date in this Exchange and Consent Solicitation (and any assumption of the obligations guaranteed thereby) and the Additional New 2019 Convertible Notes issued in connection with the payment of interest thereon and (b) the New 2020 Convertible Notes issued on the Issue Date in this Exchange and Consent Solicitation (and any assumption of obligations guaranteed thereby) and the Additional New 2020 Convertible Notes issued in connection with the payment of interest thereon;

(6)	the incurrence by Comstock or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Comstock and any of its Restricted Subsidiaries; provided, however, that:

(a)

if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Convertible Notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither Comstock nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Junior Lien Subsidiary Guarantee of such Subsidiary Guarantor; and

(b)

any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Comstock or a Restricted Subsidiary of Comstock and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Comstock nor a Restricted Subsidiary of Comstock will be deemed, in each case, to constitute an incurrence of such Indebtedness by Comstock or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	Permitted Refinancing Indebtedness and any guarantee thereof;

(8)	Non-Recourse Indebtedness;

(9)	in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business;

(10)

Indebtedness in respect of bid, performance or surety bonds issued for the account of Comstock or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(11)

any additional Indebtedness in an aggregate principal amount not in excess of $75.0 million at any one time outstanding and any guarantee thereof; provided that the Company may issue (and the Subsidiary Guarantors may guarantee) up to $91,875,000 of Additional New Senior Secured Notes under this clause (11) in lieu of paying cash interest of up to $75,000,000 on the New Senior Secured Notes, and any such issuance of Additional New Senior Secured Notes shall reduce (on a dollar for dollar basis) the amount of other Indebtedness that is permitted to be incurred under this clause (11); and

(12)	Indebtedness under the New Senior Secured Notes issued on the Issue Date in an aggregate principal amount not to exceed $700.0 million and any guarantee thereof by a Subsidiary Guarantor.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (1) through (12) described above or is entitled to be incurred pursuant to the first paragraph of this covenant, Comstock may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses of the definition of Permitted Indebtedness or the proviso of the foregoing sentence and an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness permitted hereunder; provided that all Indebtedness outstanding on the Issue Date under the Revolving Credit Agreement shall be deemed incurred under clause (1) of the second paragraph of this covenant and not under the first paragraph or clause (3) of the second paragraph and may not be later reclassified; provided, further, that all Indebtedness under the New Senior Secured Notes incurred on the Issue Date shall be deemed incurred under clause (12) of the second paragraph of this covenant and not under the first paragraph or clause (3) of the second paragraph and may not be later reclassified; provided, further, that all Indebtedness under the New Convertible Notes (including the Additional New 2019 Convertible Notes or the Additional 2020 Convertible Notes, as applicable) shall be deemed to be incurred under clause (2) of the second paragraph and not under the first paragraph or clause (3) of the second paragraph and may not be later reclassified.

The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing

Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued interest on the Indebtedness being refinanced and the amount of all expenses and premiums incurred in connection therewith).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Comstock or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)

declare or pay any dividend on, or make any other distribution to holders of, any shares of Capital Stock of Comstock or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of Comstock or in options, warrants or other rights to purchase Qualified Capital Stock of Comstock);

(2)

purchase, redeem or otherwise acquire or retire for value any Capital Stock of Comstock or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of Comstock) or any options, warrants or other rights to acquire such Capital Stock (other than the purchase, redemption, acquisition or retirement of any Disqualified Capital Stock of Comstock solely in shares of Qualified Capital Stock of Comstock);

(3)

make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Comstock and any of its Restricted Subsidiaries), except in any case out of the net cash proceeds of Permitted Refinancing Indebtedness; or

(4)	make any Restricted Investment;

(such payments or other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to the proposed Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing;

(2)

Comstock could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; and

(3)	the aggregate amount of all Restricted Payments declared or made after January 1, 2004 shall not exceed the sum (without duplication) of the following (the “Restricted Payments Basket”):

(a)

50% of the Consolidated Net Income of Comstock accrued on a cumulative basis during the period beginning on January 1, 2004 and ending on the last day of Comstock’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss); plus

(b)	the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2004 by Comstock from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of Comstock or any options, warrants or rights to purchase such shares of Qualified Capital Stock of Comstock; plus

(c)

the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2004 by Comstock (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of Comstock; plus

(d)

the aggregate Net Cash Proceeds received after January 1, 2004 by Comstock from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Comstock, together with the aggregate cash received by Comstock at the time of such conversion or exchange; plus

(e)

to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to Comstock or a Restricted Subsidiary after January 1, 2004 from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by Comstock and its Restricted Subsidiaries in such Unrestricted Subsidiary after January 1, 2004.

Notwithstanding the preceding provisions, Comstock and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses (3), (4), (5) and (7) below) no Default or Event of Default shall have occurred and be continuing:

(1)

the payment of any dividend on any Capital Stock of Comstock within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of the preceding paragraph (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of the preceding paragraph);

(2)	the payment of any dividend payable from a Restricted Subsidiary to Comstock or any other Restricted Subsidiary of Comstock;

(3)

the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of Comstock or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Comstock;

(4)

the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Comstock;

(5)

the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of Comstock so long as (a) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such

Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Comstock as necessary to accomplish such refinancing, plus the amount of expenses of Comstock incurred in connection with such refinancing, (b) such new Indebtedness is subordinated to the New Convertible Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired and (c) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the New Convertible Notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the New Convertible Notes;

(6)

loans made to officers, directors or employees of Comstock or any Restricted Subsidiary approved by the Board of Directors in an aggregate amount not to exceed $1.0 million outstanding at any one time, the proceeds of which are used solely (a) to purchase common stock of Comstock in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options, or (b) to refinance loans, together with accrued interest thereon, made pursuant to item (a) of this clause (6); and

(7)	other Restricted Payments in an aggregate amount not to exceed $10.0 million.

The actions described in clauses (1), (3), (4) and (6) above shall be Restricted Payments that shall be permitted to be made in accordance with the preceding paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the second preceding paragraph (provided that any dividend paid pursuant to clause (1) above shall reduce the amount that would otherwise be available under clause (3) of the second preceding paragraph when declared, but not also when subsequently paid pursuant to such clause (1)), and the actions described in clauses (2), (5) and (7) above shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the second preceding paragraph.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries

Comstock (1) will not permit any Restricted Subsidiary to issue or sell any Preferred Stock to any Person other than Comstock or one of its Wholly Owned Restricted Subsidiaries and (2) will not permit any Person other than Comstock or one of its Wholly Owned Restricted Subsidiaries to own any Preferred Stock of any Restricted Subsidiary, except, in each case, for (a) the Preferred Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary, or (b) a sale of Preferred Stock in connection with the sale of all the Capital Stock of a Restricted Subsidiary owned by Comstock or its Subsidiaries effected in accordance with the provisions of the applicable Convertible Notes Indenture described under “—Limitation on Asset Sales.”

Limitation on Transactions with Affiliates

Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any Affiliate of Comstock (other than Comstock or a Wholly Owned Restricted Subsidiary) (each, an “Affiliate Transaction”), unless

(1)

such transaction or series of related transactions is on terms that are no less favorable to Comstock or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm’s length transaction with unrelated third parties; and

(2)	Comstock delivers to the applicable Convertible Notes Trustee:

(a)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but no greater than $25.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; and

(b)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Disinterested Directors of Comstock.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

loans or advances to officers, directors and employees of Comstock or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $1.0 million outstanding at any one time;

(2)	indemnities of officers, directors, employees and other agents of Comstock or any Restricted Subsidiary permitted by corporate charter or other organizational document, bylaw or statutory provisions;

(3)	the payment of reasonable and customary fees to directors of Comstock or any of its Restricted Subsidiaries who are not employees of Comstock or any Affiliate;

(4)	Comstock’s employee compensation and other benefit arrangements;

(5)

transactions exclusively between or among Comstock and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the applicable Convertible Notes Indenture; and

(6)	any Restricted Payment permitted to be paid pursuant to the terms of the applicable Convertible Notes Indenture described under “—Limitation on Restricted Payments.”
Limitation on Liens

Comstock will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any of its property or assets, except for Permitted Liens.

Limitation on Asset Sales

Comstock will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) Comstock or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset

Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale and (ii) all of the consideration paid to Comstock or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of Comstock (other than liabilities of Comstock that are by their terms subordinated to the New Convertible Notes) or liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor’s Junior Lien Subsidiary Guarantee), in each case as a result of which Comstock and its remaining Restricted Subsidiaries are no longer liable for such liabilities (“Permitted Consideration”); provided, however, that Comstock and its Restricted Subsidiaries shall be permitted to receive assets and property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such assets and property other than Permitted Consideration received from Asset Sales since the 2009 Notes Issue Date and held by Comstock or any Restricted Subsidiary at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets.

The Net Available Cash from Asset Sales by Comstock or a Restricted Subsidiary may be applied by Comstock or such Restricted Subsidiary, to the extent Comstock or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of Comstock or a Restricted Subsidiary), to

•	prepay, repay, redeem or purchase Senior Indebtedness of Comstock or a Restricted Subsidiary; or

•

reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Comstock or another Restricted Subsidiary); provided that if such Asset Sale includes Oil and Gas Properties or Proved and Probable Drilling Locations, after giving effect to such Asset Sale, Comstock is in compliance with the Collateral requirements in the applicable Convertible Notes Indenture.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Comstock will be required to make an offer (the “Prepayment Offer”) to all Holders of the applicable series New Convertible Notes and all Holders of other Indebtedness that is pari passu with such series of the New Convertible Notes containing provisions similar to those set forth in the applicable Convertible Notes Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of such New Convertible Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Prepayment Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of the Holders of record of the applicable series of New Convertible Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the Purchase Date), and will be payable in cash. If the aggregate principal amount of New Convertible Notes tendered by Holders thereof exceeds the amount of available Excess Proceeds allocated for repurchases of New Convertible Notes pursuant to the Prepayment Offer for the applicable series of New Convertible Notes, then such Excess Proceeds will be allocated pro rata according to the principal amount of the New Convertible Notes tendered and the applicable Convertible Notes Trustee will select the New Convertible Notes to be purchased in accordance with the applicable Convertible Notes Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and provided that all Holders of the applicable series of New Convertible Notes have been given the opportunity to tender their New Convertible Notes for purchase as described in the following paragraph in accordance with the applicable Convertible Notes Indenture, Comstock and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the applicable Convertible Notes Indenture and the amount of Excess Proceeds will be reset to zero.

Within 30 days after the 365th day following the date of an Asset Sale, Comstock shall, if it is obligated to make an offer to purchase the applicable series New Convertible Notes pursuant to the preceding paragraph, deliver a written Prepayment Offer notice, by first-class mail, to the Holders of the applicable series New Convertible Notes, with a copy to the applicable Convertible Notes Trustee (the “Prepayment Offer Notice”), accompanied by such information regarding Comstock and its Subsidiaries as Comstock believes will enable such Holders of such New Convertible Notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

•	that Comstock is offering to purchase New Convertible Notes pursuant to the provisions of the Convertible Notes Indenture;

•	that any New Convertible Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Purchase Date;

•	that any New Convertible Note (or portions thereof) not properly tendered will continue to accrue interest;

•

the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the “Purchase Date”);

•	the aggregate principal amount of New Convertible Notes to be purchased;

•

a description of the procedure which Holders of New Convertible Notes must follow in order to tender their New Convertible Notes and the procedures that Holders of New Convertible Notes must follow in order to withdraw an election to tender their New Convertible Notes for payment; and

•	all other instructions and materials necessary to enable Holders to tender New Convertible Notes pursuant to the Prepayment Offer.

Comstock will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of New Convertible Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, Comstock will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Future Junior Lien Subsidiary Guarantees

If any Restricted Subsidiary that is not already a Subsidiary Guarantor has outstanding or guarantees any other Indebtedness of Comstock or a Subsidiary Guarantor, then in either case that Subsidiary will become a Subsidiary Guarantor by executing (x) a supplemental indenture and delivering it to the applicable Convertible Notes Trustee within 20 business days of the date on which it incurred or guaranteed such Indebtedness, as the case may be; provided, however, that the foregoing shall not apply to Subsidiaries of Comstock that have properly been designated as Unrestricted Subsidiaries in accordance with the applicable Convertible Notes Indenture for so long as they continue to constitute Unrestricted Subsidiaries, (y) amendments to the Junior Lien Collateral Agreements pursuant to which it will grant a Junior Lien on any Collateral held by it in favor of the Junior Lien Collateral Agent for the benefit of the holders of the New Convertible Notes and the other Convertible Note Obligations, the Convertible Notes Trustee and the Junior Lien Collateral Agent, and become a Collateral Grantor thereunder, and cause such Liens to be perfected as required thereby and (z) deliver to the applicable Convertible Notes Trustee or the Collateral Agent, the Registrar, the Paying Agent or any other agents under the applicable Convertible Note Documents one or more opinions of counsel in connection with the foregoing as specified in the applicable Convertible Notes Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary:

•	to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, or make payments on any Indebtedness owed, to Comstock or any other Restricted Subsidiary;

•	to make loans or advances to Comstock or any other Restricted Subsidiary; or

•	to transfer any of its property or assets to Comstock or any other Restricted Subsidiary

(any such restrictions being collectively referred to herein as a “Payment Restriction”). However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Comstock or any Restricted Subsidiary, or customary restrictions in licenses relating to the property covered thereby and entered into in the ordinary course of business;

(2)

any instrument governing Indebtedness of a Person acquired by Comstock or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any other Person, other than the Person, or the property or assets of the Person, so acquired, provided that such Indebtedness was not incurred in anticipation of such acquisition;

(3)

any instrument governing Indebtedness or Disqualified Capital Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor; provided that (a) such Indebtedness or Disqualified Capital Stock is permitted under the covenant described in “—Limitation on Indebtedness and Disqualified Capital Stock” and (b) the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Revolving Credit Agreement and the Convertible Notes Indentures as in effect on the Issue Date;

(4)

the Revolving Credit Agreement as in effect on the Issue Date or any agreement that amends, modifies, supplements, restates, extends, renews, refinances or replaces the Revolving Credit Agreement; provided that the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Revolving Credit Agreement as in effect on the Issue Date;

(5)	the Senior Secured Notes Indenture, the New Senior Secured Notes and the subsidiary guarantees thereof; or

(6)	the Convertible Notes Indentures, the New Convertible Notes and any Junior Lien Subsidiary Guarantees, in each case as in effect on the Issue Date.

Limitation on Sale and Leaseback Transactions

Comstock will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless (1) Comstock or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction or (2) Comstock or such Restricted Subsidiary receives proceeds from such Sale/ Leaseback Transaction at least equal to the Fair Market Value thereof and such proceeds are applied in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale.

Change of Control

Each Convertible Notes Indenture will provide that upon the occurrence of a Change of Control, Comstock shall be obligated to make an offer to purchase all of the then outstanding New Convertible Notes under the applicable series (a “Change of Control Offer”), and shall purchase, on a business day (the “Change of Control Purchase Date”) not more than 60 nor less than 30 days following such Change of Control, all of the then outstanding New Convertible Notes under the applicable series validly tendered pursuant to such Change of Control Offer, at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest to the Change of Control Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Purchase Date). The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the fifth business day prior to the Change of Control Purchase Date.

In order to effect a Change of Control Offer, Comstock shall, not later than the 30th day after the occurrence of a Change of Control, give to the applicable Convertible Notes Trustee and each applicable Holder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.

Comstock will not be required to make a Change of Control Offer upon a Change of Control if another Person makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements set forth in the Convertible Notes Indenture applicable to a Change of Control Offer to be made by Comstock and purchases all related New Convertible Notes validly tendered and not withdrawn under such Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding New Convertible Notes under the applicable series validly tender and do not withdraw such New Convertible Notes in a Change of Control Offer and Comstock, or any third party making a Change of Control Offer in lieu of Comstock as described above, purchases all of the New Convertible Notes validly tendered and not withdrawn by such Holders, Comstock will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all New Convertible Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest, if any, to the date of redemption.

The definition of Change of Control includes a phrase relating to the disposition of “all or substantially all” of the properties and assets of Comstock and its Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Convertible Notes to require Comstock to repurchase its New Convertible Notes as a result of a disposition of less than all of the properties and assets of Comstock and its Restricted Subsidiaries, taken as a whole, to another Person may be uncertain.

Comstock intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and Comstock is required to purchase notes as described above. The Change of Control provisions of the New Convertible Notes may, in certain circumstances, make more difficult or discourage a sale or takeover of Comstock and, thus, the removal of incumbent management. Subject to the limitations discussed below, Comstock could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the applicable Convertible Notes Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Comstock’s capital structure or credit ratings. Restrictions on Comstock’s ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” and “—Certain Covenants—Limitation on Restricted Payments.” Such restrictions in the applicable Convertible Notes Indenture can be waived only with the consent of Holders of a majority in principal amount of the applicable series of New Convertible Notes then outstanding. Except for the limitations contained in such covenants, however, the Convertible Notes Indentures will not contain any covenants or provisions that may afford Holders of the New Convertible Notes protection in the event of a highly leveraged transaction.

Comstock’s ability to repurchase the New Convertible Notes pursuant to the Change of Control Offer may be limited by a number of factors. The ability of Comstock to pay cash to the Holders of the New Convertible Notes following the occurrence of a Change of Control may be limited by Comstock’s and the Restricted Subsidiaries’ then existing financial resources, and sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes—Risks Related to Holding the New Notes—We may not have the ability to purchase the new notes upon a change of control or upon certain sales or other dispositions of assets, or to make the cash payment due upon conversion or at maturity.”

The Revolving Credit Agreement and the Senior Secured Notes Indenture contain, and future agreements governing Indebtedness of Comstock or its Subsidiaries may contain prohibitions of certain events, including events that would constitute a Change of Control and including repurchases or other prepayments in respect of the New Convertible Notes. The exercise by the Holders of New Convertible Notes of their right to require Comstock to repurchase the New Convertible Notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on Comstock or its Subsidiaries. In the event a Change of Control occurs at a time when Comstock is prohibited from purchasing or redeeming New Convertible Notes, Comstock could seek the consent of its other applicable debt holders or lenders to purchase the New Convertible Notes or could attempt to refinance the borrowings that contain such prohibition. If Comstock does not obtain a consent or repay those borrowings, Comstock will remain prohibited from purchasing New Convertible Notes. In that case, Comstock’s failure to purchase tendered New Convertible Notes would constitute an Event of Default under the Convertible Notes Indentures, which could, in turn, constitute a default under other Indebtedness of Comstock.

Reports

Each Convertible Notes Indenture will provide that, whether or not Comstock is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, Comstock will file with the Commission, and make available to the Convertible Notes Trustees and the Holders of the New Convertible Notes without cost to any Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer. In the event that Comstock is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, Comstock will nevertheless make available such Exchange Act information to the Convertible Notes Trustees and the Holders of the New Convertible Notes without cost to any Holder as if Comstock were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein with respect to a non-accelerated filer.

If Comstock has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Comstock and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Comstock.

The availability of the foregoing materials on the Commission’s website or on Comstock’s website shall be deemed to satisfy the foregoing delivery obligations.

Each New Convertible Notes Indenture will also provide that Comstock will deliver all reports and other information required to be delivered under the TIA within the time periods set forth in the TIA.

Future Designation of Restricted and Unrestricted Subsidiaries

The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by Comstock of any existing or future Subsidiary of Comstock as an Unrestricted Subsidiary. The definition of “Unrestricted Subsidiary” set forth under “—Certain Definitions” describes the circumstances under which a Subsidiary of Comstock may be designated as an Unrestricted Subsidiary by the Board of Directors of Comstock.

Merger, Consolidation and Sale of Assets

Comstock will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and Comstock will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

(1)

either (a) if the transaction is a merger or consolidation, Comstock shall be the surviving Person of such merger or consolidation, or (b) the Person (if other than Comstock) formed by such consolidation or into which Comstock is merged or to which the properties and assets of Comstock or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the applicable Convertible Notes Indenture executed and delivered to the applicable Convertible Notes Trustee, in form satisfactory to such Convertible Notes Trustee, and pursuant to agreements reasonably satisfactory to such Convertible Notes Trustee or the Junior Lien Collateral Agent, as applicable, all the obligations of Comstock under the applicable series of New Convertible Notes, the applicable Convertible Notes Indenture and the other Convertible Note Documents to which Comstock is a party, and, in each case, such Convertible Note Documents shall remain in full force and effect;

(2)

immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Comstock or any of its Restricted Subsidiaries which becomes an obligation of Comstock or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	except in the case of the consolidation or merger of any Restricted Subsidiary with or into Comstock or another Restricted Subsidiary, either:

(a)

immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the applicable Convertible Notes Indenture) could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “—Limitation on Indebtedness and Disqualified Capital Stock” covenant; or

(b)

immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Fixed Charge Coverage Ratio of Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the applicable Convertible Notes Indenture) will be equal to or greater than the Fixed Charge Coverage Ratio of Comstock immediately before such transaction or transactions;

(4)

if Comstock is not the continuing obligor under the applicable Convertible Notes Indenture, then each Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the applicable Convertible Notes Indenture confirmed that its Junior Lien Subsidiary Guarantee of the applicable series of New Convertible Notes shall apply to the Surviving Entity’s obligations under such Convertible Notes Indenture and such New Convertible Notes;

(5)

any Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under the applicable Convertible Notes Indenture and the Junior Lien Collateral Agreements and (b) be subject to a Junior Lien in favor of the Junior Lien Collateral Agent for the benefit of the holders of the Junior Lien Note Obligations, the applicable Convertible Notes Trustee and the Junior Lien Collateral Agent;

(6)

the Surviving Entity shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Surviving Entity to be subject to the Junior Liens in the manner and to the extent required under the Junior Lien Collateral Agreements and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Junior Lien Collateral Agreements to be executed, delivered, filed and recorded, as applicable, and such other matters as the Convertible Notes Trustees or Junior Lien Collateral Agent, as applicable, may reasonably request; and

(7)

Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the applicable Convertible Notes Indenture) shall have delivered to the applicable Convertible Notes Trustee, in form and substance reasonably satisfactory to such Convertible Notes Trustee, an (a) officers’ certificate and an opinion of counsel each stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereto comply with the requirements under such Convertible Notes Indenture and (b) an opinion of counsel that the requirements of clause (1) of this paragraph have been complied with.

Upon any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which Comstock is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Comstock under the applicable Convertible Notes Indenture and the other Convertible Note Documents with the same effect as if the Surviving Entity had been named as Comstock therein, and thereafter Comstock, except in the case of a lease, will be discharged from all obligations and covenants under the applicable series of New Convertible Notes, the related Convertible Notes Indenture and the other Convertible Note Documents and may be liquidated and dissolved.

Events of Default

The following are “Events of Default” under each of the Convertible Notes Indentures:

(1)

default in the payment of the principal of or premium, if any, on any of the applicable series of New Convertible Notes, whether such payment is due at Stated Maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Prepayment Offer, upon acceleration or otherwise;

(2)	default in the payment of any installment of interest on any of the applicable series of New Convertible Notes, when due, and the continuance of such default for a period of 30 days;

(3)

default in the performance or breach of the provisions of the “Merger, Consolidation and Sale of Assets” section of the applicable Convertible Notes Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the “Change of Control” covenant or the failure to make or consummate a Prepayment Offer in accordance with the provisions of the “Limitation on Asset Sales” covenant;

(4)

Comstock or any Subsidiary Guarantor shall fail to comply with the provisions described under “—Certain Covenants—Reports” for a period of 90 days after written notice of such failure stating that it is a “notice of default” under the applicable Convertible Notes Indenture shall have been given (a) to Comstock by the applicable Convertible Notes Trustee or (y) to Comstock and the applicable Convertible Notes Trustee by the Holders of at least 25% in aggregate principal amount of the applicable series of New Convertible Notes then outstanding);

(5)

Comstock or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the applicable series of New Convertible Notes, any Subsidiary Guarantee or the applicable Convertible Notes Indenture (other than a default specified in (1), (2), (3) or (4) above) for a period of 60 days after written notice of such failure stating that it is a “notice of default” under the applicable Convertible Notes Indenture shall have been given (a) to Comstock by the applicable Convertible Notes Trustee or (b) to Comstock and the applicable Convertible Notes Trustee by the Holders of at least 25% in aggregate principal amount of the applicable series of New Convertible Notes then outstanding);

(6)

the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, premium, if any, or interest on any Indebtedness of Comstock (other than the applicable series New Convertible Notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed; provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, shall exceed $50.0 million and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the applicable Convertible Notes Indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7)

any Subsidiary Guarantee shall for any reason cease to be, or be asserted by Comstock or any Subsidiary Guarantor, as applicable, not to be in full force and effect (except pursuant to the release of any such Subsidiary Guarantee in accordance with the applicable Convertible Notes Indenture);

(8)

failure by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary to pay final judgments or orders rendered against Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary aggregating in excess of $50.0 million (net of any amounts covered by insurance with a reputable and creditworthy insurance company that has not disclaimed liability) and either (a) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of a pending appeal or otherwise) or (b) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

(9)

the entry of a decree or order by a court having jurisdiction in the premises (a) for relief in respect of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) adjudging Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(10)

the commencement by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary in furtherance of any such action;

(11)	the occurrence of the following:

(a) except as permitted by the applicable Convertible Note Documents, any Junior Lien Collateral Agreement establishing the Junior Liens ceases for any reason to be enforceable;

provided that it will not be an Event of Default under this clause (11)(a) if the sole result of the failure of one or more Junior Lien Collateral Agreements to be fully enforceable is that any Junior Lien purported to be granted under such Junior Lien Collateral Agreements on Collateral, individually or in the aggregate, having a fair market value of not more than $10.0 million, ceases to be an enforceable and perfected second-priority Lien, subject only to the Priority Liens securing the Priority Lien Obligations and subject to Permitted Collateral Liens; provided, further, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of Comstock or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(b) except as permitted by the applicable Convertible Note Documents, any Junior Lien purported to be granted under any Junior Lien Collateral Agreement on Collateral, individually or in the aggregate, having a fair market value in excess of $10.0 million, ceases to be an enforceable and perfected second-priority Lien, subject only to the Priority Liens securing the Priority Lien Obligations and subject to Permitted Collateral Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of Comstock or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; and

(c) Comstock or any other Collateral Grantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of Comstock or any other Collateral Grantor set forth in or arising under any Junior Lien Collateral Agreement establishing Junior Liens; and

(12)	the Required Stockholder Approval is not obtained and the Charter Amendment has not become effective, in each case by December 31, 2016, and such failure shall continue for a period of 90 days.

If an Event of Default (other than as specified in clause (9) or (10) above) shall occur and be continuing, the applicable Convertible Notes Trustee, by written notice to Comstock, or the Holders of at least 25% in aggregate principal amount of the applicable New Convertible Notes then outstanding, by written notice to the applicable Convertible Notes Trustee and Comstock, may declare the principal of, premium, if any, and accrued and unpaid interest on all of such New Convertible Notes due and payable immediately, upon which declaration all amounts payable in respect of such New Convertible Notes shall be immediately due and payable. If an Event of Default specified in clause (9) or (10) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest on all of such New Convertible Notes shall become and be immediately due and payable without any declaration, notice or other act on the part of the applicable Convertible Notes Trustee or any Holder of the applicable series of New Convertible Notes.

After a declaration of acceleration under the applicable Convertible Notes Indenture, but before a judgment or decree for payment of the money due has been obtained by the applicable Convertible Notes Trustee, the Holders of a majority in aggregate principal amount of the applicable series of New Convertible Notes then outstanding, by written notice to Comstock, the Subsidiary Guarantors and the applicable Convertible Notes Trustee, may rescind and annul such declaration if (1) Comstock or any Subsidiary Guarantor has paid or deposited with the applicable Convertible Notes Trustee a sum sufficient to pay (a) all sums paid or advanced by such Convertible Notes Trustee under the applicable Convertible Notes Indenture and the reasonable compensation, expenses, disbursements and advances of such Convertible Notes Trustee, its agents and counsel, (b) all overdue interest on the applicable series of New Convertible Notes, (c) the principal of and premium, if any, on any New Convertible Notes under the applicable series that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by such New Convertible Notes, and (d) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by such New Convertible Notes (without duplication of any amount paid or deposited pursuant to clause (b) or (c)); (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (3) all Events of

Default, other than the non-payment of principal of, premium, if any, or interest on the New Convertible Notes under the applicable series that has become due solely by such declaration of acceleration, have been cured or waived.

No Holder will have any right to institute any proceeding under the applicable Convertible Notes Indenture or any remedy thereunder, unless (i) such Holder has notified the applicable Convertible Notes Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding New Convertible Notes under the applicable series have made written request, and offered such indemnity satisfactory to the applicable Convertible Notes Trustee, to such Convertible Notes Trustee to institute such proceeding under such New Convertible Notes and the related New Convertible Notes Indenture, (ii) such Convertible Notes Trustee has failed to institute such proceeding within 60 days after receipt of such notice and (iii) such Convertible Notes Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding New Convertible Notes under the applicable series. Such limitations will not apply, however, to a suit instituted by the Holder of any New Convertible Note for the enforcement of the payment of the principal of, premium, if any, or interest on such New Convertible Note on or after the respective due dates expressed in such New Convertible Note.

During the existence of an Event of Default, the applicable Convertible Notes Trustee will be required to exercise such rights and powers vested in it under the applicable Convertible Notes Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the applicable Convertible Notes Indenture relating to the duties of the trustee thereunder, in case an Event of Default shall occur and be continuing, the applicable Convertible Notes Trustee will not be under any obligation to exercise any of its rights or powers under the applicable Convertible Notes Indenture at the request or direction of any of the applicable Holders unless such Holders shall have offered to such Convertible Notes Trustee such security or indemnity satisfactory to the Convertible Notes Trustee. Subject to certain provisions concerning the rights of such Convertible Notes Trustee, the Holders of a majority in aggregate principal amount of the outstanding New Convertible Notes under the applicable series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Convertible Notes Trustee, or exercising any trust or power conferred on such Convertible Notes Trustee under the related Convertible Notes Indenture.

If a Default or an Event of Default occurs and is continuing and is known to the applicable Convertible Notes Trustee, such trustee shall mail to each applicable Holder notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any New Convertible Notes, the applicable Convertible Notes Trustee may withhold the notice to the applicable Holders if such trustee determines in good faith that withholding the notice is in the interest of such Holders.

Each Convertible Notes Indenture will provide that Comstock will be required to furnish to the applicable Convertible Notes Trustee annual statements as to the performance by Comstock of its obligations under the applicable Convertible Notes Indenture and as to any default in such performance. Comstock is also required to notify such Convertible Notes Trustee within 10 days of any Default or Event of Default.

Legal Defeasance or Covenant Defeasance of Convertible Notes Indentures

Comstock may, at its option and at any time, terminate the obligations of Comstock and the Subsidiary Guarantors with respect to the outstanding New Convertible Notes under the applicable series (such action being a “legal defeasance”). Such legal defeasance means that Comstock and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding New Convertible Notes under the applicable series, to have been discharged from all their other obligations with respect to such series of New Convertible Notes and the Subsidiary Guarantees, and, in the case of the Collateral Guarantors, to have satisfied all of their obligations under the Junior Lien Collateral Agreements, except for, among other things:

(1)

the rights of the Holders of the outstanding New Convertible Notes under the applicable series to receive payment in respect of, the principal of, premium, if any, and interest on such New Convertible Notes when such payments are due;

(2)

Comstock’s obligations to replace any temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes;

(3)	the rights, powers, trusts, duties, indemnities and immunities of the applicable Agents; and

(4)	the defeasance provisions of the applicable Convertible Notes Indenture.

In addition, each Convertible Notes Indenture will provide that Comstock may, at its option and at any time, elect to terminate the obligations of Comstock and each Subsidiary Guarantor with respect to certain covenants that are set forth in the a Convertible Notes Indenture, some of which are described under “—Certain Covenants” above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes (such action being a “covenant defeasance”).

In order to exercise either legal defeasance or covenant defeasance, each Convertible Notes Indenture will provide that:

(1)

Comstock or any Subsidiary Guarantor must irrevocably deposit with the applicable Convertible Notes Trustee, in trust, for the benefit of the Holders of the applicable series of New Convertible Notes, cash in United States dollars, U.S. Government Obligations (as defined in the applicable Convertible Notes Indenture), or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium, if any, and interest on the New Convertible Notes under the applicable series to redemption or maturity;

(2)

Comstock shall have delivered to the applicable Convertible Notes Trustee an Opinion of Counsel to the effect that the Holders of the applicable series of New Convertible Notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

(3)

no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (8) and (9) under the first paragraph of “Events of Default” are concerned, at any time during the period ending on the 91st day after the date of deposit;

(5)

such legal defeasance or covenant defeasance shall not cause the applicable Convertible Notes Trustee to have a conflicting interest under the related Convertible Notes Indenture or the TIA with respect to any securities of Comstock or any Subsidiary Guarantor;

(6)

such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which Comstock or any Subsidiary Guarantor is a party or by which it is bound; and

(7)

Comstock shall have delivered to the applicable Convertible Notes Trustee, an officers’ certificate and an opinion of counsel satisfactory to such Convertible Notes Trustee, which, taken together, state that all conditions precedent under the applicable Convertible Notes Trustee to either legal defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

Each Convertible Notes Indenture and the other related Convertible Note Documents will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of such New Convertible Notes, as expressly provided for in such Convertible Notes Indenture) as to all New Convertible Notes issued thereunder when:

(1)	either:

(a)

all New Convertible Notes issued thereunder that have been authenticated and delivered (except lost, stolen, mutilated or destroyed New Convertible Notes that have been replaced or paid and New Convertible Notes for whose payment money or certain United States government obligations have theretofore been deposited in trust or segregated and held in trust by Comstock and thereafter repaid to Comstock or discharged from such trust) have been delivered to the applicable Convertible Notes Trustee for cancellation; or

(b)

all New Convertible Notes issued thereunder that have not been delivered to the applicable Convertible Notes Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the applicable Convertible Notes Trustee for the serving of notice of redemption by such trustee in the name, and at the expense, of Comstock, and Comstock has irrevocably deposited or caused to be deposited with the applicable Convertible Notes Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the New Convertible Notes under the applicable series not theretofore delivered to such trustee for cancellation, for principal of, premium, if any, and interest on such New Convertible Notes to the date of deposit (in the case of notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from Comstock irrevocably directing the applicable Convertible Notes Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	Comstock has paid all other sums payable under the applicable Convertible Notes Indenture by Comstock; and

(3)

Comstock has delivered to the applicable Convertible Notes Trustee an officers’ certificate and an opinion of counsel which, taken together, state that all conditions precedent under the applicable Convertible Notes Indenture relating to the satisfaction and discharge of such indenture have been complied with.

Amendments and Waivers

From time to time, Comstock, the Subsidiary Guarantors, the applicable Convertible Notes Trustee and the Junior Lien Collateral Agent may, without the consent of the Holders of the applicable series of New Convertible Notes, amend or supplement the applicable Convertible Notes Indenture, the New Convertible Notes and the other Convertible Note Documents for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, such Convertible Notes

Indenture under the TIA, complying with the Junior Lien Intercreditor Agreement and/or the Collateral Trust Agreement, adding or releasing any Subsidiary Guarantor or Lien pursuant to the terms of such Convertible Notes Indenture, the Junior Lien Collateral Documents, the Junior Lien Intercreditor Agreement or the Collateral Trust Agreement, making, completing or confirming any grant of Collateral permitted or required by the Convertible Notes Indentures or any of the Convertible Note Documents related thereto, or making any change that does not adversely affect the rights of any Holder of the applicable series of New Convertible Notes. Other amendments and modifications of the applicable Convertible Notes Indenture or New Convertible Notes may be made by Comstock, the Subsidiary Guarantors and the applicable Convertible Notes Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding New Convertible Notes under the applicable series; provided, however, that no such modification or amendment may, without the consent of the applicable Holder of each outstanding New Convertible Note affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any New Convertible Note;

(2)	reduce the principal amount of, premium, if any, or interest on any New Convertible Note;

(3)	change the coin or currency of payment of principal of, premium, if any, or interest on, any New Convertible Note;

(4)	impair the right of any Holder of the applicable series of New Convertible Notes to institute suit for the enforcement of any payment on or with respect to any New Convertible Note;

(5)

reduce the above-stated percentage of aggregate principal amount of outstanding New Convertible Notes with respect to any series necessary to modify or amend the applicable Convertible Notes Indenture;

(6)

reduce the percentage of aggregate principal amount of outstanding New Convertible Notes with respect to any series necessary for waiver of compliance with certain provisions of the applicable Convertible Notes Indenture or for waiver of certain defaults;

(7)

modify any provisions of the applicable Convertible Notes Indenture relating to the modification and amendment of such indenture or the waiver of past defaults or covenants, except as otherwise specified;

(8)	modify any provisions of the applicable Convertible Notes Indenture relating to the Subsidiary Guarantees in a manner adverse to the applicable Holders;

(9)

amend, change or modify the obligation of Comstock to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Prepayment Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto; or

(10)

release any Subsidiary Guarantor of such New Convertible Notes from any of its obligations under its Junior Lien Subsidiary Guarantee or the applicable Convertible Notes Indenture, except in accordance with the terms of such Convertible Notes Indenture, the Junior Lien Intercreditor Agreement and/or the Collateral Trust Agreement.

The Holders of not less than a majority in aggregate principal amount of the outstanding New Convertible Notes under an applicable series may, on behalf of the Holders of all such New Convertible Notes, waive any past default under the applicable Convertible Notes Indenture, except a default in the payment of principal of, premium, if any, or interest on such New Convertible Notes, or in respect of a covenant or provision that under the applicable Convertible Notes Indenture cannot be modified or amended without the consent of the Holder of each New Convertible Note outstanding.

Notwithstanding anything to the contrary herein, the consent of Holders representing at least two-thirds of outstanding New Convertible Notes under the applicable series will be required to release the Liens for the benefit of the Holders of such New Convertible Notes on all or substantially all of the Collateral, other than in accordance with the Convertible Note Documents applicable to such series of New Convertible Notes.

In addition to the foregoing, the Junior Lien Intercreditor Agreement and the Collateral Trust Agreement may be amended in accordance with its terms and without the consent of any Holder of a series of New Convertible Notes, the Convertible Notes Trustees, the Junior Lien Collateral Agent or the Priority Lien Collateral Agent to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness subject thereto and to establish that the Liens on any Collateral securing such Indebtedness shall rank equally with the Junior Liens on such Collateral securing the Convertible Note Obligations then outstanding.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, partner or trustee of Comstock or any Subsidiary Guarantor, as such, shall have any liability for any obligations of Comstock or any Subsidiary Guarantor under the Convertible Note Documents for each series of New Convertible Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a New Convertible Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of each series of New Convertible Notes.

The Convertible Notes Trustees

American Stock Transfer & Trust Company, LLC will serve as trustee under each of the Convertible Notes Indentures. Each Convertible Notes Indenture (including provisions of the TIA incorporated by reference therein) contains limitations on the rights of the Convertible Notes Trustee thereunder, should it become a creditor of Comstock, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each Convertible Notes Indenture permits the applicable Convertible Notes Trustee to engage in other transactions; provided that if it acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict or resign. American Stock Transfer & Trust Company, LLC also serves as trustee under the Old Indentures and the Senior Secured Notes Indenture.

Notwithstanding anything to the contrary contained herein, the Convertible Notes Trustees shall have no responsibility for (i) preparing, recording, filing, re-recording, or re-filing any financing statement, perfection statement, continuation statement or other instrument in any public office or for otherwise ensuring the perfection or maintenance of any security interest granted pursuant to, or contemplated by, any document; (ii) taking any necessary steps to preserve rights against any parties with respect to the Collateral; or (iii) taking any action to protect against any diminution in value of the Collateral.

Governing Law

The Convertible Notes Indentures, the New Convertible Notes, the Junior Lien Subsidiary Guarantees related to each series of New Convertible Notes, the Junior Lien Intercreditor Agreement and the Collateral Trust Agreement are governed by, and construed and enforced in accordance with, the laws of the State of New York.

Available Information

Anyone who receives this prospectus may obtain a copy of the Convertible Notes Indentures, the form of New Convertible Notes, the Junior Lien Intercreditor Agreement, the Collateral Trust Agreement and the Junior Lien Collateral Agreements without charge by writing to Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attention: Roland O. Burns.

Book Entry, Delivery and Form

The New Convertible Notes will be issued in registered, global form in denominations of integral multiples of $1.00 (the “Global Notes”). New Convertible Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC, by a nominee of DTC to another nominee of DTC, or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive New Convertible Notes in registered certificated form, or Certificated Notes, except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of New Convertible Notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Comstock takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Comstock that DTC is a limited-purpose trust company created to hold securities for its participating organizations, or collectively, the “Participants”, and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, or collectively, the “Indirect Participants.” Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Comstock that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants.

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have New Convertible Notes registered in their names, will not receive physical delivery of New Convertible Notes in certificated form and will not be considered the registered owners or “holders” thereof under the applicable Convertible Notes Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Convertible Notes Indenture. Under the terms of the Convertible Notes Indenture, Comstock and the Convertible Notes Trustee, registrar and paying agent will treat the Persons in whose names the New Convertible Notes, including the Global Notes, are registered as the owners of the New Convertible Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Comstock, the Convertible Notes Trustee nor any Agent of Comstock or the Convertible Notes Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants, or Indirect Participants.

DTC has advised Comstock that its current practice, at the due date of any payment in respect of securities such as the New Convertible Notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the New Convertible Notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Convertible Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Convertible Notes Trustee, any Agent or Comstock. Neither Comstock nor the Convertible Notes Trustee or any other Agent will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the New Convertible Notes, and Comstock and the Convertible Notes Trustee and any other Agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the New Convertible Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Comstock that it will take any action permitted to be taken by a Holder of New Convertible Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Convertible Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the applicable series of New Convertible Notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such New Convertible Notes to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in denominations of integral multiples of $1.00 if:

(1) DTC notifies Comstock that it is unwilling or unable to continue to act as depositary for the Global Notes or DTC is no longer a clearing agency registered under the Exchange Act and, in either case, Comstock fails to appoint a successor depositary within 90 days of such notice;

(2) Comstock, at its option, but subject to DTC’s requirements, notifies the Convertible Notes Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the applicable series of New Convertible Notes and DTC notifies the applicable Convertible Notes Trustee of its decision to exchange such Global Notes for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the applicable Convertible Notes Indenture.

Same Day Settlement and Payment

Comstock will make payments in respect of the New Convertible Notes represented by the Global Notes (including principal, premium, if any, and Cash Interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Comstock will make all payments of principal, Cash Interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The New Convertible Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Convertible Notes will, therefore, be required by DTC to be settled in immediately available funds. Comstock expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Comstock that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

“Act of Junior Lien Debtholders” means, as to any matter at any time, a direction in writing delivered to the Junior Lien Collateral Agent by or with the written consent of the holders of Convertible Note Obligations representing the Required Junior Lien Debtholders.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

“Additional Assets” means:

(1)	any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto;

(2)

Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary;

(3)	the acquisition from third parties of Capital Stock of a Restricted Subsidiary; or

(4)	capital expenditures by Comstock or a Restricted Subsidiary in the Oil and Gas Business.

“Additional New Senior Secured Notes” means the additional securities issued under the Senior Secured Notes Indenture solely in connection with the payment of interest in kind on the New Senior Secured Notes.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(1)	the sum of:

(a)

discounted future net revenues from proved oil and gas reserves of Comstock and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes, as estimated by Comstock and confirmed by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of Comstock’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)	estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and

(ii)

estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(iii)	estimated proved oil and gas reserves produced or disposed of since such year-end, and

(iv)

estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report);

provided that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by Comstock’s petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (1)(a) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers;

(b)

the capitalized costs that are attributable to oil and gas properties of Comstock and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on Comstock’s books and records as of a date no earlier than the date of Comstock’s latest annual or quarterly financial statements;

(c)	the Net Working Capital on a date no earlier than the date of Comstock’s latest annual or quarterly financial statements; and

(d)

the greater of (i) the net book value on a date no earlier than the date of Comstock’s latest annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of Comstock and its Restricted Subsidiaries, as of the date no earlier than the date of Comstock’s latest audited financial statements, minus

(2)	the sum of:

(a)	Minority Interests;

(b)	any net gas balancing liabilities of Comstock and its Restricted Subsidiaries reflected in Comstock’s latest audited financial statements;

(c)

to the extent included in (1)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in Comstock’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of Comstock and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(d)

the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of Comstock and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Adjusted Net Assets” of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Junior Lien Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and the term “Affiliated” shall have the meaning correlative to the foregoing. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

“Agents” means, collectively, the Priority Collateral Agent, the Junior Lien Collateral Agent and each Convertible Notes Trustee, and “Agent” means any one of them.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than Comstock or any of its Restricted Subsidiaries (including, without limitation, by means of a Production Payment, net profits interest, overriding royalty interest, sale and leaseback transaction, merger or consolidation) (collectively, for purposes of this definition, a “transfer”), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the properties and assets of any division or line of business of Comstock or any of its Restricted Subsidiaries or (iii) any other properties or assets of Comstock or any of its Restricted Subsidiaries other than (a) a transfer of cash, Cash Equivalents, hydrocarbons or other mineral products in the ordinary course of business or (b) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas properties in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” also shall not include (A) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under “—Merger, Consolidation and Sale of Assets;” (B) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the “Limitation on Restricted Payments” covenant; or (C) any transfer (in a single transaction or a series of related transactions) of properties or assets (including Capital Stock) having a Fair Market Value of less than $25.0 million.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Authorized Representative” means (a) in the case of the Revolving Credit Agreement Obligations or the Revolving Credit Agreement Secured Parties, the Revolving Credit Agreement Agent, (b) in the case of the Senior Secured Note Obligations or the Senior Secured Notes Trustee and the holders of the New Senior Secured Notes, the Senior Secured Notes Trustee and (c) in the case of the Convertible Note Obligations and the Holders of the applicable series of New Convertible Notes, the applicable Convertible Notes Trustee.

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the applicable Convertible Notes Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after the date of the applicable Convertible Notes Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of this Indenture will be deemed not to represent a Capitalized Lease Obligation.

“Cash Equivalents” means:

(1)

any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2)

demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million;

(3)

commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Comstock and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5)	overnight bank deposits and bankers acceptances at any commercial bank meeting the qualifications specified in clause (2) above;

(6)

deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is a lending bank under the Revolving Credit Agreement, provided all such deposits do not exceed $5.0 million in the aggregate at any one time;

(7)

demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (2) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and

(8)	investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any event or series of events by which:

(1)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of Comstock;

(2)

Comstock consolidates with or merges into another Person or any Person consolidates with, or merges into, Comstock, in any such event pursuant to a transaction in which the outstanding Voting Stock of Comstock is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of Comstock is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the Voting Stock of Comstock immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction;

(3)

Comstock, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of Comstock and such Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than Comstock or a Wholly Owned Restricted Subsidiary);

(4)

during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Comstock (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Comstock was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Comstock then in office; or

(5)	Comstock is liquidated or dissolved.

“Charter Amendment” means the amendment of Comstock’s restated articles of incorporation to increase the number of shares of Comstock’s common stock authorized for issuance in an amount to provide a sufficient number of authorized shares of the Comstock’s common stock for the issuance of shares upon conversion of all of the outstanding New Convertible Notes and, to the extent necessary, exercise of all of the New Warrants.

“Collateral” means all property wherever located and whether now owned or at any time acquired after the date of the applicable Convertible Notes Indenture by any Collateral Grantor as to which a Lien is granted under the Junior Lien Collateral Agreements to secure the New Convertible Notes or any Junior Lien Subsidiary Guarantee.

“Collateral Grantors” means Comstock and each Subsidiary Guarantor that is party to a Junior Lien Collateral Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means the common stock, par value $0.50 per share, of Comstock.

“Consolidated Exploration Expenses” means, for any period, exploration expenses of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio on a pro forma basis of (1) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of Comstock and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar- Denominated Production Payments, to (2) Consolidated Interest Expense for such period; provided, however, that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by Comstock or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of Comstock or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of Comstock, a fixed or floating rate of interest, shall be computed by applying, at the option of Comstock, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this provision, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (v) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (vi) if after the first day of the period referred to in clause (1) of this definition Comstock has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of Comstock within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (1) the interest expense of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation constituting Indebtedness, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (2) to the extent any Indebtedness of any Person (other than Comstock or a Restricted Subsidiary) is guaranteed by Comstock or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (3) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by Comstock and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (4) the aggregate amount of dividends paid (to the extent such dividends are not accrued in a prior period and excluding dividends paid in Qualified Capital Stock) or accrued on Disqualified Capital Stock of Comstock and its Restricted Subsidiaries, to the extent such Disqualified Capital Stock is owned by Persons other than Comstock or its Restricted Subsidiaries, less, to the extent included in any of clauses (1) through (4), amortization of capitalized debt issuance costs of Comstock and its Restricted Subsidiaries during such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Comstock and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding:

(1)	net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2)	net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

(3)

the net income (or net loss) of any Person (other than Comstock or any of its Restricted Subsidiaries), in which Comstock or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Comstock or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions are attributable to net income (or net loss) of such Person during such period or during any prior period);

(4)

the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(5)	dividends paid in Qualified Capital Stock;

(6)	income resulting from transfers of assets received by Comstock or any Restricted Subsidiary from an Unrestricted Subsidiary;

(7)	Consolidated Exploration Expenses and any write-downs or impairments of non-current assets; and

(8)	the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash expenses of Comstock and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).

“Convertible Note Documents” means the 2019 Convertible Notes Indenture or the 2020 Convertible Notes Indenture, as the context may require, the Junior Lien Collateral Agreements and any agreement instrument or other document evidencing or governing any Convertible Note Obligations related to the 2019 Convertible Notes Indenture or the 2020 Convertible Notes Indenture, as the context may require.

“Convertible Note Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Comstock or any Subsidiary Guarantor arising under the Convertible Notes Indentures, the New Convertible Notes, the Additional New 2019 Convertible Notes, the Additional New 2020 Convertible Notes, the Junior Lien Subsidiary Guarantees and the Junior Lien Collateral Agreements (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Comstock or any Subsidiary Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Convertible Notes Indentures” means, individually or collectively, as the context may require, the 2019 Convertible Notes Indenture and the 2020 Convertible Notes Indenture.

“Convertible Notes Trustees” means, individually or collectively, as the context may require, the 2019 Convertible Notes Trustee and the 2020 Convertible Notes Trustee.

“Daily VWAP” means for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WLL<equity>VWAP” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day, up to and including the final closing print (which is indicated by Condition Code “6” in Bloomberg) (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day, determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Comstock).

“Default” means any event, act or condition that is, or after notice or passage of time or both would become, an Event of Default.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Obligations;

(2)	payment in full in cash of the principal of and interest, premium (if any) and fees on all Priority Lien Obligations (other than any undrawn letters of credit);

(3)	discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all outstanding letters of credit constituting Priority Lien Obligations;

(4)

payment in full in cash of obligations in respect of Secured Swap Obligations that are secured by Priority Liens (and, with respect to any particular Secured Swap Obligation, termination of such agreement and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto (and communicated to the Priority Lien Collateral Agent)); and

(5)

payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);

provided that, if, at any time after the Discharge of Priority Lien Obligations has occurred, any Collateral Grantor enters into any Priority Lien Document evidencing a Priority Lien Obligation which incurrence is not prohibited by the applicable Secured Debt Documents, then such Discharge of Priority Lien Obligations shall automatically be deemed not to have occurred for all purposes of the Junior Lien Intercreditor Agreement with respect to such new Priority Lien Obligation (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Priority Lien Obligations), and, from and after the date on which Comstock designates such Indebtedness as a Priority Lien Obligation in accordance with the Junior Lien Intercreditor Agreement, the obligations under such Priority Lien Document shall automatically and without any further action be treated as Priority Lien Obligations for all purposes of the Junior Lien Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Junior Lien Intercreditor Agreement and any Convertible Note Obligations shall be deemed to have been at all times Convertible Note Obligations and at no time Priority Lien Obligations.

“Discharge of Revolving Credit Agreement Obligations” means, except to the extent otherwise provided in the Pari Passu Intercreditor Agreement, payment in full, in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Revolving Credit Agreement Obligations and, with respect to letters of credit outstanding under the Revolving Credit Agreement Obligations, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with the Revolving Credit Agreement and otherwise reasonably satisfactory to the Revolving Credit Agreement Agent, and termination of and payment in full in cash of, all Secured Swap Obligations, in each case after or concurrently with the termination of all commitments to extend credit thereunder and the termination of all commitments of the Revolving Credit Agreement Secured Parties under the Revolving Credit Agreement Documents; provided that the Discharge of Revolving Credit Agreement Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Revolving Credit Agreement Obligations that constitute an exchange or replacement for or a refinancing of such Revolving Credit Agreement Obligations.

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of Comstock is required to deliver a resolution of the Board of Directors under the applicable Convertible Notes Indenture, a member of the Board of Directors of Comstock who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of Comstock) in or with respect to such transaction or series of transactions.

“Disqualified Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased prior to the final Stated Maturity of the applicable series of New Convertible Notes or is redeemable at the option of the Holder thereof at any time prior to such final Stated Maturity of such New Convertible Notes, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity of such New Convertible Notes. For purposes of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock,” Disqualified Capital Stock shall be valued at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price plus accrued and unpaid dividends. For such purposes, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock which does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed or repurchased on the date of determination, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock; provided, however, that if such Disqualified Capital Stock is not at the date of determination permitted or required to be redeemed or repurchased, the “maximum fixed redemption or repurchase price” shall be the book value of such Disqualified Capital Stock.

“Dollar-Denominated Production Payments” means production payment obligations of Comstock or a Restricted Subsidiary recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Engineering Report” means a reserve report as of each December 31 and June 30, as applicable, with respect to all Hydrocarbons attributable to the Oil and Gas Properties of Comstock and the Subsidiary Guarantors prepared by an independent engineering firm of recognized standing in accordance with accepted industry practice and all updates thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning set forth above under the caption “Events of Default.”

“Excess Priority Lien Obligations” means Obligations constituting Priority Lien Obligations for the principal amount of loans, letters of credit, reimbursement Obligations under the Priority Lien Documents to the extent that such Obligations are in excess of the Priority Lien Cap.

“Exchange Offer and Consent Solicitation” means a series of transactions in which Comstock will (i) exchange the New Senior Secured Notes and the New Warrants for the Old Senior Secured Notes, (ii) exchange the New Convertible Notes for the Old Unsecured Notes and (iii) solicit the consent of the holders of the Old Senior Secured Notes and Old Unsecured Notes for certain amendments to the Old Indentures, including amendments to eliminate or amend certain of the restrictive covenants contained in the Old Indentures and release the collateral securing the Old Senior Secured Notes.

“Exchanged Properties” means properties or assets used or useful in the Oil and Gas Business received by Comstock or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

“Excluded Collateral” means any cash, certificate of deposit, deposit account, money market account or other such liquid assets to the extent that such cash, certificate of deposit, deposit account, money market account or other such liquid assets are on deposit or maintained with the Revolving Credit Agreement Agent or any other Revolving Credit Agreement Secured Party (other than the Priority Lien Collateral Agent, in its capacity as such) to cash collateralize letters of credit constituting Revolving Credit Agreement Obligations or Secured Swap Obligations constituting Revolving Credit Agreement Obligations.

“Fair Market Value” means with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property equal to or in excess of $10.0 million shall be determined by the Board of Directors of Comstock acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors delivered to the applicable Convertible Notes Trustee, and any lesser Fair Market Value may be determined by an officer of Comstock acting in good faith.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in the applicable Convertible Notes Indenture will be computed in conformity with GAAP.

The term “guarantee” means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, “guarantee” has a corresponding meaning.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing and any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means a Person in whose name a New Convertible Note is registered in the Note Register.

“Hydrocarbon Interest” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, operating rights, net profit interests, production payment interests and other similar types of interests, including any reserved or residual interest of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, with respect to any Person, without duplication:

(1)

all liabilities of such Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred and reserves established in the ordinary course of business) and all liabilities of such Person incurred in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, outstanding on the Issue Date or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2)

all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(3)	all obligations of such Person with respect to letters of credit;

(4)

all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising and reserves established in the ordinary course of business;

(5)	all Capitalized Lease Obligations of such Person;

(6)	the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person;

(7)

all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured);

(8)

all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); and

(9)	all obligations of such Person under or in respect of currency exchange contracts, oil and natural gas price hedging arrangements and Interest Rate Protection Obligations.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock shall be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of this definition. In addition, Disqualified Capital Stock shall be deemed to be Indebtedness.

Subject to clause (8) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any bankruptcy law with respect to any Collateral Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Collateral Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Collateral Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any liquidation, dissolution, reorganization or winding up of any Subsidiary of Comstock permitted by the applicable Convertible Note Documents), (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Collateral Grantor or (e) any other proceeding of any type or nature in which substantially all claims of creditors of any Collateral Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person’s and any of its Subsidiaries exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by such Person to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by Comstock in such Unrestricted Subsidiary at such time. “Investments” shall exclude (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the “Limitation on Indebtedness and Disqualified Capital Stock” covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (3) endorsements of negotiable instruments and documents in the ordinary course of business. If Comstock or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Comstock such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of Comstock, Comstock will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Comstock’s Investments in such Restricted Subsidiary that were not sold or disposed of.

“Issue Date” means the date of original issuance of the applicable series of New Convertible Notes.

“Junior Lien” means a Lien granted (or purported to be granted) by Comstock or any Subsidiary Guarantor in favor of the Junior Lien Collateral Agent, at any time, upon any assets or property of Comstock or any Subsidiary Guarantor to secure any Convertible Note Obligations.

“Junior Lien Collateral Agent” means the collateral agent for all holders of the Convertible Note Obligations. Bank of Montreal will initially serve as the Junior Lien Collateral Agent.

“Junior Lien Collateral Agreements” means, collectively, each Junior Lien Mortgage, the Junior Lien Pledge Agreement, the Junior Lien Security Agreement, the Junior Lien Intercreditor Agreement, the Collateral Trust Agreement and each other instrument, including any assignment, security agreement, mortgage, deed of trust, pledge agreement or other security instrument, creating Liens in favor of the Junior Lien Collateral Agent as required by the Convertible Note Documents, including the Junior Lien Intercreditor Agreement or the Collateral Trust Agreement, in each case, as the same may be in effect from time to time.

“Junior Lien Intercreditor Agreement” means (i) the Intercreditor Agreement among the Priority Lien Collateral Agent, the Junior Lien Collateral Agent, Comstock, each other Collateral Grantor and the other parties from time to time party thereto, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Convertible Notes Indentures or the Collateral Trust Agreement, as applicable and (ii) any replacement thereof that contains terms not materially less favorable to the Holders of the New Convertible Notes than the Junior Lien Intercreditor Agreement referred to in clause (i).

“Junior Lien Mortgage” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on Oil and Gas Properties and other related assets to secure payment of the New Convertible Notes and the Junior Lien Subsidiary Guarantees or any part thereof.

“Junior Lien Pledge Agreement” means each Pledge Agreement and Irrevocable Proxy to be entered into on the Issue Date in favor of the Junior Lien Collateral Agent for the benefit of the Holders of the New Convertible Notes and the other Convertible Note Obligations, the Convertible Notes Trustees and the Junior Lien Collateral Agent and each other pledge agreement in substantially the same form in favor of the Junior Lien Collateral Agent for the benefit of the Holders of the New Convertible Notes and the other Convertible Note Obligations, the Convertible Notes Trustees and the Junior Lien Collateral Agent delivered in accordance with the Convertible Notes Indentures and the Junior Lien Collateral Agreements.

“Junior Lien Security Agreement” means each Pledge Agreement and Irrevocable Proxy dated as of the Issue Date in favor of the Junior Lien Collateral Agent for the benefit of the Holders of the New Convertible Notes and the other Convertible Note Obligations, the Convertible Notes Trustees and the Junior Lien Collateral Agent and each other security agreement in substantially the same form in favor of the Junior Lien Collateral Agent for the benefit of the Holders of the New Convertible Notes and the other Convertible Note Obligations, the Convertible Notes Trustees and the Junior Lien Collateral Agent delivered in accordance with the Convertible Notes Indentures and the Junior Lien Collateral Agreements.

“Junior Lien Subsidiary Guarantee” means any guarantee of the New Convertible Notes by any Subsidiary Guarantor in accordance with the provisions described under “—Junior Lien Subsidiary Guarantees of New Convertible Notes” and “—Certain Covenants—Future Junior Lien Subsidiary Guarantees.”

“Lender Provided Hedging Agreement” means any Hedging Agreement between Comstock or any Subsidiary Guarantor and a Secured Swap Counterparty.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Liquid Securities” means securities (1) of an issuer that is not an Affiliate of Comstock, (2) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market and (3) as to which Comstock is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (1), (2) and (3) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 150 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 120 days of receipt thereof, for purposes of determining whether the transaction pursuant to which Comstock or a Restricted Subsidiary received the securities was in compliance with the provisions of the Convertible Notes Indenture described under “—Certain Covenants—Limitation on Asset Sales,” such securities shall be deemed not to have been Liquid Securities at any time.

“Material Change” means an increase or decrease (except to the extent resulting from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of Comstock and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves with respect to which Comstock’s estimate of the discounted future net revenues from proved oil and gas reserves has been confirmed by independent petroleum engineers and (ii) any dispositions of properties and assets during such quarter that were disposed of in compliance with the provisions of the applicable Convertible Notes Indenture described under “—Certain Covenants—Limitation on Asset Sales.”

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by Comstock or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means any property owned by a Collateral Grantor that is subject to the Liens existing and to exist under the terms of the Junior Lien Mortgages.

“Net Available Cash” from an Asset Sale or Sale/Leaseback Transaction means cash proceeds received therefrom (including (1) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and (2) the Fair Market Value of Liquid Securities and Cash Equivalents, and excluding (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale/Leaseback Transaction and (b) except to the extent subsequently converted to cash, Cash Equivalents or Liquid Securities within 240 days after such Asset Sale or Sale/Leaseback Transaction, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (1) and (2)), in each case net of (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale/Leaseback Transaction, (ii) all payments made on any Indebtedness (but specifically excluding Indebtedness of Comstock and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale or Sale/Leaseback Transaction) which is secured by any assets subject to such Asset Sale or Sale/Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale/Leaseback Transaction and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale/Leaseback Transaction and retained by Comstock or any Restricted Subsidiary after such Asset Sale or Sale/Leaseback Transaction; provided, however, that if any consideration for an Asset Sale or Sale/Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.

“Net Cash Proceeds” with respect to any issuance or sale of Qualified Capital Stock or other securities, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Working Capital” means (1) all current assets of Comstock and its Restricted Subsidiaries, less (2) all current liabilities of Comstock and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of Comstock prepared in accordance with GAAP.

“New Convertible Notes” means, individually or collectively, as the context may require, the New 2019 Convertible Notes and the New 2020 Convertible Notes.

“New Senior Secured Notes” means Comstock’s 10.0% Senior Secured Toggle Notes due 2020. Unless the context otherwise requires, all references to the New Senior Secured Notes shall include the Additional New Senior Secured Notes.

“New Warrants” means the warrants issued to the holders of the Old Senior Secured Notes in the Exchange Offer and Consent Solicitation that are exercisable for shares of the Company’s common stock.

“Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of Comstock or any Restricted Subsidiary incurred in connection with the acquisition by Comstock or such Restricted Subsidiary of any property or assets and as to which (i) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither Comstock nor any Subsidiary (other than an Unrestricted Subsidiary) (a) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness, or (b) is directly or indirectly liable for such Indebtedness, and (ii) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of Comstock or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Register” means the register maintained by or for Comstock in which Comstock shall provide for the registration of the applicable series of New Convertible Notes and the transfer of such New Convertible Notes.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, payments with respect to any letters of credit, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Oil and Gas Business” means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition.

“Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority have jurisdiction) that may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rightsofway, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Old Indentures” means (i) the Indenture, dated as of October 9, 2009 (the “Base Indenture”), among Comstock, the subsidiary guarantors named therein, and American Stock Transfer & Trust Company, LLC, as the successor trustee, as amended and supplemented by the Third Supplemental Indenture, dated as of March 14, 2011, among

Comstock, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to Comstock’s 7 3⁄4% Senior Notes due 2019, (ii) the Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, dated as of June 5, 2012, among Comstock, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to Comstock’s 9 1⁄2% Senior Notes due 2020 and (iii) the Indenture, dated as of March 13, 2015, among Comstock, the subsidiary guarantors named therein, and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to Comstock’s Old Senior Secured Notes.

“Old Senior Secured Notes” means Comstock’s 10% Senior Secured Notes due 2020.

“Old Unsecured Notes” means, collectively, Comstock’s 7 3⁄4% Senior Notes due 2019 and 9 1⁄2% Senior Notes due 2020.

“Permitted Collateral Liens” means Liens described in clauses (1), (2), (5), (6), (7), (8), (9), (10), (11), (13), (18), (19), (20), (21), (22), (23) and (24) of the definition of “Permitted Liens” that, by operation of law, have priority over the Liens securing the New Convertible Notes and the Junior Lien Subsidiary Guarantees.

“Permitted Investments” means any of the following:

(1)	Investments in Cash Equivalents;

(2)	Investments in property, plant and equipment used in the ordinary course of business;

(3)	Investments in Comstock or any of its Restricted Subsidiaries;

(4)

Investments by Comstock or any of its Restricted Subsidiaries in another Person, if (a) as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, Comstock or a Restricted Subsidiary and (b) such other Person is primarily engaged in the Oil and Gas Business;

(5)

entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business;

(6)

entry into any hedging arrangements in the ordinary course of business for the purpose of protecting Comstock’s or any Restricted Subsidiary’s production, purchases and resales against fluctuations in oil or natural gas prices;

(7)	entry into any currency exchange contract in the ordinary course of business;

(8)

Investments in stock, obligations or securities received in settlement of debts owing to Comstock or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of Comstock or any Restricted Subsidiary, in each case as to debt owing to Comstock or any Restricted Subsidiary that arose in the ordinary course of business of Comstock or any such Restricted Subsidiary;

(9)	guarantees of Indebtedness permitted under the “Limitation on Indebtedness and Disqualified Capital Stock” covenant;

(10)	investments in Unrestricted Subsidiaries or joint ventures in an aggregate amount not to exceed at any one time outstanding $25,000,000; and

(11)	other Investments, in an aggregate amount not to exceed at any one time outstanding the greater of (a) $25.0 million and (b) 5% of Adjusted Consolidated Net Tangible Assets.

“Permitted Liens” means the following types of Liens:

(1)

Liens securing Indebtedness of Comstock and any Subsidiary Guarantor under the Revolving Credit Agreement in an aggregate principal amount not to exceed $50.0 million at any time outstanding; provided that such Liens are subject to the Pari Passu Intercreditor Agreement;

(2)	Liens existing as of the Issue Date (excluding Liens securing Indebtedness of Comstock and any Subsidiary Guarantor under the Revolving Credit Agreement);

(3)

Liens on any property or assets of Comstock and any Subsidiary Guarantor securing (a) the New 2019 Convertible Notes issued on the Issue Date in this Exchange Offer and Consent Solicitation (and any assumption of obligations guaranteed thereby), the Additional New 2019 Convertible Notes issued in connection with the payment of interest thereon, and the Junior Lien Subsidiary Guarantees in respect thereof and (b) the New 2020 Convertible Notes issued on the Issue Date in this Exchange Offer and Consent Solicitation (and any assumption of obligations guaranteed thereby), the Additional New 2020 Convertible Notes issued in connection with the payment of interest thereon, and the Junior Lien Subsidiary Guarantees in respect thereof;

(4)	Liens in favor of Comstock or any Restricted Subsidiary;

(5)

Liens for taxes, assessments and governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Comstock or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(6)

statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(7)

Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

(8)

judgment and attachment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(9)

easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Comstock or any of its Restricted Subsidiaries;

(10)	any interest or title of a lessor under any capitalized lease or operating lease;

(11)

purchase money Liens; provided that (a) the related purchase money Indebtedness shall not be secured by any property or assets of Comstock or any Restricted Subsidiary other than the property or assets so acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) and any proceeds therefrom, (b) the aggregate principal amount of Indebtedness secured by such Liens it otherwise permitted to be incurred under the applicable Convertible Notes Indenture and does not exceed the cost of the property or assets so acquired and (c) the Liens securing such Indebtedness shall be created within 90 days of such acquisition;

(12)

Liens securing obligations under hedging agreements that Comstock or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production, purchases and resales against fluctuations in oil or natural gas prices;

(13)

Liens upon specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)

Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(15)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Comstock or its Restricted Subsidiaries relating to such property or assets;

(16)

Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Comstock or any of its Restricted Subsidiaries, including rights of offset and set-off;

(17)

Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under the applicable Convertible Notes Indenture;

(18)

Liens (other than Liens securing Indebtedness) on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

(19)	Liens on pipeline or pipeline facilities which arise by operation of law;

(20)

Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

(21)	Liens reserved in oil and gas mineral leases for bonus or rental payments or for compliance with the terms of such leases;

(22)

Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property, assets or services, and in the aggregate do not materially adversely affect the value of properties and assets of Comstock and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties and assets for the purposes for which such properties and assets are held by Comstock or any Restricted Subsidiaries;

(23)

Liens securing Non-Recourse Indebtedness; provided, however, that the related Non-Recourse Indebtedness shall not be secured by any property or assets of Comstock or any Restricted Subsidiary other than the property and assets acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) by Comstock or any Restricted Subsidiary with the proceeds of such Non-Recourse Indebtedness;

(24)

Liens on property existing at the time of acquisition thereof by Comstock or any Subsidiary of Comstock and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary; provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

(25)

Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Comstock or any of its Restricted Subsidiaries so long as such deposit and such defeasance are permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(26)

Priority Liens to secure the New Senior Secured Notes issued on the Issue Date (and the subsidiary guarantees in respect thereof) and incurred under clause (12) of the definition of “Permitted Indebtedness”;

(27)

Liens to secure any Permitted Refinancing Indebtedness incurred to renew, refinance, refund, replace, amend, defease or discharge, as a whole or in part, Indebtedness that was previously so secured; provided that (a) the new Liens shall be limited to all or part of the same property and assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (b) the new Liens have no greater priority relative to the applicable series of New Convertible Notes and the Junior Lien Subsidiary Guarantees, and the holders of the Indebtedness secured by such Liens have no greater intercreditor rights relative to the applicable series of New Convertible Notes and the Junior Lien Subsidiary Guarantees and the Holders thereof, than the original Liens and the related Indebtedness; and

(28)

additional Liens of Comstock or any Restricted Subsidiary of Comstock with respect to obligations that do not exceed at any one time outstanding $75,000,000; provided that Liens incurred under this clause (28) to secure Additional New Senior Secured Notes incurred under clause (11) of the second paragraph of “—Limitation on Indebtedness and Disqualified Capital Stock” shall be permitted to secure up to $91,875,000 in face amount of Additional New Senior Secured Notes issued under the Senior Secured Notes Indenture.

Notwithstanding anything in clauses (1) through (28) of this definition, the term “Permitted Liens” does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

“Permitted Refinancing Indebtedness” means Indebtedness of Comstock or a Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer or Prepayment Offer) outstanding Indebtedness of Comstock or any Restricted Subsidiary; provided that (1) if the Indebtedness (including the New Convertible Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the New Convertible Notes or the Junior Lien Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to the New Convertible Notes or the Junior Lien Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (2) such Indebtedness has a Stated Maturity for its final scheduled principal payment that is no earlier than the Stated Maturity for the final scheduled principal payment of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (3) if the Company or a Subsidiary Guarantor is the issuer of, or otherwise an obligor in respect of the Indebtedness being renewed, refinanced, refunded or repurchased, such Permitted Refinancing Indebtedness is not Incurred by any Restricted Subsidiary that is not the Company or a Subsidiary Guarantor, (4) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased and (5) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased by its terms provides that interest is payable only in kind, then such Indebtedness may not permit the payment of scheduled interest in cash; provided, further, that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of any premium required to be paid in connection with such renewal, extension or refinancing, refunding or repurchase pursuant to the terms of the Indebtedness being renewed, extended, refinanced, refunded or repurchased or the amount of any premium reasonably determined by Comstock as necessary to accomplish such renewal, extension, refinancing, refunding or repurchase, plus the amount of reasonable fees and expenses incurred by Comstock or such Restricted Subsidiary in connection therewith.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock,” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the Issue Date, including, without limitation, all classes and series of preferred or preference stock of such Person.

“Priority Lien” means a Lien granted (or purported to be granted) by Comstock or any Subsidiary Guarantor in favor of the Priority Lien Collateral Agent, at any time, upon any assets or property of Comstock or any Subsidiary Guarantor to secure any Priority Lien Obligations.

“Priority Lien Cap” means, as of any date, (a) the principal amount of Priority Lien Obligations (including any interest paid-in-kind) that may be incurred as “Permitted Indebtedness” as of such date, plus (b) the amount of all Secured Swap Obligations, to the extent such Secured Swap Obligations are secured by the Priority Liens, plus (c) the amount of accrued and unpaid interest (excluding any interest paid-in-kind) and outstanding fees, to the extent such Obligations are secured by the Priority Liens. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn.

“Priority Lien Collateral Agent” means the Revolving Credit Agreement Agent, or if the Revolving Credit Agreement ceases to exist, on the Junior Lien Intercreditor Agreement the collateral agent or other representative of the holders of the New Senior Secured Notes designated pursuant to the terms of the Priority Lien Documents and the Junior Lien Intercreditor Agreement.

“Priority Lien Collateral Agreements” means, collectively, each mortgage, pledge agreement, security agreement, instrument, assignment, deed of trust or other security instrument creating Priority Liens in favor of the Priority Lien Collateral Agent as required by the Revolving Credit Agreement, the Senior Secured Notes Indenture, the Priority Lien Intercreditor Agreements, in each case, as the same may be in effect from time to time.

“Priority Lien Documents” means, collectively, the Revolving Credit Agreement Documents and the Senior Secured Note Documents.

“Priority Lien Excluded Collateral” has the meaning set forth in the Priority Lien Intercreditor Agreement.

“Priority Lien Intercreditor Agreement” means (i) the Amended and Restated Priority Lien Intercreditor Agreement, among the Priority Lien Collateral Agent, Senior Secured Notes Trustee, the Revolving Credit Agreement Agent, Comstock, each other Collateral Grantor, the other parties from time to time party thereto, and American Stock Transfer & Trust Company, LLC in its capacity as the successor trustee under the Old Senior Secured Notes to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Priority Lien Documents and (ii) any replacement thereof.

“Priority Lien Obligations” means, collectively, (a) the Revolving Credit Agreement Obligations and (b) the Senior Secured Note Obligations, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.

“Priority Lien Security Documents” means, collectively, the Revolving Credit Agreement Documents and the Senior Secured Note Documents.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Proved and Probable Drilling Locations” means all drilling locations of the Collateral Grantors located in the Haynesville and Bossier shale acreage in the States of Louisiana and Texas that are Proved Reserves or classified, in accordance with the Petroleum Industry Standards, as “Probable Reserves.”

“Proved Reserves” means those Hydrocarbons that have been estimated with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable from the Oil and Gas Properties by existing producing methods under existing economic conditions.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

“Registration Rights Agreement” means the Registration Rights Agreement substantially in the form attached to each of the Convertible Notes Indentures.

“Relevant Stock Exchange” means The New York Stock Exchange or, if the Common Stock (or other security for which a Daily VWAP must be determined) is not then listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed.

“Required Junior Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Convertible Note Obligations then outstanding, calculated in accordance with the provisions described above under the caption “—Collateral Trust Agreement—Voting”. For purposes of this definition, Convertible Note Obligations registered in the name of, or beneficially owned by, Comstock or any Affiliate of Comstock will be deemed not to be outstanding.

“Required Stockholder Approval” means the approval by (1) a majority of the issued and outstanding shares of common stock of the amendment to Comstock’s restated articles of incorporation to increase the number of shares of Common Stock authorized for issuance in an amount to provide a sufficient number of authorized shares of Common Stock for the issuance of shares upon conversion of the New Convertible Notes and, to the extent necessary, exercise of the New Warrants and (2) a majority of the shares of Common Stock represented at the special meeting and entitled to vote on the issuance of the maximum number of shares of Common Stock that would be issued upon conversion of all of the outstanding New Convertible Notes and, to the extent necessary, exercise of all of the New Warrants.

“Restricted Investment” means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of “Unrestricted Subsidiary” and (ii) any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Comstock, whether existing on or after the Issue Date, unless such Subsidiary of Comstock is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Convertible Notes Indenture.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of March 4, 2015, among Comstock, the lenders from time to time party thereto and the Revolving Credit Agreement Agent, as amended, restated, modified, renewed, refunded, replaced or refinanced, from time to time.

“Revolving Credit Agreement Agent” means Bank of Montreal (or other agent designated in the Revolving Credit Agreement), together with its successors and permitted assigns in such capacity.

“Revolving Credit Agreement Documents” means the Revolving Credit Agreement and any other Loan Documents (as defined in the Revolving Credit Agreement).

“Revolving Credit Agreement Obligations” means, collectively, (a) the Obligations (as defined in the Revolving Credit Agreement) of Comstock and the Subsidiary Guarantors under the Revolving Credit Agreement Documents, in an aggregate principal amount for all such Obligations not to exceed $50,000,000, plus interest and all fees, costs, charges, penalties and expenses, including legal fees and expenses to the extent authorized under the Revolving Credit Agreement Documents, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, and (b) the Secured Swap Obligations.

“Revolving Credit Agreement Secured Parties” means, collectively, the Lenders (as defined in the Revolving Credit Agreement), the Secured Swap Counterparties and the Revolving Credit Agreement Agent.

“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means, with respect to Comstock or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by Comstock or any of its Restricted Subsidiaries of any principal property, whereby such property has been or is to be sold or transferred by Comstock or any of its Restricted Subsidiaries to such Person.

“Secured Debt” means, collectively, the Priority Lien Obligations and the Convertible Note Obligations.

“Secured Debt Documents” means, collectively, the Priority Lien Documents and the Convertible Note Documents.

“Secured Swap Counterparty” means, with respect to a Lender Provided Hedging Agreement, a counterparty that at the time such Hedging Agreement is entered into is a Lender (as defined in the Revolving Credit Agreement)

or an Affiliate of a Lender (including a Hedging Agreement in existence prior to the date hereof or prior to such Person or its Affiliate becoming a Lender); provided that, for the avoidance of doubt, the term “Lender Provided Hedging Agreement” shall not include any Hedging Agreement or transactions under any Hedging Agreement entered into after the time that such counterparty ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all obligations of Comstock or any Subsidiary Guarantor under any Lender Provided Hedging Agreement.

“Security Documents” means, collectively the Priority Lien Collateral Agreements and the Junior Lien Collateral Agreements.

“Senior Indebtedness” means any Indebtedness of Comstock or a Restricted Subsidiary (whether outstanding on the date hereof or hereinafter incurred), unless such Indebtedness is Subordinated Indebtedness.

“Senior Secured Note Documents” means the Senior Secured Note Indenture, the Priority Lien Collateral Agreements and any agreement, instrument or other document evidencing or governing the Senior Secured Note Obligations.

“Senior Secured Note Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Comstock or any Subsidiary Guarantor arising under the Senior Secured Notes Indenture, the New Senior Secured Notes, the Additional New Senior Secured Notes, the subsidiary guarantees thereof and the other Senior Secured Note Documents (as defined in the Senior Secured Notes Indenture) (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Comstock or any Subsidiary Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Senior Secured Notes Indenture” means the Indenture, dated as of                 , 2016, by and among Comstock, as issuer, the Subsidiary Guarantors and American Stock Transfer & Trust Company, LLC, as successor trustee, relating to the New Senior Secured Notes.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness of Comstock or a Subsidiary Guarantor which is expressly subordinated in right of payment to the New Junior Secured Notes or the Junior Lien Subsidiary Guarantees, as the case may be.

“Subsidiary” means, with respect to any Person, (1) a corporation a majority of whose Voting Stock is at the time owned, directly or indirectly, by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, or (2) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person have, directly or indirectly, at the date of determination thereof, at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Subsidiary Guarantor” means (1) Comstock Oil & Gas, LP, (2) Comstock Oil & Gas—Louisiana, LLC, (3) Comstock Oil & Gas GP, LLC, (4) Comstock Oil & Gas Investments, LLC, (5) Comstock Oil & Gas Holdings, Inc., (6) each of Comstock’s other Restricted Subsidiaries, if any, executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the applicable Convertible Notes Indenture and

(7) any Person that becomes a successor guarantor of the applicable series of New Convertible Notes in compliance with the provisions described under “—Junior Lien Subsidiary Guarantees of New Convertible Notes” and “Certain Covenants—Future Junior Lien Subsidiary Guarantees.”

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.

“Threshold Price” means, initially, $12.32. The Threshold Price is subject to adjustment in inverse proportion to the adjustments to the Conversion Rate pursuant to the terms of the applicable Convertible Notes Indenture.

“Trading Day” means a day on which:

(i) trading in the Common Stock (or other security for which a Daily VWAP must be determined) generally occurs on the Relevant Stock Exchange or, if the Common Stock (or such other security) is not then listed on the Relevant Stock Exchange, on the principal other market on which the Common Stock (or such other security) is then traded; and

(ii) a Daily VWAP for the Common Stock (or other security for which a Daily VWAP must be determined) is available on such securities exchange or market;

provided that if the Common Stock (or other security for which a Daily VWAP must be determined) is not so listed or traded, “Trading Day” means a business day.

“Unrestricted Subsidiary” means (1) any Subsidiary of Comstock that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of Comstock as provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Comstock may designate any Subsidiary of Comstock as an Unrestricted Subsidiary so long as (a) neither Comstock nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of Comstock or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; (c) such designation as an Unrestricted Subsidiary would be permitted under the “Limitation on Restricted Payments” covenant; and (d) such designation shall not result in the creation or imposition of any Lien on any of the properties or assets of Comstock or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the “Limitation on Liens” covenant); provided, however, that with respect to clause (a), Comstock or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (i) such liability constituted a Permitted Investment or a Restricted Payment permitted by the “Limitation on Restricted Payments” covenant, in each case at the time of incurrence, or (ii) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of Comstock shall be evidenced to the applicable Convertible Notes Trustee by filing a board resolution with such trustee giving effect to such designation. If, at any time any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of Comstock may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation on a pro forma basis, (i) no Default or Event of Default shall have occurred and be continuing, (ii) Comstock could incur $1.00 of additional Indebtedness under the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant and (iii) if any of the properties and assets of Comstock or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the “Limitation on Liens” covenant.

“Volumetric Production Payments” means production payment obligations of Comstock or a Restricted Subsidiary recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of Comstock to the extent (1) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than directors’ qualifying shares mandated by applicable law, is owned directly or indirectly by Comstock or (2) such Restricted Subsidiary does substantially all of its business in one or more foreign jurisdictions and is required by the applicable laws and regulations of any such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that Comstock, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned subsidiary.

PROPOSED AMENDMENTS TO EXISTING INDENTURES AND OLD NOTES

The description of the terms of the Existing Indentures and the Proposed Amendments set forth below is only a summary and is qualified in its entirety by reference to (i) the terms and conditions of the Existing Indentures and the old notes as currently in effect and (ii) the relevant terms of the Existing Indentures and the old notes as proposed to be modified by the Proposed Amendments, which will be substantially in the form of the Supplemental Indentures included as exhibits to the registration statement to which this prospectus relates, which you may examine and copy as set forth under “Where You Can Find Additional Information.” Each holder should carefully review this entire prospectus, the form of the Supplemental Indentures and the Existing Indentures before granting a consent. We are seeking consents to all the Proposed Amendments with respect to each series of old notes as a single proposal. Accordingly, a consent purporting to consent to only a portion of the Proposed Amendments with respect to any series of the old notes will not be valid. Each holder shall only be entitled to deliver a consent on the Proposed Amendments applicable to the series of old notes it holds.

Concurrently with the Exchange Offer and subject to the terms and conditions contained in this prospectus, we are conducting the Consent Solicitation for the Proposed Amendments to the Existing Indentures and old notes to eliminate or amend certain of the restrictive covenants contained in the Existing Indentures, release the collateral securing the Old Senior Secured Notes in accordance with Section 9.02(b) of the Existing Secured Notes Indenture and modify various other provisions contained in the Existing Indentures.

The Proposed Amendments, if adopted and effected, will eliminate certain of the covenants in each of the Existing Indentures governing our actions and will release the collateral securing the Old Senior Secured Notes. For more complete information regarding the effects of the Proposed Amendments, reference is made to the Existing Indentures, which are incorporated herein by reference and a copy of each of which may be obtained from the SEC’s website (http://www.sec.gov). See “Where You Can Find Additional Information.”

The Proposed Amendments will be effected by a supplemental indenture to each Existing Indenture, which are collectively referred to herein as the “Supplemental Indentures,” and will be substantially in the forms filed as exhibits to the registration statement relating to this prospectus, each of which will be executed by the Company, the guarantors thereof, and American Stock Transfer & Trust Company, LLC, as successor trustee, promptly following the receipt of the Required Consents (as defined below) from the applicable holders of old notes and which will become effective and binding on the applicable non-tendering holders upon the consummation of the Exchange Offer. If the Exchange Offer is terminated or withdrawn, the old notes are not accepted for exchange hereunder, or the Required Consents are not obtained with respect to the Proposed Amendments, the Proposed Amendments will not become effective.

The following is a summary of the Proposed Amendments. Additionally, Appendix 3: Terms of the Existing Indentures to be Modified by the Proposed Amendments hereto sets forth the language in each of the Existing Indentures that will be deleted or modified by the Proposed Amendments. Appendix 3 and the following summary do not purport to be comprehensive or definitive, and are both qualified in their entirety by reference to the forms of the Supplemental Indentures included as exhibits to the registration statement relating to this prospectus.

With respect to each exchanging holder, the Proposed Amendments relating to such holder’s old notes constitute a single proposal and an exchanging holder must consent to the Proposed Amendments relating to such holder’s old notes as an entirety and may not consent selectively with respect to such Proposed Amendments. A holder of old notes may not tender such old notes in the Exchange Offer without consenting to the Proposed Amendments applicable to such holder’s old notes, and the tender of old notes by a holder pursuant to the Exchange Offer will constitute the giving of consents by such holder to the Proposed Amendments relating to such holder’s old notes. Pursuant to the terms of each Existing Indenture, the consent of the holders of at least a majority in principal amount of the applicable series of old notes then outstanding is required to approve the Proposed Amendments to the corresponding Existing Indenture (other than with respect to the release of the collateral securing the Old Senior Secured Notes, which requires the consent of the holders of at least 66 2⁄3% of the aggregate principal amount of the Old Senior Secured Notes) (collectively, the “Required Consents”). Since the Minimum Condition threshold is greater than the threshold required to approve the Proposed Amendments and because consents to the Proposed Amendments are required if holders tender their old notes, the minimum threshold for the consents will automatically be achieved if the Minimum Condition is satisfied.

As of the date of this prospectus, the outstanding principal amount of the old notes is approximately $1.2 billion in the aggregate. If the Required Consents are received and the Proposed Amendments become effective with respect to each of the Existing Indentures, the Proposed Amendments will be binding on all non-exchanging holders of old notes (as applicable).

Release of Collateral Securing Old Senior Secured Notes. The Proposed Amendments with respect to the Existing Secured Notes Indenture would release the collateral securing the Old Senior Secured Notes in accordance with Section 9.02(b) of the Existing Secured Notes Indenture. Additionally, the effectiveness of all provisions of the Existing Secured Notes Indenture requiring the Company and the Subsidiary Guarantors to grant security interests and mortgages on their respective assets is terminated by the Proposed Amendments.

Deletion/Amendments of Covenants and Other Provisions. The Supplemental Indentures would, in substance, eliminate the following covenants and provisions from the respective Existing Indentures, which are identified below by their respective section references in the Existing Indentures (all capitalized terms not otherwise defined have the meanings assigned under the applicable Existing Indentures):

•	Existing Secured Notes Indenture

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Section 4.04        Certificates and Other Information (subsection 4.04(b)), which requires the Company to deliver certain schedules, certificates, reports, opinions, and other documents to the Trustee and the Collateral Agent.

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Section 4.07        Limitation on Restricted Payments, which limits the ability of the Company and the Restricted Subsidiaries to declare and pay dividends, purchase or otherwise acquire or retire the Capital Stock, options, warrants or other similar rights of the Company or certain Affiliates, make principal payments on or repurchase, redeem or otherwise acquire and retire Subordinated Indebtedness, or make Restricted Investments, subject to certain exceptions.

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Section 4.08        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries, under which the Company agrees that it will not, and will not allow its Restricted Subsidiaries to, agree to any consensual encumbrance or restriction on the ability of a Restricted Subsidiary to pay dividends, make loans or other distributions, or transfer property or assets to the Company or any other Restricted Subsidiary, with certain exceptions.

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Section 4.09        Limitation on Indebtedness and Disqualified Capital Stock, limits the ability of the Company and its Restricted Subsidiaries to incur liabilities for certain Indebtedness or issue Disqualified Capital Stock, with certain exceptions.

•	Section 4.10 Limitation on Asset Sales (subsection 4.10(a)), which limits the ability of the Company and its Restricted Subsidiaries to consummate any Asset Sale, with certain exceptions.

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Section 4.11        Limitation on Transactions with Affiliates, which limits the ability of the Company and its Restricted Subsidiaries to enter into certain transactions with, or for the benefit of, an Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary), unless certain conditions are met.

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Section 4.12        Limitation on Liens, which limits the ability of the Company and its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien securing Indebtedness on any of its property or assets, except for Permitted Liens.

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Section 4.16        Future Designation of Restricted and Unrestricted Subsidiaries, which permits the Board of Directors of the Company to designate Restricted Subsidiaries as Unrestricted Subsidiaries, and Unrestricted Subsidiaries as Restricted Subsidiaries, each subject to certain conditions. This provision will be amended to provide that the Company cannot designate any Restricted Subsidiary as an Unrestricted Subsidiary after the closing of the Exchange Offer.

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Section 4.17        Suspended Covenants, which provides that the Company and its Restricted Subsidiaries need not comply with Sections 4.07 (Limitation on Restricted Payments), 4.08 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries), 4.09 (Limitation on Indebtedness and Disqualified Capital Stock), 4.10 (Limitation on Asset Sales), 4.11 (Limitation on Transactions with Affiliates), and 5.01(a)(2) of the Indenture so long as the Old Senior Secured Notes have Investment Grade Ratings or better, and no Default or Event of Default has occurred and is continuing.

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Section 4.19        Limitation on Certain Agreements, whereby the Company agrees that it will not permit any Collateral Grantor to enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay or otherwise acquire or retire any Indebtedness of any person, with certain exceptions.

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Section 4.20        Limitation on Sale and Leaseback Transactions, whereby the Company agrees that it will not, and it will not permit any of its Restricted Subsidiaries, to enter into any Sale/Leaseback Transaction, subject to certain exceptions.

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Section 5.01        Merger, Consolidation or Sale of Assets (subsection 5.01(a)(3)), which requires that immediately after giving effect to a consolidation or merger of the Company with or into another person, or the sale, assignment, conveyance, transfer, lease, or disposal of all of substantially all of its assets to another person either (i) the Company (or the Surviving Entity) could Incur $1.00 of additional Indebtedness under the conditions set forth under Section 4.09(a) of the Indenture or (ii) the Fixed Charge Coverage Ratio of the Company will be equal to or greater than such ratio immediately before such transaction or transactions, on a pro forma basis.

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Section 6.01        Events of Default (clauses (c), (e), (f) and (g)), which classify the following as Events of Default: (i) (a portion of clause (c)) - failure by the Company to comply with the provisions described under Section 4.10 (Limitation on Asset Sales); (ii) (clause (e)) - certain defaults under the Revolving Credit Agreement; (iii) (clause (f)) - default under certain other mortgages, indentures or instruments and judgments; and (iv) (clause (g)) - certain defaults under the Collateral Agreements.

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Section 11.01      Collateral Agreements; Additional Collateral, which generally provides that the Old Senior Secured Note obligations will be secured by Collateral, and specifically provides the manner and process thereby.

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Section 11.04      No Impairment of Security Interests, whereby the Company agrees that it and the Collateral Grantors will not take any action or knowingly omit to take any action that would materially impair the security interests in the Collateral granted under the Collateral Agreements.

•	Existing 2020 Notes Indenture

•	Section 5.1 Events of Default (clauses (f), and (h)), which classify the following as Events of Default: (i) (clause (f)) - the occurrence and continuation of any default in the payment of any

Indebtedness of the Company (other than the Old 2020 Notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, shall exceed $50,000,000; and (ii) (clause (h)) - failure by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary to pay final judgments or orders rendered against the Company or any Subsidiary Guarantor or any other Restricted Subsidiary aggregating in excess of $50,000,000, subject to certain conditions.

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Section 7.1        Company May Consolidate, Etc., Only on Certain Terms (subsection 7.1(c)), which requires that immediately after giving effect to a consolidation or merger of the Company with or into another person, or the sale, assignment, conveyance, transfer, lease, or disposal of all of substantially all of its assets to another person either (i) the Company (or the Surviving Entity) could Incur $1.00 of additional Indebtedness under the conditions set forth under Section 4.09(a) of the Indenture or (ii) the Fixed Charge Coverage Ratio of the Company will be equal to or greater than such ratio immediately before such transaction or transactions, on a pro forma basis.

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Section 9.10        Limitation on Restricted Payments, which limits the ability of the Company and the Restricted Subsidiaries to declare and pay dividends, purchase or otherwise acquire or retire the Capital Stock, options, warrants or other similar rights of the Company or certain Affiliates, make principal payments on or repurchase, redeem or otherwise acquire and retire Subordinated Indebtedness, or make Restricted Investments, subject to certain conditions.

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Section 9.12        Limitation on Indebtedness and Disqualified Capital Stock, limits the ability of the Company and its Restricted Subsidiaries to incur liabilities for certain Indebtedness or issue Disqualified Capital Stock, with certain exceptions.

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Section 9.14        Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries, whereby the Company agrees that it will not permit any Restricted Subsidiary to issue or sell any Preferred Stock to any person other than to the Company or one of its Wholly Owned Restricted Subsidiaries, and will not permit any person other than the Company or one of its Wholly Owned Restricted Subsidiaries to own any Preferred Stock of any other Restricted Subsidiary, subject to certain exceptions.

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Section 9.15        Limitation on Liens, whereby the Company agrees that it will not, and will not permit any Restricted Subsidiary to incur any Lien of any kind, except for Permitted Liens, upon any of their respective Properties, subject to certain exceptions.

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Section 9.18        Limitation on Transactions with Affiliates, which limits the ability of the Company and its Restricted Subsidiaries to enter into certain transactions, with or for the benefit of, an Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless certain conditions are met.

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Section 9.19        Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries, under which the Company agrees that it will not, and will not allow its Restricted Subsidiaries to, to agree to any consensual encumbrance or restriction on the ability of a Restricted Subsidiary to pay dividends, make loans or other distributions, or transfer property or assets to the Company or any other Restricted Subsidiary, with certain exceptions.

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Section 9.20        Limitation on Sale and Leaseback Transactions, whereby the Company agrees that it will not, and it will not permit any of its Restricted Subsidiaries, to enter into any Sale/Leaseback Transaction, subject to certain exceptions.

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Section 9.21        Covenant Suspension, which provides that the Company and its Restricted Subsidiaries need not comply with Sections 7.1(c), 9.10 (Limitation on Restricted Payments), 9.12 (Limitation on Indebtedness and Disqualified Capital Stock), 9.14 (Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries), 9.18 (Limitation on Transactions with Affiliates), and 9.19 (Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries) of the Indenture so long as the Old 2020 Notes have Investment Grade Ratings or better, and no Default or Event of Default has occurred and is continuing. The portion of Section 9.21 that permits the suspension of Section 9.17 (Limitation on Asset Sales) will not be deleted.

•	Existing 2019 Notes Indenture

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Section 5.1        Events of Default (clauses (f), and (h)), which classify the following as Events of Default: (i) (clause (f)) - the occurrence and continuation of any default in the payment of any Indebtedness of the Company (other than the Old 2019 Notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, shall exceed $50,000,000; and (ii) (clause (h)) - failure by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary to pay final judgments or orders rendered against the Company or any Subsidiary Guarantor or any other Restricted Subsidiary aggregating in excess of $50,000,000, subject to certain conditions.

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Section 7.1        Company May Consolidate, Etc., Only on Certain Terms (subsection 7.1(c)), which requires that immediately after giving effect to a consolidation or merger of the Company with or into another person, or the sale, assignment, conveyance, transfer, lease, or disposal of all of substantially all of its assets to another person either (i) the Company (or the Surviving Entity) could Incur $1.00 of additional Indebtedness under the conditions set forth under Section 4.09(a) of the Indenture or (ii) the Fixed Charge Coverage Ratio of the Company will be equal to or greater than such ratio immediately before such transaction or transactions, on a pro forma basis.

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Section 9.10        Limitation on Restricted Payments, which limits the ability of the Company and the Restricted Subsidiaries to declare and pay dividends, purchase or otherwise acquire or retire the Capital Stock, options, warrants or other similar rights of the Company or certain Affiliates, make principal payments on or repurchase, redeem or otherwise acquire and retire Subordinated Indebtedness, or make Restricted Investments, subject to certain conditions.

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Section 9.12        Limitation on Indebtedness and Disqualified Capital Stock, limits the ability of the Company and its Restricted Subsidiaries to incur liabilities for certain Indebtedness or issue Disqualified Capital Stock, with certain exceptions.

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Section 9.14        Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries, whereby the Company agrees that it will not permit any Restricted Subsidiary to issue or sell any Preferred Stock to any person other than to the Company or one of its Wholly Owned Restricted Subsidiaries, and will not permit any person other than the Company or one of its Wholly Owned Restricted Subsidiaries to own any Preferred Stock of any other Restricted Subsidiary, subject to certain exceptions.

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Section 9.15        Limitation on Liens, whereby the Company agrees that it will not, and will not permit any Restricted Subsidiary to incur any Lien of any kind, except for Permitted Liens, upon any of their respective Properties, subject to certain exceptions.

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Section 9.18        Limitation on Transactions with Affiliates, which limits the ability of the Company and its Restricted Subsidiaries to enter into certain transactions with, or for the benefit of, an Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless certain conditions are met.

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Section 9.19        Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries, under which the Company agrees that it will not, and will not allow its Restricted Subsidiaries to, to agree to any consensual encumbrance or restriction on the ability of a Restricted Subsidiary to pay dividends, make loans or other distributions, or transfer property or assets to the Company or any other Restricted Subsidiary, with certain exceptions.

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Section 9.20        Limitation on Sale and Leaseback Transactions, whereby the Company agrees that it will not, and it will not permit any of its Restricted Subsidiaries, to enter into any Sale/Leaseback Transaction, subject to certain exceptions.

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Section 9.21        Covenant Suspension, which provides that the Company and its Restricted Subsidiaries need not comply with Sections 7.1(c), 9.10 (Limitation on Restricted Payments), 9.12 (Limitation on Indebtedness and Disqualified Capital Stock), 9.14 (Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries), 9.18 (Limitation on Transactions with Affiliates), and 9.19 (Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries) of the Indenture so long as the Old 2019 Notes have Investment Grade Ratings or better, and no Default or Event of Default has occurred and is continuing. The portion of Section 9.21 that permits the suspension of Section 9.17 (Limitation on Asset Sales) will not be deleted.

Effect of Deleted Sections. Each of the Supplemental Indentures will provide that failure to comply with the terms of any of the foregoing deleted sections or subsections of the Existing Indentures shall no longer constitute a Default or an Event of Default under such Existing Indenture, and shall no longer have any other consequence under such Existing Indenture. Each of the Supplemental Indentures will also amend the Existing Indentures to provide that provisions in such Existing Indenture that authorize action by the Company or any Subsidiary Guarantor when permitted by a deleted section or which is to be done in accordance with a deleted section, shall be deemed to permit such action (unless prohibited by such deleted section or performed in a way consistent with such section), and, otherwise, references in the Existing Indentures to deleted provisions shall also no longer have any effect or consequence under such Existing Indenture.

Deletion and Modification of Definitions. The Proposed Amendments would also delete or modify certain definitions from each of the Existing Indentures and old notes when necessary as a result of the foregoing.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the exchange of old notes for new notes and warrants as well as the ownership of the new notes, warrants and shares of common stock of the Company (the “Shares”). This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (“Treasury Regulations”) and administrative interpretations and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and we do not intend to seek a ruling from the United States Internal Revenue Service (the “IRS”), as to any of the tax consequences discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described below.

This summary only addresses beneficial owners of old notes (“Holders”) and does not apply to persons subject to special treatment under United States federal income tax law (including, without limitation, a bank, governmental authority or agency, financial institution, insurance company, pass-through entity, tax-exempt organization, broker or dealer in securities, mutual fund, small business investment company, employee, a person holding old notes, new notes, warrants or Shares that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction, a person that owns more than 10% of the Shares (actually or constructively), a person that is in bankruptcy or a regulated investment company or real estate investment trust). This summary assumes that the Holders hold old notes, and will hold the new notes, warrants, if any, and Shares, as “capital assets” within the meaning of Section 1221 of the Code (generally property held for investment). This summary does not purport to cover all aspects of United States federal income taxation that may apply to a Holder based on the Holder’s particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under federal estate and gift tax laws or state, local or foreign tax law.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership for United States federal income tax purposes that holds an old note, new note, warrant or Share generally will depend on the status of the partner and the activities of the partner and the partnership. If a Holder is a partnership, or a partner in a partnership holding old notes, new notes, warrants or Shares, such Holder should consult its own tax advisor.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO A PARTICULAR HOLDER. ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE TO THE TRANSACTIONS DESCRIBED IN THIS REGISTRATION STATEMENT.

Characterization of the New Notes

The proper characterization of the new notes as debt or equity for United States federal income tax purposes is uncertain. The determination of whether an instrument is properly characterized as debt or equity for United States federal income tax purposes is a facts and circumstances analysis and depends on many factors, including, among others: (i) the intention of the parties, (ii) the seniority and security of the instrument in the issuer’s capital structure, (iii) the projected ability of the issuer to make scheduled payments of interest and principal on the instrument, (iv) the overlap in ownership of debt and equity holders, (v) the debt to equity ratio of the issuer and (vi) in the case of a convertible instrument like the New Convertible Notes, the likelihood of conversion of the instrument (judged in part by whether, and, if so, by how much, the conversion price of the instrument is less than the fair market value of the underlying stock at the time of issuance–that is, by whether, and the extent to which, the conversion feature is “in the money” at issuance). The new notes have some features that are equity-like (e.g., the conversion feature on the New Convertible Notes), and other features that are debt-like, including the fact that the new notes are senior secured obligations of the Company. We intend to characterize all of the new notes as debt for applicable tax purposes and the remainder of the discussion below assumes that the new notes are so treated. However, there can be no assurance that the IRS will not assert, and that a court will not determine, that certain of the new notes instead should be treated as equity. Each Holder should consult its own tax advisor regarding the proper characterization of the new notes for United States federal, state and local, and non-United States, tax purposes, and the consequences to it of such treatment given its individual circumstances.

Additional Payments

In certain circumstances, we may be required to pay amounts in redemption of the new notes (for example, in the case of an optional redemption or a change in control, as described in “Description of New Senior Secured Notes” under the headings “—Redemption—Optional Redemption” and “—Redemption—Offers to Purchase”; and as described in “Description of New Convertible Notes—Redemption” under the headings “—Optional Redemption of the New 2019 Convertible Notes,” “—Offers to Purchase the New 2019 Convertible Notes,” “—Optional Redemption of the New 2020 Convertible Notes,” and “—Offers to Purchase the New 2020 Convertible Notes”), that are in excess of the stated principal amount and interest on the new notes. Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts does not result in the new notes being treated as contingent payment debt instruments under applicable Treasury Regulations. If we become obligated to pay additional amounts in redemption, then we intend to take the position that such amounts will be treated as additional proceeds and taxed as described below under the heading “—Consequences to United States Holders—Consequences of Disposing of New Notes—Sale or Other Taxable Disposition” and “—Consequences to Non-United States Holders—Sale or Other Taxable Disposition of New Notes,” as applicable. These positions will be based on our determination that, as of the date of the issuance of the new notes, the possibility that additional amounts in redemption of the new notes will have to be paid is a remote or incidental contingency within the meaning of applicable Treasury Regulations.

Our determination that these contingencies are remote or incidental is binding on a Holder, unless the Holder explicitly discloses to the IRS that it is taking a different position in the manner required by applicable Treasury Regulations. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a Holder may be required to accrue interest income on the new notes based upon a comparable yield, regardless of its method of accounting. The “comparable yield” is the yield at which we would issue a fixed rate debt instrument with no contingent payments and no conversion feature, but with terms and conditions otherwise similar to those of the new notes; that yield would be higher than the stated yield on the new notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the new notes would be recharacterized as ordinary income. Each Holder should consult its own tax advisor regarding the tax consequences of the new notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the new notes will not be treated as contingent payment debt instruments.

Consequences to United States Holders

This section applies only to United States Holders. For purposes of this summary, a Holder is a “United States Holder” if the Holder is a beneficial owner of old notes, new notes, warrants or Shares that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

Receipt of Warrants

The U.S. federal income tax treatment of the receipt of any warrants in the Exchange Offer is uncertain. The receipt of warrants may be characterized as either (a) additional consideration received for the old notes in the Exchange Offer or (b) separate consideration for consenting to the Proposed Amendments. Although not free from doubt, we intend to treat the receipt of warrants as consideration received by a Holder for old notes surrendered in the Exchange Offer. Unless otherwise stated, the remainder of the discussion below assumes that the warrants are so treated. However, the IRS or a court could take a different position with respect to warrants.

In the event that the warrants are not treated as additional consideration received for the old notes in the Exchange Offer, such warrants likely would be treated as a separate payment in the nature of a fee paid for such Holder consenting to the Proposed Amendments, and the fair market value of the warrants would be treated as ordinary income that must be included in the Holder’s gross income when received or accrued in accordance with that Holders’ method of accounting. Each Holder should consult its own tax advisor with respect to the proper treatment of warrants received by such Holder as part of the Exchange Offer.

Exchange of Old Notes for New Notes and Warrants

The United States federal income tax consequences to a United States Holder of exchanging old notes for new notes and, if applicable, warrants in the Exchange Offer will depend in part on whether the old notes and the new notes exchanged therefor are treated as “securities” for purposes of the reorganization provisions of the Code. Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the term of a debt instrument at issuance is an important factor in determining whether the instrument is a security for United States federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that such debt instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, without limitation: (a) the security for payment; (b) the creditworthiness of the obligor; (c) the subordination or lack thereof to other creditors; (d) the right to vote or otherwise participate in the management of the obligor; (e) convertibility of the instrument into stock of the obligor; (f) whether payments of interest are fixed, variable or contingent; and (g) whether such payments are made on a current basis or accrued. We intend to take the position, and the remainder of this discussion below assumes, that the old notes will be treated as securities for purposes of the reorganization provisions of the Code. While not free from doubt, we intend to take the position that the new notes should be treated as securities for purposes of the reorganization provisions of the Code. The discussion below summarizes each alternative with respect to the treatment of the new notes.

Treatment if the New Notes are Securities

If the new notes are treated as securities of the Company, then the exchange of the old notes for new notes and, if applicable, warrants pursuant to the Exchange Offer should be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code and a United States Holder should not recognize any gain or loss on the exchange. As a result, the recognition of gain or loss, if any, with respect to the old notes will be deferred until the sale or other taxable disposition of the new notes or, if the New Convertible Notes are converted into Shares, upon the later sale or other taxable disposition of Shares. See “—Consequences of Disposing of New Notes—Sale or Other Taxable Disposition” and “—Consequences of Holding and Disposing of Shares—Sale or Other Taxable Disposition” below. The aggregate adjusted tax basis of the new notes and warrants, if any, received should be equal to the aggregate tax basis of the old notes surrendered and should be allocated among such new notes and warrants based on their relative fair market values. The holding period for the new notes and warrants, if any, received should include the holding period for the old notes exchanged therefor.

Treatment if Some New Notes are Securities or Warrants are Received

If either (1) some, but not all, of the new notes received are treated as securities of the Company or (2) none of the new notes received are treated as securities of the Company, but some warrants are received, then the exchange of the old notes for new notes and, if applicable, warrants should be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, with any new notes not treated as securities of the Company treated as boot. In such case, each United States Holder should recognize gain on the exchange in an amount equal to the lesser of (A) the sum of the issue price (as described below) of the new notes received and the fair market value of the warrants, if any, received, minus the Holder’s adjusted basis in the old notes surrendered, and (B) the issue price (as described below) of the new notes not treated as securities received in the exchange. Such gain should be (subject to the “market discount” rules described below) long-term capital gain if the Holder has a holding period for old notes of more than one year. Generally, no loss should be recognized on the exchange. The recognition of loss, if any, with respect to the old notes will be deferred until the sale or other taxable disposition of the new notes or, if the New Convertible Notes are converted into Shares, upon the later sale or other taxable disposition of Shares. See “—Consequences of Disposing of New Notes—Sale or Other Taxable Disposition” and “—Consequences of Holding and Disposing of Shares—Sale or Other Taxable Disposition” below. The aggregate adjusted tax basis of the new notes treated as securities and warrants, if any, received should be equal to the United States Holder’s aggregate adjusted tax basis for the old notes exchanged therefor, plus the aggregate amount of any gain recognized on the exchange and minus the issue price of the new notes not treated as securities received. Such tax basis should be allocated between the new notes treated as securities and warrants, if any, based on their relative fair market values. The tax basis of each new note not treated as a security of the Company should be its issue price. The holding period of the new notes treated as securities and warrants, if any, should include the United States Holder’s holding period in the old notes exchanged therefor. The holding period for each new note not treated as a security of the Company should begin on the day following the Closing Date.

Treatment if Only New Notes Not Treated as Securities are Received

If only new notes that are not treated as securities are received in the Exchange Offer, then each United States Holder will be treated as exchanging its old notes for new notes and, if applicable, warrants in a taxable exchange under Section 1001 of the Code. Accordingly, in such case, each United States Holder should recognize capital gain or loss equal to: (1) the sum of the fair market value of the warrants, if any, and the issue price (as described below) of the new notes received, minus (2) the United States Holder’s adjusted basis, if any, in the old notes surrendered in exchange therefor. Such gain or loss should be (subject to the “market discount” rules described below) long-term capital gain or loss if the Holder has a holding period for old notes of more than one year. The deductibility of capital losses is subject to limitations. A United States Holder’s tax basis in any warrants received should equal their fair market value. A United States Holder’s tax basis in the new notes should be the issue price thereof (as described below under the heading “—Consequences of Holding New Notes—Issue Price”). A Holder’s holding period for new notes and warrants, if any, should begin on the day following the Closing Date.

Accrued but Unpaid Interest

Holders will receive cash on the Closing Date in an amount equal to the accrued but unpaid interest on their old notes as of such date. Such amount should be taxable to a United States Holder as interest income if such accrued interest has not been previously included in its gross income for United States federal income tax purposes.

Market Discount

A United States Holder may be affected by the “market discount” provisions of Sections 1276 through 1278 of the Code. Under these provisions, some or all of the gain realized by a United States Holder may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued “market discount” on the surrendered old notes.

In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is considered to be acquired with “market discount” as to that holder if the debt obligation’s stated redemption price at maturity (or revised issue price as defined in Section 1278 of the Code, in the case of a debt obligation that is issued with original issue discount) exceeds the tax basis of the debt obligation in the holder’s hands immediately after its acquisition. However, a debt obligation does not have “market discount” if the excess is less than a statutory de minimis amount (equal to 0.25% of the debt obligation’s stated redemption price at maturity or revised issue price, in the case of a debt obligation that is issued with original issue discount, multiplied by the number of complete years remaining until maturity at the time of the acquisition).

Any gain recognized by a United States Holder on the taxable disposition of old notes (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the old notes were considered to be held by the United States Holder (unless the United States Holder elected to include market discount in income as it accrued). To the extent that the old notes that were acquired with market discount are exchanged and the transaction is treated as a tax-free recapitalization within the meaning of Section 368(a)(1)(E) of the Code as described above, any market discount that has accrued on the old notes to the time of the exchange but that is not recognized by the United States Holder on the exchange will be carried over to the new notes and, if applicable, warrants received in the exchange, and any gain recognized on the subsequent sale, exchange, redemption or other disposition of the new notes and, if applicable, warrants will be treated as ordinary income to the extent of such accrued but unrecognized market discount.

Consequences of Holding New Notes

Issue Price

The issue price of the new notes will depend on whether either the new notes or the old notes are traded on an “established securities market” at any time during the 31 day period ending 15 days after the Closing Date. In general, a debt instrument (or property exchanged therefor) will be treated as traded on an established market if there is (i) a sales price for the property, (ii) one or more firm quotes for the property, or (iii) one or more indicative quotes for the property. A sales price exists if the price for an executed purchase or sale of the property is reasonably available to issuers of debt instruments, dealers, brokers, and traders. A firm quote exists if a price quote is available from at least one broker, dealer or pricing service and the quoted price is substantially the same as the price for which the person receiving the quote could purchase or sell the property. An indicative quote is considered to exist when a price quote is available from at least one broker, dealer, or pricing service and the price quote is not a firm quote described in the preceding sentence. The issue price of a debt instrument that is traded on an established securities market would be the fair market value of such debt instrument on the issue date as determined by such trading. If the debt instrument is not traded on an established securities market, but the property exchanged therefor is traded on an established securities market, then the issue price of the debt instrument would be the fair market value of the traded property on the issue date as determined by such trading. The issue price of a debt instrument that is neither traded on an established securities market nor issued for property so traded would be its stated principal amount (provided that the interest rate on the debt instrument exceeds the so-called applicable federal rate).

Stated Interest; Original Issue Discount

Generally

The new notes will be considered to be issued with “original issue discount” (“OID”). Under the rules governing OID, regardless of a United States Holder’s method of accounting, a United States Holder will be required to accrue its pro rata share of OID on the new notes on a constant yield basis and include such accruals in gross income, whether or not such United States Holder receives a cash payment of interest on the notes on the scheduled interest payment dates. The amount of OID on the new notes is the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the new notes other than “qualified stated

interest”) and their “issue price” (determined as described above under the heading “—Issue Price”). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or other property (other than the issuer’s debt instruments) or will be constructively received at least annually at a single fixed rate. Because we will make interest payments on the New Convertible Notes, and have the option to make interest payments on the New Senior Secured Notes, in PIK interest instead of paying cash, none of the stated interest payments on the new notes will constitute qualified stated interest.

The amount of OID that a United States Holder generally is required to include in income is the sum of the “daily portions” of OID with respect to the new notes for each day during the taxable year in which the United States Holder is the beneficial owner of the new notes (reduced as described in “—Acquisition Premium” below in the case of a United States Holder whose tax basis in the new note exceeds its adjusted issue price). The “daily portions” of OID in respect of the new notes are determined by allocating to each day in an “accrual period” the ratable portion of interest on the new notes that accrues in the “accrual period.” The “accrual period” for the new notes may be of any length and may vary in length over the term of the new notes, provided that each “accrual period” is no longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an “accrual period.”

The amount of OID on the new notes that accrues in an “accrual period” is the product of the “yield to maturity” on the new notes (adjusted to reflect the length of the “accrual period”) and the “adjusted issue price” of the new notes at the beginning of the accrual period. The “yield to maturity” on the new notes is the discount rate that, when used in computing the present value of all payments to be made under the new notes, produces an amount equal to their issue price. The “adjusted issue price” of the new notes at the beginning of the first “accrual period” will equal its “issue price” (as described above under the heading “—Issue Price”) and for any “accrual periods” thereafter will be (x) the sum of the “issue price” of the new notes and any OID previously accrued thereon (determined without regard to the amortization of any acquisition premium or bond premium) minus (y) the amount of any payments (including payments of stated interest) previously made on the new notes.

New Senior Secured Notes

For purposes of determining the “yield to maturity” with respect to the New Senior Secured Notes, a United States Holder may assume that we will not exercise the option to pay PIK interest, except in respect of periods in which the Company actually elects to pay PIK interest. If we in fact pay interest in cash on the New Senior Secured Notes, a United States Holder will not be required to adjust its OID inclusions. Each payment made in cash under a New Senior Secured Note will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. A United States Holder generally will not be required to include separately in income cash payments received on the new notes to the extent such payments constitute payments of previously accrued OID. If for any interest payment period we exercise our option to pay interest in the form of PIK interest, OID calculations for future periods will be adjusted by treating the New Senior Secured Note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such future interest payment period, and the “yield to maturity” of the reissued note will be recomputed by treating the current and all prior PIK interest payments made as a single payment that will be made on the maturity date of such reissued note.

Acquisition Premium

A United States Holder will be considered to have “acquisition premium” to the extent the United States Holder’s adjusted tax basis in the new note immediately following the consummation of the Exchange Offer is (1) less than or equal to the principal amount of the new note but (2) greater than the new note’s adjusted issue price. If a United States Holder has “acquisition premium” with respect to a new note, the Holder would reduce the amount of OID that it is required to include in taxable income by a fraction (i) whose numerator equals the excess of (w) the adjusted tax basis in the new note immediately following the consummation of the Exchange Offer over

(x) the new note’s adjusted issue price and (ii) whose denominator equals the excess of (y) the sum of all amounts payable on the new note following the consummation of the Exchange Offer (including stated interest) over (z) the new note’s adjusted issue price.

Subject to certain limitations, a United States Holder may elect to include in gross income all interest that accrues on its new notes using a constant-yield method. For this purpose, “interest” includes OID, market discount and de minimis market discount as adjusted by any acquisition premium. Generally, this election will apply only to the new notes for which the United States Holder makes it; however, this election can have implications for other notes. Any such election may be terminated only with the consent of the IRS. Each Holder should consult its own tax advisor regarding the advisability and additional consequences of making the election.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, each Holder should consult its own tax advisor regarding their application.

Constructive Distributions with Respect to New Convertible Notes

A United States Holder may, in certain circumstances, be deemed to have received distributions on the Shares for which the New Convertible Notes are convertible if the conversion price of the instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the instruments generally will not be deemed to result in a constructive distribution of stock. Certain possible adjustments provided in the instruments do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, then a United States Holder may be deemed to have received constructive distributions from the Company, even though the United States Holder has not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment also may result in a constructive distribution to a United States Holder. If there is a deemed distribution, such distribution will be taxable as a dividend to the extent paid out of our current or accumulated earnings and profits, and thereafter as a return of capital or capital gain in accordance with tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or the dividends-received deduction applicable to certain dividends paid to corporate holders. Each United States Holder should consult its own tax advisor regarding the possibility and tax consequences of constructive distributions.

Consequences of Disposing of New Notes

Sale or Other Taxable Disposition

Upon the sale or other taxable disposition of new notes, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or taxable disposition and the United States Holder’s tax basis in the new notes sold. Other than with respect to any “market discount” carried over from the old notes (as described above), such gain or loss generally will be long-term capital gain or loss if the United States Holder’s holding period in such instrument is more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.

Conversion of New Convertible Notes

If a New Convertible Note is converted and a United States Holder receives Shares from the Company and cash in lieu of a fractional Share, then such Holder should not recognize any gain or loss in respect of the conversion, except that the receipt of cash in lieu of a fractional Share will result in capital gain or loss (measured by the difference between the amount of cash received in lieu of the fractional Share and the United States Holder’s tax basis in the fractional Share). Accordingly, any gain or loss with respect to the New Convertible Notes will not be recognized until the sale or other taxable disposition of the Shares received upon a conversion of the New Convertible Note. See “—Consequences of Holding and Disposing of Shares—Sale or Other Taxable Disposition” below.

The United States Holder’s tax basis in the Shares received upon a conversion of a New Convertible Note will equal the tax basis of the New Convertible Note that was converted, less any basis allocable to a fractional Share. A United States Holder’s holding period for the Shares received will include the United States Holder’s holding period for the New Convertible Note converted.

A portion of the Shares received upon a conversion of a New Convertible Note may be attributable to accrued but unpaid interest on the New Convertible Note. The treatment of portion of the Shares attributable to accrued but unpaid interest will be subject to the same treatment described under the heading “—Exchange of Old Notes for New Notes and Warrants—Accrued but Unpaid Interest” above.

Consequences of Holding and Disposing of Shares

Upon the exercise of a warrant or the conversion of a New Convertible Note, a Holder will receive Shares.

Distributions

Distributions, if any, made on Shares (other than certain pro rata distributions of Shares) that are paid out of the Company’s current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be treated as dividends for United States federal income tax purposes. Under current law, dividends received by individual United States holders with respect to Shares generally should qualify for a 20% tax rate on “qualified dividend income”, so long as certain holding period requirements are met. Dividends paid with respect to Shares will be eligible for the dividends received deduction if the United States Holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be treated as a tax-free return of the United States Holder’s investment up to the United States Holder’s adjusted tax basis in the United States Holder’s Shares, and thereafter as capital gain. Such capital gain generally will be long-term capital gain if the United States Holder’s holding period in such Shares exceeds one year immediately prior to such distribution.

Sale or Other Taxable Disposition

Upon the sale or other taxable disposition of Shares, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or taxable disposition and the United States Holder’s tax basis in the instrument sold. Other than with respect to any market discount carried over from the old notes (as described above), such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder’s holding period in such instrument is more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.

Consequences of Holding and Disposing of Warrants

Characterization of Warrants

Because the exercise price of the warrants constitutes a nominal amount, we intend to treat the warrants as equity for all U.S. federal income tax purposes. The remainder of this discussion assumes that the warrants will be so treated. Each Holder should consult its own tax advisor regarding the proper characterization of the warrants for United States federal, state and local, and non-United States, tax purposes, and the consequences to it of such treatment given its individual circumstances.

Exercise of the Warrants

Upon the exercise or deemed exercise of a warrant, (1) a United States Holder will recognize no gain or loss upon either such exercise or deemed exercise of the warrant; (2) the adjusted tax basis of the Shares underlying the warrants deemed received will be equal to the adjusted tax basis of the warrant until the warrant is actually exercised at which time the adjusted tax basis of Shares underlying the warrants would be increased by the exercise price paid; and (3) the holding period of the Shares underlying the warrants deemed received will begin on the day such warrants are received.

Sale or Other Taxable Disposition of the Warrants

In general, a United States Holder will recognize gain or loss upon the sale or other taxable disposition of a warrant in an amount equal to the difference, if any, between the amount realized and the United States Holder’s adjusted tax basis in the warrant at the time of the sale or other taxable disposition. Assuming such warrant is held as a capital asset, any such gain or loss will be long-term capital gain or loss if the holding period for the warrant disposed of is more than one year at that time. The deductibility of capital losses is subject to limitation.

Lapse of the Warrants

If a warrant lapses unexercised, a United States Holder generally would recognize capital loss equal to such United States Holder’s basis in the warrant. Adjustments to the warrants, including adjustments to the number of Shares for which the warrant may be exercised or the exercise price of the warrant, may under certain circumstances result in a constructive distribution that could be taxable as a dividend to the United States Holder to the extent of the current and accumulated earnings and profits of the Company, if any. Unless a warrant is treated as constructively exercised as described above under “—Characterization of Warrants,” it is possible a constructive distribution would not be eligible for the dividends received deduction or reduced rates of taxation on dividends described above under “—Consequences of Holding and Disposing of Shares—Distributions.”

Consequences of Not Participating in the Exchange Offer

A United States Holder of old notes that does not tender its old notes in the Exchange Offer will continue to hold old notes, as amended pursuant to the Proposed Amendments (assuming the Exchange Offer is consummated). Whether the amendment of the old notes will constitute a realization event for United States federal income tax purposes depends on whether the amendment is considered to result in a “significant modification” (within of the meaning of Section 1.1001-3 of the Treasury Regulations) of the old notes. If the amendment of the old notes results in a “significant modification,” then the amendment should be treated as a deemed exchange of old notes for newly issued amended notes.

Old Senior Secured Notes

Although it is uncertain, we intend to take the position that the amendment of the Old Senior Secured Notes will result in a significant modification and a deemed exchange of the Old Senior Secured Notes. If the amended Old Senior Secured Notes are treated as “securities” of the Company, then a United States Holder that does not tender its Old Senior Secured Notes will be subject to the same treatment with respect to such amended Old Senior Secured Notes as is described in “—Exchange of Old Notes for New Notes and Warrants—Treatment if the New Notes are Securities” above. If the amended Old Senior Secured Notes are not treated as “securities” of the Company, then a United States Holder that does not tender its Old Senior Secured Notes will be subject to the same treatment with respect to such amended Old Senior Secured Notes as is described in “—Exchange of Old Notes for New Notes and Warrants—Treatment if Only New Notes Not Treated as Securities are Received” above.

Old 2019 Notes and Old 2020 Notes

While not free from doubt, we intend to take the position that the amendment of the Old 2019 Notes and Old 2020 Notes will not result in a significant modification and will not constitute a realization event for United States federal income tax purposes. As a result, a United States Holder should not recognize any gain or loss with respect to the amendment of the Old 2019 Notes and the Old 2020 Notes.

Medicare Tax

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other things, “net investment income” generally will include interest, OID accruals, and dividend income, and certain net gains from the sale, redemption, exchange, retirement or other taxable disposition of property, such as the new notes, warrants or Shares, less certain deductions. Each United States Holder that is an individual, estate or trust is urged to consult its own tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the new notes and/or warrants.

Information Reporting and Backup Withholding

In general, payments of interest on the old notes and new notes, payments of dividends on equity interests in the Company and payments of the proceeds of a disposition (including a disposition pursuant to the Exchange Offer, a retirement or a redemption) of the old notes, new notes, warrants or Shares generally will be reported to the IRS, and such payments may be subject to backup withholding tax (currently at a rate of 28%) unless the United States Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides (usually on IRS Form W-9) a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding tax because of a failure to report all dividend and interest income. Backup withholding tax is not an additional tax but is, instead, an advance payment of tax that may be refunded to the extent it results in an overpayment of tax provided that the required information related to such refund is timely provided to the IRS. We will comply with all applicable reporting and withholding requirements of the IRS.

Consequences to Non-United States Holders

The following is a summary of certain United States federal income tax considerations to a Non-United States Holder. For purposes of this summary, the term “Non-United States Holder” means a beneficial owner of an old note, new note, warrant or Share that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to Non-United States Holders and assumes that no item of income, gain, deduction or loss derived by a Non-United States Holder in respect of the old notes, new notes, warrants or Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code;

•

a Non-United States Holder that is a “qualified foreign pension fund” (or is wholly-owned by one or more qualified foreign pension funds) or a “qualified collective investment vehicle,” each as defined in the Code; and

•	Non-United States Holders that are engaged in the conduct of a United States trade or business.

Exchange of Old Notes for New Notes and Warrants

Subject to the discussion under the headings “—Constructive Distributions with Respect to New Convertible Notes,” “—Information Reporting and Backup Withholding,” “—Withholding on Dividend Equivalents” and “—Additional Withholding Requirements” below, a Non-United States Holder generally will not be subject to United States federal income or withholding taxes with respect to gain, if any, recognized on the exchange of old notes for new notes and, if applicable, warrants in the Exchange Offer, unless the Non-United States Holder is an individual present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30%. See “Consequences to United States Holders—Exchange of Old Notes for New Notes and Warrants” for a discussion of the extent, if any, to which gain would be recognized by a Non-United States Holder on the exchange of old notes for new notes.

Accrued but Unpaid Interest

A Non-United States Holder will receive cash on the Closing Date in an amount equal to the accrued but unpaid interest on its old notes as of such date. The extent to which such amount is taxable to a Non-United States Holder will be determined in a manner consistent with that described below under the heading “—Stated Interest; Original Issue Discount.”

Receipt of Warrants

As discussed above under “Consequences to United States Holders—Receipt of Warrants,” we intend to treat the warrants as received in connection with the Exchange Offer as part of the consideration for the old notes, and this disclosure assumes such treatment. The warrants, however, could be treated as a separate payment or fee that could be subject to the 30% U.S. federal withholding tax and the applicable withholding agent may take such a position.

Stated Interest; Original Issue Discount

The new notes will be treated as issued with OID for U.S. federal income tax purposes. In general, a Non-United States Holder will be subject to a 30% U.S. federal withholding tax on interest, including payments of accrued OID, subject to certain exemptions described more fully below.

Subject to the discussion under the headings “—Information Reporting and Backup Withholding” and “—Additional Withholding Requirements” below, interest and accrued OID paid to a Non-United States Holder will be exempt from United States income and withholding tax under the “portfolio interest exemption,” provided that:

•

the Non-United States Holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of voting stock of the Company and is not a controlled foreign corporation related to the Company, actually or constructively;

•

the Non-United States Holder is not a bank that acquired the new notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (a) the Non-United States Holder provides to us or the paying agent an IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the Non-United States Holder provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8BEN or

W-8BEN-E (or a suitable substitute form) has been received by it from the Non-United States Holder or (c) the Non-United States Holder holds its new notes through a “qualified intermediary” and the qualified intermediary provides us or the paying agent a properly executed IRS Form W-8IMY (or other applicable form) on behalf of itself together with any applicable underlying IRS forms sufficient to establish that the Non-United States Holder is not a United States person. This certification requirement may be satisfied with other documentary evidence in the case of a new note held in an offshore account or through certain foreign intermediaries.

If a Non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest and accrued OID made to such Non-United States Holder generally will be subject to United States withholding tax at the rate of 30%, unless the holder provides us or the paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or suitable substitute form) establishing an exemption from or reduction in the withholding tax under the benefit of an applicable tax treaty.

Sale or Other Taxable Disposition of New Notes

A Non-United States Holder generally will not be subject to United States federal income or withholding taxes with respect to gain, if any, recognized on the sale or other taxable disposition of new notes, unless the Non-United States Holder is an individual present in the United States for 183 days or more during the taxable year of the sale or taxable disposition and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30%.

Conversion of New Convertible Notes

If a Non-United States Holder converts a New Convertible Note and receives Shares from the Company and cash in lieu of a fractional Share, then such Holder should not recognize any gain or loss in respect of the conversion, except that the receipt of cash in lieu of a fractional Share will result in capital gain or loss (measured by the difference between the amount of cash received in lieu of a fractional Share and the Non-United States Holder’s tax basis in the fractional Share). Gain, if any, recognized on the conversion of a New Convertible Note will be subject to the same treatment described under the heading “—Sale or Other Taxable Disposition of Warrants or Shares.”

The Non-United States Holder’s tax basis in the Shares received upon a conversion of a New Convertible Note will equal the tax basis of the New Convertible Note that was converted, less any basis allocable to a fractional Share. A United States Holder’s holding period for the Shares received will include the Non-United States Holder’s holding period for the New Convertible Note converted.

A portion of the Shares received upon a conversion of a New Convertible Note may be attributable to accrued but unpaid interest on the New Convertible Note. The treatment of portion of the Shares attributable to accrued but unpaid interest will be subject to the same treatment described under the heading “—Stated Interest; Original Issue Discount” above.

Distributions on Shares

Distributions on Shares (including, for this purpose, constructive distributions as described below) that are paid out of the Company’s current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be treated as dividends for United States federal income tax purposes. Dividends paid (or deemed paid) to a Non-United States Holder generally will be subject to withholding of United States federal income tax at a 30% rate unless an applicable income tax treaty reduces or eliminates such tax, and the Non-United States Holder claiming the benefit of such treaty timely provides to us or the paying agent proper IRS documentation. If a Non-United States Holder is eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty, such Non-United States Holder may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

To the extent that the amount of any distribution paid with respect to any equity interest exceeds the Company’s current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital, which will be applied against and reduce (but not below zero) such Non-United States Holder’s adjusted tax basis in such interest and thereafter as capital gain from a sale or other disposition of such interest that is taxed to the Holder as described above under the heading “—Exchange of Old Notes for New Notes and Warrants.”

Constructive Distributions with Respect to New Convertible Notes

As described above under the heading “—Constructive Distributions with Respect to New Convertible Notes” with respect to United States Holders, certain possible adjustments provided in the New Convertible Notes may result in a constructive distribution with respect to their New Convertible Notes. Any such constructive distribution would be taxed to Non-United States Holders as described above under the heading “—Distributions on Shares.”

Sale or Other Taxable Disposition of Warrants or Shares

A Non-United States Holder generally will be subject to United States federal income or withholding taxes with respect to gain, if any, recognized on the sale or other taxable disposition of the warrants or Shares, if:

•

the Non-United States Holder is an individual present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30%; or

•

the Company is or has been a United States real property holding corporation for United States federal income tax purposes at any time during the shorter of (a) the five-year period ending on the date of the disposition and (b) the period during which the Non-United States Holder held the old notes.

We believe that we currently are, and expect to be for the foreseeable future, a United States real property holding corporation. However, as long as our Shares continues to be regularly traded on an established securities market (or, in cases where the Non-United States Holder is selling warrants, if our warrants are regularly traded on an established securities market), only a Non-United States Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-United States Holder’s holding period for Shares or warrants, as the case may be, more than 5% of our outstanding Shares will be taxable on gain realized on the disposition of Shares or warrants, as the case may be, as a result of our status as a United States real property holding corporation. If our Shares or warrants, as the case may be, were not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-United States Holder occurs (regardless of the percentage of our Shares owned), or Non-United States Holder does not meet the 5% test described in the preceding sentence, such Holder would be subject to U.S. federal income tax on a taxable disposition of Shares or warrants, as the case may be, and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-United States Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of warrants or Shares.

Information Reporting and Backup Withholding

The amount of interest and dividends paid to a Non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the Non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-United States Holder is resident.

Provided that a Non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN or W-8BEN-E, as applicable) or otherwise establishes an exemption, the Non-

United States Holder generally will not be subject to backup withholding tax with respect to interest and dividend payments on, and the proceeds from the disposition of, a new note, warrant or Share, unless we or our paying agent know or have reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition (including a redemption or retirement) of a new note, warrant or Share are as follows:

•

If the proceeds are paid to or through the United States office of a broker, a Non-United States Holder generally will be subject to backup withholding tax and information reporting unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-United States office of a broker that is a United States person or that has certain specified United States connections, a Non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the Non United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have any of the specified United States connections, a Non-United States Holder generally will not be subject to backup withholding tax or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Withholding on Dividend Equivalents

Section 871(m) of the Code imposes a 30% withholding tax on certain “dividend equivalents” paid or deemed paid with respect to U.S. equities or equity indices under certain circumstances. Proposed Treasury regulations under Section 871(m) of the Code, when finalized, may require withholding with respect to the New Convertible Notes to the extent the conversion price of the New Convertible Notes is adjusted as a result of a distribution paid with respect to the Shares, or potentially in the absence of an adjustment. It is possible that the final regulations will be retroactively applied to dividend equivalents previously deemed paid. The amount and timing of any withholding tax imposed under Section 871(m) of the Code may differ from the general withholding required on dividends and constructive dividends, as described above under the headings “—Distributions on Shares” and “—Constructive Distributions with Respect to New Convertible Notes.” It is possible that the applicable tax imposed under Section 871(m) of the Code would be withheld from cash payments of interest or from cash received upon conversion.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code and administrative guidance issued thereunder (referred to as “FATCA”) a 30% withholding tax is imposed on interest and dividend income on a debt obligation or stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the United States government to withhold on certain payments and to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct or indirect substantial United States owners, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). The 30% withholding tax will also be imposed on payments of gross proceeds from a sale or other taxable disposition of new notes, warrants or Shares occurring after December 31, 2018. This legislation generally does not apply to a debt obligation outstanding on July 1, 2014, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the Treasury Regulations promulgated under the Code) after such date. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in the new notes and, if applicable, warrants.

Consequences to the Company

Cancellation of Indebtedness Income

The exchange of old notes for new notes and, if applicable, warrants pursuant to the Exchange Offer may result in cancellation of indebtedness (“COD”) income to the Company for United States federal income tax purposes, in an amount equal to the excess, if any, of the “adjusted issue price” of the exchanged old notes over the sum of (i) the fair market value of the warrants, if any, exchanged therefor, (ii) the issue price of the New Senior Secured Notes and (iii) the issue price of the New Convertible Notes exchanged therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD income realized by a taxpayer in certain circumstances. In particular, COD income is excluded from income if the taxpayer is insolvent immediately before the discharge (but only to the extent of the taxpayer’s insolvency) or if the COD income is realized pursuant to a confirmed plan of reorganization or court order in a Chapter 11 bankruptcy case. A taxpayer is generally considered “insolvent” for U.S. federal income tax purposes to the extent that the amount of its liabilities exceeds the gross fair market value of its assets. Whether the Company will be treated as “insolvent” immediately before the closing of the Exchange Offer is highly uncertain and will generally depend on the fair market value of our assets and the amount of our liabilities. IN addition, the trading price of our Shares may be another factor that the IRS considers relevant in determining whether the Company is insolvent.

If COD income is excluded from a taxpayer’s income under either the insolvency or bankruptcy exception, the Code generally requires the taxpayer to reduce certain of its tax attributes (such as net operating loss (“NOL”) carryforwards and current year NOLs, capital loss carryforwards, certain tax credits, and the taxpayer’s tax basis in its assets) by the amount of the excluded COD income. Any reduction in the taxpayer’s tax attributes resulting from COD income excluded under either of these exceptions is generally made only after the determination of the taxpayer’s U.S. federal income tax liability for the taxable year in which the excluded COD income is realized. In general, if the excluded COD income exceeds the amount of tax attributes that are available for reduction, the excess is permanently excluded from the taxpayer’s income. Where the taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations may require the tax attributes of the taxpayer’s consolidated subsidiaries to be reduced in certain circumstances.

Based on current valuations for the old notes, all or substantially all of any COD income that we recognize in the Exchange Offer would be offset by our existing NOLs, provided that valuations of the old notes do not materially decrease between now and the Closing Date. However, because the amount of COD income to be recognized by the Company depends in part on the fair market value and/or issue price of instruments to be issued on the Closing Date, the actual amount of COD income, if any, resulting from the exchange of old notes and, thus, whether our existing NOLs will be sufficient to offset all or substantially all of such COD income, cannot be determined prior to the Closing Date. To the extent that existing NOLs and other tax attributes of the Company are not sufficient to offset fully any COD income, we may incur a cash tax liability from such COD income.

Potential Limitations on Net Operating Loss Carryforwards and Other Tax Attributes

Under Section 382 of the Code, if a corporation or a consolidated group with NOLs, loss carryforwards or certain other tax attributes (a “Loss Corporation”) undergoes an “ownership change,” the Loss Corporation’s use of its pre-change NOLs, loss carryforwards and certain other tax attributes generally will be subject to an annual limitation in the post-change period. Generally, the conversion feature of the New Convertible Notes will not be taken into account for purposes of determining whether an “ownership change” has occurred under Section 382 of the Code until the conversion transaction(s) occur. Accordingly, the transactions contemplated by the Exchange Offer should not result in an “ownership change” of the Company within the meaning of Section 382 of the Code as of the Closing Date. It is possible, however, that the transactions contemplated by the Exchange Offer, together with the exercise of the warrants and conversion of substantially all of the New Convertible Notes within the three years following the Closing Date, could result in such an “ownership change” within the meaning of Section 382 of the Code. In such event, any NOLs, loss carryforwards and certain other tax attributes existing as of the date of such ownership change would be subject the limitations under Section 382 of the Code.

To the extent our NOLs, loss carryforwards and other relevant tax attributes are not used to offset COD income as described above, we expect such tax attributes will be subject to the annual limitation imposed by Section 382 of the Code following the Closing Date. The amount of this annual limitation generally will equal the product of (i) the fair market value of the Company’s stock immediately before the ownership change (with certain adjustments) and (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs. Any unused portion of the annual limitation may be carried forward to increase the annual limitation for the subsequent taxable year. The Company’s annual limitation in any year may also be adjusted as a result of gain recognized (or deemed recognized under applicable IRS authorities) in the five years following the ownership change. Accordingly, the impact of the ownership change on the Company will depend upon, among other things, the amount of its NOLs, loss carryforwards and other tax attributes remaining after taking into any COD income, the value of its stock at the time of the ownership change and the amount and timing of its future taxable income.

Potential Limitation on Our Deductions for Interest on the Notes

Under Section 163(l) of the Code, our deductions for interest on the New Convertible Notes would be disallowed if they are found to be “disqualified debt instruments.” Disqualified debt instruments are debt instruments:

•	where a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in or convertible into, issuer equity; or

•	which are part of an arrangement that is reasonably expected to result in a transaction described in the preceding clause.

For these purposes, principal or interest on a debt instrument is treated as required to be paid in or converted into issuer equity if the payment or conversion may be required at the option of the holder and that option is substantially certain to be exercised. Furthermore, the legislative history of Section 163(l) of the Code indicates that the provision is not intended to apply to debt instruments with a conversion feature where the conversion price is significantly higher than the market price of the stock on the issue date of the debt. The conversion price of the New Convertible Notes is significantly higher than the current market price of the Shares. If this continues to the be the case on the Closing Date, then we believe that the New Convertible Notes would not be disqualified debt instruments under Section 163(l) of the Code. However, if the trading price of the Shares were to increase between now and the Closing Date to a level that approximates or exceeds the conversion price of the New Convertible Notes, there is a significant risk that the New Convertible Notes would be disqualified debt instruments under Section 163(l) of the Code.

Alternative Minimum Tax

Notwithstanding the anticipated ability to utilize NOLs and other tax attributes of the Company to offset COD income for regular United States federal income tax purposes, the alternative minimum tax (“AMT”) provisions of the Code may nonetheless impose tax liability on the Company in the taxable year of the exchange.

Any AMT that a corporation pays generally is allowed as a nonrefundable credit against its regular United States federal income tax liability in future taxable years when it is no longer subject to the AMT.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes if the old notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the Expiration Date of the Exchange Offer. In addition, until November 29, 2016 (90 days after the date of this prospectus), all broker-dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the new notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells new notes that were received by it for its own account pursuant to the Exchange Offer; or

•	any broker or dealer that participates in a distribution of such new notes.

Any profit on any resale of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the Exchange Offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the Letter of Transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the Exchange Offer, other than commissions or concessions of any brokers or dealers.

LEGAL MATTERS

Certain legal matters in connection with the exchange of the old notes will be passed upon for us by Locke Lord LLP, Dallas, Texas. Certain legal matters will be passed upon for the Dealer Manager by Baker Botts L.L.P., Dallas, Texas.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2015 and 2014, and each of the three years in the period ended December 31, 2015, as set forth in their report. Our financial statements are included in this prospectus and in the registration statement to which this prospectus relates in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Certain estimates of our oil and natural gas reserves and related information included in this prospectus have been derived from engineering reports prepared by Lee Keeling & Associates as of December 31, 2013, 2014 and 2015, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

DEFINITIONS

The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this prospectus. Natural gas equivalents and crude oil equivalents are determined using the ratio of six Mcf to one barrel. All references to “us”, “our”, “we” or “Comstock” mean the registrant, Comstock Resources, Inc. and where applicable, its consolidated subsidiaries.

“Bbl” means a barrel of U.S. 42 gallons of oil.

“Bcf” means one billion cubic feet of natural gas.

“Bcfe” means one billion cubic feet of natural gas equivalent.

“BOE” means one barrel of oil equivalent.

“Btu” means British thermal unit, which is the quantity of heat required to raise the temperature of one pound of water from 58.5 to 59.5 degrees Fahrenheit.

“Completion” means the installation of permanent equipment for the production of oil or gas.

“Condensate” means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

“Development well” means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Dry hole” means a well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Exploratory well” means a well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new productive reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gross” when used with respect to acres or wells, production or reserves refers to the total acres or wells in which we or another specified person has a working interest.

“MBbls” means one thousand barrels of oil.

“MBbls/d” means one thousand barrels of oil per day.

“Mcf” means one thousand cubic feet of natural gas.

“Mcfe” means one thousand cubic feet of natural gas equivalent.

“MMBbls” means one million barrels of oil.

“MMBOE” means one million barrels of oil equivalent.

“MMBtu” means one million British thermal units.

“MMcf” means one million cubic feet of natural gas.

“MMcf/d” means one million cubic feet of natural gas per day.

“MMcfe/d” means one million cubic feet of natural gas equivalent per day.

“MMcfe” means one million cubic feet of natural gas equivalent.

“Net” when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by us.

“Net production” means production we own less royalties and production due others.

“Oil” means crude oil or condensate.

“Operator” means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

“Proved developed reserves” means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

“Proved developed non-producing” means reserves (i) expected to be recovered from zones capable of producing but which are shut-in because no market outlet exists at the present time or whose date of connection to a pipeline is uncertain or (ii) currently behind the pipe in existing wells, which are considered proved by virtue of successful testing or production of offsetting wells.

“Proved developed producing” means reserves expected to be recovered from currently producing zones under continuation of present operating methods. This category includes recently completed shut-in gas wells scheduled for connection to a pipeline in the near future.

“Proved reserves” means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided by contractual arrangements.

“Proved undeveloped reserves” means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling locations offsetting productive wells that are reasonably certain of production when drilled or where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

“Recompletion” means the completion for production of an existing well bore in another formation from which the well has been previously completed.

“Reserve life” means the calculation derived by dividing year-end reserves by total production in that year.

“Reserve replacement” means the calculation derived by dividing additions to reserves from acquisitions, extensions, discoveries and revisions of previous estimates in a year by total production in that year.

“Royalty” means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“3-D seismic” means an advanced technology method of detecting accumulations of hydrocarbons identified by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

“SEC” means the United States Securities and Exchange Commission.

“Tcfe” means one trillion cubic feet of natural gas equivalent.

“Working interest” means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner’s royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

“Workover” means operations on a producing well to restore or increase production.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended with regard to the Exchange Offer described in this prospectus. The registration statement, including the filed exhibits, contains additional relevant information about us.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10–K, quarterly reports on Form 10–Q and current reports on Form 8–K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.comstockresources.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

APPENDIX 1: COMPARISON OF TERMS OF THE NEW SENIOR SECURED NOTES TO OLD

SENIOR SECURED NOTES

The following is a summary of “Certain Covenants”, “Events of Default” and “Certain Definitions” of the New Senior Secured Notes (as set forth under “Description of New Senior Secured Notes”) as compared to a summary of “Certain Covenants”, “Events of Default” and “Certain Definitions” of the Old Senior Secured Notes, showing provisions that will be deleted or changed or provisions that will be added. The following summary does not restate the terms of the New Senior Secured Notes or the Old Senior Secured Notes in their entirety. We urge you to read the documents governing the New Senior Secured Notes and the Old Senior Secured Notes, including the Senior Secured Notes Indenture and the indenture governing the Old Senior Secured Notes, because they, and not this description, define your rights as a holder of the New Senior Secured Notes or the Old Senior Secured Notes.

Certain Covenants

Limitation on Indebtedness and Disqualified Capital Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, “incur”) any Indebtedness (including any Acquired Indebtedness), and the Company will not issue any Disqualified Capital Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Capital Stock or Preferred Stock; provided ~~however,~~ that the Company may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Capital Stock, and any Restricted Subsidiary that is a Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Capital Stock or Preferred Stock if (i) at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.25 to 1.0 and (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Capital Stock or Preferred Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Capital Stock or Preferred Stock.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)

Indebtedness under the ~~notes~~New Senior Secured Notes issued on the Issue Date in ~~this offering~~the Exchange Offer and Consent Solicitation and up to $91,875,000 of Additional New Senior Secured Notes issued in connection with the payment of interest thereon;

(2)

Indebtedness outstanding or in effect on the Issue Date (and not ~~repaid or defeased with the proceeds of the offering of the notes~~exchanged in connection with the Exchange Offer and Consent Solicitation);

(3)

obligations pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; hedging arrangements entered into in the ordinary course of business for the purpose of protecting production, purchases and resales against fluctuations in oil or natural gas prices, and any guarantee of any of the foregoing;

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(4)

the Subsidiary Guarantees of the ~~notes~~New Senior Secured Notes (and any assumption of the obligations guaranteed thereby) issued in respect of the New Senior Secured Notes issued on the Issue Date and with respect to any Additional New Senior Secured Notes issued in connection with the payment of interest thereon;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided~~, however,~~ that:

(a)

if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the ~~notes~~New Senior Secured Notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(b)

any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)

Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, any Indebtedness (other than intercompany Indebtedness) that was permitted by the Senior Secured Notes Indenture to be incurred under the first paragraph of this covenant or clauses (1) ~~or~~, (2) or (11) of this paragraph or this clause (6);

(7)	Non-Recourse Indebtedness;

(8)	in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business;

(9)

Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(10)	Indebtedness under the Revolving Credit Agreement in an aggregate principal amount not in excess of $50.0 million at any one time outstanding and any guarantee thereof by a Subsidiary Guarantor; and

(11)

~~any additional~~(a) Indebtedness under the New 2019 Convertible Notes issued on the Issue Date in an aggregate principal amount not ~~in excess of $75.0 million at any one time outstanding~~to exceed $288,516,000 and any guarantee thereof by a Subsidiary Guarantor; (b) Indebtedness under any Additional New 2019 Convertible Notes and any guarantee thereof by a Subsidiary Guarantor; (c) Indebtedness under the New 2020 Convertible Notes issued on the Issue Date in an aggregate principal amount not to

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exceed $174,607,000 and any guarantee thereof by a Subsidiary Guarantor, and (d) Indebtedness under any Additional New 2020 Convertible Notes and any guarantee thereof by a Subsidiary Guarantor.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (1) through (11) described above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses of the definition of Permitted Indebtedness or the proviso of the foregoing sentence and an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness permitted hereunder; provided that all Indebtedness outstanding on the Issue Date under the Revolving Credit Agreement shall be deemed incurred under clause (10) of the second paragraph of this covenant and not under the first paragraph or clause (2) of the second paragraph~~. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of this covenant~~ and may not be later reclassified; provided, further, that all Indebtedness under the New Convertible Notes and Additional New Convertible Notes shall be deemed incurred under clause (11) of the second paragraph of this covenant and not under the first paragraph or clause (2) of the second paragraph and may not be later reclassified.

The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued interest on the Indebtedness being refinanced and the amount of all expenses and premiums incurred in connection therewith).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)

declare or pay any dividend on, or make any other distribution to holders of, any shares of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

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(2)

purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock (other than the purchase, redemption, acquisition or retirement of any Disqualified Capital Stock of the Company solely in shares of Qualified Capital Stock of the Company);

(3)

make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except in any case out of the net cash proceeds of Permitted Refinancing Indebtedness; or

(4)	make any Restricted Investment;

(such payments or other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to the proposed Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing;

(2)

the Company could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; and

(3)	the aggregate amount of all Restricted Payments declared or made after January 1, 2015 shall not exceed the sum (without duplication) of the following (the “Restricted Payments Basket”):

(a)

50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, 2015 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss); plus

(b)

the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2015 by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company; plus

(c)

the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2015 by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company; plus

(d)

the aggregate Net Cash Proceeds received after January 1, 2015 by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange; plus

(e)	to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends,

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repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after January 1, 2015 from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after January 1, 2015.

Notwithstanding the preceding provisions, the Company and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses (3), (4), (5) and (8) below) no Default or Event of Default shall have occurred and be continuing:

(1)

the payment of any dividend on any Capital Stock of the Company within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of the preceding paragraph (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of the preceding paragraph);

(2)	the payment of any dividend payable from a Restricted Subsidiary to the Company or any other Restricted Subsidiary of the Company;

(3)

the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

(4)

the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

(5)

the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of the Company so long as (a) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (b) such new Indebtedness is subordinated to the ~~notes~~New Senior Secured Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired~~,~~ and (c) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the ~~notes~~New Senior Secured Notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the ~~notes~~New Senior Secured Notes;

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(6)

loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors in an aggregate amount not to exceed $1.0 million outstanding at any one time, the proceeds of which are used solely (a) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options, or (b) to refinance loans, together with accrued interest thereon, made pursuant to item (a) of this clause (6);

(7)

the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests is made in lieu of or to satisfy withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests; and

(8)	other Restricted Payments in an aggregate amount not to exceed $35.0 million.

The actions described in clauses (1), (3), (4) and (6) above shall be Restricted Payments that shall be permitted to be made in accordance with the preceding paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the second preceding paragraph (provided that any dividend paid pursuant to clause (1) above shall reduce the amount that would otherwise be available under clause (3) of the second preceding paragraph when declared, but not also when subsequently paid pursuant to such clause (1)), and the actions described in clauses (2), (5), (7) and (8) above shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the second preceding paragraph.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) (each, an “Affiliate Transaction”), unless

(1)

such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm’s length transaction with unrelated third parties; and

(2)	the Company delivers to the Senior Secured Notes Trustee:

(a)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but no greater than $25.0 million, an ~~Officers’ Certificate~~officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an

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~~Officers’ Certificate~~officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Disinterested Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $1.0 million outstanding at any one time;

(2)

indemnities of officers, directors, employees and other agents of the Company or any Restricted Subsidiary permitted by corporate charter or other organizational document, bylaw or statutory provisions;

(3)	the payment of reasonable and customary fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate;

(4)	the Company’s employee compensation and other benefit arrangements;

(5)

transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Senior Secured Notes Indenture; and

(6)	any Restricted Payment permitted to be paid pursuant to the terms of the Senior Secured Notes Indenture described under “—Limitation on Restricted Payments.”

Limitation on Liens

The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any of its property or assets, except for Permitted Liens.

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale and (ii) all of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the ~~notes~~New Senior Secured Notes) or liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor’s Subsidiary Guarantee), in each case as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable for such liabilities (“Permitted Consideration”); provided~~, however,~~ that the Company and its Restricted Subsidiaries shall be permitted to receive assets and property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such assets and property other than Permitted Consideration received from Asset Sales since the Issue Date and held by the Company or any Restricted Subsidiary at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets.

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The Net Available Cash from Asset Sales by the Company or a Restricted Subsidiary may be applied by the Company or such Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of the Company or a Restricted Subsidiary), to

•

purchase, repay or prepay Pari Passu Obligations or other Indebtedness of the Company or any Subsidiary Guarantor secured by Permitted Collateral Liens (and, to the extent required pursuant to the terms of the Revolving Credit Agreement (as in effect on the Issue Date) in the case of revolving obligations, to correspondingly reduce commitments with respect thereto); or

•

reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided~~, however,~~ that if such Asset Sale includes Oil and Gas Properties or Proved and Probable Drilling Locations, after giving effect to such Asset Sale the Company is in compliance with the Collateral requirements of the Senior Secured Notes Indenture.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (the “Asset Sale Offer”) to all Holders of ~~notes~~New Senior Secured Notes and all Holders of other Indebtedness that is pari passu with the ~~notes~~New Senior Secured Notes containing provisions similar to those set forth in the Senior Secured Notes Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of ~~notes~~New Senior Secured Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds; provided to the extent such Excess Proceeds were received in respect of the sale or transfer of assets that constituted Collateral, an Asset Sale Offer will be made solely to the holders of Pari Passu Obligations. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Purchase Date), and will be payable in cash. If the aggregate principal amount of ~~notes~~New Senior Secured Notes tendered by Holders thereof exceeds the amount of available Excess Proceeds allocated for repurchases of ~~notes~~New Senior Secured Notes pursuant to the Asset Sale Offer for ~~notes~~New Senior Secured Notes, then such Excess Proceeds will be allocated pro rata according to the principal amount of the ~~notes~~New Senior Secured Notes tendered and the Senior Secured Notes Trustee will select the ~~notes~~New Senior Secured Notes to be purchased in accordance with the Senior Secured Notes Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and provided that all Holders of ~~notes~~New Senior Secured Notes have been given the opportunity to tender their ~~notes~~New Senior Secured Notes for purchase as described in the following paragraph in accordance with the Senior Secured Notes Indenture, the Company and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Senior Secured Notes Indenture and the amount of Excess Proceeds will be reset to zero.

Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make an offer to purchase the ~~notes~~New Senior Secured Notes pursuant to the preceding paragraph, deliver a written Asset Sale Offer notice, by first-class mail, to the Holders of the ~~notes~~New Senior Secured Notes, with a copy to the Senior Secured Notes Trustee (the “Asset Sale Offer Notice”), accompanied by such information regarding the Company and its Subsidiaries as the Company believes will enable such Holders of the ~~notes~~New Senior Secured Notes to make an informed decision with respect to the Asset Sale Offer. The Asset Sale Offer Notice will state, among other things:

•	that the Company is offering to purchase ~~notes~~New Senior Secured Notes pursuant to the provisions of the Senior Secured Notes Indenture;

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•

that any ~~note~~New Senior Secured Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Asset Sale Offer shall cease to accrue interest on the Purchase Date;

•	that any ~~notes~~New Senior Secured Note (or portions thereof) not properly tendered will continue to accrue interest;

•

the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Asset Sale Offer Notice is mailed (the “Purchase Date”);

•	the aggregate principal amount of ~~notes~~New Senior Secured Notes to be purchased;

•

a description of the procedure which Holders of ~~notes~~New Senior Secured Notes must follow in order to tender their ~~notes~~New Senior Secured Notes and the procedures that Holders of ~~notes~~New Senior Secured Notes must follow in order to withdraw an election to tender their ~~notes~~New Senior Secured Notes for payment; and

•	all other instructions and materials necessary to enable Holders to tender ~~notes~~New Senior Secured Notes pursuant to the Asset Sale Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of ~~notes~~New Senior Secured Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Asset Sale Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Future Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Wholly Owned Restricted Subsidiary on or after the Issue Date, or any Subsidiary of the Company that is not already a Subsidiary Guarantor has outstanding or guarantees any Indebtedness under the Revolving Credit Agreement, then the Company will (1) (x) cause such Subsidiary to execute and deliver to the Senior Secured Notes Trustee a supplemental indenture pursuant to which such Subsidiary will become a Subsidiary Guarantor and (y) execute amendments to the Collateral Agreements pursuant to which it will grant a Pari Passu Lien on any Collateral held by it in favor of the Collateral Agent, for the benefit of the Pari Passu Secured Parties, and become a Collateral Grantor thereunder, and cause such Liens to be perfected as required thereby and (2) deliver to the Senior Secured Notes Trustee~~,~~ or the Collateral Agent, the Registrar, the Paying Agent or any other agents under the Senior Secured Note Documents one or more opinions of counsel in connection with the foregoing as specified in the Senior Secured Notes Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary:

•

to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, or make payments on any Indebtedness owed, to the Company or any other Restricted Subsidiary; provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this covenant;

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•	to make loans or advances to the Company or any other Restricted Subsidiary; or

•	to transfer any of its property or assets to the Company or any other Restricted Subsidiary

(any such restrictions being collectively referred to herein as a “Payment Restriction”). However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, or customary restrictions in licenses relating to the property covered thereby and entered into in the ordinary course of business;

(2)

any instrument governing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any other Person, other than the Person, or the property or assets of the Person, so acquired, provided that such Indebtedness was not incurred in anticipation of such acquisition;

(3)

any instrument governing Indebtedness or Disqualified Capital Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor~~,~~; provided that (a) such Indebtedness or Disqualified Capital Stock is permitted under the covenant described in “—Limitation on Indebtedness and Disqualified Capital Stock” and (b) the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Revolving Credit Agreement and the Senior Secured Notes Indenture as in effect on the Issue Date;

(4)

the Revolving Credit Agreement as in effect on the Issue Date or any agreement that amends, modifies, supplements, restates, extends, renews, refinances or replaces the Revolving Credit Agreement~~,~~; provided that the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Revolving Credit Agreement as in effect on the Issue Date;

(5)	the Senior Secured Notes Indenture, the ~~notes~~New Senior Secured Notes and the Subsidiary Guarantees; or

(6)	the ~~Existing~~Convertible Notes Indentures, the New Convertible Notes and any subsidiary guarantees thereof, in each case as in effect on the Issue Date.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless (1) the Company or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction or (2) the Company or such Restricted Subsidiary receives proceeds from such Sale/ Leaseback Transaction at least equal to the Fair Market Value thereof and such proceeds are applied in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale.

Change of Control

If a Change of Control occurs, each Holder of ~~notes~~New Senior Secured Notes will have the right to require the Company to repurchase all or any part (~~equal to a minimum amount of $2,000 and~~in integral multiples of $~~1,000 in excess thereof~~1.00) of that Holder’s ~~notes~~New Senior Secured Notes pursuant to a change of control offer (a “Change of Control Offer”) on the terms set forth in the Senior Secured Notes Indenture. In the Change of

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Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) ~~in cash~~ equal to 101% (or, at the Company’s election, a higher percentage) of the aggregate principal amount of ~~notes~~New Senior Secured Notes repurchased, plus accrued and unpaid interest, if any, on the ~~notes~~New Senior Secured Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of ~~notes~~New Senior Secured Notes on the relevant record date to receive interest due on the relevant interest payment date. No later than 30 days following any Change of Control, the Company will deliver a notice to the Senior Secured Notes Trustee and paying agent and each Holder of the ~~notes~~New Senior Secured Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase ~~notes~~New Senior Secured Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Senior Secured Notes Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those requirements, laws and regulations are applicable in connection with the repurchase of the ~~notes~~New Senior Secured Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Senior Secured Notes Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Senior Secured Notes Indenture by virtue of such compliance.

On or before the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all ~~notes~~New Senior Secured Notes or portions of ~~notes~~New Senior Secured Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all ~~notes~~New Senior Secured Notes or portions of ~~notes~~New Senior Secured Notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Senior Secured Notes Trustee and paying agent the ~~notes~~New Senior Secured Notes properly accepted together with an ~~Officers’ Certificate~~officers’ certificate stating the aggregate principal amount of ~~notes~~New Senior Secured Notes or portions of ~~notes~~New Senior Secured Notes being purchased by the Company.

The paying agent will promptly deliver to each Holder of ~~notes~~New Senior Secured Notes properly tendered and not withdrawn the Change of Control Payment for such ~~notes~~New Senior Secured Notes (or if all ~~notes~~New Senior Secured Notes are then in global form, make such payment through the facilities of DTC), and the Senior Secured Notes Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a ~~new note~~New Senior Secured Note equal in principal amount to any unpurchased portion of the ~~notes~~New Senior Secured Notes surrendered, if any; provided~~, however,~~ that each such ~~new note~~New Senior Secured Note will be in a principal amount ~~of $2,000 or~~that is in integral multiples of $~~1,000 in excess thereof.~~1.00. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Senior Secured Notes Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Secured Notes Indenture does not contain provisions that permit the Holders of the ~~notes~~New Senior Secured Notes to require that the Company repurchase or redeem the ~~notes~~New Senior Secured Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the

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requirements set forth in the Senior Secured Notes Indenture applicable to a Change of Control Offer made by the Company and purchases all ~~notes~~New Senior Secured Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Senior Secured Notes Indenture as described above under “—Redemption—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

If Holders of not less than 90% in aggregate principal amount of the outstanding ~~notes~~New Senior Secured Notes validly tender and do not withdraw such ~~notes~~New Senior Secured Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the ~~notes~~New Senior Secured Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all ~~notes~~New Senior Secured Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest, if any, to the date of redemption.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of ~~notes~~New Senior Secured Notes to require the Company to repurchase its ~~notes~~New Senior Secured Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

The Change of Control provisions of the ~~notes~~New Senior Secured Notes may, in certain circumstances, make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Secured Notes Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants— Limitation on Indebtedness and Disqualified Capital Stock” and “—Certain Covenants—Limitation on Restricted Payments.” Such restrictions in the Senior Secured Notes Indenture can be waived only with the consent of Holders of a majority in principal amount of the ~~notes~~New Senior Secured Notes then outstanding. Except for the limitations contained in such covenants, however, the Senior Secured Notes Indenture will not contain any covenants or provisions that may afford Holders of the ~~notes~~New Senior Secured Notes protection in the event of a highly leveraged transaction.

The Company’s ability to repurchase the ~~notes~~New Senior Secured Notes pursuant to the Change of Control Offer may be limited by a number of factors. The ability of the Company to pay cash to the Holders of the ~~notes~~New Senior Secured Notes following the occurrence of a Change of Control may be limited by the Company’s and the Restricted Subsidiaries’ then existing financial resources, and sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes—Risks Related to Holding the New Notes—We may not ~~be able to redeem or repurchase~~have the ability to purchase the new notes ~~with cash~~ upon a change of control ~~as required by the indenture~~or upon certain sales or other dispositions of assets, or to make the cash payment due upon conversion or at maturity.”

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Future agreements governing Indebtedness of the Company or its Subsidiaries may contain prohibitions of certain events, including events that would constitute a Change of Control and including repurchases or other prepayments in respect of the ~~notes~~New Senior Secured Notes. The exercise by the Holders of ~~notes~~New Senior Secured Notes of their right to require the Company to repurchase the ~~notes~~New Senior Secured Notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company or its Subsidiaries. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing or redeeming ~~notes~~New Senior Secured Notes, the Company could seek the consent of its other applicable debt holders or lenders to purchase the ~~notes~~New Senior Secured Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing ~~notes~~New Senior Secured Notes. In that case, the Company’s failure to purchase tendered ~~notes~~New Senior Secured Notes would constitute an Event of Default under the Senior Secured Notes Indenture, which could, in turn, constitute a default under other Indebtedness of the Company.

Reports

The Senior Secured Notes Indenture provides that, whether or not the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Company will file with the Commission, and make available to the Senior Secured Notes Trustee and the Holders of the ~~notes~~New Senior Secured Notes without cost to any Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Senior Secured Notes Trustee and the Holders of the ~~notes~~New Senior Secured Notes without cost to any Holder as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein with respect to a non-accelerated filer.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The availability of the foregoing materials on the Commission’s website or on the Company’s website shall be deemed to satisfy the foregoing delivery obligations.

~~In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Delivery of these reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture.~~ The Senior Secured Notes Indenture also provides that the Company will deliver all reports and other information required to be delivered under the TIA within the time periods set forth in the TIA.

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Future Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(1)

the Company would be permitted to make (i) a Permitted Investment or (ii) an Investment pursuant to the covenant described under “—Limitation on Restricted Payments” above, in either case, in an amount equal to the Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(2)	such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(3)

the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default and no Default or Event of Default would be in existence following such designation; and

(4)	the Company delivers to the Senior Secured Notes Trustee a certified copy of a resolution of the Board of Directors of Company giving effect to such designation and an ~~Officers’ Certificate~~officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “—Limitation on Restricted Payments”.

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant set forth under “—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company.

If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary, then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Secured Notes Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant set forth under “—Limitation on Indebtedness and Disqualified Capital Stock,” the Company or the applicable Restricted Subsidiary will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(a)

the Company and the Restricted Subsidiaries could Incur the Indebtedness which is deemed to be Incurred upon such designation under the “—Limitation on Indebtedness and Disqualified Capital Stock” covenant, equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred on the first day of the four-quarter reference period;

(b)	the designation would not constitute or cause a Default or Event of Default; and

(c)

the Company delivers to the Senior Secured Notes Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an ~~Officers’ Certificate~~officers’ certificate certifying that such designation complied with the preceding conditions, including the Incurrence of Indebtedness under the covenant described under “—Limitation on Indebtedness and Disqualified Capital Stock”.

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Merger, Consolidation and Sale of Assets

The Company will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

(1)

either (a) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Senior Secured Notes Indenture executed and delivered to the Senior Secured Notes Trustee, in form satisfactory to the Senior Secured Notes Trustee, and pursuant to agreements reasonably satisfactory to the Senior Secured Notes Trustee and the Collateral Agent, as applicable, all the obligations of the Company under the ~~notes~~New Senior Secured Notes, the Senior Secured Notes Indenture and the other Senior Secured Note Documents to which the Company is a party, and, in each case, such Senior Secured Note Documents shall remain in full force and effect;

(2)

immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes an obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company or another Restricted Subsidiary, either:

(a)

immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Senior Secured Notes Indenture) could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; or

(b)

immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect

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to the transaction or transactions being included in such pro forma calculation), the Fixed Charge Coverage Ratio of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Senior Secured Notes Indenture) will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction or transactions;

(4)

if the Company is not the continuing obligor under the Senior Secured Notes Indenture, then each Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the Senior Secured Notes Indenture confirmed that its Subsidiary Guarantee of the ~~notes~~New Senior Secured Notes shall apply to the Surviving Entity’s obligations under the Senior Secured Notes Indenture and the ~~notes~~New Senior Secured Notes;

(5)

any Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under the Senior Secured Notes Indenture and the Collateral Agreements and (b) be subject to a Pari Passu Lien in favor of the Collateral Agent for the benefit of the Pari Passu Secured Parties ~~holders of the Pari Passu Obligations~~;

(6)

the Surviving Entity shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Surviving Entity to be subject to the Pari Passu Liens in the manner and to the extent required under the Collateral Agreements and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, and such other matters as the Senior Secured Notes Trustee or Collateral Agent, as applicable, may reasonably request; and

(7)

the Company (or the Surviving Entity if the Company is not the continuing obligor under the Senior Secured Notes Indenture) shall have delivered to the Senior Secured Notes Trustee, in form and substance reasonably satisfactory to the Senior Secured Notes Trustee, an ~~Officers’ Certificate~~officers’ certificate and an ~~Opinion~~opinion of ~~Counsel~~counsel each stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereto comply with the requirements under the Senior Secured Notes Indenture and that the requirements of this paragraph have been ~~satisfied~~complied with.

Upon any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Secured Notes Indenture and the other Senior Secured Note Documents with the same effect as if the Surviving Entity had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the ~~notes~~New Senior Secured Notes, the Senior Secured Notes Indenture and the other Senior Secured Note Documents and may be liquidated and dissolved.

Events of Default

The following are “Events of Default” under the Senior Secured Notes Indenture:

(1)	default in any payment of interest with respect to the ~~notes~~New Senior Secured Notes when due, which default continues for 30 days;

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(2)	default in the payment when due (at maturity, upon optional redemption, upon declaration of acceleration or otherwise) of the principal of, or premium, if any, on, the ~~notes~~New Senior Secured Notes;

(3)

failure by the Company to comply with the provisions described under the captions “—Certain Covenants—Limitation on Asset Sales,” “—Certain Covenants—Change of Control,” or “—Merger, Consolidation and Sale of Assets”;

(4)

(a) except with respect to the covenant described under “—Certain Covenants—Reports,” failure by the Company or any of the Restricted Subsidiaries for 60 days after notice to the Company by the Senior Secured Notes Trustee or the Holders of at least 25% in aggregate principal amount of the ~~notes~~New Senior Secured Notes then outstanding voting as a single class to comply with any covenant or agreement (other than a default referred to in clauses (1), (2) and (3) above) contained in the Senior Secured Notes Indenture, the Collateral Agreements or the ~~notes~~New Senior Secured Notes, or (b) failure by the Company for 120 days after notice to the Company by the Senior Secured Notes Trustee or the Holders of at least 25% in aggregate principal amount of the ~~notes~~New Senior Secured Notes then outstanding voting as a single class to comply with the covenant described under “—Certain Covenants—Reports;”

(5)	default under the Revolving Credit Agreement, if that default:

(a)

is caused by a failure to pay principal of, or interest or premium, if any, on, any Revolving Credit Agreement Obligation prior to the expiration of the grace period, if any, provided in the Revolving Credit Agreement on the date of such default; or

(b)

permits the Revolving Credit Agreement Agent or any Revolving Credit Agreement Secured Parties to accelerate all or any part of the Revolving Credit Agreement Obligations prior to their Stated Maturity, provided~~, however,~~ that if any such default is cured or waived, or the Discharge of Revolving Credit Agreement Obligations occurs, within a period of 30 days from the occurrence of such default, such Event of Default and any consequential acceleration of the ~~notes~~New Senior Secured Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6)

default (other than a default referred to in clause (5) above) under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:

(a)

is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment

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Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided~~, however,~~ that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the ~~notes~~New Senior Secured Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7)

failure by the Company or any of the Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	the occurrence of the following:

(a) except as permitted by the Senior Secured Note Documents, any Collateral Agreement establishing the Pari Passu Liens ceases for any reason to be enforceable; provided that it will not be an Event of Default under this clause (8)(a) if the sole result of the failure of one or more Collateral Agreements to be fully enforceable is that any Pari Passu Lien purported to be granted under such Collateral Agreements on Collateral, individually or in the aggregate, having a fair market value of not more than $10.0 million, ceases to be an enforceable and perfected first-priority Lien, subject only to the payment priorities in favor of the holders of Revolving Credit Agreement Obligations pursuant to the terms of the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens; provided, further, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(b) except as permitted by the Senior Secured Note Documents, any Pari Passu Lien purported to be granted under any Collateral Agreement on Collateral, individually or in the aggregate, having a fair market value in excess of $10.0 million, ceases to be an enforceable and perfected first-priority Lien, subject only to the payment priorities in favor of the holders of Revolving Credit Agreement Obligations pursuant to the terms of the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; and

(c) the Company or any other Collateral Grantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Collateral Grantor set forth in or arising under any Collateral Agreement establishing Pari Passu Liens.

(9)

except as permitted by the Senior Secured Notes Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person duly acting on behalf of any such Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; ~~and~~

(10)

certain events of bankruptcy or insolvency described in the Senior Secured Notes Indenture with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

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(11)	the Required Stockholder Approval is not obtained and the Charter Amendment has not become effective, in each case by December 31, 2016, and such failure shall continue for a period of 90 days.

The Senior Secured Notes Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the ~~notes~~New Senior Secured Notes unless a written notice of such Default or Event of Default shall have been given to an officer of the Senior Secured Notes Trustee with direct responsibility for the administration of the Senior Secured Notes Indenture and the ~~notes~~New Senior Secured Notes, by the Company or any Holder of ~~notes~~New Senior Secured Notes.

In the case of an Event of Default described in clause (10) above with respect to the Company or a Subsidiary Guarantor, all outstanding ~~notes~~New Senior Secured Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Senior Secured Notes Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding ~~notes may (and the Trustee will, if directed by Holders of at least 25% in aggregate principal amount of the then outstanding notes)~~New Senior Secured Notes may declare all the ~~notes~~New Senior Secured Notes to be due and payable immediately.

If the ~~notes~~New Senior Secured Notes are accelerated or otherwise become due prior to their maturity date, ~~in each case, as a result of an Event of Default on or after March 15, 2016,~~ the amount of principal of, accrued and unpaid interest and premium on the ~~notes~~New Senior Secured Notes that becomes due and payable shall equal the redemption price applicable with respect to an optional redemption of the ~~notes~~New Senior Secured Notes, in effect on the date of such acceleration as if such acceleration were an optional redemption of the ~~notes accelerated. If the notes are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default prior to March 15, 2016, the amount of principal of, accrued and unpaid interest and premium on the notes that becomes due and payable shall equal 100% of the principal amount of the notes redeemed plus the Applicable Premium in effect on the date of such acceleration, as if such acceleration were an optional redemption of the notes~~New Senior Secured Notes accelerated.

Without limiting the generality of the foregoing, it is understood and agreed that if the ~~notes~~New Senior Secured Notes are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the premium applicable with respect to an optional redemption of the ~~notes~~New Senior Secured Notes will also be due and payable, in cash, as though the ~~notes~~New Senior Secured Notes were optionally redeemed and shall constitute part of the Senior Secured Note Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption and the Company agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the ~~notes~~New Senior Secured Notes (and/or the Senior Secured Notes Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Company giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the premium to Holders as herein described is a material inducement to Holders to purchase the ~~notes.~~ New Senior Secured Notes.

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Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding ~~notes~~New Senior Secured Notes may direct the Senior Secured Notes Trustee in its exercise of any trust or power. The Senior Secured Notes Trustee may withhold from Holders of the ~~notes~~New Senior Secured Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or premium ~~or interest~~, if any, or interest on the ~~notes~~New Senior Secured Notes.

Subject to the provisions of the Senior Secured Notes Indenture relating to the duties of the Senior Secured Notes Trustee, in case an Event of Default occurs and is continuing, the Senior Secured Notes Trustee will be under no obligation to exercise any of the rights or powers under the Senior Secured Notes Indenture at the request or direction of any Holders of ~~notes~~New Senior Secured Notes unless such Holders have offered to the Senior Secured Notes Trustee, and the Senior Secured Notes Trustee has received, indemnity or security (or both) satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a note may pursue any remedy with respect to the Senior Secured Notes Indenture or the ~~notes~~New Senior Secured Notes unless:

(1)	such Holder has previously given the Senior Secured Notes Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 25% in aggregate principal amount of the then outstanding ~~notes~~New Senior Secured Notes have made a written request to the Senior Secured Notes Trustee to pursue the remedy;

(3)

such Holders have offered the Senior Secured Notes Trustee, and the Senior Secured Notes Trustee has received (if requested), security or indemnity (or both) satisfactory to it against any loss, liability or expense;

(4)	the ~~Senior Secured~~ Notes Trustee has not complied with such request within 60 days after its receipt of the request and the offer of security or indemnity (or both) satisfactory to it; and

(5)

Holders of a majority in aggregate principal amount of the then outstanding ~~notes~~New Senior Secured Notes have not given the Senior Secured Notes Trustee a direction inconsistent with such request within such 60-day period.

The Holders of a majority in aggregate principal amount of the then outstanding ~~notes~~New Senior Secured Notes by notice to the Senior Secured Notes Trustee may, on behalf of the Holders of all of the ~~notes~~New Senior Secured Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Senior Secured Notes Indenture except a continuing Default or Event of Default in the payment of principal of, or premium, if any, interest, if any, on, the ~~notes~~New Senior Secured Notes (other than a payment Default or Event of Default that resulted from an acceleration that has been rescinded).

The Company is required to deliver to the Senior Secured Notes Trustee annually a statement in writing regarding compliance with the Senior Secured Notes Indenture. Within 10 ~~business~~ days of becoming aware of any Default or Event of Default, the Company is required to deliver to the Senior Secured Notes Trustee a statement in writing specifying such Default or Event of Default.

Certain Definitions

“2019 Convertible Notes Indenture” means the Indenture, dated as of                     , 2016, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as trustee, relating to the New 2019 Convertible Notes.

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“2020 Convertible Notes Indenture” means the Indenture, dated as of                     , 2016, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as trustee, relating to the New 2020 Convertible Notes.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

“Additional Assets” means:

(1)	any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto;

(2)

Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary;

(3)	the acquisition from third parties of Capital Stock of a Restricted Subsidiary; or

(4)	capital expenditures by the Company or a Restricted Subsidiary in the Oil and Gas Business.

“Additional New 2019 Convertible Notes” means the additional securities issued under the 2019 Convertible Notes Indenture solely in connection with the payment of interest in kind on the New 2019 Convertible Notes.

“Additional New 2020 Convertible Notes” means the additional securities issued under the 2020 Convertible Notes Indenture solely in connection with the payment of interest in kind on the New 2020 Convertible Notes.

“Additional New Convertible Notes” means, collectively, the Additional New 2019 Convertible Notes and the Additional New 2020 Convertible Notes.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(1)	the sum of:

(a)

discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes, as estimated by the Company and confirmed by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)	estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and

(ii)	estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to

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exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(iii)	estimated proved oil and gas reserves produced or disposed of since such year-end, and

(iv)

estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report);

provided that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company’s petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (1)(a) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers;

(b)

the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(c)	the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(d)

the greater of (i) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest audited financial statements, minus

(2)	the sum of:

(a)	Minority Interests;

(b)	any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(c)

to the extent included in (1)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

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(d)

the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Adjusted Net Assets” of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; and the term “Affiliated” shall have a meaning correlative to the foregoing. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

“Agents” means, collectively, the Collateral Agent, the Revolving Credit Agreement Agent~~, the Trustee~~ and ~~any Authorized Representative for the Other Pari Passu Secured Parties that is specified in the applicable joinder agreement to the Pari Passu Intercreditor Agreement~~the Senior Secured Notes Trustee, and “Agent” means any one of them.

“Alternate Controlling Party” means ~~(a) in the case of the Revolving Credit Agreement Agent, the Trustee and (b) in the case of the Trustee, the Authorized Representative of the Major Non-Controlling Party~~the Senior Secured Notes Trustee.

~~“Applicable Premium” means, with respect to any note on any redemption date, the greater of:~~

~~(1) 1.0% of the principal amount of the note; and~~

~~(2) the excess of:~~

~~(a) the present value at such redemption date of (i) the redemption price of the note at March 15, 2016 (such redemption price being set forth in the table appearing above under “—Redemption—Optional Redemption”, excluding accrued and unpaid interest to the redemption date), plus (ii) all required interest payments due on the note through March 15, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over~~

~~(b) the principal amount of the note.~~

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Production

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Payment, net profits interest, overriding royalty interest, sale and leaseback transaction, merger or consolidation) (collectively, for purposes of this definition, a “transfer”), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries or (iii) any other properties or assets of the Company or any of its Restricted Subsidiaries other than (a) a transfer of cash, Cash Equivalents, hydrocarbons or other mineral products in the ordinary course of business or (b) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas properties in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” also shall not include (A) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under “—Merger, Consolidation and Sale of Assets;” (B) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the “Limitation on Restricted Payments” covenant; or (C) any transfer (in a single transaction or a series of related transactions) of properties or assets (including Capital Stock) having a Fair Market Value of less than $25.0 million.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Authorized Representative” means (a) in the case of the Revolving Credit Agreement Obligations or the Revolving Credit Agreement Secured Parties, the Revolving Credit Agreement Agent, (b) in the case of the Senior Secured Note Obligations or the Senior Secured Notes Trustee and the Holders of the ~~notes~~New Senior Secured Notes, the Senior Secured Notes Trustee~~, and (c) in the case of any Series of Other Pari Passu Obligations or Other Pari Passu Secured Parties that become subject to the Pari Passu Intercreditor Agreement after the Issue Date, the Authorized Representative~~ and (c) as used in the context of the Junior Lien Intercreditor Agreement under “—Junior Lien Intercreditor Agreement,” in the case of the Junior Lien Obligations, the authorized representative named for ~~such Series~~the applicable series of New Convertible Notes in the applicable ~~joinder agreement to the Pari Passu Intercreditor Agreement~~Convertible Notes Indenture.

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

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(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Senior Secured Notes Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after date of the Senior Secured Notes Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of the Senior Secured Notes Indenture will be deemed not to represent a Capitalized Lease Obligation.

“Cash Equivalents” means:

(1)

any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2)

demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million;

(3)

commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5)	overnight bank deposits and bankers acceptances at any commercial bank meeting the qualifications specified in clause (2) above;

(6)

deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is a lending bank under the Revolving Credit Agreement, provided all such deposits do not exceed $5.0 million in the aggregate at any one time;

(7)

demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (2) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and

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(8)	investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any event or series of events by which:

(1)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company;

(2)

the Company consolidates with or merges into another Person or any Person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction;

(3)

the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and such Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary);

(4)	the Company is liquidated or dissolved; or

(5)	the occurrence of any other event that constitutes a “Change of Control” under ~~either~~any of the ~~Existing~~Convertible Note Indentures or the Old Indentures.

“Charter Amendment” means the amendment of the Company’s restated articles of incorporation to increase the number of shares of the Company’s common stock authorized for issuance in an amount to provide a sufficient number of authorized shares of the Company’s common stock for the issuance of shares upon conversion of all of the outstanding New Convertible Notes and exercise, to the extent necessary, of all of the New Warrants.

“Collateral” means all property wherever located and whether now owned or at any time acquired after the date of the Senior Secured Notes Indenture by any Collateral Grantor as to which a Lien is granted under the Collateral Agreements to secure the ~~notes~~New Senior Secured Notes or any Subsidiary Guarantee.

“Collateral Agent” means the collateral agent for all holders of Pari Passu Obligations. Bank of Montreal will initially serve as the Collateral Agent.

“Collateral Agreements” means, collectively, each Mortgage, the Pledge Agreement, the Security Agreement, the Intercreditor Agreements and each other instrument, including any assignment, security agreement, mortgage, deed of trust, pledge agreement or other security instrument, creating Liens in favor of the Collateral Agent as required by the Pari Passu Documents ~~or~~, including the Intercreditor Agreements, in each case, as the same may be in effect from time to time.

“Collateral Grantors” means the Company and each Subsidiary Guarantor that is party to a Collateral Agreement.

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“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Exploration Expenses” means, for any period, exploration expenses of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio on a pro forma basis of (1) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar- Denominated Production Payments, to (2) Consolidated Interest Expense for such period; provided~~, however,~~ that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this provision, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (v) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (vi) if after the first day of the period referred to in clause (1) of this definition the Company has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of the Company within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

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“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (1) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation constituting Indebtedness, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (2) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (3) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (4) the aggregate amount of dividends paid (to the extent such dividends are not accrued in a prior period and excluding dividends paid in Qualified Capital Stock) or accrued on Disqualified Capital Stock of the Company and its Restricted Subsidiaries, to the extent such Disqualified Capital Stock is owned by Persons other than the Company or its Restricted Subsidiaries, less, to the extent included in any of clauses (1) through (4), amortization of capitalized debt issuance costs of the Company and its Restricted Subsidiaries during such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding:

(1)	net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2)	net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

(3)

the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions are attributable to net income (or net loss) of such Person during such period or during any prior period);

(4)

the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(5)	dividends paid in Qualified Capital Stock;

(6)	income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary;

(7)	Consolidated Exploration Expenses and any write-downs or impairments of non-current assets; and

(8)	the cumulative effect of a change in accounting principles.

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“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).

“Controlling Secured Parties” means, at any time, the Series of Pari Passu Secured Parties whose Authorized Representative is the Controlling Party for the Collateral at such time.

“Convertible Notes Indentures” means, collectively, the 2019 Convertible Notes Indenture and the 2020 Convertible Notes Indenture.

“Default” means any event, act or condition that is, or after notice or passage of time or both would become, an Event of Default.

“Discharge of Pari Passu Obligations” means~~, with respect to any Collateral and any Series of Pari Passu Obligations other than the Revolving Credit Agreement Obligations, the date on which such Series of Pari Passu Obligations is no longer required to be secured by such Collateral. The term “Discharged” shall have a corresponding meaning.~~ the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Pari Passu Obligations;

(2) payment in full in cash of the principal of and interest, premium (if any) and fees on all Pari Passu Obligations (other than any undrawn letters of credit);

(3) discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all outstanding letters of credit constituting Pari Passu Obligations;

(4) payment in full in cash of obligations in respect of Secured Swap Obligations that are secured by Pari Passu Liens (and, with respect to any particular Secured Swap Obligation, termination of such agreement and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto (and communicated to the Collateral Agent)); and

(5) payment in full in cash of all other Pari Passu Obligations that are outstanding and unpaid at the time the Pari Passu Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);

provided that, if, at any time after the Discharge of Pari Passu Obligations has occurred, any Collateral Grantor enters into any Pari Passu Document evidencing a Pari Passu Obligation which incurrence is not prohibited by the applicable Secured Debt Documents, then such Discharge of Pari Passu Obligations shall automatically be deemed not to have occurred for all purposes of the Junior Lien Intercreditor Agreement with respect to such new Pari Passu Obligation (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Pari Passu Obligations), and, from and after the date on which the Company designates such Indebtedness as a Pari Passu Obligation in accordance with the Junior Lien Intercreditor Agreement, the obligations under such Pari Passu Document shall automatically and without any further action be treated as Pari Passu Obligations for all purposes of the Junior Lien Intercreditor Agreement, including for purposes of the lien priorities and rights in respect of Collateral set forth in the Junior Lien Intercreditor Agreement, and any Junior Lien Obligations shall be deemed to have been at all times Junior Lien Obligations and at no time Pari Passu Obligations.

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“Discharge of Revolving Credit Agreement Obligations” means, except to the extent otherwise provided in the Pari Passu Intercreditor Agreement, payment in full, in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Revolving Credit Agreement Obligations and, with respect to letters of credit outstanding under the Revolving Credit Agreement Obligations, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with the Revolving Credit Agreement and otherwise reasonably satisfactory to the Revolving Credit Agreement Agent, and termination of and payment in full in cash of, all Secured Swap Obligations, in each case after or concurrently with the termination of all commitments to extend credit thereunder and the termination of all commitments of the Revolving Credit Agreement Secured Parties under the Revolving Credit Agreement Documents; provided that the Discharge of Revolving Credit Agreement Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Revolving Credit Agreement Obligations that constitute an exchange or replacement for or a refinancing of such Revolving Credit Agreement Obligations.

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under the Senior Secured Notes Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

“Disqualified Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased prior to the date that is 91 days after the final Stated Maturity of the ~~note~~sNew Senior Secured Notes or is redeemable at the option of the Holder thereof at any time prior to the date that is 91 days after the final Stated Maturity of the ~~notes~~New Senior Secured Notes, or is convertible into or exchangeable for debt securities at any time prior to the date that is 91 days after the final Stated Maturity of the ~~notes~~New Senior Secured Notes. For purposes of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock,” Disqualified Capital Stock shall be valued at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price plus accrued and unpaid dividends. For such purposes, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock which does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed or repurchased on the date of determination, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock; provided, however, that if such Disqualified Capital Stock is not at the date of determination permitted or required to be redeemed or repurchased, the “maximum fixed redemption or repurchase price” shall be the book value of such Disqualified Capital Stock.

“Dollar-Denominated Production Payments” means production payment obligations of the Company or a Restricted Subsidiary recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Engineering Report” means a reserve report as of each December 31 and June 30, as applicable, with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Company and the Subsidiary Guarantors prepared by an independent engineering firm of recognized standing in accordance with accepted industry practice and all updates thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

~~“Equity Offering” means a public or private offering of Qualified Capital Stock of the Company made for cash on a primary basis by the Company after the date of the Indenture, other than (1) public offerings with respect to the Company’s common stock registered on Form S-8 and (2) issuances to any Subsidiary of the Company.~~

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“Event of Default” has the meaning set forth above under the caption “Events of Default.”

“Excess Pari Passu Obligations” means Obligations constituting Pari Passu Obligations for the principal amount of loans, letters of credit, reimbursement Obligations under the Pari Passu Documents to the extent that such Obligations are in excess of the Pari Passu Lien Cap.

“Exchange Offer and Consent Solicitation” means a series of transactions in which the Company will (i) exchange the New Senior Secured Notes and the New Warrants for the Old Senior Secured Notes, (ii) exchange the New 2019 Convertible Notes for the Company’s 7  3⁄4% Senior Notes due 2019, (iii) exchange the New2020 Convertible Notes for the Company’s 9  1⁄2% Senior Notes due 2020 and (iv) solicit the consent of the holders of the Old Senior Secured Notes and Old Unsecured Notes for certain amendments to the Old Indentures, including amendments to eliminate or amend certain of the restrictive covenants contained in the Old Indentures and release the collateral securing the Old Senior Secured Notes.

“Exchanged Properties” means properties or assets used or useful in the Oil and Gas Business received by the Company or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

“Excluded Collateral” means any cash, certificate of deposit, deposit account, money market account or other such liquid assets to the extent that such cash, certificate of deposit, deposit account, money market account or other such liquid assets are on deposit or maintained with the Revolving Credit Agreement Agent or any other Revolving Credit Agreement Secured Party (other than the Collateral Agent, in its capacity as such) to cash collateralize letters of credit constituting Revolving Credit Agreement Obligations or Secured Swap Obligations constituting Revolving Credit Agreement Obligations.

~~“Existing Indentures” means (i) the Indenture, dated as of October 9, 2009 (the “Base Indenture”), among the Company, the subsidiary guarantors named therein, and the Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by the Third Supplemental Indenture, dated as of March 14, 2011, among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the Company’s 7 3⁄4% Senior Notes due 2019 and (ii) the Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, dated as of June 5, 2012, among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the Company’s 9  1⁄2% Senior Notes due 2020.~~

~~“Existing Unsecured Notes” means the Company’s 7  3⁄4% Senior Notes due 2019 and 9  1⁄2% Senior Notes due 2020.~~

“Fair Market Value” means with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property equal to or in excess of $10.0 million shall be determined by the Board of Directors of the Company acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors delivered to the Senior Secured Notes Trustee, and any lesser Fair Market Value may be determined by an officer of the Company acting in good faith.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in the Senior Secured Notes Indenture will be computed in conformity with GAAP.

The term “guarantee” means, as applied to any obligation, (~~1~~i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of

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non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, “guarantee” has a corresponding meaning.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing and any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means a Person in whose name a ~~note~~New Senior Secured Note (including an Additional New Senior Secured Note) is registered in the Note Register.

“Hydrocarbon Interest” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, operating rights, net profit interests, production payment interests and other similar types of interests, including any reserved or residual interest of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, with respect to any Person, without duplication:

(1)

all liabilities of such Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred and reserves established in the ordinary course of business) and all liabilities of such Person incurred in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, outstanding on the Issue Date or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2)

all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(3)	all obligations of such Person with respect to letters of credit;

(4)

all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising and reserves established in the ordinary course of business;

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(5)	all Capitalized Lease Obligations of such Person;

(6)	the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person;

(7)	all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured);

(8)	all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); and

(9)	all obligations of such Person under or in respect of currency exchange contracts, oil and natural gas price hedging arrangements and Interest Rate Protection Obligations.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock shall be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of this definition. In addition, Disqualified Capital Stock shall be deemed to be Indebtedness.

Subject to clause (8) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness. ~~In addition, Disqualified Capital Stock shall not be deemed to be Indebtedness.~~

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any bankruptcy law with respect to any Collateral Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Collateral Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Collateral Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any liquidation, dissolution, reorganization or winding up of any Subsidiary of the Company ~~Issuer~~ permitted by the Pari Passu Documents), (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Collateral Grantor or (e) any other proceeding of any type or nature in which substantially all claims of creditors of any Collateral Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor ~~Agreement~~Agreements” means, individually or collectively, as the context may require, the Pari Passu Intercreditor Agreement and ~~any~~the Junior Lien Intercreditor Agreement.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person’s and any of its Subsidiaries exposure to fluctuations in interest rates.

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“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by such Person to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary at such time. “Investments” shall exclude (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the “Limitation on Indebtedness and Disqualified Capital Stock” covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (3) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of ~~the~~ Company’s Investments in such Restricted Subsidiary that were not sold or disposed of.

“Issue Date” means the date of original issuance of the ~~notes~~New Senior Secured Notes.

“Junior Lien” means any Lien which ~~(i) is also granted to secure the Pari Passu Obligations and (ii)~~ is subordinate to the Liens securing the Pari Passu Obligations pursuant to the Junior Lien Intercreditor Agreement.

~~“Junior Lien Intercreditor Agreement” means an intercreditor agreement in form and substance satisfactory to the Collateral Agent in its sole discretion, to be entered into on a future date, if at all, between the Collateral Agent, the Collateral Grantors and any collateral agent or other representative with respect to any Junior Lien Obligations, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which, among other things, (i) the Liens securing the Junior Lien Obligations are expressly subordinated to the Liens securing the Pari Passu Obligations, (ii) no Liens are granted to secure the Junior Lien Obligations unless such Liens also secure, on a first priority basis, the Pari Passu Obligations, and (iii) the holders of such Junior Lien Obligations waive certain voting and other rights in connection with any Insolvency or Liquidation Proceeding with respect to the Company or any Subsidiary Guarantor, in each case in a manner satisfactory to the Collateral Agent in its sole discretion.~~ Junior Lien Collateral Agent” means, individually or collectively, as the context may require, any collateral agent for holders of New Convertible Notes. Bank of Montreal will initially serve as the Junior Lien Collateral Agent.

“Junior Lien Collateral Agreements” means, collectively, each mortgage, pledge agreement, security agreement, the Junior Lien Intercreditor Agreement and each other instrument, including any assignment, security agreement, mortgage, deed of trust, pledge agreement or other security instrument, creating Junior Liens in favor of the Junior Lien Collateral Agent as required by the documents governing the Junior Lien Obligations.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Obligations are incurred (including the New Convertible Notes and the Convertible Notes Indentures) and the Junior Lien Collateral Agreements, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Junior Lien Intercreditor Agreement” means (i) the Intercreditor Agreement among the Collateral Agent, the Junior Lien Collateral Agent, the Company, each other Collateral Grantor and the other parties from time to time party thereto, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise

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modified from time to time in accordance with the Senior Secured Notes Indenture and (ii) any replacement thereof that contains terms not materially less favorable to the Holders of the New Senior Secured Notes than the Junior Intercreditor Agreement referred to in clause (i).

“Junior Lien Obligations” means (i) the New 2019 Convertible Notes, (ii) the New 2020 Convertible Notes and (iii) Indebtedness of the Company or any Subsidiary Guarantor that is secured on a junior basis with the Pari Passu Obligations by a Junior Lien that was permitted to be incurred and so secured under each applicable Pari Passu Document; provided that, in the case of any Indebtedness referred to in this definition:

(1) on or before the date on which such Indebtedness is incurred by the Company or any Subsidiary Guarantor, such Indebtedness is designated by the Company (which such designation shall be made)~~,~~ in an officers’ certificate delivered to the Collateral~~,~~ Agent in respect of Indebtedness referred to in clause (iii) above) as “Junior Lien Obligations” for the purposes of the Senior Secured Notes Indenture and any other applicable Pari Passu Document; provided that if such Indebtedness is designated as “Junior Lien Obligations,” it cannot also be designated as Pari Passu Obligations; and

(2) the collateral agent or other representative with respect to such Indebtedness, the Collateral Agent, the Senior Secured Notes Trustee, the Company and each Subsidiary Guarantor have duly executed and delivered a joinder to the Junior Lien Intercreditor Agreement and all requirements set forth in ~~such~~the Junior Lien Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Obligations to secure such Indebtedness in respect thereof are satisfied.

“Lender Provided Hedging Agreement” means any Hedging Agreement between the Company or any Subsidiary Guarantor and a Secured Swap Counterparty.

“Lien ~~“Lien~~” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Liquid Securities” means securities (1) of an issuer that is not an Affiliate of the Company, (2) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market and (3) as to which the Company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (1), (2) and (3) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 150 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 120 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the Senior Secured Notes Indenture described under “—Certain Covenants—Limitation on Asset Sales,” such securities shall be deemed not to have been Liquid Securities at any time.

“Material Change” means an increase or decrease (except to the extent resulting from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided~~, however,~~ that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves with respect to

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which the Company’s estimate of the discounted future net revenues from proved oil and gas reserves has been confirmed by independent petroleum engineers and (ii) any dispositions of properties and assets during such quarter that were disposed of in compliance with the provisions of the Senior Secured Notes Indenture described under “—Certain Covenants—Limitation on Asset Sales.”

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on Oil and Gas Properties and other related assets to secure payment of the ~~notes~~New Senior Secured Notes and the Subsidiary Guarantees or any part thereof.

“Mortgaged Properties” means any property owned by a Collateral Grantor that is subject to the Liens existing and to exist under the terms of the Mortgages.

“Net Available Cash” from an Asset Sale or Sale/Leaseback Transaction means cash proceeds received therefrom (including (1) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and (2) the Fair Market Value of Liquid Securities and Cash Equivalents, and excluding (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale/Leaseback Transaction and (b) except to the extent subsequently converted to cash, Cash Equivalents or Liquid Securities within 240 days after such Asset Sale or Sale/Leaseback Transaction, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (1) and (2)), in each case net of (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale/Leaseback Transaction, (ii) all payments made on any Indebtedness (but specifically excluding Indebtedness of the Company and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale or Sale/Leaseback Transaction) which is secured by any assets subject to such Asset Sale or Sale/Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale/Leaseback Transaction and (iv)~~(d)~~ the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale/Leaseback Transaction and retained by the Company or any Restricted Subsidiary after such Asset Sale or Sale/Leaseback Transaction; provided~~, however,~~ that if any consideration for an Asset Sale or Sale/Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.

“Net Cash Proceeds” with respect to any issuance or sale of Qualified Capital Stock or other securities, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

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“Net Working Capital” means (1) all current assets of the Company and its Restricted Subsidiaries, less (2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.

“New 2019 Convertible Notes” means the Company’s 7 3⁄4% Convertible Secured PIK Notes due 2019. Unless the context otherwise requires, all references to the New 2019 Convertible Notes shall include the Additional New 2019 Convertible Notes.

“New 2020 Convertible Notes” means the Company’s 9 1⁄2% Convertible Secured PIK Notes due 2020. Unless the context otherwise requires, all references to the New 2020 Convertible Notes shall include the Additional New 2020 Convertible Notes.

“New Convertible Notes” means, collectively, the New 2019 Convertible Notes and the New 2020 Convertible Notes.

“New Warrants” means the warrants issued to the holders of the Old Senior Secured Notes in the Exchange Offer and Consent Solicitation that are exercisable for shares of the Company’s common stock.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization that does not provide for payments in respect of the Revolving Credit Agreement Obligations to be made with the priority specified in the Pari Passu Intercreditor Agreement and that has not been approved by the Majority Lenders (as defined in the Revolving Credit Agreement).

“Non-Controlling Authorized Representative” means, at any time, with respect to any Collateral, an Authorized Representative that is not the Controlling Party with respect to such Collateral at such time.

“Non-Controlling Secured Parties” means, at any time, with respect to any Collateral, the Pari Passu Secured Parties that are not Controlling Secured Parties with respect to such Collateral at such time.

“Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of the Company or any Restricted Subsidiary incurred in connection with the acquisition by the Company or such Restricted Subsidiary of any property or assets and as to which (i) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither the Company nor any Subsidiary (other than an Unrestricted Subsidiary) (a) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness, or (b) is directly or indirectly liable for such Indebtedness, and (ii) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

~~“Note Documents” means the Indenture, the Collateral Agreements and any agreement instrument or other document evidencing or governing any Note Obligations.~~

~~“Note Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Subsidiary Guarantor arising under the Indenture, the notes, the Subsidiary Guarantees and the Collateral Agreements (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Subsidiary Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.~~

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“Note Register” means the register maintained by or for the Company in which the Company shall provide for the registration of the ~~notes~~New Senior Secured Notes and the transfer of the ~~notes~~New Senior Secured Notes.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, payments with respect to any letters of credit, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Oil and Gas Business” means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition.

“Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority have jurisdiction) that may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rightsofway, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

~~“Other Pari Passu Obligations” means other Indebtedness of the Company or any Subsidiary Guarantor that is secured by a Pari Passu Lien (subject to the Pari Passu Intercreditor Agreement) as permitted by the Pari Passu Documents and is designated by the Company as an Other Pari Passu Obligation pursuant to the Pari Passu Intercreditor Agreement.~~ Old Indentures” means (i) the Indenture, dated as of October 9, 2009 (the “Base Indenture”), among the Company, the subsidiary guarantors named therein, and American Stock Transfer & Trust Company, LLC, as the successor trustee, as amended and supplemented by the Third Supplemental Indenture, dated as of March 14, 2011, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to the Company’s 7  3⁄4% Senior Notes due 2019, (ii) the Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, dated as of June 5, 2012, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to the Company’s 9  1⁄2% Senior Notes due 2020 and (iii) the Indenture, dated as of March 13, 2015, among the Company, the subsidiary guarantors named therein, and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to the Company’s Old Senior Secured Notes.

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~~“Other Pari Passu Secured Parties” means the holders of any Other Pari Passu Obligations and any Authorized Representative with respect thereto.~~ Old Senior Secured Notes” means the Company’s 10% Senior Secured Notes due 2020.

“Old Unsecured Notes” means the Company’s 7  3⁄4% Senior Notes due 2019 and 9  1⁄2% Senior Notes due 2020.

“Pari Passu Documents” means, collectively, the Revolving Credit Agreement Documents~~,~~ and the Senior Secured Note Documents ~~and any document or instrument evidencing or governing any Other Pari Passu Obligations.~~ .

“Pari Passu Excluded Collateral” has the meaning set forth in the Pari Passu Intercreditor Agreement.

“Pari Passu Intercreditor Agreement” means (i) the Amended and Restated Priority Lien Intercreditor Agreement among the Collateral Agent, the Senior Secured Notes Trustee, the Revolving Credit Agreement Agent, the Company, each other Collateral Grantor ~~and~~, the other parties from time to time party thereto, and American Stock Transfer & Trust Company, LLC ~~The Bank of New York Mellon Trust Company, N.A.~~ in its capacity as the successor trustee under the Old Senior Secured Notes to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Senior Secured Notes Indenture and (ii) any replacement thereof that contains terms not materially less favorable to the Holders of the ~~notes~~New Senior Secured Notes than the Pari Passu Intercreditor Agreement referred to in clause (i).

“Pari Passu Lien” means a Lien granted (or purported to be granted) by the Company or any Subsidiary Guarantor in favor of the Collateral Agent, at any time, upon any assets or property of the Company or any Subsidiary Guarantor to secure any Pari Passu Obligations.

“Pari Passu Lien Cap” means, as of any date, (a) the principal amount of Pari Passu Obligations (including any interest paid-in-kind) that may be incurred as “Permitted Indebtedness” as of such date, plus (b) the amount of all Secured Swap Obligations, to the extent such Secured Swap Obligations are secured by the Pari Passu Liens, plus (c) the amount of accrued and unpaid interest (excluding any interest paid-in-kind) and outstanding fees, to the extent such Obligations are secured by the Pari Passu Liens. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn.

“Pari Passu Obligations” means, collectively, (a) the Revolving Credit Agreement Obligations~~,~~ and (b) the Senior Secured Note Obligations~~, (c) all Other Pari Passu Obligations and (e) all other obligations of the Company and the Subsidiary Guarantors in respect of, or arising under, the Pari Passu Documents, plus interest and all fees, costs, charges and expenses, including legal fees and expenses to the extent authorized under the Pari Passu Documents~~, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.

“Pari Passu Secured Parties” means (a) the Collateral Agent, (b) the Senior Secured Notes Trustee, (c) the Holders of the New Senior Secured Notes and (d) the Revolving Credit Agreement Secured Parties.

“Permitted Collateral Liens” means Liens described in clauses (1), (4), (5), (6), (7), (8), (9), (10), (12), (17), (18), (19), (20), (21), (22) and (23) of the definition of “Permitted Liens” that, by operation of law, have priority over the Liens securing the ~~notes~~New Senior Secured Notes and the Subsidiary Guarantees.

“Permitted Investments” means any of the following:

(1)	Investments in Cash Equivalents;

(2)	Investments in property, plant and equipment used in the ordinary course of business;

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(3)	Investments in the Company or any of its Restricted Subsidiaries;

(4)

Investments by the Company or any of its Restricted Subsidiaries in another Person, if (a) as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Restricted Subsidiary and (b) such other Person is primarily engaged in the Oil and Gas Business;

(5)

entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business;

(6)

entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company’s or any Restricted Subsidiary’s production, purchases and resales against fluctuations in oil or natural gas prices;

(7)	entry into any currency exchange contract in the ordinary course of business;

(8)

Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to debt owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary;

(9)	guarantees of Indebtedness permitted under the “Limitation on Indebtedness and Disqualified Capital Stock” covenant;

(10)	investments in Unrestricted Subsidiaries or joint ventures in an aggregate amount not to exceed at any one time outstanding $15.0 million; and

(11)	other Investments, in an aggregate amount not to exceed at any one time outstanding the greater of (a) $25.0 million and (b) 5% of Adjusted Consolidated Net Tangible Assets.

“Permitted Liens” means the following types of Liens:

(1)

Liens existing as of the Issue Date (excluding Liens securing Indebtedness of the Company and any Subsidiary Guarantor under the Revolving Credit Agreement ~~or any Indebtedness repaid with the proceeds of the notes~~);

(2)

Liens on any property or assets of the Company and any Subsidiary Guarantor securing the ~~notes~~New Senior Secured Notes issued on the Issue Date and up to $91,875,000 of Additional New Senior Secured Notes and the Subsidiary Guarantees in respect thereof;

(3)	Liens in favor of the Company or any Restricted Subsidiary;

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(4)

Liens for taxes, assessments and governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(5)

statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(6)

Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

(7)

judgment and attachment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(8)

easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	any interest or title of a lessor under any capitalized lease or operating lease;

(10)

purchase money Liens; provided~~, however,~~ that (a) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) and any proceeds therefrom, (b) the aggregate principal amount of Indebtedness secured by such Liens it otherwise permitted to be incurred under the Senior Secured Notes Indenture and does not exceed the cost of the property or assets so acquired and (c) the Liens securing such Indebtedness shall be created within 90 days of such acquisition;

(11)

Liens securing obligations under hedging agreements that the Company or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production, purchases and resales against fluctuations in oil or natural gas prices;

(12)

Liens upon specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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(13)

Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(14)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(15)

Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16)

Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under the Senior Secured Notes Indenture;

(17)

Liens (other than Liens securing Indebtedness) on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

(18)	Liens on pipeline or pipeline facilities which arise by operation of law;

(19)

Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

(20)	Liens reserved in oil and gas mineral leases for bonus or rental payments or for compliance with the terms of such leases;

(21)

Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property, assets or services, and in the aggregate do not materially adversely affect the value of properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties and assets for the purposes for which such properties and assets are held by the Company or any Restricted Subsidiaries;

(22)

Liens securing Non-Recourse Indebtedness; provided~~, however,~~ that the related Non-Recourse Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) by the Company or any Restricted Subsidiary with the proceeds of such Non-Recourse Indebtedness;

(23)

Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary; provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

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(24)

Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Restricted Subsidiaries so long as such deposit and such defeasance are permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(25)

Junior Liens to secure ~~Junior Lien Obligations (a)~~the New Convertible Notes issued on the Issue Date and the Additional New Convertible Notes, in each case incurred under clause (~~6~~11) of the definition of “Permitted Indebtedness” ~~to~~; provided that such Junior Liens are subject to the Junior Lien Intercreditor Agreement;

(26)

Liens to secure any Permitted Refinancing Indebtedness incurred to renew, refinance, refund, replace, amend, defease or discharge, as a whole or in part, ~~any Existing Unsecured Notes, together with any Permitted Refinancing Indebtedness permitted by clause (6) of the definition of Permitted Indebtedness in respect thereof, (b) incurred in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant, together with any Permitted Refinancing Indebtedness permitted by clause (6) of the definition of Permitted Indebtedness in respect thereof, or (c) incurred under clause (10) of the definition of “Permitted Indebtedness”; provided that Liens incurred under clauses (b) and (c) of this clause (25) do not secure obligations in excess of $200.0 million in the aggregate; (26) Liens to secure any Permitted Refinancing Indebtedness in respect of the notes issued on the Issue Date~~Indebtedness that was previously so secured; provided that (a) the new Liens~~Lien~~ shall be limited to all or part of the same property and assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (b) the new Liens have~~Lien has~~ no greater priority relative to the ~~notes~~New Senior Secured Notes and the Subsidiary Guarantees, and the holders of the Indebtedness secured by such Liens~~Lien~~ have no greater intercreditor rights relative to the ~~notes~~New Senior Secured Notes and the Subsidiary Guarantees and the Holders thereof than the original Liens and the related Indebtedness and the holders thereof and such new Liens are subject to the ~~Pari Passu~~ Intercreditor ~~Agreement;~~Agreements, as applicable; and

(27)

Liens securing Indebtedness of the Company and any Subsidiary Guarantor under the Revolving Credit Agreement in an aggregate principal amount not to exceed $50.0 million at any time outstanding; provided that such Liens are subject to the Pari Passu Intercreditor Agreement~~; and~~

~~(28) additional Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed at any one time outstanding the greater of (a) $75.0 million or (b) 5% of Adjusted Consolidated Net Tangible Assets; provided that such Liens cannot secure any Junior Lien Obligations unless such Liens (i) are also granted to secure the Pari Passu Obligations and (ii) are subordinate to the Liens securing the Pari Passu Obligations pursuant to the Junior Lien Intercreditor Agreement~~.

Notwithstanding anything in clauses (1) through (~~28~~27) of this definition, the term “Permitted Liens” does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

“Permitted Refinancing Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer or Asset Sale Offer) outstanding Indebtedness of the Company or any

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Restricted Subsidiary; provided that (1) if the Indebtedness (including the ~~notes~~New Senior Secured Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the ~~notes~~New Senior Secured Notes or the Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to the ~~notes~~New Senior Secured Notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (2) such Indebtedness has a Stated Maturity for its final scheduled principal payment that is no earlier than the Stated Maturity for the final scheduled principal payment of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (3) if the Company or a Subsidiary Guarantor is the issuer of, or otherwise an obligor in respect of the Indebtedness being renewed, refinanced, refunded or repurchased, such Permitted Refinancing Indebtedness is not Incurred by any Restricted Subsidiary that is not the Company or a Subsidiary Guarantor ~~and~~, (4) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased and (5) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased by its terms provides that interest is payable only in kind, then such Indebtedness may not permit the payment of scheduled interest in cash; provided, further, that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of any premium required to be paid in connection with such renewal, extension or refinancing, refunding or repurchase pursuant to the terms of the Indebtedness being renewed, extended, refinanced, refunded or repurchased or the amount of any premium reasonably determined by the Company as necessary to accomplish such renewal, extension, refinancing, refunding or repurchase, plus the amount of reasonable fees and expenses incurred by the Company or such Restricted Subsidiary in connection therewith.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan or arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledge Agreement” means each Pledge Agreement and Irrevocable Proxy to be entered into on the Issue Date in favor of the Collateral Agent for the benefit of the Holders of the ~~notes,~~New Senior Secured Notes, the Revolving Credit Agreement Secured Parties ~~and the Other Pari Passu Secured Parties~~, the Senior Secured Notes Trustee and the Collateral Agent and each other pledge agreement in substantially the same form in favor of the Collateral Agent for the benefit of the holders of the ~~notes,~~New Senior Secured Notes, the Revolving Credit Agreement Secured Parties ~~and the Other Pari Passu Secured Parties~~, the Senior Secured Notes Trustee and the Collateral Agent delivered in accordance with the Senior Secured Notes Indenture and the Collateral Agreements.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Proved and Probable Drilling Locations” means all drilling locations of the Collateral Grantors located in the Haynesville and Bossier shale acreage in the States of Louisiana and Texas that are Proved Reserves or classified, in accordance with the Petroleum Industry Standards, as “Probable Reserves.”

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“Proved Reserves” means those Hydrocarbons that have been estimated with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable from the Oil and Gas Properties by existing producing methods under existing economic conditions.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

“Required Stockholder Approval” means the approval by (1) a majority of the issued and outstanding shares of common stock of the amendment to the Company’s restated articles of incorporation to increase the number of shares of the Company’s common stock authorized for issuance in an amount to provide a sufficient number of authorized shares of Comstock’s common stock for the issuance of shares upon conversion of the New Convertible Notes and, to the extent necessary, exercise of the New Warrants and (2) a majority of the shares of common stock represented at the special meeting and entitled to vote on the issuance of the maximum number of shares of common stock that would be issued upon conversion of all of the outstanding New Convertible Notes and, to the extent necessary, exercise of all of the New Warrants.

“Restricted Investment” means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of “Unrestricted Subsidiary” and (ii) any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company, whether existing on or after the Issue Date, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Senior Secured Notes Indenture.

“Revolving Credit Agreement” means that certain Credit Agreement ~~to be~~, dated ~~on or about the Issue Date,~~as of March 4, 2015, among the Company, the lenders from time to time party thereto and the Revolving Credit Agreement Agent, as amended, restated, modified, renewed, refunded, replaced or refinanced, from time to time.

“Revolving Credit Agreement Agent” means Bank of Montreal (or other agent designated in the Revolving Credit Agreement), together with its successors and permitted assigns in such capacity.

“Revolving Credit Agreement Documents” means the Revolving Credit Agreement, the Collateral Agreements and any other Loan Documents (as defined in the Revolving Credit Agreement).

“Revolving Credit Agreement Obligations” means, collectively, (a) the Obligations (as defined in the Revolving Credit Agreement) of the Company and the Subsidiary Guarantors under the Revolving Credit Agreement Documents, in an aggregate principal amount for all such Obligations not to exceed $50,000,000, plus interest and all fees, costs, charges, penalties and expenses, including legal fees and expenses to the extent authorized under the Revolving Credit Agreement Documents, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, and (b) the Secured Swap Obligations.

“Revolving Credit Agreement Secured Parties” means, collectively, the Lenders (as defined in the Revolving Credit Agreement), the Secured Swap Counterparties and the Revolving Credit Agreement Agent.

“S&P” means ~~Standard and Poor’s~~S&P Global Ratings ~~Services~~, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

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“Secured ~~Parties” means (a) the Collateral Agent, (b) the Trustee and the Holders of the notes, (c) the Revolving Credit Agreement Secured Parties and (d) the Other Pari Passu Secured Parties~~Debt” means, collectively, Pari Passu Obligations and Junior Lien Obligations.

“Secured Debt Documents” means the Pari Passu Documents and the Junior Lien Documents.

“Secured Swap Counterparty” means, with respect to a Lender Provided Hedging Agreement, a counterparty that at the time such Hedging Agreement is entered into is a Lender (as defined in the Revolving Credit Agreement) or an Affiliate of a Lender (including a Hedging Agreement in existence prior to the date hereof or prior to such Person or its Affiliate becoming a Lender); provided that, for the avoidance of doubt, the term “Lender Provided Hedging Agreement” shall not include any Hedging Agreement or transactions under any Hedging Agreement entered into after the time that such counterparty ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all obligations of the Company or any Subsidiary Guarantor under any Lender Provided Hedging Agreement.

“Security Agreement” means each Pledge Agreement and Irrevocable Proxy dated as of the Issue Date in favor of the Collateral Agent for the benefit of the holders of the ~~notes,~~New Senior Secured Notes and the Revolving Credit Agreement ~~Secured Parties and the Other Pari Passu~~ Secured Parties and each other security agreement in substantially the same form in favor of the Collateral Agent for the benefit of the holders of the ~~notes,~~New Senior Secured Notes and the Revolving Credit Agreement ~~Secured Parties and the Other Pari Passu~~ Secured Parties delivered in accordance with the Senior Secured Notes Indenture and the Collateral Agreements.

“Security Documents” means the Collateral Agreements and the Junior Lien Collateral Agreements.

“Senior Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary (whether outstanding on the date hereof or hereinafter incurred), unless such Indebtedness is Subordinated Indebtedness.

“~~Series” means each of (i) the Note Obligations, (ii) the Revolving Credit Agreement Obligations and (iii) the Other Pari Passu Obligations incurred pursuant to any document or instrument evidencing such Other Pari Passu Obligations, which pursuant to any joinder agreement to the Pari Passu Intercreditor Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other Pari Passu Obligations).~~ Senior Secured Note Documents” means the Senior Secured Notes Indenture, the Collateral Agreements and any agreement instrument or other document evidencing or governing any Senor Secured Note Obligations.

“Senior Secured Note Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Subsidiary Guarantor arising under the Senior Secured Notes Indenture, the New Senior Secured Notes, the Additional New Senior Secured Notes, the Subsidiary Guarantees and the Collateral Agreements (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Subsidiary Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Revolving Credit Agreement Secured Parties (in their capacities as such) and (ii) the Holders of the New Senior Secured Notes and the Senior Secured Notes Trustee and (b) with respect to Pari Passu Obligations, each of (i) the Revolving Credit Agreement Obligations, and (ii) the Senior Secured Note Obligations.

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“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date~~, provided, however, that notwithstanding anything to the contrary in the Indenture~~.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor which is expressly subordinated in right of payment to the ~~notes~~New Senior Secured Notes or the Subsidiary Guarantees, as the case may be.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means any guarantee of the ~~notes~~New Senior Secured Notes by any Subsidiary Guarantor in accordance with the provisions described under “—Subsidiary Guarantees of New Senior Secured Notes” and “—Certain Covenants—Future Subsidiary Guarantees.”

“Subsidiary Guarantor” means (1) Comstock Oil & Gas, LP, (2) Comstock Oil & Gas—Louisiana, LLC, (3) Comstock Oil & Gas GP, LLC, (4) Comstock Oil & Gas Investments, LLC, (5) Comstock Oil & Gas Holdings, Inc., (6) each of Comstock’s other Restricted Subsidiaries, if any, executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Senior Secured Notes Indenture and (7) any Person that becomes a successor guarantor of the ~~notes~~New Senior Secured Notes in compliance with the provisions described under “—Subsidiary Guarantees of New Senior Secured Notes” and “Certain Covenants—Future Subsidiary Guarantees.”

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.

~~“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2016 provided, however, that if the period from the redemption date to March 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.~~

~~“Trustee Control Termination Date” has the meaning set forth under “—Intercreditor Agreement—Identity of the Controlling Party.”~~

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“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (other than a Collateral Grantor) as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that the Subsidiary to be so designated and each Subsidiary of such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Indebtedness;

(2)

is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)

is a Person with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of the Restricted Subsidiaries.

“Volumetric Production Payments” means production payment obligations of the Company or a Restricted Subsidiary recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the managing membership interest or the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person, as applicable.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of the Company to the extent (1) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than directors’ qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (2) such Restricted Subsidiary does substantially all of its business in one or more foreign jurisdictions and is required by the applicable laws and regulations of any such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned subsidiary.

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APPENDIX 2: COMPARISON OF TERMS OF THE NEW CONVERTIBLE NOTES TO OLD 2020 NOTES

The following is a summary of the “Certain Covenants”, “Events of Default” and “Certain Definitions” of the New Convertible Notes (as set forth under “Description of New Convertible Notes”) as compared to a summary of Certain “Covenants”, “Events of Default” and “Certain Definitions” of the Old 2020 Notes, showing provisions that will be deleted or changed or provisions that will be added. The following summary does not restate the terms of the New Convertible Notes or the Old 2020 Notes in their entirety. We urge you to read the documents governing the New Senior Secured Notes and the Old 2020 Notes, including the 2019 Convertible Notes Indenture, the 2020 Convertible Notes Indenture and the indenture governing the Old 2020 Notes, because they, and not this description, define your rights as a holder of the New Convertible Notes or the Old 2020 Notes.

Certain Covenants

Limitation on Indebtedness and Disqualified Capital Stock

Comstock will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, “incur”) any Indebtedness (including any Acquired Indebtedness), and Comstock will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Capital Stock (except for the issuance by Comstock of Disqualified Capital Stock (A) which is redeemable at Comstock’s option in cash or Qualified Capital Stock and (B) the dividends on which are payable at Comstock’s option in cash or Qualified Capital Stock); provided, however, that Comstock and its Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness or issue shares of Disqualified Capital Stock if (i) at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.25 to 1.0 and (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Capital Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Capital Stock.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)

~~Priority Credit Facility Debt, in an aggregate amount at any one time outstanding not to exceed the greater of (a) the borrowing base under the Bank Credit Agreement at such time less the sum of all repayments of principal of Priority Credit Facility Debt made pursuant to “—Limitation on Asset Sales” and (b) 25% of Adjusted Consolidated Net Tangible Assets; provided, however, that Indebtedness and Disqualified Capital Stock of Restricted Subsidiaries that are not Subsidiary Guarantors shall not at any time constitute more than 50% of all Priority Credit Facility Debt otherwise permitted under this clause (1);~~ Indebtedness under the Revolving Credit Agreement in an aggregate principal amount not in excess of $50.0 million at any one time outstanding and any guarantee thereof by a Subsidiary Guarantor;

(2)

Indebtedness under ~~the notes;~~ (a) the New 2019 Convertible Notes issued on the Issue Date in the Exchange Offer and Consent Solicitation and the Additional New 2019 Convertible Notes issued in connection with the payment of interest thereon and (b) the New 2020 Convertible Notes issued on the Issue Date in the Exchange Offer and Consent Solicitation and the Additional New 2020 Convertible Notes issued in connection with the payment of interest thereon;

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(3)

Indebtedness outstanding or in effect on the Issue Date (and not ~~repaid or defeased with the proceeds of the offering of the notes~~exchanged in connection with this Exchange Offer and Consent Solicitation);

(4)

obligations pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; hedging arrangements entered into in the ordinary course of business for the purpose of protecting production, purchases and resales against fluctuations in oil or natural gas prices, and any guarantee of any of the foregoing;

(5)

the Junior Lien Subsidiary Guarantees of ~~the notes~~(a) the New 2019 Convertible Notes issued on the Issue Date in this Exchange and Consent Solicitation (and any assumption of the obligations guaranteed thereby) and the Additional New 2019 Convertible Notes issued in connection with the payment of interest thereon and (b) the New 2020 Convertible Notes issued on the Issue Date in this Exchange and Consent Solicitation (and any assumption of obligations guaranteed thereby) and the Additional New 2020 Convertible Notes issued in connection with the payment of interest thereon;

(6)	the incurrence by Comstock or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Comstock and any of its Restricted Subsidiaries; provided, however, that:

(a)

if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the ~~notes~~New Convertible Notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither Comstock nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Junior Lien Subsidiary Guarantee of such Subsidiary Guarantor; and

(b)

any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Comstock or a Restricted Subsidiary of Comstock and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Comstock nor a Restricted Subsidiary of Comstock will be deemed, in each case, to constitute an incurrence of such Indebtedness by Comstock or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	Permitted Refinancing Indebtedness and any guarantee thereof;

(8)	Non-Recourse Indebtedness;

(9)	in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business;

(10)

Indebtedness in respect of bid, performance or surety bonds issued for the account of Comstock or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed); ~~and~~

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(11)

any additional Indebtedness in an aggregate principal amount not in excess of $75.0 million at any one time outstanding and any guarantee thereof; provided that the Company may issue (and the Subsidiary Guarantors may guarantee) up to $91,875,000 of Additional New Senior Secured Notes under this clause (11) in lieu of paying cash interest of up to $75,000,000 on the New Senior Secured Notes, and any such issuance of Additional New Senior Secured Notes shall reduce (on a dollar for dollar basis) the amount of other Indebtedness that is permitted to be incurred under this clause (11); and

(12)	Indebtedness under the New Senior Secured Notes issued on the Issue Date in an aggregate principal amount not to exceed $700.0 million and any guarantee thereof by a Subsidiary Guarantor.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (1) through (11~~12~~) described above or is entitled to be incurred pursuant to the first paragraph of this covenant, Comstock may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses of the definition of Permitted Indebtedness or the proviso of the foregoing sentence and an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness permitted hereunder; provided that all Indebtedness outstanding on the Issue Date under the Revolving Credit Agreement shall be deemed incurred under clause (1) of the second paragraph of this covenant and not under the first paragraph or clause (3) of the second paragraph~~. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant~~ and may not be later reclassified; provided, further, that all Indebtedness under the New Senior Secured Notes incurred on the Issue Date shall be deemed incurred under clause (12) of the second paragraph of this covenant and not under the first paragraph or clause (3) of the second paragraph and may not be later reclassified; provided, further, that all Indebtedness under the New Convertible Notes (including the Additional New 2019 Convertible Notes or the Additional 2020 Convertible Notes, as applicable) shall be deemed to be incurred under clause (2) of the second paragraph and not under the first paragraph or clause (3) of the second paragraph and may not be later reclassified.

The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued interest on the Indebtedness being refinanced and the amount of all expenses and premiums incurred in connection therewith).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Comstock or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to

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refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)

declare or pay any dividend on, or make any other distribution to holders of, any shares of Capital Stock of Comstock or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of Comstock or in options, warrants or other rights to purchase Qualified Capital Stock of Comstock);

(2)

purchase, redeem or otherwise acquire or retire for value any Capital Stock of Comstock or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of Comstock) or any options, warrants or other rights to acquire such Capital Stock (other than the purchase, redemption, acquisition or retirement of any Disqualified Capital Stock of Comstock solely in shares of Qualified Capital Stock of Comstock);

(3)

make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Comstock and any of its Restricted Subsidiaries), except in any case out of the net cash proceeds of Permitted Refinancing Indebtedness; or

(4)	make any Restricted Investment;

(such payments or other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to the proposed Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing;

(2)

Comstock could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; and

(3)	the aggregate amount of all Restricted Payments declared or made after January 1, 2004 shall not exceed the sum (without duplication) of the following (the “Restricted Payments Basket”):

(a)

50% of the Consolidated Net Income of Comstock accrued on a cumulative basis during the period beginning on January 1, 2004 and ending on the last day of Comstock’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss); plus

(b)

the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2004 by Comstock from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of Comstock or any options, warrants or rights to purchase such shares of Qualified Capital Stock of Comstock; plus

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(c)

the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2004 by Comstock (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of Comstock; plus

(d)

the aggregate Net Cash Proceeds received after January 1, 2004 by Comstock from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Comstock, together with the aggregate cash received by Comstock at the time of such conversion or exchange; plus

(e)

to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to Comstock or a Restricted Subsidiary after January 1, 2004 from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by Comstock and its Restricted Subsidiaries in such Unrestricted Subsidiary after January 1, 2004.

~~The amount of the Restricted Payments Basket as of March 31, 2012 was approximately $239.3 million.~~ Notwithstanding the preceding provisions, Comstock and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses (3), (4), (5) and (7) below) no Default or Event of Default shall have occurred and be continuing:

(1)

the payment of any dividend on any Capital Stock of Comstock within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of the preceding paragraph (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of the preceding paragraph);

(2)	the payment of any dividend payable from a Restricted Subsidiary to Comstock or any other Restricted Subsidiary of Comstock;

(3)

the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of Comstock or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Comstock;

(4)

the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Comstock;

(5)

the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of Comstock so long as (a) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount

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less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Comstock as necessary to accomplish such refinancing, plus the amount of expenses of Comstock incurred in connection with such refinancing, (b) such new Indebtedness is subordinated to the ~~notes~~New Convertible Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and (c) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the ~~notes~~New Convertible Notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the ~~notes~~New Convertible Notes;

(6)

loans made to officers, directors or employees of Comstock or any Restricted Subsidiary approved by the Board of Directors in an aggregate amount not to exceed $1.0 million outstanding at any one time, the proceeds of which are used solely (a) to purchase common stock of Comstock in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options, or (b) to refinance loans, together with accrued interest thereon, made pursuant to item (a) of this clause (6); and

(7)	other Restricted Payments in an aggregate amount not to exceed $10.0 million.

The actions described in clauses (1), (3), (4) and (6) above shall be Restricted Payments that shall be permitted to be made in accordance with the preceding paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the second preceding paragraph (provided that any dividend paid pursuant to clause (1) above shall reduce the amount that would otherwise be available under clause (3) of the second preceding paragraph when declared, but not also when subsequently paid pursuant to such clause (1)), and the actions described in clauses (2), (5) and (7) above shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the second preceding paragraph.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries

Comstock (1) will not permit any Restricted Subsidiary to issue or sell any Preferred Stock to any Person other than Comstock or one of its Wholly Owned Restricted Subsidiaries and (2) will not permit any Person other than Comstock or one of its Wholly Owned Restricted Subsidiaries to own any Preferred Stock of any Restricted Subsidiary, except, in each case, for (a) the Preferred Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary, or (b) a sale of Preferred Stock in connection with the sale of all the Capital Stock of a Restricted Subsidiary owned by Comstock or its Subsidiaries effected in accordance with the provisions of the applicable Convertible Notes Indenture described under “—Limitation on Asset Sales.”

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Limitation on Transactions with Affiliates

Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any Affiliate of Comstock (other than Comstock or a Wholly Owned Restricted Subsidiary) (each, an “Affiliate Transaction”), unless

(1)

such transaction or series of related transactions is on terms that are no less favorable to Comstock or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm’s length transaction with unrelated third parties; and

(2)	Comstock delivers to the applicable Convertible Notes Trustee:

(a)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but no greater than $25.0 million, an ~~Officers’ Certificate~~officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; and

(b)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an ~~Officers’ Certificate~~officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Disinterested Directors of Comstock.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

loans or advances to officers, directors and employees of Comstock or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $1.0 million outstanding at any one time;

(2)	indemnities of officers, directors, employees and other agents of Comstock or any Restricted Subsidiary permitted by corporate charter or other organizational document, bylaw or statutory provisions;

(3)	the payment of reasonable and customary fees to directors of Comstock or any of its Restricted Subsidiaries who are not employees of Comstock or any Affiliate;

(4)	Comstock’s employee compensation and other benefit arrangements;

(5)

transactions exclusively between or among Comstock and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the applicable Convertible Notes Indenture; and

(6)	any Restricted Payment permitted to be paid pursuant to the terms of the applicable Convertible Notes Indenture described under “—Limitation on Restricted Payments.”

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Limitation on Liens

Comstock will not, and will not permit any of the Restricted ~~Subsidiary~~Subsidiaries to, directly or indirectly, create, incur, assume~~, affirm~~ or suffer to exist ~~or become effective~~ any Lien of any kind securing Indebtedness on any of its property or assets, except for Permitted Liens~~,~~. ~~upon any of their respective property or assets, whether now owned or acquired after the Issue Date, or any income, profits or proceeds therefrom, or assign or convey any right to receive income thereon, unless (1) in the case of any Lien securing Subordinated Indebtedness, the notes are secured by a lien on such property, assets or proceeds that is senior in priority to such Lien and (2) in the case of any other Lien, the notes are directly secured equally and ratably with the obligation or liability secured by such Lien. The incurrence of additional secured Indebtedness by Comstock and its Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under “—Limitation on Indebtedness and Disqualified Capital Stock.”~~

Limitation on Asset Sales

Comstock will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) Comstock or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale and (ii) all of the consideration paid to Comstock or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of Comstock (other than liabilities of Comstock that are by their terms subordinated to the ~~notes~~New Convertible Notes) or liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor’s Junior Lien Subsidiary Guarantee), in each case as a result of which Comstock and its remaining Restricted Subsidiaries are no longer liable for such liabilities (“Permitted Consideration”); provided, however, that Comstock and its Restricted Subsidiaries shall be permitted to receive assets and property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such assets and property other than Permitted Consideration received from Asset Sales since the 2009 Notes Issue Date and held by Comstock or any Restricted Subsidiary at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets.

The Net Available Cash from Asset Sales by Comstock or a Restricted Subsidiary may be applied by Comstock or such Restricted Subsidiary, to the extent Comstock or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of Comstock or a Restricted Subsidiary), to

•	prepay, repay, redeem or purchase Senior Indebtedness of Comstock or a Restricted Subsidiary; or

•

reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Comstock or another Restricted Subsidiary)~~.~~; provided that if such Asset Sale includes Oil and Gas Properties or Proved and Probable Drilling Locations, after giving effect to such Asset Sale, Comstock is in compliance with the Collateral requirements in the applicable Convertible Notes Indenture.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Comstock will be required to make an offer (the “Prepayment Offer”) to all Holders of ~~notes~~the applicable series New Convertible Notes and all Holders of other Indebtedness that is pari passu with ~~the notes~~such series of the New Convertible Notes containing provisions similar to those set forth in the applicable Convertible Notes Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of ~~notes~~such New Convertible Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Prepayment Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of the Holders of record of the applicable series of New Convertible Notes on the relevant

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record date to receive interest due on an interest payment date that is on or prior to the Purchase Date), and will be payable in cash. If the aggregate principal amount of ~~notes~~New Convertible Notes tendered by Holders thereof exceeds the amount of available Excess Proceeds allocated for repurchases of ~~notes~~New Convertible Notes pursuant to the Prepayment Offer for ~~notes~~the applicable series of New Convertible Notes, then such Excess Proceeds will be allocated pro rata according to the principal amount of the ~~notes~~New Convertible Notes tendered and the applicable Convertible Notes Trustee will select the ~~notes~~New Convertible Notes to be purchased in accordance with the applicable Convertible Notes Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and provided that all Holders of ~~notes~~the applicable series of New Convertible Notes have been given the opportunity to tender their ~~notes~~New Convertible Notes for purchase as described in the following paragraph in accordance with the applicable Convertible Notes Indenture, Comstock and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the applicable Convertible Notes Indenture and the amount of Excess Proceeds will be reset to zero.

Within 30 days after the 365th day following the date of an Asset Sale, Comstock shall, if it is obligated to make an offer to purchase the ~~notes~~applicable series New Convertible Notes pursuant to the preceding paragraph, ~~send~~deliver a written Prepayment Offer notice, by first-class mail, to the Holders of the ~~notes~~applicable series New Convertible Notes, with a copy to the applicable Convertible Notes Trustee (the “Prepayment Offer Notice”), accompanied by such information regarding Comstock and its Subsidiaries as Comstock believes will enable such Holders of ~~the notes~~such New Convertible Notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

•	that Comstock is offering to purchase ~~notes~~New Convertible Notes pursuant to the provisions of the Convertible Notes Indenture;

•

that any ~~note~~New Convertible Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Purchase Date;

•	that any ~~notes~~New Convertible Note (or portions thereof) not properly tendered will continue to accrue interest;

•

the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the “Purchase Date”);

•	the aggregate principal amount of ~~notes~~New Convertible Notes to be purchased;

•

a description of the procedure which Holders of ~~notes~~New Convertible Notes must follow in order to tender their ~~notes~~New Convertible Notes and the procedures that Holders of ~~notes~~New Convertible Notes must follow in order to withdraw an election to tender their ~~notes~~New Convertible Notes for payment; and

•	all other instructions and materials necessary to enable Holders to tender ~~notes~~New Convertible Notes pursuant to the Prepayment Offer.

Comstock will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of ~~notes~~New Convertible Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, Comstock will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

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Future Junior Lien Subsidiary Guarantees

If any Restricted Subsidiary that is not already a Subsidiary Guarantor has outstanding or guarantees any other Indebtedness of Comstock or a Subsidiary Guarantor, then in either case that Subsidiary will become a Subsidiary Guarantor by executing (x) a supplemental indenture and delivering it to the applicable Convertible Notes Trustee within 20 business days of the date on which it incurred or guaranteed such Indebtedness, as the case may be; provided, however, that the foregoing shall not apply to Subsidiaries of Comstock that have properly been designated as Unrestricted Subsidiaries in accordance with the applicable Convertible Notes Indenture for so long as they continue to constitute Unrestricted Subsidiaries~~.~~, (y) amendments to the Junior Lien Collateral Agreements pursuant to which it will grant a Junior Lien on any Collateral held by it in favor of the Junior Lien Collateral Agent for the benefit of the holders of the New Convertible Notes and the other Convertible Note Obligations, the Convertible Notes Trustees and the Junior Lien Collateral Agent, and become a Collateral Grantor thereunder, and cause such Liens to be perfected as required thereby and (z) deliver to the applicable Convertible Notes Trustee or the Collateral Agent, the Registrar, the Paying Agent or any other agents under the applicable Convertible Note Documents one or more opinions of counsel in connection with the foregoing as specified in the applicable Convertible Notes Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary:

•	to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, or make payments on any Indebtedness owed, to Comstock or any other Restricted Subsidiary;

•	to make loans or advances to Comstock or any other Restricted Subsidiary; or

•	to transfer any of its property or assets to Comstock or any other Restricted Subsidiary

(any such restrictions being collectively referred to herein as a “Payment Restriction”). However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Comstock or any Restricted Subsidiary, or customary restrictions in licenses relating to the property covered thereby and entered into in the ordinary course of business;

(2)

any instrument governing Indebtedness of a Person acquired by Comstock or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any other Person, other than the Person, or the property or assets of the Person, so acquired, provided that such Indebtedness was not incurred in anticipation of such acquisition;

(3)

any instrument governing Indebtedness or Disqualified Capital Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor~~,~~; provided that (a) such Indebtedness or Disqualified Capital Stock is permitted under the covenant described in “—Limitation on Indebtedness and Disqualified Capital Stock” and (b) the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the ~~Bank~~Revolving Credit Agreement and the ~~Indenture~~Convertible Notes Indentures as in effect on the Issue Date;

(4)	the ~~Bank~~Revolving Credit Agreement as in effect on the Issue Date or any agreement that amends, modifies, supplements, restates, extends, renews, refinances or replaces the

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~~Bank~~Revolving Credit Agreement~~,~~; provided that the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the ~~Bank~~Revolving Credit Agreement as in effect on the Issue Date;

(5)

the Senior Secured Notes Indenture, the ~~notes~~New Senior Secured Notes and the ~~Subsidiary Guarantees; or (6) the indenture governing Comstock’s existing 8 3/8% Senior Notes due 2017, 7 3/4% Senior Notes due 2019 and any~~ subsidiary guarantees thereof; or

(6)	the Convertible Notes Indentures, the New Convertible Notes and any Junior Lien Subsidiary Guarantees, in each case as in effect on the Issue Date.

Limitation on Sale and Leaseback Transactions

Comstock will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless (1) Comstock or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction or (2) Comstock or such Restricted Subsidiary receives proceeds from such Sale/ Leaseback Transaction at least equal to the Fair Market Value thereof and such proceeds are applied in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale.

Change of Control

~~Upon~~Each Convertible Notes Indenture will provide that upon the occurrence of a Change of Control, Comstock shall be obligated to make an offer to purchase all of the then outstanding ~~notes~~New Convertible Notes under the applicable series (a “Change of Control Offer”), and shall purchase, on a business day (the “Change of Control Purchase Date”) not more than 60 nor less than 30 days following such Change of Control, all of the then outstanding ~~notes~~New Convertible Notes under the applicable series validly tendered pursuant to such Change of Control Offer, at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest to the Change of Control Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Purchase Date). The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the fifth business day prior to the Change of Control Purchase Date.

In order to effect a Change of Control Offer, Comstock shall, not later than the 30th day after the occurrence of a Change of Control, give to the applicable Convertible Notes Trustee and each applicable Holder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.

~~The Bank Credit Agreement contains, and any future credit agreements or other agreements relating to Senior Indebtedness or other obligations of Comstock may contain, prohibitions or restrictions on Comstock’s ability to effect a Change of Control Offer. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, Comstock could seek the consent of its lenders to the repurchase of notes or could attempt to refinance the borrowings or renegotiate the agreements that contain such prohibitions. If Comstock does not obtain such a consent or repay such borrowings or change such agreements, Comstock will be effectively prohibited from repurchasing notes. Failure by Comstock to purchase the notes when required would result in an Event of Default. See “—Events of Default.” There can be no assurance that Comstock would have adequate resources to repay or refinance all Indebtedness and other obligations owing under the Bank Credit Agreement and such other agreements and to fund the purchase of the notes upon a Change of Control.~~

Comstock will not be required to make a Change of Control Offer upon a Change of Control if another Person makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial

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compliance with the requirements set forth in the Convertible Notes Indenture applicable to a Change of Control Offer to be made by Comstock and purchases all ~~notes~~related New Convertible Notes validly tendered and not withdrawn under such Change of Control Offer.

If ~~holders~~Holders of not less than 90% in aggregate principal amount of the outstanding ~~notes~~New Convertible Notes under the applicable series validly tender and do not withdraw such ~~notes~~New Convertible Notes in a Change of Control Offer and Comstock, or any third party making a Change of Control Offer in lieu of Comstock as described above, purchases all of the ~~notes~~New Convertible Notes validly tendered and not withdrawn by such ~~holders~~Holders, Comstock will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all ~~notes~~New Convertible Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest, if any, to the date of redemption.

The definition of Change of Control includes a phrase relating to the disposition of “all or substantially all” of the properties and assets of Comstock and its Restricted Subsidiaries, taken as a whole. Although there is a ~~developing~~limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of ~~the notes~~New Convertible Notes to require Comstock to ~~purchase such notes~~repurchase its New Convertible Notes as a result of a disposition of less than all of the properties and assets of Comstock and its Restricted Subsidiaries, taken as a whole, to another Person may be uncertain.

Comstock intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and Comstock is required to purchase notes as described above. The ~~existence of a Holder’s right to require, subject to certain conditions, Comstock to repurchase its notes upon a Change of Control may deter a third party from acquiring Comstock in a transaction that constitutes, or results in, a Change of Control~~Change of Control provisions of the New Convertible Notes may, in certain circumstances, make more difficult or discourage a sale or takeover of Comstock and, thus, the removal of incumbent management. Subject to the limitations discussed below, Comstock could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the applicable Convertible Notes Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Comstock’s capital structure or credit ratings. Restrictions on Comstock’s ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” and “—Certain Covenants—Limitation on Restricted Payments.” Such restrictions in the applicable Convertible Notes Indenture can be waived only with the consent of Holders of a majority in principal amount of the applicable series of New Convertible Notes then outstanding. Except for the limitations contained in such covenants, however, the Convertible Notes Indentures will not contain any covenants or provisions that may afford Holders of the New Convertible Notes protection in the event of a highly leveraged transaction.

Comstock’s ability to repurchase the New Convertible Notes pursuant to the Change of Control Offer may be limited by a number of factors. The ability of Comstock to pay cash to the Holders of the New Convertible Notes following the occurrence of a Change of Control may be limited by Comstock’s and the Restricted Subsidiaries’ then existing financial resources, and sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes—Risks Related to Holding the New Notes—We may not have the ability to purchase the new notes upon a change of control or upon certain sales or other dispositions of assets, or to make the cash payment due upon conversion or at maturity.”

The Revolving Credit Agreement and the Senior Secured Notes Indenture contain, and future agreements governing Indebtedness of Comstock or its Subsidiaries may contain prohibitions of certain events, including

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events that would constitute a Change of Control and including repurchases or other prepayments in respect of the New Convertible Notes. The exercise by the Holders of New Convertible Notes of their right to require Comstock to repurchase the New Convertible Notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on Comstock or its Subsidiaries. In the event a Change of Control occurs at a time when Comstock is prohibited from purchasing or redeeming New Convertible Notes, Comstock could seek the consent of its other applicable debt holders or lenders to purchase the New Convertible Notes or could attempt to refinance the borrowings that contain such prohibition. If Comstock does not obtain a consent or repay those borrowings, Comstock will remain prohibited from purchasing New Convertible Notes. In that case, Comstock’s failure to purchase tendered New Convertible Notes would constitute an Event of Default under the Convertible Notes Indentures, which could, in turn, constitute a default under other Indebtedness of Comstock.

Reports

~~The~~Each Convertible Notes Indenture will provide that, whether or not Comstock is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, Comstock will file with the Commission, and make available to the ~~Trustee~~Convertible Notes Trustees and the ~~holders~~Holders of the ~~notes~~New Convertible Notes without cost to any ~~holder~~Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer. In the event that Comstock is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, Comstock will nevertheless make available such Exchange Act information to the ~~Trustee~~Convertible Notes Trustees and the ~~holders~~Holders of the ~~notes~~New Convertible Notes without cost to any ~~holder~~Holder as if Comstock were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein with respect to a non-accelerated filer.

If Comstock has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Comstock and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Comstock.

The availability of the foregoing materials on the Commission’s website or on Comstock’s website shall be deemed to satisfy the foregoing delivery obligations.

Each New Convertible Notes Indenture will also provide that Comstock will deliver all reports and other information required to be delivered under the TIA within the time periods set forth in the TIA.

Future Designation of Restricted and Unrestricted Subsidiaries

The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by Comstock of any existing or future Subsidiary of Comstock as an Unrestricted Subsidiary. The definition of “Unrestricted Subsidiary” set forth under ~~the caption~~ “—Certain Definitions” describes the circumstances under which a Subsidiary of Comstock may be designated as an Unrestricted Subsidiary by the Board of Directors of Comstock.

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Merger, Consolidation and Sale of Assets

Comstock will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and Comstock will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

(1)

either (a) if the transaction is a merger or consolidation, Comstock shall be the surviving Person of such merger or consolidation, or (b) the Person (if other than Comstock) formed by such consolidation or into which Comstock is merged or to which the properties and assets of Comstock or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the applicable Convertible Notes Indenture executed and delivered to the applicable Convertible Notes Trustee, in form satisfactory to ~~the Trustee~~such Convertible Notes Trustee, or pursuant to agreements reasonably satisfactory to such Convertible Notes Trustee or the Junior Lien Collateral Agent, as applicable, all the obligations of Comstock under the ~~notes and the Indenture, and, in each case, the Indenture~~applicable series of New Convertible Notes, the applicable Convertible Notes Indenture and the other Convertible Note Documents to which Comstock is a party, and, in each case, such Convertible Note Documents shall remain in full force and effect;

(2)

immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Comstock or any of its Restricted Subsidiaries which becomes an obligation of Comstock or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	except in the case of the consolidation or merger of any Restricted Subsidiary with or into Comstock or another Restricted Subsidiary, either:

(a)

immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the applicable Convertible Notes Indenture) could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “—Limitation on Indebtedness and Disqualified Capital Stock” covenant; or

(b)	immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of

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the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Fixed Charge Coverage Ratio of Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the applicable Convertible Notes Indenture) will be equal to or greater than the Fixed Charge Coverage Ratio of Comstock immediately before such transaction or transactions;

(4)

if Comstock is not the continuing obligor under the applicable Convertible Notes Indenture, then each Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the applicable Convertible Notes Indenture confirmed that its Junior Lien Subsidiary Guarantee of the ~~notes~~applicable series of New Convertible Notes shall apply to the Surviving Entity’s obligations under ~~the~~such Convertible Notes Indenture and ~~the notes~~such New Convertible Notes;

(5)

~~if any of the properties or assets of Comstock or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the “Limitation on Liens” covenant; and~~ any Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under the applicable Convertible Notes Indenture and the Junior Lien Collateral Agreements and (b) be subject to a Junior Lien in favor of the Junior Lien Collateral Agent for the benefit of the holders of the Junior Lien Note Obligations, the applicable Convertible Notes Trustee and the Junior Lien Collateral Agent;

(6)

the Surviving Entity shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Surviving Entity to be subject to the Junior Liens in the manner and to the extent required under the Junior Lien Collateral Agreements and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Junior Lien Collateral Agreements to be executed, delivered, filed and recorded, as applicable, and such other matters as the Convertible Notes Trustees or Junior Lien Collateral Agent, as applicable, may reasonably request; and

(~~6~~7)

Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the applicable Convertible Notes Indenture) shall have delivered to the applicable Convertible Notes Trustee, in form and substance reasonably satisfactory to ~~the~~such Convertible Notes Trustee, an (a) ~~an Officers’ Certificate~~officers’ certificate and an opinion of counsel each stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereto comply with the requirements under ~~the~~such Convertible Notes Indenture and (b) an ~~Opinion~~opinion of ~~Counsel stating~~counsel that the requirements of clause (1) of this paragraph have been ~~satisfied~~complied with.

Upon any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which Comstock is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Comstock under the applicable Convertible Notes Indenture and the other Convertible Note Documents with the same effect as if the Surviving Entity had been named as Comstock therein, and thereafter Comstock, except in the case of a lease, will be discharged from all obligations and covenants under the applicable series of New Convertible Notes, the related Convertible Notes Indenture and the ~~notes~~other Convertible Note Documents and may be liquidated and dissolved.

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Events of Default

The following are “Events of Default” under ~~the Indenture~~each of the Convertible Notes Indentures:

(1)

default in the payment of the principal of or premium, if any, on any of the ~~notes~~applicable series of New Convertible Notes, whether such payment is due at Stated Maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Prepayment Offer, upon acceleration or otherwise;

(2)	default in the payment of any installment of interest on any of the ~~notes~~applicable series of New Convertible Notes, when due, and the continuance of such default for a period of 30 days;

(3)

default in the performance or breach of the provisions of the “Merger, Consolidation and Sale of Assets” section of the applicable Convertible Notes Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the “Change of Control” covenant or the failure to make or consummate a Prepayment Offer in accordance with the provisions of the “Limitation on Asset Sales” covenant;

(4)

Comstock or any Subsidiary Guarantor shall fail to comply with the provisions described under “—Certain Covenants—Reports” for a period of 90 days after written notice of such failure stating that it is a “notice of default” under the applicable Convertible Notes Indenture shall have been given (a) to Comstock by the applicable Convertible Notes Trustee or (y) to Comstock and the applicable Convertible Notes Trustee by the Holders of at least 25% in aggregate principal amount of the ~~notes~~applicable series of New Convertible Notes then outstanding);

(5)

Comstock or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the ~~notes~~applicable series of New Convertible Notes, any Subsidiary Guarantee or the applicable Convertible Notes Indenture (other than a default specified in (1), (2), (3) or (4) above) for a period of 60 days after written notice of such failure stating that it is a “notice of default” under the applicable Convertible Notes Indenture shall have been given (a) to Comstock by the applicable Convertible Notes Trustee or (b) to Comstock and the applicable Convertible Notes Trustee by the Holders of at least 25% in aggregate principal amount of the ~~notes~~applicable series of New Convertible Notes then outstanding);

(6)

the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, premium, if any, or interest on any Indebtedness of Comstock (other than the ~~notes~~applicable series New Convertible Notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed~~,~~; provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, shall exceed $50.0 million and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the applicable Convertible Notes Indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

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(7)

any Subsidiary Guarantee shall for any reason cease to be, or be asserted by Comstock or any Subsidiary Guarantor, as applicable, not to be in full force and effect (except pursuant to the release of any such Subsidiary Guarantee in accordance with the applicable Convertible Notes Indenture);

(8)

failure by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary to pay final judgments or orders rendered against Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary aggregating in excess of $50.0 million (net of any amounts covered by insurance with a reputable and creditworthy insurance company that has not disclaimed liability) and either (a) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of a pending appeal or otherwise) or (b) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

(9)

the entry of a decree or order by a court having jurisdiction in the premises (a) for relief in respect of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) adjudging Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; ~~or~~

(10)

the commencement by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary in furtherance of any such action;

(11)	the occurrence of the following:

(a) except as permitted by the applicable Convertible Note Documents, any Junior Lien Collateral Agreement establishing the Junior Liens ceases for any reason to be

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enforceable; provided that it will not be an Event of Default under this clause (11)(a) if the sole result of the failure of one or more Junior Lien Collateral Agreements to be fully enforceable is that any Junior Lien purported to be granted under such Junior Lien Collateral Agreements on Collateral, individually or in the aggregate, having a fair market value of not more than $10.0 million, ceases to be an enforceable and perfected second-priority Lien, subject only to the Priority Liens securing the Priority Lien Obligations and subject to Permitted Collateral Liens; provided, further, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of Comstock or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(b) except as permitted by the applicable Convertible Note Documents, any Junior Lien purported to be granted under any Junior Lien Collateral Agreement on Collateral, individually or in the aggregate, having a fair market value in excess of $10.0 million, ceases to be an enforceable and perfected second-priority Lien, subject only to the Priority Liens securing the Priority Lien Obligations and subject to Permitted Collateral Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of Comstock or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; and

(c) Comstock or any other Collateral Grantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of Comstock or any other Collateral Grantor set forth in or arising under any Junior Lien Collateral Agreement establishing Junior Liens; and

(12)	the Required Stockholder Approval is not obtained and the Charter Amendment has not become effective, in each case by December 31, 2016, and such failure shall continue for a period of 90 days.

If an Event of Default (other than as specified in clause (9) or (10) above) shall occur and be continuing, the applicable Convertible Notes Trustee, by written notice to Comstock, or the Holders of at least 25% in aggregate principal amount of the ~~notes~~applicable New Convertible Notes then outstanding, by written notice to the applicable Convertible Notes Trustee and Comstock, may~~, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the notes then outstanding shall,~~ declare the principal of, premium, if any, and accrued and unpaid interest on all of ~~the notes~~such New Convertible Notes due and payable immediately, upon which declaration all amounts payable in respect of ~~the notes~~such New Convertible Notes shall be immediately due and payable. If an Event of Default specified in clause (9) or (10) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest on all of ~~the notes~~such New Convertible Notes shall become and be immediately due and payable without any declaration, notice or other act on the part of the applicable Convertible Notes Trustee or any Holder of ~~notes~~the applicable series of New Convertible Notes.

After a declaration of acceleration under the applicable Convertible Notes Indenture, but before a judgment or decree for payment of the money due has been obtained by the applicable Convertible Notes Trustee, the Holders of a majority in aggregate principal amount of the applicable series of New Convertible Notes then outstanding ~~notes~~, by written notice to Comstock, the Subsidiary Guarantors and the applicable Convertible Notes Trustee, may rescind and annul such declaration if (1) Comstock or any Subsidiary Guarantor has paid or deposited with the applicable Convertible Notes Trustee a sum sufficient to pay (a) all sums paid or advanced by ~~the~~such Convertible Notes Trustee under the applicable Convertible Notes Indenture and the reasonable compensation, expenses, disbursements and advances of ~~the~~such Convertible Notes Trustee, its agents and counsel, (b) all overdue interest on ~~all notes~~the applicable series of New Convertible Notes, (c) the principal of and premium, if

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any, on any ~~notes which~~New Convertible Notes under the applicable series that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by ~~the notes~~such New Convertible Notes, and (d) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by ~~the notes~~such New Convertible Notes (without duplication of any amount paid or deposited pursuant to clause (b) or (c)); (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (3) all Events of Default, other than the non-payment of principal of, premium, if any, or interest on the ~~notes~~New Convertible Notes under the applicable series that has become due solely by such declaration of acceleration, have been cured or waived.

No Holder will have any right to institute any proceeding ~~with respect to~~under the applicable Convertible Notes Indenture or any remedy thereunder, unless (i) such Holder has notified the applicable Convertible Notes Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding ~~notes~~New Convertible Notes under the applicable series have made written request, and offered such ~~reasonable~~ indemnity ~~as the~~satisfactory to the applicable Convertible Notes Trustee ~~may require~~, to ~~the~~such Convertible Notes Trustee to institute such proceeding ~~as Trustee~~ under ~~the notes~~such New Convertible Notes and the related New Convertible Notes Indenture, ~~the~~(ii) such Convertible Notes Trustee has failed to institute such proceeding within 60 days after receipt of such notice and ~~the~~(iii) such Convertible Notes Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding ~~notes~~New Convertible Notes under the applicable series. Such limitations will not apply, however, to a suit instituted by the Holder of ~~a note~~any New Convertible Note for the enforcement of the payment of the principal of, premium, if any, or interest on such ~~note~~New Convertible Note on or after the respective due dates expressed in such ~~note~~New Convertible Note.

During the existence of an Event of Default, the applicable Convertible Notes Trustee will be required to exercise such rights and powers vested in it under the applicable Convertible Notes Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the applicable Convertible Notes Indenture relating to the duties of the ~~Trustee~~trustee thereunder, in case an Event of Default shall occur and be continuing, the applicable Convertible Notes Trustee will not be under any obligation to exercise any of its rights or powers under the applicable Convertible Notes Indenture at the request or direction of any of the applicable Holders unless such Holders shall have offered to ~~the~~such Convertible Notes Trustee such ~~reasonable~~ security or indemnity ~~as it may require~~satisfactory to the Convertible Notes Trustee. Subject to certain provisions concerning the rights of ~~the~~such Convertible Notes Trustee, the Holders of a majority in aggregate principal amount of the outstanding ~~notes~~New Convertible Notes under the applicable series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Convertible Notes Trustee, or exercising any trust or power conferred on ~~the~~such Convertible Notes Trustee under the related Convertible Notes Indenture.

If a Default or an Event of Default occurs and is continuing and is known to the applicable Convertible Notes Trustee, ~~the Trustee~~such trustee shall mail to each applicable Holder notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any ~~notes~~New Convertible Notes, the applicable Convertible Notes Trustee may withhold the notice to the applicable Holders ~~of the notes~~ if ~~the Trustee~~such trustee determines in good faith that withholding the notice is in the interest of ~~the~~such Holders ~~of the notes~~.

Each Convertible Notes Indenture will provide that Comstock will be required to furnish to the applicable Convertible Notes Trustee annual statements as to the performance by Comstock of its obligations under the applicable Convertible Notes Indenture and as to any default in such performance. Comstock is also required to notify ~~the~~such Convertible Notes Trustee within 10 days of any Default or Event of Default.

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Certain Definitions

“Act of Junior Lien Debtholders” means, as to any matter at any time, a direction in writing delivered to the Junior Lien Collateral Agent by or with the written consent of the holders of Convertible Note Obligations representing the Required Junior Lien Debtholders.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

“Additional Assets” means:

(1)	any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto;

(2)

Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary;

(3)	the acquisition from third parties of Capital Stock of a Restricted Subsidiary; or

(4)	capital expenditures by Comstock or a Restricted Subsidiary in the Oil and Gas Business.

“Additional New Senior Secured Notes” means the additional securities issued under the Senior Secured Notes Indenture solely in connection with the payment of interest in kind on the New Senior Secured Notes.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(1)	the sum of:

(a)

discounted future net revenues from proved oil and gas reserves of Comstock and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes, as estimated by Comstock and confirmed by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of Comstock’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)	estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and

(ii)

estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report),

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and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(iii)	estimated proved oil and gas reserves produced or disposed of since such year-end, and

(iv)

estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report);

provided that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by Comstock’s petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (~~i~~1)(a) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers;

(b)

the capitalized costs that are attributable to oil and gas properties of Comstock and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on Comstock’s books and records as of a date no earlier than the date of Comstock’s latest annual or quarterly financial statements;

(c)	the Net Working Capital on a date no earlier than the date of Comstock’s latest annual or quarterly financial statements; and

(d)

the greater of (i) the net book value on a date no earlier than the date of Comstock’s latest annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of Comstock and its Restricted Subsidiaries, as of the date no earlier than the date of Comstock’s latest audited financial statements, minus

(2)	the sum of:

(a)	Minority Interests;

(b)	any net gas balancing liabilities of Comstock and its Restricted Subsidiaries reflected in Comstock’s latest audited financial statements;

(c)

to the extent included in (1)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in Comstock’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of Comstock and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(d)

the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions

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included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of Comstock and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Adjusted Net Assets” of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Junior Lien Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and the term “Affiliated” shall have the meaning correlative to the foregoing. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

“Agents” means, collectively, the Priority Collateral Agent, the Junior Lien Collateral Agent and each Convertible Notes Trustee, and “Agent” means any one of them.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than Comstock or any of its Restricted Subsidiaries (including, without limitation, by means of a Production Payment, net profits interest, overriding royalty interest, sale and leaseback transaction, merger or consolidation) (collectively, for purposes of this definition, a “transfer”), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the properties and assets of any division or line of business of Comstock or any of its Restricted Subsidiaries or (iii) any other properties or assets of Comstock or any of its Restricted Subsidiaries other than (a) a transfer of cash, Cash Equivalents, hydrocarbons or other mineral products in the ordinary course of business or (b) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas properties in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” also shall not include (A) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under “—Merger, Consolidation and Sale of Assets;” (B) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the “Limitation on Restricted Payments” covenant; or (C) any transfer (in a single transaction or a series of related transactions) of properties or assets (including Capital Stock) having a Fair Market Value of less than $25.0 million.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

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“Authorized Representative” means (a) in the case of the Revolving Credit Agreement Obligations or the Revolving Credit Agreement Secured Parties, the Revolving Credit Agreement Agent, (b) in the case of the Senior Secured Note Obligations or the Senior Secured Notes Trustee and the holders of the New Senior Secured Notes, the Senior Secured Notes Trustee and (c) in the case of the Convertible Note Obligations and the Holders of the applicable series of New Convertible Notes, the applicable Convertible Notes Trustee.

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“~~Bank Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of November 30, 2010 among Comstock, as Borrower, the lenders party thereto from time to time, Bank of Montreal, as Administrative Agent and Issuing Bank, Bank of America, N.A., as Syndication Agent, and Comerica Bank, JP Morgan Chase Bank, N.A. and Union Bank, N.A., as Co-Documentation Agents, and together with all related documents executed or delivered pursuant thereto at any time (including, without limitation, all mortgages, deeds of trust, guarantees, security agreements and all other collateral and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including into two or more separate credit facilities, and including increasing the amount of available borrowings thereunder provided that such increase in borrowings is within the definition of Permitted Indebtedness or is otherwise permitted under the covenant described under “Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock”) or adding Subsidiaries as additional borrowers or guarantors thereunder and all or any portion of the Indebtedness and other Obligations under such agreement or agreements or any successor or replacement agreement or agreements, and whether by the same or any other agent(s), lender(s) or group(s) of lenders.~~ Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the applicable Convertible Notes Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after the date of the applicable Convertible Note Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of this Indenture will be deemed not to represent a Capitalized Lease Obligation.

“Cash Equivalents” means:

(1)

any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2)

demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million;

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(3)

commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Comstock and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5)	overnight bank deposits and bankers acceptances at any commercial bank meeting the qualifications specified in clause (2) above;

(6)

deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is a lending bank under the ~~Bank~~Revolving Credit Agreement, provided all such deposits do not exceed $5.0 million in the aggregate at any one time;

(7)

demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (2) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and

(8)	investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any event or series of events by which:

(1)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of Comstock;

(2)

Comstock consolidates with or merges into another Person or any Person consolidates with, or merges into, Comstock, in any such event pursuant to a transaction in which the outstanding Voting Stock of Comstock is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of Comstock is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the Voting Stock of Comstock immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction;

(3)

Comstock, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of Comstock and such Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than Comstock or a Wholly Owned Restricted Subsidiary);

(4)

during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Comstock (together with any new directors whose election by such Board of Directors or whose nomination for election by the

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stockholders of Comstock was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Comstock then in office; or

(5)	Comstock is liquidated or dissolved.

“Charter Amendment” means the amendment of Comstock’s restated articles of incorporation to increase the number of shares of Comstock’s common stock authorized for issuance in an amount to provide a sufficient number of authorized shares of the Comstock’s common stock for the issuance of shares upon conversion of all of the outstanding New Convertible Notes and, to the extent necessary, exercise of all of the warrants.

“Collateral” means all property wherever located and whether now owned or at any time acquired after the date of the applicable Convertible Notes Indenture by any Collateral Grantor as to which a Lien is granted under the Junior Lien Collateral Agreements to secure the New Convertible Notes or any Junior Lien Subsidiary Guarantee.

“Collateral Grantors” means Comstock and each Subsidiary Guarantor that is party to a Junior Lien Collateral Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” ~~of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.~~ means the common stock, par value $0.50 per share, of Comstock.

“Consolidated Exploration Expenses” means, for any period, exploration expenses of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio on a pro forma basis of (1) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of Comstock and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar- Denominated Production Payments, to (2) Consolidated Interest Expense for such period; provided, however, that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by Comstock or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of Comstock or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required

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to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of Comstock, a fixed or floating rate of interest, shall be computed by applying, at the option of Comstock, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this provision, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (v) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (vi) if after the first day of the period referred to in clause (1) of this definition Comstock has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of Comstock within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (1) the interest expense of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation constituting Indebtedness, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (2) to the extent any Indebtedness of any Person (other than Comstock or a Restricted Subsidiary) is guaranteed by Comstock or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (3) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by Comstock and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (4) the aggregate amount of dividends paid (to the extent such dividends are not accrued in a prior period and excluding dividends paid in Qualified Capital Stock) or accrued on Disqualified Capital Stock of Comstock and its Restricted Subsidiaries, to the extent such Disqualified Capital Stock is owned by Persons other than Comstock or its Restricted Subsidiaries, less, to the extent included in any of clauses (1) through (4), amortization of capitalized debt issuance costs of Comstock and its Restricted Subsidiaries during such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Comstock and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding:

(1)	net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2)	net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

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(3)

the net income (or net loss) of any Person (other than Comstock or any of its Restricted Subsidiaries), in which Comstock or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Comstock or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions are attributable to net income (or net loss) of such Person during such period or during any prior period);

(4)

the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(5)	dividends paid in Qualified Capital Stock;

(6)	income resulting from transfers of assets received by Comstock or any Restricted Subsidiary from an Unrestricted Subsidiary;

(7)	Consolidated Exploration Expenses and any write-downs or impairments of non-current assets; and

(8)	the cumulative effect of a change in accounting principles.

~~“Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of Comstock and its Restricted Subsidiaries less the amount of such stockholders’ equity attributable to Disqualified Capital Stock or treasury stock of Comstock and its Restricted Subsidiaries, as determined in accordance with GAAP.~~

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash expenses of Comstock and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).

“~~Consolidated Total Indebtedness” means, with respect to Comstock and its Restricted Subsidiaries as of any date of determination, the aggregate of all Indebtedness of Comstock and its Restricted Subsidiaries as of such date of determination, on a consolidated basis, determined in accordance with GAAP.~~ Convertible Note Documents” means the 2019 Convertible Notes Indenture or the 2020 Convertible Notes Indenture, as the context may require, the Junior Lien Collateral Agreements and any agreement instrument or other document evidencing or governing any Convertible Note Obligations related to the 2019 Convertible Notes Indenture or the 2020 Convertible Notes Indenture, as the context may require.

“Convertible Note Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Comstock or any Subsidiary Guarantor arising under the Convertible Notes Indentures, the New Convertible Notes, the Additional New 2019 Convertible Notes, the Additional New 2020 Convertible Notes, the Junior Lien Subsidiary Guarantees and the Junior Lien Collateral Agreements (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Comstock or any Subsidiary Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

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“Convertible Notes Indentures” means, individually or collectively, as the context may require, the 2019 Convertible Notes Indenture and the 2020 Convertible Notes Indenture.

“Convertible Notes Trustees” means, individually or collectively, as the context may require, the 2019 Convertible Notes Trustee and the 2020 Convertible Notes Trustee.

“Daily VWAP” means for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WLL<equity>VWAP” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day, up to and including the final closing print (which is indicated by Condition Code “6” in Bloomberg) (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day, determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Comstock).

“Default” means any event, act or condition that is, or after notice or passage of time or both would become, an Event of Default.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Obligations;

(2)	payment in full in cash of the principal of and interest, premium (if any) and fees on all Priority Lien Obligations (other than any undrawn letters of credit);

(3)	discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all outstanding letters of credit constituting Priority Lien Obligations;

(4)

payment in full in cash of obligations in respect of Secured Swap Obligations that are secured by Priority Liens (and, with respect to any particular Secured Swap Obligation, termination of such agreement and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto (and communicated to the Priority Lien Collateral Agent)); and

(5)

payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);

provided that, if, at any time after the Discharge of Priority Lien Obligations has occurred, any Collateral Grantor enters into any Priority Lien Document evidencing a Priority Lien Obligation which incurrence is not prohibited by the applicable Secured Debt Documents, then such Discharge of Priority Lien Obligations shall automatically be deemed not to have occurred for all purposes of the Junior Lien Intercreditor Agreement with respect to such new Priority Lien Obligation (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Priority Lien Obligations), and, from and after the date on which Comstock designates such Indebtedness as a Priority Lien Obligation in accordance with the Junior Lien Intercreditor Agreement, the obligations under such Priority Lien Document shall automatically and without any further action be treated as Priority Lien Obligations for all purposes of the Junior Lien Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Junior Lien Intercreditor Agreement and any Convertible Note Obligations shall be deemed to have been at all times Convertible Note Obligations and at no time Priority Lien Obligations.

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“Discharge of Revolving Credit Agreement Obligations” means, except to the extent otherwise provided in the Pari Passu Intercreditor Agreement, payment in full, in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Revolving Credit Agreement Obligations and, with respect to letters of credit outstanding under the Revolving Credit Agreement Obligations, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with the Revolving Credit Agreement and otherwise reasonably satisfactory to the Revolving Credit Agreement Agent, and termination of and payment in full in cash of, all Secured Swap Obligations, in each case after or concurrently with the termination of all commitments to extend credit thereunder and the termination of all commitments of the Revolving Credit Agreement Secured Parties under the Revolving Credit Agreement Documents; provided that the Discharge of Revolving Credit Agreement Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Revolving Credit Agreement Obligations that constitute an exchange or replacement for or a refinancing of such Revolving Credit Agreement Obligations.

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of Comstock is required to deliver a resolution of the Board of Directors under the applicable Convertible Notes Indenture, a member of the Board of Directors of Comstock who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of Comstock) in or with respect to such transaction or series of transactions.

“Disqualified Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased prior to the final Stated Maturity of the ~~notes~~applicable series of New Convertible Notes or is redeemable at the option of the Holder thereof at any time prior to such final Stated Maturity of such New Convertible Notes, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity of such New Convertible Notes. For purposes of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock,” Disqualified Capital Stock shall be valued at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price plus accrued and unpaid dividends. For such purposes, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock which does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed or repurchased on the date of determination, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock; provided, however, that if such Disqualified Capital Stock is not at the date of determination permitted or required to be redeemed or repurchased, the “maximum fixed redemption or repurchase price” shall be the book value of such Disqualified Capital Stock.

“Dollar-Denominated Production Payments” means production payment obligations of Comstock or a Restricted Subsidiary recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Engineering Report” means a reserve report as of each December 31 and June 30, as applicable, with respect to all Hydrocarbons attributable to the Oil and Gas Properties of Comstock and the Subsidiary Guarantors prepared by an independent engineering firm of recognized standing in accordance with accepted industry practice and all updates thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning set forth above under the caption “Events of Default.”

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“Excess Priority Lien Obligations” means Obligations constituting Priority Lien Obligations for the principal amount of loans, letters of credit, reimbursement Obligations under the Priority Lien Documents to the extent that such Obligations are in excess of the Priority Lien Cap.

“Exchange Offer and Consent Solicitation” means a series of transactions in which Comstock will (i) exchange the New Senior Secured Notes and the New Warrants for the Old Senior Secured Notes, (ii) exchange the New Convertible Notes for the Old Unsecured Notes and (iii) solicit the consent of the holders of the Old Senior Secured Notes and Old Unsecured Notes for certain amendments to the Old Indentures, including amendments to eliminate or amend certain of the restrictive covenants contained in the Old Indentures and release the collateral securing the Old Senior Secured Notes.

“Exchanged Properties” means properties or assets used or useful in the Oil and Gas Business received by Comstock or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

“Excluded Collateral” means any cash, certificate of deposit, deposit account, money market account or other such liquid assets to the extent that such cash, certificate of deposit, deposit account, money market account or other such liquid assets are on deposit or maintained with the Revolving Credit Agreement Agent or any other Revolving Credit Agreement Secured Party (other than the Priority Lien Collateral Agent, in its capacity as such) to cash collateralize letters of credit constituting Revolving Credit Agreement Obligations or Secured Swap Obligations constituting Revolving Credit Agreement Obligations.

“Fair Market Value” means with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property equal to or in excess of $10.0 million shall be determined by the Board of Directors of Comstock acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors delivered to the applicable Convertible Notes Trustee, and any lesser Fair Market Value may be determined by an officer of Comstock acting in good faith.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in the applicable Convertible Notes Indenture will be computed in conformity with GAAP.

The term “guarantee” means, as applied to any obligation, (1i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, “guarantee” has a corresponding meaning.

~~“Holder” means a Person in whose name a note is registered in the Note Register.~~ “Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing and any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the

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International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means a Person in whose name a New Convertible Note is registered in the Note Register.

“Hydrocarbon Interest” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, operating rights, net profit interests, production payment interests and other similar types of interests, including any reserved or residual interest of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, with respect to any Person, without duplication:

(1)

all liabilities of such Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred and reserves established in the ordinary course of business) and all liabilities of such Person incurred in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, outstanding on the Issue Date or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2)

all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(3)	all obligations of such Person with respect to letters of credit;

(4)

all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising and reserves established in the ordinary course of business;

(5)	all Capitalized Lease Obligations of such Person;

(6)	the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/ Leaseback Transaction of such Person;

(7)

all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured);

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(8)

all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); and

(9)	all obligations of such Person under or in respect of currency exchange contracts, oil and natural gas price hedging arrangements and Interest Rate Protection Obligations.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock shall be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of this definition. In addition, Disqualified Capital Stock shall be deemed to be Indebtedness.

Subject to clause (8) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness. ~~In addition, Disqualified Capital Stock shall not be deemed to be Indebtedness.~~

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any bankruptcy law with respect to any Collateral Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Collateral Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Collateral Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any liquidation, dissolution, reorganization or winding up of any Subsidiary of Comstock permitted by the applicable Convertible Note Documents), (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Collateral Grantor or (e) any other proceeding of any type or nature in which substantially all claims of creditors of any Collateral Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person’s and any of its Subsidiaries exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by such Person to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by Comstock in such Unrestricted Subsidiary at such time. “Investments” shall exclude (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the “Limitation on Indebtedness and Disqualified Capital Stock” covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (3) endorsements of negotiable

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instruments and documents in the ordinary course of business. If Comstock or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Comstock such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of Comstock, Comstock will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Comstock’s Investments in such Restricted Subsidiary that were not sold or disposed of.

“Issue Date” means the date of original issuance of the ~~notes~~applicable series of New Convertible Notes.

“Junior Lien” means a Lien granted (or purported to be granted) by Comstock or any Subsidiary Guarantor in favor of the Junior Lien Collateral Agent, at any time, upon any assets or property of Comstock or any Subsidiary Guarantor to secure any Convertible Note Obligations.

“Junior Lien Collateral Agent” means the collateral agent for all holders of the Convertible Note Obligations. Bank of Montreal will initially serve as the Junior Lien Collateral Agent.

“Junior Lien Collateral Agreements” means, collectively, each Junior Lien Mortgage, the Junior Lien Pledge Agreement, the Junior Lien Security Agreement, the Junior Lien Intercreditor Agreement, the Collateral Trust Agreement and each other instrument, including any assignment, security agreement, mortgage, deed of trust, pledge agreement or other security instrument, creating Liens in favor of the Junior Lien Collateral Agent as required by the Convertible Note Documents, including the Junior Lien Intercreditor Agreement or the Collateral Trust Agreement, in each case, as the same may be in effect from time to time.

“Junior Lien Intercreditor Agreement” means (i) the Intercreditor Agreement among the Priority Lien Collateral Agent, the Junior Lien Collateral Agent, Comstock, each other Collateral Grantor and the other parties from time to time party thereto, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Convertible Notes Indentures or the Collateral Trust Agreement, as applicable and (ii) any replacement thereof that contains terms not materially less favorable to the Holders of the New Convertible Notes than the Junior Lien Intercreditor Agreement referred to in clause (i).

“Junior Lien Mortgage” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on Oil and Gas Properties and other related assets to secure payment of the New Convertible Notes and the Junior Lien Subsidiary Guarantees or any part thereof.

“Junior Lien Pledge Agreement” means each Pledge Agreement and Irrevocable Proxy to be entered into on the Issue Date in favor of the Junior Lien Collateral Agent for the benefit of the Holders of the New Convertible Notes and the other Convertible Note Obligations, the Convertible Notes Trustees and the Junior Lien Collateral Agent and each other pledge agreement in substantially the same form in favor of the Junior Lien Collateral Agent for the benefit of the Holders of the New Convertible Notes and the other Convertible Note Obligations, the Convertible Notes Trustees and the Junior Lien Collateral Agent delivered in accordance with the Convertible Notes Indentures and the Junior Lien Collateral Agreements.

“Junior Lien Security Agreement” means each Pledge Agreement and Irrevocable Proxy dated as of the Issue Date in favor of the Junior Lien Collateral Agent for the benefit of the Holders of the New Convertible Notes and the other Convertible Note Obligations, the Convertible Notes Trustees and the Junior Lien Collateral Agent and each other security agreement in substantially the same form in favor of the Junior Lien Collateral Agent for the benefit of the Holders of the New Convertible Notes and the other Convertible Note Obligations, the Convertible Notes Trustees and the Junior Lien Collateral Agent delivered in accordance with the Convertible Notes Indentures and the Junior Lien Collateral Agreements.

“Junior Lien Subsidiary Guarantee” means any guarantee of the New Convertible Notes by any Subsidiary Guarantor in accordance with the provisions described under “—Junior Lien Subsidiary Guarantees of New Convertible Notes” and “—Certain Covenants—Future Junior Lien Subsidiary Guarantees.”

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“Lender Provided Hedging Agreement” means any Hedging Agreement between Comstock or any Subsidiary Guarantor and a Secured Swap Counterparty.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Liquid Securities” means securities (1) of an issuer that is not an Affiliate of Comstock, (2) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market and (3) as to which Comstock is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (1), (2) and (3) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 150 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 120 days of receipt thereof, for purposes of determining whether the transaction pursuant to which Comstock or a Restricted Subsidiary received the securities was in compliance with the provisions of the Convertible Notes Indenture described under “—Certain Covenants —Limitation on Asset Sales,” such securities shall be deemed not to have been Liquid Securities at any time.

“Material Change” means an increase or decrease (except to the extent resulting from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of Comstock and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves with respect to which Comstock’s estimate of the discounted future net revenues from proved oil and gas reserves has been confirmed by independent petroleum engineers and (ii) any dispositions of properties and assets during such quarter that were disposed of in compliance with the provisions of the applicable Convertible Notes Indenture described under “—Certain Covenants—Limitation on Asset Sales.”

~~“Maturity” means, with respect to any note, the date on which any principal of such note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.~~

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by Comstock or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means any property owned by a Collateral Grantor that is subject to the Liens existing and to exist under the terms of the Junior Lien Mortgages.

“Net Available Cash” from an Asset Sale or Sale/ Leaseback Transaction means cash proceeds received therefrom (including (1) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and (2) the Fair Market Value of Liquid Securities and Cash Equivalents, and excluding (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale/ Leaseback Transaction and (b) except to the extent subsequently converted to cash, Cash

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Equivalents or Liquid Securities within 240 days after such Asset Sale or Sale/ Leaseback Transaction, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (1) and (2)), in each case net of (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale/ Leaseback Transaction, (ii) all payments made on any Indebtedness (but specifically excluding Indebtedness of Comstock and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale or Sale/ Leaseback Transaction) which is secured by any assets subject to such Asset Sale or Sale/ Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale/ Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/ Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale/ Leaseback Transaction and (iv)~~(d)~~ the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale/ Leaseback Transaction and retained by Comstock or any Restricted Subsidiary after such Asset Sale or Sale/ Leaseback Transaction; provided, however, that if any consideration for an Asset Sale or Sale/ Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.

“Net Cash Proceeds” with respect to any issuance or sale of Qualified Capital Stock or other securities, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Working Capital” means (1) all current assets of Comstock and its Restricted Subsidiaries, less (2) all current liabilities of Comstock and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of Comstock prepared in accordance with GAAP.

“New Convertible Notes” means, individually or collectively, as the context may require, the New 2019 Convertible Notes and the New 2020 Convertible Notes.

“New Senior Secured Notes” means Comstock’s 10.0% Senior Secured Toggle Notes due 2020. Unless the context otherwise requires, all references to the New Senior Secured Notes shall include the Additional New Senior Secured Notes.

“New Warrants” means the warrants issued to the holders of the Old Senior Secured Notes in the Exchange Offer and Consent Solicitation that are exercisable for shares of the Company’s common stock.

“Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of Comstock or any Restricted Subsidiary incurred in connection with the acquisition by Comstock or such Restricted Subsidiary of any property or assets and as to which (i) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither Comstock nor any Subsidiary (other than an Unrestricted Subsidiary) (a) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness, or (b) is directly or indirectly liable for such Indebtedness, and (ii) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of Comstock or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

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“Note Register” means the register maintained by or for Comstock in which Comstock shall provide for the registration of the ~~notes~~applicable series of New Convertible Notes and the transfer of ~~the notes~~such New Convertible Notes.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, payments with respect to any letters of credit, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Oil and Gas Business” means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition.

“Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority have jurisdiction) that may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rightsofway, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Old Indentures” means (i) the Indenture, dated as of October 9, 2009 (the “Base Indenture”), among Comstock, the subsidiary guarantors named therein, and American Stock Transfer & Trust Company, LLC, as the successor trustee, as amended and supplemented by the Third Supplemental Indenture, dated as of March 14, 2011, among Comstock, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to Comstock’s 7 3⁄4% Senior Notes due 2019, (ii) the Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, dated as of June 5, 2012, among Comstock, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to Comstock’s 9 1⁄2% Senior Notes due 2020 and (iii) the Indenture, dated as of March 13, 2015, among Comstock, the subsidiary guarantors named therein, and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to Comstock’s Old Senior Secured Notes.

“Old Senior Secured Notes” means Comstock’s 10% Senior Secured Notes due 2020.

“Old Unsecured Notes” means, collectively, Comstock’s 7 3⁄4% Senior Notes due 2019 and 9 1⁄2% Senior Notes due 2020.

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“Permitted Collateral Liens” means Liens described in clauses (1), (2), (5), (6), (7), (8), (9), (10), (11), (13), (18), (19), (20), (21), (22), (23) and (24) of the definition of “Permitted Liens” that, by operation of law, have priority over the Liens securing the New Convertible Notes and the Junior Lien Subsidiary Guarantees.

“Permitted Investments” means any of the following:

(1)	Investments in Cash Equivalents;

(2)	Investments in property, plant and equipment used in the ordinary course of business;

(3)	Investments in Comstock or any of its Restricted Subsidiaries;

(4)

Investments by Comstock or any of its Restricted Subsidiaries in another Person, if (a) as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, Comstock or a Restricted Subsidiary and (b) such other Person is primarily engaged in the Oil and Gas Business;

(5)

entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business;

(6)

entry into any hedging arrangements in the ordinary course of business for the purpose of protecting Comstock’s or any Restricted Subsidiary’s production, purchases and resales against fluctuations in oil or natural gas prices;

(7)	entry into any currency exchange contract in the ordinary course of business;

(8)

Investments in stock, obligations or securities received in settlement of debts owing to Comstock or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of Comstock or any Restricted Subsidiary, in each case as to debt owing to Comstock or any Restricted Subsidiary that arose in the ordinary course of business of Comstock or any such Restricted Subsidiary;

(9)	guarantees of Indebtedness permitted under the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; ~~and~~

(10)	investments in Unrestricted Subsidiaries or joint ventures in an aggregate amount not to exceed at any one time outstanding $25,000,000; and

(11~~10~~)	other Investments, in an aggregate amount not to exceed at any one time outstanding the greater of (a) $25.0 million and (b) 5% of Adjusted Consolidated Net Tangible Assets.

“Permitted Liens” means the following types of Liens:

(1)	Liens securing Indebtedness of Comstock ~~or~~and any ~~Restricted Subsidiary that constitutes Priority Credit Facility Debt permitted pursuant to clause (1) of the definition~~

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~~of “Permitted Indebtedness”;~~Subsidiary Guarantor under the Revolving Credit Agreement in an aggregate principal amount not to exceed $50.0 million at any time outstanding; provided that such Liens are subject to the Pari Passu Intercreditor Agreement;

(2)	Liens existing as of the Issue Date (excluding Liens securing Indebtedness of Comstock and any Subsidiary Guarantor under the ~~Bank~~Revolving Credit Agreement);

(3)

Liens ~~securing the notes or the Subsidiary Guarantees;~~ on any property or assets of Comstock and any Subsidiary Guarantor securing (a) the New 2019 Convertible Notes issued on the Issue Date in this Exchange Offer and Consent Solicitation (and any assumption of obligations guaranteed thereby), the Additional New 2019 Convertible Notes issued in connection with the payment of interest thereon, and the Junior Lien Subsidiary Guarantees in respect thereof and (b) the New 2020 Convertible Notes issued on the Issue Date in this Exchange Offer and Consent Solicitation (and any assumption of obligations guaranteed thereby), the Additional New 2020 Convertible Notes issued in connection with the payment of interest thereon, and the Junior Lien Subsidiary Guarantees in respect thereof;

(4)	Liens in favor of Comstock or any Restricted Subsidiary;

(5)

Liens for taxes, assessments and governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Comstock or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(6)

statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(7)

Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

(8)

judgment and attachment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(9)

easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Comstock or any of its Restricted Subsidiaries;

(10)	any interest or title of a lessor under any capitalized lease or operating lease;

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(11)

purchase money Liens; provided~~, however,~~ that (a) the related purchase money Indebtedness shall not be secured by any property or assets of Comstock or any Restricted Subsidiary other than the property or assets so acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) and any proceeds therefrom, (b) the aggregate principal amount of Indebtedness secured by such Liens it otherwise permitted to be incurred under the applicable Convertible Notes Indenture and does not exceed the cost of the property or assets so acquired and (c) the Liens securing such Indebtedness shall be created within 90 days of such acquisition;

(12)

Liens securing obligations under hedging agreements that Comstock or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production, purchases and resales against fluctuations in oil or natural gas prices;

(13)

Liens upon specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)

Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(15)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Comstock or its Restricted Subsidiaries relating to such property or assets;

(16)

Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Comstock or any of its Restricted Subsidiaries, including rights of offset and set-off;

(17)

Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under the applicable Convertible Notes Indenture;

(18)

Liens (other than Liens securing Indebtedness) on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

(19)	Liens on pipeline or pipeline facilities which arise by operation of law;

(20)

Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

(21)	Liens reserved in oil and gas mineral leases for bonus or rental payments or for compliance with the terms of such leases;

(22)

Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not

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incurred or created to secure the payment of borrowed money or the deferred purchase price of property, assets or services, and in the aggregate do not materially adversely affect the value of properties and assets of Comstock and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties and assets for the purposes for which such properties and assets are held by Comstock or any Restricted Subsidiaries;

(23)

Liens securing Non-Recourse Indebtedness; provided, however, that the related Non- Recourse Indebtedness shall not be secured by any property or assets of Comstock or any Restricted Subsidiary other than the property and assets acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) by Comstock or any Restricted Subsidiary with the proceeds of such Non-Recourse Indebtedness;

(24)

Liens on property existing at the time of acquisition thereof by Comstock or any Subsidiary of Comstock and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary,; provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

(25)

Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Comstock or any of its Restricted Subsidiaries so long as such deposit and such defeasance are permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments;” ~~and~~

(26)

Priority Liens to secure the New Senior Secured Notes issued on the Issue Date (and the subsidiary guarantees in respect thereof) and incurred under clause (12) of the definition of “Permitted Indebtedness”;

(27)

Liens to secure any Permitted Refinancing Indebtedness incurred to renew, refinance, refund, replace, amend, defease or discharge, as a whole or in part, Indebtedness that was previously so secured; provided that (a) the new Liens shall be limited to all or part of the same property and assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (b) the new Liens have~~Lien has~~ no greater priority relative to the applicable series of New Convertible Notes and the Junior Lien Subsidiary Guarantees, and the holders of the Indebtedness secured by such Liens have no greater intercreditor rights relative to the applicable series of New Convertible Notes and the Junior Lien Subsidiary Guarantees and the Holders thereof, than the original Liens and the related Indebtedness; and

(28)

additional Liens of Comstock or any Restricted Subsidiary of Comstock with respect to obligations that do not exceed at any one time outstanding $75,000,000; provided that Liens incurred under this clause (28) to secure Additional New Senior Secured Notes incurred under clause (11) of the second paragraph of “—Limitation on Indebtedness and Disqualified Capital Stock” shall be permitted to secure up to $91,875,000 in face amount of Additional New Senior Secured Notes issued under the Senior Secured Notes Indenture.

~~(28)~~

~~additional Liens incurred in the ordinary course of business of Comstock or any Restricted Subsidiary of Comstock with respect to obligations that do not exceed at any one time outstanding the greater of (a) $75.0 million or (b) 5% of Adjusted Consolidated Net Tangible Assets.~~

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Notwithstanding anything in clauses (1) through (~~25~~28) of this definition, the term “Permitted Liens” does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

“Permitted Refinancing Indebtedness” means Indebtedness of Comstock or a Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer or Prepayment Offer) outstanding Indebtedness of Comstock or any Restricted Subsidiary,; provided that (1) if the Indebtedness (including the ~~notes~~New Convertible Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the ~~notes~~New Convertible Notes or the Junior Lien Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to the ~~notes~~New Convertible Notes or the Junior Lien Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (2) such Indebtedness has a Stated Maturity for its final scheduled principal payment that is no earlier than the Stated Maturity for the final scheduled principal payment of the Indebtedness being renewed, extended, refinanced, refunded or repurchased ~~and~~, (3) if the Company or a Subsidiary Guarantor is the issuer of, or otherwise an obligor in respect of the Indebtedness being renewed, refinanced, refunded or repurchased, such Permitted Refinancing Indebtedness is not Incurred by any Restricted Subsidiary that is not the Company or a Subsidiary Guarantor, (~~3~~4) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased and (~~4~~5) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased by its terms provides that interest is payable only in kind, then such Indebtedness may not permit the payment of scheduled interest in cash; provided, further, that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of any premium required to be paid in connection with such renewal, extension or refinancing, refunding or repurchase pursuant to the terms of the Indebtedness being renewed, extended, refinanced, refunded or repurchased or the amount of any premium reasonably determined by Comstock as necessary to accomplish such renewal, extension, refinancing, refunding or repurchase, plus the amount of reasonable fees and expenses incurred by Comstock or such Restricted Subsidiary in connection therewith.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

~~“Priority Credit Facility Debt” means, collectively, (1) Indebtedness of Comstock or any Restricted Subsidiary (including, without limitation, Indebtedness under the Bank Credit Agreement) secured by Liens not otherwise permitted under any of clauses (2) through (25), inclusive, of the definition of “Permitted Liens,” and (2) other Indebtedness or Disqualified Capital Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor. For purposes of clause (1) of the definition of “Permitted Indebtedness,” Priority Credit Facility Debt shall be calculated, at any time of determination, (a) in the case of Indebtedness under the Bank Credit Agreement or Indebtedness under any other instrument or agreement, with reference to the aggregate principal amount outstanding thereunder at such time, excluding all interest, fees and other Obligations under such facility, instrument or agreement, and (b) in the case of Disqualified Capital Stock, in the manner specified in the definition of “Disqualified Capital Stock.”~~

“Preferred Stock,” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the Issue Date, including, without limitation, all classes and series of preferred or preference stock of such Person.

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~~“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.~~ Priority Lien” means a Lien granted (or purported to be granted) by Comstock or any Subsidiary Guarantor in favor of the Priority Lien Collateral Agent, at any time, upon any assets or property of Comstock or any Subsidiary Guarantor to secure any Priority Lien Obligations.

“Priority Lien Cap” means, as of any date, (a) the principal amount of Priority Lien Obligations (including any interest paid-in-kind) that may be incurred as “Permitted Indebtedness” as of such date, plus (b) the amount of all Secured Swap Obligations, to the extent such Secured Swap Obligations are secured by the Priority Liens, plus (c) the amount of accrued and unpaid interest (excluding any interest paid-in-kind) and outstanding fees, to the extent such Obligations are secured by the Priority Liens. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn.

“Priority Lien Collateral Agent” means the Revolving Credit Agreement Agent, or if the Revolving Credit Agreement ceases to exist, on the Junior Lien Intercreditor Agreement the collateral agent or other representative of the holders of the New Senior Secured Notes designated pursuant to the terms of the Priority Lien Documents and the Junior Lien Intercreditor Agreement.

“Priority Lien Collateral Agreements” means, collectively, each mortgage, pledge agreement, security agreement, instrument, assignment, deed of trust or other security instrument creating Priority Liens in favor of the Priority Lien Collateral Agent as required by the Revolving Credit Agreement, the Senior Secured Notes Indenture, the Priority Lien Intercreditor Agreements, in each case, as the same may be in effect from time to time.

“Priority Lien Documents” means, collectively, the Revolving Credit Agreement Documents and the Senior Secured Note Documents.

“Priority Lien Excluded Collateral” has the meaning set forth in the Priority Lien Intercreditor Agreement.

“Priority Lien Intercreditor Agreement” means (i) the Amended and Restated Priority Lien Intercreditor Agreement, among the Priority Lien Collateral Agent, Senior Secured Notes Trustee, the Revolving Credit Agreement Agent, Comstock, each other Collateral Grantor, the other parties from time to time party thereto, and American Stock Transfer & Trust Company, LLC in its capacity as the successor trustee under the Old Senior Secured Notes to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Priority Lien Documents and (ii) any replacement thereof.

“Priority Lien Obligations” means, collectively, (a) the Revolving Credit Agreement Obligations and (b) the Senior Secured Note Obligations, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.

“Priority Lien Security Documents” means, collectively, the Revolving Credit Agreement Documents and the Senior Secured Note Documents.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Proved and Probable Drilling Locations” means all drilling locations of the Collateral Grantors located in the Haynesville and Bossier shale acreage in the States of Louisiana and Texas that are Proved Reserves or classified, in accordance with the Petroleum Industry Standards, as “Probable Reserves.”

~~“Public Equity Offering” means an offer and sale of Common Stock (other than Disqualified Stock) of Comstock for cash pursuant to a registration statement that has been declared effective by the Commission pursuant to the~~

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~~Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Comstock).~~ Proved Reserves” means those Hydrocarbons that have been estimated with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable from the Oil and Gas Properties by existing producing methods under existing economic conditions.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

“Registration Rights Agreement” means the Registration Rights Agreement substantially in the form attached to each of the Convertible Notes Indentures.

“Relevant Stock Exchange” means The New York Stock Exchange or, if the Common Stock (or other security for which a Daily VWAP must be determined) is not then listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed.

“Required Junior Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Convertible Note Obligations then outstanding, calculated in accordance with the provisions described above under the caption “—Collateral Trust Agreement—Voting”. For purposes of this definition, Convertible Note Obligations registered in the name of, or beneficially owned by, Comstock or any Affiliate of Comstock will be deemed not to be outstanding.

“Required Stockholder Approval” means the approval by (1) a majority of the issued and outstanding shares of common stock of the amendment to Comstock’s restated articles of incorporation to increase the number of shares of Common Stock authorized for issuance in an amount to provide a sufficient number of authorized shares of Common Stock for the issuance of shares upon conversion of the New Convertible Notes and, to the extent necessary, exercise of the New Warrants and (2) a majority of the shares of Common Stock represented at the special meeting and entitled to vote on the issuance of the maximum number of shares of Common Stock that would be issued upon conversion of all of the outstanding New Convertible Notes and, to the extent necessary, exercise of all of the New Warrants.

“Restricted Investment” means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of “Unrestricted Subsidiary” and (ii) any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Comstock, whether existing on or after the Issue Date, unless such Subsidiary of Comstock is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Convertible Notes Indenture.

~~“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.~~ Revolving Credit Agreement” means that certain Credit Agreement, dated as of March 4, 2015, among Comstock, the lenders from time to time party thereto and the Revolving Credit Agreement Agent, as amended, restated, modified, renewed, refunded, replaced or refinanced, from time to time.

“Revolving Credit Agreement Agent” means Bank of Montreal (or other agent designated in the Revolving Credit Agreement), together with its successors and permitted assigns in such capacity.

“Revolving Credit Agreement Documents” means the Revolving Credit Agreement and any other Loan Documents (as defined in the Revolving Credit Agreement).

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“Revolving Credit Agreement Obligations” means, collectively, (a) the Obligations (as defined in the Revolving Credit Agreement) of Comstock and the Subsidiary Guarantors under the Revolving Credit Agreement Documents, in an aggregate principal amount for all such Obligations not to exceed $50,000,000, plus interest and all fees, costs, charges, penalties and expenses, including legal fees and expenses to the extent authorized under the Revolving Credit Agreement Documents, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, and (b) the Secured Swap Obligations.

“Revolving Credit Agreement Secured Parties” means, collectively, the Lenders (as defined in the Revolving Credit Agreement), the Secured Swap Counterparties and the Revolving Credit Agreement Agent.

“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/ Leaseback Transaction” means, with respect to Comstock or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by Comstock or any of its Restricted Subsidiaries of any principal property, whereby such property has been or is to be sold or transferred by Comstock or any of its Restricted Subsidiaries to such Person.

“Secured Debt” means, collectively, the Priority Lien Obligations and the Convertible Note Obligations.

“Secured Debt Documents” means, collectively, the Priority Lien Documents and the Convertible Note Documents.

“Secured Swap Counterparty” means, with respect to a Lender Provided Hedging Agreement, a counterparty that at the time such Hedging Agreement is entered into is a Lender (as defined in the Revolving Credit Agreement) or an Affiliate of a Lender (including a Hedging Agreement in existence prior to the date hereof or prior to such Person or its Affiliate becoming a Lender); provided that, for the avoidance of doubt, the term “Lender Provided Hedging Agreement” shall not include any Hedging Agreement or transactions under any Hedging Agreement entered into after the time that such counterparty ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all obligations of Comstock or any Subsidiary Guarantor under any Lender Provided Hedging Agreement.

“Security Documents” means, collectively the Priority Lien Collateral Agreements and the Junior Lien Collateral Agreements.

“Senior Indebtedness” means any Indebtedness of Comstock or a Restricted Subsidiary (whether outstanding on the date hereof or hereinafter incurred), unless such Indebtedness is Subordinated Indebtedness.

“Senior Secured Note Documents” means the Senior Secured Note Indenture, the Priority Lien Collateral Agreements and any agreement, instrument or other document evidencing or governing the Senior Secured Note Obligations.

“Senior Secured Note Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Comstock or any Subsidiary Guarantor arising under the Senior Secured Notes Indenture, the New Senior Secured Notes, the Additional New Senior Secured Notes, the subsidiary guarantees thereof and the other Senior Secured Note Documents (as defined in the Senior Secured Notes Indenture) (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Comstock or any Subsidiary Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

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“Senior Secured Notes Indenture” means the Indenture, dated as of                     , 2016, by and among Comstock, as issuer, the Subsidiary Guarantors and American Stock Transfer & Trust Company, LLC, as successor trustee, relating to the New Senior Secured Notes.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness of Comstock or a Subsidiary Guarantor which is expressly subordinated in right of payment to the ~~notes~~New Junior Secured Notes or the Junior Lien Subsidiary Guarantees, as the case may be.

“Subsidiary” means, with respect to any Person, (1) a corporation a majority of whose Voting Stock is at the time owned, directly or indirectly, by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, or (2) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person have, directly or indirectly, at the date of determination thereof, at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Subsidiary ~~Guarantee” means any guarantee of the notes by any Subsidiary Guarantor in accordance with the provisions described under “—Subsidiary Guarantees of Notes” and “—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries.” “Subsidiary Guarantor~~ Guarantor” means (1) Comstock Oil & Gas, LP, (2) Comstock Oil & Gas—Louisiana, LLC, (3) Comstock Oil & Gas GP, LLC, (4) Comstock Oil & Gas Investments, LLC, (5) Comstock Oil & Gas Holdings, Inc., (6) each of Comstock’s other Restricted Subsidiaries, if any, executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the applicable Convertible Notes Indenture and (7) any Person that becomes a successor guarantor of the ~~notes~~applicable series of New Convertible Notes in compliance with the provisions described under “—Junior Lien Subsidiary Guarantees of New Convertible Notes” and “Certain Covenants~~—Limitation on~~Future Junior Lien Subsidiary Guarantees ~~by Restricted Subsidiaries~~.”

~~“2009 Notes Issue Date” means October 9, 2009.~~

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.

“Threshold Price” means, initially, $12.32. The Threshold Price is subject to adjustment in inverse proportion to the adjustments to the Conversion Rate pursuant to the terms of the applicable Convertible Notes Indenture.

“Trading Day” means a day on which:

(i) trading in the Common Stock (or other security for which a Daily VWAP must be determined) generally occurs on the Relevant Stock Exchange or, if the Common Stock (or such other security) is not then listed on the Relevant Stock Exchange, on the principal other market on which the Common Stock (or such other security) is then traded; and

(ii) a Daily VWAP for the Common Stock (or other security for which a Daily VWAP must be determined) is available on such securities exchange or market;

provided that if the Common Stock (or other security for which a Daily VWAP must be determined) is not so listed or traded, “Trading Day” means a business day.

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“Unrestricted Subsidiary” means (1) any Subsidiary of Comstock that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of Comstock as provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Comstock may designate any Subsidiary of Comstock as an Unrestricted Subsidiary so long as (a) neither Comstock nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of Comstock or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; (c) such designation as an Unrestricted Subsidiary would be permitted under the “Limitation on Restricted Payments” covenant; and (d) such designation shall not result in the creation or imposition of any Lien on any of the properties or assets of Comstock or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the “Limitation on Liens” covenant); provided, however, that with respect to clause (a), Comstock or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (i) such liability constituted a Permitted Investment or a Restricted Payment permitted by the “Limitation on Restricted Payments” covenant, in each case at the time of incurrence, or (ii) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of Comstock shall be evidenced to the applicable Convertible Notes Trustee by filing a ~~Board Resolution~~board resolution with ~~the Trustee~~such trustee giving effect to such designation. If, at any time any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of Comstock may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation on a pro forma basis, (i) no Default or Event of Default shall have occurred and be continuing, (ii) Comstock could incur $1.00 of additional Indebtedness under the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant and (iii) if any of the properties and assets of Comstock or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the “Limitation on Liens” covenant.

“Volumetric Production Payments” means production payment obligations of Comstock or a Restricted Subsidiary recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of Comstock to the extent (1) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than directors’ qualifying shares mandated by applicable law, is owned directly or indirectly by Comstock or (2) such Restricted Subsidiary does substantially all of its business in one or more foreign jurisdictions and is required by the applicable laws and regulations of any such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that Comstock, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned subsidiary.

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APPENDIX 3: TERMS OF EXISTING INDENTURES TO BE MODIFIED BY THE PROPOSED AMENDMENTS

Terms of the Existing Secured Notes Indenture to be Modified by the Proposed Amendments

The following Sections of the Existing Secured Notes Indenture will be deleted under the Proposed Amendments:

•	Subsection (b) of Section 4.04 Certificates and Other Information.

(b)

The Company shall deliver to the Trustee and the Collateral Agent, promptly after delivery to the Revolving Credit Agreement Agent or the lenders under the Revolving Credit Agreement or, if no Revolving Credit Agreement is then in effect, upon the reasonable request of the Collateral Agent in form and detail satisfactory to the Collateral Agent or otherwise as required by Section 11.01:

(1)

a schedule of all oil, gas, and other mineral production attributable to all material Oil and Gas Properties of the Collateral Grantors, and in any event all such Oil and Gas Properties included in the most recent Engineering Report;

(2)

all title or other information received after the Issue Date by the Collateral Grantors which discloses any material defect in the title to any material asset included in the most recent Engineering Report;

(3)

(I) as soon as available and in any event within 90 days after each January 1, commencing with January 1, 2015, an annual reserve report as of each December 31 with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Collateral Grantors prepared by an independent engineering firm of recognized standing acceptable to the Collateral Agent (in the case of delivery upon the request of the Collateral Agent) in accordance with accepted industry practices, and (II) within 90 days after each July 1 commencing with July 1, 2015, a reserve report as of each June 30, with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Collateral Grantors prepared by the Company in accordance with accepted industry practices;

(4)

an updated reserve report with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Collateral Grantors prepared by an independent engineering firm of recognized standing acceptable to the Collateral Agent (in the case of delivery upon the request of the Collateral Agent) in accordance with accepted industry practices;

(5)

title opinions (or other title reports or title information) and other opinions of counsel, in each case in form and substance acceptable to the Collateral Agent (in the case of delivery upon the request of the Collateral Agent), with respect to at least eighty percent (80%) of the PV-9 of the Proved Reserves included in the most recent Engineering Report, for which satisfactory title reports have not been previously delivered to the Revolving Credit Agreement Agent or Collateral Agent as applicable, if any; and

(6)	concurrently with the delivery of each Engineering Report hereunder:

(I)	a certificate of an Officer (in form and substance reasonably satisfactory to the Collateral Agent in the case of delivery upon the request of the Collateral Agent):

(A)	setting forth as of a recent date, a true and complete list of all Hedging Agreements of the Company and each Restricted

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Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement; and

(B)

comparing aggregate notional volumes of all Hedging Agreements of the Company and each Restricted Subsidiary, which were in effect during such period (other than basis differential hedgings) and the actual production volumes for each of natural gas and crude oil during such period, which certificate shall certify that the hedged volumes for each of natural gas and crude oil did not exceed 100% of actual production or if such hedged volumes did exceed actual production, specify the amount of such excess;

(II)

a report, prepared by or on behalf of the Company detailing on a monthly basis for the next twelve month period (A) the projected production of Hydrocarbons by the Company and the Restricted Subsidiaries and the assumptions used in calculating such projections, (B) an annual operating budget for the Company and the Restricted Subsidiaries, and (C) such other information as may be reasonably requested by the Collateral Agent (in the case of delivery upon the request of the Collateral Agent);

(III)

an Officer’s Certificate, certifying whether the Company is in compliance with the mortgage and title requirements set forth in Section 11.01 and setting forth the actual percentages as to which compliance has been achieved and if the Company is not in compliance the Company shall identify which Oil and Gas Properties are required to be mortgaged and/or as to which adequate title information has not been delivered; and

(7)

prompt written notice (and in any event within 30 days prior thereto) of any change (I) in any Collateral Grantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its properties, (II) in the location of any Collateral Grantor’s chief executive office or principal place of business, (III) in any Collateral Grantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (IV) in any Collateral Grantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (V) in any Collateral Grantor’s federal taxpayer identification number.

•	Section 4.07. Limitation on Restricted Payments.

(a)	The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)

declare or pay any dividend on, or make any other distribution to holders of, any shares of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

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(2)

purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock (other than the purchase, redemption, acquisition or retirement of any Disqualified Capital Stock of the Company solely in shares of Qualified Capital Stock of the Company);

(3)

make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except in any case out of the net cash proceeds of Permitted Refinancing Indebtedness; or

(4)	make any Restricted Investment;

(all such payments or other actions described in these clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to such Restricted Payment:

(I)	no Default or Event of Default shall have occurred and be continuing;

(II)	the Company could Incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(III)	the aggregate amount of all Restricted Payments declared or made after January 1, 2015, shall not exceed the sum (without duplication) of the following:

(A)

50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, 2015, and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss); plus

(B)

the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2015, by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company; plus

(C)

the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2015, by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company; plus

(D)	the aggregate Net Cash Proceeds received after January 1, 2015, by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of

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Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange; plus

(E)

to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after January 1, 2015, from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after January 1, 2015.

(b)

Notwithstanding the preceding provisions, the Company and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses (3), (4), (5) and (8) of this Section 4.07(b)) no Default or Event of Default shall have occurred and be continuing:

(1)

the payment of any dividend on any Capital Stock of the Company within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of the preceding paragraph (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of the preceding paragraph);

(2)	the payment of any dividend payable from a Restricted Subsidiary to the Company or any other Restricted Subsidiary of the Company;

(3)

the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

(4)

the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

(5)

the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent Incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of the Company so long as (a) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the

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Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (b) such new Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and (c) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Notes;

(6)

loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors in an aggregate amount not to exceed $1,000,000 outstanding at any one time, the proceeds of which are used solely (a) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options, or (b) to refinance loans, together with accrued interest thereon, made pursuant to item (a) of this clause (6);

(7)

the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests is made in lieu of or to satisfy withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests; and

(8)	other Restricted Payments in an aggregate amount not to exceed $35,000,000.

(c)

The actions described in clauses (1), (3), (4) and (6) of Section 4.07(b) shall be Restricted Payments that shall be permitted to be made in accordance with Section 4.07(b) but shall reduce the amount that would otherwise be available for Restricted Payments under Section 4.07(a)(III) (provided that any dividend paid pursuant to clause (1) of Section 4.07(b) shall reduce the amount that would otherwise be available under Section 4.07(a)(III) when declared, but not also when subsequently paid pursuant to such clause (1)), and the actions described in clauses (2), (5), (7) and (8) of Section 4.07(b) shall be permitted to be taken in accordance with this clause (c) and shall not reduce the amount that would otherwise be available for Restricted Payments under Section 4.07(a)(III).

(d)

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

•	Section 4.08. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary:

(1)	to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, or make payments on any Indebtedness owed, to the Company or any other Restricted

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Subsidiary; provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this Section 4.08;

(2)	to make loans or advances to the Company or any other Restricted Subsidiary; or

(3)	to transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b)

The restrictions in Section 4.08(a) are collectively referred to herein as a “Payment Restriction.” However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, or customary restrictions in licenses relating to the property covered thereby and entered into in the ordinary course of business;

(2)

any instrument governing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any other Person, other than the Person, or the property or assets of the Person, so acquired, provided that such Indebtedness was not Incurred in anticipation of such acquisition;

(3)

any instrument governing Indebtedness or Disqualified Capital Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, provided that (a) such Indebtedness or Disqualified Capital Stock is permitted under Section 4.09 and (b) the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Revolving Credit Agreement and this Indenture as in effect on the Issue Date;

(4)

the Revolving Credit Agreement as in effect on the Issue Date or any agreement that amends, modifies, supplements, restates, extends, renews, refinances or replaces the Revolving Credit Agreement, provided that the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Revolving Credit Agreement as in effect on the Issue Date;

(5)	this Indenture, the Notes and the Subsidiary Guarantees; or

(6)	the Existing Indentures and any subsidiary guarantees thereof, in each case as in effect on the Issue Date.

•	Section 4.09. Limitation on Indebtedness and Disqualified Stock.

(a)

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, “Incur,” “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing) any Indebtedness (including any Acquired Indebtedness), and the Company will not issue any Disqualified Capital Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Capital Stock or Preferred Stock; provided that the Company may Incur

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Indebtedness (including Acquired Indebtedness) or issue Disqualified Capital Stock, and any Restricted Subsidiary that is a Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Capital Stock or Preferred Stock if (1) at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.25 to 1.0 and (2) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is Incurred or such Disqualified Capital Stock or Preferred Stock is issued or would occur as a consequence of the Incurrence of the additional Indebtedness or the issuance of the Disqualified Capital Stock or Preferred Stock.

(b)	The restrictions in Section 4.09(a) will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)	Indebtedness under the Notes issued on the Issue Date;

(2)	Indebtedness outstanding or in effect on the Issue Date (and not repaid or defeased with the proceeds of the offering of the Notes);

(3)

(I) obligations pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; (II) obligations under currency exchange contracts entered into in the ordinary course of business; and (III) hedging arrangements entered into in the ordinary course of business for the purpose of protecting production, purchases and resales against fluctuations in oil or natural gas prices, and any guarantee of any of the foregoing;

(4)	the Subsidiary Guarantees (and any assumption of the obligations guaranteed thereby);

(5)	the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that:

(I)

if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Note Obligations with respect to the Notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(II)

(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

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(6)

Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1) or (2) of this Section 4.09(b) or this clause (6);

(7)	Non-Recourse Indebtedness;

(8)	in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business;

(9)

Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(10)	Indebtedness under the Revolving Credit Agreement in an aggregate principal amount not in excess of $50,000,000 at any one time outstanding and any guarantee thereof by a Subsidiary Guarantor; and

(11)	any additional Indebtedness in an aggregate principal amount not in excess of $75,000,000 at any one time outstanding and any guarantee thereof.

(c)

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (1) through (11) described above or is entitled to be Incurred pursuant to clause (a) of this Section 4.09, the Company may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.09 and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses of the definition of Permitted Indebtedness or the proviso of the foregoing sentence and an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness permitted hereunder; provided that all Indebtedness outstanding on the Issue Date under the Revolving Credit Agreement shall be deemed Incurred under Section 4.09(b)(10) and not under Section 4.09(a) or Section 4.09(b)(2).

(d)

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(e)

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the

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relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued interest on the Indebtedness being refinanced and the amount of all expenses and premiums incurred in connection therewith).

(f)

Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

•	Section 4.11. Limitation on Transactions with Affiliates.

(a)

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) (each, an “Affiliate Transaction”), unless

(1)

such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm’s length transaction with unrelated third parties; and

(2)	the Company delivers to the Trustee:

(I)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000 but no greater than $25,000,000, an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; and

(II)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this Section 4.11 and that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Disinterested Directors of the Company.

(b)	The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1)

loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $1,000,000 outstanding at any one time;

(2)

indemnities of officers, directors, employees and other agents of the Company or any Restricted Subsidiary permitted by corporate charter or other organizational document, bylaw or statutory provisions;

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(3)	the payment of reasonable and customary fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate;

(4)	the Company’s employee compensation and other benefit arrangements;

(5)

transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture; and

(6)	any Restricted Payment permitted to be paid pursuant to Section 4.07.

•	Section 4.12. Limitation on Liens.

The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any of its property or assets, except for Permitted Liens.

•	Section 4.16. Future Designation of Restricted and Unrestricted Subsidiaries.

(a)	The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(1)

the Company would be permitted to make (i) a Permitted Investment or (ii) an Investment pursuant to Section 4.07, in either case, in an amount equal to the Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(2)	such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(3)

the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default and no Default or Event of Default would be in existence following such designation; and

(4)

the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07.

(b)

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of Permitted Investments, as determined by the Company.

(c)

If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary, then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant set forth under Section 4.09, the Company or the applicable Restricted Subsidiary will be in default of such covenant.

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(d)	The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(1)

the Company and the Restricted Subsidiaries could Incur the Indebtedness which is deemed to be Incurred upon such designation under Section 4.09, equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred on the first day of the four-quarter reference period;

(2)	the designation would not constitute or cause a Default or Event of Default; and

(3)

the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions, including the Incurrence of Indebtedness under Section 4.09.

•	Section 4.17. Suspended Covenants.

(a)

During any period that the Notes have a rating equal to or higher than BBB- (or the equivalent) by S&P and Baa3 (or the equivalent) by Moody’s (“Investment Grade Ratings”) and no Default or Event of Default has occurred and is continuing (such period, a “Covenant Suspension Period”), the Company and the Restricted Subsidiaries will not be subject to the following Sections (collectively, the “Suspended Covenants”):

(1)	Section 4.07;

(2)	Section 4.08;

(3)	Section 4.09;

(4)	Section 4.11;

(5)	Section 4.10; and

(6)	Section 5.01(a)(2).

(b)

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and either S&P or Moody’s subsequently withdraws its rating or downgrades its rating of the Notes below the applicable Investment Grade Rating, or a Default or Event of Default occurs and is continuing, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the covenant described under Section 4.07 as though such covenant had been in effect during the entire period of time from the Issue Date.

(c)

During any Covenant Suspension Period, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture. The Company shall give the Trustee written notice of the commencement of any Covenant Suspension Period promptly, and in any event not later than 5 Business Days, after the commencement thereof. In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect. The Company shall give the Trustee written notice of the termination of any

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Covenant Suspension Period not later than 5 Business Days after the occurrence thereof. After any such notice of the termination of any Covenant Suspension Period, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

•	Section 4.19. Limitation on Certain Agreements.

The Company shall not permit any Collateral Grantor to enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than (i) the Notes, (ii) any other Pari Passu Obligations or (iii) otherwise as may be permitted or required by this Indenture, the Pari Passu Intercreditor Agreement and the Collateral Agreements, including with respect to any Permitted Collateral Liens; provided that subject to Section 4.09, any such agreement may be entered into to the extent that it permits such proceeds to be applied to Pari Passu Obligations prior to or instead of such other Indebtedness.

•	Section 4.20. Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless (1) the Company or such Restricted Subsidiary, as the case may be, would be able to Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction or (2) the Company or such Restricted Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the Fair Market Value thereof and such proceeds are applied in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale.

•	Section 11.01. Collateral Agreements; Additional Collateral.

(a)	In order to secure the due and punctual payment of the Note Obligations, on the Issue Date, simultaneously with the execution and delivery of this Indenture, the Subsidiary Guarantors have executed the Collateral Agreements granting to the Collateral Agent for the benefit of the Secured Parties (in accordance with the Pari Passu Intercreditor Agreement) a first-priority perfected Lien in the Collateral.

(b)

The Company shall promptly deliver, and to cause each of the other Collateral Grantors to deliver, but in each case not later than the date that is 60 days following the Issue Date, to further secure the Pari Passu Obligations, deeds of trust, Mortgages, chattel mortgages, security agreements, financing statements and other Collateral Agreements in form and substance satisfactory to the Collateral Agent for the purpose of granting, confirming, and perfecting first-priority liens or security interests in (1) prior to the occurrence of a default under the Revolving Credit Agreement (or any agreements refinancing, replacing, refunding or restating the Revolving Credit Agreement as in effect on the Issue Date) or, if no Revolving Credit Agreement is then in effect, a Default under this Indenture, (A) at least eighty percent (80%) of the PV-9 of the Collateral Grantors’ Oil and Gas Properties constituting Proved Reserves, (B) after the occurrence of a default under the Revolving Credit Agreement (or any agreements refinancing, replacing, refunding or restating the Revolving Credit Agreement as in effect on the Issue Date) or, if no Revolving Credit Agreement is then in effect, a Default under this Indenture, at least ninety-five percent (95%) of the PV-9 of the Collateral Grantors’ Oil and Gas Properties, (2) all of the equity interests of the Company or any Subsidiary Guarantor in any other Subsidiary Guarantor now owned or hereafter acquired by the Company or any Subsidiary Guarantor, and (3) all property of the Collateral Grantors of the type described in the Security Agreement. If no Engineering Report is delivered pursuant to Section 4.02(b), the Company shall deliver to the Collateral Agent semi-annually on or before April 1 and October 1 in each calendar year an Officers’ Certificate certifying that as of the date of such certificate, (i) no

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Default has occurred and is continuing and (ii) at least eighty percent (80%) of the PV-9 of the Collateral Grantors’ Oil and Gas Properties constituting Proved Reserves.

(c)

In connection with each delivery of an Engineering Report, the Company shall review the Engineering Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least eighty percent (80%) of the PV-9 of the Oil and Gas Properties constituting Proved Reserves evaluated in the most recently completed Engineering Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least such required percentages, then the Company shall, and shall cause its Restricted Subsidiaries to, promptly grant to the Collateral Agent as security for the Pari Passu Obligations a first-priority perfected Lien on additional Oil and Gas Properties not already subject to a Lien created by Collateral Agreements such that after giving effect thereto, the Mortgaged Properties will represent at least such required percentages. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Collateral Agreements, all in form and substance reasonably satisfactory to the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Subsidiary Guarantor, then it shall become a Subsidiary Guarantor and comply. To the extent that any Oil and Gas Properties constituting Collateral are disposed of after the date of any applicable Engineering Report or certificate delivered pursuant to clause (b) of this Section 11.01, any Proved Reserves attributable to such Oil and Gas Properties shall be deemed excluded from such Engineering Report or certificate for the purpose of determining whether such minimum Mortgage requirement is met after giving effect to such release.

(d)

The Company also agrees to promptly deliver, or to cause to be promptly delivered, to the extent not already delivered, whenever requested by the Collateral Agent in its sole and absolute discretion (1) favorable title information (including, if reasonably requested by the Collateral Agent, title opinions) acceptable to the Collateral Agent with respect to any Collateral Grantor’s Oil and Gas Properties constituting at least eighty percent (80%) of the PV-9 of the Oil and Gas Properties constituting Proved Reserves, and demonstrating that such Collateral Grantor has good and defensible title to such properties and interests, free and clear of all Liens (other than Permitted Liens) and covering such other matters as the Collateral Agent may reasonably request and (2) favorable opinions of counsel satisfactory to the Collateral Agent in its sole discretion opining that the forms of Mortgage are sufficient to create valid first deed of trust or mortgage liens in such properties and interests and first priority assignments of and security interests in the Hydrocarbons attributable to such properties and interests and proceeds thereof.

(e)

If (1) a Collateral Grantor acquires any asset or property of a type that is required to constitute Collateral pursuant to the terms of this Indenture and such asset or property is not automatically subject to a first-priority perfected Lien in favor of the Collateral Agent, (2) a Subsidiary of the Company that is not already a Subsidiary Guarantor is required to become a Subsidiary Guarantor pursuant to Section 4.13 or (3) any Collateral Grantor creates any additional Lien upon any Oil and Gas Properties or any other assets or properties to secure any Pari Passu Obligations or Junior Lien Obligations (or takes additional actions to perfect any existing Lien on Collateral), then such Collateral Grantor or such other Subsidiary shall, as soon as practicable after the acquisition of the applicable asset or property, the occurrence of the event requiring such Subsidiary to become a Subsidiary Guarantor or the creation of any such additional Lien or taking of any such additional perfection action (and, in any event, within 10 Business Days after such acquisition, event or creation), (i) grant to the Collateral Agent a first-priority perfect Lien in all assets and property of

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such Collateral Grantor or such other Subsidiary that are required to, but do not already, constitute Collateral, (ii) deliver any certificates to the Collateral Agent in respect thereof and (iii) take all other appropriate actions as necessary to ensure the Collateral Agent has a first-priority perfect Lien therein.

(f)

In addition and not by way of limitation of the foregoing, in the case of the Company or any Subsidiary Guarantor granting a Lien in favor of the Collateral Agent upon any assets having a present value in excess of $10,000,000 located in a new jurisdiction, the Company or Subsidiary Guarantor will at its own expense, promptly obtain and furnish to the Collateral Agent all such opinions of legal counsel as the Collateral Agent may reasonably request in connection with any such security or instrument.

(g)

Commencing on a date no later than 60 days after the Issue Date, the Company and its Restricted Subsidiaries shall keep and maintain each deposit account and each securities account with a financial institution reasonably acceptable to the Collateral Agent and subject to an Account Control Agreement, other than deposit accounts holding in the aggregate less than $10,000,000.

(h)

The Company shall cause every Subsidiary Guarantor to make all filings (including filings of continuation statements and amendments to Uniform Commercial Code financing statements in the United States (or the applicable political subdivision, territory or possession thereof) that may be necessary to continue the effectiveness of such Uniform Commercial Code financing statements) and take all other actions as are reasonably necessary or required by the Collateral Agreements to maintain (at the sole cost and expense of the Subsidiary Guarantors) the security interest created by the Collateral Agreements in the Collateral as a first-priority perfected Lien.

(i)

All references to a “first-priority perfected Lien” in this Section 11.01 shall be understood to be subject to the terms of the Pari Passu Intercreditor Agreement and the Permitted Collateral Liens, if any.

(j)	The Company shall, and shall cause every other Collateral Grantor to, from time to time take the actions required by Section 4.18.

•	Section 11.04. No Impairment of the Security Interests.

The Company shall not, and shall not permit any other Collateral Grantor to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the validity, perfection or priority of the security interests in the Collateral created by the Collateral Agreements (except as permitted in this Indenture, the Pari Passu Intercreditor Agreement or the Collateral Agreements, including any action that would result in a Permitted Collateral Lien).

The following definition will be added to Section 1.01 of the Existing Secured Notes Indenture (which term is currently defined in Section 4.09, which section is otherwise being deleted):

•	“Incur,” “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of.

The following definitions will be deleted from Section 1.01 of the Existing Secured Notes Indenture:

•	“Account Control Agreement” each Account Control Agreement executed and delivered by the Company pursuant to this Indenture, in form and substance satisfactory to the parties thereto.

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•

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

•

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio on a pro forma basis of: (1) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar- Denominated Production Payments, to (2) Consolidated Interest Expense for such period; provided that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be Incurred (and all other Indebtedness Incurred after the first day of such period of four full fiscal quarters referred to in Section 4.09 through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been Incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with Section 4.09 and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with Section 4.09 shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (v) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (vi) if after the first day of the period referred to in clause (1) of this definition the Company has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of the Company within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

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•

“Discharge of Revolving Credit Agreement Obligations” means, except to the extent otherwise provided in the Pari Passu Intercreditor Agreement, payment in full, in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Revolving Credit Agreement Obligations and, with respect to letters of credit outstanding under the Revolving Credit Agreement Obligations, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with the Revolving Credit Agreement and otherwise reasonably satisfactory to the Revolving Credit Agreement Agent, and termination of and payment in full in cash of, all Secured Swap Obligations, in each case after or concurrently with the termination of all commitments to extend credit thereunder and the termination of all commitments of the Revolving Credit Agreement Secured Parties under the Revolving Credit Agreement Documents; provided that the Discharge of Revolving Credit Agreement Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Revolving Credit Agreement Obligations that constitute an exchange or replacement for or a refinancing of such Revolving Credit Agreement Obligations.

•

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under this Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

•	“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 4.04(b)(3) or (b)(4).

•	“Initial Engineering Report” means the engineering report dated as of December 31, 2014, prepared by Lee Keeling & Associates, Inc.

•	“Mortgaged Properties” means any property owned by a Collateral Grantor that is subject to the Liens existing and to exist under the terms of the Mortgages.

•	“Permitted Investments” means any of the following:

(1)	Investments in Cash Equivalents;

(2)	Investments in property, plant and equipment used in the ordinary course of business;

(3)	Investments in the Company or any of its Restricted Subsidiaries;

(4)

Investments by the Company or any of its Restricted Subsidiaries in another Person, if (a) as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Restricted Subsidiary and (b) such other Person is primarily engaged in the Oil and Gas Business;

(5)

entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business;

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(6)

entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company’s or any Restricted Subsidiary’s production, purchases and resales against fluctuations in oil or natural gas prices;

(7)	entry into any currency exchange contract in the ordinary course of business;

(8)

Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to debt owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary;

(9)	guarantees of Indebtedness permitted under Section 4.09;

(10)	investments in Unrestricted Subsidiaries or joint ventures in an aggregate amount not to exceed at any one time outstanding $15,000,000; and

(11)	other Investments, in an aggregate amount not to exceed at any one time outstanding the greater of (a) $25,000,000 and (b) 5% of Adjusted Consolidated Net Tangible Assets.

•	Subsection (25) of the definition of “Permitted Liens”;

(25)      Junior Liens to secure Junior Lien Obligations (a) Incurred under clause (6) of the definition of “Permitted Indebtedness” to refinance, replace, defease or discharge, as a whole or in part, any Existing Unsecured Notes, together with any Permitted Refinancing Indebtedness permitted by clause (6) of the definition of “Permitted Indebtedness” in respect thereof, (b) Incurred in accordance with the Fixed Charge Coverage Ratio test set forth under Section 4.09(a), together with any Permitted Refinancing Indebtedness permitted by clause (6) of the definition of “Permitted Indebtedness” in respect thereof, or (c) incurred under clause (10) of the definition of “Permitted Indebtedness”; provided that Liens incurred under clauses (b) and (c) of this clause (25) do not secure obligations in excess of $200,000,000 in the aggregate;

•

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

•

“Proved Developed Non-Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Non-Producing Reserves.”

•	“Proved Developed Producing Reserves” shall mean oil and gas reserves that in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves”.

•

“Proved Developed Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (1) “Developed Producing Reserves” or (2) “Developed Non-Producing Reserves.”

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•

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (1) “Developed Producing Reserves”, (2) “Developed Non-Producing Reserves” or (3) “Undeveloped Reserves”.

•

“PV-9” means, with respect to any Proved Developed Reserves expected to be produced, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Collateral Grantors’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated by the Revolving Credit Agreement Agent (or, if no Revolving Credit Agreement is then in effect, the Collateral Agent) in its sole and absolute discretion; provided that the PV-9 associated with Proved Developed Non-Producing Reserves shall comprise no more than 25% of total PV-9.

•

“Restricted Investment” means (without duplication) (1) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of “Unrestricted Subsidiary” and (2) any Investment other than a Permitted Investment.

The following provisions of the Existing Secured Notes Indenture will be amended, as shown below (stricken text indicates the portion of such provision that will be eliminated and underlined text indicates language that will be added to such provision):

•	Definition of “Investment” under Section 1.01:

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by such Person to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary at such time. “Investments” shall exclude (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Interest Rate Protection Obligations entered into in the ordinary course of business otherwise as permitted hereunder ~~or as required by any Permitted Indebtedness or any Indebtedness Incurred in compliance with the “Limitation on Indebtedness and Disqualified Capital Stock” covenant~~, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (3) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of.

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•	Section 1.02 Other Definitions.

Term	Defined in Section
“Act”	9.07
~~“Affiliate Transaction”~~	~~4.11~~
“Appendix”	2.01
“Asset Sale Offer”	4.10
“Asset Sale Offer Amount”	3.08
“Asset Sale Offer Notice”	3.08
“Asset Sale Offer Period”	3.08
“Base Indenture”	1.01
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
~~“Covenant Suspension Period”~~	~~4.17~~
“Discharge”	8.08
“Event of Default”	6.01
“Excess Proceeds”	4.10
~~“Incur”~~	~~4.09~~
~~“Investment Grade Rating”~~	~~4.17~~
“Legal Defeasance”	8.02
“Paying Agent”	2.03
~~“Payment Default”~~	~~6.01~~
~~“Payment Restriction”~~	~~4.08~~
~~“Permitted Consideration”~~	~~4.10~~
~~“Permitted Indebtedness”~~	~~4.09~~
“Purchase Date”	3.08
“Register”	2.03
“Registrar”	2.03
~~“Restricted Payments”~~	~~4.07~~
“Successor Guarantor”	5.01
“Surviving Entity”	5.01
~~“Suspended Covenants”~~	~~4.17~~

•	Section 4.10. Limitation on Asset Sales.

(a)	~~The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless:~~

~~(1)~~

~~the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale; and~~

~~(2)~~	~~all of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents, Liquid Securities,~~

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~~Exchanged Properties or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor’s Subsidiary Guarantee), in each case as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable for such liabilities (the “Permitted Consideration”);~~

~~provided that the Company and its Restricted Subsidiaries shall be permitted to receive assets and property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such assets and property other than Permitted Consideration received from Asset Sales since the Issue Date and held by the Company or any Restricted Subsidiary at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets.~~

(b)

The Net Available Cash from Asset Sales by the Company or a Restricted Subsidiary may be applied by the Company or such Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of the Company or a Restricted Subsidiary), to

(1)

purchase, repay or prepay Pari Passu Obligations or other Indebtedness of the Company or any Subsidiary Guarantor secured by Permitted Collateral Liens (and, to the extent required pursuant to the terms of the Revolving Credit Agreement (as in effect on the Issue Date) in the case of revolving obligations, to correspondingly reduce commitments with respect thereto); or

(2)

reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided that if such Asset Sale includes Oil and Gas Properties, after giving effect to such Asset Sale, the Company is in compliance with the Collateral requirements of this Indenture.

(c)

Any Net Available Cash from an Asset Sale not applied in accordance with clause (b) of this Section 4.10 within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10,000,000, the Company will be required to make an offer (the “Asset Sale Offer”) to all Holders of Notes in accordance with Section 3.08 and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds; provided to the extent such Excess Proceeds were received in respect of the sale or transfer of assets that constituted Collateral, an Asset Sale Offer will be made solely to the holders of Pari Passu Obligations. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Purchase Date), and will be payable in cash. If the aggregate principal amount of Notes tendered by Holders thereof exceeds the amount of available Excess Proceeds allocated for repurchases of Notes pursuant to the Asset Sale Offer, then such Excess Proceeds will be allocated pro rata according to the principal amount of the Notes tendered and the Trustee will select the Notes to be purchased in accordance with this Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this clause (c) and provided that all

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Holders of Notes have been given the opportunity to tender their Notes for purchase as described in Section 4.10(d), the Company and its Restricted Subsidiaries may use such remaining amount for purposes permitted by this Indenture and the amount of Excess Proceeds will be reset to zero.

(d)

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Asset Sale Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

•	Section 5.01. Merger, Consolidation, or Sale of Assets.

(a)

The Company will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

(1)

either (i) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to this Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, and pursuant to agreements reasonably satisfactory to the Trustee and the Collateral Agent, as applicable, all the obligations of the Company under the Notes, this Indenture and the other Note Documents to which the Company is a party, and, in each case, such Note Documents shall remain in full force and effect;

(2)

immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes an obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	~~except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company or another Restricted Subsidiary, either:~~

~~(I)~~	~~immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions~~

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~~occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) could Incur $1.00 of additional Indebtedness under Section 4.09(a); or~~

~~(II)~~

~~immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Fixed Charge Coverage Ratio of the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction or transactions;~~

(4)

if the Company is not the continuing obligor under this Indenture, then each Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to this Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to the Surviving Entity’s obligations under this Indenture and the Notes;

(5)

any Collateral owned by or transferred to the Surviving Entity shall (i) continue to constitute Collateral under this Indenture and the Collateral Agreements and (ii) be subject to a Pari Passu Lien in favor of the Collateral Agent for the benefit of the holders of the Pari Passu Obligations;

(6)

the Surviving Entity shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Surviving Entity to be subject to the Pari Passu Liens in the manner and to the extent required under the Collateral Agreements and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, and such other matters as the Trustee or Collateral Agent, as applicable, may reasonably request; and

(7)

the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereto comply with the requirements under this Indenture and that the requirements of this paragraph have been satisfied.

(b)

A Subsidiary Guarantor may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than with respect to a Subsidiary Guarantor, the Company or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists;

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(2)	either:

(I)

(A) such Subsidiary Guarantor is the surviving Person or (B) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Subsidiary Guarantor) unconditionally assumes all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee, this Indenture and all other Note Documents pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee and such other agreements as are reasonably satisfactory to the Trustee and the Collateral Agent; or

(II)	with respect to a Subsidiary Guarantor, such transaction or series of transactions does not violate Section 4.10;

(3)

any Collateral owned by or transferred to the Successor Guarantor shall (i) continue to constitute Collateral under this Indenture and the Collateral Agreements and (ii) be subject to a Pari Passu Lien in favor of the Collateral Agent for the benefit of the holders of the Pari Passu Obligations;

(4)

the Successor Guarantor shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Successor Guarantor to be subject to the Pari Passu Liens in the manner and to the extent required under the Collateral Agreements and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, and such other matters as the Trustee or Collateral Agent, as applicable, may reasonably request; and

(5)

the Company delivers to the Trustee an Officers’ Certificate and opinion of counsel, each stating that such sale or other disposition or merger or consolidation and such supplemental indenture and each such amendment comply with this covenant.

•	Section 6.01. Events of Default.

Each of the following is an “Event of Default”:

(a)	default in any payment of interest with respect to the Notes when due, which default continues for 30 days;

(b)	default in the payment when due (at maturity, upon optional redemption, upon declaration of acceleration or otherwise) of the principal of, or premium, if any, on, the Notes;

(c)	failure by the Company to comply with the provisions described under Section ~~4.10,~~ 4.15 or 5.01;

(d)	(1) except with respect to Section 4.03, failure by the Company or any of the Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25%

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in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any covenant or agreement (other than a default referred to in clauses (a), (b) and (c) above) contained in this Indenture, the Collateral Agreements or the Notes, or (2) failure by the Company for 120 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with Section 4.03;

(e)	~~default under the Revolving Credit Agreement, if that default:~~

~~(1)~~

~~is caused by a failure to pay principal of, or interest or premium, if any, on, any Revolving Credit Agreement Obligation prior to the expiration of the grace period, if any, provided in the Revolving Credit Agreement on the date of such default; or~~

~~(2)~~

~~permits the Revolving Credit Agreement Agent or any Revolving Credit Agreement Secured Parties to accelerate all or any part of the Revolving Credit Agreement Obligations prior to their Stated Maturity,~~

~~provided that if any such default is cured or waived, or the Discharge of Revolving Credit Agreement Obligations occurs, within a period of 30 days from the occurrence of such default, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;~~

(f)

~~default (other than a default referred to in clause (e) above) under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:~~

~~(1)~~

~~is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or~~

~~(2)~~	~~results in the acceleration of such Indebtedness prior to its Stated Maturity,~~

~~and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25,000,000 or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;~~

~~failure by the Company or any of the Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25,000,000, which judgments are not paid, discharged or stayed for a period of 60 days;~~

(g)	~~the occurrence of the following:~~

~~(1)~~	~~except as permitted by the Note Documents, any Collateral Agreement establishing the Pari Passu Liens ceases for any reason to be enforceable; provided that it will not be an~~

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~~Event of Default under this clause (g)(1) if the sole result of the failure of one or more Collateral Agreements to be fully enforceable is that any Pari Passu Lien purported to be granted under such Collateral Agreements on Collateral, individually or in the aggregate, having a fair market value of not more than $10,000,000, ceases to be an enforceable and perfected first-priority Lien, subject only to the payment priorities in favor of the holders of Revolving Credit Agreement Obligations pursuant to the terms of the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens; provided, further, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;~~

~~(2)~~

~~except as permitted by the Note Documents, any Pari Passu Lien purported to be granted under any Collateral Agreement on Collateral, individually or in the aggregate, having a fair market value in excess of $10,000,000, ceases to be an enforceable and perfected first-priority Lien, subject only to the payment priorities in favor of the holders of Revolving Credit Agreement Obligations pursuant to the terms of the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; and~~

~~(3)~~

~~the Company or any other Collateral Grantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Collateral Grantor set forth in or arising under any Collateral Agreement establishing Pari Passu Liens;~~

(h)

except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person duly acting on behalf of any such Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

(i)

the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(1)	commences a voluntary case,

(2)	consents in writing to the entry of an order for relief against it in an involuntary case,

(3)	consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(4)	makes a general assignment for the benefit of its creditors, or

(5)	admits in writing it generally is not paying its debts as they become due; or

(j)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)

is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case;

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(2)

appoints a Custodian (x) of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or (y) for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(3)

orders the liquidation of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Effect of Deleted Sections

The Proposed Amendments will provide that failure to comply with the terms of any of the foregoing deleted sections or subsections of the Existing Secured Notes Indenture shall no longer constitute a Default or an Event of Default under such Existing Secured Notes Indenture, and shall no longer have any other consequence under the Existing Secured Notes Indenture. The Proposed Amendments will also amend the Existing Secured Notes Indenture to provide that provisions in the Existing Secured Notes Indenture that authorize action by the Company or any Subsidiary Guarantor when permitted by a deleted section or which is to be done in accordance with a deleted section, shall be deemed to permit such action (unless prohibited by such deleted section or performed in a way consistent with such section), and, otherwise, references in the Existing Secured Notes Indenture to deleted provisions shall also no longer have any effect or consequence under the Existing Secured Notes Indenture.

Terms of the Existing 2020 Notes Indenture and the Existing 2019 Notes Indenture to be Modified by the
Proposed Amendments

The following Sections of each of the Existing 2020 Notes Indenture and the Existing 2019 Notes Indenture will be deleted under the Proposed Amendments:

•	Section 9.10 Limitation on Restricted Payments.

(a)	The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

(i)

declare or pay any dividend on, or make any distribution to holders of, any shares of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

(ii)

purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock (other than the purchase, redemption, acquisition or retirement of any Disqualified Capital Stock of the Company solely in shares of Qualified Capital Stock of the Company);

(iii)

make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except in any case out of the proceeds of Permitted Refinancing Indebtedness, or

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(iv)	make any Restricted Investment;

(such payments or other actions described in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to the proposed Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing;

(2)	the Company could incur $1.00 of additional Indebtedness in accordance with Section 9.12(a) hereof; and

(3)	the aggregate amount of all Restricted Payments declared or made after January 1, 2004 shall not exceed the sum (without duplication) of the following:

(A)

50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, 2004 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income shall be a loss, minus 100% of such loss); plus

(B)

the aggregate Net Cash Proceeds, or the Fair Market Value of Property other than cash, received after January 1, 2004 by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company; plus

(C)

the aggregate Net Cash Proceeds, or the Fair Market Value of Property other than cash, received after January 1, 2004 by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company; plus

(D)

the aggregate Net Cash Proceeds received after January 1, 2004 by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange; plus

(E)

to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after January 1, 2004 from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to

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exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after January 1, 2004.

(b)

Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses (3), (4), (5) and (7) below) no Default or Event of Default shall have occurred and be continuing:

(1)	the payment of any dividend on any Capital Stock of the Company within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (a) above);

(2)	the payment of any dividend payable from a Restricted Subsidiary to the Company or any other Restricted Subsidiary of the Company;

(3)

the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

(4)

the repurchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

(5)

the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of the Company so long as (a) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (b) such new Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and (c) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Notes;

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(6)

loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors of the Company in an aggregate amount not to exceed $1,000,000 outstanding at any one time, the proceeds of which are used solely (a) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options, or (b) to refinance loans, together with accrued interest thereon, made pursuant to item (a) of this clause (6); and

(7)	other Restricted Payments in an aggregate amount not to exceed $10,000,000.

The actions described in clauses (1), (3), (4) and (6) of this paragraph (b) shall be Restricted Payments that shall be permitted to be made in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) (provided that any dividend paid pursuant to clause (1) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (1)), and the actions described in clauses (2), (5) and (7) of this paragraph (b) shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

(c)

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d)

In computing Consolidated Net Income under paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income of the Company for any period.

•	Section 9.12 Limitation on Indebtedness and Disqualified Capital Stock.

(a)

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, “incur”) any Indebtedness (including any Acquired Indebtedness), and the Company shall not, and shall not permit any of its Restricted Subsidiaries to, issue any Disqualified Capital Stock (except for the issuance by the Company of Disqualified Capital Stock (a) which is redeemable at the Company’s option in cash or Qualified Capital Stock and (b) the dividends on which are payable at the Company’s option in cash or Qualified Capital Stock); provided however, that the Company and its Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness or issue shares of Disqualified Capital Stock if (i) at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to

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or greater than 2.25 to 1.0 and (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Capital Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Capital Stock.

(b)	Notwithstanding the prohibitions of Section 9.12(a), the Company and its Restricted Subsidiaries may incur any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)

Priority Credit Facility Debt in an aggregate amount at any one time outstanding not to exceed the greater of (a) the Borrowing Base under the Bank Credit Agreement at such time less the sum of all repayments of principal of Priority Credit Facility Debt made pursuant to Section 9.17 hereof and (b) 25% of Adjusted Consolidated Net Tangible Assets; provided, however, that Indebtedness and Disqualified Capital Stock of Restricted

Subsidiaries that are not Subsidiary Guarantors shall not at any time constitute more than 50% of all Priority Credit Facility Debt otherwise permitted under this clause (1);

(2)	Indebtedness under the Notes (excluding any Additional Notes);

(3)	Indebtedness outstanding or in effect on the Issue Date (and not repaid or defeased with the proceeds of the offering of the Notes);

(4)

obligations pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; hedging arrangements entered into in the ordinary course of business for the purpose of protecting production, purchases and resales against fluctuations in oil or natural gas prices; and any guarantee of any of the foregoing;

(5)	the Subsidiary Guarantees (and any assumption of the obligations guaranteed thereby);

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)

if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(b)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

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(7)	Permitted Refinancing Indebtedness and any guarantee thereof;

(8)	Non-Recourse Indebtedness;

(9)	in kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business;

(10)

Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed); and

(11)	any additional Indebtedness in an aggregate principal amount not in excess of $75,000,000 at any one time outstanding and any guarantee thereof.

(c)

For purposes of determining compliance with this Section 9.12, in the event that an item of Indebtedness meets the criteria of one or more of the categories of Permitted Indebtedness described in paragraphs (b)(1) through (b)(11) above or is entitled to be incurred pursuant to Section 9.12(a), the Company may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses of the definition of Permitted Indebtedness or the proviso of the foregoing sentence and an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness permitted hereunder; provided that all Indebtedness outstanding on the Issue Date under the [Bank][1] Credit Agreement shall be deemed incurred under paragraph (b)(1) above and not under paragraph (b)(3) above.

(d)

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 9.12. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(e)

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued interest on the Indebtedness being refinanced and the amount of all expenses and premiums incurred in connection therewith).

1 Due to a scrivener’s error, the bracketed word was omitted from Section 9.12 of the Existing 2019 Notes Indenture.

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(f)

The amount of any guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Company or one or more Restricted Subsidiaries shall not be deemed to be outstanding or incurred for purposes of this Section 9.12 in addition to the amount of Indebtedness which it guarantees.

(g)

For purposes of this Section 9.12, Indebtedness of any Person that becomes a Restricted Subsidiary by merger, consolidation or other acquisition shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary.

(h)

Notwithstanding any other provision of this Section 9.12, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 9.12 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

•	Section 9.14 Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries.

The Company (a) shall not permit any Restricted Subsidiary to issue or sell any Preferred Stock to any Person other than to the Company or one of its Wholly Owned Restricted Subsidiaries and (b) shall not permit any Person other than the Company or one of its Wholly Owned Restricted Subsidiaries to own any Preferred Stock of any other Restricted Subsidiary except, in each case, for (i) the Preferred Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or (ii) a sale of Preferred Stock in connection with the sale of all of the Capital Stock of a Restricted Subsidiary owned by the Company or its Subsidiaries effected in accordance with Section 9.17 hereof.

•	Section 9.15 Limitation on Liens.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, upon any of their respective Properties, whether now owned or acquired after the Issue Date, or any income or profits therefrom, or assign or convey any right to receive income thereon, unless (a) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a lien on such Property or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are directly secured equally and ratably with the obligation or liability secured by such Lien.

•	Section 9.18 Limitation on Transactions with Affiliates.

(a)

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of Property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) (each, an “Affiliate Transaction”), unless:

(1)

such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm’s-length dealings with an unrelated third party; and

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(2)	the Company delivers to the Trustee:

(a)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000 but no greater than $25,000,000, an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this Section 9.18; and

(b)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this Section 9.18 and that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Disinterested Directors of Comstock.

(b)	The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 9.18(a):

(1)

loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $1,000,000 outstanding at any one time;

(2)

indemnities of officers, directors, employees and other agents of the Company or any Restricted Subsidiary permitted by corporate charter or other organizational document, bylaw or statutory provisions;

(3)	the payment of reasonable and customary fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate,

(4)	the Company’s employee compensation and other benefit arrangements;

(5)

transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture; and

(6)	any Restricted Payment permitted to be paid pursuant Section 9.10.

•	Section 9.19 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary: (a) to pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or make payments on any Indebtedness owed, to the Company or any other Restricted Subsidiary, (b) to make loans or advances to the Company or any other Restricted Subsidiary or (c) to transfer any of its Property to the Company or any other Restricted Subsidiary (any such restrictions being collectively referred to herein as a “Payment Restriction”). However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, or customary restrictions in licenses relating to the Property covered thereby and entered into in the ordinary course of business;

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(2)

any instrument governing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any other Person, other than the Person, or the Property of the Person, so acquired, provided that such Indebtedness was not incurred in anticipation of such acquisition;

(3)

any instrument governing Indebtedness or Disqualified Capital Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, provided that (a) such Indebtedness or Disqualified Capital Stock is permitted under Section 9.12 and (b) the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Bank Credit Agreement and the Indenture as in effect on the Issue Date;

(4)

the Bank Credit Agreement as in effect on the Issue Date or any agreement that amends, modifies, supplements, restates, extends, renews, refinances or replaces the Bank Credit Agreement, provided that the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Bank Credit Agreement as in effect on the Issue Date;

(5)	this Indenture, the Notes and the Subsidiary Guarantees; or

(6)

[Existing 2020 Notes Indenture: the indenture governing the Company’s existing 8 3/8% Senior Notes due 2017, 7 3/4% Senior Notes due 2019, and any subsidiary guarantees thereof, in each case as in effect on the Issue Date.] [Existing 2019 Notes Indenture: the indenture governing the Company’s existing 6 7/8% Senior Notes due 2012, 8 3/8% Senior Notes due 2017 and any subsidiary guarantees thereof, in each case as in effect on the Issue Date.]

•	Section 9.20 Limitation on Sale and Leaseback Transactions.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless (1) the Company or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction or (2) the Company or such Restricted Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the Fair Market Value thereof and such proceeds are applied in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale.

The following definitions will be deleted from Section 2.01 of the Existing 2020 Notes Indenture and the Existing 2019 Notes Indenture:

•

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with acquisitions of Properties from such Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of Properties from such Person.

•

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment

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(including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

•

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio on a pro forma basis of (1) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (2) Consolidated Interest Expense for such period; provided, however, that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis on the assumptions that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in Section 9.12(a) hereof through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any Properties outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with Section 9.12(a) hereof and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with Section 9.12(a) hereof shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this provision, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (v) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (vi) if after the first day of the period referred to in clause (1) of this definition the Company has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of the Company within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

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•

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding:

(1)	net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2)	net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

(3)

the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions are attributable to net income (or net loss) of such Person during such period or during any prior period);

(4)

the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(5)	dividends paid in Qualified Capital Stock;

(6)	income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary;

(7)	Consolidated Exploration Expenses and any write-downs or impairments of non-current assets; and

(8)	the cumulative effect of a change in accounting principles.

•

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).

•

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a Board Resolution hereunder, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

•

“Permitted Refinancing Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer or Prepayment Offer) outstanding Indebtedness of the Company or any Restricted Subsidiary, provided that (1) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the Notes or the Subsidiary Guarantees, then such Indebtedness is pari passu with or

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subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (2) such Indebtedness has a Stated Maturity for its final scheduled principal payment that is no earlier than the Stated Maturity for the final scheduled principal payment of the Indebtedness being renewed, extended, refinanced, refunded or repurchased and (3) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of any premium required to be paid in connection with such renewal, extension, refinancing, refunding or repurchase pursuant to the terms of the Indebtedness being renewed, extended, refinanced, refunded or repurchased or the amount of any premium reasonably determined by the Company as necessary to accomplish such renewal, extension, refinancing, refunding or repurchase, plus the amount of reasonable fees and expenses incurred by the Company or such Restricted Subsidiary in connection therewith.

•

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the Issue Date, including, without limitation, all classes and series of preferred or preference stock of such Person.

•

“Restricted Investment” means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of “Unrestricted Subsidiary” and (ii) any Investment other than a Permitted Investment.

The following provisions of the Existing 2020 Notes Indenture and the Existing 2019 Notes Indenture will be amended, as shown below (stricken text indicates the portion of such provision that will be eliminated and underlined text indicates language that will be added to such provision):

•	Definition of “Bank Credit Agreement” under Section 2.1:

“Bank Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of November 30, 2010 among the Company, as Borrower, the lenders party thereto from time to time, Bank of Montreal, as Administrative Agent and Issuing Bank, Bank of America, N.A., as Syndication Agent, and Comerica Bank, JP Morgan Chase Bank, N.A. and Union Bank of California, N.A., as Co-Documentation Agents, and together with all related documents executed or delivered pursuant thereto at any time (including, without limitation, all mortgages, deeds of trust, guarantees, security agreements and all other collateral and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including into two or more separate credit facilities, and including increasing the amount of available borrowings thereunder ~~provided that such increase in borrowings is within the definition of “Permitted Indebtedness” or is otherwise permitted under Section 9.12)~~ or adding Subsidiaries as additional borrowers or guarantors thereunder and all or any portion of the Indebtedness and other Obligations under such agreement or agreements or any successor or replacement agreement or agreements, and whether by the same or any other agent(s), lender(s) or group(s) of lenders.

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•	Definition of “Investment” under Section 2.1:

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by such Person to (by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary at such time. “Investments” shall exclude (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Interest Rate Protection Obligations entered into in the ordinary course of business or as permitted hereunder ~~required by any Permitted Indebtedness or any Indebtedness incurred in compliance with Section 9.12 hereof~~, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (3) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of.

•	Subsection (1) of the definition of “Permitted Liens” under Section 2.1:

(1)        Liens securing Indebtedness of the Company or any Restricted Subsidiary that constitutes Priority Credit Facility Debt ~~permitted pursuant to clause (1) of the definition of “Permitted Indebtedness”~~;

•	Definition of “Priority Credit Facility Debt” under Section 2.1:

“Priority Credit Facility Debt” means, collectively, (1) Indebtedness of the Company or any Restricted Subsidiary (including, without limitation, Indebtedness under the Bank Credit Agreement) secured by Liens not otherwise permitted under any of clauses (2) through (25), inclusive, of the definition of “Permitted Liens,” and (2) other Indebtedness or Disqualified Capital Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor. ~~For purposes of clause (1) of the definition of “Permitted Indebtedness,” Priority Credit Facility Debt shall be calculated, at any time of determination, (a) in the case of Indebtedness under the Bank Credit Agreement or Indebtedness under any other instrument or agreement, with reference to the aggregate principal amount outstanding thereunder at such time, excluding all interest, fees and other Obligations under such facility, instrument or agreement, and (b) in the case of Disqualified Capital Stock, in the manner specified in the definition of “Disqualified Capital Stock.”~~

•	Definition of “Unrestricted Subsidiary” under Section 2.1:

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and (c) such

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designation ~~as an Unrestricted Subsidiary would be permitted under Section 9.10 hereof; and (d) such designation~~ shall not result in the creation or imposition of any Lien on any of the Properties of the Company or any Restricted Subsidiary (other than any Permitted Lien ~~or any Lien the creation or imposition of which shall have been in compliance with Section 9.15 hereof)~~; provided, however, that with respect to clause (a), the Company or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (i) such liability constituted a Permitted Investment ~~or a Restricted Payment permitted by Section 9.10 hereof, in each case~~ at the time of incurrence, or (ii) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. If at any time any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, on a pro forma basis, ~~(i)~~ no Default or Event of Default shall have occurred and be continuing~~, (ii) the Company could incur $1.00 of additional Indebtedness under Section 9.12(a) hereof and (iii) if any of the Properties of the Company or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with Section 9.15 hereof~~.

•	Section 2.2 Other Definitions.

Term	Defined in

~~“Affiliate Transaction”~~	~~9.18(a)~~
“Agent Members”	3.2(b)
“Change of Control Notice”	9.16(c)
“Change of Control Offer”	9.16(a)
“Change of Control Purchase Date”	9.16(c)
“Change of Control Purchase Price”	9.16(a)
“Excess Proceeds”	9.17(b)
“Funding Guarantor”	12.5
“Global Note”	3.2(a)
“Investment Grade Ratings”	9.21
“Offer Amount”	9.17(c)
“Offer Period”	9.17(c)
“Paying Agent”	3.4
~~“Payment Restriction”~~	~~9.19~~
“Permitted Consideration”	9.17(a)
~~“Permitted Indebtedness”~~	~~9.12(b)~~
“Prepayment Offer”	9.17(b)
“Prepayment Offer Notice”	9.17(c)
“Purchase Date”	9.17(c)
“Register”	3.4
“Registrar”	3.4
~~“Restricted Payment”~~	~~9.10(a)~~
“Reversion Date”	9.21
“Surviving Entity”	7.1(a)
“Suspended Covenants”	9.21
“Suspension Date”	9.21
“Suspension Period”	9.21

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•	Section 5.1 Events of Default.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)

default in the payment of the principal of or premium, if any, on any of the Notes when the same becomes due and payable, whether such payment is due at Stated Maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Prepayment Offer, upon acceleration or otherwise; or

(b)	default in the payment of any installment of interest on any of the Notes, when it becomes due and payable, and the continuance of such default for a period of 30 days; or

(c)

default in the performance or breach of the provisions of Article VII hereof, the failure to make or consummate a Change of Control Offer in accordance with the provisions of Section 9.16 or the failure to make or consummate a Prepayment Offer in accordance with the provisions of Section 9.17; or

(d)

the Company or any Subsidiary Guarantor shall fail to comply with the provisions of Section 9.9 for a period of 90 days after written notice of such failure stating that it is a “notice of default” hereunder shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding); or

(e)

the Company or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Notes, any Subsidiary Guarantee or the Indenture (other than a default specified in subparagraph (a), (b), (c) or (d) above) for a period of 60 days after written notice of such failure stating that it is a “notice of default” hereunder shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding; or

(f)

~~the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of (or premium, if any, on) or interest on any Indebtedness of the Company (other than the Notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, shall exceed $50,000,000; or~~

(g)

any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect (except pursuant to the release of any such Subsidiary Guarantee in accordance with this Indenture); or

(h)

~~failure by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary to pay final judgments or orders rendered against the Company or any Subsidiary Guarantor or any other Restricted Subsidiary aggregating in excess of $50,000,000 (net of any amounts covered by insurance with a reputable and creditworthy insurance company that has not disclaimed liability)~~

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~~and either (a) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (b) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or~~

(i)

the entry of a decree or order by a court having jurisdiction in the premises (a) for relief in respect of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) adjudging the Company or any Subsidiary Guarantor or any other Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary under the Federal Bankruptcy Code or any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(j)

the commencement by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary of a voluntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary in furtherance of any such action.

•	Section 7.1 Company May Consolidate, etc., Only on Certain Terms.

The Company shall not, in any single transaction or a series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all the Properties of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company shall not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Properties of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

(a)

either (i) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the Properties of the Company or

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its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being called the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by an indenture supplemental to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect;

(b)

immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction or transactions as having been incurred at the time of such transaction or transactions), no Default or Event of Default shall have occurred and be continuing;

(c)	~~except in the case of the consolidation or merger of the Company with or into a Restricted Subsidiary or any Restricted Subsidiary with or into the Company or another Restricted Subsidiary, either~~

~~(i)~~

~~immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four full fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under Section 9.12(a) hereof; or~~

~~(ii)~~

~~immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Fixed Charge Coverage Ratio of the Company (or the Surviving Entity if Comstock is not the continuing obligor under the Indenture) will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction or transactions;~~

(d)

if the Company is not the continuing obligor under the Indenture, then each Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to the Surviving Entity’s obligations under the Indenture and the Notes;

(e)

if any of the Properties of the Company or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with Section 9.15 hereof; and

(f)

the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, (i) an Officers’ Certificate stating that such consolidation, merger, conveyance, transfer,

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lease or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and (ii) an Opinion of Counsel stating that the requirements of Section 7.1(a) hereof have been satisfied.

•	Section 9.21 Covenant Suspension.

Following any day (a “Suspension Date”) that (a) the Notes have a rating equal to or higher than BBB- (or the equivalent) by S&P and a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (“Investment Grade Ratings”), (b) follows a date on which the Notes do not have Investment Grade Ratings, and (c) no Default or Event of Default has occurred and is continuing under this Indenture, the Company and its Restricted Subsidiaries shall not be subject to the covenants described in Section~~s 7.1(c), 9.10, 9.12, 9.14,~~ 9.17~~, 9.18 and 9.19~~ (~~collectively,~~ the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence, and on any subsequent date the Notes fail to have Investment Grade Ratings, or a Default or Event of Default occurs and is continuing, then immediately after such date (a “Reversion Date”), the Suspended Covenants will again be in effect with respect to future events, unless and until a subsequent Suspension Date occurs. The period between a Suspension Date and a Reversion Date is referred to in this Indenture as a “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during any Suspension Period. ~~Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 9.10 will be made as though the covenants described under Section 9.10 had been in effect since the Issue Date and throughout the Suspension Period.~~ During any Suspension Period, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture. [The Company shall give the Trustee prompt written notification upon the occurrence of a Suspension Date or a Reversion Date.]2

Effect of Deleted Sections

The Proposed Amendments will provide that failure to comply with the terms of any of the foregoing deleted sections or subsections of the Existing 2020 Notes Indenture and the Existing 2019 Notes Indenture shall no longer constitute a Default or an Event of Default under such Existing 2020 Notes Indenture or such Existing 2019 Notes Indenture, as applicable, and shall no longer have any other consequence under the respective Existing Indenture. The Proposed Amendments will also amend the Existing 2020 Notes Indenture and the Existing 2019 Notes Indenture to provide that provisions in the Existing 2020 Notes Indenture and the Existing 2019 Notes Indenture that authorize action by the Company or any Subsidiary Guarantor when permitted by a deleted section or which is to be done in accordance with a deleted section, shall be deemed to permit such action (unless prohibited by such deleted section or performed in a way consistent with such section), and, otherwise, references in the Existing 2020 Notes Indenture and the Existing 2019 Notes Indenture to deleted provisions shall also no longer have any effect or consequence under such Existing Indenture.

2 Bracketed language will be added to Section 9.21 of the Existing 2019 Notes Indenture under the Proposed Amendments. Bracketed language is already contained in Section 9.21 of the Existing 2020 Notes Indenture.

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COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS INDEX

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2016	December 31, 2015
	(In thousands)
ASSETS

Cash and Cash Equivalents	$67,412	$134,006
Accounts Receivable:
Oil and gas sales	16,075	15,241
Joint interest operations	2,387	3,552
Derivative Financial Instruments	—	1,446
Assets Held for Sale	42,542	—
Other Current Assets	2,339	1,993

Total current assets	130,755	156,238
Property and Equipment:
Unproved oil and gas properties	76,391	84,144
Oil and gas properties, successful efforts method	3,768,602	4,332,222
Other	19,532	19,521
Accumulated depreciation, depletion and amortization	(2,949,175)	(3,397,467)

Net property and equipment	915,350	1,038,420
Other Assets	1,121	1,192

	$1,047,226	$1,195,850

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Accounts Payable	$46,601	$57,276
Accrued Liabilities	40,220	38,444

Total current liabilities	86,821	95,720
Long-term Debt	1,145,190	1,249,330
Deferred Income Taxes	6,510	1,965
Reserve for Future Abandonment Costs	15,972	20,093

Total liabilities	1,254,493	1,367,108
Commitments and Contingencies
Stockholders’ Deficit:
Common stock — $0.50 par, 50,000,000 shares authorized, 12,504,562 and 9,544,035 shares outstanding at June 30, 2016 and December 31, 2015, respectively	6,253	4,772
Additional paid-in capital	518,905	504,670
Accumulated deficit	(732,425)	(680,700)

Total stockholders’ deficit	(207,267)	(171,258)

	$1,047,226	$1,195,850

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
Revenues:
Natural gas sales	$25,727	$26,188	$50,874	$46,757
Oil sales	14,988	51,124	26,004	97,077

Total oil and gas sales	40,715	77,312	76,878	143,834

Operating expenses:
Production taxes	1,327	3,807	2,513	6,781
Gathering and transportation	4,025	3,260	8,390	6,113
Lease operating	12,988	17,827	25,948	32,963
Exploration	—	23,040	7,753	65,269
Depreciation, depletion and amortization	36,029	90,573	74,865	182,462
General and administrative	5,663	7,176	11,238	15,142
Impairment of oil and gas properties	1,742	1,984	24,460	2,387
Net loss on sales and exchange of oil and gas properties	1,647	111,830	907	111,830

Total operating expenses	63,421	259,497	156,074	422,947

Operating loss	(22,706)	(182,185)	(79,196)	(279,113)

Other income (expenses):
Net gain on extinguishment of debt	56,196	7,267	89,576	4,532
Gain on derivative financial instruments	18	627	674	627
Other income	314	356	595	643
Interest expense	(28,882)	(33,807)	(58,826)	(54,561)

Total other income (expenses)	27,646	(25,557)	32,019	(48,759)

Income (loss) before income taxes	4,940	(207,742)	(47,177)	(327,872)
(Provision for) benefit from income taxes	(88)	72,674	(4,548)	114,302

Net income (loss)	$4,852	$(135,068)	$(51,725)	$(213,570)

Net income (loss) per share — basic and diluted	$0.41	$(14.64)	$(4.82)	$(23.18)

Weighted average shares outstanding — basic and diluted	11,557	9,224	10,729	9,215

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

For the Six Months Ended June 30, 2016

(Unaudited)

	Common Stock (Shares)	Common Stock – Par Value	Additional Paid-in Capital	Accumulated Deficit	Total
	(In thousands)

Balance at January 1, 2016	9,544	$4,772	$504,670	$(680,700)	$(171,258)
Stock-based compensation	232	116	2,377	—	2,493
Restricted stock used for tax withholdings	(42)	(21)	(292)	—	(313)
Stock issued in exchange for debt	2,771	1,386	12,150	—	13,536
Net loss	—	—	—	(51,725)	(51,725)

Balance at June 30, 2016	12,505	$6,253	$518,905	$(732,425)	$(207,267)

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2016	2015
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(51,725)	$(213,570)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Net loss on sales and exchange of oil and gas properties	907	111,830
Deferred income taxes	4,519	(114,785)
Leasehold impairments and other exploration costs	7,753	65,269
Impairment of oil and gas properties	24,460	2,387
Depreciation, depletion and amortization	74,865	182,462
Gain on derivative financial instruments	(674)	(627)
Settlements of derivative financial instruments	2,120	—
Net gain on extinguishment of debt	(89,576)	(4,532)
Amortization of debt discount, premium and issuance costs	2,533	2,564
Stock-based compensation	2,493	3,982
Excess income taxes from stock-based compensation	—	1,903
Decrease in accounts receivable	331	17,125
Decrease (increase) in other current assets	(346)	7,600
Decrease in accounts payable and accrued liabilities	(8,864)	(37,370)

Net cash provided by (used for) operating activities	(31,204)	24,238

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,654)	(197,263)
Proceeds from asset sales	2,067	—

Net cash used for investing activities	(31,587)	(197,263)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings	—	740,000
Payments to retire debt	(3,397)	(420,288)
Debt and equity issuance costs	(93)	(16,115)
Tax withholdings related to restricted stock	(313)	(526)
Excess income taxes from stock-based compensation	—	(1,903)

Net cash provided by (used for) financing activities	(3,803)	301,168

Net increase (decrease) in cash and cash equivalents	(66,594)	128,143
Cash and cash equivalents, beginning of period	134,006	2,071

Cash and cash equivalents, end of period	$67,412	$130,214

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES —

Basis of Presentation

In management’s opinion, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position of Comstock Resources, Inc. and subsidiaries (“Comstock” or the “Company”) as of June 30, 2016, the related results of operations for the three and six months ended June 30, 2016 and 2015, and cash flows for the six months ended June 30, 2016 and 2015. Net loss and comprehensive loss are the same in all periods presented. All adjustments are of a normal recurring nature unless otherwise disclosed.

The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to those rules and regulations, although Comstock believes that the disclosures made are adequate to make the information presented not misleading. These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in Comstock’s Annual Report on Form 10-K for the year ended December 31, 2015 and its current report on Form 8-K dated August 1, 2016.

The results of operations for the three and six months ended June 30, 2016 are not necessarily an indication of the results expected for the full year.

These unaudited consolidated financial statements include the accounts of Comstock and its wholly-owned and controlled subsidiaries.

On July 19, 2016, the Company announced a one-for-five (1:5) reverse split of its issued and outstanding common stock which became effective on July 29, 2016. All amounts disclosed in these financial statements have been adjusted to give effect to the effect of this reverse stock split in all periods.

Property and Equipment

The Company follows the successful efforts method of accounting for its oil and gas properties. Costs incurred to acquire oil and gas leasehold are capitalized.

At June 30, 2016, the Company reflected certain of its natural gas properties located in South Texas as assets held for sale in the accompanying consolidated balance sheet. The Company engaged financial advisors in February 2016 to sell the properties. At June 30, 2016, these assets were reflected on the balance sheet at $42.5 million, representing their estimated net realizable value on a sale less costs to sell. The Company has recognized an impairment charge of $20.8 million during the six months ended June 30, 2016 to adjust the carrying value of these assets to their net realizable value. The impairment, which is a Level 3 fair value measurement, was computed using a discounted cash flow valuation approach which is consistent with the Company’s methodology for determining impairments of its proved oil and gas properties. The asset retirement obligation related to these properties of $3.4 million is included in accrued liabilities at June 30, 2016. In June 30, 2015, Comstock entered into an agreement to sell certain of its oil and gas properties located in and near Burleson County, Texas to a third party. This sale closed on July 22, 2015 with an effective date of May 1, 2015 and the Company received net proceeds from this sale of $102.5 million in the third quarter of 2015. The Company recognized a loss on this sale of $111.8 million in the three months and six months ended June 30, 2015 operating results.

Results of operations for the properties that were sold or are being held for sale were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)
Total oil and gas sales	$1,728	$14,208	$3,528	$22,755
Total operating expenses(1)	(1,712)	(18,616)	(3,399)	(72,977)

Operating income (loss)	$16	$(4,408)	$129	$(50,222)

(1)

Includes direct operating expenses, depreciation, depletion and amortization and exploration expense. Excludes interest expense, general and administrative expenses and depreciation, depletion and amortization expense subsequent to the date the assets were designated as held for sale.

In January 2016, the Company exchanged certain oil and gas properties with another operator in a non-monetary exchange. Under the exchange, the Company received 3,637 net acres in DeSoto Parish, Louisiana, prospective for the Haynesville shale, including four producing wells (3.5 net). The Company exchanged 2,547 net acres in Atascosa County, Texas, including seven producing wells (5.3 net) for the Haynesville shale properties. The Company recognized a gain of $0.7 million on this transaction which is included in the net loss on sales and exchange of oil and gas properties for the six months ended June 30, 2016. The Company also sold certain oil and gas properties during the first six months of 2016 for total proceeds of $2.1 million. The Company recognized a loss of $1.6 million on these divestitures.

Unproved oil and gas properties are periodically assessed and any impairment in value is charged to exploration expense. The costs of unproved properties which are determined to be productive are transferred to oil and gas properties and amortized on an equivalent unit-of-production basis. The Company recognized impairment charges in exploration expense and $23.0 million during the three months ended June 30, 2015 and $7.8 million and $63.5 million during the six months ended June 30, 2016 and 2015, respectively, related to certain leases that the Company currently does not plan to develop. No unproved impairments were recognized during the three months ended June 30, 2016.

The Company also assesses the need for an impairment of the capitalized costs for its proved oil and gas properties on a property basis. Reductions to management’s oil and natural gas price outlooks in 2016 and 2015 resulted in indications of impairment of certain of the Company’s properties. Accordingly, the Company recognized additional impairments of its oil and gas properties of $1.7 million and $2 million for the three months ended June 30, 2016 and 2015, respectively, and $3.7 million and $2.4 million for the six months ended June 30, 2016 and 2015, respectively, to reduce the carrying value of these properties to their estimated fair value.

The Company determines the fair values of its oil and gas properties using a discounted cash flow model and proved and risk adjusted probable reserves. Undrilled acreage can also be valued based on sales transactions in comparable areas. Significant Level 3 assumptions associated with the calculation of discounted future cash flows included in the cash flow model include management’s outlook for oil and natural gas prices, production costs, capital expenditures, and future production as well as estimated proved reserves and risk-adjusted probable reserves. Management’s oil and natural gas price outlook is developed based on third-party longer-term price forecasts as of each measurement date. The expected future net cash flows are discounted using an appropriate discount rate in determining a property’s fair value.

It is reasonably possible that the Company’s estimates of undiscounted future net cash flows attributable to its oil and gas properties may change in the future. The primary factors that may affect estimates of future cash flows include future adjustments, both positive and negative, to proved and appropriate risk-adjusted probable oil and gas reserves, results of future drilling activities, future prices for oil and natural gas, and increases or decreases in production and capital costs. As a result of these changes, or if in the future the Company does not have access to sufficient capital to develop any undrilled reserves used in its assessment, there may be further impairments in the carrying values of these or other properties.

Accrued Liabilities

Accrued liabilities at June 30, 2016 and December 31, 2015 consist of the following:

	As of June 30, 2016	As of December 31, 2015
	(In thousands)
Accrued interest	$26,892	$29,075
Accrued drilling costs	2,005	5,306
Accrued ad valorem taxes	2,400	—
Asset retirement obligation of assets held for sale	3,442	—
Other accrued liabilities	5,481	4,063

	$40,220	$38,444

Reserve for Future Abandonment Costs

Comstock’s asset retirement obligations relate to future plugging and abandonment expenses on its oil and gas properties and related facilities disposal. The following table summarizes the changes in Comstock’s total estimated liability for such obligations during the six months ended June 30, 2016 and 2015:

	Six Months Ended June 30,
	2016	2015
	(In thousands)
Future abandonment costs — beginning of period	$20,093	$14,900
Accretion expense	496	401
New wells placed on production	2	262
Assets held for sale	(3,442)	(628)
Liabilities settled and assets disposed of	(1,177)	—

Future abandonment costs — end of period	$15,972	$14,935

Derivative Financial Instruments and Hedging Activities

Comstock periodically uses swaps, floors and collars to hedge oil and natural gas prices and interest rates. Swaps are settled monthly based on differences between the prices specified in the instruments and the settlement prices of futures contracts. Generally, when the applicable settlement price is less than the price specified in the contract, Comstock receives a settlement from the counterparty based on the difference multiplied by the volume or amounts hedged. Similarly, when the applicable settlement price exceeds the price specified in the contract, Comstock pays the counterparty based on the difference. Comstock generally receives a settlement from the counterparty for floors when the applicable settlement price is less than the price specified in the contract, which is based on the difference multiplied by the volumes hedged. For collars, generally Comstock receives a settlement from the counterparty when the settlement price is below the floor and pays a settlement to the counterparty when the settlement price exceeds the cap. No settlement occurs when the settlement price falls between the floor and cap. All of the Company’s derivative financial instruments are used for risk management purposes and, by policy, none are held for trading or speculative purposes. Comstock minimizes credit risk to counterparties of its derivative financial instruments through formal credit policies, monitoring procedures, and diversification. All of Comstock’s derivative financial instruments are with parties that are lenders under its bank credit facility. The Company is not required to provide any credit support to its counterparties other than cross collateralization with the assets securing its bank credit facility. None of the Company’s derivative financial instruments involve payment or receipt of premiums.

As of June 30, 2016, the Company had no outstanding commodity derivatives. The Company had derivative financial instruments outstanding on June 30, 2015 that hedged production for the subsequent twelve month period. None of the Company’s derivative contracts were designated as cash flow hedges. The Company recognized cash settlements and changes in the fair value of its derivative financial instruments as a single component of other income (expenses). The Company recognized gains of $18,000 and $0.7 million related to the change in fair value of its natural gas swap agreements during the three months and six months ended June 30, 2016, respectively. The Company recognized a gain of $0.6 million related to the change in fair value of its natural gas swap agreements during the three and six months ended June 30, 2015. Cash settlements on the Company’s natural gas derivative financial instruments were receipts of $1.1 million and $2.1 million for the three months and six months ended June 30, 2016, respectively. The Company had no cash settlements from derivative financial instruments in the first six months of 2015.

Stock-Based Compensation

Comstock accounts for employee stock-based compensation under the fair value method. Compensation cost is measured at the grant date based on the fair value of the award and is recognized over the award vesting period. During the three months ended June 30, 2016 and 2015, the Company recognized $1.2 million and $2.1 million, respectively, of stock-based compensation expense within general and administrative expenses related to awards of restricted stock and performance stock units to its employees and directors. For the six months ended June 30, 2016 and 2015, the Company recognized $2.5 million and $4.0 million, respectively, of stock-based compensation expense within general and administrative expenses.

During the six months ended June 30, 2016, the Company granted 229,618 shares of restricted stock with a grant date fair value of $1.3 million, or $5.45 per share, to its employees. The fair value of each restricted share on the date of grant was equal to its market price. As of June 30, 2016, Comstock had 354,974 shares of unvested restricted stock outstanding at a weighted average grant date fair value of $15.25 per share. Total unrecognized compensation cost related to unvested restricted stock grants of $4.4 million as of June 30, 2016 is expected to be recognized over a period of 2.1 years.

During the six months ended June 30, 2016, the Company granted 60,013 performance share units (“PSUs”) with a grant date fair value of $0.4 million, or $7.00 per unit, to its employees. As of June 30, 2016, Comstock had 134,627 PSUs outstanding at a weighted average grant date fair value of $22.09 per unit. The number of shares of common stock to be issued related to the PSUs is based on the Company’s stock price performance as compared to its peers which could result in the issuance of anywhere from zero to 269,253 shares of common stock. Total unrecognized compensation cost related to these grants of $1.7 million as of June 30, 2016 is expected to be recognized over a period of 1.7 years.

As of June 30, 2016, Comstock had outstanding options to purchase 11,730 shares of common stock at a weighted average exercise price of $166.10 per share. All of the stock options were exercisable and there were no unrecognized compensation costs related to the stock options as of June 30, 2016. No stock options were granted or exercised during the six months ended June 30, 2016.

Income Taxes

Deferred income taxes are provided to reflect the future tax consequences or benefits of differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using enacted tax rates. The deferred tax provision in the first six months of 2016 related to an increase in the Company’s deferred income tax liability resulting from state tax law changes enacted during the period. In recording deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of its deferred income tax assets will be realized in the future. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be deductible. The Company believes that after considering all the available objective evidence, historical and prospective, with greater weight given to historical evidence, management is not able to determine that it is more likely than not that all of its deferred tax assets will be realized and, therefore, has recorded an a valuation allowance of $17.9 million and $4.9 million against its net federal deferred tax assets and state deferred tax assets (net of the federal tax benefit), respectively, during the six months ended June 30, 2016. The Company will continue to assess the valuation allowance against deferred tax assets considering all available information obtained in future reporting periods.

The following is an analysis of consolidated income tax expense (benefit):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)
Current provision	$15	$420	$29	$483
Deferred provision (benefit)	73	(73,094)	4,519	(114,785)

Provision for (benefit from) income taxes	$88	$(72,674)	$4,548	$(114,302)

The difference between the Company’s effective tax rate and the 35% federal statutory rate is caused by valuation allowances on deferred taxes and state taxes. The impact of these items varies based upon the Company’s projected full year loss and the jurisdictions that are expected to generate the projected losses. The difference between the Company’s customary rate of 35% and the effective tax rate on the loss before income taxes is due to the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)
Tax at statutory rate	35.0%	35.0%	35.0%	35.0%
Tax effect of:
Valuation allowance on deferred tax assets	(22.1)	(3.2)	(48.5)	(2.1)
State income taxes net of federal benefit	(11.8)	3.4	4.2	2.1
Other	0.7	(0.2)	(0.3)	(0.1)

Effective tax rate	1.8%	35.0%	(9.6)%	34.9%

The Company’s federal income tax returns for the years subsequent to December 31, 2011, remain subject to examination. The Company’s income tax returns in major state income tax jurisdictions remain subject to examination for the year ended December 31, 2008 and for various periods subsequent to December 31, 2010. A state tax return in one state jurisdiction is currently under review. The Company has evaluated the preliminary findings in this jurisdiction and believes it is more likely than not that the ultimate resolution of these matters will not have a material effect on the Company’s financial statements. The Company currently believes that all other significant filing positions are highly certain and that all of its other significant income tax positions and deductions would be sustained under audit or the final resolution would not have a material effect on the consolidated financial statements. Therefore, the Company has not established any significant reserves for uncertain tax positions.

Future use of the Company’s federal and state net operating loss carryforwards may be limited in the event that a cumulative change in the ownership of Comstock’s common stock by more than 50% occurs within a three-year period. Such a change in ownership could result in a substantial portion of Comstock’s net operating loss carryforwards being eliminated or becoming restricted, and the Company may need to recognize an additional valuation allowance reflecting the restricted use of these net operating loss carryforwards in the period when such an ownership change occurred. In October 2015, the Company established a rights plan to deter ownership changes that would trigger this limitation.

Fair Value Measurements

The Company holds or has held certain items that are required to be measured at fair value. These include cash and cash equivalents held in bank accounts and derivative financial instruments in the form of oil and natural gas price swap agreements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level hierarchy is followed for disclosure to show the extent and level of judgment used to estimate fair value measurements:

Level 1 — Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date.

Level 2 — Inputs used to measure fair value, other than quoted prices included in Level 1, are either directly or indirectly observable as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

Level 3 — Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The Company’s valuation of cash and cash equivalents is a Level 1 measurement. The Company’s natural gas price swap agreements are not traded on a public exchange. Their value is determined utilizing a discounted cash flow model based on inputs that are readily available in public markets and, accordingly, the valuation of these swap agreements is categorized as a Level 2 measurement. There were no price swap agreements outstanding as of June 30, 2016.

As of June 30, 2016, the Company’s financial assets and liabilities accounted for at fair value consisted of cash and cash equivalents of $67.4 million, a Level 1 measurement. As of June 30, 2016, the Company’s other financial instruments, comprised solely of its fixed rate debt, had a carrying value of $1.1 billion and a fair value of $730.2 million. The fair market value of the Company’s fixed rate debt was based on quoted prices as of June 30, 2016, a Level 2 measurement.

Earnings Per Share

Basic earnings per share is determined without the effect of any outstanding potentially dilutive stock options or PSUs and diluted earnings per share is determined with the effect of outstanding stock options and PSUs that are potentially dilutive. Unvested share-based payment awards containing nonforfeitable rights to dividends are considered to be participatory securities and are included in the computation of basic and diluted earnings per share pursuant to the two-class method. PSUs represent the right to receive a number of shares of the Company’s common stock that may range from zero to up to two times the number of PSUs granted on the award date based on the achievement of certain performance measures during a performance period. The number of potentially dilutive shares related to PSUs is based on the number of shares, if any, which would be issuable at the end of the respective period, assuming that date was the end of the contingency period. The treasury stock method is used to measure the dilutive effect of PSUs. Basic and diluted income (loss) per share for the three months and six ended June 30, 2016 and 2015 were determined as follows:

	Three Months Ended June 30,
	2016			2015
	Income	Shares	Per Share	Loss	Shares	Per Share
	(In thousands, except per share amounts)
Net income (loss)	$4,852			$(135,068)
Income allocable to unvested stock grants	(143)			—

Basic and diluted net income (loss) attributable to common stock	$4,709	11,557	$0.41	$(135,068)	9,224	$(14.64)

	Six Months Ended June 30,
	2016			2015
	Loss	Shares	Per Share	Loss	Shares	Per Share
	(In thousands, except per share amounts)
Basic and Diluted net loss attributable to common stock	$(51,725)	10,729	$(4.82)	$(213,570)	9,215	$(23.18)

At June 30, 2016 and December 31, 2015, 354,974 and 314,060 shares of restricted stock, respectively, are included in common stock outstanding as such shares have a nonforfeitable right to participate in any dividends that might be declared and have the right to vote on matters submitted to the Company’s stockholders. Weighted average shares of unvested restricted stock outstanding during the three months and six months ended June 30, 2016 and 2015 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)
Unvested restricted stock	350	309	332	271

Options to purchase common stock and PSUs that were outstanding and that were excluded as anti-dilutive from the determination of diluted earnings per share are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands except per share/unit data)
Weighted average stock options	12	21	12	22
Weighted average exercise price per share	$166.10	$164.75	$166.10	$164.75
Weighted average performance share units	135	134	138	122
Weighted average grant date fair value per unit	$22.10	$45.65	$22.10	$45.65

For the three and six months ended June 30, 2016 and 2015, the excluded options that were anti-dilutive were at exercise prices in excess of the average stock price. Except for the three months ended June 30, 2016, all unvested PSUs were anti-dilutive to earnings and excluded from weighted average shares used in the computation of earnings per share in the periods presented due to the net loss in those periods.

Supplementary Information With Respect to the Consolidated Statements of Cash Flows

For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

The following is a summary of cash payments made for interest and income taxes:

	Six Months Ended June 30,
	2016	2015
	(In thousands)
Interest payments	$58,476	$31,836
Income tax payments	$—	$11

The Company capitalizes interest on its unevaluated oil and gas property costs during periods when it is conducting exploration activity on this acreage. No interest was capitalized during the six months ended June 30, 2016. The Company capitalized interest of $0.9 million for the six months ended June 30, 2015 which reduced interest expense.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under existing generally accepted accounting principles. This new standard is based upon the principal that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. ASU 2014-09 is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted beginning with periods after December 15, 2016 and entities have the option of using either a full retrospective or modified approach to adopt ASU 2014-09. The Company is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements or decided upon the method of adoption.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and sets rules for how this information should be disclosed in the financial statements. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted. The Company has elected to not adopt ASU 2014-15 early and does not expect adoption of ASU 2014-15 to have any impact on its consolidated financial condition or results of operations.

In February 2016, the FASB issued ASU No. 2016-02, Leases, (“ASU 2016-02”). ASU 2016-02 requires lessees to put most leases on their balance sheets, but recognize lease costs in their financial statements in a manner similar to accounting for leases prior to ASC 2016-02. ASU 2016-02 is effective for annual periods ending after December 15, 2018 and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements or decided upon the method of adoption.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, (“ASU 2016-09”). ASU 2016-09 will change how companies account for certain aspects of share-based payments, including recognizing the income tax effects of awards in the income statement when the awards vest or are settled. ASC 2016-09 revises guidance on employers’ accounting for employee’s use of shares to satisfy the employer’s statutory income tax withholding obligation and the treatment of forfeitures. ASU 2016-09 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted, but all guidance must be adopted in the same period. The Company is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements or decided upon the method of adoption.

(2) STOCKHOLDERS’ EQUITY —

On March 24, 2016, the Company received a notification from the New York Stock Exchange (the “NYSE”) notifying the Company that it was not in compliance with the NYSE’s continued listing standards. The Company is considered below criteria established by the NYSE as a result of the Company’s average stock price trading below $1.00 per share and its average market capitalization being less than $50.0 million, in each case over a consecutive 30 trading-day period. The Company has submitted and the NYSE has accepted a business plan to regain compliance with the NYSE’s continued listing standards. Comstock may regain compliance with the NYSE’s stock price standard at any time during a six-month cure period commencing on receipt of the NYSE notification if its common stock has a closing stock price of at least $1.00 and an average closing stock price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or the last trading day of the cure period. The Company must regain compliance with respect to its market capitalization within eighteen months of receipt of the NYSE notification. Failure to regain compliance with the NYSE’s continued listing standards within the applicable time periods will result in the commencement of suspension and delisting procedures. On July 29, 2016, Comstock completed a one-for-five (1:5) reverse split of its common stock to address the minimum stock price requirement.

At the Company’s 2016 annual meeting of stockholders, the stockholders approved an amendment to the Company’s restated articles of incorporation to increase the authorized shares of common stock to 50 million shares (such number adjusted for the one-for-five (1:5) reverse stock split).

(3) LONG-TERM DEBT —

At June 30, 2016, long-term debt was comprised of:

(In thousands)
7 3⁄4 % Senior Notes due 2019:
Principal	$288,516
Premium, net of amortization	2,325
Debt issue costs, net of amortization	(2,464)
9 1⁄2 % Senior Notes due 2020:
Principal	174,607
Discount, net of amortization	(4,008)
Debt issue costs, net of amortization	(1,913)
10% Senior Secured Notes due 2020:
Principal	700,000
Debt issue costs, net of amortization	(11,873)

$1,145,190

In March 2015, Comstock issued $700.0 million of 10% senior secured notes (the “Secured Notes”) which are due on March 15, 2020. Interest on the Secured Notes is payable semi-annually on each March 15 and September 15. Net proceeds from the issuance of the Secured Notes of $683.8 million were used to retire the Company’s bank credit facility and for general corporate purposes. Comstock also has outstanding (i) $288.5 million of 7 3⁄4% senior notes (the “2019 Notes”) which are due on April 1, 2019 and bear interest which is payable semi-annually on each April 1 and October 1 and (ii) $174.6 million of 9 1⁄2% senior notes (the “2020 Notes”) which are due on June 15, 2020 and bear interest which is payable semi-annually on each June 15 and December 15. The Secured Notes are secured on a first-priority basis equally and ratably with the Company’s revolving credit facility described below, subject to payment priorities in favor of the revolving credit facility by the collateral securing the revolving credit facility, which consists of, among other things, at least 80% of the Company’s and its subsidiaries’ oil and gas properties. The Secured Notes, the 2019 Notes and the 2020 Notes are general obligations of Comstock and are guaranteed by all of Comstock’s subsidiaries. Such subsidiary guarantors are 100% owned and all of the guarantees are full and unconditional and joint and several obligations. There are no restrictions on the ability of Comstock to obtain funds from its subsidiaries through dividends or loans. As of June 30, 2016, Comstock had no material assets or operations which are independent of its subsidiaries.

During the six months ended June 30, 2016, Comstock has retired $87.5 million in principal amount of the 2019 Notes and $19.8 million of the 2020 Notes in exchange in the aggregate for the issuance of 2,748,403 shares of common stock and $3.5 million in cash. A gain of $89.6 million was recognized on the exchanges and purchases of the 2019 Notes and the 2020 Notes during the six months ended June 30, 2016 for the difference between the market value of the stock on the closing date of the exchanges and sales and the net carrying value of the debt and the related net premium and net debt issuance costs. The gain is included in the net gain on extinguishment of debt, which is reported as a component of other income (loss). During the six months ended June 30, 2015, the Company purchased $16.8 million in principal amount of the 2020 Notes for $7.8 million. The gain of $8.2 million recognized on the purchase of the 2020 Notes and the loss resulting from the write-off of deferred loan costs associated with the Company’s bank credit facility of $3.7 million are included in the net gain on extinguishment of debt.

Comstock has a $50.0 million revolving credit facility with Bank of Montreal and Bank of America, N.A. The revolving credit facility is a four year credit commitment that matures on March 4, 2019. Indebtedness under the revolving credit facility is guaranteed by all of the Company’s subsidiaries and is secured by substantially all of Comstock’s and its subsidiaries’ assets. Borrowings under the revolving credit facility bear interest, at Comstock’s option, at either (1) LIBOR plus 2.5% or (2) the base rate (which is the higher of the administrative agent’s prime rate, the federal funds rate plus 0.5% or 30 day LIBOR plus 1.0%) plus 1.5%. A commitment fee of 0.5% per annum is payable quarterly on the unused credit line. The revolving credit facility contains covenants that, among other things, restrict the payment of cash dividends and repurchases of common stock, limit the amount of additional debt that Comstock may incur and limit the Company’s ability to make certain loans, investments and divestitures. The only financial covenants are the maintenance of a current ratio of at least 1.0 to 1.0 and the maintenance of an asset coverage ratio of proved developed reserves to total debt outstanding under the revolving credit facility of at least 2.5 to 1.0. The Company was in compliance with these covenants as of June 30, 2016.

(4) COMMITMENTS AND CONTINGENCIES —

From time to time, Comstock is involved in certain litigation that arises in the normal course of its operations. The Company records a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company does not believe the resolution of these matters will have a material effect on the Company’s financial position or results of operations.

The Company has entered into natural gas transportation and treating agreements through July 2019. Maximum commitments under these transportation agreements as of June 30, 2016 totaled $5.3 million.

(5) SUBSEQUENT EVENTS —

On August 1, 2016 the Company filed with the Securities and Exchange Commission a registration statement on Form S-4 and commenced an exchange offer (the “Exchange Offer”) of new secured notes, and in certain instances warrants, in exchange for all of the Company’s Secured Notes, 2019 Notes and 2020 Notes. The Company is offering to exchange (i) new senior secured notes and warrants for the $700.0 million principal amount of the Secured Notes and (ii) second lien convertible notes for $463.1 million principal amount of the 2019 Notes and 2020 Notes. The new notes would contain the same interest rates and maturity dates as the existing notes but would in certain circumstances and terms allow the Company to pay the interest in-kind and with respect to the new second lien notes, subject to the Company obtaining stockholder approval, be convertible into shares of the Company’s common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Comstock Resources, Inc.

We have audited the accompanying consolidated balance sheets of Comstock Resources, Inc. and subsidiaries as of December 31, 2014 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comstock Resources, Inc. and subsidiaries at December 31, 2014 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Comstock Resources, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 26, 2016 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Dallas, Texas

February 26, 2016,

except for Notes 1, 6, 7 and 11 as to the effect of

the reverse stock split, as to which the date is August 1, 2016.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2014 and 2015

	December 31,
	2014	2015
	(In thousands)
ASSETS

Cash and Cash Equivalents	$2,071	$134,006
Accounts Receivable:
Oil and gas sales	32,849	15,241
Joint interest operations	16,192	3,552
Derivative Financial Instruments	—	1,446
Other Current Assets	10,105	1,993

Total current assets	61,217	156,238
Property and Equipment:
Unevaluated oil and gas properties	201,459	84,144
Oil and gas properties, successful efforts method	4,282,088	4,332,222
Other	19,630	19,521
Accumulated depreciation, depletion and amortization	(2,305,008)	(3,397,467)

Net property and equipment	2,198,169	1,038,420
Other Assets	5,160	1,192

	$2,264,546	$1,195,850

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts Payable	$117,329	$57,276
Accrued Expenses	44,842	38,444

Total current liabilities	162,171	95,720
Long-term Debt	1,060,654	1,249,330
Deferred Income Taxes Payable	154,547	1,965
Reserve for Future Abandonment Costs	14,900	20,093
Other Non-Current Liabilities	2,002	—

Total liabilities	1,394,274	1,367,108
Commitments and Contingencies
Stockholders’ Equity (Deficit):
Common stock—$0.50 par, 15,000,000 shares authorized, 9,371,683 and 9,544,035 shares issued and outstanding at December 31, 2014 and 2015, respectively	4,686	4,772
Additional paid-in capital	499,177	504,670
Accumulated earnings (deficit)	366,409	(680,700)

Total stockholders’ equity (deficit)	870,272	(171,258)

	$2,264,546	$1,195,850

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2013, 2014 and 2015

	2013	2014	2015

	(In thousands, except per share amounts)

Natural gas sales	$188,453	$165,461	$109,753
Oil sales	231,837	389,770	142,669

Total oil and gas sales	420,290	555,231	252,422
Operating expenses:
Production taxes	14,524	23,797	10,286
Gathering and transportation	17,245	12,897	14,298
Lease operating	52,844	60,283	64,502
Exploration	33,423	19,403	70,694
Depreciation, depletion and amortization	337,134	378,275	321,323
General and administrative, net	34,767	32,379	23,541
Impairment of oil and gas properties	652	60,268	801,347
Loss on sale of oil and gas properties	2,033	—	112,085

Total operating expenses	492,622	587,302	1,418,076

Operating loss	(72,332)	(32,071)	(1,165,654)
Other income (expenses):
Gain on sale of marketable securities	7,877	—	—
Gain (loss) from derivative financial instruments	(8,388)	8,175	2,676
Net gain (loss) on extinguishment of debt	(17,854)	—	78,741
Other income	1,059	727	1,275
Interest expense	(73,242)	(58,631)	(118,592)

Total other income (expenses)	(90,548)	(49,729)	(35,900)

Loss from continuing operations before income taxes	(162,880)	(81,800)	(1,201,554)
Benefit from income taxes	56,157	24,689	154,445

Loss from continuing operations	(106,723)	(57,111)	(1,047,109)
Income from discontinued operations, net of income taxes	147,752	—	—

Net income (loss)	$41,029	$(57,111)	$(1,047,109)

Net income (loss) per share:
Basic and diluted —loss from continuing operations	$(11.09)	$(6.20)	$(113.53)
—income from discontinued operations	15.36	—	—

—net income (loss)	$4.27	$(6.20)	$(113.53)

Dividends per common share	$1.88	$2.50	$—

Basic and diluted weighted average shares outstanding	9,311	9,309	9,223

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2013, 2014 and 2015

	2013	2014	2015

	(In thousands)

Net income (loss)	$41,029	$(57,111)	$(1,047,109)
Other comprehensive income (loss):
Realized gains on marketable securities reclassified to gain on sale of marketable securities, net of a benefit from income taxes of $2,757 in 2013	(5,120)	—	—
Unrealized gains on marketable securities, net of a provision for income taxes of $377 in 2013	702	—	—

Other comprehensive loss	(4,418)	—	—

Total comprehensive income (loss)	$36,611	$(57,111)	$(1,047,109)

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2013, 2014 and 2015

	Common Shares	Common Stock- Par Value	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income	Total

	(In thousands)

Balance at December 31, 2012	9,682	$4,841	$499,958	$424,317	$4,418	$933,534
Stock-based compensation	3	2	12,783	—	—	12,785
Tax withholdings related to stock grants	(22)	(11)	(1,669)	—	—	(1,680)
Excess income taxes from stock-based compensation	—	—	(2,016)	—	—	(2,016)
Repurchases of common stock	(127)	(64)	(9,168)	—	—	(9,232)
Net income	—	—	—	41,029	—	41,029
Other comprehensive loss	—	—	—	—	(4,418)	(4,418)
Dividends paid	—	—	—	(17,997)	—	(17,997)

Balance at December 31, 2013	9,536	4,768	499,888	447,349	—	952,005
Stock-based compensation	62	31	10,666	—	—	10,697
Tax withholdings related to stock grants	(26)	(13)	(2,336)	—	—	(2,349)
Excess income taxes from stock-based compensation	—	—	(1,055)	—	—	(1,055)
Repurchases of common stock	(200)	(100)	(7,986)	—	—	(8,086)
Net loss	—	—	—	(57,111)	—	(57,111)
Dividends paid	—	—	—	(23,829)	—	(23,829)

Balance at December 31, 2014	9,372	4,686	499,177	366,409	—	870,272
Stock-based compensation	188	94	8,055	—	—	8,149
Tax withholdings related to stock grants	(16)	(8)	(518)	—	—	(526)
Excess income taxes from stock-based compensation	—	—	(2,044)	—	—	(2,044)
Net loss	—	—	—	(1,047,109)	—	(1,047,109)

Balance at December 31, 2015	9,544	$4,772	$504,670	$(680,700)	$—	$(171,258)

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2013, 2014 and 2015

	2013	2014	2015

CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net income (loss)	$41,029	$(57,111)	$(1,047,109)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations	(147,752)	—	—
Loss (gain) on sale of assets	(5,844)	—	112,085
Deferred income taxes	(56,291)	(24,677)	(155,249)
Dry hole costs, leasehold impairments and other exploration costs	32,984	19,003	70,694
Impairment of oil and gas properties	652	60,268	801,347
Depreciation, depletion and amortization	337,134	378,275	321,323
(Gain) loss on derivative financial instruments	8,388	(8,175)	(2,676)
Cash settlements of derivative financial instruments	2,293	9,145	1,230
Net loss (gain) on extinguishment of debt	17,854	—	(78,741)
Amortization of debt discount, premium and issuance costs	6,074	4,097	5,144
Stock-based compensation	12,785	10,697	8,149
Excess income taxes from stock-based compensation	2,016	1,055	2,044
Decrease (increase) in accounts receivable	(12,674)	2,221	30,248
Decrease (increase) in other current assets	3,459	(7,366)	8,112
Increase (decrease) in accounts payable and accrued expenses	26,887	13,552	(46,515)

Net cash provided by continuing operations	268,994	400,984	30,086
Net cash used for discontinued operations	(7,715)	—	—

Net cash provided by operating activities	261,279	400,984	30,086

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(422,244)	(634,787)	(264,210)
Proceeds from sales of oil and gas properties	174	—	102,485
Proceeds from sales of marketable securities	13,392	—	—

Net cash used for continuing operations	(408,678)	(634,787)	(161,725)
Cash flow from investing activities of discontinued operations:
Capital expenditures	(101,037)	—	—
Proceeds from sale of oil and gas properties	823,072	—	—

Net cash provided by discontinued operations	722,035	—	—

Net cash provided by (used for) investing activities	313,357	(634,787)	(161,725)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings	305,000	370,750	790,000
Principal payments on debt	(835,000)	(100,000)	(507,655)
Costs related to extinguishment of debt	(12,471)	—	—
Debt issuance costs	(2,744)	(2,524)	(16,201)
Tax withholding related to stock grants	(1,680)	(2,349)	(526)
Repurchases of common stock	(9,232)	(8,086)	—
Excess income taxes from stock-based compensation	(2,016)	(1,055)	(2,044)
Dividends paid	(17,997)	(23,829)	—

Net cash provided by (used for) financing activities	(576,140)	232,907	263,574

Net increase (decrease) in cash and cash equivalents	(1,504)	(896)	131,935
Cash and cash equivalents, beginning of the year	4,471	2,967	2,071

Cash and cash equivalents, end of the year	$2,967	$2,071	$134,006

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Accounting policies used by Comstock Resources, Inc. and subsidiaries reflect oil and natural gas industry practices and conform to accounting principles generally accepted in the United States of America.

Basis of Presentation and Principles of Consolidation

Comstock Resources, Inc. and its subsidiaries are engaged in oil and natural gas exploration, development and production, and the acquisition of producing oil and natural gas properties. The Company’s operations are primarily focused in Texas, Louisiana and Mississippi. The consolidated financial statements include the accounts of Comstock Resources, Inc. and its wholly owned or controlled subsidiaries (collectively, “Comstock” or the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for its undivided interest in oil and gas properties using the proportionate consolidation method, whereby its share of assets, liabilities, revenues and expenses are included in its financial statements.

The Company’s Board of Directors has authorized a one-for-five (1:5) reverse split of its issued and outstanding common stock which became effective on July 29, 2016. All amounts disclosed in these financial statements have been adjusted to give effect to the effect of this reverse stock split in all periods.

Reclassifications

Certain reclassifications have been made to prior periods’ financial statements, consisting primarily of reclassifications of the presentation of debt issuance costs as a reduction in long term debt and presentation of current deferred income taxes as non-current due to the early adoption of new accounting standards.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates. Changes in the future estimated oil and natural gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analyses could have a significant impact on the future results of operations.

Concentration of Credit Risk and Accounts Receivable

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents, accounts receivable and derivative financial instruments. The Company places its cash with high credit quality financial institutions and its derivative financial instruments with financial institutions and other firms that management believes have high credit ratings. Substantially all of the Company’s accounts receivable are due from either purchasers of oil and gas or participants in oil and gas wells for which the Company serves as the operator. Generally, operators of oil and gas wells have the right to offset future revenues against unpaid charges related to operated wells. Oil and gas sales are generally unsecured. The Company’s policy is to assess the collectability of its receivables based upon their age, the credit quality of the purchaser or participant and the potential for revenue offset. The Company has not had any significant credit losses in the past and believes its accounts receivable are fully collectible. Accordingly, no allowance for doubtful accounts has been provided.

Marketable Securities

During 2013, the Company sold 600,000 shares of Stone Energy Corporation common stock for proceeds of $13.4 million. Realized gains before income taxes of $7.9 million on these sales during 2013 are included in gain on sale of marketable securities in the consolidated statements of operations.

Other Current Assets

Other current assets at December 31, 2014 and 2015 consist of the following:

	As of December 31,
	2014	2015
	(In thousands)
Settlements receivable on derivative financial instruments	$7,890	$—
Pipe and oil field equipment inventory	1,379	1,198
Other	836	795

	$10,105	$1,993

Fair Value Measurements

Certain accounts within the Company’s consolidated balance sheets are required to be measured at fair value on a recurring basis. These include cash equivalents held in bank accounts and derivative financial instruments in the form of oil and natural gas price swap agreements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level hierarchy is followed for disclosure to show the extent and level of judgment used to estimate fair value measurements:

Level 1 – Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date.

Level 2 – Inputs used to measure fair value, other than quoted prices included in Level 1, are either directly or indirectly observable as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

Level 3 – Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The Company’s cash and cash equivalents valuation is based on Level 1 measurements. The Company’s oil and natural gas price swap agreements were not traded on a public exchange, and their value is determined utilizing a discounted cash flow model based on inputs that are readily available in public markets and, accordingly, the valuation of these swap agreements is categorized as a Level 2 measurement.

The following table summarizes financial assets accounted for at fair value as of December 31, 2015:

	Carrying Value Measured at Fair Value at December 31, 2015	Level 1	Level 2
	(In thousands)
Assets measured at fair value on a recurring basis:
Cash and cash equivalents	$134,006	$134,006	$—
Derivative financial instruments	1,446	—	1,446

Total assets	$135,452	$134,006	$1,446

At December 31, 2015, the Company had natural gas price swap agreements covering approximately 1.8 Bcf of natural gas to be produced in 2016 with a fair value of $1.4 million. The Company has recognized an asset for this amount and has recognized a corresponding gain representing the change in fair value of its natural gas swaps as a component of other income (expense). The Company had no derivative financial instruments outstanding at December 31, 2014.

The following table presents the carrying amounts and estimated fair value of the Company’s long-term debt as of December 31, 2014 and 2015:

	2014	2015
	(In thousands)
Fixed rate debt:
Principal amount	$700,000	$1,270,457
Discount or premium	(4,555)	(1,457)

Carrying value	$695,445	$1,269,000

Fair Value	$453,000	$428,767

Variable rate debt:
Carrying value	$375,000	$—

Fair value	$375,000	$—

The fair market value of the Company’s fixed rate debt was based on quoted prices as of December 31, 2014 and 2015, a Level 2 measurement. The fair value of the floating rate debt outstanding at December 31, 2014 approximated its carrying value, a Level 2 measurement.

Property and Equipment

The Company follows the successful efforts method of accounting for its oil and gas properties. Costs incurred to acquire oil and gas leasehold are capitalized. Acquisition costs for proved oil and gas properties, costs of drilling and equipping productive wells, and costs of unsuccessful development wells are capitalized and amortized on an equivalent unit-of-production basis over the life of the remaining related oil and gas reserves. Equivalent units are determined by converting oil to natural gas at the ratio of one barrel of oil for six thousand cubic feet of natural gas. This conversion ratio is not based on the price of oil or natural gas, and there may be a significant difference in price between an equivalent volume of oil versus natural gas. Amortization is calculated at the field level. The estimated future costs of dismantlement, restoration, plugging and abandonment of oil and gas properties and related facilities disposal are capitalized when asset retirement obligations are incurred and amortized as part of depreciation, depletion and amortization expense. The costs of unproved properties which are determined to be productive are transferred to proved oil and gas properties and amortized on an equivalent unit-of-production basis. Exploratory expenses, including geological and geophysical expenses and delay rentals for unevaluated oil and gas properties, are charged to expense as incurred. Unproved oil and gas properties are periodically assessed for impairment on a property by property basis, and any impairment in value is charged to exploration expense. During 2013, 2014 and 2015, impairment charges of $33.0 million, $0.5 million and $68.9 million, respectively, were recognized in exploration expense related to certain leases that the Company no longer expects to drill on. Exploratory drilling costs are initially capitalized as unproved property but charged to expense if and when the well is determined not to have found commercial quantities of proved oil and gas reserves. Exploratory drilling costs are evaluated within a one-year period after the completion of drilling.

The Company periodically assesses the need for an impairment of the costs capitalized for its evaluated oil and gas properties on a property or cost center basis. If impairment is indicated based on undiscounted expected future cash flows attributable to the property, then a provision for impairment is recognized to the extent that net capitalized costs exceed the estimated fair value of the property. The Company determines the fair values of its oil and gas properties using a discounted cash flow model and proved and risk-adjusted probable reserves. Undrilled acreage is valued based on sales transactions in comparable areas. At December 31, 2015, the Company excluded probable undeveloped reserves from its impairment analysis given the Company’s limited capital resources available for future drilling activities. Significant Level 3 assumptions associated with the calculation of discounted future cash flows included in the cash flow model include management’s outlook for oil and natural gas prices, production costs, capital expenditures, and future production as well as estimated proved reserves and risk-adjusted probable reserves. Management’s oil and natural gas price outlook is developed based on third-party longer-term price forecasts as of each measurement date. The expected future net cash flows are discounted using an appropriate discount rate in determining a property’s fair value. The oil and natural gas prices used for determining asset impairments will generally differ from those used in the standardized measure of discounted future net cash flows because the standardized measure requires the use of an average price based on the first day of each month of the preceding year and is limited to proved reserves.

In 2015, reductions to management’s oil and natural gas price outlook resulted in indications of impairment of the Company’s oil properties in South Texas and Mississippi, and certain of its natural gas properties in Texas and Louisiana. The following table presents the fair value and impairments recorded by the Company in the third quarter and fourth quarter of 2015, as well as the average oil price per barrel and gas price per thousand cubic feet over the life of the properties and the applicable discount rates utilized in the Company’s assessments:

	Fair Value	Impairment	Management’s Price Outlook		Annual Discount Rate
			Oil	Gas
	(In thousands)		(Per barrel)	(Per Mcf)
Impairments recorded at September 30, 2015:
Oil properties	$330,257	$405,308	$73.70	$4.04	10%-20%
Natural gas properties	$61,625	$139,406	$75.91	$3.91	10%-20%

Impairments recorded at December 31, 2015:
Oil properties	$3,030	$16,036	$73.48		10%-20%
Natural gas properties	$123,926	$238,210	$70.76	$3.74	10%-20%

In the aggregate we recognized impairments of $801.3 million related to our evaluated oil and gas properties in 2015. In 2014, the Company recognized impairment charges of $60.3 million on certain of its oil and gas properties which had a fair value of $18.0 million.

It is reasonably possible that the Company’s estimates of undiscounted future net cash flows attributable to its oil and gas properties may change in the future. The primary factors that may affect estimates of future cash flows include future adjustments, both positive and negative, to proved and appropriate risk-adjusted probable and possible oil and gas reserves, results of future drilling activities, future prices for oil and natural gas, and increases or decreases in production and capital costs. As a result of these changes, there may be further impairments in the carrying values of these or other properties. Specifically, as part of the impairment review performed at December 31, 2015, the Company observed that a decline in excess of 30% in its future cash flow estimates for its Eagleville field in South Texas could result in an additional impairment being recorded in an amount that could be at least $130.0 million.

Other property and equipment consists primarily of gas gathering systems, computer equipment, furniture and fixtures and an airplane which are depreciated over estimated useful lives ranging from three to 31 1⁄2 years on a straight-line basis. In January 2015, the Company purchased a 20% interest in an airplane that previously had been owned 80% by the Company and 20% by two executive officers of the Company. The purchase price for the 20% interest of $1.7 million was based on the then fair market value of the airplane determined by a third party. This related party transaction was approved by the Company’s audit committee and board of directors.

Other Assets

Other assets primarily consist of deferred costs associated with the Company’s bank credit facility. These costs are amortized over the life of the bank credit facility on a straight-line basis which approximates the amortization that would be calculated using an effective interest rate method.

Accrued Expenses

Accrued expenses at December 31, 2014 and 2015 consist of the following:

	As of December 31,
	2014	2015
	(In thousands)
Accrued drilling costs	$26,269	$5,306
Accrued interest payable	9,011	29,075
Accrued rig termination fees	2,600	—
Other	6,962	4,063

	$44,842	$38,444

Reserve for Future Abandonment Costs

The Company’s asset retirement obligations relate to future plugging and abandonment costs of its oil and gas properties and related facilities disposal. The Company records a liability in the period in which an asset retirement obligation is incurred, in an amount equal to the estimated fair value of the obligation that is capitalized. Thereafter, this liability is accreted up to the final retirement cost. Accretion of the discount is included as part of depreciation, depletion and amortization in the accompanying consolidated statements of operations.

The following table summarizes the changes in the Company’s total estimated liability:

	2014	2015
	(In thousands)
Reserve for Future Abandonment Costs at beginning of the year	$14,534	$14,900
New wells placed on production	1,480	310
Changes in estimates and timing	(1,796)	4,927
Liabilities settled and assets disposed of	(153)	(717)
Accretion expense	835	673

Reserve for Future Abandonment Costs at end of the year	$14,900	$20,093

Stock-based Compensation

The Company has stock-based employee compensation plans under which stock awards, comprised of restricted stock and performance share units, are issued to employees and non-employee directors. The Company follows the fair value based method in accounting for equity-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the award vesting period. Excess taxes on stock-based compensation are recognized as an adjustment to additional paid-in capital and as a part of cash flows from financing activities.

Segment Reporting

The Company presently operates in one business segment, the exploration and production of oil and natural gas.

Derivative Financial Instruments and Hedging Activities

The Company accounts for derivative financial instruments (including certain derivative instruments embedded in other contracts) as either an asset or liability measured at its fair value. Changes in the fair value of derivatives are recognized currently in earnings unless specific hedge accounting criteria are met. The Company estimates fair value based on a discounted cash flow model. The fair value of derivative contracts that expire in less than one year are recognized as current assets or liabilities. Those that expire in more than one year are recognized as long-term assets or liabilities. If the derivative is designated as a cash flow hedge, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings.

Major Purchasers

The Company has one major purchaser of its oil production that represented 36%, 35% and 25% of its total oil and gas sales in 2013, 2014 and 2015, respectively. The Company also has one major purchaser of its natural gas production that represented 51%, 53% and 52% of its total oil and gas sales in 2013, 2014 and 2015, respectively. The loss of any of these purchasers would not have a material adverse effect on the Company as there is an available market for its oil and natural gas production from other purchasers.

Revenue Recognition and Gas Balancing

Comstock utilizes the sales method of accounting for oil and natural gas revenues whereby revenues are recognized at the time of delivery based on the amount of oil or natural gas sold to purchasers. Revenue is typically recorded in the month of production based on an estimate of the Company’s share of volumes produced and prices realized. The amount of oil or natural gas sold may differ from the amount to which the Company is entitled based on its revenue interests in the properties. The Company did not have any significant imbalance positions at December 31, 2014 or 2015. Sales of oil and natural gas generally occur at the wellhead. When sales of oil and gas occur at locations other than the wellhead, the Company accounts for costs incurred to transport the production to the delivery point as operating expenses.

General and Administrative Expenses

General and administrative expenses are reported net of reimbursements of overhead costs that are received from working interest owners of the oil and gas properties operated by the Company of $11.9 million, $13.2 million and $13.9 million in 2013, 2014 and 2015, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis, as well as the future tax consequences attributable to the future utilization of existing tax net operating loss and other types of carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the change in rate is enacted.

Earnings Per Share

Basic earnings per share is determined without the effect of any outstanding potentially dilutive stock options and diluted earnings per share is determined with the effect of outstanding stock options that are potentially dilutive. Unvested share-based payment awards containing nonforfeitable rights to dividends are considered to be participatory securities and included in the computation of basic and diluted earnings per share pursuant to the two-class method. Performance share units (“PSUs”) represent the right to receive a number of shares of the Company’s common stock that may range from zero to up to three times the number of PSUs granted on the award date based on the achievement of certain performance measures during a performance period. The number of potentially dilutive shares related to PSUs is based on the number of shares, if any, which would be issuable at the end of the respective period, assuming that date was the end of the contingency period. The treasury stock method is used to measure the dilutive effect of PSUs.

Basic and diluted earnings per share for 2013, 2014 and 2015 were determined as follows:

	2013			2014			2015
	Income (Loss)	Shares	Per Share	Loss	Shares	Per Share	Loss	Shares	Per Share
	(In thousands except per share data)
Net Loss From Continuing Operations	$(106,723)			$(57,111)			$(1,047,109)
Loss (Income) Allocable to Unvested Stock Grants	3,424			(595)			—

Basic and Diluted Net Loss From Continuing Operations Attributable to Common Stock	$(103,299)	9,311	$(11.09)	$(57,706)	9,309	$(6.20)	$(1,047,109)	9,223	$(113.53)

Net Income From Discontinued Operations	$147,752
Income Allocable to Unvested Stock Grants	(4,742)

Basic and Diluted Net Income From Discontinued Operations Attributable to Common Stock	$143,010	9,311	$15.36

Basic and diluted per share amounts are the same for each of the years ended December 31, 2013, 2014, and 2015 due to the net loss from continuing operations reported during each of those years.

At December 31, 2013, 2014 and 2015, 303,178, 241,505 and 314,060 shares of unvested restricted stock, respectively, are included in common stock outstanding as such shares have a nonforfeitable right to participate in any dividends that might be declared and have the right to vote. Weighted average shares of unvested restricted stock included in common stock outstanding were as follows:

	2013	2014	2015
	(In thousands)

Unvested restricted stock	309	238	293

All stock options and PSUs were anti-dilutive to earnings and excluded from weighted average shares used in the computation of earnings per share due to the net loss from continuing operations in each period.

Options to purchase common stock and PSUs that were outstanding and that were excluded as anti-dilutive from determination of diluted earnings per share were as follows:

	2013	2014	2015
	(In thousands except per share data)
Weighted average anti-dilutive stock options	26	23	20
Weighted average exercise price	$164.50	$164.50	$164.75
Weighted average performance share units	51	100	136
Weighted average grant date fair value per unit	$104.60	$99.40	$35.35

Supplementary Information With Respect to the Consolidated Statements of Cash Flows

For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Cash payments made for interest and income taxes for the years ended December 31, 2013, 2014 and 2015, respectively, were as follows:

	2013	2014	2015
	(In thousands)
Cash Payments:
Interest payments	$83,560	$62,812	$94,177
Income tax payments	$769	$682	$77

The Company capitalizes interest on its unevaluated oil and gas property costs during periods when it is conducting exploration activity on this acreage. The Company capitalized interest of $4.7 million, $10.2 million and $0.9 million in 2013, 2014 and 2015, respectively, which reduced interest expense and increased the carrying value of its unevaluated oil and gas properties.

Discontinued West Texas Operations

In May 2013, the Company sold its oil and gas properties in the Delaware Basin located in Reeves County in West Texas which it acquired in December 2011 and certain other undeveloped leases in West Texas (the “West Texas Properties”) to a third party. The Company received proceeds of $823.1 million and realized a gain of $230.0 million which is reflected as a component of income from discontinued operations in 2013. As a result of this divestiture, the consolidated financial statements and the related notes thereto present the results of the Company’s West Texas Properties as discontinued operations. No general and administrative cost incurred by Comstock was allocated to discontinued operations during the periods presented. Unless indicated otherwise, the amounts presented in the accompanying notes to the consolidated financial statements relate to the Company’s continuing operations.

Income from discontinued operations is comprised of the following:

Year Ended December 31, 2013
(In thousands)
Revenues:
Oil and gas sales	$25,125

Costs and expenses:
Production taxes	1,120
Gathering and transportation	501
Lease operating	9,853
Depletion, depreciation and amortization	8,649
Interest expense(1)	6,346

Total costs and expenses	26,469

Gain on sale	230,008

Income from discontinued operations before income taxes	228,664

Income tax expense:
Current	(2,218)
Deferred	(78,694)

Total income tax expense	(80,912)

Net income from discontinued operations	$147,752

(1)

Interest expense was allocated to discontinued operations based on the ratio of the net assets of discontinued operations to our consolidated net assets plus long-term debt. Interest expense is net of capitalized interest of $2,010 for the year ended December 31, 2013.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under existing generally accepted accounting principles. This new standard is based upon the principal that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. ASU 2014-09 is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted beginning with periods after December 15, 2016 and entities have the option of using either a full retrospective or modified approach to adopt ASU 2014-09. The Company is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements or decided upon the method of adoption.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and sets rules for how this information should be disclosed in the financial statements. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted. The Company does not expect adoption of ASU 2014-15 to have any impact on its consolidated financial condition, results of operations or cash flows.

In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 is effective for annual periods beginning after December 15, 2015 and interim periods thereafter. Early adoption is permitted. The Company has elected to early adopt ASU 2015-03 and accordingly $9.8 million of debt issuance costs have been reclassified from long term assets to long term debt in our consolidated balance sheet as of December 31, 2014.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 requires that all deferred tax assets and liabilities be classified as non-current. ASU 2015-17 also discontinues allocation of valuation allowances between current and noncurrent tax assets. ASU 2015-17 is effective for annual periods beginning after December 15, 2016 and interim periods thereafter. Early adoption is permitted. The Company has elected to retrospectively early adopt ASU 2015-17. The effect of this change did not have a material impact on the Company’s consolidated financial condition.

Subsequent Events

In January 2016, the Company completed an acreage swap with another operator which increased its Haynesville shale acreage by 3,637 net acres in DeSoto Parish, Louisiana including four producing wells (3.5 net). The Company exchanged 2,547 net acres in Atascosa County, Texas including seven producing wells (5.3 net) for the Haynesville shale properties. The swap was an equal value exchange that required no cash outlays.

In February 2016, the Company issued approximately 0.9 million shares of common stock in exchange for $40.0 million in principal amount of the Company’s 7 3⁄4% Senior Notes due 2019.

(2) Acquisitions and Dispositions of Oil and Gas Properties

During 2013, the Company acquired oil and gas leases in Burleson County, Texas for $67.4 million. The Burleson County, Texas acquisition included one producing well and approximately 21,000 net acres which are prospective for oil in the Eagle Ford shale formation. During 2014, the Company commenced drilling operations on these properties and acquired additional interests in certain leases in Burleson County, Texas for approximately $33.9 million. The acquisition included approximately 9,000 net undeveloped acres and an additional 30% working interest in one producing well. Prior to the sale, during 2015, the Company acquired additional acreage, drilled an additional four wells and completed a total of 8 wells on this acreage at a cost of $77.0 million. In 2015, the Company completed the sale of these properties for net proceeds of $102.5 million and recognized a net loss on sale of $112.1 million. Results of operations for these properties were as follows:

	Year Ended December 31,
	2014	2015
	(In thousands)
Total oil and gas sales	$10,542	$18,036
Total operating expenses(1)	(23,260)	(66,251)

Operating loss	$(12,718)	$(48,215)

(1)	Includes direct operating expenses, depreciation, depletion and amortization and exploration expense. Excludes interest expense and general and administrative expenses.

During 2013, the Company acquired oil and gas leases in Mississippi and Louisiana for $53.3 million. The Mississippi and Louisiana acquisition included approximately 51,000 net acres that are prospective for oil in the Tuscaloosa Marine shale formation.

In 2012, the Company entered into a participation agreement with Kohlberg Kravis Roberts & Co L.P. (together with its affiliates, “KKR”) providing for the participation of KKR in Comstock’s future development of certain of its Eagle Ford shale properties in South Texas. Under the terms of the participation agreement, KKR has the right to participate for one-third of Comstock’s working interest in wells drilled on the Company’s acreage comprising its Eagleville field in exchange for KKR paying $25,000 per acre for the net acreage being acquired and one-third of the wells costs. Each well that KKR participates in is intended to earn KKR approximately one-third of the Company’s working interest in approximately 80 acres. The Company received $51.5 million and $28.7 million for acreage and facility costs for new wells drilled subsequent to the closing in 2013 and 2014, respectively. There were no wells drilled under the joint venture in 2015.

In connection with acquisitions of producing oil and gas properties, the Company estimates the value of proved properties based on estimated future net cash flows and discounts them using a market-based rate that the Company determined appropriate at the acquisition date for the various proved reserve categories. Due to the unobservable nature of the inputs, the fair values of the proved oil and gas properties are considered Level 3 fair value measurements.

(3) Oil and Gas Producing Activities

Set forth below is certain information regarding the aggregate capitalized costs of oil and gas properties and costs incurred by the Company for its oil and gas property acquisition, development and exploration activities:

Capitalized Costs

	As of December 31,
	2014	2015
	(In thousands)
Unproved properties	$201,459	$84,144
Proved properties:
Leasehold costs	1,006,839	982,915
Wells and related equipment and facilities	3,275,249	3,349,307
Accumulated depreciation depletion and amortization	(2,298,450)	(3,389,786)

	$2,185,097	$1,026,580

Costs Incurred

	For the Years Ended December 31,
	2013	2014	2015
	(In thousands)
Property Acquisitions:
Unproved property acquisitions	$130,113	$91,960	$12,972
Proved property acquisitions	6,471	2,400	—
Development costs	341,970	440,848	221,265
Exploration costs	439	52,080	12,265

	$478,993	$587,288	$246,502

(4) Long-term Debt

Long-term debt is comprised of the following:

	As of December 31,
	2014	2015
	(In thousands)

Bank credit facility	$375,000	$—
7 3⁄4% senior notes due 2019:
Principal	400,000	376,090
Premium, net of amortization	4,984	3,583
Debt issuance costs, net of amortization	(5,266)	(3,787)
9 1⁄2% senior notes due 2020:
Principal	300,000	194,367
Discount, net of amortization	(9,539)	(5,040)
Debt issuance costs, net of amortization	(4,525)	(2,396)
10% senior secured notes due 2020:
Principal	—	700,000
Debt issuance costs, net of amortization	—	(13,487)

	$1,060,654	$1,249,330

The premium and discount on the senior notes are being amortized over the life of the senior notes using the effective interest rate method. Issuance costs are amortized over the life of the senior notes on a straight-line basis which approximates the amortization that would be calculated using an effective interest rate method.

The following table summarizes Comstock’s principal amount of debt as of December 31, 2015 by year of maturity:

	2016	2017	2018	2019	2020	Thereafter	Total
	(In thousands)
Bank credit facility	$—	$—	$—	$—	$—	$—	$—
7 3⁄4% senior notes	—	—	—	376,090	—	—	376,090
9 1⁄2% senior notes	—	—	—	—	194,367	—	194,367
10% senior secured notes	—	—	—	—	700,000	—	700,000

	$—	$—	$—	$376,090	$894,367	$—	$1,270,457

In March 2015, Comstock issued $700.0 million of 10% senior secured notes (the “Secured Notes”) which are due on March 15, 2020. Interest on the Secured Notes is payable semi-annually on each March 15 and September 15. Net proceeds from the issuance of the Secured Notes of $683.8 million were used to retire the Company’s bank credit facility and for general corporate purposes. Comstock also has outstanding (i) $376.1 million of 7 3⁄4% senior notes (the “2019 Notes”) which are due on April 1, 2019 and bear interest which is payable semi-annually on each April 1 and October 1 and (ii) $194.4 million of 9 1⁄2% senior notes (the “2020 Notes”) which are due on June 15, 2020 and bear interest which is payable semi-annually on each June 15 and December 15. The Secured Notes are secured on a first priority basis equally and ratably with the Company’s revolving credit facility described below, subject to payment priorities in favor of the revolving credit facility by the collateral securing the revolving credit facility, which consists of, among other things, at least 80% of the Company’s and its subsidiaries’ oil and gas properties. The Secured Notes, the 2019 Notes and 2020 Notes are general obligations of Comstock and are guaranteed by all of Comstock’s subsidiaries. Such subsidiary guarantors are 100% owned and all of the guarantees are full and unconditional and joint and several obligations.

There are no restrictions on the Company’s ability to obtain funds from its subsidiaries through dividends or loans. As of December 31, 2015, the Company had no material assets or operations which are independent of its subsidiaries.

During 2015, Comstock purchased $23.9 million in principal amount of the 2019 Notes and $105.6 million in principal amount of the 2020 Notes for an aggregate purchase price of $42.7 million. The gain of $82.4 million recognized on the purchase of the 2019 Notes and 2020 Notes and the loss resulting from the write-off of deferred loan costs associated with Comstock’s prior bank credit facility of $3.7 million are included in the net gain on extinguishment of debt, which is reported as a component of other income (expense).

In connection with the issuance of the Secured Notes, Comstock entered into a $50.0 million revolving credit facility with Bank of Montreal and Bank of America, N.A. The revolving credit facility is a four year commitment that matures on March 4, 2019. Indebtedness under the revolving credit facility is secured by substantially all of the Company’s and its subsidiaries’ assets and is guaranteed by all of its subsidiaries. Borrowings under the revolving credit facility bear interest at Comstock’s option at either (1) LIBOR plus 2.5% or (2) the base rate (which is the higher of the administrative agent’s prime rate, the federal funds rate plus 0.5% or 30 day LIBOR plus 1.0%) plus 1.5%. A commitment fee of 0.5% per annum is payable quarterly on the unused credit line. The revolving credit facility contains covenants that, among other things, restrict the payment of cash dividends and repurchases of common stock, limit the amount of consolidated debt that we may incur and limit the Company’s ability to make certain loans, investments and divestitures. The only financial covenants are the maintenance of a current ratio of at least 1.0 to 1.0 and the maintenance of an asset coverage ratio of proved developed reserves to debt outstanding under the revolving credit facility of at least 2.5 to 1.0. The Company was in compliance with these covenants as of December 31, 2015.

(5) Commitments and Contingencies

Commitments

The Company rents office space and other facilities under noncancelable operating leases. Rent expense for the years ended December 31, 2013, 2014 and 2015 was $1.4 million, $1.5 million and $1.5 million, respectively. Minimum future payments under the leases at December 31, 2015 are as follows:

(In thousands)
2016	1,994
2017	2,021
2018	2,060
2019	1,560
2020	1,560
Thereafter	1,560

$10,755

As of December 31, 2015, the Company had commitments for contracted drilling rigs of $1.6 million through May 2016.

The Company has entered into natural gas transportation and treating agreements through July 2019. Maximum commitments under these transportation agreements as of December 31, 2015 totaled $6.4 million.

Contingencies

From time to time, the Company is involved in certain litigation that arises in the normal course of its operations. The Company records a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company does not believe the resolution of these matters will have a material effect on the Company’s financial position, results of operations or cash flows and no material amounts are accrued relative to these matters at December 31, 2014 or 2015.

(6) Stockholders’ Equity

The authorized capital stock of Comstock consists of 15 million shares of common stock, $0.50 par value per share, and 5 million shares of preferred stock, $10.00 par value per share. The preferred stock may be issued in one or more series, and the terms and rights of such stock will be determined by the Board of Directors. There were no shares of preferred stock outstanding at December 31, 2014 or 2015.

The Company paid dividends to its common stockholders of $18.0 million and $23.8 million in 2013 and 2014, respectively. During 2013, the Board of Directors also approved an open market share repurchase plan to repurchase up to $100.0 million of its common stock on the open market. The Company made open market purchases of 126,219 shares and 200,000 shares with an aggregate cost of $9.2 million and $8.1 million in 2013 and 2014, respectively. The Company did not purchase any shares of its common stock in 2015.

On October 1, 2015, the Company entered into a net operating loss carryforwards (“NOLs”) rights plan (the “Rights Plan”) with American Stock Transfer & Trust Company, LLC, as rights agent. In connection with the adoption of the Rights Plan, the board of directors of the Company declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of the Company’s common stock. The dividend was payable on October 16, 2015 to stockholders of record as of the close of business on October 12, 2015. In addition, one Right automatically attached to each share of common stock issued between the record date and the date when the Rights become exercisable.

The Rights Plan was adopted in an effort to prevent potential significant limitations under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), on Comstock’s ability to utilize its current NOLs to reduce its future tax liabilities. If Comstock experiences an “ownership change,” as defined in Section 382 of the Code, the Company’s ability to fully utilize its NOLs on an annual basis will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could accordingly significantly impair the value of those benefits. The Rights Plan works by imposing a significant penalty upon any person or group that acquires 4.9% or more of the Company’s outstanding common stock without the approval of the board of directors (an “Acquiring Person”). The Rights Plan also gives discretion to the Board to determine that someone is an Acquiring Person even if they do not own 4.9% or more of the outstanding common stock but do own 4.9% or more in value of the Company’s outstanding stock, as determined pursuant to Section 382 of the Code and the regulations promulgated thereunder. Stockholders who currently own 4.9% or more of the Company’s common stock will not trigger the Rights unless they acquire additional shares, subject to certain exceptions set forth in the Rights Plan. In addition, the Board has established procedures to consider requests to exempt certain acquisitions of the Company’s securities from the Rights Plan if the board of directors determines that doing so would not limit or impair the availability of the NOLs or is otherwise in the best interests of the Company.

(7) Stock-based Compensation

The Company grants restricted shares of common stock and performance share units to key employees and directors as part of their compensation under the 2009 Long-term Incentive Plan. Future awards of stock options, restricted stock grants or other equity awards under the 2009 Long-term Incentive Plan are available with up to 191,569 shares of common stock.

During 2013, 2014 and 2015, the Company had $12.8 million, $10.7 million and $8.1 million, respectively, in stock-based compensation expense which is included in general and administrative expenses. The excess income taxes associated with stock-based compensation recognized in additional paid in capital were $2.0 million, $1.1 million and $2.0 million for the years ended December 31, 2013, 2014 and 2015, respectively.

Stock Options

At December 31, 2015, the Company had options outstanding to purchase 11,730 shares of common stock at $166.10 per share. The stock options have a weighted average life of 1 year.

The following table summarizes information related to stock option activity under the Company’s incentive plans for the year ended December 31, 2015:

	Number of Options	Weighted Average Exercise Price
Outstanding at January 1, 2015	23,030	$164.50
Expired or forfeited	(11,300)	$162.90

Outstanding at December 31, 2015	11,730	$166.10

Exercisable at December 31, 2015	11,730	$166.10

There were no stock option exercises in 2013, 2014 or 2015. No stock option has been granted since 2008 and all compensation cost related to stock options has been recognized. Stock options outstanding at December 31, 2014 and 2015 had no intrinsic value based on the closing price for the Company’s common stock at those dates.

Restricted Stock

The fair value of restricted stock grants is amortized over the vesting period, generally one to four years, using the straight-line method. Total compensation expense recognized for restricted stock grants was $9.8 million, $7.3 million and $6.0 million for the years ended December 31, 2013, 2014 and 2015, respectively. The fair value of each restricted share on the date of grant is equal to the fair market price of a share of the Company’s stock.

A summary of restricted stock activity for the year ended December 31, 2015 is presented below:

	Number of Restricted Shares	Weighted Average Grant Price
Outstanding at January 1, 2015	241,505	$99.55
Granted	202,074	$26.70
Vested	(115,349)	$111.15
Forfeitures	(14,170)	$74.25

Outstanding at December 31, 2015	314,060	$49.55

The per share weighted average fair value of restricted stock grants in 2013, 2014 and 2015 was $82.20, $101.20 and $26.70, respectively. Total unrecognized compensation cost related to unvested restricted stock of $5.1 million as of December 31, 2015 is expected to be recognized over a period of 1.8 years. The fair value of restricted stock which vested in 2013, 2014 and 2015 was $7.0 million, $10.0 million and $3.7 million, respectively.

Performance Share Units

The Company issues PSUs as part of its long-term equity incentive compensation. PSU awards can result in the issuance of common stock to the holder if certain performance criteria is met during a performance period. The performance periods consist of one year, two years and three years, respectively. The performance criteria for the PSUs are based on the Company’s annualized total stockholder return (“TSR”) for the performance period as compared with the TSR of certain peer companies for the performance period. The costs associated with PSUs are recognized as general and administrative expense over the performance periods of the awards.

The fair value of PSUs was measured at the grant date using a stochastic process method utilizing the Geometric Brownian Motion Model (“GBM Model”). A stochastic process is a mathematically defined equation that can create a series of outcomes over time. These outcomes are not deterministic in nature, which means that by iterating the equations multiple times, different results will be obtained for those iterations. In the case of the Company’s PSUs, the Company cannot predict with certainty the path its stock price or the stock prices of its peers will take over the future performance periods. By using a stochastic simulation, the Company can create multiple prospective total return pathways, statistically analyze these simulations, and ultimately make inferences to the most likely path the total return will take. As such, because future stock returns are stochastic, or probabilistic with some direction in nature, the stochastic method, specifically the GBM Model, is deemed an appropriate method by which to determine the fair value of the PSUs. Significant assumptions used in this simulation include the Company’s expected volatility and a risk-free interest rate based on U.S. Treasury yield curve rates with maturities consistent with the vesting periods, as well as the volatilities for each of the Company’s peers. Assumptions regarding volatility included the historical volatility of each company’s stock and the implied volatilities of publicly traded stock options. For the PSUs granted in 2014, the valuation inputs included a risk free interest rate of 0.6% and a range of volatilities of 38% to 70%. For the PSUs granted in 2015, the valuation inputs included a risk free rate of 1.1% and a range of volatilities of 37% to 65%.

In 2014, the Company granted 37,792 PSUs with a grant date fair value of $3.7 million, or $99.05 per unit. In 2015, the Company granted 94,250 PSUs with a grant date fair value of $0.7 million, or $7.30 per unit. No PSUs were awarded in 2013. The fair value of PSUs is amortized over the vesting period of one to three years, using the straight-line method. Total compensation expense recognized for PSUs was $3.0 million, $3.4 million and $2.1 million for the years ended December 31, 2013, 2014 and 2015, respectively.

A summary of PSU activity for the year ended December 31, 2015 is presented below:

	Number of PSUs	Weighted Average Grant Price
Outstanding at January 1, 2015	74,614	$99.40
Granted	94,250	$7.30
Unearned or forfeited	(34,943)	$96.35

Outstanding at December 31, 2015	133,921	$35.35

The number of awards assumes a one multiplier. The final number of shares of common stock issued may vary depending upon the performance multiplier, and can result in the issuance of zero to 280,035 shares of common stock based on the achieved performance ranges from zero to two. As of December 31, 2015, there was $2.0 million of total unrecognized expense related to PSUs, which is being amortized through December 31, 2017.

(8) Retirement Plan

The Company has a 401(k) profit sharing plan which covers all of its employees. At its discretion, Comstock may match the employees’ contributions to the plan. Matching contributions to the plan were $702,000, $834,000 and $888,000 for the years ended December 31, 2013, 2014 and 2015, respectively.

(9) Income Taxes

The following is an analysis of the consolidated income tax benefit from continuing operations:

	2013	2014	2015
	(In thousands)
Current	$134	$(12)	$804
Deferred	(56,291)	(24,677)	(155,249)

	$(56,157)	$(24,689)	$(154,445)

Deferred income taxes are provided to reflect the future tax consequences or benefits of differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using enacted tax rates. The difference between the Company’s effective tax rate and the 35% federal statutory rate is caused by non-deductible stock compensation, state taxes and the establishment of a valuation allowance on deferred taxes. The impact of these items varies based upon the Company’s full year loss and the jurisdictions that are expected to generate the projected losses.

In recording deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of its deferred income tax assets will be realized in the future. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be deductible. The Company believes that after considering all the available objective evidence, historical and prospective, with greater weight given to historical evidence, management is not able to determine that it is more likely than not that all of its deferred tax assets will be realized. As a result, in 2015 the Company established an additional valuation allowance of $775.3 million, with a tax effect of $271.4 million for its estimated U.S. federal net operating loss carryforwards and other U.S. federal tax assets and an additional valuation allowance of $215.5 million, with a tax effect of $11.2 million, for its estimated Louisiana state net operating loss carryforwards that are not expected be utilized due to uncertainty of generating taxable income prior to the expiration of the respective U.S. federal and Louisiana state carry-over periods.

The difference between the Company’s customary rate of 35% and the effective tax rate on income from continuing operations is due to the following:

	2013	2014	2015
	(In thousands)
Tax benefit at statutory rate	$(57,008)	$(28,630)	$(420,544)
Tax effect of:
Nondeductible compensation	1,545	756	539
State taxes, net of federal tax benefit	(10,902)	(5,108)	(17,502)
Valuation allowance on deferred tax assets	10,103	8,086	282,869
Other	105	207	193

Total	$(56,157)	$(24,689)	$(154,445)

	2013	2014	2015
Statutory rate	35.0%	35.0%	35.0%
Tax effect of:
Nondeductible compensation	(0.9)	(0.9)	—
State taxes, net of federal tax benefit	6.7	6.2	1.4
Valuation allowance on deferred tax assets	(6.2)	(9.9)	(23.5)
Other	(0.1)	(0.2)	—

Effective tax rate	34.5%	30.2%	12.9%

The tax effects of significant temporary differences representing the net deferred tax liability at December 31, 2014 and 2015 were as follows:

	2014	2015
	(In thousands)
Deferred tax assets:
Property and equipment	$—	$49,116
Net operating loss carryforwards	126,026	255,231
Alternative minimum tax carryforward	20,435	20,435
Other	7,854	8,201

	154,315	332,983
Valuation allowance on deferred tax assets	(46,639)	(329,508)

Deferred tax assets	107,676	3,475

Deferred tax liabilities:
Property and equipment	(259,222)	—
Unrealized hedging income	—	(506)
Other	(3,001)	(4,934)

Deferred tax liabilities	(262,223)	(5,440)

Net deferred tax liability	$(154,547)	$(1,965)

At December 31, 2015, Comstock had the following carryforwards available to reduce future income taxes:

Types of Carryforward	Years of Expiration Carryforward	Amount
		(In thousands)
Net operating loss—U.S. federal	2017 – 2035	$558,718
Net operating loss—Louisiana	2020 – 2035	$1,147,689
Alternative minimum tax credits	Unlimited	$20,435

As of December 31, 2015, the Company had $558.7 million in U.S. federal net operating loss carryforwards. The utilization of $34.7 million of the U.S. federal net operating loss carryforward is limited to approximately $1.1 million per year pursuant to a prior change of control of an acquired company. Accordingly, as of December 31, 2014, a valuation allowance of $23.0 million, with a tax effect of $8.0 million, has been established for the estimated U.S. federal net operating loss carryforwards that will not be utilized as a result of the change in control. As of December 31, 2015, the Company had also established a valuation allowance of $775.3 million, with a tax effect of $271.4 million, against its other U.S. federal net operating loss carryforwards that are not subject to a change in control and other U.S. federal tax assets due to the uncertainty of generating future taxable income prior to the expiration of the carry-over period. In addition, as of December 31, 2015, the Company established a valuation allowance of $957.7 million, with a tax effect of $49.8 million, against its Louisiana state net deferred tax assets due to the uncertainty of generating taxable income in the state of Louisiana prior to the expiration of the carry-over period. As of December 31, 2014, the Company had a valuation allowance of $742.2 million, with a tax effect of $38.6 million, against its Louisiana state deferred tax assets.

Future use of the Company’s federal and state net operating loss carryforwards may be limited in the event that a cumulative change in the ownership of Comstock’s common stock by more than 50% occurs within a three-year period. Such a change in ownership could result in a substantial portion of Comstock’s net operating loss carryforwards being eliminated or becoming restricted, and the Company may need to recognize an additional valuation allowance reflecting the restricted use of the net operating loss carryforwards in the period when such an ownership change occurred. The Company established a rights plan on October 1, 2015 to deter ownership changes that would trigger this limitation.

The Company’s federal income tax returns for the years subsequent to December 31, 2011 remain subject to examination. The Company’s income tax returns in major state income tax jurisdictions remain subject to examination for the year ended December 31, 2008 and various periods subsequent to December 31, 2010. State tax returns in one state jurisdiction are currently under review. The Company currently believes that resolution of these matters will not have a material impact on its financial statements. The Company currently believes that its significant filing positions are highly certain and that all of its other significant income tax filing positions and deductions would be sustained upon audit or the final resolution would not have a material effect on the consolidated financial statements. Therefore, the Company has not established any significant reserves for uncertain tax positions. Interest and penalties resulting from audits by tax authorities have been immaterial and are included in the provision for income taxes in the consolidated statements of operations.

(10) Derivative Financial Instruments and Hedging Activities

Comstock periodically uses swaps, floors and collars to hedge oil and natural gas prices and interest rates. Swaps are settled monthly based on differences between the prices specified in the instruments and the settlement prices of futures contracts. Generally, when the applicable settlement price is less than the price specified in the contract, Comstock receives a settlement from the counterparty based on the difference multiplied by the volume or amounts hedged. Similarly, when the applicable settlement price exceeds the price specified in the contract, Comstock pays the counterparty based on the difference. Comstock generally receives a settlement from the counterparty for floors when the applicable settlement price is less than the price specified in the contract, which is based on the difference multiplied by the volumes hedged. For collars, generally Comstock receives a settlement from the counterparty when the settlement price is below the floor and pays a settlement to the counterparty when the settlement price exceeds the cap. No settlement occurs when the settlement price falls between the floor and cap.

All of the Company’s derivative financial instruments are used for risk management purposes and by policy none are held for trading or speculative purposes. Comstock minimizes credit risk to counterparties of its derivative financial instruments through formal credit policies, monitoring procedures, and diversification. All of Comstock’s derivative financial instruments are with parties that are lenders under its bank credit facility. The Company is not required to provide any credit support to its counterparties other than cross collateralization with the assets securing its bank credit facility. None of the Company’s derivative financial instruments involve payment or receipt of premiums.

During 2013 and 2014, the Company hedged 2,160,000 barrels and 2,438,000 barrels, respectively, of its oil production at an average NYMEX West Texas Intermediate oil price of $98.67 per barrel and $96.56 per barrel, respectively. During 2015, the Company hedged 1,800,000 Mmbtu of its gas production at an average NYMEX Henry Hub natural gas price of $3.20 per Mmbtu.

As of December 31, 2015, the Company had the following outstanding commodity derivatives:

Commodity and Derivative Type	Weighted-Average Contract Price	Contract Volume (Mmbtu)	Contract Period

Natural Gas Swap Agreements	$3.20 per Mmbtu	1,800,000	Jan. 2016 – June 2016

None of the derivative contracts were designated as cash flow hedges. The Company recognizes cash settlements and changes in the fair value of its derivative financial instruments as a single component of other income (expenses).

The gain (loss) on derivative financial instruments was a loss of $8.4 million, a gain of $8.2 million and a gain of $2.7 million for the years ended December 31, 2013, 2014 and 2015, respectively. Cash settlements received on derivative financial instruments were $2.3 million, $9.1 million and $1.2 million for the years ended

December 31, 2013, 2014 and 2015, respectively. The estimated fair value of the Company’s derivative financial instruments, which equaled their carrying value, was an asset of $1.4 million as of December 31, 2015 which was reflected as a current asset based on estimated settlement dates.

(11) Supplementary Quarterly Financial Data (Unaudited)

	2014
	First	Second	Third	Fourth	Total
	(In thousands, except per share data)
Total oil and gas sales	$141,909	$155,723	$144,983	$112,616	$555,231
Operating income (loss)	$20,228	$27,729	$263	$(80,291)	$(32,071)
Net income (loss)	$1,165	$1,898	$(1,903)	$(58,271)	$(57,111)

Income (loss) per share:
Basic and diluted	$0.11	$0.19	$(0.22)	$(6.31)	$(6.20)

	2015
	First	Second	Third	Fourth	Total
	(In thousands, except per share data)
Total oil and gas sales	$66,522	$77,312	$61,360	$47,228	$252,422
Operating loss	$(96,928)	$(182,185)	$(596,026)	$(290,515)	$(1,165,654)
Net income (loss)	$(78,502)	$(135,068)	$(544,996)	$(288,543)	$(1,047,109)

Income (loss) per share:
Basic and diluted	$(8.53)	$(14.64)	$(59.05)	$(31.26)	$(113.53)

Basic and diluted per share amounts are the same for each of the quarters and for the years ended where a net loss was reported.

Results of operations include the following non-routine items of income (expense), which are presented before the effect of income taxes:

	2014
	First	Second	Third	Fourth	Total
	(In thousands)
Impairments of unproved oil and gas properties	$—	$—	$—	$(487)	$(487)
Impairments of proved oil and gas properties	$—	$(256)	$(15)	$(59,997)	$(60,268)

	2015
	First	Second	Third	Fourth	Total
	(In thousands)
Gain (loss) on sale of oil and gas properties	$—	$(111,830)	$52	$(307)	$(112,085)
Net gain (loss) on extinguishment of debt	$(2,735)	$7,267	$51,054	$23,155	$78,741
Impairments of unproved oil and gas properties	$(40,432)	$(23,040)	$(5,090)	$(385)	$(68,947)
Impairments of proved oil and gas properties	$(403)	$(1,984)	$(544,714)	$(254,246)	$(801,347)

(12) Oil and Gas Reserves Information (Unaudited)

Set forth below is a summary of the changes in Comstock’s net quantities of oil and natural gas reserves for its continuing operations for each of the three years in the period ended December 31, 2015:

	2013		2014		2015
	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)
Proved Reserves:
Beginning of year	18,899	437,445	21,976	452,653	20,854	495,266
Revisions of previous estimates	28	23,321	(2,182)	3,998	(5,096)	(41,437)
Extensions and discoveries	5,363	47,581	5,373	78,383	231	168,539
Sales of minerals in place	—	—	—	—	(3,671)	(5,096)
Production	(2,314)	(55,694)	(4,313)	(39,768)	(3,089)	(47,676)

End of year	21,976	452,653	20,854	495,266	9,229	569,596

Proved Developed Reserves:
Beginning of year	8,389	362,426	13,914	344,278	16,247	324,598

End of year	13,914	344,278	16,247	324,598	9,229	311,130

The downward revisions in 2015 were primarily related to the decline in oil and natural gas prices. In 2015 price-related revisions were downward revisions of 4,958 MBbls of oil and 77,659 MMcf of natural gas.

The proved oil and gas reserves utilized in the preparation of the financial statements were estimated by Lee Keeling and Associates, independent petroleum consultants, in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement. All of the Company’s reserves are located onshore in the continental United States of America.

The following table sets forth the standardized measure of discounted future net cash flows relating to proved reserves at December 31, 2014 and 2015:

	2014	2015
	(In thousands)
Cash Flows Relating to Proved Reserves:
Future Cash Flows	$3,891,953	$1,763,146
Future Costs:
Production	(1,260,580)	(705,146)
Development and Abandonment	(571,200)	(362,874)
Future Income Taxes	(192,600)	(1,231)

Future Net Cash Flows	1,867,573	693,895
10% Discount Factor	(776,913)	(321,756)

Standardized Measure of Discounted Future Net Cash Flows	$1,090,660	$372,139

The standardized measure of discounted future net cash flows at the end of 2014 and 2015 was determined based on the simple average of the first of month market prices for oil and natural gas for each year. Prices were $92.55 per barrel of oil and $3.96 per Mcf of natural gas for 2014 and $46.88 per barrel of oil and $2.34 per Mcf of natural gas for 2015. Prices used in determining quantities of oil and natural gas reserves and future cash inflows from oil and natural gas reserves represent prices received at the Company’s sales point. These prices have been adjusted from posted or index prices for both location and quality differences. Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing proved oil and gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. Future income tax expenses are computed by applying the appropriate statutory tax rates to the future pre-tax net cash flows relating to proved reserves, net of the tax basis of the properties involved. The future income tax expenses give effect to permanent differences and tax credits, but do not reflect the impact of future operations.

The following table sets forth the changes in the standardized measure of discounted future net cash flows relating to proved reserves for the years ended December 31, 2013, 2014 and 2015:

	2013	2014	2015
	(In thousands)
Standardized Measure, Beginning of Year	$641,325	$807,217	$1,090,660
Net change in sales price, net of production costs	43,117	5,911	(751,774)
Development costs incurred during the year which were previously estimated	187,643	344,590	157,390
Revisions of quantity estimates	48,411	(40,993)	(111,454)
Accretion of discount	81,434	105,400	114,427
Changes in future development and abandonment costs	(157,207)	(10,909)	14,901
Changes in timing and other	80,348	(19,028)	(44,439)
Extensions and discoveries	291,582	163,559	56,216
Sales of minerals in place	—	—	(43,694)
Sales, net of production costs	(335,677)	(458,254)	(163,336)
Net changes in income taxes	(73,759)	193,167	53,242

Standardized Measure, End of Year	$807,217	$1,090,660	$372,139

Comstock Resources, Inc.

OFFER TO EXCHANGE AND CONSENT SOLICITATION

Senior Secured Toggle Notes due 2020 and

Warrants For Shares of Common Stock

for

Any and All 10% Senior Secured Notes due 2020

(CUSIP Nos. 205768 AK0 and U2038J AC1)

and

7 3⁄4% Convertible Secured PIK Notes due 2019

for

Any and All 7 3⁄4% Senior Notes due 2019

(CUSIP No. 205768 AH7)

and

9 1⁄2% Convertible Secured PIK Notes due 2020

for

Any and All 9 1⁄2% Senior Notes due 2020

(CUSIP No. 205768 AJ3)

PROSPECTUS

August 31, 2016

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until November 29, 2016 all dealers that effect transactions in these securities, whether or not participating in the Exchange Offer may be required to deliver a prospectus.

Requests for assistance in connection with the tender of your old notes pursuant to the Exchange Offer may be directed to the Information and Exchange Agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor | New York, New York 10005

Banks and Brokers Call: (212) 269-5550 | All Others Call Toll-Free: (877) 732-3619

Email: crk@dfking.com

Attention: Peter Aymar

The Dealer Manager for the Exchange Offer is:

BofA Merrill Lynch

Attention: Debt Advisory

The Hearst Building

214 North Tryon Street, 14th Floor

Charlotte, North Carolina 28255

Toll-Free: (888) 292-0070

Collect: (980) 388-4813 and (646) 855-2464

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was, is or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his conduct was unlawful.

With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of the Board of Directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the Nevada Revised Statutes permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Article VI, “Indemnification of Directors, Officers, Employees and Agents,” of the Company’s Amended and Restated Bylaws provides as follows with respect to indemnification of the Company’s directors, officers, employees and agents:

Section 1.   To the fullest extent allowed by Nevada law, any director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article VI does not eliminate or limit the liability of a director for:

(a)   an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or

(b)   the payment of dividends in violation of N.R.S. 78.300.

Section 2.   The Company shall indemnify each director, officer, employee and agent, now or hereafter serving the Company, each former director, officer, employee and agent, and each person who may now or hereafter serve or who may have heretofore served at the Company’s request as a director, officer, employee or agent of another corporation or other business enterprise, and the respective heirs, executors, administrators and personal representatives of each of them against all expenses actually and reasonably incurred by, or imposed upon, him in connection with the defense of any claim, action, suit or proceeding, civil or criminal, against him by reason of his being or having been such director, officer, employee or agent, except in relation to such matters as to which he shall be adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. For purposes hereof, the term “expenses” shall include but not be limited to all expenses, costs, attorneys’ fees, judgments (including adjudications other than on the merits), fines, penalties, arbitration awards, costs of arbitration and sums paid out and liabilities actually and reasonably incurred or imposed in connection with any suit, claim, action or proceeding, and any settlement or compromise thereof approved by the Board of Directors as being in the best interests of the Company. However, in any case in which there is no disinterested majority of the Board of Directors available, the indemnification shall be made: (1) only if the Company shall be advised in writing by counsel that in the opinion of counsel (a) such officer, director, employee or agent was not adjudged or found liable for gross negligence or willful misconduct in the performance of duty as such director, officer, employee or agent or the indemnification provided is only in connection with such matters as to which the person to be indemnified was not so liable, and in the case of settlement or compromise, the same is in the best interests of the Company; and (b) indemnification under the circumstances is lawful and falls within the provisions of these Bylaws; and (2) only in such amount as counsel shall advise the Company in writing is, in his opinion, proper. In making or refusing to make any payment under this or any other provision of these Bylaws, the Company, its directors, officers, employees and agents shall be fully protected if they rely upon the written opinion of counsel selected by, or in the manner designated by, the Board of Directors.

Section 3.   Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee, representative or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in these Bylaws.

Section 4.   The Company may indemnify each person, though he is not or was not a director, officer, employee or agent of the Company, who served at the request of the Company on a committee created by the Board of Directors to consider and report to it in respect of any matter. Any such indemnification may be made under the provisions hereof and shall be subject to the limitations hereof, except that (as indicated) any such committee member need not be nor have been a director, officer, employee or agent of the Company.

Section 5.   The provisions hereof shall be applicable to actions, suits or proceedings (including appeals) commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

Section 6.   The indemnification provisions herein provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, or by law or statute, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.   The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and persons described in Section 4 of this Article above, against any liability asserted against him and incurred by him in any such capacity or arising out of his status, as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of these Bylaws.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)

That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(v)

That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

(3)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

(4)	any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(vi)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(vii)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(viii)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on August 30, 2016.

COMSTOCK RESOURCES, INC.

By:	*
M. Jay Allison Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* M. Jay Allison	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 30, 2016

/s/ ROLAND O. BURNS Roland O. Burns	President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)	August 30, 2016

* Elizabeth B. Davis	Director	August 30, 2016

* David K. Lockett	Director	August 30, 2016

* Cecil E. Martin, Jr.	Director	August 30, 2016

* Frederic D. Sewell	Director	August 30, 2016

* David W. Sledge	Director	August 30, 2016

* Jim L. Turner	Director	August 30, 2016

*By:	/s/ ROLAND O. BURNS
Roland O. Burns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on August 30, 2016.

COMSTOCK OIL & GAS, LP

By:	Comstock Oil and Gas GP, LLC, general partner

	By:	*
M. Jay Allison Manager (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* M. Jay Allison	Manager of General Partner (Principal Executive Officer)	August 30, 2016

/s/ ROLAND O. BURNS Roland O. Burns	Manager of General Partner (Principal Financial Officer and Principal Accounting Officer	August 30, 2016

*By:	/s/ ROLAND O. BURNS
Roland O. Burns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on August 30, 2016.

COMSTOCK OIL & GAS – LOUISIANA, LLC

By:	*
M. Jay Allison Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* M. Jay Allison	Chief Executive Officer and Manager (Principal Executive Officer)	August 30, 2016

/s/ ROLAND O. BURNS Roland O. Burns	President, Chief Financial Officer, Secretary and Manager (Principal Financial and Accounting Officer)	August 30, 2016

*By:	/s/ ROLAND O. BURNS
Roland O. Burns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on August 30, 2016.

COMSTOCK OIL & GAS GP, LLC

By:	*
M. Jay Allison Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* M. Jay Allison	Manager (Principal Executive Officer)	August 30, 2016

/s/ ROLAND O. BURNS Roland O. Burns	Manager (Principal Financial Officer and Principal Accounting Officer)	August 30, 2016

*By:	/s/ ROLAND O. BURNS
Roland O. Burns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on August 30, 2016.

COMSTOCK OIL & GAS INVESTMENTS, LLC

By:	*
M. Jay Allison Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* M. Jay Allison	Chief Executive Officer and Manager (Principal Executive Officer)	August 30, 2016

/s/ ROLAND O. BURNS Roland O. Burns	President, Chief Financial Officer, Secretary and Manager (Principal Financial and Accounting Officer)	August 30, 2016

*By:	/s/ ROLAND O. BURNS
Roland O. Burns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on August 30, 2016.

COMSTOCK OIL & GAS HOLDINGS, INC.

By:	*
M. Jay Allison Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* M. Jay Allison	Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2016

/s/ ROLAND O. BURNS Roland O. Burns	President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)	August 30, 2016

*By:	/s/ ROLAND O. BURNS
Roland O. Burns Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 1995).

3.2

Certificate of Amendment to the Restated Articles of Incorporation dated July 1, 1997 (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

3.3	Certificate of Amendment to the Restated Articles of Incorporation dated May 19, 2009 (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3 dated October 5, 2009).

3.4

Certificate of Designation of Series C Junior Participating Preferred Stock of Comstock Resources, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated October 1, 2015).

3.5	Certificate of Amendment to the Restated Articles of Incorporation dated June 1, 2016 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated July 22, 2016).

3.6	Certificate of Change dated July 20, 2016 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated July 22, 2016).

3.7	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated August 21, 2014).

4.1	Specimen Stock Certificate for Common Stock (incorporated herein by reference to Exhibit 4.1 to Comstock’s Registration Statement on Form S-3 filed with the SEC on December 16, 2003).

4.2

Indenture dated October 9, 2009 between Comstock, the Subsidiary Guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., Trustee for debt securities (incorporated herein by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on October 14, 2009).

4.3

Third Supplemental Indenture dated March 14, 2011 between Comstock Resources, Inc., the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., for the 7 3⁄4% Senior Notes due 2019 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated March 14, 2011).

4.4

Fourth Supplemental Indenture dated June 5, 2012 between Comstock Resources, Inc., the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., for the 9 1⁄2% Senior Notes due 2020 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated June 7, 2012).

4.5

Indenture dated March 13, 2015 between Comstock Resources, Inc., the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., Trustee for the 10% Senior Secured Notes due 2020 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated March 13, 2015).

4.6

Rights Agreement dated October 1, 2015 between Comstock Resources, Inc. and American Stock Transfer & Trust Company LLC, as rights agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated October 1, 2015).

4.7*

Form of First Supplemental Indenture between Comstock Resources, Inc., the Subsidiary Guarantors party thereto and American Stock Transfer & Trust Company, LLC, Trustee for the 10% Senior Secured Notes due 2020.

4.8*

Form of Fifth Supplemental Indenture between Comstock Resources, Inc., the Subsidiary Guarantors party thereto and American Stock Transfer & Trust Company, LLC, Trustee for the 7  3⁄4% Senior Notes due 2019.

4.9*

Form of Sixth Supplemental Indenture between Comstock Resources, Inc., the Subsidiary Guarantors party thereto and American Stock Transfer & Trust Company, LLC, Trustee for the 9 1⁄2% Senior Notes due 2020.

4.10*	Form of Warrant Agreement between Comstock Resources and American Stock Transfer & Trust Company, LLC, as warrant agent.

4.11*	Form of Indenture between Comstock Resources, Inc., the Subsidiary Guarantors party thereto and American Stock Transfer & Trust Company, LLC, Trustee for the Senior Secured Toggle Notes due 2020.

4.12*

Form of Indenture between Comstock Resources, Inc., the Subsidiary Guarantors party thereto and American Stock Transfer & Trust Company, LLC, Trustee for the 7  3⁄4% Convertible Secured PIK Notes due 2019.

4.13*

Form of Indenture between Comstock Resources, Inc., the Subsidiary Guarantors party thereto and American Stock Transfer & Trust Company, LLC, Trustee for the 9  1⁄2% Convertible Secured PIK Notes due 2020.

4.14*

Form of Amended and Restated Priority Lien Intercreditor Agreement between Comstock Resources, Inc., the Grantors party thereto, Bank of Montreal, as pari passu collateral agent, and American Stock Transfer & Trust Company, LLC, Trustee for the new notes and the old notes.

4.15*	Form of Junior Lien Intercreditor Agreement between Bank of Montreal, as priority lien agent, and Bank of Montreal, as second lien collateral agent.

5.1*	Opinion of Locke Lord LLP.

5.2*	Opinion of Woodburn and Wedge.

10.1

Amended and Restated Employment Agreement dated February 24, 2014 by and between Comstock Resources, Inc. and M. Jay Allison (incorporated by reference to Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2013).

Exhibit No.	Description

10.2

Amended and Restated Employment Agreement dated February 24, 2014 by and between Comstock Resources, Inc. and Roland O. Burns (incorporated by reference to Exhibit 10.2 to our Annual Report on Form 10-K for the year ended December 31, 2013).

10.3

Employment Agreement dated February 23, 2015 by and between Comstock Resources, Inc. and Mack D. Good (incorporated by reference to Exhibit 10.3 to our Annual Report on Form 10-K for the year ended December 31, 2015).

10.4

Comstock Resources, Inc. 2009 Long-term Incentive Plan Amended and Restated Effective as of May 7, 2015 (incorporated by reference to Exhibit 10.4 to our Annual Report on Form 10-K for the year ended December 31, 2015).

10.5

Credit Agreement dated March 4, 2015 among Comstock Resources, Inc., as the borrower, the lenders from time to time thereto, and Bank of Montreal as administrative agent and issuing bank (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated March 4, 2015).

10.6

Lease between Stonebriar I Office Partners, Ltd. and Comstock Resources, Inc. dated May 6, 2004 (incorporated by reference to Exhibit 10.24 to our Annual Report on Form 10-K for the year ended December 31, 2004).

10.7

First Amendment to the Lease Agreement dated August 25, 2005, between Stonebriar I Office Partners, Ltd. and Comstock Resources, Inc. (incorporated by reference to Exhibit 10.20 to our Annual Report on Form 10-K for the year ended December 31, 2005).

10.8

Second Amendment to the Lease Agreement dated October 15, 2007 between Stonebriar I Office Partners, Ltd. and Comstock Resources, Inc. (incorporated by reference to Exhibit 10.10 to our Annual Report on Form 10-K for the year ended December 31, 2008).

10.9

Third Amendment to the Lease Agreement dated September 30, 2008 between Stonebriar I Office Partners, Ltd. and Comstock Resources, Inc. (incorporated by reference to Exhibit 10.11 to our Annual Report on Form 10-K for the year ended December 31, 2008).

10.10

Fourth Amendment to the Lease Agreement dated May 8, 2009 between Stonebriar I Office Partners, Ltd. and Comstock Resources, Inc. (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009).

10.11

Fifth Amendment to the Lease Agreement dated June 15, 2011 between Stonebriar I Office Partners, Ltd. and Comstock Resources, Inc. (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

10.12

Base Contract for Sale and Purchase of Natural Gas between Comstock Oil & Gas-Louisiana, LLC and BP Energy Company dated November 7, 2008, as amended by Third Amended and Restated Special Provisions dated January 5, 2010 (incorporated by reference to Exhibit 10.14 to our Annual Report on Form 10-K for the year ended December 31, 2009).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1*	Subsidiaries of Comstock Resources, Inc.

23.1*	Consent of Locke Lord LLP (Included in Exhibit 5.1).

23.2*	Consent of Woodburn and Wedge (Included in Exhibit 5.2)

23.3*	Consent of Ernst & Young LLP.

23.4*	Consent of Lee Keeling and Associates, Inc.

24.1**	Power of Attorney (Included on the Signature Pages of the initial filing of this Form S-4).

25.1*	Statement on Form T-1 of eligibility of Trustee for the Senior Secured Toggle Notes due 2020.

25.2*	Statement on Form T-1 of eligibility of Trustee for the 7 3⁄4% Convertible Secured PIK Notes due 2019.

25.3*	Statement on Form T-1 of eligibility of Trustee for the 9 1⁄2% Convertible Secured PIK Notes due 2020.

99.1*	Form of Letter of Transmittal and Consent

101.INS*	XBRL Instance Document

101.SCH*	XBRL Schema Document

101.CAL*	XBRL Calculation Linkbase Document

101.LAB*	XBRL Labels Linkbase Document

101.PRE*	XBRL Presentation Linkbase Document

101.DEF*	XBRL Definition Linkbase Document

*	Filed herewith.
**	Previously filed as an exhibit to Comstock Resources, Inc.’s Registration Statement on Form S-4 (File No. 333-212795) filed on August 1, 2016.